IDB Development Corporation Ltd.

Periodic Report for 2014

Table of Contents:                                                                                                                                                                                                                                                                                                                                                                                                                                    Page F-:

Auditors’ Report to Shareholders	3-7
Consolidated Statements of Financial Position	8-9
Consolidated Statements of Income	10
Consolidated Statements of Comprehensive Income	11
Statements of Changes in Equity	12-13
Consolidated Statements of Cash Flows	14-15
Notes to the Financial Statements
Note 1-General	16-27
Note 2- Significant Accounting Policies	28-54
Note 3- Investments	55-95
Note 4- Other investments, including derivatives	96
Note 5- Loans, deposits, charged and restricted deposits and debit balances	97
Note 6- Fixed Assets	98-100
Note 7- Investment Property	101-105
Note 8- Trade Receivables	106
Note 9- Inventory	107
Note 10- Intangible Assets	108-111
Note 11- Accounts Receivable and Debit Balances	112
Note 12- Inventory of buildings for sale	112
Note 13- Assets and liabilities of realization groups and other assets and liabilities classified as held-for-sale	113
Note 14- Cash and Cash Equivalents	113
Note 15- Equity and Reserves	114-133
Note 16- Bank Loans and other Financial Liabilities at Amortized Cost	134-213
Note 17- Provisions	214
Note 18- Employee benefits	215-216
Note 19- Accounts Payable and Credit Balances	217
Note 20- Trade Payables	217
Note 21- Financial Instruments	218-239
Note 22- Liens and Guarantees	240-241
Note 23- Contingent Liabilities, Commitments and Lawsuits	242-275
Note 24- Sales and services	276
Note 25- The Group's share of the profits (losses) of investee companies that are treated under the equity method of accounting, net	276

Table of Contents: Page

Note 26- Profit (loss) on disposal and the writing down of investments and assets, and dividends	277
Note 27- Changes in the fair value of investment property	278
Note 28- Financing income and expenses	278-279
Note 29- Cost of sales and services	280
Note 30- Selling and marketing expenses	281
Note 31- Administrative and general expenses	281
Note 32- Taxes on income	282-287
Note 33- Related and Interested Parties	288-317
Note 34- Segments	318-327
Note 35- Events after the date of the statement of financial position	328-343
Appendix to the Financial Statements	344-346

Independent Auditors’ Report
The Board of Directors

IDB Development Corporation Ltd.:

We have audited the accompanying consolidated financial statements of IDB Development Corporation Ltd. (hereinafter: the "Company”) and its subsidiaries, which comprise the consolidated statements of financial position as of December 31, 2014, and the related consolidated statement of income, comprehensive income, changes in equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditors’ Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We did not audit the financial statements of certain consolidated subsidiaries and investee companies. The financial statements of those consolidated subsidiaries reflect total assets constituting 6% percent of consolidated total assets at December 31, 2014, and total income from sales and services constituting 6% percent of consolidated income from sales and services for the year then ended. The Company’s investment in those investee companies at December 31, 2014, was NIS 74 million and its equity in earnings of those investee companies was NIS 10 million for the year then ended. The financial statements of those consolidated subsidiaries and investee companies were audited by other auditors, whose reports were furnished to us, and our opinion, insofar as it relates to the amounts included for those companies, is based solely on the reports of the other auditors. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
In our opinion, based on our audit and the reports of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company and its subsidiaries as of December 31, 2014, and the results of their operations and their cash flows for the year then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Emphasis of Matter
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. We draw your attention to Note 1B to the consolidated financial statements, regarding the Company’s financial condition and the cash requirements needed in order to service its liabilities, the need to reach an agreement with lenders regarding the determination of new financial covenants, the lack of success of the negotiations for the sale of the Company's holdings in Clal Insurance Enterprise Holdings, and the passing of the time that had been set by the Commissioner of Capital Markets, Insurance and Savings at the Ministry of Finance regarding signing of an agreement for the sale of the control nucleus in Clal Insurance Enterprise Holdings. These factors create uncertainties regarding the Company’s ability to execute its business plans and to continue to service its liabilities in an adequate and timely manner and raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1B. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties. Our opinion is not modified with respect to this matter.

By: /s/ Somekh Chaikin
Tel-Aviv, Israel	Somekh Chaikin
March 3, 2016	Member firm of KPMG international
Certified Public Accountants (Israel)

Report of Independent Auditors

To the Shareholders of

IDB TOURISM (2009) LTD.

We have audited the accompanying consolidated financial statements of IDB Tourism (2009) Ltd. (hereinafter – the "Company") and its subsidiaries, which comprise the consolidated statement of financial position as of December 31, 2014, and the related consolidated statements of comprehensive income, changes in equity and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IASB”); this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of IDB Tourism (2009) Ltd. and subsidiaries at December 31, 2014, and the consolidated results of their operations and their cash flows for the year then ended in conformity with International Financial Reporting Standards as issued by the IASB.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 1b to the financial statements, the Company has incurred losses in the amount of approximately NIS 20.3 million during the year ended December 31, 2014, and has working capital deficiency of approximately NIS 348 million as of December 31, 2014. To the best knowledge of the Company's management, there is substantial doubt about the ability of the Parent's Company to continue to operate as a going concern.

These conditions raise substantial doubt about the Company's ability to continue as a going concern (Management's plans in regard to these matters also are described in Note 1b).
The financial statements do not include any adjustments to the carrying amounts and classifications of assets and of liabilities that would result if the Company was unable to continue as a going concern.

By: /s/ KOST FORER GABBAY & KASIERER
Tel-Aviv, Israel	KOST FORER GABBAY & KASIERER
February 4, 2016	A Member of Ernst & Young Global

Report of Independent Auditors
To the Shareholders of

IDB GROUP USA INVESTMENTS, INC.

We have audited the accompanying consolidated financial statements of IDB Group USA Investments, Inc. and subsidiaries, which comprise the consolidated statement of financial position as of December 31, 2014 and the related consolidated statements of comprehensive income, changes in equity and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management is responsible for the preparation and fair presentation of these financial statements in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IASB”); this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of IDB Group USA Investments, Inc. and subsidiaries at December 31, 2014, and the consolidated results of their operations and their cash flows for the year then ended in conformity with International Financial Reporting Standards as issued by the IASB.

By: /s/ KOST FORER GABBAY & KASIERER
Tel-Aviv, Israel	KOST FORER GABBAY & KASIERER
February 4, 2016	A Member of Ernst & Young Global

Consolidated Statements of Financial Position

		December 31
	Note	(2)2014	(2)2013
		NIS millions
Non-current assets
Investments in investee companies accounted for by the equity method	3	3,743	3,741
Other investments, including derivatives	4	2,122	355
Loans, pledged and restricted deposits and debit balances	5	151	93
Fixed assets	6	5,559	5,488
Investment property	7	11,175	9,827
Assets designated for the payment of employee benefits		1	1
Long-term trade receivables	8	476	512
Real estate and other inventory		375	374
Deferred expenses		284	276
Deferred tax assets	32	51	154
Intangible assets	10	4,787	(1)5,394

		28,724	26,215

Current assets
Other investments, including derivatives	4	3,317	2,982
Loans, deposits and pledged and restricted deposits	5	514	667
Receivables and debit balances	11	332	423
Current tax assets		82	29
Trade receivables	8	2,712	3,059
Inventory	9	851	809
Inventory of buildings for sale	12	691	849
Assets of disposal groups and other assets classified as held for sale	13	5	4,779
Cash and cash equivalents	14	3,578	6,313
		12,082	19,910

Total assets		40,806	46,125

(1)	Reclassified - see Note 1.F.(1) below.
(2)	For the principal details regarding subsidiaries whose consolidation was discontinued or applied for the first time in the Company’s financial statements, see Note 3.I.3.b.(1) below.
(3) Retrospective adoption of IFRIC 21, Levies see notes 1.E.(4).a. and 1.F.(1) below.
(4) Non material adjustment of comparative figures, see Note 1.F.(3) below.

The notes attached to the consolidated financial statements constitute an integral part hereof.

IDB Development Corporation Ltd.

Consolidated Statements of Financial Position (Cont.)

		December 31
	Note	(2)2014	(2)2013
		NIS millions
Capital	15
Share capital		-	61
Premium on shares		2,698	2,146
Capital reserves		(86)	(401)
Treasury shares		-	(656)
Accumulated losses		(2,807)	(4)(1,821)
Capital deficit attributed to shareholders of the Company		(195)	(671)
Non-controlling interests		3,539	4,687
		3,344	4,016

Non-current liabilities
Debentures	16	18,721	20,672
Loans from banks and other financial liabilities	16	3,664	4,196
Hybrid financial instrument in respect of non-recourse loan	16	3,069	3,044
Financial liabilities presented at fair value		13	11
Other non-financial liabilities		108	(1) (3)121
Provisions	17	235	(1)132
Deferred tax liabilities	32	1,512	(1)1,457
Employee benefits	18	174	144
		27,496	29,777

Current liabilities
Debentures and current maturities of debentures		3,303	4,527
Credit from banking corporations and current maturities of loans from banks and others	16	1,863	2,482
Financial liabilities presented at fair value		50	101
Payables and credit balances	19	1,881	(1)2,331
Trade payables	20	2,468	(1)2,259
Current tax liabilities		129	155
Overdraft		80	78
Provisions	17	192	(1)234
Liabilities of disposal groups and other liabilities classified as held for sale		-	165
		9,966	12,332

Total capital and liabilities		40,806	46,125

Date of approval of the financial statements: March 3, 2016

IDB Development Corporation Ltd.

Consolidated Statements of Income

		For the year ended December 31
	Note	(2)2014	(1)2013
		NIS millions

Revenues
Sales and services	24	18,545	19,985
The Group's share in the profit of investee companies accounted for by the equity method, net	25	-	62
Gain from realization and increase in value of investments, assets and dividends,	26A.	958	175
Increase in fair value of investment property	27A.	439	417
Other revenues		1	24
Financing income	28A.	1,220	665
		21,163	21,332
Expenses
Cost of sales and services	29	13,221	13,835
Research and development expenses		27	108
Selling and marketing expenses	30	3,503	3,501
General and administrative expenses	31	1,042	1,139
The Group's share in the loss of investee companies accounted for by the equity method, net	25	501	-
Loss from realization, impairment, and write-down of investments and assets	26B.	839	138
Decrease in fair value of investment property	27B.	26	97
Other expenses		11	13
Financing expenses	28B.	2,467	2,433
		21,637	21,264
Profit (loss) before taxes on income		(474)	68
Taxes on income	32	(342)	(3)(305)

Loss for the year from continuing operations		(816)	(237)
Profit from discontinued operations, after tax		64	763
Net profit (loss) for the year		(752)	526

Net profit (loss) for the year attributed to:
The Company’s owners		(973)	(4)(146)
Non-controlling interests		221	(4)(672)
		(752)	526

Earnings (loss) per share to the Company’s owners (5)	15	NIS	NIS
Basic and diluted loss per share from continuing operations		(3.99)	(1)(4) (2.49)
Basic and diluted earnings per share from discontinued operations		0.13	(1)(4) (1.82)
Basic and diluted earnings (loss) per share		(3.86)	(0.67)

(1) For details regarding the deconsolidation of Clal Insurance Enterprise Holdings, dated August 21, 2013, see notes 3.H.5.b. and 3.I.1. below.
(2)	For details regarding the deconsolidation of Given Imaging in February 2014, and regarding the profit generated by the realization of the investment therein, see note 3.H.6.a. below.
(3)	Reclassified - see note 1.F.(2). below.
(4) Non material adjustment of comparative figures, see Note 1.F.(3) below.
(5)
The presented data has been retroactively adjusted, in accordance with the changes in the Company's issued share capital, including the benefit component in the rights issuance subsequent to the date of the statement of financial position. See note 1.F.(4). below.

The notes attached to the consolidated financial statements constitute an integral part hereof.

IDB Development Corporation Ltd.

Consolidated Statements of Comprehensive Income

	For the year ended December 31
	(1)2014	(1) 2013
	NIS millions

Net profit (loss) for the year	(752)	526

Other comprehensive income items after initial recognition under comprehensive income which have been transferred or will be transferred to profit and loss, net of tax
Foreign currency translation differences for foreign operations	348	(263)
Foreign currency translation differences for foreign operations, charged to profit or loss	25	3
Effective part in changes in the fair value of cash flow hedging	10	(12)
Net change in the fair value of cash flow hedging, charged to profit and loss	-	11
The Group's share in other comprehensive income (loss) in respect of investee companies accounted for by the equity method	572	(315)

Total other comprehensive income (loss) after initial recognition under comprehensive income which has been transferred or will be transferred to profit and loss	955	(576)

Other comprehensive income items which will not be transferred to profit and loss, net of tax
Revaluation of fixed assets transferred to investment property	5	7
Actuarial gain (loss) from defined benefit plan	(14)	6
Change, net, in the fair value of financial assets at fair value through comprehensive income	(2)	(8)
The Group's share in other comprehensive income (loss) in respect of investee companies accounted for by the equity method	3	-

Total other comprehensive income (loss) which will not be transferred to profit and loss	(8)	5

Total other comprehensive income (loss) for the year, net of tax	947	(571)

Total comprehensive income (loss) for the year	195	(45)

Attributed to:
The Company’s owners	(359)	(2)(480)
Non-controlling interests	554	(2)435

Comprehensive income (loss) for the year	195	(45)

(1)	For the principal details regarding subsidiaries whose consolidation was discontinued or applied for the first time in the Company’s financial statements, see Note 3.I.3.b. below.
(2) Non material adjustment of comparative figures, see Note 1.F.(3) below.

The notes attached to the consolidated financial statements constitute an integral part hereof.

IDB Development Corporation Ltd.

Consolidated Statements of Changes in Equity

	Attributed to the Company’s owners
	Share capital	Premium on shares	Other reserves	Reserves in respect of transactions with non-controlling interests	Reserves from translation differences	Hedging reserves	Reserves in respect of available-for-sale financial assets through other comprehensive income	Revaluation reserves	Treasury shares	Accumulated losses	Total capital (capital deficit) attributed to shareholders of the Company	Non-controlling interests	Total capital
	NIS millions
For the year ended December 31, 2014
Balance as at January 1, 2014	61	2,146	251	45	(692)	(71)	(14)	80	(656)	(3)(1,821)	(3) (671)	4,687	4,016
Profit (loss) for the year	-	-	-	-	-	-	-	-	-	(973)	(973)	221	(752)
Other comprehensive income (loss) for the year (see Note 15.E. below)	-	-	-	-	502	114	(1)	1	-	(2)	614	333	947
Transactions with owners charged directly to equity, investments of owners and distributions to owners
Changes in the Company’s capital (see note 15.A. below)	(61)	(595)	-	-	-	-	-	-	656	-	-	-	-
Capital issues and conversion to capital of shareholders loans (see note 15.B. below)	-	1,147	-	-	-	-	-	-	-	-	1,147	-	1,147
Dividends to non-controlling interests	-	-	-	-	-	-	-	-	-	-	-	(351)	(351)
Acquisition of interests in subsidiaries from non-controlling interests (1) (see also note 3.H.4.B below)	-	-	-	(177)	(123)	(7)	-	-	-	-	(307)	(860)	(1,167)
Sale of interests in subsidiaries to non-controlling interests(2)	-	-	-	(5)	-	-	-	-	-	-	(5)	38	33
Change in non-controlling interests following discontinuance of consolidation of a subsidiary (see note 3.H.6.a. below)	-	-	-	-	-	-	-	-	-	-	-	(538)	(538)
Share-based payments granted by consolidated companies	-	-	-	-	-	-	-	-	-	-	-	9	9
Realization of financial assets measured at fair value through other comprehensive income	-	-	-	-	-	-	11	-	-	(11)	-	-	-
Balance as at December 31, 2014	-	2,698	251	(137)	(313)	36	(4)	81	-	(2,807)	(195)	3,539	3,344

(1)	Includes effects in respect of expiry of share-based payment instruments in consolidated companies.
(2)	Includes effects in respect of realization of share-based payment instruments in consolidated companies.
(3) Non material adjustment of comparative figures, see Note 1.F.(3) below.

The notes attached to the consolidated financial statements constitute an integral part hereof.

IDB Development Corporation Ltd.

Consolidated Statements of Changes in Equity (cont.)

	Attributed to the Company’s owners
	Share capital	Premium on shares	Other reserves	Reserves in respect of transactions with non-controlling interests	Reserves from translation differences	Hedging reserves	Reserves in respect of available-for-sale financial assets through other comprehensive income	Revaluation reserves	Treasury shares	Accumulated losses	Total capital (capital deficit) attributed to shareholders of the Company	Non-controlling interests	Total capital
	NIS millions
For the year ended December 31, 2013
Balance as at January 1, 2013	61	2,146	251	53	(419)	(68)	(14)	78	(656)	(5) (1,677)	(245)	(5)4,801	4,556
Profit (loss) for the year	-	-	-	-	-	-	-	-	-	(5) (146)	(5) (146)	(5)672	526
Other comprehensive income (loss) for the year (see Note 15.E. below)	-	-	-	-	(328)	(10)	(3)	3	-	4	(334)	(237)	(571)
Transactions with owners charged directly to equity, investments of owners and distributions to owners
Dividends to non-controlling interests	-	-	-	-	-	-	-	-	-	-	-	(319)	(319)
Acquisition of interests in subsidiaries from non-controlling interests(1)	-	-	-	14	-	-	-	-	-	-	14	(25)	(11)
Sale of interests in subsidiaries to non-controlling interests(2)	-	-	-	(32)	64	7	-	-	-	-	39	580	619
Non-controlling interests in respect of business combination	-	-	-	-	-	-	-	-	-	-	-	543	543
Change in non-controlling interests following discontinuance of consolidation of subsidiaries (primarily Clal Insurance Enterprise Holdings)	-	-	-	-	-	-	-	-	-	-	-	(1,673)	(1,673)
Sale of interests in subsidiaries to non-controlling interests through profit sharing policies, net (3)	-	-	-	10	(9)	-	-	-	-	-	1	306	307
Transaction with controlling shareholder in subsidiary	-	-	-	-	-	-	-	-	-	-	-	1	1
Share-based payments granted by consolidated companies	-	-	-	-	-	-	-	-	-	-	-	38	38
Realization of financial assets measured at fair value through other comprehensive income	-	-	-	-	-	-	3	-	-	(3)	-	-	-
Amortization of revaluation reserve, following rise to control, to surplus	-	-	-	-	-	-	-	(1)	-	1	-	-	-
Balance as at December 31, 2013	61	2,146	251	45	(4) (692)	(71)	(14)	80	(656)	(1,821)	(671)	4,687	4,016
(1)	Includes effects in respect of expiry of share-based payment instruments in consolidated companies.
(2)	Includes effects in respect of realization of share-based payment instruments in consolidated companies.
(3)	Including effects with respect to the discontinuance of the consolidation of Clal Insurance Enterprise Holdings
(4)	Includes NIS 14 million with respect to the assets and liabilities of Given Imaging Ltd., classified as held for sale.
(5) Non material adjustment of comparative figures, see Note 1.F.(3) below.
The notes attached to the consolidated financial statements constitute an integral part hereof.
IDB Development Corporation Ltd

Consolidated Statements of Cash Flows

	For the year ended December 31
	(1)2014	(1)2013
	NIS millions
Cash flows from operating activities
Profit (loss) for the year	(752)	(7)526
Profit from discontinued operations, after tax	(3) (64)	(2)(3) (763)

Adjustments:
The Group's share in the loss (net profit) of investee companies accounted for by the equity method, net	501	(62)
Dividends received	27	40
Realization profits, increase and write-downs, net, of investments, assets and dividends	(119)	(2) (41)
Increase in fair value of real estate investments, net	(413)	(320)
Amortization of fixed assets and deferred expenses	(4)781	(8)759
Amortization of intangible assets and others	(5)355	374
Financing costs, net	1,246	(7)1,753
Expenses of tax on income, net	342	(7)305
Income tax paid, net	(197)	(208)
Share-based payment transactions	9	27
Payments in respect of the settlement of derivatives, net	(6)	(17)
	1,71	2,373
Changes in other balance sheet items
Change in other receivables and debit balances (including long term amounts)	(17)	(53)
Change in trade receivables (including long term amounts)	495	559
Change in inventory	49	196
Change in non-current inventory	(13)	(43)
Change in provisions and in employee benefits	2	9
Change in trade payables	(24)	(160)
Change in other payables, credit balances and liabilities in respect of government grants and others (including long term amounts)	(6)112	11
	604	519

Net cash from continuing operating activities	2,314	2,892
Net cash from discontinued operating activities	-	1,362
Net cash from operating activities	2,314	4,254

(1)	For the principal details regarding subsidiaries whose consolidation was discontinued or applied for the first time in the Company’s financial statements, see Note 3.I.3.b. below.
(2)	For details regarding the deconsolidation of Clal Insurance Enterprise Holdings and restatement with respect to discontinued operation, see notes 3.I.1, and 3.H.5.b. below.
(3)	For details regarding the realization of an investment in Credit Suisse, see note 3.I.1. and 3.H.4.c. below.
(4)
Includes impairment loss in respect of fixed assets in the amount of NIS 54 million with respect to the current business plan of Shufersal, see note 3.H.3.B. below and amortization for impairment loss of excess cost attributed to Shufersal in the amount of NIS 12 million.

(5) Includes amortization for impairment loss of excess cost attributed to Shufersal in the amount of NIS 60 million.
(6)
Includes a provision for an onerous contract in the amount of NIS 101 million, and liabilities in respect of dismissal in the amount of NIS 29 million in respect of the current business plan of Shufersal, see note 3.H.3.B. below.

(7) Non material adjustment of comparative figures, see Note 1.F.(3) below.
(8) Reclassified, see note 1.F.(2) below.

The notes attached to the consolidated financial statements constitute an integral part hereof.

IDB Development Corporation Ltd.

Consolidated Statements of Cash Flows (Cont.)

	For the year ended December 31
	(1)2014	(1)2013
	NIS millions
Cash flows from investing activities
Deposits, loans and long term investments provided	(197)	(2)
Repayment of long term deposits and loans provided	95	18
Decrease (increase) in pledged and restricted deposits, net	478	(196)
Current investments, loans and short-term deposits, net	(438)	(915)
Investments and loans in investee companies accounted for by the equity method	(50)	(35)
Non-current investments	(3)	(126)
Investments in fixed assets and intangible assets.	(845)	(8) (739)
Investments in investment property	(463)	(508)
Receipts (payments) in respect of the settlement of derivatives, net	4	(12)
Acquisitions of subsidiaries, net of acquired cash, as part of their initial consolidation	(6)	127
Receipts in respect of the realization of consolidated companies, net of cash spent as part of the discontinuance of their consolidation	(2)1,315	(2)
Receipts from realization of non-current investments, including dividend from realization	93	366
Receipts from realization of investment property, fixed assets and other assets	229	622
Taxes paid in respect of investment property, fixed assets and other assets	(88)	(12)
Interest received	116	136

Net cash from (used in) continuing investing activities	240	(1,278)
Net cash from (used in) discontinued investing activities	(3)1,202	(1,915)
Net cash from (used in) investing activities	1,442	(3,193)

Cash flows from financing activities
Repayment of non-current financial liabilities	(5) (5,958)	(5,552)
Interest paid	(1,724)	(1,668)
Purchase of shares in consolidated companies from non-controlling interests and acquisition of options for the acquisition of non-controlling interests	(4) (1,167)	(11)
Dividends to non-controlling interests in consolidated companies(7)	(349)	(272)
Receipts from non-controlling interests in consolidated companies, net(6)	2	92
Company capital issues	1,147	-
Non-current financial liabilities received	1,332	3,248
Current financial liabilities, net	120	(134)
Sales of shares in consolidated companies to non-controlling interests	-	528
Payments in respect of the settlement of derivatives, net	(101)	(27)
Net cash used in continuing financing activities	(6,698)	(3,796)
Net cash used in discontinued financing activities	-	(659)
Net cash used in financing activities	(6,698)	(4,455)

Change in cash and cash equivalents from continuing operations	(4,144)	(2,182)
Change in cash and cash equivalents from discontinued operations	1,202	(1,212)
Change in cash and cash equivalents from continuing operations and discontinued operations	(2,942)	(3,394)
Balance of cash and cash equivalents at beginning of year	6,313	9,943
Effects of fluctuations in exchange rates on balances of cash and cash equivalents	54	(106)
Change in cash presented under held for sale assets	153	23
Balance of cash presented under held for sale assets	-	(153)

Balance of cash and cash equivalents at end of year	3,578	6,313

(1)	For the principal details regarding subsidiaries whose consolidation was discontinued or applied for the first time in the Company’s financial statements, see Note 3.I.3.b. below.
(2)	For details regarding the realization of the investment in Given Imaging and its deconsolidation in February 2014, see note 3.H.6.a. below.
(3)	For details regarding the realization of an investment in Credit Suisse, see notes 3.H.4.c. and 3.I.1. below.
(4)	For details regarding the merger transaction between Koor and Discount Investment, see note 3.H.4.B. below. For details regarding the acquisition of Shufersal shares, see note 3.H.3.C. below.
(5)	For details regarding the early redemption of debentures and regarding the repayment of Koor’s loans, see notes 3.H.4.B. below.
(6)	Includes consideration from the exercise of options into shares received from non-controlling interests.
(7)	See note 3.E. below.
(8)	Reclassified, see note 1.F.(2) below.

The notes attached to the consolidated financial statements constitute an integral part hereof.

IDB Development Corporation Ltd.

Notes to the financial statements as of December 31, 2014

Note 1 – General
A.
IDB Development Corporation Ltd. (“the Company”) is an Israeli resident Company incorporated in Israel. The Company’s registered address of record is 3 Azrieli Center, Triangular Tower, 44th floor, Tel Aviv. The Company is a holding company, investing on its own behalf and through investee companies in companies mainly operating in various sectors of the Israeli and global economy. Some of the investee companies operate by way of global diversification of their investments. In recent years, the Company put a special emphasis on examining possibilities for disposing of such investments, considering, inter alia, the Company’s financing needs and regulatory developments, with the aim of stabilizing the Company's position. See also note 3.H.5.c. below for details regarding an outline over time which was determined by the Commissioner of Capital Markets, Insurance and Savings at the Ministry of Finance (the "Commissioner") for the sale of the Company’s control of and holdings in Clal Insurance Enterprise Holdings, and regarding the failure of the negotiations for the sale of the Company’s holding in Clal Insurance Enterprise Holdings, and the passage of the time period which the Commissioner determined for the Company to sign an agreement for the sale of the control of Clal Insurance Enterprise Holdings, after which the provisions of Section 9.3 of the outline included in the Commissioner's letter of December 30, 2014 in connection with the sale of the Company's holdings in Clal Insurance Enterprise Holdings Ltd., as stated in Note 3.H.5.c.(3) below "The Commissioner's Outline"), shall apply.

As of the date of the supplementary judgment, as part of which the debt arrangement at IDB Holdings Corporation Ltd. (“IDB Holdings”) was approved in January 2014 and until the date of completion ofthe first stage of the debt arrangement, in May 2014, all of the issued share capital (apart from shares held by the Company itself, which were dormant shares) and all of the voting rights at the Company were held by IDB Holdings through the trustees appointed by the Tel-Aviv-Jaffa District Court to carry out the debt arrangement at IDB Holdings. At the date of completion of the first stage of the debt arrangement, the (indirect) control in the Company was transferred to Mr. Eduardo Elsztain and Mr. Mordechai Ben-Moshe, in equal shares (through corporations under their control-Dolphin Netherlands B.V. (“Dolphin Netherlands”), a company incorporated in The Netherlands and which is under the control of Mr. Eduardo Elsztain and CAA Extra Holdings Ltd. (“CAA”), a company fully owned by Mr. Mordechai Ben-Moshe), and IDB Holdings no longer holds shares of the Company. For additional details regarding the debt settlement in IDB Holdings and the legal proceedings in connection therewith, see Note 16.G.(2) below.
On May 12, 2014, after the completion of the first stage of the debt settlement in IDB Holdings, and after the transfer of the Company’s shares to Dolphin Netherlands and C.A.A., and to the creditors in the debt settlement in IDB Holdings, in accordance with the provisions of the debt settlement, trading of the Company’s shares began on the Tel Aviv Stock Exchange Ltd (the "Tel Aviv Stock Exchange"). As of the publication date of the report, the Company’s stocks and debentures are listed for trading on the Tel Aviv Stock Exchange.
On May 28, 2015, C.A.A. gave notice that it was exercising the buy me buy you mechanism in the shareholders’ agreement between the controlling shareholders, and accordingly, C.A.A. demanded to acquire all of the Company’s shares which are held by the Dolphin Group, at a price of NIS 1.64 per share. Dolphin Netherlands together with Inversiones Financieras Del Sur S.A.("IFISA") and Dolphin Fund Limited (" the Dolphin Group") announced that they will acquire C.A.A.’s shares as part of the buy me buy you process. There are disputes between the parties regarding the buy me buy you process, including the identity of the buying party in the process, and the question of an undertaking by the buying party in the buy me buy you process to perform the tender offers in accordance with the provisions of the debt settlement in IDB Holding, and the disputes on this matter are also being heard by the arbitrator.
On September 24, 2015, the arbitrator handed down a partial ruling whereby the Dolphin Group is the buyer in the buy me buy you process and C.A.A. is the seller, and C.A.A. undertakes to transfer to the Dolphin Group all of the Company's shares that it holds (13.99% of the Company's issued capital) at the price set in the buy me buy you offer. In accordance with the partial arbitration ruling, the parties undertakings in accordance with the creditors' settlement remained unchanged, however, the Dolphin Group undertook towards C.A.A. to fulfill the undertakings of C.A.A. in accordance with the creditors' settlement, including the undertaking to execute tender offers for shares in the Company and the commitments to participate in the rights' issuance ( for information regarding the resolution of the Company's monitoring committee regarding the participation of Dolphin Group and C.A.A in the rights' issuance see Note 15.b.(10).
IDB Development Corporation Ltd.

Note 1 – General (cont.)
A. (cont.)
On October 11, 2015, the buy me buy you process between the parties was completed, and in this context, inter alia, C.A.A. sold all of the Company's shares that it held to IFISA. Accordingly, IFISA increased the rate of its holding in the Company's issued capital from 17.73% to 31.72%, and the rate of the Dolphin Group's holding increased to 80.72%. In addition, the shareholders' agreement between the parties expired in accordance with its terms. For additional details regarding the completion of the buy me buy you process, as stated above, see Note 15.B.(9) below.
B.
Regarding the Company’s financial position, its cash flows and its ability to service its liabilities, it should be noted that since the completion of the first stage of the debt settlement in IDB Holding in May 2014 and until the date of the report, an amount of approximately NIS 1,939 million was invested in the Company’s equity and as subordinated debt convertible into Company shares (such investments were carried out as part of the execution of the debt settlement in IDB Holding, as part of the rights issue performed by the Company in accordance with the shelf offering reports from June 9, 2014 and January 19, 2015, as part of the exercise of warrants (Series 1) in November 2014, as part of the exercise of warrants (Series 4) in June 2015, and within the framework of the injection of subordinated debt into the Company in December 2015 and February 2016, where out of the aforesaid amount a total of approximately NIS 529 million was invested by C.A.A. and approximately NIS 1,295 million was invested by the members of Dolphin Group, the controlling shareholders in the Company, and an additional sum of NIS 115 million was invested by the public as part participation in the aforesaid rights issues.

As part of the Company’s rights issue that was completed in February 2015, the Company received consideration in a total amount of NIS 417 million, gross, where the participation of Dolphin Netherlands and Dolphin Fund Limited (“Dolphin Fund”) under the control of Mr. Eduardo Elsztain, amounted to NIS 391.5 million, whereas C.A.A. did not participate in the rights issue. For further details regarding the said rights issue and also regarding the rights issue in June-July 2014, see Notes 15.B.(3) and (6) below.
As part of the exercise of the warrants (Series 1) and the exercise of the warrants (Series 4), the Company received consideration in the amount of NIS 176 million and NIS 150 million, respectively. See Notes 15.B.(4) and 15.B.(7) below.
In December 2015, a total of NIS 210 million was transferred to the Company by Dolphin Netherlands as subordinated debt convertible into the Company’s shares, as specified in Note 16.G.(2).(l) below. For details of a subordinated loan in a sum of NIS 15 million that the Company received from Dolphin Netherlands in February 2016, see note 15.B.(12) below.
For details of the approval of the interim arrangement which included the postponement of the date of the first batch of the tender offers, pursuant to the debt arrangement of IDB Holdings, see Note 16.G.(2).(l) below. For details of the decision of the Company's Board of Directors on January 24, 2016, to take action no later than the end of February 2016 to raise equity by way of an issue to the public at a price per share not falling below 71.4 Agorot per share (a price reflecting an extent of approximately NIS 500 million for the issue) and regarding a letter from a shareholder in the Company in connection with the issue that was planned, as aforesaid, see Note 15.B.(12) below.
For details of an agreed outline that was signed on February 25, 2016 (as amended on March 1, 2016), between the trustees of the debt arrangement in IDB Holdings, Dolphin Netherlands and the Company, for the injection of money into the Company instead of the undertaking to make tender offers for the company’s shares within the framework of the debt arrangement in IDB Holdings and instead of making an offering to the public pursuant to the resolution of the Board of Directors of the Company of January 24, 2016, as stated above, see note 16.G.(2)(M) below. For details of correspondence with the trustees for the Company’s bondholders and the actions of the trustees for the bondholders, including with regard to the actions of the trustee for the holders of the Company’s series I bonds with regard to the aforesaid outline, see note 16.H below.

IDB Development Corporation Ltd.

Note 1 – General (cont.)
B.(cont.)
The decrease in Mr. Mordechai Ben-Moshe’s rate of holding in the Company’s issued share capital to less than 26.65%, following the rights issue carried out by the Company in February 2015 and the completion of the buy me buy you mechanism between the controlling shareholders of the Company in October 2015, and without derogating from any right or claim of the Company, may serve as grounds for lending corporations of the Company and of Discount Investment to demand immediate repayment of their loans, as detailed in Notes 16.E.(o) and 16.F.1.b. below. As at the publication date of the report, the Company is working to reach understandings with its lenders, in connection with change of control therein.
With respect to the uncertainty in connection with the Company’s financial position and its ability to service its liabilities, it is noted that: a) Dividend payments from direct investee companies decreased in recent years, and there are restrictions regarding the distribution of dividends by those companies; b) it is necessary to determine the control covenant and the Company’s financial covenants vis-a-vis financing entities, in a manner whereby alternative financial covenants will be formulated, which will apply for the first time with respect to the results for the first quarter of 2016. (See Notes 16.E.(l) and (o) below). Furthermore, pursuant to agreements with financing entities, any disposals of major holdings (including holdings of the Company in Clal Insurance Enterprise Holdings, as stated in Note 16.E.d.(3) below) would require the consent of said entities (for details regarding restrictions on credit raising, pledges, investments and disposals, and additional restrictions pursuant to agreements with financing entities, see Note 16.E. below; The Company believes that the non-determination of the financial covenants vis-a-vis the financing entities, as stated above, constitutes a barrier to its ability to raise new credit or to refinance its debts (on this matter, see also Note 16.D. below regarding the rating of the Company’s debentures) and the covenants that will be determined will have a significant impact on the Company’s options on the matter; c) in accordance with the requirement issued by the Commissioner, a trustee was appointed for the Company regarding the control nucleus in Clal Insurance Enterprise Holdings, and an agreement was reached regarding an outline over time for the sale of the Company’s control of and holdings in Clal Insurance Enterprise Holdings. Negotiations for the sale of the Company’s holding in Clal Insurance Enterprise Holdings were unsuccessful, and the time period passed which had been set by the Commissioner for the signing of an agreement for the sale of the control of Clal Insurance Enterprise Holdings. For additional details, see Notes 3.H.5.B and C. below; d) As at December 31, 2014, and proximate to the date of publication of the Financial Statements the market value of the Company in investee companies, directly held by it, is lower than the balance of its liabilities, also in consideration of liquid balances and non-marketable assets; e) there are currently legal proceedings being conducted against the Company, including a motion to approve a derivative claim on behalf of Discount Investment in connection with dividends which it distributed, and a motion for certification of a class action against the Company in connection with the transaction for the sale of Clal Insurance Enterprise Holdings, which was not completed, and rights issues which were performed by the Company. For details, see Note 23.C.(1)(H) and 23.C.(1)(L) below; In addition to the above mentioned, the Group will be required to deal with the implications of the Concentration Law. For details on this matter, see Note 3.G.3. below.
The Company is working and will continue to work towards dealing with the uncertainties that arise from the above:
As stated in note 16.E.(l) below, the Company is continuing to act in order to reach agreements with its lending entities in order to determine the financial covenants as well as additional contractual issues existing in the loan agreements. However, should the parties fail to reach agreements regarding the financial covenants, the financial covenants preceding the agreements dated June 29, 2012 (and in particular, the “economic equity” mechanism, including remedy periods included therein, and the financial covenant whereby the balance of cash and negotiable collateral shall not be lower than expected current maturities in the two quarters following the reported quarter (“the liquidity covenant”)) shall apply to the results of the first quarter of 2016 onwards. The Company estimates that it will not be able to meet the thresholds determined in the past with respect to the economic capital, and that it will not be able to meet the liquidity covenant, insofar as these prescriptions will be reapplied to the results of the first quarter of 2016.

IDB Development Corporation Ltd.

Note 1 – General (cont.)
B. (cont.)
As of December 31, 2014, the Company's loans at a scope of NIS 573 million, which are subject to the financial covenants in the Company's loan agreement, are classified under current liabilities, (the balance of the loans, under current liabilities, which are subject to the same financial covenants is NIS 897 million) this in accordance with International Accounting Standards and with the understanding that the Company has reached agreements with those financing factors as part of which the existing financial covenant arrangements in the loan agreements have been extended for a period of less than twelve months as such that the same financing factors may have claims regarding the change of control covenant in the Company. For additional details, see notes 16.E.(l) and (o) below.
As of the reporting date, there are significant doubts as to the Company's continued existence as a going concern, due to the Company's financial position; due to the cash which the Company requires to service its liabilities; and due to the need to determine the control covenants and the covenants which apply to the Company by virtue of agreements with lenders, and considering the lack of success of the negotiations for the sale of the Company's holdings in Clal Insurance Enterprise Holdings, and the passing of the time that had been set by Commissioner for the signing of an agreement for the sale of core control nucleus in Clal Insurance Enterprise Holdings. In light of the above, there is uncertainty regarding the Company's ability to execute its business plans in an orderly and/or timely manner, and regarding its continued ability to service its liabilities in an orderly and/or timely manner. However, the Company's board of directors has determined that the Company is presently solvent and has the ability to serve its obligations in an orderly manner, as they fall due and that it is its intention to do so.
The financial statements include no reclassification nor adjustments to values of the Company’s assets and liabilities, which may be required if the Company will be unable to continue operating as a going concern.
C.
The consolidated financial statements were prepared in accordance with International Financial Reporting Standards (“IFRS”). The data for 2014 were audited in accordance with generally accepted auditing standards in the United States of America.

These financial statements were approved by the Board of Directors of the Company on March 3, 2016.
The financial statements for the year ended December 31, 2014, were initially authorized by the Board for issuance on March 30, 2015, and have been reauthorized for issuance on March 3, 2016, and were audited in accordance with US GAAS. The financial statements will be included in the financial statements of IRSA Inversiones Representaciones Sociedad Anonima’s (hereafter: “IRSA”) and Cresud Sociedad Anonima Comercial, Inmobiliaria Financiera y Agropecuaria’s (hereafter: “Cresud”) which are published in the United States. IRSA indirectly holds the shares of Dolphin Netherlands B.V and its shares are listed for trading on the Buenos Aires Stock Exchange and on the New York Stock Exchange (GDS). Cresud is the controlling shareholder in IRSA and its shares are listed for trading on the Buenos Aires Stock Exchange and on the NASDAQ (ADS).
Accordingly, certain amounts have been adjusted and certain disclosures were amended compared with the financial statements that were approved on March 30, 2015, as aforesaid.

IDB Development Corporation Ltd.

Note 1 – General (cont.)
D.	Definitions
1.
Subsidiaries - entities controlled by the Company. Control is achieved when the Group is exposed to, or has an interest in, variable returns on its involvement with the investee and may influence these returns through its influence over the investee. When testing for existence of control, real voting rights, held by the Group and by others, are taken into account. See also note 2.A. below.

2.
Associates - companies (including gas and oil partnerships and participation units in venture capital funds) in which the Company or its subsidiaries have a direct or indirect holding and where significant influence exists over their financial and operating policies and which are not subsidiaries. The investments in these companies are presented on the equity basis.

3.
Joint arrangement - an arrangement in which the Group has joint control with other (s), achieved through an agreement requiring unanimous agreement by all parties to said agreement with regard to operations which materially influence the returns from said arrangement.

4.	Joint venture - a joint arrangement in which the parties thereto have an interest in net assets attributable to the arrangement.
5.	Joint operations - a joint venture in which the Group has an interest in assets and commitments to liabilities attributable to the arrangement.
6.	Investees - subsidiaries, associates and joint ventures.
7.
Significant influence - 20% or more of the voting rights or the right to appoint 20% or more of the board of directors, unless it is apparent that significant influence does not actually exist. A holding of less than 20% of such rights may also be considered as granting significant influence in cases where such influence is clearly apparent.

8.
Functional currency and presentation currency These financial statements are presented in NIS, which is the Company’s functional currency, and the financial data in them have been rounded to the nearest million, except when otherwise indicated. The NIS is the currency that represents the principal economic environment in which the Company operates.

9.	The Companies Law - the Israeli Companies Law, 5759-1999.
10. IFRS - International financial reporting standards.
11. In these financial statements -
The Company	-IDB Development Corporation Ltd.
The Group	-The Company and its investees.
IDB Holdings	-IDB Holding Corporation Ltd. – the parent company until May 7, 2014.
Discount Investments	-Discount Investment Corporation Ltd.
Clal Insurance Enterprise Holdings	-Clal Insurance Enterprise Holdings Ltd.
IDB Tourism	-IDB Tourism (2009) Ltd.
Elron	-Elron Electronic Industries Ltd.
Cellcom	-Cellcom Israel Ltd.
Given	-Given Imaging Ltd.
Shufersal	-Shufersal Ltd.
Property & Building	-Property & Building Corporation Ltd.
Koor	-Koor Industries Ltd.
Adama	-Adama Agricultural Solutions Ltd. (formerly: Makhteshim-Agan Industries Ltd.)
Credit Suisse	-Credit Suisse Group AG

IDB Development Corporation Ltd.

Note 1 – General (cont.)
E.	Basis for preparing the financial statements
1.	Basis of measurement
These financial statements were prepared on the basis of the historical cost of assets and liabilities except for the following assets and liabilities: financial instruments, derivatives and other assets and liabilities measured at fair value through profit or loss; financial instruments measured at fair value through other comprehensive income; liability for cash-settled share-based payment; investment property; inventory; biological assets; non-current assets and disposal groups held-for-sale; insurance liability; assets and liabilities for employee benefits; deferred tax assets and liabilities; biological assets measured at fair value less selling costs; liabilities in respect of options to investors the exercise price of which is linked to the CPI; provisions and investments in equity accounted investees.
For information regarding the measurement of these assets and liabilities see Note 2 below regarding significant accounting policies.
The value of non-monetary assets and equity items measured on the historical cost basis was adjusted to changes in the Consumer Price Index (CPI) until December 31, 2003, since until that date the economy of Israel was considered a hyperinflationary economy.
The following are details of the CPI and the rates of exchange of the dollar and the Swiss franc and of the percentage changes that occurred in them:
	Index		Exchange rate
	Known	Month	USD	Swiss Franc
	Points		NIS
As of:
December 31, 2014	119.77	119.77	3.889	3.925
December 31, 2013	119.89	120.01	3.471	3.8973
Change in the period:
For the year ending
December 31, 2014	(0.1%)	(0.2%)	12.0%	0.7%
December 31, 2013	1.9%	1.8%	(7.0%)	(4.4%)

2.	Operating cycle and classification of expenses recognized in the income statement.
The Group has two operating cycles. With regard to Property and Building operations for construction of buildings for sale, the operating cycle may be as long as three years. With regard to other Group operations, the operating cycle is one year long. As a result, current assets and current liabilities include items the realization of which is intended and anticipated to take place over the normal operating cycle as noted above. The format of analysis of the expenses recognized in the income statement is a classification method based on the activity characteristic of the expense. Additional information pertaining to the nature of the expense is included, insofar as relevant, in the notes to the financial statements.
3. a. Use of estimates and judgment
The preparation of financial statements in conformity with IFRS, requires managements of the Company and investee companies to make judgments, estimates and assumptions, including actuarial estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income, expenses and also components of capital. Actual results, which occur at a later time, may differ from these estimates.
The preparation of accounting estimates used in the preparation of the Company’s financial statements requires managements of the Company and investee companies to make assumptions regarding circumstances and events that involve considerable uncertainty. These managements prepare the estimates on the basis of past experience, various facts, external circumstances, and reasonable assumptions according to the pertinent circumstances of each estimate.
Estimates and underlying assumptions used in the preparation of these financial statements are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected.
Below is a description of the critical accounting estimates used in preparing these financial statements, which required managements of the Company and investee companies to make assumptions regarding significantly uncertain circumstances and events.

IDB Development Corporation Ltd.

Note 1 – General (cont.)
E.	Basis for preparing the financial statements (cont.)
3. (cont.)
a. Use of estimates and judgment (cont.)
The main estimates with regard to insurance business included in comparative figures on the financial statements are primarily based on actuarial assessments. Assessment of class action lawsuits (see Note 23 below) is based on the assessment by Legal Counsel, while other estimates are based, inter alia, on external valuations and assessments by other experts.

Estimate	Main assumptions	Potential implications	Main references
Fair value measurement of investment property.	Expected rate of return on investment property.	Gain or loss due to change in fair value of investment property and investment property under construction.	Notes 2.f below and Note 7.b below.
Recoverable amount of cash-generating units (including goodwill), of associates and assets.
Pre-tax discount rate and expected growth rate - with regard to cash-generating units.
After -tax discount rate and expected growth rate - with regard to associates.
Cash flows are determined based on past experience with the asset or with similar assets and on the Group’s best assumption with regard to economic conditions expected to prevail.
Assessments by external assessors and valuators with regard to fair value, net of realization cost, of assets.
Change in impairment loss.
Note 10.D.1 below with regard to impairment review of goodwill attributable to Cellcom and determination of the recoverable amount of operations thereof.
Notes 3.H.3.b and 10.D.2 below with regard to impairment review of goodwill attributable to Shufersal and determination of the recoverable amount of operations thereof.
Note 3.H.4.d below with regard to the examination of an impairment of the investment in Adama.
Note 3.G.3 below with regard to the Company’s estimate regarding the likelihood of completing one of the alternatives of either turning the Company or Discount Investments into a private company, or a merger between the Company and Discount Investments, which would enable the continued control of Cellcom and Shufersal by the Company after December 2019.

Existence of control, effective control or significant influence
Judgment with regard to determination of the Group’s holding stake in shares of investees (considering the existence and influence of significant potential voting rights), its right to appoint members of the executive body of these companies (typically, the Board of Directors) based on bylaws of these investees, the composition and rights of other shareholders of these investees and its capacity to set operating and financial policy for the investees or to participate in setting such policy.
		Accounting treatment of investee as a subsidiary or as an equity accounted entity.	Note 2.a.1 below with regard to accounting treatment of subsidiaries and equity-accounted investees.
Valuation and estimated useful life of intangible assets	Estimated useful life of intangible assets and expected economic developments. Expected cash flows from customer relations and other intangible assets and replacement cost of brands.	Misallocation of acquisition cost of investments in investees. Recognition of accelerated or decelerated depreciation compared to eventual actual results.	Note 10 – Intangible assets.

IDB Development Corporation Ltd

Note 1 – General (cont.)
E.	Basis for preparing the financial statements (cont.)
3. (cont.)
a. Use of estimates and judgment (cont.)

Estimate	Main assumptions	Potential implications	Main references
Uncertain tax positions.
The degree of uncertainty associated with acceptance of the Group’s tax positions and the risk of incurring additional tax and interest expenses. This is based on an analysis of multiple factors, including interpretations of tax statutes and the Group’s past experience, including with regard to classification of tax losses carried forward.
Estimate of the amount of losses carried forward that can be utilized, the expected taxable income, its timing and the amount of deferred taxes to be recognized.
		Recognition of additional expenses for taxes on income. Changes in amounts of tax assets for tax losses carried forward.	Note 32 – Taxes on income.
Hybrid financial instrument with respect to Koor’s non-recourse loan.	The value of Adama’s shares. Unobserved data underlying the binomial model applied to determine the value of embedded derivatives.	Change in gain or loss with respect to change in fair value of embedded derivative and to change in carrying amount of the host contract recognized under financing income or expenses.
Note 21.G.2 below with respect to sensitivity analysis of financial instruments measured at fair value at level 3.
Note 16.F.1.d below with respect to key estimates used to determine the fair value of embedded derivative and the book value of the host contract in the hybrid financial instrument.
Note 2.C.3 below with respect to accounting policies used to determine the carrying amount of the host contract and the fair value of the embedded derivative.

Estimation of likelihood of contingent liabilities.	Whether it is more likely than not that economic resources with respect will be expended to lawsuits filed against the Company and its investees, based on the opinion of legal counsel.	Creating or reversing a provision with respect to a claim.	Note 23 below with respect to contingent claims and contingent liabilities.
Un-asserted legal claim.	Reliance on internal estimates by handling parties and the managements of the companies. Weighing the estimated likelihood of a claim being filed and the likelihood of any claim filed to prevail.	In view of the preliminary stage of the clarification of the legal claims, the actual results may differ from the assessment made prior to the filing of the suit.	Note 23.C. below with respect to claims against the Company and its investee companies.
Classification of operations as held for sale	Estimate whereby the sale is expected within one year	The expected sale would not occur within one year, hence it would not be thus classified and would not be measured at the lower of market value net of selling costs and carrying amount.

For details regarding the change in the estimated useful lifetime of the passive components in the cellular sites of Cellcom, and the estimates which are embedded in valuations of the Group, subsequent to the date of the statement of financial position see Notes 35.B.5. and 35.E.2. below.

IDB Development Corporation Ltd.

Note 1 – General (cont.)
E.	Basis for preparing the financial statements (cont.)
3. (cont.)
b.	Fair value determination
For the purpose of preparing these financial statements, the Group is required to determine the fair value of certain assets and liabilities. Additional information about assumptions used in determining the fair value is presented in the following notes:
1.	Note 4 – Other Investments;
2.	Note 6 – Fixed assets acquired in a business combination;
3.	Note 7 – Investment property;
4.	Note 10 – Intangible assets;
5.	Note 21 – Financial instruments;
6.	Note 16.F.1.d. regarding the embedded derivative in the non-recourse loan;
7.	Annex B – Share-based payment arrangements
In determining the fair value of assets or liabilities, the Group uses observed market data, in as much as possible; fair value measurements are classified into three levels of the fair value hierarchy, based on data used for the estimate, as follows:
Level 1 - Quoted (un-adjusted) prices on active markets for identical assets or liabilities.
Level 2 - Observed market data, directly or indirectly, not included in Level 1.
Level 3 - Data not based on observed market data.
4.	Initial application of new standards and changes in estimates
a.	Interpretation of the Committee for Interpretations of International Financial Reporting IFRIC 21, Levies (hereunder – “the interpretation”)

The interpretation provides guidelines for the accounting treatment of liabilities for the payment of governmental levies which are covered by IAS 37, Provisions, Contingent Liabilities and Contingent Assets, as well as governmental levies which are not covered by IAS 37, due to the fact that the timing and amounts of their repayment are certain. A “levy” is defined as a negative flow of resources imposed on an entity by the government through legislation and/or regulation.

The interpretation provides that a liability for payment of a levy will be recognized only upon the occurrence of an event which creates the obligation for payment, also in cases where the entity has no practical possibility of avoiding the event.

The interpretation affects the accounting treatment of betterment levies in the Group’s financial statements, in a manner whereby the liability for payment of betterment levies is recognized on the exercise date of the rights. Accordingly, the measurement of the fair value of the investment property prior to the recognition of the liability to pay betterment fees, includes the negative cash flows attributed to the levy. The interpretation was adopted retrospectively beginning on January 1, 2014. The effect of the retrospective adoption of the interpretation is that sums in the amount of NIS 92 million were written off from the item for other non-financial liabilities, which is included under non-current liabilities in the Statement of Financial Position as at December 31, 2013, and which were taken into account in the calculation of the fair value of the investment property on that date (as a decrease in value).

b.	Amended IAS 32, “Financial Instruments: Presentation” (“IAS 32”)
IAS 32 clarifies that an existing entity has the immediate legally enforceable right to offset financial assets and financial liabilities that were recognized, if this right is not conditional on any future event, and is enforceable both in the ordinary course of business and in case of insolvency or bankruptcy of the entity and of all parties against the financial asset. IAS 32 was adopted retrospectively beginning on January 1, 2014. The application of IAS 32 did not materially affect the financial statements.

IDB Development Corporation Ltd.

Note 1 – General (cont.)
F.	Reclassification and Immaterial adjustment of comparative figures (Correction of immaterial errors)
Comparative figures were re-classified for consistency. This reclassification had no impact on equity or results in the indicated periods.
1.	The following are the reclassifications made in the Statement of Financial Position
As of December 31
2013
NIS millions
Non-current assets
Investments in equity accounted investees	53
Investment property	(92)
Deferred tax assets	(3)
Intangible assets	(67)
Total non-current assets	(109)

Current assets
Receivables and debit balances	(32)
Assets of realization groups and other assets held for sale	6
Total current assets	(26)
Total Assets	(135)

Capital
Accumulated losses	1

Non-current liabilities
Hybrid financial instrument in respect of non-recourse loan	(13)
Provisions	6
Other non-financial liabilities	(94)
Deferred tax liabilities	1
Total non-current liabilities	(100)

Current liabilities
Payables and credit balances	(38)
Trade payables	(32)
Provisions	34
Total current liabilities	(36)

Total liabilities	(135)

IDB Development Corporation Ltd.

Note 1 – General (cont.)
F.	Reclassification and Immaterial adjustment of comparative figures (Correction of immaterial errors) (cont.)
2.	The following are reclassifications made in the Statement of Income and in the Statement of Cash Flows:
A. Profit loss report
For the year ended December 31
2013
NIS millions
Income
The Group's share in the profit of investee companies accounted for by the equity method, net	1
Profit from realization and increase in value of investments	*83
Total income	84

Expenses
Cost of sales and services	137
Selling and marketing expenses	(137)
Taxes on income	(1)
Total expenses	(1)

Loss after tax for the year from discontinued operations	*(83)
* See footnote 2 in note 3.I.1.
B.
In the consolidated statement of cash flows for the year ended December 31, 2013 an amount of NIS 5 million was classified from investments in fixed assets and intangible assets in cash flows from investing activities to amortization of fixed assets and deferred expenses in cash flows from operating activities.

IDB Development Corporation Ltd.

Note 1 – General (cont.)
F.	Reclassification and Immaterial adjustment of comparative figures (Correction of immaterial errors) (cont.)
3. Immaterial adjustment of comparative figures (Correction of immaterial errors)
A.
Following an immaterial adjustment made by Adama to its financial statements for the inventory and the inventory-related deferred tax balances of Adama as at January 1, 2013, and December 31, 2013 (as a result of a change in the balance of unrealized gains in respect of inventory sold between subsidiaries of Adama), an immaterial adjustment of comparative figures was applied to these financial statements, as follows:

The balance of investments in investee companies accounted for by the equity method in the consolidated statements of financial position as at December 31, 2013 decreased by NIS 12 million; the balance of losses in the consolidated statements of financial position as at January 1, 2013, increased by NIS 6 million; the balance of non-controlling interests in the consolidated statements of financial position as at January 1, 2013, decreased by NIS 6 million;
B.
An immaterial adjustment was made to these financial statements, which Koor made to its financial statements, regarding the tax amounts that were included in the derivative embedded in the hybrid financial instrument in respect of the non-recourse loan received by Koor as part of the merger of Adama and ChemChina, as at January 1, 2013, and December 31, 2013, as detailed below:

The balance of the aforementioned hybrid financial instrument in the consolidated statements of financial position as at December 31, 2013 decreased by NIS 13 million; the balance of losses in the consolidated statements of financial position as at December 31, 2013 decreased by NIS 7 million; the balance of non-controlling interests in the consolidated statements of financial position as at December 31, 2013, increased by NIS 6 million; the financing expenses in the consolidated statements of income for the year ended December 31, 2013, decreased by NIS 13 million; the loss attributable to shareholders of the Company for 2003 decreased by NIS 7 million, and the profit attributable to non-controlling interests increased by NIS 6 million.
The Company believes that this treatment is in accordance with the provisions of International Accounting Standard (IAS) 8, “Accounting Policies, Changes in Accounting Estimates and Errors”.
4.	Reclassifications made on the profit per share data
The profit per share figures were adjusted retrospectively for all of the reported periods in accordance with the changes in the Company’s issued share capital, including for the beneficial component in the rights issue subsequent to the date of the Statement of Financial Position, as stated in notes 15.A and 15.B.6 below.

IDB Development Corporation Ltd.

Note 2 – Principles of the Accounting Policy
The principles of the accounting policy stated below have been applied consistently for all periods presented in these consolidated financial statements, except if stated otherwise. The accounting policies set out below, in connection with the consolidated financial statements, relate to both the Group companies and the associates of the Group. In this note, matters regarding which the Group has chosen accounting alternatives that are permitted in accounting standards and/or matters for which there is no explicit instruction in accounting standards, or of early adopting new accounting standards are presented in bold type. The bold type serves only to identify the aforesaid matters and does not assign to it any higher importance compared to writing not in bold type.
A.	Consolidated financial statements
The consolidated financial statements include the financial statements of companies controlled by the Company (subsidiaries). Control is achieved when the Group is exposed to, or has an interest in, variable returns on its involvement with the acquired entity and may influence these returns through its influence over the acquired entity. When testing for existence of control, real voting rights, held by the Group and by others, are taken into account. The financial statements of subsidiaries are included in the consolidated financial statements from the date that control commences until the date that control ceases.
Material intra-group balances and transactions, as well as any income and expenses arising from intra-group transactions, are eliminated in preparing the consolidated financial statements. Material balances and transactions between the Group and the associates and jointly controlled companies as well as any income and expenses arising from such transactions are eliminated against the asset involved in the transaction, according to the rate of holding in such companies. Losses not yet realized were eliminated in the same manner in which gains not yet realized were eliminated, as long as there was no evidence of a decline in value.
Business combinations and transactions with non-controlling shareholders
1. Business combinations
A business combination is a transaction or other event in which the acquirer obtains control over one or more businesses.
A business is a combined system of operations and assets that can be operated and managed with the objective of providing a return in the form of dividends, reduced costs or other economic benefits to the investors directly or to other owners, members or participants.
A business is comprised of inputs and processes implemented with respect to these inputs, which have the ability to produce outputs.
The Group implements the acquisition method for all business combinations.
The acquisition date is the date on which the acquiring entity achieves control over the acquired entity. The Company exercises discretion in determining whether the acquired entity is a business, in determining the acquisition date and in determining whether control has been obtained.
Subsidiaries
The financial statements of subsidiaries are included in the consolidated financial statements of the Company from the date that control commences until the date that control ceases. Accounting policy of subsidiaries was modified as needed, to align it with the accounting policy adopted by the Group.
•
The Group recognizes goodwill at acquisition according to the fair value of the consideration transferred including any amounts recognized in respect of rights that do not confer control in the acquired entity as well as the fair value at the acquisition date of any pre-existing equity right of the Group in the acquired entity, less the net amount of the identifiable assets acquired and the liabilities assumed. The consideration transferred includes the fair value of the assets transferred to the previous owners of the acquired entity, the liabilities incurred by the acquirer to the previous owners of the acquired entity and equity instruments issued by the Group. If the Group makes an acquisition at a low price (acquisition includes negative goodwill), it recognizes the gain arising from it on the income statement upon acquisition. Furthermore, goodwill is not adjusted in respect of the utilization of carry-forward tax losses that existed on the date of the business combination. The adjustment for such losses is recognized in profit or loss.

•
On the acquisition date the acquirer recognizes a contingent liability assumed in a business combination if there is a present obligation resulting from past events and its fair value can be reliably measured.

IDB Development Corporation Ltd.

Note 2 – Principles of the Accounting Policy (cont.)
A.	Consolidated financial statements (cont.)
1. Business combinations (cont.)
•
In a business combination achieved in stages, the difference between the acquisition date fair value of the Group’s pre-existing equity rights in the acquired entity and the carrying amount at that date is recognized in profit or loss under gain on sale and increase in value of investments and assets, dividends and gain from rise to control. For this purpose, the fair value of a marketable asset is its market value, except when circumstances clearly indicate that the fair value of the aforesaid asset is different from its market value.

•
The consideration paid includes the fair value of any contingent consideration. After the acquisition date, the Group recognizes changes in fair value of the contingent consideration classified as a financial liability in the Statement of Income, whereas contingent consideration classified as an equity instrument is not remeasured. Changes in liabilities for contingent consideration in business combinations that occurred before January 1, 2010, continue to be applied to goodwill and are not recognized in the Statement of Income.

•
Costs associated with the acquisition that were incurred by the acquirer in the business combination such as: broker’s fees, consulting fees, legal fees, valuations and other fees with respect to professional or consulting services, other than those related to debt or capital issuance with respect to the business combination, are expensed in the period in which the services are rendered.

Structured entities
A Group associate does business with structured entities for securitization of its customer debt. The aforementioned associate has no direct nor indirect holding in shares of said entities. A structured entity is included in the consolidated financial statements of the aforementioned associate when control of said entity is achieved, as defined above.
2.	Non-controlling shareholders
Non-controlling shareholders comprise the equity of a subsidiary that cannot be attributed, directly or indirectly, to the parent Company and they include additional components such as: share-based payments that will be settled with equity instruments of subsidiaries and share options of subsidiaries.
Measuring non-controlling shareholders’ rights on the date of the business combination
Non-controlling shareholders’ rights that are instruments that give rise to a present ownership interest and entitle the holder to a share of net assets in the event of liquidation (for example: ordinary shares), are measured at the date of the business combination at either fair value, or at their proportionate interest in the identifiable assets and liabilities of the acquired entity, on a transaction-by-transaction basis. This accounting policy choice does not apply to other instruments that meet the definition of non-controlling shareholders’ rights (for example: options to ordinary shares). Such instruments are measured at fair value or in accordance with other relevant IFRSs.
Allocation of profit or loss and other comprehensive income to shareholders
Income or loss and any other comprehensive income items are attributed to equity holders of the Company and to non-controlling shareholders. Total profit or loss and other comprehensive income is attributed to equity holders of the Company and to non-controlling shareholders, even if this results in a negative balance of non-controlling shareholders. If there is an arrangement between the shareholders by which the parent Company bears all the losses, such an arrangement is accounted for as a transaction between shareholders on the equity level.
Transactions with non-controlling shareholders, while retaining control
Transactions with non-controlling shareholders while retaining control, are accounted for as equity transactions. Any difference between the consideration paid or received and the change in the non-controlling shareholders is recognized in a reserve from transactions with non-controlling shareholders under the equity attributable to the Company’s owners. The capital reserve from transactions with non-controlling shareholders is not applied to the Statement of Income or the Statement of Comprehensive Income (not even upon the sale of the subsidiary for which the reserve was created).
When changes occur in the holding rate of a subsidiary, while retaining control, the Company reallocates the cumulative amounts recognized in other comprehensive income between the Company’s owners and the non-controlling shareholders.

IDB Development Corporation Ltd.

Note 2 – Principles of the Accounting Policy (cont.)
A.	Consolidated financial statements (cont.)
2.	Non-controlling shareholders (cont.)
The amount of the adjustment to non-controlling shareholders is calculated as follows:
For an increase in the amount of the holding, according to the proportionate share acquired from the balance of non-controlling shareholders in the consolidated financial statements prior to the transaction and allocated original differences.
For a decrease in the amount of the holding, according to the proportionate share realized by the owners of the subsidiary in the net assets of the subsidiary, including any goodwill and attributable original differences, without any change in their values. The cash flows deriving from transactions with non-controlling shareholders while retaining control are classified under financing activities in the statement of cash flows.
Inter-Company transactions for the transfer of shares of subsidiaries (whether the transactions are executed in cash or by an exchange of shares), in which there has been a change in the rate of the non-controlling shareholders, were accounted for as transactions with non-controlling shareholders.
3.	Transactions resulting in discontinuance of consolidation of financial statements
Loss of control
Upon the loss of control, the Group derecognizes the assets and liabilities of the subsidiary, any non-controlling shareholders and amounts recognized in capital reserves through other comprehensive income related to the subsidiary. If the Group maintains any investment in the former subsidiary, this outstanding investment is measured at fair value upon loss of control. The difference between the sum of the proceeds and fair value of the retained interest, and the derecognized balances is recognized in the Statement of Income, under the item for “profit from realization and increase in value of investments and assets, dividends” or under the item for “loss from realization, impairments and amortization of investments and assets”, according to the matter. Subsequently the retained interest is accounted for as an equity-accounted investee or as a financial asset depending on the level of influence retained by the Group in the relevant Company.
The amounts recognized in capital reserves through other comprehensive income with respect to the same subsidiary are reclassified to profit or loss or to retained earnings in the same manner that would have been applicable if the subsidiary had itself realized the same assets or liabilities.
4. Joint operations
When the Group has an interest in assets and liabilities attributed to joint arrangements, the Group recognizes the assets, liabilities, income and expenses of the joint operations pro-rata to its interest in these items, including its share of items jointly held or created. Gain or loss from transactions with joint ventures are only recognized up to the shares of the other parties to the joint venture. When these transactions provide indication of impairment of said assets, the Group recognizes the loss in full.
5.	Reversal of mutual transactions
Intra-group balances and any material unrealized income and expenses arising from intra-group transactions, are reversed in preparing these financial statements. Unrealized gain from transactions with associates and joint ventures have been reversed against the asset subject to the transaction, in conformity with Group interest in these investments. Losses not yet realized were eliminated in the same manner in which gains not yet realized were eliminated, as long as there was no evidence of a decline in value.
6. Investment in associates and joint ventures
In assessing significant influence over an associate, potential voting rights that are currently exercisable or convertible into shares of investment in associates and joint ventures is accounted for using the equity method and is initially recognized at cost. The investment cost includes transaction costs. Transaction costs which are directly attributed to the expected acquisition of an associate company or joint venture are recognized as an asset under the item for deferred expenses in the statement of financial position. These costs are added to the cost of the investment on the acquisition date. These financial statements include the Group’s share of profit or loss of investees and joint ventures (including recognition of profit or loss with respect to the Company’s share of a capital reserve recorded by investees and joint ventures with respect to transactions with non-controlling shareholder) and in their other comprehensive income (loss), after adjustments to align the accounting policies with those of the Group, from the date that significant influence or joint control commences until the date that significant influence or joint control ceases.

IDB Development Corporation Ltd.

Note 2 – Principles of the Accounting Policy (cont.)
A.	Consolidated financial statements (cont.)
6. Investment in associates and joint ventures (cont.)
When the Group’s share of losses exceeds its interest in an equity accounted investee, the carrying amount of that interest, including any long-term interests that form part thereof, is reduced to nil. When the Group’s share of long-term interests that form a part of the investment in the investee is different from its share in the investee’s equity, the Group continues to recognize its share of the investee’s losses, according to its economic interest in the long-term interests at that time. The recognition of further losses of the investee is discontinued unless the Group has an obligation to support the investee or has made payments on behalf of the investee, or has granted loans to it.
Excess cost of associates and joint ventures is presented as part of the investment. The excess cost of an investment in an associate or joint venture over the Group’s interest in the fair value of the associate’s identifiable assets (including intangible assets) net of the fair value of its identifiable liabilities (after the allocation of taxes) on the date of acquisition is attributable to goodwill.
Excess cost in an associate or joint venture is allocated to identifiable assets and identifiable liabilities having a finite useful life and amortized according to the aforesaid useful life. Goodwill and intangible assets having an indefinite useful life are not systematically amortized. For review of impairment of goodwill and intangible assets, see Note 2.m. below.
For attribution of deferred taxed with respect to investment in associates and joint ventures - see note 2.M.3. below.
For adjustments from translation of financial statements of associates and joint ventures, see section b.2. below.
7.	Change in the amounts of holdings in equity-accounted associates and joint ventures on a balance sheet basis value, while maintaining significant influence or joint control
When the Group increases its interest in an associate or joint venture accounted for by the equity method while retaining significant influence, it implements the acquisition method only with respect to the additional interest obtained whereas the previous interest is not remeasured and remains the same.
When there is a decrease in the interest in an associate or joint venture accounted for by the equity method while retaining significant influence or joint control, the Group derecognizes a proportionate part of its investment and recognizes a gain or loss from the sale under the item for “profit from realization and increase in value of investments and assets, and dividends” or under the item for “loss from realization, impairment and amortization of investments and assets”, according to the matter. The cost of the rights sold is determined according to a weighted average for purposes of calculating the gain or loss from the sale.
Furthermore, a proportionate part of the amounts recognized in capital reserves through other comprehensive income with respect to said equity-accounted associate or joint venture are reclassified to profit or loss or to retained earnings. The aforementioned accounting treatment also applies in cases where an investment in an associate turns into an investment in a joint venture or vice versa.
8.	Loss of significant influence or joint control
The Group discontinues application of equity-based accounting upon losing significant influence over the investee or joint control of the joint venture, and accounts for its remaining investment as a financial asset or – in the case of achieving control – as a subsidiary, as the case may be.
Upon losing significant influence or joint control, the Group measures at fair value any remaining investment in the former associate or joint venture.
The Company recognizes on the income statement under the item for “profit from realization and increase in value of investments and assets, and dividends” or under the item for “loss from realization, impairment and amortization of investments and assets,” respectively, any difference between the fair value of any remaining investment and any proceeds from realization of any part of the investment in the associate or joint venture and the carrying amount of said investment upon said date. The amounts recognized in equity through other comprehensive income with regard to that associate or joint venture are reclassified to profit or loss or retained earnings, in the same manner that would have been required had the associate or joint venture realized the related assets or liabilities itself.

IDB Development Corporation Ltd.

Note 2 – Principles of the Accounting Policy (cont.)
A.	Consolidated financial statements (cont.)
9. Acquisition of an asset company
Upon acquisition of an asset company, the Group exercises judgment in determining whether this is an acquisition of a business or of an asset, in order to determine the accounting treatment of such transaction. When reviewing whether an asset company constitutes a business, the Group evaluates, inter alia, the nature of existing processes at the asset company, including the scope and nature of any management, security, cleaning and maintenance services provided to tenants.
Transactions where the acquired company constitutes a business are treated as a business combination, as described above. However, transactions where the acquired company does not constitute a business are treated as the acquisition of a group of assets and liabilities. In such transactions, the acquisition cost including any transaction costs is attributed pro-rata to the identified assets and liabilities acquired based on their pro-rata fair value upon acquisition. In the latter case, no goodwill is recognized and no deferred taxes are recognized for temporary differences upon the acquisition date.
B.	Foreign currency
The functional currency is determined separately for each investee Company, including an associate presented by the equity method, and this currency is the basis for measuring its financial position and results of operations. When the functional currency of an investee Company is different from that of the Company, the investee Company constitutes a foreign operation and its financial statements are translated for purposes of their inclusion in the financial statements of the Company.
1.	Foreign currency transactions
Transactions in foreign currencies are translated to the relevant functional currencies of the Group companies at exchange rates at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies at the reporting date are translated to the functional currency at the exchange rate at that date. Non-monetary assets and liabilities that are measured in terms of historical cost in a foreign currency are translated using the exchange rate at the date of the transaction. Non-monetary assets and liabilities denominated in foreign currencies that are measured at fair value are translated to the functional currency at the exchange rate at the date that the fair value was determined. Non-monetary items denominated in foreign currency and measured at historical cost, are translated using the exchange rate as of the transaction date. Foreign currency differences arising on translation to the functional currency are generally recognized in profit or loss, although such foreign currency differences are recognized in other comprehensive income (loss) when they arise from the translation of derivatives used in cash flow hedges, to the extent the hedge is effective.
2.	Foreign operations
The assets and liabilities of foreign operations, including goodwill and fair value adjustments arising on acquisition, are translated to euro at exchange rates at the reporting date. The income and expenses of foreign operations are translated to NIS at exchange rates at the dates of the transactions.
Foreign currency translation differences are recognized as part of other comprehensive income (loss) and are presented in equity as part of the translation reserve for foreign operations (“translation reserve”).
When the foreign operation is a non-wholly-owned subsidiary of the Group, then the relevant proportionate share of the foreign operation translation difference is allocated to the non-controlling shareholders.
The financial statements of a foreign operation not directly held are translated into NIS according to the step-by-step consolidation method, by which the financial statements of the foreign operation are first translated into the functional currency of the direct parent company and are after that translated into the functional currency of the ultimate parent company.
Therefore, when a foreign operation not directly held is disposed of, the Group reclassifies to profit or loss the cumulative amount in the translation reserve created in the direct parent company of the foreign operation. If the indirectly held foreign operation and the direct parent company have the same functional currency, the Group’s policy is to not classify to profit or loss foreign currency differences that were accumulated in the translation reserve of the ultimate parent company upon the disposal of a foreign operation not directly held as aforesaid.
When a directly held foreign operation is disposed of, such that control, significant influence or joint control is lost, the cumulative amount in the translation reserve related to that foreign operation is reclassified to profit or loss as a part of the gain or loss on disposal.

IDB Development Corporation Ltd.

Note 2 – Principles of the Accounting Policy (cont.)
B.	Foreign currency (cont.)
2.	Foreign operations (cont.)
Furthermore, when the Group’s interest in a subsidiary that includes a foreign operation changes, while retaining control in the subsidiary, a proportionate part of the cumulative amount of the translation difference recognized in other comprehensive income (loss) is reattributed to non-controlling shareholders.
When the Group realizes part of an investment which is an associate or a joint venture which includes foreign operations, while maintaining significant influence or joint control, the pro-rata share of the accumulated exchange rate difference amount is reclassified to profit and loss.
In general, exchange rate differentials with respect to loans obtained by or extended to foreign operations, including foreign operations which are subsidiaries, are recognized on the consolidated financial statements under profit & loss.
When the settlement of loans that the Group received from a foreign operation or provided to a foreign operation is neither planned nor likely in the foreseeable future, foreign exchange gains and losses deriving from these financial items are included as part of a net investment in a foreign operation, are recognized as part of other comprehensive income (loss) and are presented within equity as part of the translation reserve. The settlement of these loans is not considered disposal of a net investment in a foreign operation and therefore upon settlement of the loans as aforesaid, the foreign currency differences that were recognized in their respect in other comprehensive income will not be included in profit or loss.
C.	Financial instruments
1.	Non-derivative financial instruments
Non-derivative financial instruments comprise investments in equity and debt securities, loans and credit granted, trade receivables, cash and cash equivalents.
Initial recognition of financial assets
The Group initially recognizes loans and receivables and deposits on the date that they are created according to their fair value on the trade date. All other financial assets acquired in a regular way (regular way purchase), including assets designated at fair value through profit or loss, are recognized initially on the trade date. Financial assets are initially measured at fair value. If the financial asset is not subsequently accounted for at fair value, then the initial measurement includes transaction costs that are directly attributable to the asset acquisition or creation. The Group subsequently measures financial assets at either fair value or amortized cost as described below.
Derecognition of financial assets
Financial assets are derecognized when the contractual rights of the Group to the cash flows from the asset expire, or the Group transfers to others the rights to receive the contractual cash flows on the financial asset in a transaction in which substantially all the risks and rewards of ownership of the financial asset are transferred.
Any interest in transferred financial assets that is created or retained by the Group is recognized as a separate asset or liability.
Regular way sales of financial assets are recognized on the trade date, meaning on the date the Company undertook to sell the asset.
Regarding the offset of financial assets and financial liabilities, see section 5 below.
Classification of financial assets into categories and the accounting treatment of each category
Since January 1, 2012 the Group has applied IFRS 9 (2009) Financial Instruments (“IFRS 9”) on an early basis with regard to the classification and measurement of financial assets, with a date of initial application of January 1, 2012, without early adoption of the remainder of the rules which were determined in the final version of IFRS 9 (2014), Financial Assets which is mentioned in section 1 of note 2.X. below.
IFRS 9 requires that an entity classify its debt instruments as being measured at amortized cost or fair value according to the entity’s business model for managing the financial assets and the contractual cash flow characteristics of the financial assets. IFRS 9 permits in certain cases to recognize the changes in fair value of the equity instruments in other comprehensive income (loss).
In accordance with the transitional provisions of IFRS 9, the classification of the financial assets held by the Group on the date of initial application of IFRS 9 (those not yet derecognized as of January 1, 2012) was based on the facts and circumstances of the business model by which the assets were held at that date.

IDB Development Corporation Ltd.

Note 2 – Principles of the Accounting Policy (cont.)
C.	Financial instruments (cont.)
1.	Non-derivative financial instruments (cont.)
Derecognition of financial assets
Financial assets measured at amortized cost
A financial asset is subsequently measured at amortized cost, using the effective interest method and net of any impairment loss, if:
•	The asset is held within a business model with the objective of holding the assets to collect the contractual cash flows.
•	According to the contractual terms of the financial asset, the asset gives rise on specified dates to cash flows that are solely payments of principle and interest, and
•	The Group has not elected to designate it at fair value through profit or loss in order to reduce or eliminate an accounting mismatch.
The fair value of financial assets measured at amortized cost, including trade and other receivables, excluding construction work in progress is estimated as the present value of future cash flows, discounted at the market rate of interest at the measurement date. Short-term trade and other receivables with no stated interest rate are measured at the original invoice amount if the effect of discounting is immaterial. The fair value of loans and other receivables is determined at initial recognition. In periods subsequent to initial recognition, the fair value is determined for disclosure purposes only.
The Group’s policy on impairment of financial assets measured at amortized cost is described in note 2.M.1. below.
Cash and cash equivalents – Cash comprises cash balances available for immediate use and call deposits. Cash equivalents comprise short-term highly liquid investments (with original maturities of three months or less) that are readily convertible into known amounts of cash and are exposed to insignificant risks of change in value. Bank overdrafts that are repayable on demand and form an integral part of the Group’s cash management are included as a component of cash and cash equivalents for the purpose of the statement of cash flows.
Financial assets measured at fair value
Financial assets other than those classified as measured at amortized cost are subsequently measured at fair value with all changes in fair value recognized in profit or loss, other than as described below. Regarding certain financial assets which are capital in nature that are not held for trade, the Group has chosen the initial date of recognition of the asset, or the date of initial implementation of IFRS 9, to recognize the changes in fair value to other comprehensive income. For instruments which are measured according to fair value through other comprehensive income, profits and losses are never transferred to profit or loss and impairments are not recognized in the income statement.
Upon the disposal of the asset, the Group transfers the balance of the reserve in respect to retained earnings. The income from dividends in respect of these instruments is recognized in the income statement, unless they distinctively represent a recovery of some of the investment costs.
It should be noted that in April 2012 the Company and Koor decided not to apply the investment of Koor in shares of Credit Suisse to other comprehensive income (loss) on the date of the initial implementation of IFRS 9, but to recognize changes in fair value of the investment in the Statement of Income.
2.	Derivative financial instruments, including hedge accounting
The Group holds derivative financial instruments to hedge its foreign currency, linkage risk exposures and derivatives that do not serve hedging purposes, including separable embedded derivatives.
Derivatives are initially recognized at fair value. Attributable transaction costs are recognized on the income statement when incurred. Subsequent to initial recognition, derivatives are measured at fair value, and changes therein are accounted for as follows.
Hedge accounting
A hedge is classified by the Group as an accounting hedge if at the beginning of the hedge the Group formally documents the relationship between the hedging instrument and hedged item, including the risk management objectives and strategy in undertaking the hedge transaction, together with the methods that will be used to assess the effectiveness of the hedging relationship.

IDB Development Corporation Ltd.

Note 2 – Principles of the Accounting Policy (cont.)
C.	Financial instruments (cont.)
2.	Derivative financial instruments, including hedge accounting (cont.)
Hedge accounting (cont.)
The Group makes an assessment, both at the inception of the hedge relationship as well as in subsequent periods, whether the hedging instruments are expected to be “highly effective” in offsetting the changes in the fair value or cash flows of the respective hedged items during the period for which the hedge is designated, and whether the actual results of each hedge are expected to be within a range of 80%-125%.
For a cash flow hedge of a forecast transaction, the transaction should be highly probable to occur and should present an exposure to variations in cash flows that could ultimately affect profit or loss.
Cash flow hedging
Changes in the fair value of the derivative hedging instrument designated as a cash flow hedge are recognized through other comprehensive income (loss) directly in a hedging reserve, to the extent that the hedge is effective. To the extent that the hedge is ineffective, changes in fair value are recognized in profit or loss. The amount recognized in the hedging reserve is removed and included in profit or loss in the same period as the hedged cash flows affect profit or loss under the same line item in the income statement as the hedged item.
If the hedging instrument no longer meets the criteria for hedge accounting as described above, expires or is sold, terminated or exercised, then hedge accounting is discontinued prospectively. If the forecasted transaction has either taken place or is no longer expected to occur, then the cumulative gain or loss previously recognized in the hedging reserve is recognized immediately in profit or loss. When the hedged item is a non-financial asset, the amount recognized in the hedging reserve is transferred to the carrying amount of the asset when it is recognized. In other cases the amount recognized in the hedging reserve is transferred to income statement in the same period that the hedged item affects profit or loss.
Economic hedging
Hedge accounting is not applied to derivative instruments that economically hedge certain monetary assets and liabilities denominated in foreign currencies or linked to the CPI. Changes in the fair value of such derivatives are recognized on the income statement as financing income or expenses.
Derivatives that do not serve as a hedge and a hedge that does not meet the criteria of an accounting hedge
The changes in fair value of these derivatives are recognized in the income statement as financing income or expenses.
Separable embedded derivatives that do not serve hedging purposes
Embedded derivatives are separated from the host contract and accounted for separately if: (a) the economic characteristics and risks of the host contract and the embedded derivative are not closely related, (b) a separate instrument with the same terms as the embedded derivative would meet the definition of a derivative, and (c) the combined instrument is not measured at fair value through profit or loss.
Changes in the fair value of separable embedded derivatives are recognized in the income statement as financing income or expenses. See also note 16.F.1.d. below regarding an embedded derivative included in the non-recourse loan that was received by Koor.
As part of the adoption of IFRS 9, the Group has not separated embedded derivatives in a financial asset host contract. Instead, the entire financial instrument is assessed and classified as described above in section 1 above.
Business combination contracts
Forward contracts between an acquirer and a seller with respect to the sale or acquisition of a controlled entity, in a business combination at a future acquisition date, are not accounted for as a derivative, when the term of the forward contract does not exceed the period normally necessary for obtaining the approvals required for the transaction. The aforesaid accounting treatment does not apply to acquisitions and sales of equity accounted investees not within the framework of business combinations, which are treated in accordance with the balance sheet value method.

IDB Development Corporation Ltd.

Note 2 – Principles of the Accounting Policy (cont.)
C.	Financial instruments (cont.)
3.	Hybrid financial instruments
The non-recourse loan Koor received as part of the sale of control in Adama in 2011, which is secured solely by a pledge on shares of Adama, is economically equivalent to a combination of Koor’s obligation to transfer shares of Adama, against consideration received, with a call option of Koor to purchase shares of Adama. Accordingly, the non-recourse loan was separated into these two components, on the basis of an opinion of an independent appraiser.
The commitment to transfer shares of Adama (including the inflow that will derive from them), is the host contract, which is measured at initial recognition at fair value (at the amount in cash that was received as a loan which reflects that value of the cash flow deriving from holding shares of Adama at the date of the transaction, and is consistent with the value of the shares reflected in the price of the transaction). In subsequent periods the aforesaid liability is measured at amortized cost according to the present value of the expected fair value of the Adama shares on the expected date of repayment of the loan, discounted at the effective interest rate determined on the initial date of separating the host contract and the embedded derivative (based on the yield rate on equity that was used in the valuation of Adama shares). The value of the shares of Adama was estimated as specified in note 16.F.1.d below. The embedded derivative represents a call option of Koor to purchase shares of Adama and is calculated taking into consideration the future interest payments on the loan. Changes in the value of the host contract and the embedded derivative are recognized in profit or loss.
The aforesaid host contract and embedded derivative (“hybrid financial instrument for a non-recourse loan”) is presented net in a separate item in the Statement of Financial Position, and disclosure of its components and the main estimates used in the calculation thereof is given in note 16.F.1.d. below.
4.	Assets and liabilities linked to the CPI which are not measured at fair value
The value of CPI-linked financial assets and liabilities, which are not measured at fair value, is remeasured every period in accordance with the actual increase/decrease in the CPI.
5.	Financial liabilities
The Group has non-derivative financial liabilities, such as: bank overdrafts, bonds issued by the Group, loans and credit from banking institutions and other credit providers, finance lease liabilities, and trade and other payables.
Initial recognition of financial liabilities
The Group initially recognizes debt instruments issued, at their date of creation according to their fair value on the trade date.
Financial liabilities are initially recognized at fair value with the addition of all attributable transaction costs. Subsequent to initial recognition, financial liabilities are measured at amortized cost, in accordance with the effective interest method.
Transaction costs directly attributable to an expected issuance of an instrument that will be classified as a financial liability are recognized as an asset in the Statement of Financial Position. These transaction costs are deducted from the financial liability upon its initial recognition, or are amortized as financing expenses in the income statement when the issuance is no longer expected to occur. Upon the expansion of bond series in consideration for cash, the bonds are initially recognized according to their fair value which is the consideration received for the issuance (as this is the best market to which the issuer has immediate access), without any recognition of profit or loss in respect of the difference between the consideration for the issue and the stock exchange value of the marketable bonds near the time of their issue.
Derecognition of financial liabilities
Financial liabilities are derecognized when the obligations of the Group, as set out in the agreement, expire, are settled or are cancelled.
Change in terms of debt instruments
An exchange of financial liabilities having substantially different terms, between an existing borrower and lender are accounted for as an extinguishment of the original financial liability and the recognition of a new financial liability at fair value, with the difference being recognized in profit or loss under financing income or expenses. Moreover, significant changes in terms and conditions of an existing financial liability or part thereof are treated as discharge of the original financial liability and recognition of a new financial liability.

IDB Development Corporation Ltd.

Note 2 – Principles of the Accounting Policy (cont.)
C.	Financial instruments (cont.)
5.	Financial liabilities (cont.)
Change in terms of debt instruments (cont.)
The terms are substantially different also if the discounted present value of the cash flows according to the new terms, including any commissions paid, less any commissions received and discounted using the original effective interest rate, is different by at least ten percent from the discounted present value of the remaining cash flows of the original financial liability.
In addition to the aforesaid quantitative examination, the Group also examines qualitative criteria in order to determine whether there has been an exchange of debt instruments having substantially different terms, including the overall features of the exchanged debt instruments and the economic parameters inherent in them, which when substantially different may create a different economic risk for the holder of the debt instruments at the time of the exchange. These economic parameters comprise, inter alia, the average duration of the exchanged debt instruments and to what extent the terms of the debt instruments (such as linkage to the CPI, linkage to foreign currency, variable interest) have an effect on the cash flows from the instruments. In this respect, in the absence of any unusual circumstances indicating otherwise, a new debt instrument that removes or adds linkage to the CPI or the exchange of a debt instrument bearing variable interest with a debt instrument bearing fixed interest and vice versa, is considered a debt instrument with substantially different terms.
Offset of financial instruments
A financial asset and financial liability are offset and presented in a net amount in the Statement of Financial Position when the Group has an immediately enforceable right to offset the amounts recognized and it has the intention to settle the asset and the liability on a net basis or to realize the asset and settle the liability simultaneously.
6. Issuance of block of securities
The consideration received from the issuance of a block of securities is attributed at first to financial liabilities that are measured each period at fair value through profit or loss, and then to financial liabilities that are measured only upon initial recognition at fair value.
The remaining amount is the value of the equity component. Direct issuance costs are attributed to the specific securities in respect of which they were incurred, whereas joint issuance costs are attributed to the securities on a proportionate basis according to the allocation of the consideration from the issuance of the block, as indicated above.
D.	Fixed assets
1.	Recognition and measurement
Fixed asset items are measured at cost less accumulated depreciation and any accumulated impairment losses.
The cost of fixed assets includes costs that are directly attributable to the acquisition of the asset. The cost of self-constructed assets includes the cost of materials and direct labor, and any other costs directly attributable to bringing the asset to the location and condition necessary for it to begin operating in the manner intended by management, an estimate of the costs of dismantling and removing the items and restoring the site on which they are located (when the Group has an obligation to dismantle and remove the asset or to restore the site), as well as capitalized credit costs. Purchased software that is integral to the related equipment is recognized as part of that equipment. Spare parts, servicing equipment and stand-by equipment are classified as fixed assets if compliant with the definition of fixed assets pursuant to IAS 16 – otherwise they are classified as inventory.
When major parts of a fixed asset item (including costs of major periodic inspections), such as communication networks, have different useful lives, they are accounted for as separate items (major components) of fixed assets, and each component is depreciated over its useful life.
Changes in the obligation to dismantle and remove the items and to restore the site on which they are located, other than changes deriving from the passing of time, are added or deducted from the cost of the asset in the period in which they occur. The amount deducted from the cost of the asset shall not exceed the balance of the carrying amount on the date of change, and any balance is attributed in the income statement. The costs of constructing facilities for the prevention of environmental pollution, which increase the useful life or efficiency of the facility, or reduce or prevent pollution of the environment, are included in the cost of the fixed assets and depreciated according to the Group’s regular depreciation policy.

IDB Development Corporation Ltd.

Note 2 – Principles of the Accounting Policy (cont.)
D.	Fixed assets (cont.)
2.	Subsequent costs
The cost of replacing part of a fixed asset item and other subsequent costs are recognized in the carrying amount of the fixed asset if it is probable that the future economic benefits associated with them will flow to the Group and its cost can be measured reliably. The carrying amount of the replaced part of a fixed asset item is derecognized. The costs of the day-to-day maintenance of fixed asset items are recognized on the income statement when incurred.
3.	Depreciation
Depreciation is the systematic allocation of the recoverable value of an asset over its useful life span. Depreciable amount, or another amount in lieu of cost, is the asset cost less its residual value.
An asset is depreciated from the date it is ready for use, meaning the date it reaches the location and condition required for it to operate in the manner intended by management.
Depreciation is recognized in the income statement (unless it is included in the carrying amount of another asset) on a straight-line basis over the estimated useful lives of each part of a fixed asset item, since this method reflects the forecasted consummation pattern of the future economic benefits inherent in the asset in the best manner. Leased assets, including land under financing lease and leasehold improvements, are depreciated over the lease period or the useful life of the assets, whichever is shorter, unless it is reasonably expected that the Group would take ownership of the asset upon termination of the lease period. Owned land is not depreciated. Costs of significant overhauls are depreciated over the earlier of the remaining useful life of the relevant asset or the date of the next overhaul.
The estimated useful lives for the current and comparative periods are as follows:
Years
Buildings	25-50
Machinery, plant & equipment	3-22	(mainly 10-14 years)
Office furniture and equipment	3-17
Computers	3-7
Vehicles	3-10
Fixtures in leased buildings	3-24
Communications network	4-20
Communications network control and examination equipment	4-7
Airplanes	20-25
Land under finance lease* Up to 98 years (including future lease option)
*	See also section G below in this note.
The estimates used for the depreciation methods, useful lives and residual values are reviewed at least at the end of each financial year, and adjusted if appropriate.
E.	Intangible assets
1.	Goodwill
Goodwill that arises on the acquisition of subsidiaries, acquisition of an operation in business combinations and goodwill that arises when recognizing and recording a contingent consideration liability relating to a put option granted by the Group to non-controlling shareholders, is presented as part of intangible assets. For information on measurement of goodwill at initial recognition – see section a.1 above in this note.
Subsequent measurement
Goodwill is measured at cost less accumulated impairment losses, if any. Goodwill, in respect of investees which are treated according to the equity basis method, is included in the investment’s book value.
2.	R&D
Expenditure on research activities, undertaken with the prospect of gaining new scientific or technical knowledge and understanding, is recognized in the income statement when incurred.
Development activities are activities that are connected to a plan or design for the production of new or substantially improved products and processes. Development costs are recognized as an intangible asset only if: development costs can be measured reliably, the product or process is technically and commercially feasible, future economic benefits are probable, and the Group intends to and has sufficient resources to complete development and to use or sell the asset.

IDB Development Corporation Ltd.

Note 2 – Principles of the Accounting Policy (cont.)
E.	Intangible assets (cont.)
2.	R&D (cont.)
The expenditure recognized as an intangible asset from research activities includes the cost of materials, direct labor, overhead costs that are directly attributable to preparing the asset for its intended use and capitalized borrowing costs. Other development expenditure is recognized in income statement as incurred.
Direct and certain indirect development costs deriving from the development of an information system for self-use, and salaries of employees working on the development of software during the development period, are recognized as an intangible asset. These assets are amortized on a straight-line basis from the date the asset is ready for use. These assets are tested for impairment once a year until such date as they are available for use.
In subsequent periods, development expenditure recognized as an intangible asset is measured at cost less accumulated amortization and accumulated impairment losses.
3.	Other intangible assets
a.
Intangible assets that are acquired in a business combination are recognized at their acquisition date fair value. Subsequent to initial recognition, intangible assets acquired by the Group are measured at cost (including direct costs required in order to bring the assets to operation), less accumulated amortization (other than intangible assets having an indefinite useful life) and impairment losses.

b.
Subsequent expenditure is recognized as an intangible asset only when it increases the future economic benefits embodied in the specific asset to which it relates. All other expenditure, including expenditure on internally generated goodwill and brands, is recognized in income statement as incurred.

c.	Customer relations - The excess cost that was attributed in subsidiaries to customer relations. These customer relations have a finite useful life.
d.	Brand - The excess cost that was attributed in subsidiaries to a brand. Some of the brands have a finite useful life and some have an indefinite useful life.
e.
Lease agreements - Excess cost attributed in a subsidiary to lease agreements. The lease agreements have a limited period of time. The useful life of this asset also takes into consideration options to extend the lease period.

f.
Other than goodwill, for part of the brands and the agreement with Rafael, which have indefinite useful lives, amortization is calculated in accordance with the expected economic benefit from the assets in each period, on the basis of the estimated useful life of each group of assets, from the date that they are available for use i.e. (brought to the working condition for their intended use). If the intangible assets consist of several components with different estimated useful lives, the individual significant components are amortized over their individual useful lives. Intangible assets created in Group companies are not systematically amortized until they are available for use. Therefore, intangible assets not available for use, such as development costs, are tested for impairment at least once a year, until such date as they are available for use.

IDB Development Corporation Ltd.

Note 2 – Principles of the Accounting Policy (cont.)
E.	Intangible assets (cont.)
3.	Other intangible assets (cont.)
The estimated useful lives for the current and comparative periods of the principal intangible assets are as follows:
Years
Client relations	5-10 years (2013: 5-20 years, mainly 6-8 years)
Brands and trademarks	20 years (2013: 8-20 years, mainly 20 years)
Licenses	17-20 (mainly 17 years)
Licensing in associate	8
IT	4
Software	3-7
Concessions	8-33 (mainly 4-10 years)
Use rights of patents and technology	2013: 8-20 years (mainly 8 years)
Development costs recognized as intangible asset	2013: 3 years
Intangible assets from acquisition of products in associate	20
Non-competition and confidentiality agreement	2-5
Marketing rights in associate	5-10
Lease agreements	3-20
Orders backlog	1-3
Right to use trademarks of an associate	mainly 4 years

The systematic amortization of development in progress that was acquired in a business combination begins upon the beginning of sales deriving from the developed technology. The amortization period reflects the future useful life, based on an assessment of the period in which there will be sales deriving from the developed technology.
The estimates regarding amortization methods, useful lives and residual values are reviewed at each financial year-end and adjusted if appropriate.
Goodwill and a brand having an indefinite useful life are not systematically amortized but are tested for impairment at least once a year.
The Group examines at least once a year the useful life of intangible assets that are not periodically amortized in order to determine whether the events and circumstances continue to support the decision that the intangible asset has an indefinite useful life.
F.	Investment property (real estate)
Investment property is property (land or building – or part of a building – or both) held by the Group (as the owner or by the lessee under a finance lease) either to earn rental income or for capital appreciation or for both, but not for:
1.	Use in the production or supply of goods or services or for administrative purposes; or
2.	Sale in the ordinary course of business.
Investment property is initially measured at cost including capitalized borrowing costs. Cost includes expenditure that is directly attributable to acquisition of the investment property. The cost of self-constructed investment property includes direct labor and material cost and other costs directly attributable to bringing the asset to the condition required for its intended use by management. In subsequent periods the investment property is measured at fair value with any changes therein recognized in the income statement.
The Group measures its investment property under construction as follows:
1.	According to fair value (without the capitalization of borrowing costs) when the fair value of the investment property under construction is reliably determinable; and
2.
When the fair value is not reliably determinable, at fair value of the land plus cost during the construction period until the earlier of the date on which construction is completed or when its fair value becomes reliably determinable.

IDB Development Corporation Ltd.

Note 2 – Principles of the Accounting Policy (cont.)
F.	Investment property (real estate) (cont.)
When property is transferred from owner-occupied property to investment property, measured at fair value, the asset is re-measured according to fair value and is classified as investment property. Any gain from the re-measurement is recognized in other comprehensive income (loss) and presented in equity in a revaluation reserve, unless the gain reverses a previous impairment loss on the property, in which case the gain is first recognized in profit or loss (up to the amount of the previous impairment loss). Any loss is included directly as an expense. When an investment property that was previously classified as a fixed asset is sold, any related amount included in the revaluation reserve is transferred directly to retained earnings. When the investment property measured according to fair value becomes a fixed asset (owner-occupied property) or inventory, its fair value at the date of the change becomes the cost for subsequent accounting treatment. When inventory becomes investment property measured at fair value, any difference between the fair value of the property on that date and its previous value on the books is included directly in profit or loss.
The Group estimates the value of investment property at least once a year and when there are indications of changes in its value (whichever earlier).
The undertaking to pay a land betterment levy with respect to investment property is recognized on the date of realization of the rights. Accordingly, the measurement of the fair value of the investment property prior to the recognition of the liability to pay betterment fees, includes the negative cash flows attributed to the levy.
Gains and losses on disposal of an investment property are measured by comparing the proceeds from disposal with the fair value of the investment property before its sale, and are recognized in profit or loss under the item for “increase in the fair value of investment property”, or “decrease in the fair value of investment property”, as relevant.
G.	Leased Assets and Lease Payments
Leases, including land leases from the Israel Land Administration (“ILA”) or from third parties, where the Group essentially bears all risk and reward associated with the property, are classified as financing leases. Upon initial recognition the leased assets are measured and a liability is recognized at an amount equal to the lower of its fair value and the present value of the minimum lease payments. When measuring the liability for non-capitalized leases of land from the Administration, the Group discounts the future minimum lease payments at a real interest rate of 5% on the basis of the capitalization rate used by the Administration at the date of the lease agreement.
Future payments for exercising an option to extend the lease from the Administration are not recognized as part of an asset and corresponding liability since they constitute contingent lease payments that are derived from the fair value of the land on the future dates of renewing the lease agreement. Subsequent to initial recognition, the asset is accounted for in accordance with the accounting policy applicable to that type of asset.
Other leases are operating leases and the leased assets are not recognized on the Group’s Statement of Financial Position. Property under an operating lease classified by the Group as investment property is recognized in the Group’s Statement of Financial Position at fair value, and the lease is accounted for as a finance lease at initial recognition, meaning the asset is recognized at the fair value of the property or the present value of the minimum lease payments, whichever lower.
Prepaid lease fees to the Administration in respect of land leases classified as operating leases are presented on the Statement of Financial Position and recognized in profit or loss over the lease period. The lease period takes into consideration an option to extend the lease period if at the beginning of the lease it was probable that the option will be exercised.
When a lease includes both a land component and a buildings component, each component is considered separately for the purpose of classifying the lease, with the principal consideration regarding the classification of land being the fact that land normally has an indefinite useful life.
Lease payments in respect of operating leases of land related to projects under construction, which is not inventory, are recorded as a prepaid expense. Payments for an operating lease, other than contingent lease fees, are charged to the statement of profit and loss using the straight line method over the lease term.
Minimum lease payments made under finance leases are apportioned between the financing expense and the reduction of the outstanding liability. The financing expense is allocated to each period during the lease term so as to produce a constant periodic rate of interest on the remaining balance of the liability. Contingent lease payments are accounted for by revising the minimum lease payments over the remaining term of the lease when the lease adjustment is confirmed.

IDB Development Corporation Ltd.

Note 2 – Principles of the Accounting Policy (cont.)
H.	Transactions for the acquisition of an irrevocable right to use the capacity of underwater communication lines
Transactions for the acquisition of an irrevocable right to use the capacity of underwater communication lines are accounted for as arrangements for the receipt of service. The amount paid in respect of the rights to use communication lines is recognized as a prepaid expense and is amortized on a straight line basis over the period specified in the agreement, including the period of the option, which constitute the estimated useful life of such capacities. See also section t. below.
I.	Inventory
Inventory is measured at the lower of cost and net realizable value. The cost of inventory includes expenditure incurred in acquiring the inventory and bringing it to its existing location and condition. In the case of inventories of work in progress and finished goods, cost includes an appropriate share of production overheads based on normal operating capacity. Net realizable value is the estimated selling price in the ordinary course of business, less the estimated costs of completion and selling expenses. Net realizable value is determined on an ongoing basis, and takes into consideration the type of the product and its age, on the basis of past experience accumulated with respect to the life of the product.
Cost of inventory is determined as follows: inventory of goods in stores and warehouses – at the last purchase price (reflecting average moving price); inventory of raw and packing materials – on a moving average basis or a “first in-first out” basis according to the type of material; inventory of finished goods and work in progress – at a standard cost that reflects the average manufacturing cost for the period, or on the basis of production expenses, with the component of raw and auxiliary materials being determined on a “first in – first out basis and the labor component and indirect expenses being determined on a weighted average basis or on a moving average basis, all in accordance with the nature of the finished product; purchased goods and spare parts – on a “first in – first out” basis or on a moving average basis.
J. Inventory of cellular telephones and inventory for landline communications
Inventory of cellular telephones, related accessories and spare parts are presented at the lower of cost or net realizable value. Cost is calculated on a moving average basis.
The cost of inventory which serves line communications is measured on a “first-in, first-out” basis.
The Group periodically reviews inventory and its age and records a provision for impairment of inventory as needed.
K.	Inventory of real estate and residential apartments
Inventory of real estate and residential apartments is measured at the lower of cost and net realizable value. Inventory cost includes the cost of inventory acquisition (including pre-paid leasing fee) and of bringing it to the current location and state. In the case of inventory under construction and inventory of completed buildings, cost includes an appropriate share of construction overheads. Net realizable value is the estimated selling price in the ordinary course of business, less the estimated costs of completion and selling expenses.
Inventory of real estate acquired in transactions in which the seller of the real estate receives building services is recognized at fair value on the date of handing over the real estate concurrently with the recognition of a liability for building services.
Inventory of real estate acquired in transactions in which the Group undertakes to hand over cash in an amount that depends on the price the apartments built on the land are sold, is measured according to the fair value of the financial liability created in respect of the anticipated future payments. In subsequent periods, the financial liability is remeasured according to the anticipated cash flows discounted at the original effective interest rate of the liability every period. Changes deriving from changes in the estimated cash flows constitute a part of the financing costs in respect of the financial liabilities in the proceeds transaction and are capitalized to the cost of the asset, to the extent they constitute qualifying borrowing costs.

IDB Development Corporation Ltd.

Note 2 – Principles of the Accounting Policy (cont.)
L.	Capitalization of borrowing costs

Specific borrowing costs and non-specific borrowing costs were capitalized to qualified assets over the period required for completion and construction, through the date on which they are ready for their designated use. Non-specific credit costs are capitalized to the investment in qualifying assets, or portion thereof, which was not financed with specific credit by means of a rate which is the weighted-average cost of the credit sources which were not specifically capitalized. Exchange rate differentials due to borrowing in foreign currency are capitalized to the extent considered as adjustment to interest costs. Other borrowing costs are recognized in the income statement when incurred. In the event of suspension of active development of a qualifying asset, the capitalization of the credit costs is suspended during that period.

M. Impairment
1. Financial assets
A financial asset not carried at fair value through profit or loss, or at fair value through other comprehensive income (loss) is tested for impairment when objective evidence indicates that a loss event has occurred after the initial recognition of the asset, and that the loss event had a negative effect on the estimated future cash flows of that asset that can be estimated reliably.
Objective evidence that financial assets are impaired can include default by a debtor, restructuring of an amount due to the Group on terms that the Group would not consider otherwise, indications that a debtor will enter bankruptcy, adverse changes in the payment status of borrowers, changes in the economic environment that correlate with insolvency of issuers, or the disappearance of an active market for a security and observable information pointing to a measurable decrease in the expected cash flow from a group of financial assets.
An impairment loss in respect of a financial asset measured at amortized cost is calculated as the difference between its carrying amount, and the present value of the estimated future cash flows discounted at the original effective interest rate. Loss is applied to the Statement of Income and presented as provision for loss against the balance of the financial asset measured at amortized cost. Interest income with respect to assets whose value is impaired, is recognized using the interest rate used to discount future cash flows for measurement of impairment loss.
Individually significant financial assets measured by amortized cost are tested for impairment on an individual basis. Other financial assets presented at amortized cost are assessed collectively in groups that share similar credit risk characteristics.
All impairment losses are applied to the Statement of Income.
An impairment loss is reversed if the reversal can be related objectively to an event occurring after the impairment loss was recognized (such as repayment by the debtor). For financial assets measured at amortized cost, the reversal is recognized in the Statement of Income.
2.	Non-financial assets
Timing of impairment testing
The carrying amounts of the Group’s non-financial assets, investment property, inventory and deferred tax assets, are reviewed at each reporting date to determine whether there is any indication of impairment. Indications that are examined by the Group with respect to the value of its investments include a decline in prices on the stock exchange, continuing losses on its investments, the industry in which its investees operate, excess cost included in the investments and other parameters.
If any such indication exists, then the asset’s recoverable amount is estimated. Once a year and on the same date for each cash generating unit, or more frequently if there are indications of impairment, the Group estimates the recoverable amount of the goodwill and intangible assets that have indefinite useful lives or are unavailable for use.
Determining cash-generating units
For the purpose of an impairment test, the assets which cannot be individually tested are grouped together to the smallest group of assets which generates cash from ongoing use, which are essentially independent of other assets and other groups of assets (“cash generating units”).
With regard to cash generating units of a retail chain at an investee company (“the chain”), the procedure of impairment test for the group is performed in three stages:
In the first stage, the group examines for each of the chain’s branches whether there are signs indicating an impairment in value of the branch.

IDB Development Corporation Ltd.

Note 2 – Principles of the Accounting Policy (cont.)
M. Impairment (cont.)
2.	Non-financial assets (cont.)
Determining cash-generating units (cont.)
At the second stage, branches with a discounted cash flow, which does not exceed the amortized cost of the branch assets as recorded in the Group’s books (including identifiable intangible assets attributable to the branch) are examined as part of a cash generating unit which constitutes an operating complex, whilst the positive cash flows of one branch are dependent upon the cash flows of a different branch in the same geographical area. This, in light of the strategy of the investee company, according to which the closure of one loss-making branch at an area where additional branches are located, may cause a decrease in the profitability of a branch located in the same geographical area.
At the third stage, the Group estimates the recoverable amount of the cash generating unit which was identified, as specified above, which contains the branch that has a discounted cash flow which does not exceed the amortized cost of the branch’s assets, net, as specified above.
Measurement of recoverable amount
The recoverable amount of an asset or cash-generating unit is the greater of its value in use and its fair value less costs to sell. In determining value in use, the Group discounts the estimated future cash flows that reflect the current position of the asset and represent the best estimate regarding the economic conditions that will exist during the remaining useful life of the asset. The cash flows in respect of a cash-generating unit are discounted using a pre-tax interest rate that reflects current market participants’ assessments of the time value of money and the risks specific to the asset or the cash-generating unit, for which the estimated future cash flows from the asset or cash-generating unit were not adjusted. In assessing the impairment of associates and joint ventures, the cash flows are discounted using an appropriate after-tax interest rate.
Corporate assets
The Company’s corporate assets do not generate separate cash inflows and are utilized by more than one cash-generating unit. Certain corporate assets are allocated to cash-generating units on a reasonable and consistent basis and tested for impairment as part of testing of the cash-generating units to which the corporate assets are allocated.
Other corporate assets that cannot be reasonably and consistently allocated to cash-generating units are allocated to groups of cash-generating units if there are indications that a corporate asset may be impaired or indications of impairment in a group of cash-generating units, in which case the recoverable amount is determined for the group of cash-generating units that uses the corporate asset. In such case, the recoverable amount is determined for the group of cash-generating units served by the headquarters.
Recognition of impairment loss
An impairment loss is recognized if the carrying amount of an asset or its cash-generating unit exceeds its estimated recoverable amount. Impairment losses are recognized in the income statement. Impairment losses on an asset that was revalued in the past and the revaluation was included in a capital reserve, are recognized in other comprehensive income until the reserve is reduced to zero and the balance is recognized in the income statement. The goodwill acquired in a business combination, for the purpose of impairment testing, is allocated to cash-generating units, including those existing in the Group before the business combination, that are expected to benefit from the synergies of the combination.
Each unit or group of units to which goodwill was allocated as aforementioned represents the lowest level in the Group for which goodwill is monitored for internal management reporting purposes and is not larger than an operating segment (before the aggregation of similar segments).
When goodwill is not monitored for internal reporting purposes, it is allocated to operating segments (before the aggregation of similar segments) and not to a cash-generating unit (or group of cash-generating units) lower in level than an operating segment.
For purposes of testing impairment of goodwill attributed to cash generating units held also by non-controlling shareholders, which were initially measured according to their relative interest in the net assets of the acquired entity, the carrying amounts of the goodwill and the other excess costs allocated to the cash generating unit are adjusted to include also the goodwill and the other excess costs attributed to the non-controlling shareholders. Subsequently, a comparison is made between this adjusted carrying amount and the recoverable amount of that unit in order to determine whether it has been impaired.

IDB Development Corporation Ltd.

Note 2 – Principles of the Accounting Policy (cont.)
M. Impairment (cont.)
2.	Non-financial assets (cont.)
Recognition of impairment loss (cont.)
The adjustments of the goodwill and the other excess costs are made according to the holding rate in the entity to which they are attributed on January 1, 2010 or the original date on which they were recognized, whichever later, and disregarding any control premiums included in goodwill balances.
Allocation of impairment loss to non-controlling shareholder
If there is indication of impairment of a cash generating unit, an impairment loss is allocated between the owners of the Company and the non-controlling shareholders according to their pro rata share in the goodwill and other excess costs to which the impairment relates, prior to their adjustment as specified above. Nonetheless, if the impairment loss attributed to the non-controlling shareholders relates to goodwill or other excess costs that were not recognized in the consolidated financial statements of the parent Company, this impairment is not recognized as an impairment loss. In these cases, only an impairment loss attributed to goodwill and other excess costs recognized in the financial statements of the Company is recognized as an impairment loss.
Reversal of impairment loss
An impairment loss in respect of goodwill is not reversed. In respect of other assets, for which impairment losses were recognized in prior periods, an assessment is performed at each reporting date for any indications that these losses have decreased or no longer exist. An impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount. An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized.
3.	Investments in associates and in joint ventures
An investment in an associate or in a joint venture is tested for impairment when there is objective evidence indicating an impairment. Such objective evidence include general market information, a decline in stock exchange prices, continued losses at its investments, the sector in which its investments operate, failure to meet research & development milestones of investee companies, significant deviation from the business plan of the investee companies, capital raising efforts at a price lower than the value of the investment in the financial statements and additional parameters. Goodwill which constitutes part of the investment account in respect of the associate or joint venture is not recognized as a separate asset, and therefore impairment is not examined in its respect.
If there is objective evidence indicating that the value of the investment may have been impaired, the Group estimates the recoverable amount of the investment, which is the greater of its value in use and its net selling price.
In assessing value in use of an investment, the Group estimates its share of the present value of estimated future cash flows that are expected to be generated by the associate or joint venture, including cash flows from its operations and the consideration from the final disposal of the investment, or estimates the present value of the estimated future cash flows that are expected to be derived from dividends that will be received and from the final disposal.
An impairment loss is recognized when the carrying amount of the investment, after applying the equity method, exceeds its recoverable amount, and it is recognized in profit or loss under the Group’s share of loss of equity accounted investees, net.
An impairment loss is not allocated to any asset, including goodwill that forms part of the carrying amount of the investment in the associate or joint venture.
An impairment loss is only reversed if change occurs to estimates used to determine the recoverable amount of the investment after the date on which impairment lost was most recently recognized.
The carrying amount of the investment, after reversal of impairment loss, shall not exceed the carrying amount of the investment which would have been determined using the equity method if no impairment loss had been recognized.
If excess costs are attributed to assets in an associate or to assets in a jointly controlled entity, and the aforesaid Company recognizes impairment on such assets, then the Company amortizes the aforesaid attributed excess cost and recognizes the amortization in profit or loss.

IDB Development Corporation Ltd.

Note 2 – Principles of the Accounting Policy (cont.)
N.	Non-current assets and disposal groups held for sale
Non-current assets (or groups of assets and liabilities for disposal) are classified as held for sale if it is highly probable that they will be recovered primarily through a sale transaction or a distribution to the owners and not through continuing use. When a company is obligated to a sale plan that involves losing control over a subsidiary, all the assets and liabilities attributed to the subsidiary are classified as held for sale whether or not the Company retains any non-controlling shareholding in the subsidiary after the sale.
Immediately before classification as held for sale, the assets (or components of a disposal group) are re-measured in accordance with the Group’s accounting policy. After that, the assets, the components of the disposal (or the group held for sale or distribution) are measured at the lower of their carrying amount and fair value less costs to sell.
Any impairment loss on a disposal group is first allocated to goodwill, and then to remaining assets and liabilities, except that no loss is allocated to assets outside the scope of measurement provisions of IFRS 5, such as: inventories, financial assets, deferred tax assets, plan assets for employee benefits, investment property measured at fair value. Impairment losses recognized on initial classification as held for sale and subsequent gains or losses on remeasurement are recognized in profit or loss. Gains are not recognized in excess of any cumulative impairment loss.
In subsequent periods, depreciable assets classified as held for sale are not periodically amortized, and investments in associates classified as held for sale are not accounted for on equity basis.
O.	Share capital
Ordinary shares
Costs directly attributable to the issue of ordinary shares and share options are recognized as a deduction from equity.
Treasury shares
The Company’s shares held by the Company and/or by subsidiaries were stated at cost as a deduction from the Company’s equity in a separate column in the statement of changes in equity. The profit or loss from acquisition, sale, issue or cancellation of treasury shares is recognized directly in equity.
P.	Employee benefits
1.	Post-employment benefits
The Group has a number of post-employment benefit plans. The plans are usually financed by deposits with insurance companies or with pension funds, and they are classified as defined contribution plans and as defined benefit plans.
a. Defined contribution plans
A defined contribution plan is a post-employment benefit plan under which the Group pays fixed contributions into a separate entity and has no legal or constructive obligation to pay further amounts. The Group’s obligations for contributions to defined contribution pension plans are recognized as an expense when the obligation to make a contribution occurs.
b.	Defined benefit plans
A defined benefit plan is a post-employment benefit plan other than a defined contribution plan.
The Group’s net obligation in respect of post-employment defined benefit plans is calculated separately for each plan by estimating the amount of future benefit that employees have earned in return for their service in the current and prior periods. This benefit is presented at its present value, net of the fair value of plan assets.
The Group determines the net interest for the liability (asset), net with respect to defined benefit by multiplying the liability (asset), net with respect to said defined benefit by the capitalization rate used to measure the liability with respect to said defined benefit, as determined at the start of the annual reporting period.
The capitalization rate for December 31, 2013 was determined according to the yield on Government bonds denominated in the same currency that have maturity dates approximating the terms of the Group’s obligations at that date. The capitalization rate as of December 31, 2014 is determined according to the yield, at the reporting date, on high quality linked corporate bonds denominated in NIS, the date of repayment of which is similar to the terms of the Group’s liabilities at that date (see also note 18.B.and C below). The calculations are performed annually by a qualified actuary, according to the projected unit credit method.

IDB Development Corporation Ltd.

Note 2 – Principles of the Accounting Policy (cont.)
P.	Employee benefits (cont.)
1.	Post-employment benefits (cont.)
b.	Defined benefit plans (cont.)
When the calculation results in a net asset for the Group, an asset is recognized up to the net present value of economic benefits available in the form of a refund from the plan or a reduction in future contributions to the plan. An economic benefit in the form of refunds from the plan or by way of reduction of future contributions would be deemed available to the Group when it may be exercised during the plan term or after disposition of the obligation.
Remeasurement of the liability (asset), net with respect to defined benefit includes actuarial gain and loss, return on plan assets (other than interest) as well as any change to the effect on maximum assets (if applicable, other than interest). Remeasurements are immediately charged through Other Comprehensive Income, directly to Retained Earnings.
Interest cost with respect to commitment for defined benefit, interest income with respect to plan assets and interest with respect to the effect of maximum assets charged to the income statement, are presented under financing income and financing expenses, respectively.
When the benefits provided by the Group to employees are increased or reduced, the portion of the increased benefit relating to past service by employees, or the gain / loss from such reduction, is immediately recognized on the income statement when the plan increase or reduction occurs.
Upon settlement of a defined benefit plan, the Group recognizes gain or loss from such settlement. Such gain or loss is the difference between the settled portion of the present value of the defined benefit liability upon the settlement date and the settlement price, including any transferred plan assets.
The Group has retirement insurance policies issued prior to 2004; according to terms of these policies, the real excess gain accumulated for the severance pay component is payable to the employee upon retirement. For such policies, plan assets include both the severance pay component and the accumulated real excess gain (if any) on contributions towards severance pay through the date of the Statement of Financial Position and these are presented at fair value. These plan assets are used for a defined benefit plan which consists of two obligation components: the defined benefit plan component with respect to severance pay, calculated on an actuarial basis as noted above, and the other component - an obligation to pay the accumulated real excess gain (if any) upon retirement of the employee. This component is measured at the amount of real excess gain accumulated through the report date.
2.	Other long-term employee benefits
The Group’s net obligation in respect of long-term employee benefits other than post-employment plans is the amount of future benefit that employees have earned in return for their service in the current and prior periods. The amount of these benefits is discounted to its present value. The capitalization rate of this obligation as at December 31, 2013, was determined according to the yield on Government bonds denominated in the same currency that have maturity dates approximating the terms of the Group’s obligations at that date.
The capitalization rate as of December 31, 2014, is determined according to the yield, at the reporting date, on high quality linked corporate bonds denominated in NIS, the date of repayment of which is similar to the terms of the Group’s liabilities at that date (see also note 18.B and C below). The calculation is performed using the projected unit credit method. Any actuarial gains or losses are recognized in income statement in the period in which they arise.
3.	Benefits with respect to termination of employment
Benefits with respect to termination of employment are recognized as an expense when the Group has distinctively obligated, with no real possibility to withdraw its commitment, to terminate the employment of employees, prior to those employees reaching the date of retirement as accepted according to a formal detailed plan, or to provide benefits with respect to termination of employment as a result of an offer made to encourage voluntary retirement.
Benefits provided to employees at voluntary retirement are recognized as an expense when the Group has offered its employees a plan which encourages voluntary retirement, and when it is expected that the offer will be accepted and the number of employees who will accept the offer can be estimated reliably.

IDB Development Corporation Ltd.

Note 2 – Principles of the Accounting Policy (cont.)
P.	Employee benefits (cont.)
4.	Short-term benefits to employees
Short-term employee benefit obligations are measured on an undiscounted basis and are expensed as the related service is provided or upon the actual absence of the employee when the benefit is not accumulated (such as maternity leave).
A liability is recognized for the amount expected to be paid under short-term cash bonus or profit-sharing plans if the Group has a present legal or constructive obligation to pay this amount as a result of past service provided by the employee and the obligation can be estimated reliably. Employee benefits are classified, for measurement purposes, as short-term benefits or as other long-term benefits, based on when the Group expects the benefits to be fully settled.
5.	Share-based payment transactions
The grant date fair value of share-based payment awards granted to employees is recognized as a salary expense, with a corresponding increase in equity, over the period that the employees become unconditionally entitled to the awards.
Q.	Provisions
A provision is recognized if, as a result of a past event, the Group has a present legal or constructive obligation that can be estimated reliably, and it is probable (more likely than not) that an outflow of economic benefits will be required to settle the obligation. Provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability without adjustment for the debtor’s credit risk. The carrying amount of the provision is adjusted in each period to reflect the passage of time. The adjustment is recognized as Financing Expenses.
The Group recognizes a reimbursement asset if, and only if, it is virtually certain that the reimbursement will be received if the Company settles the obligation. The amount recognized with respect to indemnification does not exceed the amount of the provision.
1. Warranty
A provision for warranties is recognized when the underlying products or services are sold. The provision is based on historical warranty data and a weighting of all possible outcomes against their associated probabilities.
2. Onerous contracts
A provision for onerous contracts is recognized when the expected benefits to be derived by the Group from a contract are lower than the unavoidable cost of meeting its obligations under the contract. The provision is measured at the present value of the lower of the expected cost of terminating the contract and the expected net cost of continuing with the contract. Prior to recognizing the provision, the Group recognizes impairment of assets related to the aforesaid contract.
3. Contingent liabilities and legal claims
Legal claims, which have unique characteristics, are not grouped together and the necessity of recognizing provisions for them is assessed on an individual basis.
A provision for lawsuits is recognized when the Group has a current legal obligation or an implied obligation due to an event which has occurred in the past, when use of financial resources in order to discharge the obligation is more likely than not, and the obligation may be reliably estimated. When the influence of the value of time is material, the provision is measured at its present value. The amounts provisioned are based on the estimated risk inherent in each claim, with events occurring during litigation potentially requiring this risk to be re-evaluated. When assessing the chances of legal claims that were filed against the Company and its investee companies, the companies based themselves on the opinion of their legal counsel.
These opinions by legal counsel are to the best of their professional judgment, considering the stage of these proceedings as well as accumulated legal experience on the different issues. The outcome of such claims will be determined by the Court.
There are legal proceedings in the Group that have been recently initiated the outcome of which cannot be assessed at this stage. See also note 23.C below.
The provision for unasserted claims is recognized according to the overall chance of success of the claim, should one be filed, against the Group companies (on the basis of the probability of the claim being filed and of its chance of success).

IDB Development Corporation Ltd.

Note 2 – Principles of the Accounting Policy (cont.)
R.	Income
1.	Sale of goods
Income from the sale of goods in the ordinary course of business is measured at the fair value of the consideration received or receivable, net of returns and discounts. When the credit period is short and constitutes the accepted credit in the industry, the future consideration is not discounted. When the credit period is longer than the accepted credit period in the industry, the Group recognizes the future consideration discounted to its present value using the risk rate of the customer or the rate used in the relevant market. The difference between the fair value and the nominal amount of the future consideration is recognized as financing income over the excess credit period.
If it is probable that discounts will be granted and the amount can be measured reliably, then the discount is recognized as a reduction of income as the sales are recognized. Discounts granted to customers at a fixed amount or rate that are unrelated to the amount of the customer’s purchases, are recognized at the time of sale as a reduction of sales.
Discounts depending on the amount of the customer’s purchases are recognized as a reduction of sales and are included in the financial statements proportionately on the basis of the volume of purchases made by customers that the relevant Group companies assess it is highly probable will become entitled to the discount, providing that these customers can be estimated reliably.
For sales of products, the Group usually recognizes income when goods are delivered to the customer or reach the customer’s warehouse. For some international shipments, income is recognized upon loading the goods onto the carrier transport. When two or more of the Group’s income-generating activities or products are sold as part of a single arrangement, the Group separately handles each component that can be identified as a separate accounting unit.
The allocation of consideration from an income arrangement to its separate units of account is based on the relative fair values of each unit. If the fair value of the delivered item is not reliably measurable, then income is allocated based on the difference between the total arrangement consideration and the fair value of the undelivered item.
2.	Customer loyalty programs
For customer loyalty programs, the fair value of the consideration received or receivable in respect of the initial sale is allocated between the award credits and the other components of the sale. The amount allocated to the award credits is estimated by reference to the fair value of the discounted products for which they could be redeemed, since there are no direct market quotes for similar award credits. The fair value of the right to purchase discounted products is estimated taking into account the expected redemption rate and the timing of such expected redemptions. Such amount is deferred and income is recognized only when the award credits are redeemed and the Group has fulfilled its obligations to supply the discounted products, or they have expired. The amount of income recognized in those circumstances is based on the number of award credits that have been redeemed in exchange for discounted products, relative to the total number of award credits that is expected to be redeemed. Deferred income is also released to income when it is no longer considered probable that the award credits will be redeemed.
3.	Sale of inventory of land and residential apartments
Income from sale of inventory of land and residential apartments is measured at fair value of the consideration received or to be received.
Transfers of risks and rewards vary depending on the individual terms of the contract of sale. For sales of residential apartments, including those built for the land owners in building services for land transactions, transfer of risk and yield usually occurs when the apartment is handed over to the buyer.
4.	Services
Income from services rendered is recognized in the Statement of Income pro rata to the stage of completion of the transaction at the reporting date. The stage of completion is assessed by reference to surveys of work performed.
5.	Income from communication services and sale of communication equipment
Income deriving from use of communication networks of the Group, including cellular services, internet services, international calls, fixed local calls, interconnection fees and roaming services, is recognized upon the performance of the service, in proportion to the stage of completion of the transaction and when all the other criteria for recognizing income have been met.
Proceeds from the sale of cellular call cards are recognized initially as deferred income and recognized as income according to use or when they expire.

IDB Development Corporation Ltd.

Note 2 – Principles of the Accounting Policy (cont.)
R.	Income (cont.)
5.	Income from communication services and sale of communication equipment (cont.)
A transaction for the sale of end-user equipment usually involves a transaction for the sale of services. Usually, the sale of the cellular phone equipment to the customer is executed with no contractual obligation of the customer to consume services in a minimal amount for a predefined period. As a result, the Group accounts for the sale of the cellular phone equipment as a separate transaction and recognizes income from sale of cellular phone equipment according to the value of the transaction upon delivery of the equipment to the customer. Income from services is recognized and recorded.
When the customer is obligated towards the Group to consume services in a minimal amount for a predefined period, the contract is characterized as a multiple element arrangement and thus, income from sale of cellular phone equipment is recorded in an amount not higher than the fair value of the aforesaid equipment that is not contingent upon delivery of additional components (such as services) and is recognized upon delivery to the customer and when the criteria for income recognition are met. The Group determines the fair value of the individual elements based on prices at which the deliverable is regularly sold on a standalone basis, after considering discounts where appropriate.
The Group offers other optional services, such as extended warranty on equipment, which are provided for a monthly fee and are either sold separately or bundled and included in packaged rate plans. Income from these services is recognized when the service is provided.
When the Group acts as an agent or an intermediary without bearing the risks and rewards resulting from the transaction, the income is presented on a net basis (as a profit or a commission). However, when the Group acts as a principal supplier and bears the risks and rewards resulting from the transaction the income is presented on a gross basis, while distinguishing the income from the related expenses.
Income from long-term credit arrangements are recognized on the basis of the present value of future cash flows, discounted according to market interest rates at the time of the transaction. The difference between the original credit and its present value, as aforementioned, is spread and recorded as interest income over the credit period.
6.	Income from provision of tourism services
Income from rendering tourism services is recognized when the service is rendered.
Income from a transaction to render services is recognized on the basis of the stage of completion of the transaction and when all of the following conditions are fulfilled:
-	The amount of income can be reliably measured;
-	The economic benefits related to the transaction are expected to flow to the Group;
-	The stage of completion of the transaction on the date of the report of financial position can be reliably measured; and
-	The costs incurred as part of the transaction and the costs needed to complete the transaction can be reliably measured.
7.	Income from commissions on a gross and net basis
In respect of transactions in which the Group bears the primary obligations of the agreement and bears the major risks and benefits from the transaction, income is recognized on the gross basis. In respect of transactions in which the Group acts as an agent or broker without bearing the major risks and benefits from the transaction, the income is recognized on the net basis.
8. Commissions, credit margins and membership fees
When the Group acts in the capacity of an agent rather than as the primary supplier in a transaction, the income recognized is the net amount of commission made by the Group. Income deriving from commissions is recognized on the basis of the transactions executed with the credit cards of an investee company at the rate and on the date the businesses were credited. Income deriving from credit margins of credit cards is recognized on the date the customer is charged and income from subscription fees are recognized on a monthly basis.
9. Income from rent and management fees
Rental income from investment property and management fees for regular operation of properties is recognized in income statement on a straight-line basis over the term of the lease. Lease incentives granted are recognized as an integral part of the total rental income, over the term of the lease.

IDB Development Corporation Ltd.

Note 2 – Principles of the Accounting Policy (cont.)
R.	Income (cont.)
10.Fair value of consideration that is contingent upon the occurrence of certain events
The value of a contingent consideration, which derives from the sale of a business and is receivable upon the occurrence of certain future events, is initially determined at fair value. The fair value is determined based on assumptions regarding the occurrence of the future events and the date on which the Group will have a cash inflow as a result of such events, which are sometimes not under the control of the Group. In circumstances that the fair value of that contingent consideration cannot be reliably determined because of a wide range of possible future scenarios that will affect the fair value, and because the probabilities of the different alternatives in this range cannot be reliably estimated, the Group does not recognize any gain from the contingent consideration until sufficient information is obtained, if at all.
S.	Cost of sales
1.
The cost of sales from retail operations, includes the cost of purchasing retail inventory less supplier discounts, as aforementioned, and includes also expenses regarding loss, depreciation of goods, independent shelf stocking, storage and handling of inventory until the end selling point. It also includes operation and management costs of commercial centers held by the Group as part of investment property.

Cost of sales in the Group as regards the supply of communication services includes mainly equipment purchase costs, salaries and related expenses, costs of added value services, royalties, ongoing license fees, interconnection and roaming expenses, cell site leasing costs, depreciation and amortization expenses and maintenance expenses, directly related to services rendered.
2.
Supplier discounts - the Group recognizes discounts received from suppliers as a deduction from the purchase cost. Therefore, the part of the discounts that relates to the purchases added to the closing inventory is attributed to inventory, and the rest of the discounts reduce the cost of sales.

Some of these discounts are at a fixed rate that does not depend on the volume of purchases (this discount is calculated as a fixed percentage of the purchases made from the supplier or as a fixed amount that does not depend on the volume of purchases) and they are recognized upon the execution of the proportionate purchases that entitle the Group to the aforesaid discounts.
T.	Leases
Lease payments
Payments made under operating leases, other than conditional lease payments, are recognized in the income statement on a straight-line basis over the term of the lease, including the optional period when on the date of the transaction it was reasonably certain that the option will be exercised. Lease incentives received are recognized as an integral part of the total lease expense, over the term of the lease. Minimum lease fees payable under an operating lease are charged to the income statement when incurred.
Minimum lease payments made under finance leases are apportioned between the financing expense and the reduction of the outstanding liability. The financing expense is allocated to each period during the lease term so as to produce a constant periodic rate of interest on the balance of the liability.
Contingent lease payments are accounted for by revising the minimum lease payments over the remaining term of the lease when the lease adjustment is confirmed.
Determination whether an arrangement contains a lease
At inception or upon reassessment of an arrangement, the Group determines whether such an arrangement is or contains a lease.
An arrangement is a lease or contains a lease if the following two criteria are met:
•	The fulfillment of the arrangement is dependent on the use of a specific asset; and
•	The arrangement contains a right to use the asset.
Other payments and consideration required according to the arrangement are separated at the outset of the arrangement or upon the re-examination of payments in respect of the lease and other components according to their proportionate fair value.
If the Group concludes for a finance lease that it is impracticable to separate the payments reliably, an asset and a liability are recognized at an amount equal to the fair value of the underlying asset. In subsequent periods, the liability is reduced as payments are made and an imputed finance charge on the liability is recognized using the buyer’s incremental borrowing rate.

IDB Development Corporation Ltd.

Note 2 – Principles of the Accounting Policy (cont.)
U.	Financing income and expenses
Financing income comprises interest income and linkage differences on financial assets, dividend and interest income from marketable securities (other than from associates and joint ventures, from financial assets presented at fair value through profit or loss that do not constitute a part of the Group’s liquid resources, except for dividends that constitute a clear return on an investment), an increase in the fair value of financial assets presented at fair value through profit or loss (including also dividend and interest income) that constitute a part of the Group’s liquid resources, a positive change in the value of the embedded derivative in a non-recourse loan that was received by Koor, foreign currency gains and gains on hedging instruments that are recognized in profit or loss, gains from the early redemption of bonds, a decrease in the fair value of financial liabilities at fair value through profit or loss and interest income from sales on credit. Interest income is recognized as it accrues, using the effective interest method. Dividend income is recognized on the date when the Group’s right to receive payment is established. If dividend is received for negotiable shares, the Group recognizes dividend income on the ex-dividend date.
Financing expenses comprise interest expense and linkage differences on borrowings, changes in time value of provisions and deferred consideration, a decrease in the fair value of financial assets at fair value through profit or loss that constitute a part of the Group’s liquid resources, impairment losses recognized on financial assets (other than losses on trade receivables that are presented under general and administrative expenses), losses on hedging instruments that are recognized in profit or loss, an increase in the fair value of financial liabilities at fair value through profit or loss, changes in the time value of liabilities for government grants, foreign currency losses and changes in the time value of a liability in respect of a put option to the non-controlling shareholders. Borrowing costs, which are not capitalized to qualifying assets, are recognized in profit or loss using the effective interest method.
Foreign currency gains and losses on financial assets and financial liabilities and on hedging instruments are reported on a net basis, as either financing income or financing expenses depending on whether foreign currency movements are in a net gain or net loss position.
In the statements of cash flows, interest received is presented as part of cash flows from investing activities and dividends received which do not constitute return of investment are presented as part of cash flows from operating activities. Dividends received which constitute return of investment are presented under cash flows provided by investment operations. Interest and dividends paid are presented under “Cash flows from financing operations”. Accordingly, borrowing costs which have been capitalized to qualifying assets are presented together with the interest paid under “Cash flows from financing operations”.
V.	Taxes on income
Taxes on income include current and deferred taxes. Current tax and deferred tax are recognized in the income statement except to the extent that they relate to a business combination, or are recognized directly in equity or in other comprehensive income (loss) to the extent they relate to items recognized directly in equity or in other comprehensive income (loss).
Current tax is the expected tax payable (or receivable) on the taxable income for the reporting period, using tax rates enacted or substantively enacted at the date of the Statement of Financial Position. Current taxes include back taxes and additional taxes with respect to dividend distribution by investees.
The Group offsets current tax assets and liabilities when there is an enforceable legal right to offset current tax assets and liabilities, and there is an intention to dispose of current tax assets and liabilities on a net basis or that the tax assets and liabilities are settled at the same time.
A provision for uncertain tax positions, including additional tax and interest expenses, is recognized when it is more probable than not that the Group will have to use its economic resources to pay the obligation.
Deferred taxes are recognized for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred taxes are not recognized by the Group for the following temporary differences: the initial recognition of goodwill, the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit, and differences relating to investments in subsidiaries and joint ventures and associates, to the extent that the Group is able to control the timing of the reversal of the temporary difference and it is probable that they will not reverse in the foreseeable future, either by way of selling the investment or by way of distributing dividends in respect of the investment. Measurement of deferred taxes reflects the tax implications arising from the manner in which the Group anticipates recovering or settling the carrying amount of assets and liabilities at the end of the reported period. For investment property measured using the fair value model,

IDB Development Corporation Ltd.

Note 2 – Principles of the Accounting Policy (cont.)
V.	Taxes on income (cont.)
there is a refutable assumption that the carrying amount of investment property would be discharged through a sale. Deferred tax is measured at the tax rates that are expected to be applied to the temporary differences when they reverse, based on the laws that have been enacted or substantively enacted by the reporting date.
A deferred tax asset is recognized in respect of loss carry forwards, tax benefits and temporary differences that are deductible, to the extent that it is probable that future taxable profits will be available against which the temporary difference can be utilized, considering current tax losses expected in the tax year in which the temporary differences would be utilized and against which they may be utilized. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized.
Deferred tax assets which were not recognized are evaluated at each reporting date and are recognized in cases where the expectation has changed so that taxable income is expected to arise in the future, against which those assets can be utilized.
Deferred tax assets and liabilities are offset by the Group if there is a legally enforceable right to offset deferred tax liabilities and assets, and they relate to income taxes levied by the same tax authority on the same taxable entity, or on different tax entities, but they intend to settle deferred tax liabilities and assets on a net basis or their deferred tax assets and liabilities will be realized simultaneously.
The Group may incur additional taxes in case of dividend distribution by Group companies. This additional tax was not included in the deferred taxes, since the policy of the Group companies is to not distribute a dividend which creates an additional tax liability for the recipient in the foreseeable future. In cases where an investee is expected to distribute dividends from earnings such that these dividends would involve additional tax liability for the Company, the Company creates a tax reserve with respect to the additional tax which may be incurred with respect to said dividend.
Additional income taxes that arise from the distribution of dividends by the Group companies are recognized in income statement at the same time as the liability to pay the related dividend is recognized.
Deferred tax in respect of intra-Company transactions in the consolidated financial statements is recorded according to the tax rate applicable to the buying Company.
W.Discontinued operations
Discontinued operations are a component of the Group’s business that constitute operations that were sold or are classified as held for sale as aforesaid, and they represent a separate major line of business or a geographical area of operations that is significant and separate.
The operating results that relate to discontinued operations are presented separately in the Statement of Income net of the tax effect, also in respect of the comparative amounts that were restated for this purpose, as if the operations were discontinued at the beginning of the earliest comparative period. Furthermore, the Company presents the cash flows that relate to discontinued operations separately in the Statements of Cash Flows, including reclassification of comparative amounts. In this regard, see note 3.I.1 below.
X.	New standards and interpretations not yet adopted
1. IFRS 9 (2014), Financial Instruments (“Final Version of IFRS 9”)
The final version of IFRS 9 includes revised instructions for the classification and measurement of financial instruments, as well as a new model for the measurement of impairment of financial assets. These instructions are added to the chapter on Hedge Accounting – General, which was published in 2013.
Classification and measurement of financial assets
According to the final version of IFRS 9, there are three main categories for the measurement of financial assets: amortized cost, fair value through profit or loss and fair value through other comprehensive income. The classification basis of debt instruments is based on the entity’s business model for financial asset management and the characteristics of the financial asset’s contractual cash flows. Investment in capital instruments will be measured by fair value through profit or loss (unless the company chose, upon initial recognition, to present the changes in fair value within other comprehensive income). As stated in section C.1 of this note above, the Group adopted the specified classification and measurement rules with regard to financial assets on an early basis since 2012, without adopting on an early basis the remainder of the rules stated in the final version of IFRS 9, which are stated below:

IDB Development Corporation Ltd.

Note 2 – Principles of the Accounting Policy (cont.)
X.	New standards and interpretations not yet adopted (cont)
1. IFRS 9 (2014), Financial Instruments (“Final Version of IFRS 9”) (cont.)
Classification and measurement of financial liabilities
The changes in the fair value of financial liabilities designated at fair value through profit or loss, which are attributable to changes in the entity’s credit risk will, in the majority of cases, be recognized through other comprehensive income.
Hedge accounting - general
According to the final version of IFRS 9, other hedging strategies applies for risk management may qualify for hedge accounting. The current 80%-125% test for determining the hedge effectiveness was replaced by a required economic link between the hedged item and the hedging instrument - without specifying any quantitative threshold. In addition, new models are presented as alternatives for hedge accounting, with regard to credit exposures and certain contracts which are not in the scope of the final version of IFRS 9 and new principles for treatment of hedging instruments were determined. In addition, new disclosure requirements were set.
Impairment of financial assets
The final version of IFRS 9 presents a new model for the recognition of expected credit losses (“Expected credit loss model”). For most financial debt assets, the new model presents a dual method for the measurement of impairment: if the credit risk attributed to the financial asset did not significantly increase since the initial recognition, a provision for loss will be recognized at the amount of credit losses expected due to default events, the occurrence of which is possible during the twelve months subsequent to the reporting date. If the credit risk had increased significantly, in the majority of cases the provision for impairment will increase and be recorded at the amount of credit losses expected across the full life of the financial asset.
The final version of IFRS 9 will be implanted for annual periods commencing on January 1, 2018, with possibility for early adoption. The final version of IFRS 9 will be implemented retrospectively, excluding a number of reliefs.
The Group has not yet begun the examination of the implications of adopting the final version of IFRS 9 over the financial statements.
2.	IFRS 15, Income from Contracts with Customers (“IFRS 15”)
IFRS 15 replaces the current existing assumptions regarding income recognition and presents a new model for recognition of income from contracts with customers. IFRS 15 sets forth two approaches for income recognition: at one point in time or over time. The model includes five stages for transaction analysis in order to determine the timing of the recognition of income and its amount. In addition, IFRS 15 sets new, more extensive disclosure requirements than those that currently exist.
IFRS 15 will be applied to annual reporting periods commencing on January 1, 2018, with the possibility of early adoption. IFRS 15 includes various alternatives for the implementation of the transition instructions, so that companies can choose one of the following alternatives upon initial implementation: full retrospective implementation, full retrospective implementation that includes practical reliefs; or implementation through adjustment of the retained earnings balance to the date of initial implementation in respect of transactions which have not yet concluded.
The Group has not yet begun the examination of the ramifications of adopting IFRS 15 on the financial statements.
3. IFRS 16, Leasing (“Standard 16”)
Standard 16 replaces International Standard Number 17 – Leasing (IAS 17) and the related interpretations. The provisions of the Standard cancel the existing requirement for lessees to classify leasing as operating or as financing. In place of this, on the matter of lessees, the Standard presents one new model for the accounting treatment of all leasing, in accordance with which the lessor is to recognize an asset and a liability in respect of the leasing in its financial statements.
Furthermore, the Standard determines new disclosure requirements, which are broader than those currently in existence. The Standard is to be implemented for annual periods commencing on January 1, 2019, with the possibility of earlier implementation, provided that the Company also implements Standard 15 - Income from contracts with customers, by way of early implementation.
The Standard contains various alternatives for the implementation of the transition provisions, such that companies may select one of the following alternatives at the time of the initial implementation: full retrospective implementation or the implementation of the Standard as from the time of the implementation with the adjustment of the balance of retained earnings as at that time. The Group has not yet started the examination of the implications of the adoption of Standard 16 on the financial statements.
IDB Development Corporation Ltd.

Note 3 – Investments
For a list of the Group’s main companies – see Annex A of the financial statements.
A.	Composition of investments in equity accounted investees
	As at December 31
	2014	2013
	NIS Millions
Value in Statement of Financial Position of the investment in shares	3,782	**,*3,173
Loans and a capital note(2)	540	642
Less: provision for impairment	(579)	(74)
	(1)3743	(1)3741
*	Reclassification; see note 1.F.1 above.
**	Non material adjustment of comparative figures, see note 1.F.(3) above.

(1)	The aforesaid value includes:
Balance of attributed excess cost – for amortization	106	130
Balance of goodwill	476	855
	582	985
(2)	Loans and a capital note
	Interest rates as at December 31	As at December 31
	2014	2014	2013
	%	NIS Millions
Dollars or linked thereto	6-15.0	369	314
NIS (CPI-linked and unlinked)	2.3-9.1	143	142
Other currencies or linked thereto	3.6	28	186
		540	642
Most of the loans have no repayment dates.

IDB Development Corporation Ltd.

Note 3 – Investments (cont.)
B.	Movement in investments in investee companies treated according to the equity method (hereunder in this section – “associates”)
	For the year ended December 31
	2014	2013
	NIS millions

Balance at beginning of the year	(1)3,741

Investments in shares and participation units	49	41
Changes in loans and capital notes, net	29	22
Dividends recorded	(24)	(74)
The Group’s share in profits of associates, net	(20)	(1)63
Provision for impairment	(481)	-
Capital reserves from translation differences in respect of associates	349	(299)
Decrease in investments due to the reclassification of an investment in an associate to a financial asset measured by fair value through profit or loss (see also section H.2.a. of this note below)	(70)	-
Changes in investments in associates due to companies the consolidation of which was discontinued	(4)	(150)
The Group’s share in hedge funds of associates	120	3
The Group’s share in the recording of hedge funds of associates to profit or loss	53	(17)
The Group’s share in actuarial differences of associates	2	-
Changes in investments in associates, due to their first time consolidation (2)	-	(582)
Changes in an investment as a result of sales and issues to a third party	-	(48)
Other changes	(1)	-
Balance at end of year	3,743	3,741

(1)	Reclassified; see note 1.F.1. and 2. above.
(2)	Including associates consolidated for the first time.

IDB Development Corporation Ltd.

Note 3 – Investments (cont.)
C.	Details regarding associates and joint transactions
1.	Summary information on material associates
This section gives details of associates that meet one or more of the following criteria:
•	The Company’s share in the sum of the investment in the associate (in linkage) exceeds 10% of the total assets in the relevant consolidated Statement of Financial Position;
•	The Company’s share in the associate’s results (in linkage) exceeds 10% (in absolute value) of the net profit attributed to the Company’s owners in the relevant year.

The figures below* relate to Adama which is held at a rate of 40%. Adama is a global company, incorporated in Israel.

	2014	2013
	Adama
	NIS millions
Current assets	11,820	(2)9475
Non-current assets	6,602	(2) 5,967
Total assets	18,422	15,442
Current liabilities	(7,207)	(5,633)
Non-current liabilities	(5,055)	(4,963)
Total liabilities	(12,262)	(10,596)
Total assets, net	6,160	4,846

The Group’s share of the assets, net	2,464	(2)1939
Goodwill	983	(1)884
Reconciliations for fair value made on the acquisition date	88	115
Impairment of investment (see section H.4.d in this Note below)	(532)	-
Other reconciliations	(14)	(1)

Value of the associate in the Group’s books	2,989	2,937

Income	11,474	11,669

Profit for the period	470	471
Other comprehensive income (loss)	148	(171)
Total comprehensive income of the associate	618	300
Less other comprehensive loss attributable to non-controlling shareholders of the associate	2	-
Total comprehensive income attributable to the owners of the associate	620	300

The Group’s share in the associate’s total comprehensive income	248	120
Amortization of reconciliations for fair value made on the acquisition date	(38)	(49)
Impairment of investment (see section H.4.d in this Note below)	(507)	-
Foreign currency translation differentials for the associate	356	(223)
Other reconciliations	(5)	(5)
Total comprehensive income (loss) of the associate as presented in the books	54	(157)

*
Assets and liabilities were translated according to the representative exchange rates as at December 31 of each year and income and profit or loss were translated according to average exchange rates in each year.

(1)	Restated; see note 1.F.1.
(2)	Non material adjustment of comparative figures, see note 1.F.(3) above.

IDB Development Corporation Ltd.

Note 3 – Investments (cont.)
C.	Details regarding associates and joint transactions (cont.)
2.	Summary information on associates and joint transactions that are not material
Aggregate sums with adjustment for percentages of ownerships held by the Group:
	For December 31
A.Summary of data on investee companies (1)	2014	2013
	NIS millions
Book value of investee companies	430	450
The Group’s share in profit for the period	(121)	(98)
The Group’s share in other comprehensive income (loss)	163	(21)
The Group’s share in total comprehensive income (loss)	42	(119)
B.Summary of Data on Joint Transactions
Book value of investments in joint transactions	324	354
The Group’s share in profit (loss) for the period	(23)	21
The Group’s share in other comprehensive income (loss)	2	(3)
The Group’s share in other comprehensive income (loss)	(21)	18
(1)
The data includes sums for an investment in Credit Suisse Emerging Markets Credit Opportunity Fund LP (hereunder “EMCO Fund”), 12.2% of which is held by Koor. It should be noted that although the amount of the Group’s holding in the EMCO Fund is less than 20%, it will be subject to the equity accounting method. Koor has a material influence over the EMCO Fund since it has the power to participate in certain material decisions of the Fund, such as decisions pertaining to investment, through a joint representative of Koor and Clal Insurance group representative. Noted that the EMCO Fund statements were prepared for November 30, 2014 and November 30, 2013, and Koor made the necessary adjustments in its financial statements for the time gap between the aforesaid statements of the EMCO Fund and the financial statements of Koor as of December 31, 2013-2014, respectively.

D.	Additional details regarding the main consolidated investees that are directly held by the Company*
	Company rights in the share capital and voting	Scope of investment in investee	Loans and capital notes	Total	Country of incorporation
	% (rounded)	NIS Millions
As of December 31, 2014
Discount Investments	74	922	-	922	Israel
IDB Group USA Investment Inc.(1)	50	(650)	1,196	546	USA
IDB Tourism (2)	100	180	59	239	Israel
		452	1,255	1,707

As of December 31, 2013
Discount Investments	74	1,070 (5)	-	1,070	Israel
Koor (3)	1	124	-	124	Israel
IDB Group USA Investment Inc.(1)	50	(418)	926	508	USA
IDB Tourism(2)	100	(127)	219	92	Israel
Noya Oil & Gas Explorations (4)	47.5	3	1	4	Israel
IDB - DT (2010) Energy (4)	50	(11)	12	1	Israel
		641	1,158	1,799
*	The above investments do not include investments in headquarter companies that are fully owned by the Company.
(1)	The holding of capital is by way of a wholly owned subsidiary. An additional 50% is held by a company that is fully owned by PBC. The loans were granted directly to IDB Group USA.
(2)	For details regarding liens and guarantees, see Note 22 below.
(3)	As of December 31, 2013 it was held at a rate of 67% by Discount Investments (and about 1% directly held by the Company) and as of December 31, 2014 is held at a rate of 100% by Discount Investments.
(4)
The financial statements for Noya and IDB-DT (2010) Energy were consolidated in the Company’s financial statements until December 31, 2013, in accordance with the shareholders agreement in which the Company has equal representation on the companies’ Boards of Directors and in the event of a disagreement, as long as Mr. Nochi Dankner was the controlling shareholder in the Company, the Company had a decision right. In January 2014, in light of the fact that Mr. Nochi Dankner ceased to be controlling shareholder in the Company, the Company has ceased to consolidate these statements and they are treated according to the equity method.

(5)	Non material adjustment of comparative figures, see note 1.F.(3) above.
For details regarding Cellcom’s employee share options plan that exists as of December 31, 2014, see Annex B of the financial statements.

IDB Development Corporation Ltd.

Note 3 – Investments (cont.)
E.	Subsidiaries
	As of December 31, 2014							For the year ending December 31, 2014
	Holding percentage of share capital and voting rights of non-controlling shareholders	Current assets	Non-current assets	Current liabilities	Non-current liabilities	Total assets, net	Book value of non-controlling shareholders	Income (8)	Net profit	Other comprehensive income (loss)	Total comprehensive income (loss)	Profit (loss) attributed to non-controlling shareholders	Other comprehensive income (loss) attributed to non-controlling shareholders	Cash flows from current activity	Cash flows from investing activity	Cash flows from financing activity	Increase (decrease) net of cash and cash equivalents	Dividends to non-controlling shareholders
	%	NIS Millions
Subsidiaries that are directly held by the company
Discount Investments (2)	26.1	11,471	25,648	7,942	24,790	4,387	3,548	20,100	(75)	870	795	233	336	2,279	1,254	(6,023)	(2,490)	345
IDBG (3)	-(3)	69	624	15	169	509	(37)	57	(38)	57	19	(16)	(3)	36	(34)	(14)	(12)	-
IDB Tourism (4)	-	240	647	590	31	266	28	1,004	(14)	18	4	4	-	34	(21)	(167)	(154)	6
Total in the Company’s consolidated financial statements							3,539					221	333					351
Subsidiaries that are indirectly held by the Company(5):
Elron	49.7	624	145	19	-	750	525	630	354	96	450	236	66	(38)	555	(408)	109	199
Property & Building Corporation	23.5	2,964	11,611	1,968	9,881	2,726	1,785	1,634	245	329	574	166	141	484	(359)	(638)	(513)	54
Cellcom (6)(7)	58.2	3,250	5,474	2,409	3,779	2,536	1,162	4,669	187	9	196	217	6	1,557	(350)	(1,106)	101	-
Shufersal (7)	50.4	2,887	5,127	2,828	3,425	1,761	916	11,673	(418)	(12)	(430)	(205)	(8)	331	(247)	(426)	(342)	37
Discount Investments (Company headquarters and other investments)							(840)					(181)	131					55
							3,548					233	336					345
Main location of all companies – Israel.
(1)
The data is after the necessary reconciliation to the consolidated statements of the aforementioned companies, for presentation in the consolidated statements of the Company including goodwill and excess cost attributed to the presented companies.

(2)	Including data for Koor, which was directly held by the Company at a rate of approximately 1.16% and indirectly by Discount Investments, until its merger with Discount Investments.
(3)
IDB Group USA Investment Inc. – the data relates to the 50% directly held by the Company. An additional 50% is held by Property & Building Corporation, the data relating to which are presented within the data of Discount Investments.

(4)	The Company holds 100% of the share capital of IDB Tourism. The balance of non-controlling shareholders relates to investee companies of IDB Tourism.
(5)
The holding percentages of subsidiaries indirectly held are the holding percentages that are not held by Discount Investments. The data relating to non-controlling shareholders include the share of non-controlling shareholders in Discount Investments.

(6)	The holding percentage of non-controlling shareholders in Cellcom - 54.8%.
(7) Although Discount Investments holds less than half of the voting rights in Cellcom, it estimates that it has effective control in Cellcom(inter alia, due to the high holding percentage that the Group holds of votingrights, the diversity of the other voting rights, and in light of thevoting patterns in the General meeting of shareholders), and as such, their financial statements were consolidated in the Company’s financial statements.
(8) Subsidiary income is included in the group of income in the Company’s consolidated income statement.

IDB Development Corporation Ltd.

Note 3 – Investments (cont.)
E.	Subsidiaries (cont.)

	as at December 31, 2013							For the year ended December 31, 2013
	Holding percentage of share capital and voting rights of non-controlling shareholders	Current assets	Non-current assets	Current liabilities	Non-current liabilities	Total assets, net	Book value of non-controlling shareholders	Income(9)	Net profit	Other comprehensive income (loss)	Total comprehensive income (loss)	Profit (loss) attributed to non-controlling shareholders	Other comprehensive income (loss) attributed to non-controlling shareholders	Cash flows from current activity	Cash flows from investing activity	Cash flows from financing activity	Increase (decrease) net of cash and cash equivalents	Dividends distributed to non-controlling shareholders
	%	NIS Millions
Subsidiaries that are directly held by the company
Discount Investments (2)	26.1	*16,728	**,*25,024	**9,946	**,*25,886	*5,920	4,679	19,936	*808	(525)	*283	*563	(241)	2,811	969	(3,043)	737	271
Clal Insurance Enterprise Holdings (3)		-	-	-	-	-	-	***83	199	8	207	124	4	1,350	(4,097)	(659)	(3,406)	47
IDBG (4)	(4)	117	525	118	33	491	(17)	127	(61)	(39)	(100)	(16)	1	100	(27)	(75)	(2)	1
IDB Tourism (5)	-	250	**604	711	**21	122	30	1,090	-	(12)	(12)	5	(1)	**41	**(4)	(29)	8	-
Other subsidiaries with non-controlling shareholders							(5)					(4)	-					-
Total in the Company’s consolidated financial statements							4,687					672	(237)					319
Subsidiaries that are indirectly held by the Company (6)
Elron	49.7	539	265	27	19	758	476	40	42	(55)	(13)	24	(37)	(37)	(19)	-	(56)	-
PCB	23.5	3,719	**10,243	2,352	**9,408	2,202	1,528	1,695	155	(128)	27	121	(53)	600	(297)	(354)	(51)	86
Koor Industries	31.4	3,994	**,*3,340	**1,627	**,*3,057	*2,650	1,246	429	*661	(225)	*436	*234	(89)	2	2,423	(1,512)	(913)	4
Cellcom (7)(8)	58.1	3,448	5,757	2,359	4,525	2,321	916	5,086	342	(2)	340	233	(1)	1,557	(345)	(1,569)	(357)	49
Shufersal (8)	52.9	**3,359	**5,358	**2,365	**4,091	2,261	1,197	11,971	8	(4)	4	38	(3)	630	(802)	405	233	132
Discount Investments (Company headquarters and other investments)							(684)					(87)	(58)					-
							4,679					563	(241)					271
Main location of all companies - Israel.
(1)
The data is after the necessary reconciliation to the consolidated statements of the aforementioned companies, for presentation in the consolidated statements of the Company including goodwill and surplus cost attributed to the presented companies.

(2)	Including data for Koor, which was held directly by the Company and indirectly by Discount Investments.
(3)
The results of Clal Insurance’s activity until the date of cessation of consolidation on August 21, 2013, and include the effect of Clal Insurance’s holdings in the Group’s companies through profit sharing policies. For details on liability assets of Clal Insurance Enterprise Holdings prior the exit from consolidation and its income until the date of cessation of consolidation, see note 3.I. below.

(4)
IDB Group USA Investment Inc. – the data relates to the 50% directly held by the Company. An additional 50% is held by Property & Building Corporation, the data relating to which are presented within the data of Discount Investments.

(5)	The Company holds 100% of the share capital of IDB Tourism. The balance of non-controlling shareholders relates to investee companies of IDB Tourism.
(6)	The holding percentages of subsidiaries indirectly held are the holding percentages that are not held by Discount Investments and/or the Company.
(7)	The holding percentage of non-controlling shareholders in Cellcom - 54.7%.
(8)
Although Discount Investments holds less than half of the voting rights in Cellcom, it estimates that it has effective control in Cellcom (inter alia, due to the high holding percentage that the Group holds of voting rights, the dispersal of the other voting rights, and in light of the voting patterns in the General meeting of shareholders), and as such, their financial statements were consolidated in the Company’s financial statements.

(9)	Subsidiary income is included in the group of income in the Company’s consolidated statement of income.
*	Non material adjustment of comparative figures, see note 1.F(3) above.
**	Reclassified, see note 1.F.(1) and (2) above.
***	See Note 3.I.1. below.

IDB Development Corporation Ltd.

Note 3 – Investments (cont.)
F.	Information on marketable investments, held by the Company and Discount Investment:
	Balance sheet value in the holder’s books	Market Value
	31.12.2014	31.12.2014	2.3.2016	(2)
Name of the company	NIS Millions
Held by the Company
Discount Investments (1) (consolidated)	922	476	428
Equity accounted partnerships
Modiin Energy	1	1	3
Consolidated by Discount Investments
Elron Electronic Industries Ltd.	305	239	258
Cellcom	1,845	1,427	1,008
Properties and Building Company	1,218	946	1,296
Shufersal (3)	1,140	876	1,370
(1)
Including goodwill in an amount of NIS 60 million attributed to companies directly held by Discount Investments: Property and Building – NIS 54 million; Adama – NIS 4 million; Shufersal – NIS 2 million. For details of options that were exercised by the Company for shares of Discount Investments in December 2015, see note 15.B.(8) below.

(2)	On the basis of the shares held by the Group companies as at December 31, 2014.
(3)	See Section H.3.c. of this note below for details regarding acquisitions that have been made by Discount Investments and Shufersal.
Each of the Group’s companies assesses, on its own level, the value of the assets that it holds and theallocated and unallocated excess cost included in its financial statements. The investments of theGroup in associates are assessed in each holding company, at its overall investment level.

G.	Additional information on investments of the Company and its investee companies
1.
The Company and some of its investee companies are subject, in certain cases, to contractual restrictions and restrictions provided in the law with respect to realizing existing investments or lien holdings in investee companies as collateral for securing repayment of its liabilities, and restrict their ability with respect to carrying out new investments or increasing existing investments. For information on the restrictions that apply to the Company, including during the execution of new investments, in the realization and lien of holdings by virtue of agreements with the financing entities, see Note 16.E. below. The Company and some of its investee companies are subject, in certain cases, to legal restrictions with respect to business activity and in carrying out new investments or increasing existing investments in investee companies, including the need to receive approvals or permits from various regulators for crossing the holding rate prescribed in the law, such as directives regarding the supervision of insurance business, directives of the Ministry of Communications, directives regarding restrictive practices, directives regulating the oil industry, directives regarding the requirement to hold tenders, directives regarding price control of products and services, directives regarding consumerism and restrictions deriving from benefits or approvals from the tax authorities. For details regarding the letter of the Company and Cellcom to the Ministry of Communications, and Cellcom’s approach for a motion for the approval of the Ministry of Communication for a change in the (indirect) control structure of Cellcom, which also included a request to change the instructions included in Cellcom’s communications licenses, including with regard to the requirement for holdings of Israeli parties, see note 23.B.1. below.

In addition, the provisions of certain laws and some of the terms of licenses in the communications sector, which were granted to a number of the Company’s investee companies, include restrictions on cross ownership (which generally means holding means of control in competitors). Furthermore, the Company’s investee companies are affected by, inter alia, changes in the budgets of government offices and bodies and by the government’s policies on various matters (such as the monetary policy). In addition, some of the Company’s investee companies have foreign operations, sell products or services outside of Israel or their securities are traded outside of Israel. These companies are affected by the economic situation (including changes in the exchange rates and rate of inflation) the political situation and by legislative and regulatory arrangement in these countries.

IDB Development Corporation Ltd.

Note 3 – Investments (cont.)
G.	Additional information on investments of the Company and its investee companies (cont.)
2.	The Company and some of its investee companies are affected by “Proper Conduct of Banking Business” directives of the Israeli Supervisor of
Banks, which include, inter alia, restrictions on the amount of loans a banking entity in Israel can provide to a “single borrower”, to a single “group of borrowers”, and to the largest borrowers and “groups of borrowers” of a banking entity (as these terms are defined in the aforesaid directives). The Company, its controlling shareholders and part of their investee companies are considered a single “group of borrowers” for this purpose.

These restrictions may limit the ability of the Company and certain of its investee companies to borrow additional amounts from the banks in Israel, their ability to make investments for which they require bank credit, their ability to invest in companies that have taken large amounts of credit from certain banks in Israel, and their ability to make certain business transactions together with groups that have taken such credit. However, during 2013 and 2014 and until the date of publication of the report, there was a decrease in the amount of the utilized credit from the banking system in Israel for the borrowers’ group that includes the Company, including as a result of change of control in it as part of the debt arrangement in IDB Holdings.
3.	In December 2013, the official "Reshumot" published in Israel the Promotion of Competition and Reduction of Centralization Law, 5774-2013 (in this section: “the Law”).
Pursuant to the provisions of the law, a pyramidal structure of control in “reporting entities” (in general –corporations whose securities are held by the public) is limited to 2 layers of reporting entities (with the company in the first layer not including a reporting entity that has no controlling shareholder). For this purpose, on the date of publication of the law in Reshumot (“Date of Publication”), the Company was considered a second-tier company and Discount Investments was considered a third-tier company. According to the law, a third layer or higher tier company may no longer control reporting corporations apart from such corporations that are under its control on the date of publication and of which it will be required to cease controlling in December 2017, at the latest. As long as a reporting entity is considered by the Companies Law to be a second-tier company, it is not entitled to control reporting entities, and if on the Date of Publication it controls reporting entities, it must cease its control of them no later than December 2019. In May 2014, the control of the Company changed as part of the completion of a creditors arrangement in IDB Holdings, subsequent to which the Company and Discount Investments are no longer considered as second and third-tier companies, respectively, and as at the date of the approval of these financial statements, the Company and Discount Investments are considered as first and second-tier companies, respectively, for the purpose of the aforesaid law. As long as Discount Investments is considered a second-tier company, it is required to cease, in December 2019 at the latest, from controlling reporting corporations under its control. In this context it is noted that in August 2014 the Company’s Board of Directors resolved to appoint an advisory committee to examine various alternatives for the Company to cope with the implications of the law and meet the restrictions set forth in it with regard to control in a pyramid structure, with the intention to enable the continued control of the Company and/or Discount Investments in “other tier companies” (currently held directly by Discount Investments) also after December 2019.
As at the date of approval of these financial statements, the alternatives examined by the Company include, inter alia: (a) Changing either the Company or Discount Investments into a private company which is not a reporting corporation (and as a result not a “tier company”); and (b) A merger between the Company and Discount Investments. The Board of Directors of Discount Investments has appointed an advisory committee with a similar function. As at the date of approval of these financial statements, this is an examination only of the specified alternatives, and there is no certainty regarding the implementation of any of the specified structural changes. The implementation of an alternative that would be adopted is likely to take several years.
Based on an analysis made by the Company and Discount Investments, the Company estimates that it is more likely than not that the completion of one of the specified alternatives will be successful and constitute a solution for contending with the restriction on the pyramidal structure of the holdings, while allowing the Company to continue to control Discount Investments, and Discount Investments to continue to control Shufersal and Cellcom even after December 2019. Accordingly, the recoverable amount of the operations of Shufersal and Cellcom as of December 31, 2014, was calculated using the value in use method, as stated in note 10.D. below.

IDB Development Corporation Ltd.

Note 3 – Investments (cont.)
G.	Additional information on investments of the Company and its investee companies (cont.)
3. (cont.)
Property & Building, which on the date of publishing the report is a third-tier company, controls reporting corporations (Gav-Yam, Ispro and Mehadrin), is examining the implications of the law over its said holdings, with a view to maintaining its control over them and it estimates that it will maintain control over them, and therefore the aforesaid law has no implications over its financial statements as of December 31, 2014.
The Company, as a first-tier company, and Discount Investments, as a second-tier company, as stated above, do not have an obligation to include independent directors on their Board of Directors or a minimal number of outside directors as stated in the aforesaid law in relation to third-tier companies onwards.
Pursuant to the law, the boards of directors of Cellcom, Property & Building, Elron, Gav-Yam, Ispro and Mehadrin include a majority of independent directors and the number of outside directors serving on their boards is at least half of the number of board members, reduced by one, rounded upwards. In addition, in June 2014, the Promotion of Competition and Reduction of Centralization (Classification of a Company as a Tier Company) Regulations, 5774-2014, came into effect, as part of which concessions were provided for certain corporations, which are considered as a “third-tier company”, from the updating of the composition of their board of directors to adapt it to the requirements of the Centralization Law. In October 2014, Koor received clarification letters from the Israel Securities Authority, with the opinion of the Ministry of Justice, according to which the Securities Authority will not intervene in the situation, according to which in respect of the composition of Adama’s Board of Directors, the aforesaid regulations apply to Adama.
Pursuant to the law and the Promotion of Competition and Reduction of Centralization (Concessions Regarding the Number of Outside directors) Regulations, 5774-2014, and in view of the number of directors whose identity requires the consent of the Bronfman-Fisher Group according to the shareholders’ agreement between it and Discount Investments with regard to their holding of Shufersal shares as stated below, the Board of Directors of Shufersal includes a majority of independent directors and the minimal required number of outside directors on the Board of Directors of Shufersal is at least one third of the total number of directors. In this context it should be noted that in August 2014, Discount Investments entered into an agreement with a corporation of the Bronfman-Fisher Group (“Bronfman-Fisher”), which at the time held approximately 19% of the share capital of Shufersal, in an addendum to the shareholders’ agreement relating to the stipulation in the aforesaid agreement according to which Discount Investments will exercise its influence in Shufersal so that as long as Bronfman-Fisher holds the minimum defined amount of Shufersal shares, the list of directors whose appointment will be submitted for the approval of the shareholders’ meeting of Shufersal will include names of four directors whose identity will be given the consent of Bronfman-Fisher, and determines in this context that of the aforesaid four directors (out of a board of directors of fifteen members) two directors will be considered as outside directors the identity of whom was proposed by Bronfman-Fisher (and their appointment will naturally be subject to the approval of the meeting pursuant to the provisions of the law), whereas Discount Investments is entitled to object to the identity of those candidates (or any of them) on reasonable grounds.
The addendum to the shareholders’ agreement will be in effect as long as the restrictions according to section 25(d) to the Centralization Law apply to Shufersal. Accordingly, Discount Investments (which held on December 31, 2014, approximately 49.6% of Shufersal’s share capital) is effectively able to appoint the majority of the members of Shufersal’s Board of Directors.
Pursuant to the addendum to the shareholders’ agreement, in September 2014 two of the four directors serving on Shufersal’s Board of Directors, whose identity received in the past the consent of Bronfman-Fisher as stated in the shareholders’ agreement, resigned, and additionally in September 2014 a special general meeting of Shufersal’s shareholders approved the appointment of three new outside directors, while the identity of two of those was suggested by Bronfman-Fisher.

IDB Development Corporation Ltd.

Note 3 – Investments (cont.)
G.	Additional information on investments of the Company and its investee companies (cont.)
3. (cont.)
The Centralization Law includes also provisions relating to a separation between significant real corporations and significant financial institutions, it should be noted that as long as the Company will be a significant real corporation, after December 11, 2019, the Company will not be able to control Clal Insurance Enterprise Holdings or to hold more than 10% of any means of control in Clal Insurance Enterprise Holdings (or more than 5% of any means of a control in Clal Insurance Enterprise Holdings if Clal Insurance Enterprise Holdings will be regarded as an insurer without a controlling owner). For details regarding the timeframe determined for the sale of control and the company’s holdings in Clal Insurance Enterprise Holdings, see note 3.H.5.c. below.
In May 2015, updated lists were published on the website of the Ministry of Finance and the official gazette in connection with the centralization law, which includes a list of the centralization factors, the list of the significant corporations and a list of the significant financial institutions. In accordance with the provisions of the centralization law, among others, a substantial financial institution, significant real corporation will be deemed as a centralization factor, and anyone belonging to a business group (corporation that controls a corporation and a corporation controlled by any of them) which includes significant financial entity or a significant real corporation. The Company and its controlling shareholders (Eduardo Elsztain and corporations through which he holds the Company) and the companies of the Group (including Discount Investment, Cellcom Property & Building Shufersal, Adama, Clal Insurance Enterprise Holdings, IDB Tourism, Noya Oil and Gas Explorations Ltd. and companies under the control of these companies) were included in the list of centralization factors, and the above companies, except for Adama (excluding Eduardo Elsztain himself), were also included in the list of significant corporations. In addition, companies of Clal Insurance Enterprise Holdings, including Clal Insurance Company (except Clal Insurance Enterprise Holdings) and Epsilon Investment House Ltd. (held by Discount investment Corporation) were included as well in the list of the significant financial institutions.
In November 2014, the Company’s Board of Directors made a resolution to act, subject to the approval of the authorized organs of the companies, to promote a unification of functions at the Company and at Discount Investments, with a view to achieving costs savings.
H.	Development of investments in investee companies
The following are the main changes in investments held in 2014:
1.	Cellcom
a. For information on the examination of impairment and amortization for impairment made by theGroup with regard to goodwill attributed to Cellcom as of December 31, 2014, see note 10.D.1below.
b. For information regarding an agreement between Cellcom and Golan Telecom Ltd. (“Golan”), forthe purchase of the shares of Golan or the assets of Golan, subsequent to the date of the statementof financialposition, see note 35.B.8 below.
2.	Property & Building and Las Vegas projects
a.
Property & Building held 20% of the shares of TPD Investment Limited (“TPD”), an associate in England, the principle assets of which are a hotel in England. In addition to the holding of Property & Building in TPD, an English partner also held it at a rate of 60% and an additional partner held it at a rate of 20%. The acquisition of the hotel in 2006 was financed by a bank loan, without right of recourse, the balance of which as at December 31, 2013 amounted to £ 394 million and the date of its repayment was in July 2014 and the remainder of the acquisition was financed by a shareholders loan. In addition, as at December 31, 2013, a debt was recorded in the books of TPD to the lending bank at an amount of 65 million pound sterling, in respect of a SWAP transaction intended to fix the interest rate of the bank loan.

In March 2014, the English partner announced that the loan had been refinanced, as part of which TPD had repaid the bank loan and settled its liabilities to the bank in respect of the swap transaction in the amount of £ 38 million (after the bank waived the balance of the payment in respect of the swap transaction in the amount of £ 36 million). The liabilities were settled through new loans received by TPD: refinancing from financial entities in the amount of £ 400 million, a bridging loan from a financial entity in the amount of £ 20 million and a shareholder’s loan from the English partner in the amount of £ 15 million. The English partner also converted a shareholder’s loan in the amount of £ 10 million into share capital of TPD.

IDB Development Corporation Ltd.

Note 3 – Investments (cont.)
H.	Development of investments in investee companies (cont.)
2.	Property & Building and Las Vegas projects (cont.)
a. (cont.)
As part of the refinancing, the English partner informed Property & Building and the additional partner that they had the option to keep their holdings (20% each) by performing an additional investment in TPD, through a new shareholder’s loan in the amount of £ 5 million, and by converting their previous shareholder’s loans, in the amount of £ 5.6 million each, into share capital of TPD (pro rata to the new shareholder’s loan which it allegedly provided, and to the conversion of its previous shareholder’s loan to capital), or alternatively, to have their shareholdings diluted to a rate of 6.39% each. Property & Building and the additional partner dispute the dilution itself, the calculations prepared by the English partner regarding the dilution of their holdings in TPD, and the amount of the investment required by it.
It is noted that the notice submitted by the English partner stated that the dilution had effectively been performed. It is emphasized that the investments of Property & Building and the additional partner in TPD were performed, as stated above, through shareholder’s loans, the balance of which is £ 19 million each, and which are not affected by the aforementioned dilution. Property & Building and the additional partner conducted negotiations with the English partner with the aim of reaching understandings regarding the scope of the additional investment required of them, and regarding the terms to perform the aforementioned investment.
These negotiations have not been successful to date, and therefore, Property & Building and the additional partner filed a claim with an English court in April 2014 against the English partner, in which the English partner was required to acquire from Property & Building and from the additional partner their holdings in TPD, according to their market value, as will be determined by the Court, as well as additional remedies pursuant to English law. In August 2015, subsequent to the date of the statement of financial position, Property & Building received a claim letter from its English partner and from TPD itself, directed against Property & Building, its corporate officers, the additional partner of Property & Building in TPD, and its corporate officers. In the claim letter, which has not yet been filed as a claim in court, damages are claimed which were allegedly incurred by TPD and by the English partner, in an amount of no less than GBP 88.5 million. In the estimation of Property & Building, the aforementioned claim letter was sent in response to proceedings which were initiated by Property & Building against the English partner and corporate officers in TPD on its behalf; the claim letter is groundless and Property & Building rejects it in all respects. In addition, Property & Building believes, based on the opinion of its legal counsel that the chances of the claim, should it be filed on the basis of the claims in the statement of claim, are remote.
The balance of Property & Building’s investment in TPD as at December 31, 2013, amounted to NIS 25 million. In addition, recorded for this investment within the books of Property & Building at that date in respect of the investment in TPD, were negative capital reserves in respect of translation differences in the amount of NIS 52 million and negative capital reserves in the amount of NIS 77 million for hedging of cash flows.
In view of the bank’s waiver of the payment of a part of the SWAP transaction as stated above, Property & Building recorded a profit of NIS 43 million, which increased the equity attributable to the owners of Property & Building by the same amount.
At the same time, following the payment of the SWAP balance as stated above, Property & Building recognized an expense in its Statement of Income, a total of NIS 77 million against the deletion of the capital reserves with respect to cash flow hedging, as specified above. The aforementioned sums, which amounted to a total of NIS 34 million, were recorded in the first quarter of 2014 as an expense in the statement of profit or loss, under the item of the Group’s share of the loss of investee companies treated with the equity method, net.
Additionally, beginning on March 31, 2014, the investment in TPD is treated as a financial asset measured at fair value through profit or loss, and is presented in the amount of NIS 90 million, instead of the previous treatment thereof, until the end of 2013, according to the equity method. As a result of this accounting change, in the first quarter of 2014 the capital reserves from the aforesaid translation differences in an amount of NIS 52 million were written off, an additional expense was recorded in the Statement of Income in an amount of NIS 30 million in the “Loss from realization, impairment and writing-down of investments and assets” item, and the investment in TPD increased by NIS 22 million. Therefore, the equity attributable to the owners of Property & Building increased by NIS 22 million.
IDB Development Corporation Ltd

Note 3 – Investments (cont.)
H.	Development of investments in investee companies (cont.)
2.	Property & Building and Las Vegas projects (cont.)
a. (cont.)
The share in the losses recorded by Property & Building attributable to the owners of the Company, as stated above, amounted to a loss of NIS 36 million. The equity attributable to the owners of the Company increased by NIS 37 million, with respect to the amounts recorded by Property & Building, as stated above.
b.
In August 2015, subsequent to the date of the statement of financial position, Property & Building, the Company and IDB Group USA Investment Inc. (“IDBG”), a company under joint control of the Company and Property & Building, signed an agreement for the provision of a credit facility by Property & Building to IDBG, for the provision of collateral in favor of a lending entity and/or for the provision of credit in a total amount of USD 50 million (of which, USD 25 million is with respect to the Company’s share). The aforementioned facility will be used by IDBG for the construction and operation of the Tivoli project, which is a commercial real estate project in Las Vegas which is owned by IDBG, and/or for various financing needs involving in its construction and operation.

The transaction was approved by the Audit Committees and the Boards of Directors of the Company and of Property & Building, and was also approved by the general shareholders’ meeting of Property & Building, due to its status as a transaction with its controlling shareholder. For additional details, see note 35.C.4. below.

c. For details of main realizations and revaluations of investment property made by Property & Building and its subsidiaries in 2014, see note 7.B. below.
3.	Shufersal
a.
In January 2014 Shufersal received a tax arrangement from the Israel Tax Authority, according to which an agreement and a plan to separate Shufersal’s real estate was exempt from income tax and betterment tax, in accordance with the provisions of Part E2 of the Income Tax Ordinance, and subject to the terms set forth therein, and accordingly, the separation entered into force from the effective date (March 31, 2013). According to the aforesaid agreement, Shufersal transferred to Shufersal Real Estate, a wholly owned subsidiary of it (“Shufersal Real Estate”), in effect as of March 31, 2013, in consideration for an allotment of shares, most of its real estate and most of its direct holdings in certain subsidiaries that hold real estate, including that debt that is attributable to the transferred assets, with the transferred debt being on the level of the internal relations between Shufersal and Shufersal Real Estate and there being no change in Shufersal’s liabilities to third parties. The purpose of the split is management focusing, development and enhancement of real estate as an additional business area of Shufersal, and exposing value for Shufersal and its shareholders. See also note 32.H. below.

b.
In June 2014, the Board of Directors of Shufersal approved an updated business plan for Shufersal, which is intended to create a growth-oriented commercial and operational infrastructure for the years to come, to reinforce its competitive ability, to improve value offered to customers, including discounting the purchasing basket and improving service.

The main components of the plan include a broad reduction of prices in the formats “Shufersal Deal”, “My Shufersal”, and “Shufersal Express”, and continued reduction of prices in the format “Yesh”; reduction of price gaps between the neighborhood branches group (“My Shufersal” and “Shufersal Express”) and the discount branches group (“Shufersal Deal” and “Yesh”); expanding and strengthening of Shufersal’s private brand; issuing a new and uniform “Gold Card”, without reducing the nominal value specified therein, and at the same time, reducing the discount rate given when purchasing the card, as well as reducing discounts for customer clubs - processes which will contribute to the reduction of product prices for the entire customer public; accelerating the development of Shufersal’s digital platforms; evaluating the development and promotion of new/supplementary activities to Shufersal’s currently existing areas of activity, including activities in the institutional market, wholesale sales, and sales of non-food products through Shufersal’s digital platform; implementing increased efficiency, inter alia, by gradually closing approximately 15 branches, with a total area of approximately 40,000 sq. m., reducing branches with a total area of approximately 25,000 sq. m., savings in expenses of branches, in the supply chain and in Shufersal headquarters, and the voluntary retirement program

IDB Development Corporation Ltd.

Note 3 – Investments (cont.)
H.	Development of investments in investee companies (cont.)
3.	Shufersal (cont.)
b.	(cont.)
(at the same time, Shufersal continues pursuing its plan to work towards opening new branches at a planned opening rate of 15,000 sq. m. per year).
In the second and third quarters of 2014, the following non-recurring operating expenses were included in respect of the effect of the aforementioned plan:
	Details	Non-recurring expenses
		(NIS millions)
		Total
Closure of branches – impairment losses	(1)	(39)
Closure of branches – non-recurring operating expenses	(1)	(101)
Reduction of branches – impairment losses	(2)	(15)
Voluntary retirement plan for employees	(3)	(29)
Total non-recurring expenses recorded by Shufersal		(184)
Total non-recurring expenses after attributing taxes recorded by Shufersal		(144)
Total non-recurring expenses after attributing taxes in the Company’s consolidated income statement (adding amortization of excess cost attributed in Discount Investments to the relevant assets)		(197)
The share of the Company’s owners in the specified costs after attributing taxes		(69)

(1)
Non-recurring operating expenses with respect to the closure of branches - as stated in note 2.M.2 above, for the purpose of the impairment test, Shufersal branches are combined into geographical regions which constitute separate cash generating units (hereinafter, in this section: “Cash Generating Unit” or “Region”). According to Shufersal’s strategy, the closure of a losing branch in an area that includes additional branches may result in a reduction of the profitability of other branches located in the same geographical area, in other words, there is a dependence between the cash flows of branches in the same geographical area. In light of the foregoing, the impairment test for retail activity is performed on the level of the region, and the recoverable amount is calculated for the cash generating unit.

Following the trend of deceleration in the food market, Shufersal performed a renewed evaluation of branches with operational and cash flow losses in the geographical regions, and reached the conclusion that 15 branches out of all evaluated branches (which are mainly leased through operational leases, as specified below) no longer contribute, either in operational and/or strategic terms, to the geographical region (the cash generating unit) with which they are associated. Due to the foregoing, Shufersal evaluated impairment for these branches separately from the cash generating unit to which they were associated, and calculated the recoverable amount for each branch on its own. Regarding the aforementioned 15 branches, Shufersal performed an evaluation of the recoverable amount of the retail activity assets, in accordance with the provisions of IAS 36. The recoverable amount of branches that are intended for closure was measured independently, primarily based on fair value, less realization costs. The fair value measurements are classified on level 3 of the fair value hierarchy (for the definition of the various levels on the hierarchy, see note 1.E.3.b. above, regarding financial instruments).
The key assumption used in calculating the recoverable amount of the branches as stated is that these branches will not generate economic benefits until their closure, and therefore equipment and leasehold improvements that are assessed to be unsaleable, have been fully depreciated, whilst the remainder of the assets were examined based on Shufersal’s expectation regarding the economic benefits which will be produced from them in other branches. The recoverable amount of the branches intended for closure is lower than their book value and therefore Shufersal recognized under the item “sales and marketing expenses” an impairment loss amounting to NIS 39 million, before taxes, in respect of equipment and leasehold improvements which exist in these branches. The recoverable amount as at December 31, 2014 in respect of equipment is NIS 6 million.

Note 3 – Investments (cont.)
H.	Development of investments in investee companies (cont.)
3.	Shufersal (cont.)
b.	(cont.)
(1)	Non-recurring operating expenses with respect to the closure of branches (cont.)
It should be noted that the recoverable amount of the other cash generating units attributed to Shufersal’s retail activity is higher than the book value of the units’ assets in Shufersal’s financial statements and therefore Shufersal did not recognize an impairment in their respect.
In respect of two of the specified cash generating units the Company recognized an impairment loss amounting to NIS 15 million (of this amount, the share attributable to the owners of the Company amounted to NIS 5 million) in respect of excess cost attributed in the Company’s financial statements to the branches of the complex.
The recoverable amount of the remaining cash generating units attributed to Shufersal’s retail activity was calculated using the discounted cash flows (DCF) method. The main real assumptions used in the calculation of the recoverable amount are a real discount rate after tax of 7.0% (a real discount rate before tax of 9.0%), and a real long term growth rate of 1.0%. The cash flow was estimated based on the actual operating results for 2014, Shufersal’s budget for 2015 and additional assumptions. The cash flow was estimated for a period of 5 years, after which an exit value was estimated based on the long term cash flow growth assumption. The cash flow does not take into account future expansion and efficiency plans, the investments in respect of which have not been made yet. In addition, in preparing the cash flow no effects of new activities, which may contribute to the value, were included. In respect of the calculation of the recoverable amount for owned branches, Shufersal included in the cash flows from retail activity actual rent paid to Shufersal Real Estate, and measured the real estate under separate ownership according to fair value in order to express the different price of capital of the retail operations, which is different from that of the real estate. The retail cash flow added to the cash flow from the real estate was examined against the depreciated cost of the branch assets.
Of the 15 branches which are expected to close, 12 branches are leased by Shufersal under operational leases. These lease contracts are non-cancellable until the exit point specified in the contracts, which are between the years 2014 and 2023. Shufersal intends to exit the lease contracts on the earliest possible date, in accordance with an arrangement which will be reached with the property owners, or non-renewal of the extension option in the contract. In cases where it is not possible to immediately exit the lease agreement, Shufersal intends to close the branch’s activity and to rent the asset, if possible, to a sub-lessee until the end of the lease contract. In accordance with IAS 37, Provisions, Contingent Liabilities and Contingent Assets, Shufersal evaluated whether the engagements regarding these branches include the embodiment of an onerous contract.
In accordance with Shufersal’s assessment, and based on an assessment performed by an external appraiser, due to changes in market conditions, income from subleases are expected to be lower than the rent which is paid with respect to the properties, and therefore, Shufersal recognized a provision in the amount of the unavoidable expenses which are required to fulfill the obligations which are embodied in the lease agreements for the branches, and with respect to the operational losses, until the closure of the branches, in the total amount of NIS 101 million before taxes. This amount is measured using the risk-free interest rate.
(2)
Reduction of branches - as part of the increased efficiency program, Shufersal intends to reduce the size of branches, and to sublet the remaining areas in the properties. These branches include equipment and leasehold improvements (the “Property”), and in light of the process involving the reduction of the branches’ area, Shufersal evaluated the recoverable amount of the property in these branches, based on fair value less realization costs, and recognized under the item “sales and marketing expenses” impairment losses in the amount of NIS 15 million before tax. The main assumption in determining the aforesaid recoverable amount was that the leasehold improvements in the reduced areas in these branches will not generate economic benefits subsequent to the reduction, and were therefore fully depreciated.

IDB Development Corporation Ltd.

Note 3 – Investments (cont.)
H.	Development of investments in investee companies (cont.)
3.	Shufersal (cont.)
b.	(cont.)
(3)
Employee benefits - as part of the increased efficiency program, approval was also given for a voluntary retirement program for employees in preferred conditions, and accordingly, Shufersal recorded in 2014 expenses with respect to the dismissal of employees in the amount of NIS 29 million, before tax. Additionally, as part of the increased efficiency program Shufersal recorded actuarial losses amounting to NIS 4 million before attributing taxes (NIS 3 million net after the attribution of taxes), within other comprehensive loss in respect of the voluntary retirement program.

For details regarding a re-evaluation of branches with operational and cash flow losses in geographical areas in the first half of 2015, subsequent to the date of the statement of financialposition, see Note 35.D.1. below.

c.
In the fourth quarter of 2014 and the first nine months of 2015, Discount Investments acquired on the stock exchange approximately 2.4% and approximately 1.1% of Shufersal’s share capital, respectively, for considerations which amounted to NIS 45 million and NIS 22 million, respectively. Subsequent to the aforesaid acquisitions, Discount Investments holds approximately 50.7% of the capital and voting rights at Shufersal. As a result of the aforesaid acquisitions, the Company recorded in 2014 its share of a negative capital reserve amounting to NIS 11 million from a transaction with the non-controlling shareholders ("Capital Reserve"), and recorded in the first nine months of 2015 its share of a negative capital fund amounting to NIS 3 million from a transaction with the non-controlling shareholders.

In the fourth quarter of 2015, Discount Investment acquired 2.3% of the share capital of Shufersal on the stock exchange for NIS 54 million and the Company is expected to record its share of NIS 22 million in the capital reserve in the fourth quarter of 2015. In this context it is noted that in January 2015 Discount Investments received a notification of a merger between it and Shufersal by the Antitrust Commissioner permitting it to hold Shufersal at a rate greater than 50%.
d.
In March 2014, the Promotion of Competition in the Food Sector Law, 5774-2014, was published in Reshumot (“the Food Law”). The Food Law includes three sets of provisions: (a) Provisions regulating the activities of suppliers and retailers, including the activities of large retailers; (b) Provisions regarding geographical competition between retailers; and (c) Provisions regulating price transparency.

The Food Law also includes a chapter on the subject of enforcement, penalties and financial sanctions.
In September 2014, a notice was received from the Antitrust Authority regarding the demand areas of Shufersal’s large stores.
Shufersal is operating in accordance with the Food Law, all provisions of which became effective in January 2015. As at December 31, 2015, applications of the Food Law did not have a material effect on the activities. Additionally, the provisions of the Food Law with regard to geographic competition of retailers may affect Shufersal’s ability to expand by opening new branches in certain areas, and under certain circumstances Shufersal may be required to close some of its active branches. The effect of the implementation of the Food Law on the financial statements for 2015 is mainly in respect of reclassifying amounts that were charged to “Marketing and selling expenses” before the Food Law entered into effect, to the “Cost of sales and services” item.
e.
In the fourth quarter of 2014, Shufersal recorded a profit in a sum of NIS 26 million from the reversal of an impairment that it recorded in the past for its investment in Lev Hamifratz Ltd., an included company that is held by it at the rate of 37% (“Lev Hamifratz”), in view of an improvement in the results of Lev Hamifratz, improved finance terms that were approved for it and negotiations that Shufersal held for the sale of its holding in Lev Hamifratz or for increasing its holding in it. The aforesaid profit was included in these financial statements in the Group’s share of the loss of investee companies that are treated under the equity method, net. The Company’s share in the aforesaid profit amounted to NIS 9 million.

IDB Development Corporation Ltd.

Note 3 – Investments (cont.)
H.	Development of investments in investee companies (cont.)
3.	Shufersal (cont.)
e.	(cont.)
In August 2015, Shufersal received a notice from the same partner, addressed to it and to the additional partner in LevHamifratz (Shufersal and the additional partner hold Lev Hamifratz at rates of 37% and 26%, respectively), in which it stated its wish to sell to a third party its stake of 37% in Lev Hamifratz, including the entire shareholder's loan which was provided on its behalf to Lev Hamifratz, and the foregoing notice was submitted to Shufersal and to the additional partner in accordance with the right of first refusal mechanism which was set forth in the shareholders agreement of Lev Hamifratz. The notice including specification of the method which was used to calculate the requested consideration with respect to the sold property, where its share is contingent upon various conditions, and on certain financial results of Lev Hamifratz, until the completion date of the transaction. According to Shufersal’s assessment, the consideration requested in the notice, in accordance with the calculation principles specified therein, reflected a value of approximately NIS 70 million for the sold property.. Shufersal decided not to exercise the right of first refusal.
f.	For information on the testing of impairment and amortization for impairment made by the Group with regard to goodwill attributed to Shufersal as at December 31, 2014, see note 10.D.2 below.
g.
For details regarding a voluntary retirement plan for Shufersal’s employees and regarding an actuarial estimate of a liability with respect to a defined benefit plan performed by Shufersal as part of the increased efficiency plan, see note 18.C below.

4.	Koor
a.
In October 2014, Adama entered into an agreement with China National Agrochemical Corporation, which holds Adama at a rate of 60% (hereinafter: “ChemChina”), in which, at the completion date of the transaction, and subject to compliance with conditional terms specified in the agreement, Adama will acquire, through a wholly owned subsidiary (in this section, the “Buyer”), from a wholly owned subsidiary of ChemChina (in this section, the “Seller”), as a single unit, 100% of the issued and paid-up share capital of a private holding company incorporated in China, whose main holding is class A shares, which constitutes approximately 20.15% of the issued share capital of Hubei Sanonda Co., Ltd. (hereinafter: “Sanonda”), a public company whose shares are traded on the stock exchange in Shenzhen, China, in which Adama held, prior to the aforementioned transaction, class B shares which constitute 10.6% of the issued and paid-up capital of Sanonda, as well as the entire issued and paid-up share capital of three private companies – (1) Jiangsu Anpon Electrochemical Co.; (2) Jiangsu Maidao Agrochemical Co.; and (3) Jiangsu Huaihe Chemical Co. (together with Sanonda, “the Chinese Companies”). The engagement in the agreement was approved by the audit committee and board of directors of Adama, after receiving a recommendation from the special committee of the board of directors, and from the meeting of Adama’s shareholders.

Pursuant to the agreement, the purchaser will pay the seller in cash upon the completion date CNY 1,987 million (the consideration), which as of December 31, 2014, represents $ 320 million. The final consideration amount in USD will be determined in accordance with the exchange rate on the completion date. See also note 35.E.3. below.
The agreement sets forth various arrangements for indemnification between the parties, including a restriction on indemnification in certain cases. The completion of the transaction is subject to compliance with conditional terms, which primarily include:
-	The accuracy of the presentations made by the buyer and the seller, and compliance with their undertakings as of the completion date, in all material respects.
-
Receipt of the required governmental approvals: (1) receipt of an exemption from the China Securities Regulatory Commission (CSRC), according to which the acquisition of Sanonda shares as part of the transaction (indirectly, through the acquisition of the shares of the aforementioned private holding company) does not require the performance of a tender offer; (2) approval from the Ministry of Commerce of the People’s Republic of China, or an approved local representation thereof, for the transaction and the issuance of appropriate certificates for the companies in China; (3) issuance of new business licenses to the companies in China by the Industry and Trade Administration of China (hereinafter in this section: the “Governmental Approvals”).

IDB Development Corporation Ltd.

Note 3 – Investments (cont.)
H.	Development of investments in investee companies (cont.)
4.	Koor (cont.)
a. (cont.)
-	Receipt of approval from the General Director of the Antitrust Authority in Israel for the making of the transaction, insofar as such approval may be required by law.
-	Receipt of approvals from certain banks that have provided loans to the Chinese companies.
-
Sanonda’s fulfillment of its liabilities in the interim period and non-performance of actions which it has been prohibited to perform under the agreement, although non-fulfillment of its liabilities, or the performance of such actions, will constitute grounds for non-completion of the merger only if they have a significant negative impact on Sanonda, as this term was defined in the agreement.

-
Insofar as Adama will not complete an initial public offering of its shares on the New York Stock Exchange by March 31, 2015, the buyers undertaking to complete the transaction will be subject to: (A) Approval of the audit committee and board of directors of Adama, that the performance of the transaction is not reasonably expected to harm Adama’s ability to fulfill its existing and projected liabilities in the ordinary course of business, or its expected cash flow requirements, while taking into account the interests of the bondholders and the lenders, and maximizing value for Adama’s shareholders; (B) Receipt of written approval from Koor, confirming that the financing of the agreement is not reasonably expected to have a negative impact on the value or financial position of Adama, provided that Koor exercises its right of approval in an acceptable commercial manner, and in good faith, and does not withhold approval for reasons associated with assets acquired in the transaction only (assuming that the value of these assets on the completion date of the transaction will not be significantly different than their value on the signing date of the agreement). In this context, it is noted that Koor and ChemChina have amended the shareholders agreement between them, in connection with their holding of Adama, such that, insofar as Adama will not complete the aforementioned public offering by March 31, 2015, and the transaction will be duly approved by the audit committee and the board of directors of Adama, as stated above, but will not be completed as a result of its non-approval by Koor, the commencement of the non-competition period specified in the shareholders agreement will be postponed by 24 months from September 30, 2014, and ChemChina will be entitled to postpone it by an additional six months.
Subject to compliance with all conditional terms for the completion of the transaction (or a waiver of the existence of any particular conditional terms, by a party which is entitled to do so under the terms of the agreement), the completion date of the transaction will fall on the later of either: the fourth business day after the issuance of a new business license for each of the target companies; or the fifteenth business day that occurs after the earlier of either: (a) the date of completion of the Adama IPO; or (b) the date on which the buyer notifies the seller of the completion of the last of the conditional terms described above, provided that, in any case, the completion date does not occur before January 1, 2015.
According to the provisions of the purchase agreement and because the transaction was not completed by March 31, 2015, Adama announced that the parties are holding discussions regarding available alternatives for the performance of the transaction, and as such, Adama and its shareholders are examining various possibilities with regard to the performance of the business combination between Adama and the Chinese companies, either by way of completing the transaction, mutatis mutandis, or by other ways.
For details regarding a possible transaction that is being examined by Discount Investments, subsequent to the date of the Statement of Financial Position, in which Koor and ChemChina will transfer all of their holdings (40% and 60%, respectively) in Adama to Sanonda, in consideration of Sanonda stock, and in a manner whereby, after the transaction, Adama will be a company wholly owned by Sanonda, and Koor will be a shareholder in Sanonda, a transaction which is expected to continue for several months, during which time the parties will evaluate the relevant aspects of the transaction, including the impact of the transaction on the agreement that is described above and which was not completed, see Note 35.E.3 below.

IDB Development Corporation Ltd.

Note 3 – Investments (cont.)
H.	Development of investments in investee companies (cont.)
4.	Koor (cont.)
b.
Further to Discount Investments’ engagement with Koor in 2013 in a merger agreement (“The Merger Agreement”), in which Koor would become a private company whose issued and paid-up share capital (except for the deferred shares in Koor’s equity) would be held by Discount Investments (“The Merger Transaction”) in March 2014, the merger transaction was completed.

Upon completion of the merger transaction, all of the ordinary shares of Koor held by the shareholders from the public and the Company were transferred to Discount Investments in consideration for a cash payment of NIS 1,140 million, based on an amount of NIS 73.59 per share, as determined according to the value of Koor, as agreed. Pursuant to the merger agreement, during the completion of the merger transaction Koor distributed to Discount Investments NIS 987 million in cash, after Koor received approval in February 2014 from the court to carry out a distribution that does not satisfy the profit test pursuant to section 303 of the Companies Law.
The amount received by the Company from the consideration for the merger is NIS 40.5 million. Subsequent to the completion of the merger transaction, Koor’s shares were delisted from the stock exchange, and Koor became a private company, wholly owned by Discount Investments.
For details regarding letters of indemnification that Discount Investments provided to the other directors and offers at Koor during the completion of the merger transaction, see note 33.B.5.d. below.
Subsequent to the completion of the merger transaction, and in accordance with the approval by Koor’s bondholders meeting in September 2013, Koor redeemed in March 2014, in early redemption, all of its bonds in a payment of an amount of NIS 1,173 million, which was higher than the liability value (par) of said bonds. For said gap, Koor recorded expenses in 2013 and in the first quarter of 2014 in the amount of NIS 39 million and NIS 35 million, respectively.
The Company’s share in the aforesaid expenses amounted to NIS 19 million and NIS 18 million, respectively.
After the completion of the merger transaction and the redemption of Koor’s aforesaid bonds, Koor was left with liquid means in an amount of NIS 261 million.
Based on the consideration of the merger in the amount of NIS 1,140 million, the Company recorded as a result of the completion of the merger transaction its share of a negative capital reserve in respect of a transaction with the non-controlling shareholders, and as a result a decrease was recorded in the amount of NIS 288 million in the equity attributable to the owners of the Company, including a reclassification of reserves originating from other comprehensive income (loss) attributed in the past to the non-controlling shareholders.
In January 2014, the court and the general meeting of the shareholders of Discount Investments approved a settlement between the parties in a legal proceeding that took place with regards to the merger transaction, in which, subsequent to the completion of the merger transaction, Discount Investments offered anyone who on the date of completion of the merger transaction were among Koor’s ordinary shareholders (with the exception of the Company and Discount Investments) the option of paying Discount Investments for every Koor share they owned as specified a sum of NIS 14.64, equivalent to that share of the value of the Koor share attributable to Adama based on the valuation of Koor shares that was used by Koor in the merger transaction, and in consideration, receive from Discount Investments a non-negotiable certificate of contractual liability (K series bonds) that entitles the holder to a right to future consideration that will be paid by Discount Investments in one of the three following circumstances, whichever is the earlier (“the supplementary arrangement”):
-
In the event that Adama shares are issued to the public - the sum of the future consideration for a Koor share will be calculated based on the value of Koor holdings in Adama shares at the price of an Adama share on the stock exchange after the closing date for the look up period if any applies to the sale of this holding following the aforesaid issue, less certain expenses as stated below, and this sum shall be paid within 120 days of the date on which the aforesaid look up period ends.

IDB Development Corporation Ltd.

Note 3 – Investments (cont.)
H.	Development of investments in investee companies (cont.)
4.	Koor (cont.)
b. (cont.)
-
In the event of an actual sale of an aggregate amount of over 40% of Koor holdings in Adama shares to an unrelated third party – the sum of the future consideration per Koor share will be calculated based on the value of Koor’s holding of Adama shares at the price per Adama share set forth in the sales transaction, less said certain expenses, and this sum will be paid within 120 days from the date of completion of the sales transaction.

-
If by October 17, 2018, no issue is made to the public, and said sales transaction is not executed as previously mentioned - the sum of the future consideration per Koor share will be calculated based on the fair value of Koor’s holding in Adama shares on that day, as to be determined by the court-appointed appraiser, less said certain expenses, and this sum will be paid within 120 days after the date of receipt of aforesaid valuation.

The amounts that will be deducted from the value of Koor’s holdings in Adama shares in each of the aforesaid instances mainly involve a loan in the amount of US$ 960 million secured by Adama shares, plus interest and any other related liability and expense attributed to the public issuing, sales transaction or valuation as specified above.
In accordance with the supplementary arrangement and as part of a shelf offering report published by Discount Investments in March 2014, by virtue of its shelf prospectus from June 2013, as amended, Discount Investments issued, in March 2014, approximately NIS 1.045 million par value of bonds (Series K), for a total consideration of NIS 15 million. The bonds (Series K) are measured in the financial statements by fair value through profit or loss.
c.
In January 2014, Koor sold its entire balance of its holdings in Credit Suisse shares, for a total consideration of CHF 312 million (NIS 1,202 million). In respect of these realizations, Koor recorded, in the first quarter of 2014, net profit of NIS 64 million. The Company’s share in the aforementioned profit is NIS 32 million. The comparative figures for the first nine months and the third quarter of 2013 were restated in the consolidated statement of income and in the consolidated statement of cash flows, in order to present the discontinued operation separately from the continuing operation. For details, see note 3.I.1. below.

d.
In November 2014, Adama published a document to register its shares for trade in the U.S.A (“The Registration Document”), as part of which Adama intended to issue shares to the public at the NYSE stock exchange at a price range of USD 16 to USD 18 per share. Due to the conditions of the capital markets,, at that time, Adama decided not to pursue the aforesaid issue and it intends to consider the timing of the issue according to developments in market conditions.

In view of the postponement of the issue as aforesaid, the Company performed an impairment review with respect to its investment in Adama in its financial statements as of September 30, 2014.

In addition, as in every period, in its financial statements as of December 31, 2014, the Company updated the value of the hybrid financial instrument for a non-recourse loan that Koor received (for details regarding the financial treatment of the aforesaid financial instrument, see note 16.F.1.d below), based on an opinion given by an independent appraiser.

The aforesaid impairment review (as of September 30, 2014) and the base asset that was used to measure the hybrid financial instrument and the (K series) bonds (as of December 31, 2014) are based on a fair value in an amount of approximately USD 14.6 and approximately USD 14.7, respectively, per Adama share according to the value per share reflected in the lower range published as part of the aforementioned registration document (USD 16 per Adama share), after deducting the shares’ non-negotiable component at rates of approximately 8.9% and approximately 8.2%, respectively.

As a result of all of the aforementioned, in 2014 the Company recorded a net loss in an amount of NIS 345 million, which is made up of its share in the impairment of the investment in Adama in an amount of NIS 348 million and its share of finance income, net, in a sum of NIS 3 million for updating the value of the hybrid financial instrument and the (K series) bonds.

For details regarding the components of the hybrid financial instrument in respect of the non-recourse loan as specified and its value on the books, see note 16.F.1.d. below.

IDB Development Corporation Ltd.

Note 3 – Investments (cont.)
H.	Development of investments in investee companies (cont.)
4.	Koor (cont.)
e.	Permit to control Koor Tadiran Gemel Ltd.

On May 8, 2014, the controlling shareholders of the Company at that time, Messrs. Mordechai Ben-Moshe and Eduardo Elsztain, through corporations controlled by them, received a letter from the Commissioner with regard to Koor’s control over Koor-Tadiran Gemel Ltd. (a management company wholly owned by Koor) (“Koor-Tadiran”). The letter stated, inter alia: that a control permit for Koor-Tadiran is held by Koor and not by the controlling shareholders thereof as required, and that the Commissioner is prepared to consider not regarding the transfer of control in the Company to them as an unlawful transfer and also allowing Koor to retain the control permit over Koor-Tadiran provided that no directors who are employed or who have been employed by the companies controlling Koor or who are or were related to the controlling shareholders in the Company will hold office in Koor-Tadiran, on the conditions stated in the letter, and on the condition that the amount of the holding of the means of control in the corporations controlled by the Company and the persons that directly and indirectly hold means of control in Koor will exceed 50% and Koor’s means of control in Koor-Tadiran will not be pledged, all of which until the examination of the application for a control in Koor-Tadiran is completed, or until July 30, 2014, whichever is the earlier.

On July 31, 2014, the controlling shareholders of the Company at that time, Messrs. Mordechai Ben-Moshe and Eduardo Elsztain, received, through corporations controlled by them, a control permit to hold means of control and joint control in Koor-Tadiran through the Company, Discount Investments and Koor (together: “the holding companies”), which replaces the previous permit of May 8, 2014. This control permit states, inter alia, certain provisions with regard to the amount of the holdings in the holding companies and the making of issues of means of control in them, and it also provides that at least 50% of the means of control that the Company holds in Discount Investments will be unencumbered and free of charges. In March 2015, a revised control permit was received from the Commissioner, in which the requirement included in the permit, that at least 50% of the means of control that the Company holds in Discount Investments will be unencumbered and free of charges, was cancelled, with effect from March 15, 2015.

5. Clal Insurance Enterprise Holdings
a.	Expiration of an agreement to sell the shares of Clal Insurance Enterprise Holdings held by the Company
On August 20, 2013, an agreement was signed between the Company and JT Capital Fund Pte Ltd. (“JT”), a company incorporated in Hong Kong and fully held indirectly by Mr. Li Haifeng, according to which the Company will sell 32% of its shares in Clal Insurance Enterprise Holdings (according to a company valuation of Clal Insurance Enterprise Holdings in a sum of NIS 4.6 billion), for a total consideration of NIS 1.472 billion (linked to the CPI up to the date of completion of the transaction). According to the amendment to the agreement, as of May 6, 2014 it has been determined that the consideration for the sale of approximately 32% of the shares of Clal Insurance Enterprise Holdings within the framework of the completion of the transaction will amount to NIS 1.536 billion (meaning, according to a company valuation of Clal Insurance Enterprise Holdings in a sum of NIS 4.8 billion rather than NIS 4.6 billion, linked to the CPI, according to the original agreement). At the end of May 29, 2014 and in view of the failure to obtain the regulatory permits required to complete the transaction by that date, the aforesaid agreement expired.
b.	The appointment of a trustee for the holdings of the controlling shareholders in the shares of Clal Insurance Enterprise Holdings
On August 21 2013, in accordance with the requirement by the Commissioner, the Company gave an irrevocable power of attorney to Mr. Moshe Tery (“Mr. Tery” or “the trustee”), who was appointed by the Commissioner as trustee for 51% of the issued share capital and voting rights of Clal Insurance Enterprise Holdings held by the Company (“means of control”). In addition it transferred the shares to a trust account, in the trustee’s name, for the purpose of exercising the powers granted by the means of control in accordance with the provisions of the trust deed, and in order to separate Clal Insurance Enterprise Holdings and the financial institutions in the Clal Group (“the Clal Group”) from any possible influence of the control struggles in the IDB Group.

IDB Development Corporation Ltd.

Note 3 – Investments (cont.)
H.	Development of investments in investee companies (cont.)
5.	Clal Insurance Enterprise Holdings (cont.)
b.	The appointment of a trustee for the holdings of the controlling shareholders in the shares of Clal Insurance Enterprise Holdings (cont.)
In accordance with the signed trust deed, Mr. Tery will exercise all of the powers given to him by virtue of the means of control for the good of the Company and in accordance with the Commissioner’s instructions, insofar as any will be given to him from time to time, in order to ensure the proper operation of Clal Insurance Company, Clal Credit Insurance Ltd. and Clal Pension and Provident Ltd. (hereinafter, jointly: “the Clal institutions”) and to protect the interests of the policyholders and savers, including with regard to the raising of equity for the benefit of the Clal institutions in any manner that he thinks fit. The transfer of the means of control to the trustee will not affect the Company’s right to receive dividends from Clal Insurance Enterprise Holdings, insofar as a decision is made to distribute any.
If and insofar as dividends are distributed for the Means of control, they will be the property of the Company and will be transferred to the Company by the trustee. In the event of any sale, transfer or charging of the means of control, the trustee will act in accordance with the Company’s instructions on condition that he receives the Commissioner’s prior written approval to do so. The trust will be terminated on the date that all of the means of control are actually transferred from the Trustee or after approval is given by the Commissioner.
On November 27, 2013 a letter was received from the Commissioner which was addressed to the expert and observer appointed for the Company by the court, in which it was emphasized that direct or indirect control of an insurer or a management company requires the obtaining of a control permit from the Commissioner, that the trust arrangement is an interim solution and cannot become a permanent arrangement and that the transfer of means of control in IDB Holdings or in the Company within the framework of the debt arrangement in IDB Holdings will not be regarded as a transfer that contravenes the provisions of the law, provided that certain conditions and restrictions are satisfied, including:
1.
The offeror (and insofar as a group of proposers is concerned – all of the constituents of the group) whose proposal is submitted for the court’s approval (“the successful offeror”) will confirm in advance that it is aware that the transfer of the means of control in the Company or in IDB Holdings to it does not constitute approval of the Commissioner of the transfer of means of control in the Company and does not constitute the granting of a control permit / a permit to hold means of control in the Clal Group.

2.
The successful offeror shall confirm that it agrees to the appointment of a trustee chosen by the Commissioner, whether the current trustee (as stated above) or another (in this section: “the trustee”), and that it is aware that the powers given to the Trustee will be in accordance with an irrevocable trust deed attached to the letter. In addition, as long as the transaction to sell the shares of Clal Insurance Enterprise Holdings to JT (see section a above with regard to the expiration of the aforesaid transaction) has not been completed, the successful offeror confirms that it agrees that certain provisions stated in the Commissioner’s letter will apply irrevocably, including:

a.
The Trustee will continue to hold office as long as the Commissioner has not granted a control permit to a controlling shareholder in the Clal Group, or alternately a mechanism of an insurer without a controlling shareholder is implemented (as stated in the draft Promotion of Competition and Reduction of Centralization Law, 5772-2012 (following which the Promotion of Competition and the Reduction of Centralization Law, 5774-2013, was published on December 11, 2013) (“the draft Centralization Law”);

b.
During the trustee’s tenure, the successful offeror will waive the exercise of the voting rights attached to the means of control in Clal Insurance Enterprise Holdings and the financial institutions of the Clal Group, and will irrevocably agree to refrain from any action that amounts, directly or indirectly, to the direction of their operations, including by way of holding office as an officer in them, and that during the period of the trustee’s holding of office, the appointment of directors in the company and in the financial institutions of the Clal Group will be in accordance with the mechanism provided in the draft Concentration Law (and insofar as this cannot be done – by a committee that will be appointed by the Minister of Finance or the Commissioner) (see below with regard to clarifications that were received from the Commissioner on this matter);

Note 3 – Investments (cont.)
H.	Development of investments in investee companies (cont.)
5.	Clal Insurance Enterprise Holdings (cont.)
b.	The appointment of a trustee for the holdings of the controlling shareholders in the shares of Clal Insurance Enterprise Holdings (cont.)
2.	(cont.)
c.
The letter further stated that within 30 days of the occurrence of a “Cessation Event” (as defined within that letter, which includes the non-compliance with the conditional terms in respect of the transaction to sell the shares of Clal Insurance Enterprise Holdings to JT (see section A. above)) the successful offeror will be permitted to file an application to receive a control permit or announce its intention of acting to sell the means of control in the Clal Group to third parties. The successful offeror will be given the opportunity of obtaining a control permit or a possibility of submitting to the Commissioner an agreement to sell the means of control in the Clal Group until December 31, 2014, and if the successful offeror is not granted a control permit or does not produce a sale agreement by that date, the trustee will act to realize the means of control in the Company at his sole discretion and subject to the Commissioner’s instructions, including by way of sale of the shares on the stock exchange, with the proceeds of the aforesaid sale being transferred to the Company. For an update on this matter, see below.

d.
As a condition for the Commissioner’s consent as stated above, the successful offeror will be required to give his prior written consent to the aforesaid conditions and will be required to act in order to obtain from the court a decision that these conditions form part of the terms of his offer for a debt arrangement in the Company. On November 28, 2013, the entities of the Elsztain-Extra Group notified the Commissioner of their consent and the giving of their undertaking as required by the Commissioner and the expert.

In addition to the aforementioned, as of January 2014 none of the directors that holds office in other corporations of the IDB Group also holds office as an officer of Clal Insurance Enterprise Holdings.
In May 2014 the attorneys of the controlling shareholders of the Company received a letter from the Commissioner with regard to the control of Clal Insurance Enterprise Holdings, in which it was stated, inter alia, that despite her aforesaid instruction in her letter of November 27, 2013, the Commissioner would be willing to consider not implementing the aforesaid instruction with regard to the appointment of directors in the Clal Group in accordance with the mechanism determined in the draft Centralization Law (and insofar as it would not be possible to do so – by a committee that would be appointed by the Minister of Finance or the Commissioner) in the event of a further term of office of an outside director in Clal Insurance Enterprise Holdings and in Clal Insurance Company.
In addition, the Commissioner would be willing to consider not implementing the aforesaid instruction with respect to the appointment of directors in other financial institutions in the Clal Group and in Clal Agency Holdings Ltd., on the condition that directors that are or were employed in the companies controlling Clal Insurance Enterprise Holdings or that are or were related to the controlling shareholders in the Company will not hold office in these bodies, all of which on the terms stated in the letter. Pursuant to the Commissioner’s letter from December 2014, regarding the outline for the sale of the Company's control and holdings in Clal Insurance Enterprise Holdings it was clarified, among others, that during the trustee's service term, the appointment of directors in Clal Insurance Enterprise Holdings and Clal Insurance Company will be performed by the committee for the appointment of directors in the insurers, without control, as defined in the Supervision of Financial Services (Insurance) Law -1981 and if directors cannot be appointed by such committee, then the appointment of directors in these companies will be performed by another committee to be appointed by the Minister of Finance or by the Commissioner or by any other way instructed by the Commissioner. Following such letter and as per the demand of the Commissioner, a revised appointment letter for a trustee was signed in January 2015 by the Company and the trustee regarding the Company's holdings in Clal Insurance Enterprise Holdings.

IDB Development Corporation Ltd.

Note 3 – Investments (cont.)
H.	Development of investments in investee companies (cont.)
5.	Clal Insurance Enterprise Holdings (cont.)
b.	The appointment of a trustee for the holdings of the controlling shareholders in the shares of Clal Insurance Enterprise Holdings (cont.)
d.	(cont.)
In June 2015, the Commissioner informed that in May 2015 the committee for the appointment of directors in Clal Group, pursuant to the aforesaid, intends to direct the appointment of directors (that are not external) in Clal Insurance Enterprise Holdings according to the recommendations of the committee and in July 2015 the committee commenced its operations. On December 31, 2015, the general meeting of Clal Insurance Enterprise Holdings approved the appointment of 3 new directors in Clal Insurance Enterprise Holdings out of a list of 5 candidates recommended by the committee.
c.
The filing of an application to receive a new control permit and to cancel the old control permit, and determining a timeframe for the sale of the Company’s control and holdings in Clal Insurance Enterprise Holdings

On June 29, 2014, the controlling shareholders in the Company, Dolphin and CAA (which are controlled by Mr. Eduardo Elsztain and Mr. Mordechai Ben-Moshe, respectively), notified the Company that Messrs. Elsztain and Ben-Moshe filed an application with the Commissioner to receive a control permit in the Clal Group. On September 29, 2014 the Company was notified by Mr. Eduardo Elsztain and Mr. Mordechai Ben-Moshe, inter alia, as follows: the Commissioner’s office notified Mr. Eduardo Elsztain and Mr. Mordechai Ben-Moshe of its position as of that date, according to which significant gaps existed between the control structure and data submitted to the Commissioner and the requirements of a controlling shareholder, as stated in the Control of Financial Services (Insurance) Law, 5741-1981, and in a policy document regarding control of a financial institution that was published by the Commissioner in February 2014 (“the Control Policy Document”), and that as of the aforesaid date less than half of the information and documents required for examining the application had been received. The Commissioner’s office also gave notice that in view of the significant gaps (which it claimed as aforesaid), it was of the opinion that even after receipt of all of the required information, it would not be possible to approve the application of Mr. Eduardo Elsztain and Mr. Mordechai Ben-Moshe to receive a joint control permit in the Clal Insurance Enterprise Holdings Group.
On December 30, 2014 a letter was received from the Commissioner, addressed to Mr. Eduardo Elsztain, Mr. Mordechai Ben-Moshe and the Company, which included, inter alia, a timeframe for the sale of the Company’s control and holdings in Clal Insurance Enterprise Holdings, as well as instructions relating to the continued tenure of the trustee. As stated in the letter, the examination of the application of the controlling shareholders of the Company for joint control of Clal Insurance Enterprise Holdings through the Company would no longer be reviewed, mainly in view of the fact that the Company did not comply with the criteria determined in the Control Policy Document.
The sale outline stated in the Commissioner’s letter includes the participation of the Company and the trustee in the sale process, the principles of which are as follows:
1.
The Company will act to sell the control in Clal Insurance Enterprise Holdings, so that it is no longer a part of the chain of control in Clal Insurance Enterprise Holdings. In accordance with the Control Policy Document it was determined that the minimal holding rate for control over Clal Insurance Enterprise Holdings, at the date of the specified letter, is 30% of the total means of control. The sale of control as specified will be done under the conditions and dates detailed below:

a.
The Company will engage with a recognized investment bank (Israeli or foreign) the identity of which will be confirmed by the trustee, to formulate an action outline to sell the control. The Company’s Board of Directors and the trustee will approve the outline, until and no later than June 30, 2015.

b.	The Company will sign an agreement to sell the control to a potential buyer for a price and commercial terms as it sees fit, until and no later than December 31, 2015.

c. Should an agreement be signed as specified in section (B) above on the date, the possibility to complete the procedure to receive a control permit from the Commissioner will be given to the potential buyer, this until and no later than June 30, 2016.

IDB Development Corporation Ltd.

Note 3 – Investments (cont.)
H.	Development of investments in investee companies (cont.)
5.	Clal Insurance Enterprise Holdings (cont.)
c.
The filing of an application to receive a new control permit and to cancel the old control permit, and determining a timeframe for the sale of the Company’s control and holdings in Clal Insurance Enterprise Holdings (cont.)

2.
During the period until December 31, 2015 the Company will be entitled to sell some of the means of control in Clal Insurance Enterprise Holdings, so long as this will not impact the Company’s commitment to act to sell the control, as specified in section 1 above.

3.
Should any of the conditions stated in section 1 above is not complied with, on the dates stipulated alongside them, or if the control is sold to a potential buyer, and the Company retains means of control (“a terminating event”), then in each of these cases the Company will act to sell all of the means of control in Clal Insurance Enterprise Holdings that it owns, apart from the amount that it is permitted by law to hold in an insurer without a permit from the Commissioner, including by way of selling the means of control on the stock exchange or in off-exchange transactions, pursuant to the outline set out below and no later than the following dates:

a.	During a period of four months, starting from the occurrence of a terminating event, the Company shall sell at least 5% of the means of control in Clal Insurance Enterprise Holdings.
b.	During each of the subsequent periods of four months each, the Company shall sell in each period at least an additional 5% of the means of control in Clal Insurance Enterprise Holdings.
c.
If, in any four month period, more than 5% of the means of control in Clal Insurance Enterprise Holdings are sold, then in such a case the amount of the means of control sold in excess of the aforesaid amount will be offset against the required amount in the following period.

4.
Should the Company not fulfill its obligation as set forth in section (3) above, then the trustee will be entitled to act in the specified outline in its place, in accordance with all of the authorities vested in it under the stipulations of the trusteeship letter provided to it. The consideration for the sale as specified will be transferred to the Company. Expenses in respect of executing the sale of means of control will be borne solely by the Company.

5.
Notwithstanding what is stated in sections (1) to (3) above, insofar as the control is sold to a potential buyer that received a control permit from the Commissioner, and the Company retains means of control in Clal Insurance Enterprise Holdings in an amount that requires a holding permit by law, the Company may file an application to receive a holding permit for the means of control that it holds, but what is stated in this section shall not constitute prior approval for the receipt of such a permit. If the Company does not receive a holding permit as aforesaid within six months of the date on which the permit control is given to the potential buyer, this date will be regarded as a terminating event and the provisions of sections 3 and 4 above will apply, mutatis mutandis.

6.
At the end of each quarter, or upon a request of the Commissioner or the trustee, the Company shall deliver to the Commissioner or to the trustee, as applicable, a status report regarding the progress in the sale outline.

7.
It was further stated in the letter that prima facie the Commissioner did not see any reason why the Company should not sell the control also to its controlling shareholders, or to any of them (alone, or jointly with another third party), however the letter has emphasized that any request to receive a control permit, including a request by one of the controlling shareholders in the Company, will be examined, inter alia, also in light of the stipulations of the Centralization Law, and that that stated in the Commissioner’s letter does not constitute an approval that it is possible to perform the sale as specified in accordance with the stipulations of the Centralization Law.

8.
The Commissioner’s letter clarified that there is no practical possibility as far as the Commissioner is concerned, to examine a number of requests for control permits in the Clal Group simultaneously, and insofar as requests requiring such examination are submitted in the future, the examination of these requests will not be done simultaneously.

Note 3 – Investments (cont.)
H.	Development of investments in investee companies (cont.)
5.	Clal Insurance Enterprise Holdings (cont.)
c.
The filing of an application to receive a new control permit and to cancel the old control permit, and determining a timeframe for the sale of the Company’s control and holdings in Clal Insurance Enterprise Holdings (cont.)

9.
As required by the Commissioner’s letter, the Company signed an amended trusteeship letter (in the format attached to the Commissioner’s letter). Additionally, it has been clarified in the letter that as long as no other instruction was given by the Commissioner, the following instructions will apply irrevocably:

a.
The trustee will continue to serve in his role as long as the Company holds means of control in Clal Insurance Enterprise Holdings, without a permit, in an amount that requires a permit by law, without holding such a permit, or alternatively the Commissioner instructs in writing of the termination of the trustee’s service.

b.
During the trustee’s term of service, the Company and its controlling shareholders will not activate the voting rights attached to the means of control in Clal Insurance Enterprise Holdings and the corporations of the Clal Group listed in the Commissioner’s letter, including Clal Insurance Company (“Clal Group Companies”), and refrain from taking any action which may, directly or indirectly, constitute the direction of the business of Clal Insurance Enterprise Holdings or the Clal Group Companies, including by way of serving as a senior officer in Clal Insurance Enterprise Holdings or in Clal Group Companies.

c.
During the term of service of the trustee, appointment of directors in Clal Insurance Enterprise Holdings and in the Clal Group Companies will be done in accordance with the mechanisms stated in the Commissioner’s letter of May 8, 2014 (as stated in note 3.H.5.b. above). In this regard, it has been clarified that appointment of directors in Clal Insurance Enterprise Holdings and in Clal Insurance Company will be made by the Committee for the Appointment of Directors in Insurers with no Controlling Owner, according to the meaning thereof in the Control of Financial Services (Insurance) Law, 5741-1981. Insofar as it is not possible to appoint directors by the committee as specified, the appointment of directors in these companies will be done by a different committee appointed by the Minister of Finance or by the Commissioner, or by any other way instructed by the Commissioner.

10. Subject to compliance with the conditions and restrictions stated in sections (1) to (6) above and in section (9) above, and subject to the receipt of the consent in writing by the Company to all of the conditions stated in the specified letter, the   Commissioner shall not view the continued holding of the means of control in the Company and in the Clal Group Companies, as an unlawful holding.

Accordingly, on December 31, 2014 the Company’s Board of Directors approved the provision of the Company’s consent to all of the conditions included in the Commissioner’s letter and the Company’s signature on an amended trusteeship letter which entrenches the terms of the specified letter. An amended trusteeship letter was signed by the Company and the trustee on January 6, 2015.
On March 2, 2015, the Company received a letter from the Commissioner regarding a clarification of the relationship between the Company and its controlling shareholders and Clal Insurance Enterprise Holdings and the bodies under its control, in which it was stated, inter alia, that the Company and its controlling shareholders should refrain from any action that might directly or indirectly constitute directing the businesses of Clal Insurance Enterprise Holdings or the representatives of the financial institutions and agents of the corporation owned by Clal Insurance Enterprise Holdings. In addition, the Commissioner stated that there was no reason why the process of selling the control in Clal Insurance Enterprise Holdings should not take place in the normal manner, and the Clal Group was also expected to furnish the Company with all of the information required for the sale, subject to conditions as stated in the Commissioner’s letter.

IDB Development Corporation Ltd.

Note 3 – Investments (cont.)
H.	Development of investments in investee companies (cont.)
5.	Clal Insurance Enterprise Holdings (cont.)
d. The process involving the sale of the control of Clal Insurance Enterprise Holdings

Further to the receipt of the Commissioner’s letter from December 30, 2014, and to the outline for the sale of the control of Clal Insurance Enterprise Holdings, as determined therein, as stated above, the Company conducted together with two international investment banks, who were appointed as joint advisors to the Company, a sale process in connection with a possible transaction for the sale of the control of Clal Insurance Enterprise Holdings, in accordance with the milestones which are the subject of the aforementioned outline.

In the sale process (second stage), three offers were received from groups of bidders, for the acquisition of the Company’s entire holding in Clal Insurance Enterprise Holdings. The offers which were received, as stated above (including clarifications and updates which were received for those offers) reflected, for Clal Insurance Enterprise Holdings, the following values: (A) A first offer, according to a value of NIS 4.783 billion (where the consideration will bear annual interest at a rate of 6%, from the signing date of the acquisition agreement until the completion date of the transaction); (B) A second offer, according to a value of NIS 5 billion (where the consideration will be adjusted downwards (proportionately) in the event that the equity of Clal Insurance Enterprise Holdings, on the completion date of the transaction, is lower than NIS 4.508 billion); (C) A third offer, according to a value of NIS 4.7 billion.

In December 2015, two groups of bidders notified the Company that they had decided to exit the sale process. In January 2016, following two short extensions which the Company received from the Commissioner, to complete the negotiations and the agreement with the third group of bidders, the third group of bidders announced to the Company that it had decided not to continue the process of negotiations for the acquisition of the control of Clal Insurance Enterprise Holdings, and stated, inter alia, that the uncertainty with respect to the regulatory approval process was of concern to the group, and that recent developments, news and other transactions in the Israeli insurance market had increased the aforementioned uncertainty.

On January 7, 2016, the Company and Mr. Eduardo Elsztain, the controlling shareholder in the Company, received a letter from the Commissioner, in which the Commissioner clarified, inter alia, that in light of the Company’s notice regarding the departure of the third group from the aforementioned sale process, in accordance with the Commissioner's outline dated December 30, 2014, on January 7, 2016, the terminating event had effectively occurred, and as a result, from that date onwards, the Company is required to act in accordance with the provisions of section 9.3 of the outline (which requires the sale of the control means in the stock exchange or by off stock exchange transactions at a rate of at least 5% in each period of 4 months as specified in Note 3.H.5.c.(3) above, and subject to the timetable specified therein.

On February 11, 2016, the Company received a copy of a letter from the trustees for the bondholders (Series G, I and J) (the trustees) which was sent to the Commissioner. The trustees raise various allegations in the letter and request so as to prevent the considerable and disproportionate damage that will be caused to the public in Israel holding (in itself or through the institutional entities or the banks) the Company's debts (a damage estimated by the trustees to be hundreds of millions of NIS) that the Commissioner instructs the deferment of the subsequent event for the maximum possible period for such sale according to the centralization law. The trustees further allege in their letter that all of the targets underlying the publication of the outline were achieved and implemented ab initio and today other targets can be achieved that will be required by the Commissioner by various means while mitigating the considerable damage that may be caused to the savers, as above (the trustees also attach to their letter an appendix containing calculations and economic analysis conducted in connection with the possible ramifications of selling the shares of Clal Insurance Enterprise Holdings as well as a reference to solutions proposed in lieu of the sale of shares as above). In this context it should be noted that on February 14, 2016, the company received a copy of a letter from the Protection of Public Savings Organization, which was sent to the Commissioner and which raised similar claims to those raised in the trustees’ letter to the Commissioner.

IDB Development Corporation Ltd.

Note 3 – Investments (cont.)
H.	Development of investments in investee companies (cont.)
5.	Clal Insurance Enterprise Holdings (cont.)
d. (cont.)

For details of a motion for an injunction and an urgent motion for a temporary injunction, in which the plaintiff is petitioning for a stay of the proceedings of selling the shares of Clal Insurance Enterprise Holdings that are held by the Company through the trustee, pursuant to the outline determined by the Commissioner, as stated above, and the Company’s response to the aforesaid motion, see note 23.C.(1).m below.

It is noted that prior to the departure of the three groups of bidders from the aforementioned sale process, the Company received a letter from Bank Hapoalim Ltd. (hereinafter: the “Bank”), which holds, to the best of the Company’s knowledge, approximately 9.5% of the issued capital of Clal Insurance Enterprise Holdings, in which the bank claimed, by virtue of a shareholders’ agreement from 1998 between the bank and the Company, with respect to the parties' holdings in Clal Insurance Enterprise Holdings, that the bank is entitled to join the sale of shares of Clal Insurance Enterprise Holdings to a strategic partner, and that it has veto rights with respect to the identity of the strategic partner. In light of the above, the bank requested that the Company inform it, within a reasonable period of time in advance, insofar as the transaction involving the sale of the shares of Clal Insurance Enterprise Holdings is executed, in order to allow the bank to join the transaction, and to update it regarding the identity of the strategic partner, and to submit to it the text of the sale agreement, if any, in order to formulate its position regarding joining the transaction. The Company responded to the bank that, in light of the entire set of circumstances pertaining to the matter, the provisions of the shareholders agreement which pertain to the addition of a strategic partner do not apply to the aforementioned transaction, and accordingly, the bank does not have rights in connection with the aforementioned transaction. It is noted that a similar inquiry by the bank, from August 2013, in connection with a previous transaction for the sale of the Company’s holdings in Clal Insurance Enterprise Holdings (a transaction which was signed but not completed, as specified in Note 3.H.5.A above), received a similar response from the Company.

e.	The stock exchange value of the shares of Clal Insurance Enterprise Holdings held by the Company as of December 31, 2014 was NIS 1,696 million.

The difference between the value of the shares of Clal Insurance Enterprise Holdings that the Company held shortly before the date of the approval of these financial statements, which stood at NIS 1,319 million, and the value of the shares as of December 31, 2014, is negative and amounts to NIS 377 million.

f.	Cancellation of the previous control permit
For details regarding the cancellation of the previous control permit for the financial institutions in the Group, see section K.4 below.
g.
In March 2015, the Company wrote to the trustee, Mr. Moshe Tery, asking him to act, by virtue of his position as trustee for the company and within the framework of the powers granted to him, in order that Clal Insurance Enterprise Holdings, subject to the distribution tests provided in the law, would distribute a dividend to its shareholders, on the earliest possible date. In May 2015 the trustee replied that the Board of Directors of Clal Insurance Enterprise Holdings resolved not to approve the distribution of dividends at this stage.

The Company contacted Clal Insurance Enterprise Holdings with a request for clarifications, which were received. In its financial statements for the second quarter of 2015, Clal Insurance Enterprise Holdings clarified that the considerations underlying the decision reached by the Board of Directors of Clal Insurance Enterprise Holdings, on the date of its decision, included, inter alia, the uncertainties with respect to the capital ratio of Clal Insurance (the ratio between current capital and required capital), under the Solvency II-based solvency regime. The Company intends to continue monitoring the developments on the matter (see Note 3.K.(3)(D) below).

IDB Development Corporation Ltd.

Note 3 – Investments (cont.)
H.	Development of investments in investee companies (cont.)
6.	Other
a.
Further to a binding agreement signed by Given in December 2013 with a corporation from the Covidien Group, which is a leading global company in the field of health products (“Covidien”), for carrying out a transaction in which Covidien will acquire all of Given’s share capital for 30 dollars per share and in cash by way of a triple reverse merger transaction, in January 2014, the transaction was approved by a special majority of the general meeting of Given shareholders, and after receipt of the necessary regulatory requirements, the transaction was completed in February 2014. As a result of completion of the transaction, Discount Investments, Elron and RDC Rafael Development Corporation Ltd. (which held Given at the date of signing of the specified agreement in rates of approximately 14.7%, approximately 21.2% and approximately 8.3%, respectively) received in consideration of their holdings in Given shares amounts of 142 million dollars, 204 million dollars and 80 million dollars (61 million dollars less deduction of taxes), respectively, and the Company recorded in the first quarter of 2014, its share in the net profit (after tax) in an amount of NIS 324 million, and also the realization of the Company’s share in negative capital reserves in an amount of NIS 18 million, and as a result, the equity attributed to the owners of the Company increased by NIS 342 million.

As of the date of the sale, the Company ceased to consolidate Given’s financial statements in its financial statements.
For details regarding Given, the consolidation of which was discontinued in February 2014, see Note 3.I. below.
b.
On February 17, 2015, subsequent to the date of the Statement of Financial Position, an agreement was signed between IDB Tourism and a number of its subsidiaries and a third party, to sell the operations of Diesenhaus Ltd. (“Diesenhaus”) in the outgoing tourism and internal tourism sector and the shares of certain subsidiaries of Diesenhaus (“The Subsidiaries”) in consideration for a total amount of up to approximately USD 12.5 million, of which a total of USD 10.8 million has been received, and the remainder will be paid in a number of stages and a part of which is subject to meeting certain conditions. Within the framework of the transaction, the subsidiaries will repay their debt to Diesenhaus and these amounts will be used to reduce Diesenhaus’s credit facilities which were placed for the working capital funding needs of the subsidiaries. On July 8, 2015, the transaction was completed (the “Transaction Completion Date”), and as at the Transaction Completion Date as aforementioned, the Company recorded in the third quarter of 2015 its share in the profit that is estimated in the amount of approximately NIS 13 million.

The aforementioned profit is based, inter alia, on estimates regarding the actual results of the sold operation until the completion date of the transaction, and on estimates prepared by the management of IDB Tourism in connection with the goals which were specified in the agreement, which the sold operation will be required to meet, at the end of a one year period after the transaction completion date (the date when the final profit amount will be determined), where the aforementioned profit may increase or decrease by a total of approximately NIS 4 million.

c.
In March 2015, subsequent to the date of the Statement of Financial Position, IDB Tourism and the Company approved the making of a settlement (“the agreement”) with S.H. Sky Investments (T.R.T.) Limited Partnership (“Sky Fund”), according to which, subject to the completion of the transaction to sell Diesenhaus’s operations (as specified in section B. above), in consideration of between USD 12.0-13.5 million, an amount of between NIS 17.4 million and NIS 19.4 million will be paid to Sky Fund out of the consideration for the Diesenhaus transaction (depending on the amount of the Diesenhaus transaction) as a success fee for the years in which Sky Fund managed the IDB Tourism group and for initiating the Diesenhaus transaction, and additionally an amount of NIS 0.6 million in respect of interest for funds deposited by the Company for Sky Fund in the trusteeship account of the trustee appointed by the Court (as stated in note 16.C.4 below) (it should be noted that this amount reflects the same conditions according to which the remaining creditors of the Company were paid in respect of amounts deposited with the observer in accordance with a settlement with the same creditors that was proposed by the observer and approved by the court). With the completion of the transaction as aforementioned in section b above, the settlemenet agreemnet with sky fund was completed. IDB Tourism paid to sky find a total NIS 18 million, which constituted fill and final setlement of al l commintmentsof IDB Tourism and of the Company towards the sky fund.

IDB Development Corporation Ltd.

Note 3 – Investments (cont.)
H.	Development of investments in investee companies (cont.)
6.	Other (cont.)
d.
In October 2014, Curetech Ltd. (“Curetech”), a company that is held in an amount of approximately 29% by Clal Venture Capital Limited Partnership (“CVC”), which is held by the Company in an amount of approximately 33%, entered into a license agreement and into a supply and production services agreement (jointly: “the agreements”), according to which Curetech will grant the buyer an exclusive global license to develop and trade the Pidilizumab drug (“the drug”) that Curetech is developing. The consideration paid to Curetech will include an immediate payment in a sum of up to $5 million, future payments that are conditional upon reaching milestones up to a total amount of $85 million, future payments that are conditional on certain annual sales’ turnovers of the drug and royalties based on sales in variable amounts, in accordance with the annual sales’ turnover.

Following the aforesaid transaction, in the fourth quarter of 2014 the Company recognized a loss in a sum of approximately NIS 32 million as a result of an amortization of surplus cost, which was attributed in CVC’s books to a license. As a result of the aforesaid amortization, the balance of the Company’s investment in CVC was set as zero. It should be noted that the aforesaid loss does not affect the cash flow of CVC or the Company.
7.	Dividends
a.	In November 2014 Discount Investments distributed a cash dividend at an amount of NIS 200 million. The Company’s share in the stated dividend is NIS 148 million.
b.	In March 2014, Shufersal distributed a cash dividend of NIS 70 million.
c.	In September 2014, Elron distributed a cash dividend of USD 110 million.
d.	Details regarding dividends received by the Company from directly held investees:

	For the year ending
	2014	2013
	NIS millions
From Discount Investments	148	-
From Clal Insurance Enterprise Holdings	-	66
	148	66
e.	For details regarding the Company’s letter to the trustee requesting that Clal Insurance Enterprise Holdings will distribute a dividend to its shareholders, see note 3.H.5.g above.
             f.     Balance of distributable profits

As at December 31, 2014, the companies that are directly held by the Company, Discount Investment, IDB Tourism and IDBG, had a negative balance of profits suitable for distribution and were unable to distribute dividends.

g.	For details of the approval of distributions of dividends of Property & Building and Shufersal, after the date of the Statement of Financial Position, see notes 35.C.9 and 35.D.3 below, respectively.
I.	Details regarding companies whose consolidation ceased during the reporting period and discontinued operations
1.	Discontinued operations
In August 2013 the means of control in the shares of Clal Insurance Enterprise Holdings was transferred to the trustee, which entails accounting loss of control (as set forth in Note 3.H.5.b. above); in September and October 2013 Koor realized part of its holdings and in January 2014 realized the balance of its holdings in Credit Suisse, in accordance with a resolution by its board of directors from August 2013 (as specified in Note 3.H.4.c. above). As a result, the activities of Clal Insurance Enterprise Holdings (until the date of loss of Control as aforesaid in August 2013) and Credit Suisse are presented as discontinued operations.
As stated, following the Commissioner of the Capital Market’s outline for the sale of the Company’s holdings in Clal Insurance Enterprise Holdings, as stated in note 3.H.5.c. above, there is an uncertainty with regard to the completion of a sale transaction within a year and accordingly the investment in Clal Insurance Enterprise Holdings was classified in the Statement of Financial Position as of December 31, 2014, in non-current assets under Other investments, including derivatives and the changes in the fair value (market value) with respect to the investment in Clal Insurance Enterprise Holdings for the period from August 21, 2013 until the end of 2013, were reclassified in the Statements of Income from discontinued operations to continuing operation.

IDB Development Corporation Ltd.

Note 3 – Investments (cont.)
I.	Details regarding companies whose consolidation ceased during the reporting period and discontinued operations (cont.)
1.	Discontinued operations (cont.)
The following are details regarding the results of discontinued activities:

	For the year ended	For the year ended
	December 31 2014	December 31 2013
	Credit Suisse	Clal Insurance Enterprise Holdings Ltd.		Credit Suisse		Total
	NIS Millions
Income
Income from insurance and finance businesses	-	11,244		-		11,244
Company share of the net income of investees treated using the equity accounting method, net	-	1		-		1

Earnings from the disposal and increase in value of investments and assets	64	43		637	(4)	680
Other income	-	7		-		7
Financial income	-	7		4		11
	64	11,302		641		11,943
Expenses
Cost of insurance businesses	-	8,933		-		8,933
Costs and expenses in connection with insurance businesses and financial services	-	1,693		-		1,693
Loss from the realization and impairment of investments and assets	-	189	(2)(3)	-		189
Other expenses	-	24		-		24
Financing expenses	-	183		-		183
	-	11,022		-		11,022
Income (loss) before taxes on income	64	280		641		921
Taxes on Income	-	-164		6		-158

Income (loss) for the period from discontinued activities	64	116		647		763

Net income (loss) from discontinued activities attributed to:
Company owners	33	-11		414		403
Non-controlling rights	31	127		233		360
	64	116		647		763

(1)	Relates to the period between January 1, 2013 and August 21, 2013
(2)
Including an amortization of NIS 169 million in respect of setting the balance of the investment in Clal Insurance Enterprise Holdings according to the market value at August 21, 2013 (due to the expiration of the agreement to sell the Company’s holdings in Clal Insurance Enterprise Holdings, the increase in the fair value of the investment in Clal Insurance Enterprise Holdings for the period from August 21, 2013 until the end of 2013, in an amount of approximately NIS 83 million was reclassified from discontinued operations to continuing operations in the item “Loss from realization, impairment and amortization of investments and assets”). In addition, it includes expenses in a sum of NIS 2 million for the sale transaction.

(3)	See note 3.H.5.a. above.
(4)	Includes NIS 12 million in respect of a distribution made by Credit Suisse in May 2013.

IDB Development Corporation Ltd.

Note 3 – Investments (cont.)
I.	Details regarding companies whose consolidation ceased during the reporting period and discontinued operations (cont.)
2.	Assets, realization groups and held-for-sale liabilities
Further to that stated in notes 3.H.5.a, 3.H.6.a. and 3.H.4.c. above, regarding the transaction for the sale of Clal Insurance Enterprise Holdings, the sale of Given via a reverse merger transaction and the sale of the holdings in Credit Suisse by Koor, respectively in the Consolidated Statement of Financial Position as at December 31 2013, the investments in Clal Insurance Enterprise Holdings and Credit Suisse and in the assets of Given, in the realization groups assets item and in the other assets classified as for sale, are presented as part of current assets, and the liabilities of Given are presented in the liabilities of the realization group and in other held-for-sale liabilities, as part of current liabilities.
Following the outline of the Commissioner of the Capital Market for the sale of the Company’s holdings in Clal Insurance, as stated in note 3.H.5.c. above, there is uncertainty regarding the completion of a sale transaction within a year, and accordingly the investment in Clal Insurance Enterprise Holdings was classified in the Statement of Financial Position as at December 31, 2014 within non-current assets, in the item “Other investments, including derivatives”.
The following is the composition of the assets and liabilities held for sale for the above companies and others:
As at December 31, 2013
NIS Millions
Assets of realization groups and other assets classified as held-for-sale
Investment in Clal Insurance Enterprise Holdings Ltd.	2,055
Investment in Credit Suisse	1,138
Fixed assets(1)	37
Investment property	187
Intangible assets(1)	(2)481
Loans, deposits and investments(1)	431
Trade receivables(1)	115
Inventory(1)	107
Cash and cash equivalents(1)	153
Other assets	75
4,779
Assets of realization groups and other assets classified as held-for-sale(1)
Other payables and credit balances	88
Trade payables	37
Other liabilities	40
165

(1)	Relates to amounts in respect of Given.
(2)	Reclassified.

IDB Development Corporation Ltd.

Note 3 – Investments (cont.)
I.	Details regarding companies whose consolidation ceased during the reporting period and discontinued operations (cont.)
3.	a.	Details regarding Given, whose consolidation ceased in February 2014:
The following is a summary of the balances and the effect of the deconsolidation of the financial statements of Given on the date of cessation of the consolidation:
At the consolidation cessation date
NIS Millions
Effect of the sale of the holding in Given on the financial position, as at the date of deconsolidation
Assets classified as held for sale	1,332
Liabilities classified as held for sale	201
Cash flow arising from the sale for the Group
Consideration received from the sale less cash spent within the deconsolidation	1,323

For the period from January 1, 2014 until the date of deconsolidation
NIS millions
Given’s effect on the Group’s results until the date of deconsolidation in February 2014
Sales and services	86
Loss attributable to the owners of the Company	(70)
Loss attributable to non-controlling shareholders	(81)

b.	The main companies whose consolidation ceased or commenced in these financial statements
1.	The following are companies whose consolidation ceased
Investee Company name	Deconsolidation date
Clal Insurance Enterprise Holdings Ltd. (see also sections H.5.a and I.1 in this Note)	August 2013
Given (see also a. above and Note 3.H.6.a. below)	February 2014

2.	Company consolidated for the first time
The financial statements of Given were consolidated in the Company’s financial statements from January 1, 2013, until the date of the sale as stated in note 3.H.6.a. above.

IDB Development Corporation Ltd.

Note 3 – Investments (cont.)
J.
The following are details regarding the liquid resources, gross debt and significant restrictions upon the transfer of resources between entities within the Group, relating mainly to a restriction upon the transfer of cash as of December 31, 2014, and subsequent to the date of the Statement of Financial Position (in NIS millions):

NAME OF THE COMPANY	AMOUNT OF THE RESTRICTED/ CHARGED ASSET	AMOUNT OF THE LIABILITY IN THE STATEMENT OF FINANCIAL POSITION (PRINCIPAL ONLY)	RESTRICTION	NOTE
THE COMPANY AND DIRECTLY AND INDIRECTLY CONSOLIDATED COMPANIES OF THE COMPANY			RESTRICTION ON DISTRIBUTION OF DIVIDEND DISTRIBUTABLE PROFITS – DIVIDENDS DISTRIBUTION	15.D. 3.H.7. 3.K AND L
CELLCOM		1,353	FINANCIAL COVENANTS: - EARLY REPAYMENT CAUSE (CROSS DEFAULT OR CESSATION OF RATING) - CASH DIVIDEND - NON-CREATION OF PLEDGES OVER CELLCOM’S AND NETVISION’S ASSETS	16.F.2 AND 22.G
PROPERTY & BUILDING AND ASSET COMPANIES WHOLLY OWNED BY IT	2,967	1,271 1,556
FINANCIAL COVENANTS RELATING TO BONDS:
-EARLY REPAYMENT CAUSE INCLUDING DUE TO CROSS DEFAULT, CESSATION OF RATING AND LOWERING RATING;
- RESTRICTIONS ON DIVIDEND DISTRIBUTION
FINANCIAL COVENANTS WITH REGARD TO A BANK LOAN:
- MORTGAGE ON HSBC BUILDING AND PLEDGES ON RENTAL AGREEMENTS AND RENTAL FEES FROM THE BUILDING ETC.;
- EARLY REPAYMENT CAUSES
				16.F.3 AND 22.I
SHUFERSAL		863
FINANCIAL COVENANTS:
- EARLY REPAYMENT CAUSES INCLUDING DUE TO CROSS DEFAULT
- MEETING SHAREHOLDERS CAPITAL
- NON-CREATION OF A FLOATING PLEDGE ON ALL OF ITS ASSETS
- RESTRICTIONS ON DIVIDEND DISTRIBUTION
				16.F.4 AND 22.H
DISCOUNT INVESTMENTS	3,051	521 4,557 (**)4,487
FINANCIAL COVENANTS WITH REGARD TO A BANK LOAN:
- EARLY REPAYMENT CAUSES INCLUDING DUE TO CROSS DEFAULT OR IN EVENTS OF CHANGE IN CONTROL;
- REFRAINING FROM GIVING CHARGES TO OTHERS.
OBLIGATION TOWARDS BONDHOLDERS
PLEDGE OVER ADAMA SHARES
-PLEDGE TO SECURE A LOAN PROVIDED TO KOOR FROM A CHINESE BANK AS PART OF THE ADAMA AND CHEMCHINA MERGER.
				16.F.1.B AND 22.E 16.F.1.F.
ADAMA (*)			FINANCIAL COVENANTS: - EARLY REPAYMENT CAUSES - MEETING SHAREHOLDERS CAPITAL - MEETING A RETAINED EARNINGS BALANCE	16.F.5.B AND C
(*) Upon the completion of the merger transaction with ChemChina, the profit distribution determined in the shareholders agreement andAdama’s articles of association entered into effect, according to which subject to the stipulations of the articles of association and theinstructions of the Companies Law, the board of directors of Adama will be entitled from time to time to declare and cause Adama to pay dividends in respect of any financial periods, as the board of directors of Adama shall see fit justifiably considering Adama’s profits. Subject to any law and the reasonable cash flow liquidity requirements applying to Adama, Adama will declare an annual dividend at an amount of no less than 40% of its profits for that year. Since the first offering of Adama’s shares to the public was not completed within three years of the date of completing the merger transaction with ChemChina (i.e., by October 17, 2014), then, starting from the first financial year after the third anniversary of the closing of the merger transaction with ChemChina (i.e., 2015), subject to any law and the reasonable cash flow liquidity requirements applying to Adama, Adama will declare an annual dividend in an amount of no less than 80% of its profits for that year. See also note 3.H.4.A. above regarding the transaction being examined by Discount Investments, subsequent to the date of the statement of financial position, in the framework of which Adama will distribute to its shareholders dividend in a significant amount.
(**)The loan principal and accrued interest.

For additional details regarding guarantees and pledges, see note 22 below.

IDB Development Corporation Ltd.

Note 3 – Investments (cont.)
K.	Capital requirements for insurance companies in Israel
Below are details relating to capital requirements according to the Control of Insurance Business (Minimum Equity Capital Required of an Insurer) Regulations, 5758-1998, including the amendments thereto (“the Capital Regulations”), and the Commissioner’s guidelines that apply to consolidated companies that are insurance companies in Israel.

	As at December 31		As at December 31
	2014		2013
Insurance companies		Insurance companies
	Clal Insurance	Clal Credit	Clal Insurance	Clal Credit
	NIS millions
Minimum equity:
Amount required pursuant to the amended Capital Regulations	4,569	35	4,477	34

Current amount as calculated pursuant to the Capital Regulations:
Basic tier 1 capital	4,147	172	3,766	146

Tier 2 subordinated capital (see section 3.b)	432	-	621	-
Tier 2 hybrid capital (see section 3.b)	2,081	-	1,566	-
Total Tier 2 capital	2,513	-	2,187	-
Total current capital, calculated according to the Capital Regulations	6,660	172	5,953	146

Surplus	2,091	137	1,476	112

Capital operations which took place after the reporting date:
Reduction of subordinated Tier 2 capital	(15)	-	(29)	-
Surplus taking into account Events Subsequent to the statements Date	2,076	137	1,447	-

The investment amount to be provided against surplus capital, in accordance with directives of the Commissioner, or which is actually held against surplus capital, and which therefore constitutes non-distributable retained earnings	25	-	27	-

*) Total required amount, capital requirements in respect of:
Non-life insurance activities / required Tier 1 capital	628	30	655	30
Activities in long-term care insurance	104	-	101	-
Extraordinary risks in life insurance	411	-	400	-
Deferred acquisition costs in life insurance and disease and hospitalization insurance	1,248	-	1,233	-
Requirements in respect of guaranteed yield plans	5	-	10	-
Non-recognized assets, as defined in the Capital Regulations	78	1	64	-
Investment in consolidated insurance and management companies (including acquired management activities)	551	-	548	-
Equity required in respect of investments	1,024	2	963	2
Catastrophe risks in non-life insurance	134	-	115	-
Operational risks	285	2	287	2
Guarantees	101	-	101	-
Total required capital	4,569	35	4,477	34
**Reduction of capital required in respect of the original difference (see section 3.f.)	208	-	211	-
Tax reserve in respect of provident fund acquisition (see section 3.f.)	76	-	54	-

IDB Development Corporation Ltd.

Note 3 – Investments (cont.)
K.	Capital requirements for insurance companies in Israel (cont.)
Details relating to capital requirements according to the Control of Insurance Business (Minimum Equity Capital Required of an Insurer) Regulations, 5758-1998, including the amendments thereto (“the Capital Regulations”) and the Commissioner’s guidelines that apply to consolidated companies that are insurance companies in Israel (cont.)
1.
The Board of Directors of Clal Insurance Enterprise Holdings supervises the yield on capital, which the Clal Insurance Enterprise Holdings group defines as comprehensive income (loss) for the period, which is attributed to its shareholders divided by the equity attributed to the shareholders of the Company. The Board of Directors of Clal Insurance Enterprise Holdings decides upon the amounts of the dividends for the shareholders. The Board of Directors of Clal Insurance determined the target capital at approximately 12% above the minimum equity required by law (herein: the “target equity”). It is hereby clarified that the above is not a binding equity requirement, but rather an equity level which Clal Insurance will strive to maintain, and no certainty exists that Clal Insurance will meet this target at all times. As of December 31, 2014, Clal Insurance complied with the target equity. The policy of the management of Clal Insurance Enterprise Holdings is to hold a strong capital basis in order to retain its ability to continue its operations so that it can produce a return for its shareholders, and in order to comply with external equity requirements to which it is subject by virtue of its holding in Clal Insurance, and in order to support the equity needs of its consolidated companies, some of which are subject to external equity requirements, as stated in this section and in section L below, and future business development.

2.
In addition to the general requirements and the Companies Law, dividend distributions performed out of capital surplus in an insurance company are also subject to liquidity requirements, and to compliance with the terms of the Investment Regulations and additional directives published by the Commissioner of Capital Markets from time to time, including a restriction on the ceiling for secondary and tertiary capital (40%). Accordingly, as at September 30, 2015, the amount of the dividend that can be distributed, without the approval of the Commissioner, is restricted to NIS 1,023 million. As stated in Section D below, the regulatory capital requirements for the insurance companies will be determined as from the time of the implementation of the Israeli solvency regime, which is based on the principles of the Solvency II directive, in accordance with the principles for implementation that will be determined.

3.	a.	Minimum capital –
The Capital Regulations set forth the minimum capital required of insurance companies, and the method used to calculate them. The activity in insurance businesses is conditional upon the existence of required minimum capital. The capital required for the purpose of the stated insurance activity is composed of a first layer, which is the higher of minimum (floor) capital or the derived capital from total activities in Non-Life insurance, according to the higher of a calculation based on premiums and a calculation based on pending claims, as well as additional capital requirement components, as described above. Non-compliance with the Capital Regulations will require the insurer to increase its equity capital up to the amount stipulated in the Capital Regulations, or to reduce the scope of its business accordingly, as relevant, until the publication date of the report, except in exceptional circumstances approved by the Commissioner, in which case the capital supplement will be postponed.
b.	Composition of insurer’s capital
The following are the main components and instruments included in the three layers of equity of consolidated insurance companies, their rates and conditions in accordance with the Commissioner’s Circular from August 2011 (the “Circular”). This framework will be used to determine the composition of an insurer’s equity, with the implementation of the Solvency II Directive (“Directive” or “Solvency Regime”) in Israel, as amended and updated (for details, see section d below).
1.	Tier 1 capital - including Basic Tier 1capital (at the level of equity attributed to shareholders). The overall rate of the Tier 1 capital must not be less than 60% of the insurer’s equity.
2.
Tier 2 capital - Including Tier 2 hybrid capital instruments (excluding periodic accrued interest payments), Tier 2 subordinated capital instruments (as defined in the Circular), and any other component or instrument approved by the Commissioner. A Tier 2 hybrid capital instrument is subordinate to any other debt, excluding Tier 1 capital, and includes financial instruments which are available to absorb the insurer’s losses by postponing principal and interest payments.

IDB Development Corporation Ltd.

Note 3 – Investments (cont.)
K.	Capital requirements for insurance companies in Israel (cont.)
3. (cont.)
b.	Composition of insurer’s capital (cont.)
2.	(cont.)

The first repayment date for Tier 2 capital instruments will be after the end of a period reflecting the weighted average of the periods for repayment of the insurance liabilities plus two years, or 20 years, whichever is earlier, but no earlier than 8 years from the issue date. In the event that a Tier 2 hybrid capital instrument includes an early redemption incentive, the first date of the early redemption incentive may be no earlier than 5 years from the instrument’s issue date.

3.
Tier 3 capital - including Tier 3 hybrid capital instruments (excluding periodic accrued interest payments) and another component or instrument approved by the Commissioner. Tier 3 capital instruments are subordinate to all other instruments, excluding Tier 1 and Tier 2 capital, and includes financial instruments which are available to absorb the insurer’s losses by postponing only principal payments. It can be stipulated that Tier 3 capital will not come before Tier 2 capital, and will be equivalent to it in the order of credit. The first repayment date of Tier 3 capital instruments is no earlier than 5 years from their issue date. In the event that a Tier 3 hybrid capital instrument includes an early redemption incentive, the first date of the early redemption incentive may be no earlier than 3 years from the instrument’s issue date. The overall amount of Tier 3 capital must not exceed 15% of the insurer’s total equity. For this purpose, insurance liabilities include non-investment-linked liabilities, without the liability component that is fully backed by a HETZ bond, and less the share of reinsurers.

The Commissioner’s approval is required to include a hybrid capital instrument (Tier 1, Tier 2 or Tier 3) in equity.
It is noted that the Circular contains transitional conditions, as follows:
1.	Tier 2 subordinated capital issued up to December 31, 2009 will be recognized until its final repayment date, under the conditions in which it was recognized until the publication of the Circular.
2.
Tier 2 subordinated capital which was issued beginning on January 1, 2010 and thereafter will not be recognized upon the application of the directive in Israel, or beginning on January 31, 2013, whichever is earlier.

3.
Hybrid tier 1, hybrid tier 2 and hybrid tier 3 instruments issued on January 1, 2010 or thereafter, and which were approved by the Commissioner, will be recognized until their final payment date, under the conditions under which they were issued, and in accordance with the rate restrictions applicable to the various tiers.

4.
Hybrid tier 1, hybrid tier 2 and hybrid tier 3 instruments will be issued beginning on the date the Circular comes into force, according to the conditions specified therein, will be fully recognized upon the application of the directive in Israel, until their repayment dates.

Its second part provides interim provisions with regard to the composition of insurer’s shareholders’ equity, (temporary provisions) which would apply through the application of the Directive in Israel, at a date to be announced by the Commissioner. The Temporary Order defines, inter alia, the Tier 2 capital issued according to the Capital Regulations, prior to their amendment, as Tier 2 subordinate capital, and restricts its scope to 50% of basic equity.
Deferred liability notes issued by Clal Insurance and Clalbit Finance prior to December 31, 2009, are recognized as subordinate Tier 2 equity.
Deferred liability notes issued by Clalbit Finance beginning in 2010 are recognized as Tier 2 hybrid capital.
c.
In accordance with the Commissioner’s letter, the Commissioner will not approve a dividend distribution unless, after carrying out the distribution, the insurer has a ratio of recognized equity to required equity of at least 105% and all of the following documents are submitted to the Commissioner:

1.	The insurance company’s annual earnings projection, for the two years following the dividend distribution date.
2.	Submission of an updated debt service plan approved by the Board of Directors of the insurance company.
3.	Submission of a capital make-up action plan approved by the Board of Directors of the insurance company.

IDB Development Corporation Ltd.

Note 3 – Investments (cont.)
K.	Capital requirements for insurance companies in Israel (cont.)
3. (cont.)
c.	(cont.)
4.	Minutes of the meeting of the Board of Directors of the insurance company at which the dividend distribution was approved.
It should be noted that, notwithstanding the above, advance approval from the Commissioner is not required in the event that the total equity of the Insurance Company, as defined in the Minimum Capital Regulations, following the dividend distribution, is higher than 115% of the minimum equity required in accordance with the Capital Regulations (See also Section f. below), and provided that the insurance company delivered the documents specified above to the Commissioner.
The following dividends were declared and paid by Clal Insurance:
	For the year ended December 31
	2014	2013
Amount for distributing dividends (in NIS millions)	-	100
Total NIS per share	-	0.84
Prior Commissioner approval required	-	No

d.
In November 2014, the Commissioner published a letter to the managers of insurance companies (the “Letter”) regarding an outline for implementing a solvency regime based on Solvency II in Israel. In the letter, the Commissioner announced her intention of publishing, during 2016, guidelines with respect to adapting the European model for calculating capital and the equity requirements to the local market, which would replace the current guidelines, and the insurance companies would be required to comply with these guidelines, starting from the annual financial statements for 2016 (the “Initial Adoption Period”), while over a period to be determined, the insurance companies would also be required to comply with the equity requirements pursuant to the current regulations. As part of the preparations for implementing the model, the Commissioner gave notice of her intention to instruct the insurance companies to implement further Insurance Quantitative Impact Studies (IQIS) for the figures of 2014 and 2015. The purpose of these exercises is to examine the quantitative effects of implementing the model and to calibrate and adjust the model. Furthermore, the Commissioner declared her intention of developing a framework for quarterly reporting on indications of the solvency ratio.

Likewise, it was noted that the Commissioner intends to publish guidelines regarding the management of capital and the setting of targets for internal capital, regarding a disparity survey that the Companies must carry out with respect to the risk management system, controls and corporate governance, and regarding a position paper for promoting a process for Own Risk and Solvency Assessment (ORSA).

In April 2015, the Commissioner published an additional letter on the subject of “Outline for implementing the Solvency II based solvency regime, and guidelines relating to an IQIS 4 exercise that will be carried out on the statements of 2014. In the Letter, for the avoidance of doubt and for the avoidance of uncertainty in the preparation process, it was emphasized that the exercise reflects the decision of the Commissioner regarding the required adjustments in the Israeli market and they will be given expression in the new guidelines. It was further noted in the Letter that in preparation for implementing IQIS 5, the Commissioner will continue to monitor developments in the European guidelines, to the extent that there are any, and will consider the adjustments that will be required for Israel.

On July 19, 2015, the managers of the insurance companies received a letter from the Commissioner on the subject of “Transitional provisions regarding the implementation of a Solvency-II based solvency regime” (the “Transitional Provisions Letter”). The transitional provisions were determined by way of reference to certain sections in the European directive. The provisions refer, inter alia, to the gradual implementation of parameters which pertain to the capital requirements with respect to the holding of shares, which may constitute one of the significant components of the capital requirements under the solvency regime.

IDB Development Corporation Ltd.

Note 3 – Investments (cont.)
K.	Capital requirements for insurance companies in Israel (cont.)
3. (cont.)
d. (cont.)
The letter also includes transitional provisions regarding the submission of a plan to improve the capital ratio in companies which do not comply with the required capital ratio on the commencement date of the solvency regime, for the purpose of fulfilling the capital requirements until the financial statements for 2018.
The implementation of the provisions of the solvency regime may change both the recognized regulatory capital and the required regulatory capital, and, according to the currently available indications, may result in a significant decline in the ratio between the recognized capital and the required capital of Clal Insurance (the “Capital Ratio”), as compared with the capital ratio in accordance with the current capital regime. However, in general, the capital requirements in the solvency regime are intended to create an absorption cushion for more severe events, with a lower probability of occurrence, than the capital requirement in the current regime.
It is noted that in May 2015, the Board of Directors of Clal Insurance Enterprise Holdings and the Board of Directors of Clal Insurance instructed the Risk Management Committee of the Board of Directors of Clal Insurance, which also operates as a Solvency Committee (the “Committee”), to examine, together with the management of Clal Insurance Enterprise Holdings, methods whereby Clal Insurance will be able to act to improve the capital ratio, in accordance with the new solvency regime, and to recommend to the Board of Directors of Clal Insurance possible courses of action, including with respect to making business adjustments and/or carrying out financial operations relating to the capital of Clal Insurance, its composition and/or liabilities.

The committee and the management of Clal Insurance commenced this evaluation, and in the first stage, recommended the Board of Directors of Clal Insurance to raise Tier 2 capital. For details regarding the issuance of deferred liability notes which was performed on July 20, 2015, see section 3.(h) below. The committee, together with the management of Clal Insurance, will continue to evaluate possible methods of action in connection with the capital and the capital requirements, in the solvency regime, in parallel to the clarification of the regulatory directives on the matter, and with reference to the results of the exercises to be performed.

Clal Insurance prepared an evaluation of the impact of the aforementioned directives on the calculation of its capital ratio as at December 31, 2014 (the “Calculation Date”), in accordance with the instructions for the performance of the IQIS exercise. According to the results of the evaluation, as of the calculation date, Clal Insurance complies with the capital requirements as of the date of initial application of the solvency regime, in consideration of the transitional provisions, before taking into account the positive impact on the capital ratio as of the calculation date of the issuance of the deferred liability notes (as specified in section 3.(h) below). The results of the exercise were submitted to the Commissioner of Capital Markets on August 31, 2015. Clal Insurance will continue preparing for the implementation of the quantitative aspects of the solvency regime, before its entry into effect, and once the details of the final guidelines have been clarified, inter alia, with respect to the data, calculation processes and required controls.

The ramifications of the Solvency II based solvency regime constitute prospective information which depends, inter alia, on the final version of the provisions that will be received, inter alia, in view of the Commissioner’s position that she intends to continue monitoring developments in the European guidelines, insofar as there will be any, and to consider the adjustments that will be required for Israel, and also the capital position on the date of initial adoption may be different from the capital position as of the calculation date, in view of the inherent sensitivity of the capital calculation model and the capital requirements in the solvency regime, changes in market variables, demographic variables and other variables, and developments in the business operations of Clal Insurance, which may result in fluctuations in the capital ratio from period to period.

e.
The capital requirements under the Capital Regulations will continue to be based on solo financial statements. In order to calculate recognized capital in accordance with the Capital Regulations, an insurance company’s investment in an insurance company or in a controlled managing company, as well as in other investees, will be calculated on an equity basis using the ultimate holding rate for them.

IDB Development Corporation Ltd.

Note 3 – Investments (cont.)
K.	Capital requirements for insurance companies in Israel (cont.)
3. (cont.)
f.
The minimum equity required of Clal Insurance was reduced, with the Commissioner’s approval, in respect of the original difference attributed to the managing companies and to the provident funds which are under its control, at a rate of 35% of the balance of the original aforementioned difference. When calculating the amount permitted for dividend distribution, this reduction will be added to each capital level required (see details in Section 3c above). In September 2013, Clal Insurance received a letter from the Commissioner stipulating that the amount of the reduction that will be added to the minimum required capital, in calculating the amount permitted for distribution as a dividend, will be after deduction of the accumulated tax reserve at Clal Insurance in view of the acquisition of provident fund activity. It is also noted that this authorization will be revoked upon the entry into validity of the capital requirements set forth in the first layer of the Directive (see section d. above) that will replace the Capital Requirements, and does not reflect the control policy for implementation of the above requirements.

g.
In March 2013, Clal Insurance received a letter from the Commissioner according to which, concerning the instructions of the law on credit rating, the rating determined according to the internal credit rating model of Clal Insurance will be considered a rating which corresponds, in terms of risk, to the rating of a rating company, according to the conditions and for the branches determined. In accordance with the Commissioner’s approval, Clal Insurance is permitted to allocate equity in respect of matching loans, which are rated according to the internal model according to the percentages set forth in the Capital Regulations. If a loan exists with an external rating, the allocation of equity will be according to the lower of the ratings. The letter stipulates that Clal Insurance is required to file immediate and periodical reports as detailed in the annex to the letter. Likewise, by March 2 2014, the supplements required by the Commissioner regarding validation and control were provided. Clal Insurance implemented the aforementioned instructions, and, as a result, the capital requirements decreased by NIS 37 million, correct as at the end of 2014.

h. Issuance of deferred liability notes

On May 29, 2015, Clalbit Finance published a shelf prospectus (the “Shelf Prospectus”). The shelf prospectus allows, inter alia, the issuance of debentures and warrants convertible into debentures, the consideration for which will be deposited in Clal Insurance, which will be responsible for repaying them to the debenture holders, and which will be recognized in Clal Insurance as hybrid Tier 2 capital and/or as hybrid Tier 3 capital, as applicable, in accordance with the definition of these terms as specified in the shelf prospectus.

On July 20, 2015, Clalbit Finance issued to the public two new debenture series: Debentures (Series I) and Debentures (Series J), by virtue of the shelf prospectus (the “Debentures”).
As part of the issuance, Clalbit Finance raised:
-
A total of NIS 257 million par value of debentures (Series I). The principal will be repaid in a single payment on July 31, 2028. The principal and interest are linked to the consumer price index for June 2015. The interest on the debentures (Series I) is paid on an annual basis, in two semi-annual payments beginning on January 31, 2016, on January 31 and July 31 of each calendar year between the years 2016-2028. The annual stated interest rate is 2.48%, and the annual effective interest rate is 2.61%.

-
A total of NIS 332 million par value of debentures (Series J). The principal will be repaid in a single payment on July 31, 2027. The principal and interest are not CPI-linked. The interest on the debentures (Series J) is paid on an annual basis, in two semi-annual payments beginning January 31, 2016, on January 31 and July 31 of each calendar year, between the years 2016-2027. The annual stated interest rate is 3.92%, and the annual effective interest rate is 4.09%.

As specified in the shelf prospectus, the (gross) consideration which was received by Clalbit Finance following the issuance of the new debentures as part of the aforementioned issuance, was deposited in Clal Insurance as a deferred deposit, with repayment and interest terms which are identical to the terms of the debentures. The debentures are recognized as hybrid Tier 2 capital in Clal Insurance, subject to restrictions on the maximum rate of Tier 2 capital and Tier 3 capital, as specified in section (3)(B) above and accordingly, a total of NIS 155 million was not recognized as capital as at September 30, 2015, which will be recognized against future repayments, and against the recording of profits, if any, which will be added to Tier 1 capital.

Note 3 – Investments (cont.)
K.	Capital requirements for insurance companies in Israel (cont.)
4.	Permit given by the Commissioner to the previous controlling shareholders of IDB Holdings, to hold control of Clal Insurance Enterprise Holdings and financial institutions
As the Company was notified on May 8, 2014, the previous controlling shareholders of the Company (Ganden Group, Manor and Livnat) received a notification from the Commissioner that further to the creditors arrangement at IDB Holdings and since they have ceased controlling financial institutions from the Clal Group, the control permits in the aforesaid financial institutions that were given to them were cancelled, including, inter alia, in Clal Insurance Company, Clal Credit Insurance and Clal Pension and Provident Funds Ltd. (“the financial institutions”) (“the previous permit”). It should be clarified that the previous permit included instructions according to which, inter alia: (a) IDB Holdings undertook to supplement (or to cause the companies under its direct or indirect control to supplement) the equity required of the Insurers according to the Capital Regulations or any other regulation or law which may replace them, provided that the maximum undertaking limit does not exceed 50% of the capital required of the Insurer, and also that the undertaking will be realized only when the Insurer’s equity is negative, in the amount of the negative equity, provided that the supplemental amount does not exceed the aforementioned undertaking limit; and (b) IDB Holdings undertook to complete (or it would act so that companies directly or indirectly controlled by it would complete) the equity of Clal Pension and Provident Funds up to the amount stipulated in the Provident Fund Regulations as these will be in force from time to time, or any other regulation or law which may replace them, while the aforesaid undertaking (with regard to the financial institutions) would remain in force as long as IDB Holdings would be the controlling shareholder of the financial institutions.
It should also be clarified that the previous permit stipulated conditions and restrictions concerning holdings and pledges in the control chain of the financial institutions in the Clal Group, and the previous controlling shareholders were required to maintain the capital requirements of Clal Insurance Enterprise Holdings, so long as there are liens on their holdings in the means of control of IDB Holdings, such that the equity of the Company will be no less, at any time, than the amount of Clal Insurance Enterprise Holdings’ holding in Clal Insurance Company multiplied by 140% of the minimum equity required of Clal Insurance Company, pursuant to the Capital Regulations, on September 30, 2005, as these were at that time, linked to the CPI for September 2005. As the Company was informed, as of the end of the report period, the minimum equity required of Clal Insurance Enterprise Holdings, as stated above, amounted to approximately NIS 2.9 billion, while as of the end of the reporting period, Clal Insurance Enterprise Holdings’ equity was higher than this requirement. The Company was also informed that the capital requirement is examined de facto in accordance with the reviewed or audited financial statements of Clal Insurance Enterprise Holdings. The Company was also informed, with regard to equity management, that Clal Insurance Enterprise Holdings also examined the need to hold an additional cushion, in view of negative developments that might impact the equity and the equity requirements.
In view of the cancellation of the previous permit, there is uncertainty with regard to whether the capital requirements applying to Clal Insurance Enterprise Holdings pursuant thereto are still in force. The Company was informed by the Commissioner’s representatives that clarifications with respect to this notice of the Commissioner of May 8, 2014, will be given later.
For details regarding the cancellation of the control permit, see note 3.H.5.c. above.
For details regarding the appointment of Mr. Moshe Tery as trustee for the main holdings of Clal Insurance Enterprise Holdings, regarding the Commissioner’s letters of November 27, 2013, and May 8, 2014, regarding control of the Company, and also regarding the undertakings that were given to the Commissioner regarding control of the Company by the Dolphin-Extra group in connection with the IDB Holdings debt arrangement, see note 3.H.5.b. above.
For details regarding the IDB Holdings debt arrangement and also regarding the transfer of (indirect) control over the Company to Mr. Eduardo Elsztain and Mr. Mordechai Ben-Moshe, see note 16.G.2 below.
For details regarding the outline over time for the sale of the Company's control and holdings in Clal Insurance Enterprise Holdings, see Note 3.h.5.C. above.

IDB Development Corporation Ltd.

Note 3 – Investments (cont.)
K.	Capital requirements for insurance companies in Israel (cont.)
5.
Clal Insurance is required to supplement the equity required of Clal Credit Insurance according to the Capital Regulations up to 50% of the required capital, only in the event that the equity of Clal Credit Insurance is negative, and will be valid so long as Clal Insurance is the controlling shareholder of Clal Credit Insurance.

6.
Clal Insurance is required to supplement, at any time, the shareholders capital of Clal Pension and Provident, to the amount stipulated in the Income Tax Regulations (Regulations for Approval and Management of Provident Funds), 5724-1964. This undertaking will remain in force so long as Clal Insurance controls Clal Pension and Provident Funds, either directly or indirectly.

L.	Capital requirements in companies that manage pension funds and provident funds
1.
In February 2012, the Supervision of Financial Services Regulations (Provident Funds) (Minimum Equity Capital Required of a Managing Company of a Provident Fund or Pension Fund) Regulations, 5772-2012, and Income Tax Regulations (Rules for Approval and Management of Provident Funds) (hereinafter: the “New Regulations”) were published. Pursuant to the New Regulations, the capital requirements of managing companies were expanded, and they include capital requirements in accordance with the extent of the assets under management and the annual expenses, but not less than an initial capital of NIS 10 million.

A managing company will be permitted to distribute dividends only if its equity is at least the minimum equity required of it according to these Regulations. A managing company will also be required to provide additional capital in respect of controlled managing companies.

As of the end of the reporting period, Clal Insurance and the managing companies under its control have a capital surplus with respect to the minimum capital required in the capital regulations regarding the managing companies. In September 30, 2015, subsequent to the date of the statement of financial position, Clal Insurance injected NIS 100 million against the allocation of shares of Clal Pension and Provident Funds at its value, in accordance with the approval of the Board of Directors of Clal Insurance on August 30, 2015, for the purpose of financing operating activities and investing activities in the automation systems of Clal Pension and Provident Funds, and the existence of future liquidity.

2.
In view of the publication of the capital regulations for managing companies and for the purpose of financing investing activities and operating activities, which include, inter alia, investment in development of a system to manage member rights in the pension funds, investment in the development of a system to manage member rights in provident funds, as well as repayment of agent commissions (which are charged to deferred acquisition costs (DAC)) to Clal Insurance, the boards of directors of Clal Insurance and Clal Pension and Provident approved the creation of a credit facility from Clal Insurance to Clal Pension and Provident Funds, up to a cumulative total of NIS 150 million, which was used up in its entirety by the end of 2013. The amounts that were withdrawn as part of the updated credit facility, will bear interest until their repayment date at an annual rate of 4.7%.

On February 5 2014, after a decision was taken to convert the updated credit facility into a capital note, Clal Pension and Provident issued a non-tradable capital note to Clal Insurance, at the level of Clal Pension and Provident’s obligation towards Clal Insurance as at December 31 2013, in a total amount of NIS 156.4 million (“Capital Note”).

In accordance with its terms, the Capital Note is unlinked and does not bear interest of any kind; the Capital Note is not secured by any sureties and no liens and/or other sureties of any kind will be recorded securing repayment of the Capital Note; Clal Insurance is not entitled to repayment of the Capital Note except in case of the liquidation of Clal Pensions and Provident and after repayment of its debts to its creditors. as part of the signing of the capital note, Clal Pension and Provident’s obligation as part of the updated credit was discharged and it will not be required to any amount to Clal Insurance.

On April 22, 2014 Clal Insurance converted the capital note, so that the par value of the capital note in the amount of NIS 156.4 million, would be considered as additional investment in the books of Clal Pension and Provident Funds as share premium, without additional Clal Pension and Provident Funds shares being allocated in respect of the conversion.

In November 2014 Clal Insurance injected a total of NIS 80 million against the allocation of Clal Pension and Provident Funds shares according to its value, in accordance with the approval by the Board dated October 26, 2014 to finance operating activities and investment activities of Clal Pension and Provident Funds and the existence of future liquidity.

Note 4 – Other investments, including derivatives
A.	Non-current investments
	As of December 31
	2014	2013
	NIS millions
Financial assets presented by fair value through profit or loss:
Shares registered for trade (1)	1,700	4
Shares not registered for trade (2)	266	291
Deposits	49	47
Derivatives not used for accounting hedging	4	6
Others	102	4
	2,121	352
Financial assets designated at fair value through other comprehensive income:
Shares listed for trading	1	3

Total non-current uncharged investments	2,122	355

(1)	Including an investment in Clal Insurance Enterprise Holdings shares in a sum of NIS 1,696 million.
(2)	With regard to the valuation of the fair value of the Group’s investments in a number of private companies, see note 21.G.2. below.
B.	Current investments
	As of December 31
	2014	2013
	NIS millions
Financial assets at fair value through profit or loss:
Government bonds and short-term treasury bills	1,469	1,489
Mutual fund participation certificates	887	536
Non-convertible corporate bonds	651	672
Exchange traded notes	288	257
Shares	19	21
Derivatives not for hedging purposes	2	5
Other	1	2
	3,317	2,982

IDB Development Corporation Ltd.

Note 5 – Loans, deposits, charged deposits and debit balances
A.	Non-current loans, charged deposits and debit balances
	As at December 31
	2014	2013
	NIS Millions
Composition
Short-term loans and deposits	179	29
Charged deposits(1)	18	52
Deposits in trust	-	11
Long-term debit balances	114	12
	311	104
Less current maturities of loans and deposits	(156)	(11)
Less current maturities of debit balances	(4)	-
	151	93
(1)	In respect of a deposit that was pledged by the Company for a financial institution in respect of a loan which was received. For details, see note 16.C.2.

B.	Current loans, deposits and charged deposits
	As at December 31
	2014	2013
	NIS Millions
Composition
Deposits at banks	213	43
Charged deposits	143	612
Other deposits and loans	2	1
Current maturities of non-current loans and deposits	156	11
	514	667

IDB Development Corporation Ltd.

Note 6 – Fixed Assets
A.	Composition and movement

	Buildings	Machinery, plant & equipment	Communications network	Airplanes		Computers, office furniture, equipment and other	Installations and leasehold improvements	Total
	NIS millions
Cost

Balance as at January 1, 2013	2,566	2,555	5,628	498	(2)	1,484	1,689	14,42
Transfer from assets held for sale	108	42	-	-		5	-	155
Acquisitions through business combination	-	82	-	-		61	24	167
Additions	115	141	213	8	(2)	59	106	642
Disposals(1)	-10	-8	-346	-		-410	-42	-816
Disposals following discontinuance of consolidation	-145	-	-	-		-489	-107	-741
Transfer from investment property under construction	6	-	-	-		-	-	6
Transfer to investment property	-4	-	-	-		-	-	-4
Transfer to assets held for sale	-116	-77	-	-		-111	-46	-350
Effect of changes in exchange rates	-	-7	-	-35		-7	-4	-53
Balance as at December 31, 2013	2,520	2,728	5,495	471		592	1,62	13,426

Additions	113	176	340	14		59	142	844
Disposals(1)	-29	-145	-161	-		-138	-122	-595
Revaluation of assets transferred to investment property	6	-	-	-		-	-	6
Transfer from investment property	1	-	-	-		-	-	1
Transfer to investment property	-46	-	-	-		-	-	-46
Effect of changes in exchange rates	-	2	-	55		4	2	63
Balance as at December 31, 2014	2,565	2,761	5,674	540		517	1,642	13,699

(1)	The Group derecognizes assets that were fully depreciated and are not used by the Group.
(2)	Reclassified.

IDB Development Corporation Ltd.

Note 6 – Fixed Assets (cont.)
A.	Composition and movement (cont.)

	Buildings	Machinery, plant & equipment	Communications network	Airplanes		Computers, office furniture, equipment and other	Installations and leasehold improvements	Total
	NIS millions
Accumulated depreciation and impairment losses
Balance as at January 1, 2013	544	1,897	3,902	55	(3)	1,133	1,027	8,558
Transfer from assets held for sale	56	30	-	-		4	-	90
Acquisitions through business combination	-	56	-	-		51	14	121
Depreciation for the year	48	151	340	26	(3)	108	106	779
Reversal of impairment loss	-1	-	-	-		-	-2	-3
Disposals(1)	-2	-8	-341	-		-397	-42	-790
Disposals following discontinuance of consolidation	-58	-	-	-		-422	-74	-554
Transfer to investment property	-1	-	-	-		-	-	-1
Transfer to assets held for sale	-49	-56	-	-		-101	-38	-244
Effect of changes in exchange rates	-	-5	-	-4		-7	-2	-18
Balance as of December 31, 2013	537	2,065	3,901	77		369	989	7,938

Depreciation for the year	44	157	330	27		60	126	744
Impairment loss(2)	19	3	-	-		-	-	22
Reversal of impairment loss	-1	-	-	-		-	-1	-2
Disposals(1)	-16	-142	-156	-		-131	-122	-567
Transfer to investment property	-11	-	-	-		-	-	-11
Effect of changes in exchange rates	-	2	-	9		3	2	16
Balance as of December 31, 2014	572	2,085	4,075	113		301	994	8,140
Net carrying amount
As at January 1, 2013	2,022	658	1,726	443		351	662	5,862
As at December 31, 2013	1,983	663	1,594	394		223	631	5,488
As at December 31, 2014	1,993	676	1,599	427		216	648	5,559

(1)	The Group derecognizes assets that were fully depreciated and are not used by the Group.
(2)	For details regarding non-recurring expenses recorded in respect of an updated business plan in Shufersal, see Note 3.H.3.b. above.
(3)	Reclassified.

IDB Development Corporation Ltd.

Note 6 – Fixed Assets (cont.)
B.	Additional information
1.
The balance of borrowing costs capitalized as part of fixed assets as at December 31, 2014 amounts to NIS 35 million (as at December 31, 2013 – NIS 28 million). It is noted, that Shufersal acquired land with the intention of constructing a logistics center on it, which will be used for fixed assets. Costs invested in the land and equipment during 2014 amounted to NIS131 million, and included borrowing costs which were capitalized to the fixed asset is under construction totaling NIS 7 million. The nominal discount rate used to determine the capitalized borrowing costs is 4.42%. Shufersal has no specific borrowing costs.

2.	The cost of fixed assets as at December 31, 2014 and December 31, 2013 is presented after the deduction of investment grants received totaling NIS 39 million.
3.
During the ordinary course of business, the Group acquires fixed assets using credit. The cost amounts, which have not yet been paid as at December 31, 2014 are NIS 203 million (as at December 31, 2013 – NIS 99 million).

4.	Fixed assets under construction as at December 31, 2014 amount to NIS 291 million (as at December 31, 2013 – NIS 167 million).
5.
The fair value of fixed assets, recognized as part of a business combination is based on an estimate of the amount for which the fixed assets could have been replaced on the day of the valuation with different assets of similar characteristics of use, in a transaction between a willing seller and a willing buyer, acting rationally in a transaction unaffected by a special relationship between the parties. Accordingly:

•	The market value of land and buildings was valued by a real estate appraiser.
•
The market value of leasehold improvements and equipment, facilities and vehicles in the branches was valued according to their depreciated cost on Shufersal’s books, which is a close approximation of their fair value, in light of the reasonable depreciation rates applied to them.

•
The market value of items located in the factories, equipment and fixtures, as well as facilities, is based on the quoted market values of similar items, insofar as such are available, and replacement costs when such quotes as specified are unavailable. The estimate of reduced replacement costs takes into account adjustments in respect of physical erosion and functional and economical obsolescence of the fixed asset item.

6. With regard to pledges – see note 22 below.

IDB Development Corporation Ltd.

Note 7 – Investment Property
A.	Composition and changes in the carrying amount of investment property

	Investment property measured at fair value at level 3*
	Available land	Rental buildings	Buildings under construction	Total
	NIS millions
2014	525	8,532	770	9,827
Balance as at January 1, 2014
Movement in the year
Acquisitions and investments in existing properties	3	51	448	502
Transfer from fixed assets	-	35	-	35
Transfer from investment property under construction	-	454	(454)	-
Capitalized costs and expenses	-	1	-	1
Disposals	-	-	(4)	(4)
Transfer to fixed assets	-	(1)	-	(1)
Classification to assets held-for-sale	-	(3)	-	(3)
Transfer to investment property under construction	(42)	-	42	-
Increase in fair value, net	12	372	29	413
Translation differences, net resulting from translation of financial statements of foreign operations	9	359	37	405
Balance as at December 31, 2014	507	9,800	868	11,175

	Investment property measured at fair value at level 3*
	Available land	Rental buildings(1)	Buildings under construction	Total
	NIS millions
2013	614	10,989	512	12,115
Balance as at January 1, 2013(1)
Movement in the year
Acquisitions and investments in existing properties	4	341	377	722
Transfer from fixed assets	-	12	-	12
Transfer from investment property under construction	-	113	(113)	-
Transfer from land	-	-	17	17
Sales	-	(547)	(3)	(550)
Reduction due to deconsolidation of company	-	(2,242)	-	(2,242)
Transfer to fixed assets	-	-	(6)	(6)
Classification to assets held-for-sale	(106)	(126)	-	(232)
Transfer to investment property under construction	(17)	-	17	-
Changes in capitalized costs and expenses	-	(2)	(3)	(5)
Classification from liability for construction services	-	-	(70)	(70)
Increase in fair value, net	36	244	55	335
Translation differences, net resulting from translation of financial statements of foreign operations	(6)	(250)	(13)	(269)
Balance as at December 31, 2013	525	8,532	770	9,827

(1)	Retrospective application of IFRIC 21 – Levies, see note 1.E.4.a. above.
* For a definition of the different levels in the fair value hierarchy, see note 1.E.3.b. above.

IDB Development Corporation Ltd.

Note 7 – Investment Property (cont.)
B.	Update of fair value
1.
On December 31, 2014 the fair value of the HSBC Building in New York City was updated to an amount of USD 763 million, according to a valuation prepared by an independent appraiser in the U.S.A. The previous valuation of this property was prepared for March 31, 2014 and amounted to USD 715 million. Consequently, these financial statements include income totaling NIS 272 million, from an increase in fair value of investment property, a provision for payment of consultation services totaling NIS 45 million to a former interested party (included in these financial statements under the item “General and administrative expenses”) and deferred tax expenses totaling NIS 85 million.

The net profit arising for Property & Building from the update of value of the HSBC Building amounted to NIS 142 million and the Company’s share in this profit amounted to NIS 81 million. For details regarding an update of the fair value assessments with respect to the HSBC Building, as of September 30, 2015, subsequent to the date of the Statement of Financial position, see Note 35.C.6. below.

For details regarding the valuation techniques to determine the fair value of investment property, see section C of this note below.
2.
On June 30, 2014, Property & Building updated the fair value estimates for all of its investment property in Israel as a year had elapsed since the previous estimate. The change in the fair value was primarily due to a significant change in the cash flows expected to arise from its properties, due to the fact that they are leased through CPI-linked contracts (which increased at a rate of approximately 1% from the date of the last update of the fair value estimates of all of Property & Building’s investment property in Israel, which was performed in June 2013), and due to the real increase in rent charged for Property & Building’s revenue-generating properties in Israel.

Additionally, in the second half of 2014, the fair value of revenue generating properties under construction, and of a number of available lands owned by Property & Building, was updated.
The valuations were performed by external independent appraisers possessing the appropriate skills. For details of the valuation techniques used to determine the fair value of investment property, see section C of this note below. As a result of the aforementioned updates to fair value valuations, the Company’s consolidated statements of income include income in an amount of NIS 153 million. For details regarding an update of the fair value assessments with respect to all of the revenue-generating properties of Property & Building in Israel as of June 30, 2015, subsequent to the date of the statement of financial position, see Note 35.C.3. below.
3.
The valuation of the Tivoli project in Las Vegas was updated to September 30, 2014 to an amount of USD 278 million. As a result, the Company and Property & Building each recognized an impairment of approx. NIS 11 million. The Company’s share in this impairment in the consolidated financial statements amounted to NIS 17 million. For details regarding the value of the Tivoli project in the Financial Statements of GW as at September 30, 2015, subsequent to the date of the statement of financial position, see Note 35.C.7. below.

IDB Development Corporation Ltd.

Note 7 - Investment Property (cont.)
C.	Determination of fair value
1.	Data concerning fair value measurement of level-3 investment property
Asset class	Valuation techniques for determining fair value	Significant unobservable data							Interaction between significant unobservable data and fair value management
		Cash flows discount rate (% for the year)
					2014		2013
					Range	Weighted average	Range	Weighted average
Rental properties
Fair value is estimated using revenue discount techniques*: the valuation model is based on the present value of the estimated NOI (Net Operating Income) arising from the property. The valuation of real estate is based on net annual cash flows, discounted by a discount rate that reflects the specific risks embodied therein, and, as generally accepted, in comparable assets. Actual lease agreements, in respect of which payments differ from appropriate rental, if any, are subject to adjustments in order to reflect actual lease payments in the period of the agreement. Valuations take into account the type of lessees actually occupying the leased property, or responsible for settling the liabilities resulting from the lease terms, or lessees that might occupy the property following the lease of a vacant property, including a general assessment of their credit worthiness; the distribution of responsibility between the Group and the lessee in respect of the maintenance and insurance of the property; the physical condition and the remaining economic life of the property, wherever these parameters are relevant.
		Revenue generating assets in Israel		Office use	7.5%-8.25%	8.2%	7.5%-9%	7.9
Estimated fair value will increase if:
• The market value of the lease payments increases.
• The cash flows capitalization rate decreases.
There is no internal interaction between significant unobservable data.

				Commercial use	7.25%-12%	8.1%	7.25%-12%	8.2%
				Industrial use	8%-9.5%	8.5%	8.0%-10.5%	8.6%
		Revenue generating assets in U.S.A	HSBC Building	Office use	5.25%-6.75%	6.0%	5.25%-7.0%	6.1%
			GW Project	Commercial and office use	9%	9%	9%	9%
			Value of rental fees (NIS per sq. meter per month)
		Revenue generating assets in Israel		Office use	NIS 41- NIS 104	NIS 61	NIS 13- NIS 112	NIS 61
				Commercial use	NIS 10- NIS 500	NIS 88	NIS 9- NIS 450	NIS 88
				Industrial use	NIS 7- NIS 56	NIS 32	NIS 7- NIS 78	NIS 30
		Revenue generating assets in U.S.A	HSBC Building	Office use	NIS 297- NIS 526	NIS 386	NIS 271- NIS 489	NIS 320
			GW Project	Office use	NIS 447	NIS 447	NIS 399	NIS 399
			GW Project	Commercial and office use	NIS 510	NIS 510	NIS 512	NIS 512
			Construction costs per sq. meter
Investment property under construction
The valuation is based on the estimated fair value of investment property after the completion of the construction thereof, less the present value of the estimated construction costs expected to be incurred in order to complete the construction, while taking into account a capitalization rate adjusted for the risks and characteristics relevant to the property.
		Assets under construction in Israel			NIS 4,000- NIS 6,100, depending on location	NIS 5,452	NIS 4,000- NIS 6,000, depending on location	NIS 5,100	Estimated fair value will increase if: •Construction costs per sq.m. decrease. •The cash flows capitalization rate decreases. There is no internal interaction between significant unobservable data.
		Assets under construction in U.S.A – GW Project			NIS 5,308	NIS 5,308	NIS 3,997	NIS 3,997
			Annual discount rate of the cash flows
		Assets under construction in Israel			7.75%- 9%	8.6%	7%- 10%	9.2%
		Assets under construction in U.S.A – GW Project			9%	9%	9%	9%
Available land
The fair value is determined while using a comparison technique. The technique is based on the sq.m. value of comparable assets resulting from transactions observable in the market, after various adjustments, such as for dimensions, location, etc.
									Estimated fair value will increase if the sq.m. value of comparable assets increases.
* The valuation also takes into account negative cash flows, relating to betterment levies in respect of unrealized rights, in accordance with the Planning and Construction Law, 5725-1965, and the addendum to this law.

IDB Development Corporation Ltd.

Note 7 - Investment Property (cont.)
C.	Determination of fair value (cont.)
2.	Valuation processes implemented in the Group
The fair value of investment property is determined periodically by independent and external appraisers having the appropriate skills and experience relevant to the type and location of the property under valuation. External valuations are conducted at least once a year or whenever there are indications of changes in value (the earliest). All the valuations are examined by the management of the Group companies, and are subsequently reported to their Balance Sheet Committees.

The main data that are unobservable in the market refer to the following factors:
•	Capitalization rates, which are based on professional publications in the relevant markets, if any, and on comparison with similar transactions, after the necessary adjustments.
•	Market rent, which is based on professional publications in the relevant markets and on comparison with similar transactions, after the necessary adjustments.
•	Construction costs per sq.m. that are based on agreements with performance contractors and detailed budgets for each project.
3.	Adjustments to book value
Following are details of significant adjustments to the valuation received for purposes of presenting the investment property in the financial statements.
	As of December 31
	2014	2013
	NIS millions
Fair value as provided by external appraisers	11,278	(1)9,911
Less amounts attributed to revenues receivable for rental, based on the straight-line method	(103)	(84)
Fair value, as presented in the financial statements	11,175	9,827
(1) Retrospective application of IFRIC 21 – Levies, see note 1.E.4.a above.

D.	Amounts recognized in the Statement of Income
	For the year ended December 31
	2014	2013
	NIS millions
Amounts recognized as rent	780	772
Direct operating expenses deriving from investment property (1)	181	176
Increase in fair value of investment property	439	417
Decrease in fair value of investment property	26	97

(1)	Including expenses in insignificant amounts in respect of investment property that did not produce rental revenue.

IDB Development Corporation Ltd.

Note 7 - Investment Property (cont.)
D.	Amounts recognized in the Statement of Income (cont.)
Gains (losses) from revaluations of fair value classified at level 3
	For the year ended December 31, 2014
	Available lands	Rental buildings	Buildings under construction	Total
	NIS millions
Net changes in fair value attributed to investment property, not yet realized	12	372	29	413

	For the year ended December 31, 2013
	Available lands	Rental buildings	Buildings under construction	Total
	NIS millions
Net changes in fair value attributed to investment property, not yet realized	15*	246	55	316
Net changes in fair value attributed to investment property, realized	21	1	-	22
	36	247	55	338
* Retrospective application of IFRIC 21 – Levies, see note 1.E.4.a. above.

E.	Rental agreements
The following are the future minimum rentals receivable from rental agreements in force as of the date of the Statement of Financial Position:
	As of December 31
	2014	2013
	NIS millions
Up to one year	754	702
From one year up to five years	2,179	1,870
Exceeding five years	1,523	1,346
	4,456	3,918

IDB Development Corporation Ltd.

Note 8 - Trade Receivables
A. Long-term trade receivables	As of December 31
	2014	2013
	NIS millions
Long term trade receivables	1,142	1,462
Less -
Current maturities	(606)	(878)
Deferred interest income	(52)	(65)
Provision for doubtful debts	(8)	(7)
	476	512

The balance of long term trade receivables in respect of sales of equipment by payment schedule made by Cellcom (mainly in 36 payments) and their present values as of December 31, 2014, and December 31, 2013, were calculated based on discount rates of 3.9% and 5.2%, respectively.

B. Current trade receivables	As of December 31
	2014	2013
	NIS millions
Outstanding debts	967	1,115
Checks receivable	186	66
Credit card companies	1,212	1,303
Current maturities of long term trade receivables	606	878
	2,971	3,362
Less - provision for doubtful debts	(259)	(303)
	2,712	3,059

Note 9 - Inventory
	As of December 31
	2014	2013
	NIS millions

Inventory of purchased goods (mainly in respect of retail activities of Shufersal) (1)	748	710
Phones and other communication equipment (in respect of cellular and internet activities of Cellcom) (2)	79	75
Inventory of manufactured products and inventory of spare parts	24	24
	851	809
(1)	The inventory of purchased goods is presented net of provisions for impairment of NIS 22 million (2013 - NIS 27 million).
(2)	The inventory of phones and other communication equipment is presented net of a provision for impairment and an inventory write-off of NIS 6 million (2013 - NIS 7 million).

IDB Development Corporation Ltd.

Note 10 - Intangible Assets
A. Composition and changes
	Goodwill	Brands and trade names	Technology, development in process and concessions	Licenses	Customer relations	Information systems and software	Expenses due to the acquisition of life and general insurance portfolios	Other	Total
	NIS millions
Cost
Balance as at January 1, 2013	(1) 5,103	1,063	9(2)	539	1,461	2,105	635	688	11,603
Transfer from assets held for sale	1	-	-	-	-	-	-	4	5
Acquisitions as part of a business combination	242	106	373	-	20	2	-	10	753
Acquisitions and additions	-	3	-	-	-	235	-	2	240
Assets classified as held for sale	(1) (279)	(100)	(347)	-	(18)	(2)	-	(9)	(755)
Derecognitions	(6)	(10)	-	(7)	(357)	(117)	-	(14)	(511)
Consolidation discontinuance	(833)	(30)	(4)	-	-	(1,469)	(635)	(293)	(3,264)
Adjustments to goodwill in respect of a put option to holders of non-controlling interests in a subsidiary	7	-	-	-	-	-	-	-	7
Withdrawal of profits by partners in a partnership	12	-	-	-	-	-	-	-	12
Effect of changes in exchange rates	(19)	(9)	(26)	-	(3)	(1)	-	(4)	(62)
Balance as at December 31, 2013	4,228	1,023	5	532	1,103	753	-	384	8,028
Acquisitions as part of a business combination	4	-	-	-	-	-	-	2	6
Acquisitions and additions	-	-	-	-	-	125	-	-	125
Derecognitions (2)	-	(31)	-	-	(19)	(96)	-	(35)	(181)
Consolidation discontinuance	-	-	-	-	-	-	-	(17)	(17)
Adjustments to goodwill in respect of a put option to holders of non-controlling interests in a subsidiary	2	-	-	-	-	-	-	-	2
Withdrawal of profits by partners in a partnership	12	-	-	-	-	-	-	-	12
Effect of changes in exchange rates	6	2	1	-	2	3	-	2	16
Balance as at December 31, 2014	4,252	994	6	532	1,086	785	-	336	7,991
(1)	Reclassified, see note 1.F above.
(2)	Reclassified against amortizations and losses from impairment of intangible assets.

IDB Development Corporation Ltd.

Note 10 - Intangible Assets (cont.)
A. Composition and changes (cont.)
	Goodwill	Brands and trade names	Technology, development in process and concessions	Licenses	Customer relations	Information systems and software	Expenses due to the acquisition of life and general insurance portfolios	Other	Total
	NIS millions
Amortizations and impairment losses
Balance as at January 1, 2013	(1) 751	164	(2) 1	270	1,021	1,231	609	393	4,440
Transfer from assets held for sale	-	-	-	-	-	-	-	1	1
Amortization for the year	-	47	29	29	130	208	7	33	483
Derecognitions	-	(9)	-	(7)	(357)	(117)	-	(13)	(503)
Acquisitions as part of a business combination	-	38	191	-	10	2	-	8	249
Impairment loss	91	2	-	-	-	2	-	-	95
Assets classified as held for sale	-	(44)	(207)	-	(10)	(2)	-	(8)	(271)
Consolidation discontinuance	(116)	(30)	-	-	-	(839)	(616)	(236)	(1,837)
Effect of changes in exchange rates	(1)	(3)	(14)	-	(1)	(1)	-	(3)	(23)
Balance as at December 31, 2013	725	165	-	292	793	484	-	175	2,634
Amortization for the year	-	37	1	29	104	108	-	20	299
Derecognitions	-	(31)	-	-	(19)	(96)	-	(35)	(181)
Impairment loss (3)	391 (4)	37	3	-	9	-	-	25	465
Consolidation discontinuance	-	-	-	-	-	-	-	(17)	(17)
Effect of changes in exchange rates	1	-	-	-	-	3	-	-	4
Balance as at December 31, 2014	1,117	208	4	321	887	499	-	168	3,204
Carrying amount
As at January 1, 2013	4,352	899	8	269	440	874	26	295	7,163
As at December 31, 2013	3,503	858	5	240	310	269	-	209	5,394
As at December 31, 2014	3,135	786	2	211	199	286	-	168	4,787

(1)	Reclassified, see note 1.F. above.
(2)	Reclassified against the cost of intangible assets.
(3)	For details regarding non-recurring expenses recorded in respect of an updated business plan in Shufersal, see note 3.H.3.b above.
(4)	With regard to the impairment of goodwill with respect to the Group’s investments in Cellcom and Shufersal, see section D. below.

IDB Development Corporation Ltd.

Note 10 - Intangible Assets (cont.)
B.	The fair value of intangible assets acquired in various business combinations was determined on the date of each business combination, as follows:
Customer relations
The fair value was determined in accordance with the revenues approach, by the capitalized value of the cash flows expected to be derived from the existing customers on the date of the business combination, after deducting the fair return on the other assets that participate in the generation of the related cash flow. In the Shufersal business combination, the customer base was defined as the members of Shufersal’s customer club who visited branches of Shufersal at least 24 times during 2009, the revenues from whom constituted 59% of total revenues in that year.
Brands and trade names
The fair value was determined by the relief from royalty approach, according to which the fair value of the asset is determined by estimating the royalties that theoretically would have been paid to a third party for the use of the asset. The economic value of the brand derives from the fact that the ownership of the asset releases the owner from the need to pay royalties as aforementioned to a third party for the use of the asset. The percentage of royalties that was used to determine the fair value of the brands is 0.2%-2% (mainly 1%-1.5%) of the expected revenues.
Rental agreements
The fair value was determined by comparing the actual rent paid by branches of Shufersal to the estimated fair amount of rent for such assets, based on the opinion of a real estate appraiser, which is based mainly on comparison to similar commercial assets in the geographical location of each branch, while making necessary adjustments with respect to the size of the areas, their location, physical condition, etc. Options for extending the lease agreements were also taken into consideration. The fair value was determined according to the capitalized value of the differences between fair rent payments and actual rent payments.
Licenses
Rights to use cellular frequencies in Israel are assessed according to their amortized costs in the books of the acquired company on the date of the business combination, since there is no market for such rights in Israel.
C.	Additional details on principal cash-generating units that include goodwill or an intangible asset with an indefinite useful life
(1)	As at December 31, 2014, goodwill and a brand with an indefinite useful life attributable to Cellcom amount to NIS 2.14 billion and NIS 0.231 billion, respectively.
The recoverable amount of Cellcom’s activity as at December 31, 2014 was assessed by an external appraiser on the basis of the value-in-use thereof, as detailed in section D.1 below.
(2)
As at December 31, 2014, goodwill attributable to Shufersal’s retail activity amounts to NIS 755 million. The recoverable amount of Shufersal’s activity as at December 31, 2014, was assessed by an external appraiser on the basis of its value in use, as detailed in section D.2 below.

(3)
The Group has a number of consolidated companies, the operations of which have been attributed goodwill in an amount that is immaterial compared to the balance of goodwill in the Company’s consolidated financial statements. The value of Property & Building’s operations is based on Property & Building’s stock exchange value as at December 31, 2014 (and in the required adjustments in respect of the fair value of Property & Building’s financial liabilities) which is higher than the value of the specified operations in these financial statements. The recoverable amount of the operations of other companies was determined on the basis of examinations for impairment performed, including economic studies, performed by external appraisers using the value in use method. The recoverable amount of the specified operations is higher than their value in the financial statements. In those cases where the recoverable amount was found to be lower than the carrying amount, impairment reductions of immaterial amounts were recorded.

IDB Development Corporation Ltd.

Note 10 - Intangible Assets (cont.)
D.	Examination for impairment in investee companies in 2014
(1)
In view of a decline in Cellcom’s market value and the intensifying competition in the cellular market in Israel, which led to a decline in Cellcom’s profitability, Discount Investments performed an examination for impairment of the goodwill attributed to Cellcom as at December 31, 2014. Further to that stated in note 3.G.3 above with regard to the structural changes being examined, the recoverable amount of Cellcom’s operations as at December 31, 2014 was calculated using the value in use method.

The value of the assets attributable to Cellcom’s operations less the liabilities attributable to Cellcom’s operations in the financial statements of the Company as at December 31, 2014 (including deferred tax balances attributable to excess costs created upon the acquisition of Cellcom, against which Discount Investments recorded goodwill) (hereunder “The value of Cellcom’s operations in the financial statements”), is higher than the middle of the range specified in the aforesaid economic report for the recoverable amount of Cellcom’s operations as at that date. Accordingly, the Company recorded its share in the impairment amounting to NIS 155 million in respect of the impairment of the aforesaid goodwill based on the middle of the range of the valuation of the recoverable amount as at December 31, 2014, as determined in the aforesaid economic report.
A real after-tax capitalization rate and a long-term growth rate of 8.75% and 1.75%, respectively, were used in the aforesaid economic report for determining the upper threshold of the recoverable amount. A real after-tax capitalization rate and a long-term growth rate of 9.25% and 1.25%, respectively, were used in the aforesaid economic report for determining the lower threshold of the recoverable amount. For details regarding an annual evaluation of the impairment of the goodwill attributed to Cellcom as at June 30, 2015 subsequent to the date of the statement of financial position , see Note 35.B.6. below.
(2)
Discount Investments carried out an examination for impairment of the goodwill attributable to Shufersal as at December 31, 2014. Further to that stated in Note 3.G.3 above with regard to the examined structural changes, the recoverable amount of Shufersal’s operations as at December 31, 2014 was calculated using the value in use method.

The value of the assets attributable to Shufersal’s activity less the liabilities attributable to its activity in the financial statements of the Company as at December 31, 2014 (including deferred tax balances attributable to excess costs created upon the acquisition of Shufersal, against which goodwill was recorded by Discount Investments) (“The value of Shufersal’s operations in the financial statements”), is higher than the middle of the range specified in the aforesaid economic paper for the recoverable amount of Shufersal’s activity at that date. Therefore, the Company recorded its share in an impairment in an amount if NIS 130 million with respect to the impairment of the aforesaid goodwill, based on the middle of the range of the valuation of the recoverable amount as at December 31, 2014, as determined in the specified economic paper.

The nominal discount rate after tax and the long term growth rate used in the specified economic paper to determine the middle of the range determined within it for the recoverable amount are 8.5% and 2.3%, respectively.

E.	During the ordinary course of business, Cellcom acquires intangible assets using credit.
The acquisition amount which has not yet been paid as at December 31, 2014, amounted to NIS 34 million (as at December 31, 2013 – NIS 10 million).

IDB Development Corporation Ltd.

Note 11 - Accounts Receivable and Debit Balances
	As of December 31
	2014	2013
	NIS millions

Revenues receivable	41	112
Prepaid expenses	116	110
Advances to suppliers	58
Institutions	20	43
Deposits in trust	7	12
Other	90	102
	332	423
(1) Reclassified

Note 12 - Inventory of buildings for sale
A.	Composition
	As of December 31
	2014	2013
	NIS millions
Costs incurred:
Land	253	332
Construction and other	336	374
	589	706
Inventory of finished buildings	102	143
	691	849

B. Changes in inventory of buildings for sale:
	For the year ended December 31
	2014	2013
	NIS millions

Balance at the start of the year	849	1,144
Additions	154	141
Disposals	(329)	(452)
Translation differences from the translation of financial statements of foreign operations	10	(17)
Transfer from inventory of land	26	40
Less - Provision for loss	(19)	(7)
Balance at the end of the year	691	849

IDB Development Corporation Ltd.

Note 13 - Assets and liabilities of realization groups and other assets and liabilities classified as held-for-sale
Assets
	As of December 31
	2014	2013
	NIS millions
Investment in Clal Insurance Enterprise Holdings Ltd. – see note 3.H.5.a. above.	-	2,055
Investment in Credit Suisse - See note 3.H.4.c. above.	-	1,138
Other assets of realization groups (1)	5	(2)1,586
	5	4,779
Liabilities
Liabilities of realization groups (1)	-	165
(1)	For further details on the composition of assets and liabilities held-for-sale as at December 31, 2013, see note 3.I.2. above.
(2)	Reclassified, see note 1.F. above.

Note 14 - Cash and Cash Equivalents
	As of December 31
	2014	2013
	NIS millions
Composition:
Balances at banks	489	872
Call deposits	3,089	5,441
	3,578	6,313

For details on restrictions and financial covenants applying to the Company and investee companies of the Company, see notes 16.E. and F below.

IDB Development Corporation Ltd.

Note 15 – Equity and Reserves
A.	The Company’s registered and issued share capital
The Company’s registered share capital as at December 31, 2014, amounted to 500,000,000 ordinary shares with no nominal value each (“ordinary shares”). The issued and paid up capital as at December 31, 2014 amounted to 296,298,657 ordinary shares. All of the ordinary shares are traded on the Tel-Aviv Stock Exchange and are registered to name. Each ordinary share grants the right to participate and vote in the Company’s general meetings, with one vote per share, and the right to participate in the distribution of dividends. In addition, as at December 31, 2014, 44,515,359 Series 2 share options and 44,515,359 Series 3 share options were traded, with each option being convertible to one ordinary share (see also in section B.(3) below).

The Company’s registered share capital as at December 31, 2013, consisted of 100 million ordinary “A” class shares with a nominal value of NIS 1 each, and the issued share capital amounted to NIS 57,587,883, of which a total of 11,336,914 ordinary A shares were dormant shares (as defined in section 308 of the Companies Law) (“Dormant Shares”), which did not grant voting rights/ any rights. The remaining shares (46,250,969 ordinary A shares) were held by IDB Holdings on December 31, 2013.

In January 2014, as a result of the approval of the debt arrangement at IDB Holdings as detailed in Note 16.G.2.a below, the dormant shares were transferred to the trustees for the arrangement, for the purpose of complying with such arrangement.

On May 1, 2014, the Company decided, in accordance with the stipulations of the debt arrangement at IDB Holdings, to cancel the dormant shares and to cancel the Company’s entire registered unallocated capital of Type A shares, to unify the registered, issued and paid-up capital of the Company, in a manner whereby all of the Company’s 46,250,969 issued shares (the issued and paid-up capital less the dormant shares) will be unified into a single ordinary share, and to cancel the nominal value of the aforementioned ordinary share (“The consolidation of capital”), in a manner whereby, after the capital consolidation, the Company’s issued capital included one ordinary share with no nominal value. The aforesaid ordinary share without nominal value was split to 200 million ordinary shares with no nominal value (“ordinary shares”), and the Company’s registered capital amounted to 500 million ordinary shares.

On May 12, 2014, following the completion of the creditors’ arrangement at IDB Holdings, the Company’s shares commenced trading on the Tel-Aviv stock exchange. For details regarding the increase of the registered share capital and the performance of a rights issue in February 2015, subsequent to the date of the Statement of Financial Position, see section B.6 of this note below.
Proximate to the approval date of these financial statements, the Company’s registered capital amounts to 2,700,000,000 ordinary shares. The issued and paid-up capital as at March 2, 2016 amounts to 662,139,617 ordinary shares. Proximate to the approval date of these financial statements, 32,302,901 warrants (Series 4) are listing for trading, as well as 116,377,756 warrants (Series 5) and 104,127,466 warrants (Series 6), with each option convertible to one ordinary share (see below in sections B.(3) and B.(6) of this note for details regarding the terms of each warrant series). It is noted that, in December 2015, subordinated loans were provided to the Company by the controlling shareholder, in the total amount of NIS 210 million, which are convertible into Company shares beginning on January 1, 2016 (for details, see Note 16.G.(2).(l) below). And similarly, on February 18, 2016, an additional subordinated loan was made by the controlling shareholder in a sum of NIS 15 million (for details, see note 15.B.(12) below), so that the total amount of the controlling shareholder’s subordinated loans is NIS 225 million.

IDB Development Corporation Ltd.

Note 15 – Equity and Reserves (cont.)
B. Investments in the Company’s capital during 2014 and until the date of publication of this report
The following are the amounts of the investment made in the Company’s capital during 2014 and until the date of publication of this report:
Method of investment	Amount in NIS millions	Date	Other information in Section
Conversion of convertible loans into capital	170	May 2014	(1)
Injection of capital by the controlling shareholders	480	May 2014	(1)
Rights issue	321	July 2014	(3)
Exercise of options by the controlling shareholders	176	November 2014	(4)
Total in 2014	1,147
Rights issue subsequent to the date of the Statement of Financial Position	417	January-February 2015	(6)
Exercise of options by controlling shareholders	150	June 2015	(7)
Total investments in capital	1,714
Subordinated shareholders' loans	225		See Notes 15.B.(12) and 16.G.2(L) below
Total investment in the company	1,939

(1) Investments in the Company’s capital as part of the debt arrangement at IDB Holdings
Upon the completion of the first stage of the debt arrangement at IDB Holdings (“The Arrangement”), in May 2014, on May 12, 2014, the Company’s shares were listed for trade on the Tel-Aviv Stock Exchange and the Company became a public company. In addition, the bridging loan which the Company received in March 2014 from Dolphin Fund and Extra was repaid, in a manner by which a total of NIS 150 million of the loan principal was converted to an investment in the capital of Dolphin Netherlands B.V, which is under the control of Eduardo Elsztain ("Dolphin Netherlands") and C.A.A. Extra Holdings Ltd., which is wholly owned by Mordechai Ben-Moshe ("C.A.A.") and the balance of the bridging loan amounting to NIS 20 million was converted to a loan in the same amount, which will be considered as part of the “Clal loans”, as defined within the arrangement’s stipulations (for details regarding the aforesaid bridging loan, see note 16.C.3 below).
On May 29, 2014 the transaction to sell the Company’s holdings in Clal Insurance Enterprise Holdings Ltd. to JT expired (see note 3.H.5.a. above). In light of this, and in accordance with the stipulations of the arrangement, on June 3, 2014 an amount of NIS 480 million was provided to the Company out of the arrangement guarantee funds as an investment in the Company’s capital. Additionally, the specified bridging loan in the amount of NIS 20 million was converted to capital. Upon the provision of the specified amounts, a funds injection of a total amount of NIS 650 million was completed as an investment in the Company’s capital as part of the execution of the arrangement.
(2) Publication of a shelf prospectus
On May 29, 2014 the Company published a shelf prospectus, which includes the possibility for the Company to offer securities by virtue thereof, including shares, share options and bonds which are convertible to shares and bonds, as part of shelf offering reports, including by way of a rights offer.
(3) Performance of a rights issue in June-July 2014
On June 9, 2014, the Company published a shelf offering report for an issue by way of rights to shareholders of the Company, in which the Company offered 65 million ordinary shares in the Company, 45 million share options (Series 1), exercisable into 45 million ordinary shares in the Company until November 1, 2014, against the payment in cash of the exercise price of NIS 5.50 (unlinked) for each share option (Series 1), 45 million share options (Series 2), exercisable into 45 million ordinary shares in the Company until May 1, 2015, against the payment in cash of the exercise price of NIS 6 (unlinked) for each share option (Series 2), 45 million share options (Series 3), exercisable into 45 million ordinary shares in the Company until December 1, 2015, against the payment in cash of the exercise price of NIS 6.5 (unlinked) for each share option (Series 3). Pursuant to the offering report, the Company offered 5 million rights units at a price of NIS 65 per rights unit (the rights unit included 13 ordinary shares, 9 share options (Series 1), 9 share options (Series 2) and 9 share options (Series 3); the share options were offered without consideration. Until the last date to exercise the rights, right exercise notices were received for the exercise of rights to acquire 4,946,151 rights units, by virtue of which the Company allocated a total of 64,299,963 ordinary shares,

IDB Development Corporation Ltd.

Note 15 – Equity and Reserves (cont.)
B. Investments in the Company’s capital during 2014 and until the date of publication of this report (cont.)
(3) Performance of a rights issue in June-July 2014 (cont.)
44,515,359 share options (Series 1), 44,515,359 share options (Series 2) and 44,515,359 share options (Series 3). The immediate (gross) consideration from the issue amounted to a total of approximately NIS 321 million, of which a total of approximately NIS 231 million was with respect to the exercise of the rights by Dolphin Netherlands and CAA, in equal parts.
It should be noted that Dolphin Netherlands and CAA exercised all of the rights with respect to the shares provided to them as part of the arrangement (26.65% each). Additionally, Dolphin Netherlands and CAA acquired additional rights units from the trustees for the arrangement, with respect to shares which constituted, at the time, approximately 8.04% of the Company’s share capital, and also acquired rights units during routine trading on the stock exchange, which constituted 9.76% of the rights units. Dolphin Netherlands and CAA also exercised the additional rights units purchased, as stated above, and as a result increased, on that date, their investment in the Company, and their rate of holding in the Company’s shares and share options.
(4) Exercising of share options (Series 1) by Dolphin Netherlands and CAA
On November 2, 2014, Dolphin Netherlands and CAA each exercised all of the share options (Series 1) held by them (together approximately 32 million share options), for a total consideration to the Company of approximately NIS 176 million. In addition to the exercise of the share options by Dolphin Netherlands and CAA, the public exercised 1,130 share options (Series 1), for a negligible consideration. The remaining share options (Series 1) which were not exercised by the final exercise date (November 2, 2014) expired. Subsequent to the exercise of their rights in the rights issue from July 2014, and subsequent to the exercise of the share options (Series 1), as stated above, the rate of holding of Dolphin Netherlands and CAA in the Company’s share capital increased to a rate of approximately 31.26% each (32.38% with full dilution). For details regarding the completion of the buy me buy you process in which CAA ceased being a shareholder of the Company, see Note 15.b.(9) below.
(5)
Irrevocable offer received from Dolphin Netherlands to raise capital for the Company in December 2014 – on January 1, 2015, after having received the recommendations of the independent committee on this matter, the Company’s Board of Directors resolved, on the basis of Dolphin Netherlands’ offer (which was in effect until that date), to raise capital, which was received by the Company on December 29, 2014, that the Company will act to raise capital by way of a rights issue in accordance with the outline of the offer. For details regarding a rights issue performed by the Company in February 2015, in accordance with the outline of the stated offer, see note 15.B.(6) below.

In the aforementioned offer it was determined, inter alia, that the Company will immediately perform a rights issue of a scope of approximately NIS 800 million (including the public’s share) (“the maximum immediate consideration”), in which the following will be issued to the existing shareholders of the Company: (a) shares of the Company (“the rights offer shares”) and (b) share options (issued for no consideration) exercisable for shares of the Company (“the share options”). The maximum possible consideration for the Company from the exercising of all of the share options is approximately NIS 1.2 billion (including the public’s share).

The share options will be divided into three series as follows: (1) first series exercisable for a period of one year from the date of the rights offer; (2) second series exercisable for a period of two years from the date of the rights offer; and (3) third series exercisable for a period of three years from the date of the rights offer.
According to the provisions of the aforementioned offer, subject to a resolution by the Company’s Board of Directors to perform the rights issue stated above, Dolphin Netherlands (or another entity controlled by Mr. Eduardo Elsztain) undertook to inject funds into the Company in an amount of not less than NIS 256 million and up to NIS 400 million, to be injected by exercising all of the rights relating to the rights offer shares issued to Dolphin in the rights issue; and an additional investment (“the additional investment”) at an amount equaling – (a) the maximum immediate consideration less (b) the amounts actually received by the Company in the rights offer, apart from share options exercised, so long as the additional investment does not exceed an amount of NIS 144 million.
Additionally, according to the Company’s request, Dolphin Netherlands will exercise share options from the first series in total consideration for the Company of up to NIS 150 million, under the condition that such a request is made within six months and twelve months from the date of the rights issue.

IDB Development Corporation Ltd.

Note 15 – Equity and Reserves (cont.)
B. Investments in the Company’s capital during 2014 and until the date of publication of this report (cont.)
(5)	Irrevocable offer received from Dolphin Netherlands to raise capital for the Company in December 2014 (cont.)
It was also determined in the offer that Dolphin Netherlands will exercise all of the share options it receives in the rights offer, subject to fulfilling the following two cumulative conditions: (1) the Company and its relevant lenders will reach an agreement regarding the changing of covenants to which the Company is obligated with respect to these lenders; and (2) a control permit will be obtained from the Commissioner of the Capital Market, Insurance and Savings for control of Clal Insurance Company Ltd., a subsidiary of Clal Insurance Enterprise Holdings (“Clal Insurance Company”), while Clal is controlled by the Company (with regards to the matter of the control of Clal Insurance Company, see also note 3.H.5.c. above).
Any amount injected by Dolphin Netherlands into the Company in accordance with this subsection (5), will be on account of the amounts to which “the investor” has undertaken as part of the undertaking to participate in a rights offer by the Company in accordance with the debt arrangement at IDB Holdings.
It should be further noted that prior to the making of the rights issue that was completed in February 2015 (as detailed in Note 15.B.(6) below), Dolphin Netherlands gave notice that insofar as the undertaking of Dolphin Netherlands to inject money into the Company as part of the terms of the aforementioned offer would be performed (in full or in part) by another entity controlled by Mr. Eduardo Elsztain (“Elsztain corporation”), then the Elsztain corporation would agree to undertake, jointly and severally with Dolphin Netherlands, to perform all of the undertakings of Dolphin Netherlands pursuant to the debt arrangement in IDB Holdings and that any amount that would be injected by Dolphin Netherlands and/or the Elsztain corporation into the Company as part of the rights issue would be on account of the amounts that the “investor” undertook as part of the undertaking to participate in rights issues of the Company pursuant to the debt arrangement in IDB Holdings.
(6) Increasing the registered capital and performing a rights issue in February 2015
In January 2015, the special general meeting of the Company, following the receipt of approvals from the Audit Committee and the Company’s Board of Directors, approved increases of the Company’s registered capital by a cumulative amount of 1,500 million ordinary shares, in a manner by which the total registered share capital of the Company subsequent to its increase as stated amounts to 2,000 million (2 billion) ordinary shares.
On January 19, 2015 the Company published a shelf offering report by way of a rights issue to the Company’s shareholders, as part of which the Company offered 533,337,615 ordinary shares of the Company, 237,038,940 share options (Series 4) which were exercisable for 237,038,940 ordinary shares of the Company until February 10, 2016 (for information regarding the petition of the warrant holders (Series 4) to extend the deadline for the exercise of the warrants, and the court ruling to postpone the expiry date to May 10, 2016 see section (11) below), against cash consideration of an exercise price amounting to NIS 1.663 (unlinked) for each share option (Series 4), 225,186,993 share options (Series 5) exercisable to 225,186,993 ordinary shares of the Company until February 12, 2017 against cash consideration of an exercise price amounting to NIS 1.814 (unlinked) for each share option (Series 5), 201,483,099 share options (Series 6) exercisable to 201,483,099 ordinary shares of the Company until February 12, 2018 against cash consideration of an exercise price amounting to NIS 1.966 (unlinked) for each share option (Series 6).
According to the offer report, the Company offered 11,851,947 rights units at a price of NIS 68.04 per rights unit (the rights unit included 45 ordinary shares, 20 share options (Series 4), 19 share options (Series 5) and 17 share options (Series 6)); the share options were offered without consideration. It should be noted, that the rights issue from January-February 2015 was performed in accordance with an outline of an irrevocable offer, received by Dolphin Netherlands on December 29, 2014 (see Note 15.B.(5) above).
Until the last date for exercising the rights, notifications were received for the exercise of rights to purchase 6,125,230 right units, by virtue of which the Company allocated 275,635,353 ordinary shares, 122,504,601 share options (Series 4), 116,379,371 share options (Series 5) and 104,128,911 share options (Series 6).
The immediate consideration from the issue (gross) amounted to approximately NIS 417 million, of which an amount of NIS 391.5 million is due to the exercising of rights by Dolphin Netherlands and Dolphin Fund.

IDB Development Corporation Ltd.

Note 15 – Equity and Reserves (cont.)
B. Investments in the Company’s capital during 2014 and until the date of publication of this report (cont.)
(6) Increasing the registered capital and performing a rights issue in February 2015 (cont.)

It should be noted that Dolphin Netherlands and Dolphin Fund exercised the full rights inrespect of31.27% of the issued share capital in their possession at that time, and Dolphin Netherlands alsoacquired additional rights units within the ordinary trade on the stock exchange, which constituted approximately 17.28% of the rights units, and exercised the additional rights units it acquired as specified and as a result increased its investment in the Company, and the percentage of its holdings in the Company’s shares (together with Dolphin Fund) to approximately 61.48% (approximately 70.33% with full dilution). In light of CAA not participating in the rights issue, CAA’s rate of holding in the Company was diluted to a rate of approximately 16.20% (approximately 12.43% in full dilution). (For details regarding the completion of the buy me buy you process in which CAA ceased being a shareholder in the Company, see Note 15.b.(9) below).

Prior to the publication of the shelf offering dated January 19, 2015, the Company, Mr. EduardoElsztain and corporations under his control, including Dolphin Netherlands, submitted to the AntitrustCommissioner, in the interest of caution, a request to exempt them of the duty to file a merger notice, insofar as such is required, in case that as a result of the rights issue in accordance with the aforesaid shelf offer report, the rate of holding by corporations under Mr. Elsztain’s control in the issued share capital of the Company exceeds 50%, and that at the date of publication of the specified shelf offer report the Antitrust Commission’s reply was received, the meaning of which is that the Company and corporations under Mr. Elsztain’s control as specified, are exempt from the duty to file a merger notice in circumstances as specified, insofar as this arises, and so long as Mr. Elsztain has no business activity in Israel, apart from the Company’s operations. Mr. Elsztain and Dolphin Netherlands notified the Company that on the aforesaid date of completing the issue of the rights they complied with the specified condition for the exemption as required, and there is no longer a need/obligation to comply with any condition in this regard.

In early June 2015, companies under the control of Mr. Eduardo Elsztain exercised warrants (Series 4) of the Company, in the total amount of NIS 150 million, as specified in Note 15.B.(7) below. The future consideration which may be received by the Company, if and insofar as all of the warrants (Series 4), the warrants (Series 5) and the warrants (Series 6) will be exercised, will amount to a total of approximately NIS 470 million.
The table below specifies the details of the warrants as of the publication date:

Name of warrant	Exercise balance (Par value)	Exercise price (NIS)	Last date for exercise

Series 4	32,302,901	1.663	May 10, 2016
Series 5	116,377,756	1.814	February 12, 2017
Series 6	104,127,466	1.966	February 12, 2018

IDB Development Corporation Ltd.

Note 15 – Equity and Reserves (cont.)
B. Investments in the Company’s capital during 2014 and until the date of publication of this report (cont.)
(7) Request by the trustees for the Company’s debentures to schedule earlier date capital injections into the Company by Dolphin Netherlands; Dolphin Netherlands’ proposal of May 6, 2015 to the Company regarding the performance of additional capital injections in the Company and the exercise of warrants (Series 4) by companies under the control of Mr. Eduardo Elsztain

In a meeting which was held in April 2015, between Company management, the representatives of its controlling shareholders, and the trustees for the holders of the Company’s debentures, the trustees for the debentures requested, inter alia, to schedule an earlier date, in June 2015, for the performance of an injection into the Company in the amount of approximately NIS 159 million, by Dolphin Netherlands, on account of Dolphin Netherlands’ undertakings as part of the rights issue which was performed by the Company in February 2015 (see Notes 15.B.(5) and (6) above). The trustees for the debentures agreed to wait for the Company’s response and to delay the sending of a letter of demand to the Company, and insofar as the aforementioned letter will be sent, in case the demands will not be met, they noted that they may convene a meeting of debenture holders for the purpose of receiving instructions.

Further to the above, on May 6, 2015, a letter was submitted to the Company by the trustee for the Company’s debentures (Series I), in which the aforementioned trustee announced, inter alia, that if, by May 8, 2015, a written notice has not been received from Mr. Eduardo Elsztain, or from a corporation under his control, addressed to the Company and to the trustees for the debenture holders, stating that he or companies under his control will invest a total of NIS 159 million no later than May 20, 2015, the trustee will convene an urgent meeting of the debenture holders to receive instructions from the debenture holders regarding the appropriate method of action, in light of the circumstances.

On May 6, 2015, the Company received an irrevocable proposal from Dolphin Netherlands (and on May 7, 2015, clarifications were received in connection with the above, which included, inter alia, the following provisions:

(1) The Board of Directors will appoint Mr. Eduardo Elsztain as the sole Chairman of the Board.

(2) Dolphin Netherlands will agree to schedule an earlier date for its obligation to exercise the warrants (Series 4), in the amount of NIS 150 million (the “Warrants”), in a manner whereby the Company will be entitled to demand that Dolphin Netherlands exercise the warrants, beginning on May 20, 2015 (instead of July 19, 2015); provided that, prior to May 20, 2015, the Company will receive from the trustees for the Company’s debentures (the “Trustees”) an irrevocable undertaking in writing, stating that by July 20, 2015, and except if they are required to do so by law, the trustees will not independently initiate, or will not convene a meeting of debenture holders, the agenda of which will include any of the following subjects: (A) The appointment of any advisors whatsoever (financial, legal or others); (B) The appointment of a representative committee on behalf of the debenture holders; (C) The initiation of any legal proceedings against the Company; and (D) A demand for early or immediate repayment of any of the Company’s debts; or any other subject which is similar to the aforementioned subjects. Dolphin Netherlands will be entitled to exercise the warrants, independently or through another entity under the control of Mr. Eduardo Elsztain.

The clarifications provided by Dolphin Netherlands on May 7, 2015 specify that if the irrevocable proposal will be approved, and the trustees’ undertaking will be accepted, as specified in this section (2) above, the warrants will be exercised no later than June 2, 2015.

(3) The Board of Directors will establish a Board of Directors’ committee (the “Committee”) which will be authorized by the Board of Directors, subject to any applicable law, as having the exclusive authority on behalf of the Company (with the assistance of Company management): (A) To perform, manage and conduct discussions and negotiations with the trustees for the debenture holders in connection with their requests; (B) To conduct negotiations with the Company’s financial lenders in order to establish new financial covenants; and (C) To prepare a business and financial plan for the Company.

The aforementioned committee will be comprised of two members of the Monitoring Committee responsible for monitoring the Company’s financing plan, (which was established on December 30, 2014, as stated in Note 15.B.(10) below) and two Board members who have been appointed by Dolphin Netherlands.

It was clarified that the committee will be authorized to act on each of the issues specified above, and to present its recommendations to the Board of Directors, but will not have the authority to reach final decisions.

IDB Development Corporation Ltd.

Note 15 – Equity and Reserves (cont.)
B.	Investments in the Company’s capital during 2014 and until the date of publication of this report (cont.)

(7) Request by the trustees for the Company’s debentures to schedule earlier date capital injectionsintothe Company by Dolphin Netherlands; Dolphin Netherlands’ proposal of May 6, 2015 to theCompany regarding the performance of additional capital injections in the Company: exercise of warrants (Series 4) by companies under the control of Mr. Eduardo Elsztain (cont.)

(4) Dolphin Netherlands (or any other entity which is under the control of Mr. Eduardo Elsztain) undertook, subject to the terms specified in the offer, to invest in the Company an additional amount of up to NIS 100 million, by way of an equity investment, as part of a public offering of the Company’s shares, (should such an offering be performed). The public offering will performed between the dates October 1, 2015 and November 15, 2015.

The irrevocable proposal stipulates that the proposal will remain in effect until May 7, 2015.
Further to the above, on May 7, 2015, the Company’s Board of Directors resolved to accept the aforementioned proposal of Dolphin Netherlands (including the clarifications thereto). Additionally, the Company’s Board of Directors resolved to appoint Mr. Eduardo Elsztain as the Company’s sole Chairman of the Board, and to appoint a committee comprised of the two outside directors who are serving in the Company, and of two directors who were recommended by Dolphin Netherlands, which is authorized to act, subject to the law, and with the assistance of Company management, as specified in section (3) of the aforementioned offer, and to formulate recommendations to the Board of Directors on these matters (without the authority to decide regarding the aforementioned matters). C.A.A. notified the Company that it objects to the decisions of the Company’s Board of Directors, including in connection with the process of passing those resolutions.
The Company rejected these claims. The trustee for the Company’s debentures (Series I) notified the Company that following the resolution of the Board of Directors, he does not intend to convene a meeting of debenture holders.
On May 17, 2015, an undertaking was received from the trustees for the Company’s debentures to avoid convening a meeting of debenture holders, under conditions which were acceptable to Dolphin Netherlands, in connection with the undertaking which was requested, as specified in subsection (2) above, and on June 2, 2015, Dolphin Netherlands and Inversiones Financieras del Sur S.A (“IFISA”) (corporations under the control of Mr. Eduardo Elsztain) exercised warrants (Series 4) of the Company, in the total amount of NIS 150 million, in a manner whereby, after the exercise, companies under the control of Mr. Elsztain cumulatively held approximately 66.73% of the Company’s issued share capital.

IDB Development Corporation Ltd.

Note 15 – Equity and Reserves (cont.)
B.	Investments in the Company’s capital during 2014 and until the date of publication of this report (cont.)
(8) Dolphin Netherlands’ proposal to the Company and to Discount Investments on June 29, 2015

In view of the financial situation, challenges and needs of the Company and of Discount Investments, on June 29, 2015, an additional irrevocable proposal from Dolphin was submitted to the Company and to Discount Investments, and on July 9, 2015 and July 16, 2015, clarifications to the proposal were submitted. The proposal included, inter alia, the following provisions:

(1)
Subject to the approval of the aforementioned proposal by the respective Boards of Directors of both the Company and Discount Investments, Discount Investments shall immediately take all the necessary actions in order to carry out as soon as practicable a rights offering (the “Discount Investments Rights Offering”) at an aggregate scope of approximately NIS 500 million (including the public’s part, in which Discount Investment’s shareholders shall be issued, without consideration, rights units of Discount Investments which shall consist of four series of Discount Investments warrants (that will be listed for trade on the Tel Aviv Stock Exchange), each warrant exercisable into one ordinary Discount Investments share (the “Discount Investments Warrants”).

(2)
The Discount Investments Warrants shall be divided into four series (the aggregate exercise amount of each series shall be approximately NIS 125 million) as follows: the first series ("Discount Investment Series 1 Warrants") will be exercisable no later than December 21, 2015; The second series ("Discount Investment Series 2 Warrants") will be exercisable no later than December 21, 2016; the third series ("Discount Investment Series 3 Warrants") will be exercisable no later than December 21, 2017; and the fourth series ("Discount Investment Series 4 Warrants") will be exercisable no later than December 21, 2018.

(3)
As part of the Discount Investments Rights Offering, the Company shall undertake to exercise all of the Discount Investments Series 1 Warrants issued to the Company, in an amount which will be determined in accordance with the terms of the offering, provided that the aforementioned amount does not exceed NIS 92.5 million (the “Company’s Investment Amount”), no later than December 21, 2015 (the “Effective Date”) and subject to compliance with the preconditions which were determined in the proposal, including: (A) the Company shall have obtained the written approval of the Relevant Lenders, to the extent required, for the exercise of all of the Discount Investments Series 1 Warrants issued to the Company in the Discount Investments Rights Offering and the investment of the Company’s Investment Amount in Discount Investments; (B) the Company shall have received, after the date of the proposal, and prior to the effective date, capital injections against the issuance of Company shares or Company warrants in a cumulative amount of at least NIS 100 million (the “Total Capital Injection”); (C) the Company shall have received the written consent of the Relevant Lenders that any amount injected into the Company as capital injections after the date of this Proposal, exceeding NIS 100 million and up to an aggregate amount of NIS 350 million (i.e., a cumulative total of NIS 250 million may be injected at any time by the Company into Discount Investments by way of capital injections in Discount Investments to be made through a rights offering, private issuance, exercise of warrants, or by any other means; the Company’s undertaking to exercise the aforementioned warrants of Discount Investment will expire upon the occurrence of: certain events which were determined, such as a demand for immediate repayment of a debt of Discount Investment, or the initiation of legal proceedings against it by its creditors; convention of a meeting of Discount Investment debenture holders, whose agenda will include the aforementioned issues, or any material (adverse) event or change in the Company or in its control structure, or in that of any of its material related companies.

IDB Development Corporation Ltd.

Note 15 – Equity and Reserves (cont.)
B.	Investments in the Company’s capital during 2014 and until the date of publication of this report (cont.)
(8) Dolphin Netherlands’ proposal to the Company and to Discount Investments on June 29, 2015 (cont.)
(4) In order to raise the Company’s investment amount, Dolphin Netherlands proposed to the Company, inter alia, the following:
(A)
To increase the scope of the Company’s public offering pursuant to section 5 of Dolphin Netherlands’ Irrevocable Proposal dated May 6, 2015 (see Note 15.B.(7) above), in a manner whereby it will be no less than NIS 200 million and no more than NIS 250 million – the “Increased Total Consideration”).

(B)
To increase Dolphin Netherlands’ obligation in accordance with the Dolphin May 2015 Proposal (see section 7.(4) above) so that Dolphin Netherlands (itself and/or via another entity controlled by Mr. Eduardo Elsztain and/or via any other entity controlled by Mr. Eduardo Elsztain and/or via any other third party to be designated by Dolphin Netherlands) shall be obligated, subject to certain terms and to the non-occurrence of certain events causing expiration, to submit offer/s to purchase shares offered as part of the public phase of the Tender, in an amount up to NIS 200 million; on July 16, 2015, Dolphin Netherlands submitted additional clarifications to its proposal, in which, inter alia, Dolphin Netherlands notified that it agrees that all of the Company’s shares which will be acquired by Dolphin Netherlands, or by any other entity controlled by Mr. Eduardo Elsztain, as part of the Company’s public offering only (insofar as any will be acquired) (the “Acquired Shares”) will not confer upon Dolphin Netherlands, or upon any other entity under the control of Mr. Eduardo Elsztain, the right to participate in the tender offers for the acquisition of the Company’s shares in accordance with the debt settlement of IDB Holdings (see Note 16.G.2. below), provided that the foregoing will only apply so long as the acquired shares are owned by Dolphin Netherlands or by any other entity under the control of Mr. Eduardo Elsztain (as relevant).

On July 16, 2015, the Company’s Board of Directors resolved (following the approval of the Company’s Audit Committee) that the Company will act to raise capital by way of a public offering in accordance with the outline of Dolphin Netherlands’ proposal, as stated above, and to exercise warrants (Series 1) which will be issued by Discount Investments, as part of the rights issues which it will perform, based on the aforementioned irrevocable undertaking of Dolphin Netherlands, in accordance with its proposal dated June 29, 2015, and including the clarifications thereto, to participate in the public offering if and when it will be performed by the Company, subject to and in accordance with the terms specified in Dolphin Netherlands’ proposal. Discount Investment notified the Company that on July 16, 2015, following the approval of the Company’s Board of Directors, as stated above, the Board of Directors of Discount Investment resolved, inter alia, to accept Dolphin Netherlands’ proposal; to instruct the management of Discount Investment to perform the preparations necessary to perform the rights issue to the shareholders of Discount Investment, in accordance with the outline specified in Dolphin Netherlands’ proposal, and to convene a general shareholders’ meeting of Discount Investment, the agenda of which include increasing the registered capital of Discount Investment.
On August 2, 2015, a shareholders’ meeting of Discount Investment was held, in which it was resolved to increase the registered capital of Discount Investment. Additionally, in September 2015, Discount Investments allocated, by way of rights and without consideration to its shareholders, four series of warrants (Series 3, 4, 5, and 6). All of the warrants were exercisable into ordinary shares of Discount Investments. Assuming full exercise immediately after the issuance, of all warrants from all series, the exercise shares will constitute approximately 45.5% of the issued capital of Discount Investments, after the aforementioned exercise, and if the warrants are exercised in full, Discount Investments will receive a total (gross) amount of NIS 500- NIS 533 million (subject to the assumptions specified in the shelf offering report of Discount Investments).
As part of the rights issue, the Company received, for no consideration, warrants exercisable for shares of Discount Investments, as follows:

IDB Development Corporation Ltd.

Note 15 – Equity and Reserves (cont.)
B.	Investments in the Company’s capital during 2014 and until the date of publication of this report (cont.)
(8) Dolphin Netherlands’ proposal to the Company and to Discount Investments on June 29, 2015 (cont.)

Name of warrant	Number of warrants allocated to all Discount Investments shareholders	Number of warrants allocated to the Company	Exercise price (NIS)	Last date for exercise
Series 3	19,088,357	14,112,213	6.53	December 21, 2015*
Series 4	17,384,040	12,852,194	7.183	December 21, 2016
Series 5 (**)	17,384,040	12,852,194	7.183 7.836	December 20, 2016 December 21, 2017
Series 6 (***)	17,384,040	12,852,194	7.183 8.489	December 20, 2016 December 21, 2018

(*) Until the last date for exercise, 15.7 million warrants were exercised (Series 3) for a total consideration of NIS 102 million (such exercise included the exercise of all Series 3 warrants that were allocated to the Company for a total consideration of NIS 92 million.

(**)	At an exercise price of NIS 7.183 per share up to December 20, 2016 or in consideration of NIS 7.836 per share as from December 21, 2016 and up to December 21, 2017
(***) At an exercise price of NIS 7.183 per share up to December 20, 2016 or in consideration of NIS 8.489 per share as from December 21, 2016 and up to December 21, 2018.

In October and November 2015, the Company received letters from the representatives of the Company’s minority shareholders, in which it was claimed that the public issuance of shares in accordance with the outline proposed by Dolphin Netherlands requires approvals in the Company in accordance with section 275 of the Companies Law (including approval of the general meeting by a majority of shareholders who are not interested parties) as a transaction in which the controlling shareholder has a personal interest. In these letters, it was claimed that Dolphin Netherlands has a personal interest in the determination of the minimum price in the issuance, due to the fact that, the lower this price, it is reasonable to assume that the more likely it will be that the response to the issuance in the institutional tender will be higher, and accordingly, the scope of Dolphin Netherlands' undertaking to inject funds will be lower, and vice versa. It was further claimed in the letters that there is a real concern that the issuance will not be valid and/or that a right will materialize for the Company to cancel the issuance and the allocation of shares thereunder. In response to these letters, the Company responded, inter alia, that it rejects the assertions specified therein regarding the existence of personal interest, that the issuance will not be performed until after the required approvals have been received, and that it appears that the assertions were raised due to a narrow personal interest of the minority shareholders in the prevention of a possible dilution of the economic value (from their perspective) embodied in the tender offers in accordance with the creditors’ settlement, which are entirely unrelated to the best interests of the Company.

IDB Development Corporation Ltd.

Note 15 – Equity and Reserves (cont.)
B.	Investments in the Company’s capital during 2014 and until the date of publication of this report (cont.)
(8) Dolphin Netherlands’ proposal to the Company and to Discount Investments on June 29, 2015 (cont.)
In November 2015, Dolphin Netherlands extended the validity of its undertaking regarding the public offering, in a manner whereby it will be performed no later than December 3, 2015 (the original undertaking to perform the offering was for no later than November 15, 2015, which was extended for the first time until December 1, 2015). Additionally, in November 2015, the Company was informed by Dolphin Netherlands that negotiations are being conducted between it and the trustees for the debt settlement in IDB Holdings, in which a discussion was held regarding the possibility of converting the undertakings to perform the tender offers in accordance with the debt settlement into an injection of funds into the Company against a debt issuance, and also, inter alia, regarding the postponement of the date of the first tranche in the tender offers. For details regarding the offers of Dolphin Netherlands and the trustees for the settlement in connection with the undertakings to perform tender offers in accordance with the debt settlement in IDB Holdings, and regarding the interim arrangement which was approved by the Court in connection with the undertakings to perform tender offers and regarding the performance of an alternative injection from Dolphin Netherlands into the Company, by way of subordinated debt convertible into Company shares, which came in place of a public issuance of shares which the Company was supposed to perform in accordance with the outline of the aforementioned offer of Dolphin Netherlands to participate in the public offering, if and insofar as it will be performed by the Company, and regarding the exercise of warrants (Series 3) of Discount Investment by the Company, see Notes 16.G.(2)(k) and (l) below.
For details regarding the resolution passed by the Company’s Board of Directors to raise capital on February 15, 2016, by way of a public offering at a scope which will not fall below a total of NIS 15 million, and regarding Dolphin Netherlands's undertaking to participate in the offering, at a scope which will complete the amount which will be raised by the Company in the aforementioned public offering, to a total of NIS 15 million, see Note 16.H.(8) below.
For details regarding the decision by the Company's Board of Directors dated January 24, 2016, to act no later than the end of February 2016 to raise equity by way of an issue to the public at a price per share not falling below 71.4 Agorot per share (a price that reflects a volume for the issue of approximately NIS 500 million) and regarding a letter from a shareholder in the Company and a letter from the holders of the Company’s warrants in connection with the aforesaid issue, see Note 15.B.(12). below.
For details regarding a subordinated loan in a sum of NIS 15 million that the Company received from Dolphin Netherlands in February 2016, see Note 15.B.(12) below. For details regarding an agreed outline that was signed on February 25, 2016 (as amended on March 1, 2016), between the trustees of the debt arrangement in IDB Holdings, Dolphin Netherlands and the Company, for the injection of money into the company instead of the undertaking to make tender offers for the Company’s shares within the framework of the debt arrangement of IDB Holdings and instead of making a public offering pursuant to a resolution of the Board of Directors of the Company of January 24, 2016, as stated above, see note 16.G.(2)(m) below.
(9)	Disputes between the Dolphin Group and C.A.A., completion of the buy me buy you process and changes in the Company’s control structure
The changes in the holding rates in the Company, following the Company’s rights issue from February 2015 (as specified in section (6) above) led to disputes between the groups, inter alia in connection with the shareholders agreement which existed between them, and the rights to appoint directors to the Company by virtue thereof.
In April 2015, Dolphin Group and C.A.A. announced that they had reached an understanding in respect of an arbitration proceeding in order to resolve the disputes between them and in respect of the identity of the arbitrator, and in May 2015, the arbitration proceeding between the parties began. In May 2015, the Board of Directors of the Company resolved to appoint Mr. Eduardo Elsztain as the sole Chairman of the Company’s Board of Directors (prior to the aforementioned resolution, Messrs. Eduardo Elsztain and Mordechai Ben-Moshe served as joint chairmen of the Company).
On May 28, 2015, C.A.A. submitted to the Company a copy of a letter which it had sent to Dolphin Fund Limited (“Dolphin Fund”) and to Mr. Elsztain, in which C.A.A. notified the recipients, inter alia, that in accordance with the buy me buy you separation mechanism which existed in the shareholders agreement between them, C.A.A. demands to acquire all of the Company’s shares which are held by the Dolphin Group, at a price of NIS 1.64 per share (the “Buy Me Buy You Notice”).

IDB Development Corporation Ltd.

Note 15 – Equity and Reserves (cont.)
B.	Investments in the Company’s capital during 2014 and until the date of publication of this report (cont.)
(9)	Disputes between the Dolphin Group and C.A.A., completion of the buy me buy you process and changes in the Company’s control structure (cont.)
C.A.A. informed the Company that in accordance with the provisions of the section which stipulates the buy me buy you mechanism, the Dolphin Group is required to give notice, within 14 days, regarding whether it agrees to sell the shares to C.A.A. at the aforementioned price, or wishes to buy all of C.A.A.’s holdings in the Company’s shares at the aforementioned price. C.A.A. noted that the party which will acquire the Company’s shares within the framework of the buy me buy you process will be exclusively responsible for fulfilling all of the other undertakings in accordance with the terms specified in the debt settlement in IDB Holding, including the undertaking to perform one or more proposals to acquire the Company’s shares by way of tender offer/s, in a total amount of NIS 512 million.
With reference to the aforementioned buy me buy you notice, on June 1, 2015, the trustees for the debt settlement sent a letter to Messrs. Mordechai Ben-Moshe and Eduardo Elsztain, in which they noted that all of the undertakings in accordance with the debt settlement in IDB Holding apply both jointly and severally, including the undertaking to perform tender offers for the Company’s shares, and therefore, unless otherwise agreed and approved as required in accordance with the debt settlement and in accordance with the law, any sale of the Company’s shares will not release either of the parties which are bound under the debt settlement, from any of their undertakings.
Further to the buy me buy you notice, on June 10 and 11, 2015, Dolphin Fund, Dolphin Netherlands and Inversiones Financieras Del Sur S.A. (“IFISA”), companies under the control of Mr. Eduardo Elsztain which hold shares of the Company (jointly: the “Dolphin Companies”) submitted their responses to the buy me buy you notice, according to which they will acquire all of the Company’s shares which are held by C.A.A., according to the price specified in the buy me buy you notice. These notices were rejected by C.A.A., which claimed, inter alia, that the aforementioned notices did not constitute a response to the buy me buy you notice (in light of the disputes between the parties, with respect to the undertaking of the buying party in the buy me buy you process to perform tender offers, in accordance with the provisions of the debt settlement in IDB Holding. On this matter, C.A.A.’s position is that the buying party in the buy me buy you process will be responsible for fulfilling all of the undertakings in the debt settlement in IDB Holdings, including the undertakings to perform tender offers. The Dolphin companies rejected this interpretation, and claimed that also after the completion of the buy me buy you process, the two parties will continue to be obligated with respect to the balance of liabilities, in accordance with the debt settlement (including tender offers) and demanded turning to an arbitrator regarding the matter, in order to receive a binding decision regarding the prevailing interpretation).
The current legal disputes regarding the buy me buy you notice (including regarding the identity of the buying party in the process) were transferred to arbitration proceedings.
On June 1, 2015, the Company published a report announcing the convening of its annual general shareholders’ meeting, which was held on July 7, 2015, the agenda of which included, inter alia, the appointment of up to six directors in the Company. Prior to the meeting, six candidates were proposed on behalf of the Dolphin companies, as well as three candidates on behalf of C.A.A.. On June 30, 2015, C.A.A. notified the Company that it had petitioned the District Court of Tel Aviv-Jaffa with a motion to issue temporary orders against the Dolphin companies.
As part of the motion, the following injunctions were requested: a temporary injunction ordering the Dolphin companies to refrain from voting in the annual meetings in favor of the appointment of more than three candidates which were proposed by the Dolphin companies as directors in the Company; ordering the Dolphin companies to vote in favor (and alternatively, preventing the Dolphin companies from voting against) the three candidates for the Company’s Board of Directors, who were proposed by C.A.A.; and ordering the Dolphin companies to vote against (or alternatively, preventing the Dolphin companies from voting in favor of) any other candidate for the Company’s Board of Directors. C.A.A. also requested, as part of the aforementioned petition, any other order deemed appropriate by the Court, which will prevent the modification of the balance of power in the Company’s Board of Directors between C.A.A.’s representatives and the representatives of the Dolphin companies. According to the notice given by C.A.A. to the Company, the Court was requested to determine that the temporary orders which will be issued will remain in effect until a decision has been given in the arbitration proceedings between the parties, regarding the identity of the buyer in the buy me buy you process, as specified above.

IDB Development Corporation Ltd.

Note 15 – Equity and Reserves (cont.)
B.	Investments in the Company’s capital during 2014 and until the date of publication of this report (cont.)
(9)	Disputes between the Dolphin Group and C.A.A., completion of the buy me buy you process and changes in the Company’s control structure (cont.)
On June 30, 2015, the Court decided to leave the decision regarding the motion to the arbitrator who the parties had contacted to decide on the matter of the buy me buy you notice.
Further to the above, C.A.A. and the Dolphin companies notified the Company that on July 6, 2015, the arbitrator decided to issue a temporary injunction, which remained in effect until the arbitrator has given his final decision regarding the identity of the buyer in the buy me buy you mechanism.
This injunction prohibited the Dolphin companies, independently or through any other party on their behalf, or through power of attorney, from using their voting rights in the general meeting of the Company’s shareholders and from voting in favor of the appointment of more than three directors who were proposed by the Dolphin companies, and which prohibits the Dolphin companies from voting against the three directors proposed by C.A.A. On July 7, 2015, a general meeting of the Company’s shareholders was held, in which it was decided, inter alia, to appoint six directors for the Company, of which three were proposed by the Dolphin companies, and three by C.A.A.
On September 24, 2015, the arbitrator gave a partial ruling, according to which: the Dolphin Companies are the buyers in the buy me buy you process, and C.A.A. is the seller; C.A.A. is obligated to transfer to the Dolphin Companies all of the Company's shares which it holds (approximately 13.99% of the Company's issued capital), according to a price which it specified in the buy me buy you notice (NIS 1.64 per share); the parties are required to complete the buy me buy you process within 16 days after the date of issuance of the partial ruling; the Dolphin companies will pledge, in favor of the trustees for the settlement, the shares which C.A.A. will sell to them within the framework of the buy me buy you process, which are currently pledged I favor of the trustees for the settlement to secure the undertaking to perform the tender offers in accordance with the creditors’ settlement; it was further determined that the partial arbitration ruling has not effect on the parties’ undertakings in accordance with the creditors’ settlement, and that these remain unchanged. However, the Dolphin companies are obligated towards C.A.A. to fulfil, completely and exclusively, C.A.A.’s undertakings in accordance with the creditors’ settlement, including the undertaking to perform tender offers and the undertaking to participate in rights issues. Additionally, it was determined that the temporary injunction which was given by the arbitrator on July 6, 2015 (as specified above) at the request of C.A.A., with respect to the appointment of directors in the Company, had expired upon the arbitrator’s issuance of the partial arbitration ruling.
On October 11, 2015, the buy me buy you process between the Dolphin Group and C.A.A. was completed, which included, inter alia, the performance of the following actions:
(1)
C.A.A. sold all of the Company’s shares which were held by it to IFISA, and, in total, 92,665,925 ordinary shares in the Company with no par value each ("Ordinary Shares"), which constitute approximately 13.99% of the Company’s issued capital, in consideration of a price of NIS 1.64 per share, and for a total consideration of approximately NIS 151.97 million. IFISA thereby increased its holding rate in the Company’s issued capital from approximately 17.73% to approximately 31.72%, the holding rate of the Dolphin Group increased to approximately 80.72%, respectively, and C.A.A. ceased being a controlling shareholder and a shareholder in the Company;

(2)	The shareholders agreement between the parties expired in accordance with its terms;
(3)
Dolphin Netherlands pledged additional ordinary shares of the Company, in place of the shares which had been pledged by C.A.A. in favor of the trustees for the settlement to secure the undertakings to perform tender offers in accordance with the terms of the settlement, and in total, after the completion of the buy me buy you process, 64,067,710 ordinary Company shares, which constitute approximately 9.68% of the Company’s issued and paid-up capital and which are held by Dolphin Netherlands, are pledged in favor of the trustees for the settlement to secure the undertakings to perform tender offers;

IDB Development Corporation Ltd.

Note 15 – Equity and Reserves (cont.)
B.	Investments in the Company’s capital during 2014 and until the date of publication of this report (cont.)
(9)	Disputes between the Dolphin Group and C.A.A., completion of the buy me buy you process and changes in the Company’s control structure (cont.)
On October 11, 2015, the buy me buy you process between the Dolphin Group and C.A.A. was completed, which included, inter alia, the performance of the following actions (cont.)
(4)
IFISA undertook towards the trustees for the settlement, with respect to 29,937,591 Company shares, out of the total number of shares which were transfered to it from C.A.A. (the "Relevant Shares"), that: (1) it will not sell, transfer, pledge or assign the relevant shares to any third party whatsoever (except Dolphin Netherlands) until a final decision has been reached by the Court regarding the motion to issue orders, which was filed by the trustees for the settlement (as defined in Note 16.G.(2)(j) below); and (2) that the relevant shares will be subject to all of the restrictions which apply to the Company’s shares which were held by Dolphin Netherlands on the completion date of the buy me buy you process, in connection with the right to participate in the tender offers, as will be determined by the Court with respect to the motion to issue orders; IFISA further agreed that the transfer of the relevant shares to IFISA will not affect, in any manner whatsoever, the claims of the trustees for the settlement in the motion to issue orders in connection with the tender offers, and that each party reserves its rights and claims in this regard.

(5)
As part of the completion of the buy me buy you process, Messrs. Mordechai Ben-Moshe (who also discontinued being an interested party in the Company), Oded Nagar and Yaniv Rog resigned, on October 11, 2015, from their positions as directors on the Company’s Board of Directors.

(10) Decision by the Company’s Monitoring Committee regarding the participation of the Company's controlling shareholders in the rights issue
Following the rights issue of the Company in February 2015, on March 10, 2015, a decision of the Committee for Monitoring the Implementation of the Company’s Finance Program, which was established on December 30, 2014 (“the Monitoring Committee”) was delivered to the Company, in which it was stated that after the Monitoring Committee received an opinion regarding CAA’s commitment to inject to the Company an amount of NIS 196.5 million and Dolphin’s commitment to inject the aforesaid amount separately and together with CAA, the Monitoring Committee members decided to adopt the aforesaid opinion, according to which the Company has reasonable cause for claim against CAA for the injection as aforesaid in a rights issue, and against Dolphin by virtue of its commitment separately and together with CAA therefore, the Monitoring Committee decided that it should cause the Company to claim, and if the Company does not oblige, to claim from the controlling shareholders and primarily from CAA to immediately inject as aforesaid to the Company as part of a rights issue.
The Monitoring Committee and required the controlling interests, inter alia, and primarily of CAA, that they will announce their willingness to inject the aforesaid amount to the Company by participating in a rights issue. In March 2015, CAA rejected the claim that it was obliged to participate in the rights issue performed in February 2015.
Dolphin Netherlands announced that it rejected the conclusion of the Monitoring Committee with regard to its obligation to inject additional money into the Company in accordance with the terms of the debt arrangement in IDB Holdings.
In May 2015, the Monitoring Committee decided not to change its decision to file a claim against the Company’s (former) controlling shareholders, and particularly against C.A.A., in order to obligate them to inject into the Company a total of NIS 196.5 million, in light of their undertaking to do so in accordance with the creditors’ settlement in IDB Holding.
The Monitoring Committee further decided that the claim will be filed after the arbitration proceedings have concluded between Dolphin Group and C.A.A, and insofar as no circumstances have been created by then which are materially different from the known circumstances on the date of the decision, which could affect the decision of the Monitoring Committee.
Following the arbitration ruling which was given in September 2015, in which it was determined, inter alia, that "Dolphin is obligated towards C.A.A. to completely and exclusively fulfill the undertakings of C.A.A. in accordance with the creditors’ settlement, including the undertaking to perform tender offers and the undertaking to participate in the rights issue", the monitoring committee decided, in November 2015, that it would be not be appropriate to file any claim against C.A.A. or the Dolphin Group with respect to their participation in the rights issues.

IDB Development Corporation Ltd.

Note 15 – Equity and Reserves (cont.)
B.	Investments in the Company’s capital during 2014 and until the date of publication of this report (cont.)
(10) Decision by the Company’s Monitoring Committee regarding the participation of the Company's controlling shareholders in the rights issue (cont.)
The above was in light of the said arbitration award, following which the buy me buy you process was completed, in which C.A.A. sold all of the Company’s shares which were held by it to the Dolphin Group, and in light of the scope of the Dolphin Group's participation in the rights issues which were performed by the Company, and its undertaking at that time to participate in an issue in the future as well (see section (8) above regarding the offer of Dolphin Netherlands from June 29, 2015, and Note 16.g.(2)(l) below with respect to an outline regarding an alternative injection from Dolphin Netherlands into the Company, by way of subordinated debt convertible into Company shares, which came in place of a public issuance of shares, as stated above).
(11)The petition of the warrant holders (Series 4) to extend the deadline for the exercise of the warrants:
On January 20, 2016, a petition was filed with the Tel Aviv District Court hearing the case of the debt settlement of IDB Holdings, for leave of protection for the warrant holders (Series 4) by petitioners claiming to represent the public of the debt settlement creditors holding the Company's shares and the warrants (Series 4). The court hearing the debt settlement case was requested under the petition to instruct the Company to carry out any transaction necessary to extend the deadline for the exercise and the expiration of the warrants (Series 4) to any postponed date which will not be less than 30 days after the date for carrying out the first tranche of the tender offers according to the debt settlement of IDB Holdings (namely, after March 31, 2016 which is the postponed date for carrying out the first tranche of the tender offers as approved by said court on December 8, 2015 as part of the amended debt settlement in connection with the commitments for carrying out tender offers (the interim settlement) after the approval of the interim settlement in the meeting of the minority shareholders of the Company as stated in Note 16.G.(2).(L). below. The petition was filed with the court after the petitioners addressed the Company in this regard which rejected their claims. The court ruled on January 20, 2016 that the respondents should respond to this petition in 7 days.
On January 27, 2016 the Company filed with the court its opposition to the petition in question and its allegations and requested the court to reject the petition summarily or reject it on its merits. At the same time the Securities Authority's position was filed according to which it does not see fit to take a position regarding the petition. On January 28, 2016, the debt settlement trustees of IDB Holding filed a response with the court, according to which they support said petition.
On February 4, 2016, the court ruled on the petition that the expiration date of the warrants (Series 4) of the Company would be postponed, but not less than 40 days after the date for performing the first tranche of the tender offers, namely May 10, 2016, where the last trading date of the warrants is May 5, 2016. As described in section (6) above, the original date in which the warrants (Series 4) were exercisable into ordinary shares of the Company was until (and including) February 10, 2016.

IDB Development Corporation Ltd.

Note 15 – Equity and Reserves (cont.)
B.	Investments in the Company’s capital during 2014 and until the date of publication of this report (cont.)

(12) Resolution of the Board of Directors of the company of January 24, 2016, to act to raise capital by way of an offering to the public and increasing the nominal capital of the company in February 2016

On January 24, 2016, the Board of Directors of the company resolved, in view of the Company’s cash flow and capital needs, to act swiftly, and no later than February 2016, in order to raise capital by way of an offering to the public of approximately 700 million ordinary shares, at a share price that will not be less than 71.4 agorot per share (a price that reflects an offering on a scale of approximately NIS 500 million). Further to the aforesaid, on February 1, 2016, the company received a letter that was sent to the Company and the directors of the Company, from the attorney of shareholders of the Company, which claimed that the Company’s resolution to offer the shares as aforesaid requires approval pursuant to the provisions of section 275 of the Companies Law, including the approval of the general meeting of the Company’s shareholders with a majority that includes a majority of the shareholders that have no personal interest in the offering (‘triple approval’). It is claimed in the letter, inter alia, that the controlling shareholder and the directors have a personal interest in making the offering, on the scale of the offering, on the date of making the offering and at the minimum price at which the offering will be made. In addition, it is claimed in the letter that the offering will cause economic harm to the (current) minority shareholders of the Company. It is further claimed in the letter that in the absence of a triple approval the offering can be cancelled and the Company is required to give notice as to whether it intends to approve the offering with a triple approval. Following the resolution of the Board and the letter from the attorney for the shareholder, as above, on February 2, 2016, the Company received a letter that was sent to the Company and the directors of the Company by the trustees for the holders of 3 bond series in which they claimed, inter alia, that there neither is nor can there be any doubt regarding the need for an immediate capital injection into the Company. It was further claimed in the aforesaid letter that all that the minority shareholders want is to prevent the dilution of their holdings when they have the right to participate in the raising of capital and thereby to try to maintain or even increase their share in the Company. It is further claimed that any resolution that the Board will make, apart from sticking to or even expanding the resolution to raise significant capital by way of an offering of shares, is likely to lead to a creditor preference when making any payment of the company to its financial creditors. The trustees for the bonds claimed that insofar as the making of the offering will be stopped, they shall be compelled to act immediately to protect the rights of the bondholders. The trustees of the bonds also said that the IDB Holdings’ arrangement did not include, expressly or by implication, any dilution protection of the minority shareholders against future offerings, and moreover within the framework of the amendment to the arrangement between the parties, which was approved by the court after approval of the minority shareholders (see details regarding the interim arrangement in note 16.G.(2)(l) below), consent of the minority shareholders was given to a compensation mechanism in the event of the raising of capital by the Company.

Further to the aforesaid, on February 9, 2016, the Company received a letter that was sent to the Company’s attorney by the attorney of the Company’s series 4 option holders, in which it was claimed that further to the decision of the court regarding the postpone of the date for exercising the Company’s series 4 options (as stated in note 15.B.(11) above), the Company was requested to join the series 4 option holders in any negotiations relating to the tender officer that the controlling shareholder is liable to make and/or the offering of the Company’s securities and/or any arrangement relating to the Company. In addition, according to the letter the Company is requested to perform the tender offer in its original format and to refrain from making any offering before the tender offer, since according to the series 4 option holders, the Company is prohibited from doing this in the present circumstances, including in view of the fact that owners of securities have an improper personal interest therein without obtaining their consent in a manner that is prohibited by law and/or that it will involve an improper personal interest of the controlling shareholder that was not settled in a suitable proceeding and/or that it will constitute prohibited trading in an asset that belongs to the holders of the Company’s securities, and in any case it will constitute a prohibited prejudice of the reliance of the holders of the Company’s options. In response to their letter, the Company rejected the demands that were raised therein for the reason that the decision of the court does not give the series 4 option holders the right to the aforesaid demands and that they have no legal basis.

IDB Development Corporation Ltd.

Note 15 – Equity and Reserves (cont.)
B.	Investments in the Company’s capital during 2014 and until the date of publication of this report (cont.)

(12) Resolution of the Board of Directors of the company of January 24, 2016, to act to raise capital by way of an offering to the public and increasing the nominal capital of the company in February 2016 (cont.)

Further to the resolution of the Board of Directors of the Company in January 2016 to raise capital on February 15, 2016, by way of an offering to the public on a scale that will not be less than a sum of NIS 15 million (as stated in note 16.H.(8) below), the resolution of the Board of Directors of the Company as stated above to act no later than the end of February 2016 to raise capital by way of an offering to the public at a share price that reflects an offering on a scale of approximately NIS 500 million, and in view of the postponement of the date for exercising the Company’s series 4 options (as stated in note 15.B.(11) above), on February 15, 2016, the Audit Committee and the Board of Directors of the Company gave their approval that the Company may receive from Dolphin Netherlands, no later than February 18, 2016, a loan in a sum of NIS 15 million (‘the subordinated debt’), by way of a subordinated debt, on identical terms to the subordinated debt that was given to the Company by Dolphin Netherlands on December 8, 2015 (as stated in note 16.G.(2)(l) below), but without a right to convert it into shares of the Company. This amount (or a part thereof) shall be automatically converted into share capital within the framework of the offering (or within the framework of any other type of capital that the Company will raise, in an amount that will not be less than NIS 15 million, if it raises any), such that the amount that will be converted into capital as aforesaid will be the amount of the difference between NIS 15 million and (1) the amount of the capital that will be raised by the Company within the framework of the offering (or any other raising of capital, as aforesaid), and (2) any amont that will be injected into the Company as capital prior to the date of the offering (or the raising of other capital, as aforesaid), and the balance will be returned to Dolphin Netherlands in such a way that does not conflict with any other undertaking of the Company. Since Dolphin Netherlands has a personal interest in the aforesaid resolution by virtue of the fact that it is a party to the subordinated debt agreement, the Audit Committee and the Board of Directors of the Company determined that the subordinated loan is a beneficial transaction and therefore it was approved pursuant to regulation 1(2) of the Companies (Concessions in Transactions with Interested Parties) Regulations, 5760-2000. On February 18, 2016, a sum of NIS 15 million was received in the Company’s account from Dolphin Netherlands.

Further to the aforesaid resolution of the Board of Directors of the Company regarding the offering of shares as aforesaid, on February 18, 2016, the general meeting of the Company approved the increase of the registered share capital of the Company by 700,000,000 ordinary shares with no nominal value, so that the registered share capital of the Company after the increase is 2,700,000,000 ordinary shares with no nominal value.

For details of an agreed outline that was signed on February 25, 2016 (as amended on March 1, 2016), between the trustees of the debt arrangement in IDB Holdings, Dolphin Netherlands and the Company, for the injection of money into the Company instead of the undertaking to make tender offers for the shares of the Company within the framework of the debt arrangement in IDB Holdings and instead of the making of an offering to the public in an amount of NIS 500 million pursuant to the resolution of the Board of Directors of the Company of January 24, 2016, as stated above, see note 16.G.(2)(m) below.

IDB Development Corporation Ltd.

Note 15 – Equity and Reserves (cont.)
C.	Equity management
The Company does not manage the shareholders’ equity (equity deficit).
The equity (equity deficit) attributed to the shareholders of the Company constituted and might constitute in the future, among other things, a parameter of the financial covenants vis-a-vis banks (see note 16.E. below), in respect of regulatory permits and dividend distributions. Said equity is exposed to volatility, due to, among other things, the fluctuations in the value of financial assets measured at fair value and changes in exchange rates, and translation differences from foreign operations.
Equity is affected, among other things, by the accounting policies of the Company. Equity may also be affected, in the future, by actions taken with regard to acquisitions or sales of shares of investee companies in accordance with International Accounting Standards (see note 2.A above), and by the implications of the debt arrangement in IDB Holdings, including the injection of amounts of funds to the Company in accordance with the terms of the arrangement, and the irrevocable offer by Dolphin Netherlands as specified in note 15.B.(5). above). There is no certainty that all of the specified transactions will be carried out. The Boards of Directors of the group companies monitor the amounts of the dividends distributed to their shareholders by, among other things, assessing their ability to meet the existing and projected liabilities of the companies when they become due.
D.
As part of the creditors’ arrangement at IDB Holdings, the Dolphin and Extra groups gave an undertaking that they will exercise their powers and rights so that the Company will not distribute a dividend before December 31, 2015.

IDB Development Corporation Ltd.

Note 15 – Equity and Reserves (cont.)
E.	Changes in comprehensive income (loss)
	For the year ended December 31
	2014			2013
	Total equity attributed to the owners of the Company	Non-controlling rights	Total equity	Total equity attributed to the owners of the Company	Non-controlling rights	Total equity
	NIS millions
Income (loss) for the year	(973)	221	(752)	(1)(146)	(1)672	526

Other components of comprehensive income (loss), net of tax
Foreign currency translation differences from foreign operations	237	111	348	(165)	(98)	(263)
Net change in fair value of cash flow hedge, that was recognized in profit or loss	4	6	10	4	7	11
Revaluation of fixed assets that were transferred to investment property	1	4	5	3	4	7
Group’s share in other comprehensive income (loss) of investee companies accounted for by the equity method	359	216	575	(176)	(139)	(315)
Other components of other comprehensive income (loss)	13	(4)	9	-	(11)	(11)
Other comprehensive income (loss) for the year, net of tax	614	333	947	(334)	(237)	(571)
Total comprehensive income (loss) for the year	(359)	554	195	(480)	435	(45)

(1) Non material adjustment of comparative figures, see note 1.F.(3) above.

IDB Development Corporation Ltd.

Note 15 – Equity and Reserves (cont.)
F.	Earnings (losses) per share

The profit (loss) per share data were retrospectively adjusted for all of the presented periods according to the changes in the Company’s issued share capital, including for the benefit component in the rights issue subsequent to the date of the Statement of Financial Position, as stated in section B.6 above.

The profit (loss) per share data are based on the following data:
1. Income (loss) attributed to the holders of ordinary shares (basic)
	For the year ended December 31
	2014	2013
	NIS millions
Loss for the year from continuing operations	(1,006)	(1)(549)
Difference from the Company’s share in losses of investee companies	(1)	-
Loss attributed to the holders of ordinary shares from continuing operations	(1,007)	(549)

Net income for the year from discontinued operations	33	(2)403
Difference from the Company’s share in losses of investee companies	-	(1)
Profit attributed to the holders of ordinary shares from discontinued operations	33	402

2.	Income (loss) attributed to the holders of Ordinary Shares (diluted)
	For the year ended December 31
	2014	2013
	NIS millions

Loss for the year from continuing operations	(1,006)	(1)549
Difference from the Company’s share in losses of investee companies	(1)	-
Loss attributed to the holders of ordinary shares from continuing operations	(1,007)	(549)

Net income for the year from discontinued operations	33	(2)403
Difference from the Company’s share in losses of investee companies	-	(1)
Profit attributed to the holders of ordinary shares from discontinued operations	33	402
3.	Weighted average number of ordinary shares – basic and diluted

	For the year ended December 31,
	2014	2013
	Shares in Thousands
Weighted average number of ordinary shares used for the calculation of basic and diluted earnings (losses) per share	252,292	219,906
(1)	Non material adjustment of comparative figures, see note 1.F.(3) above.
(2)	Reclassified.

IDB Development Company Ltd.

Note 16 – Bank Loans and other Financial Liabilities at Amortized Cost
A.	Non-Current Liabilities
1. Bonds
	As at December 31
	2014	2013
	NIS millions

Bonds	22,024	24,119
Less current maturities	(3,303)	(3,447)
	18,721	20,672

					As at December 31, 2014
		Linkage basis	Nominal interest	Principal payment date	Nominal value	Book value
	Series		%		NIS millions
The Company (see also sections D and G below)	Series G	CPI	4.50	2012-2018	1,070	1,313
	Series I	CPI	4.95	2020-2025	874	1,067
	Series J	Unlinked	6.60	2012-2018	412	409
					2,356	2,789
	Current maturities					433
						2,356
Discount Investment (see also section F.1. below)	Series D(a)	CPI	5.00	2012-2016	255	317
	Series F(a)	CPI	4.95	2017-2025	2,772	3,222
	Series G	Unlinked	6.35	2012-2016	16	16
	Series I	Unlinked	6.70	2010-2018	813	814
	Series H and other bonds	CPI	4.45-5.50	1997-2019	170	205
					4,026	4,574
	Current maturities					353
						4,221
Property & Building (see also section F.3. below)	Property Series F(b)	CPI	4.95	2015-2023	743	781
	Property Series C	CPI	5.00	2009-2017	825	1,014
	Property Series D	CPI	4.95	2020-2025	1,114	1,355
	Property Series G (b)	Unlinked	7.05	2012-2025	450	490
	Gav-Yam Series E	CPI	4.55	2014-2018	566	687
	Gav-Yam Series F (c)	CPI	4.75	2021-2026	1,226	1,518
	Gav-Yam Series G	Unlinked	6.41	2013-2017	322	322
	Ispro Series B	CPI	5.40	2007-2021	357	446
					5,603	6,613
	Current maturities					810
						5,803

IDB Development Company Ltd.

Note 16 – Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
A.	Non-Current Liabilities (cont.)
1.	Bonds (cont.)

					As at December 31, 2014
		Linkage	Stated interest	Principal payment date	Nominal value	Book value
	Series	basis	%		NIS millions
Cellcom (see also section F.2 below)	Series B	CPI	5.30	2013-2017	555	668
	Series D	CPI	5.19	2013-2017	1,454	1,722
	Series E	Unlinked	6.25	2013-2017	899	897
	Series F	CPI	4.60	2017-2020	715	741
	Series G	Unlinked	6.99	2017-2019	285	286
	Series H(d)	CPI	1.98	2018-2024	106	105
	Series I(d)	Unlinked	4.14	2018-2025	223	221
					4,237	4,640
	Current maturities					1,092
						3,548
Shufersal (see also section F.4. below)	Series B	CPI	5.20	2015-2019	1,706	2,210
	Series C	Unlinked	5.45	2010-2017	341	343
	Series D	CPI	2.99	2014-2029	443	439
	Series E	Unlinked	5.09	2014-2029	420	416
					2,910	3,408
	Current maturities					615
						2,793

(a)	For details regarding an exchange acquisition offer of Series D bonds of Discount Investments, for Series F bonds completed in January 2014, see section F.1. below.
(b)
In September 2014, Property & Building issued to the public in a total nominal value of NIS 86 million of its existing Series F bonds, at a price that reflects an effective interest rate of 2.13% per annum, linked to the Consumer Price Index, and for a total consideration of NIS 102 million and also a total nominal value of NIS 276 million of its existing Series G, bonds ,at a price reflecting an effective interest rate of 4.01% per annum, which is unlinked to the CPI or to any currency, and for a total consideration of NIS 326 million.

(c)
In April 2014, Gav-Yam Land Corporation Ltd. (“Gav-Yam”), a subsidiary of Property & Building, issued to the public at a total nominal value of NIS 221 million of its existing Series F bonds, at a price reflecting an effective interest rate of 3.13% per annum which is linked to the CPI, and in total consideration for NIS 306 million.

(d)
In July 2014, Cellcom issued to the public a total nominal value of NIS 106 million of its Series H bonds (new series), which carries interest at a rate of 1.98% per annum, and is linked to the Consumer Price Index, for total consideration of NIS 105 million and also a total nominal value of NIS 223 million of its Series I bonds (new series), which carries interest at a rate of 4.14% per annum, unlinked to the CPI or any currency, and for a total consideration of NIS 221 million.

IDB Development Company Ltd.

Note 16 – Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
A.	Non-Current Liabilities (cont.)
1.	Bonds (cont.)

					As at December 31, 2013
		Linkage basis	Nominal interest	Principal payment date	Nominal value	Book value
	Series		%		NIS millions
The Company	Series C	CPI	5.90	2013	5	7
	Series G	CPI	4.50	2012-2018	1,431	1,757
	Series H	CPI	4.10	2013	14	17
	Series I	CPI	4.95	2020-2025	874	1,069
	Series J	Unlinked	6.60	2012-2018	551	547
					2,875	3,397
	Current maturities					609
						2,788
Discount Investments	Series D	CPI	5.00	2012-2016	1,187	1,473
	Series F	CPI	4.95	2017-2025	1,884	2,179
	Series G	Unlinked	6.35	2012-2016	24	24
	Series I	Unlinked	6.70	2010-2018	961	962
	Other bonds	CPI	4.45-5.50	1997-2019	222	271
					4,278	4,909
	Current maturities					698
						4,211
Property & Building	Property Series F	CPI	4.95	2009-2023	657	686
	Property Series C	CPI	5.00	2009-2017	1,110	1,358
	Property Series D	CPI	4.95	2020-2025	1,119	1,358
	Property Series E and G	Unlinked	5.70-7.05	2012-2025	341	343
	Gav-Yam Series E	CPI	4.55	2014-2018	707	859
	Gav-Yam Series F	CPI	4.75	2021-2026	1,005	1,218
	Gav-Yam Series G	Unlinked	6.41	2013-2017	429	429
	Ispro Series B	CPI	5.40	2007-2012	408	513
					5,776	6,764
	Current maturities					848
						5,916
Cellcom	Series B	CPI	5.30	2013-2017	740	893
	Series D	CPI	5.19	2013-2017	1,939	2,305
	Series E	Unlinked	6.25	2013-2017	1,199	1,197
	Series F	CPI	4.60	2017-2020	715	744
	Series G	Unlinked	6.99	2017-2019	285	286
					4,878	5,425
	Current maturities					1,093
						4,332
Shufersal	Series B	CPI	5.20	2015-2019	1,706	2,252
	Series C	Unlinked	5.45	2010-2017	455	460
	Series D	CPI	2.99	2014-2029	472	468
	Series E	Unlinked	5.09	2014-2029	448	444
					3,081	3,624
	Current maturities					199
						3,425

IDB Development Company Ltd.

Note 16 – Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
A.	Non-Current Liabilities (cont.)
2.	Bank loans and other financial liabilities
	December 31
	2014	2013
	NIS millions
Loans from banks (see details in subsection (a) below)	4,437	5,352
Loans from others	582	450
	5,019	5,802
Less current maturities	(1,491)	(1,735)
	3,528	4,067
Liabilities in respect of construction (1)	103	132
Other liabilities (2)	125	125
	228	257
Less current maturities	(92)	(128)
	136	129
	3,664	4,196

(1)	The liabilities are or will be paid in construction services or in cash, at a certain percentage of the sales receipts of the project.
(2)
Including a liability in connection with a partnership agreement signed in August 2006 among Shufersal, Leumi Card Ltd. (“Leumi Card”) and Paz Oil Company Ltd. (“Paz”), for the founding of a limited partnership (“the partnership”) by the abovementioned parties, to centralize the ongoing administrative activity of credit cards of the Shufersal chain. The partners’ share in the partnership is as follows: Shufersal – 64%, Leumi Card Ltd. – 16% and Paz – 20%.

The profits to be earned from the joint activity will be divided among the partners, based on the aforementioned percentages. The partnership agreement is valid for 10 years, from August 31, 2006, and includes an optional extension. As part of the partnership agreement, arrangements were set up among the partners regarding their holdings in the partnership, including the granting of a Call option to Shufersal to purchase the holdings of Leumi Card and Paz and the granting of a Put option to Leumi Card and Paz to sell their holdings to Shufersal, all in accordance with the terms set out in the agreement. As at December 31, 2014, the Group recorded a liability for the purchase of the shares of Leumi Card and Paz in the partnership in an amount of NIS 108 million (2013 - NIS 99 million). The increase in the liability in 2014 was allocated to goodwill in an amount of NIS 2 million and to financing expenses in an amount of NIS 7 million.
The estimated amount of the liability was measured in accordance with the present value of the option, which is based on the cash flows of the actual results of operation for 2014, and on the basis of the forecasted future cash flows of the partnership. The estimated growth rate for 2016 is 2.5%, and beginning in 2017, is 1.2%. The pre-tax discount rate in real terms is 10.64% (after-tax – 9.8%).

IDB Development Company Ltd.

Note 16 – Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
A.	Non-Current Liabilities (cont.)
2. Bank loans and other financial liabilities (cont.)
a. Bank loans
			Book value as at December 31
	Linkage	Interest	2014	2013
	basis	%	NIS millions
The Company (see also section C.(1) below)	Unlinked	6.49-7.55	190	549
	Unlinked	Prime + 1.0-1.95	633	696
	USD	LIBOR +3.38%	-	195
			823	1,440
Discount Investments (see also section F.1.b. below)	Unlinked	5.39-5.90	214	281
	Unlinked	Prime + 0.52-0.6	307	379
			521	660
Cellcom	Unlinked	6.0	-	12

Shufersal	Unlinked	3.70-4.90	-	3
	CPI	3.25-4.95 (2013: 4.4-7.40)	6	6
			6	9
Property & Building (see also section F.3.a. below)	Unlinked	6.4	35	192
	CPI	4.3	1,041	1,102
	USD	5.0	1,524	1,356
			2,600	2,650

Elron	USD	WSJ+0.75%	-	14
Bartan	Unlinked	4.8	11	15

IDB Tourism	Unlinked	4.7	9	2
	USD	5.1-5.65	239	346
			248	348
IDB Group (see also section F.3.c. below)	USD	LIBOR + 5	228	204

Total loans			4,437	5,352

3.	Net liability for non-recourse loan (1)
	As of December 31
	2014	2013
	NIS millions

Host contract of a hybrid financial instrument in respect of non-recourse loan	3,162	3,664
Less the embedded derivative	(93)	(2)(620)
Hybrid financial instrument in respect of non-recourse loans (1)	3,069	3,044
For details of the linkage terms, see note 21.D.
(1)	See section F.1.d. below.
(2)	Non material adjustment of comparative figures, see note 1.F.(3) above.
B.	Current Liabilities
Credit from banking corporations and current maturities of loans from banks and others
	As of December 31
	2014	2013
	NIS millions
Current maturities of other liabilities	181	215
Current maturities of loans from banks	1,402	1,648
Short-term loans from banks	266	(1)601
Short-term loans	14	18
	1,863	2,482
(1)	For details regarding the repayment of the entire balances of the Morgan Stanley credit and the Citigroup credit in January 2014, see section F.1.e. below.

Note 16 – Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
C.	Developments in the Company’s Liabilities in 2014 and Subsequent to the date of the Statement of Financial Position
(1)
In December 2010, the Company signed an agreement with a banking institution that previously provided it with a loan of NIS 750 million. As part of the agreement, each of the (equal semi-annual) principal payments of the loan will be deferred for three years, so that instead of the payments being executed semi-annually commencing from March 2011 through March 2015, they will be executed semi-annually commencing from March 2014 through March 2018. In addition, each of the principal payments will bear, commencing from their initial dates of payment until the new dates of payment (i.e., for a three-year period), interest on the basis of the Prime rate plus a margin of 1.3% instead of the fixed interest that was paid until the original repayment dates. In accordance with the aforementioned consent, additional refinancing of current principal payments in respect of this loan were also performed in March and September of 2014, and a final refinancing was made in March 2015. For information pertaining to financial restrictions and covenants in connection with the aforementioned loan and additional loans of the Company, see note 16.E. below.

(2)	Loan from a guaranteed creditor of the Company (entities from the Menorah Group (“Menorah”))
In May 2012, the Company engaged with financial entities from the Menorah Group in an agreement to receive a loan secured by a charge in the amount of NIS 150 million.
The loan is linked to the CPI and bears CPI-linked interest at an annual rate of 6.9%, payable quarterly. The loan principal will be paid in two portions: in 2017 – an amount of NIS 50 million will be paid, and in 2018 – an amount of NIS 100 million will be paid. As part of the aforesaid loan, the Company granted the lender options to purchase shares of Discount Investment held by the Company (constituting approximately 1.4% of the issued share capital of Discount Investment as at the date of this report) at an exercise price which amounts, as of the present date, to approximately NIS 21 per share, limited to a benefit ceiling of NIS 21 per share. The aforesaid options will be exercisable (fully or partly, in one or more portions, at the lender’s discretion) until May 2016. The actual exercise of the options will be executed, at the Company’s discretion, in cash (without a transfer of shares) or in shares of Discount Investment, according to the value of the benefit component on the exercise date. According to the loan agreement, the loan was secured by a lien on the Company’s shares in the Company’s investee companies, with the initial mix of these shares being as determined at an initial ratio of 150% between the value of the charged shares to the outstanding balance of the loan according to stock exchange closing prices.
According to the loan agreement, in the event that the ratio between the value of the charged shares and the outstanding balance of the loan falls below 150% during the loan period, the Company will provide the lender additional collateral by providing a charged monetary deposit and/or additional shares of Discount Investment and/or Clal Insurance Enterprise Holdings (at the Company’s discretion) so that the cover ratio will be 167% according to the stock exchange closing prices. Furthermore, various thresholds were provided, which may be higher, for releasing shares from the aforesaid lien and for releasing dividend receipts in respect of the charged shares.
A condition for the aforesaid shares being qualified to serve as collateral is, inter alia, no change in the Company’s control over the aforesaid companies. A change in control as aforesaid will require providing a lien and monetary deposit in advance, as provided in the agreement.
The Company will be able to repay the loan in early repayment, under conditions which were agreed and subject to the payment of an early repayment fee. The circumstances upon which the loan may required to be immediately repaid include, in addition to circumstances customary in these types of loans, inter alia, another loan of the Company being required to be repaid immediately, a transfer of control in the Company, a decision being made to merge the Company, Discount Investment and Clal Insurance Enterprise Holdings (prior to the completion of the merger transaction between Koor and Discount Investments, as stated in note 3.H.4.b above, this condition related to Koor as well), except for a merger in which the relevant company is the absorbing company.
Additionally, the agreement determines a right to require immediate repayment of the loan in case of a decision being made to perform a merger between Discount Investment and Koor, without the lender’s consent, if the Company does not deposit and charge, in favor of the lender, a monetary deposit in an amount equal to all of the deposited and charged shares of the company merged into the absorbing company. In light of this, in March 2014, as part of the completion of the transaction for the merger of Discount Investment with Koor Industries, the amount the Company received out of the consideration for the aforementioned merger (approx. NIS 40 million) was charged in favor of the secured lender, in place of the shares of Koor which had been charged to the same lender.

IDB Development Company Ltd.

Note 16 – Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
C.	Developments in the Company’s Liabilities in 2014 and Subsequent to the date of the Statement of Financial Position (cont.)
(2)	Loan from a guaranteed creditor of the Company (entities from the Menorah Group (“Menorah”)) (cont.)
The following are details regarding the liens on the Company’s assets provided in favor of the aforesaid secured lender as at December 31, 2014, as of December 31, 2015, and proximate to the date of publication of the report:
The pledged asset	As of December 31, 2014		As of December 31, 2015		Proximate to the date of publication of this report
	Amount	Rate of pledged holdings	Amount	Rate of pledged holdings	Amount	Rate of pledged holdings
	NIS millions nominal value	%	NIS millions nominal value	%	NIS millions nominal value	%
Discount Investments	13.5	15.8	20.4	20.2	29.3	29.0
Clal Insurance Enterprise Holdings	2.2	4	2.2	4	2.2	4
Cash (NIS millions)	18 1	-	-	-	-	-

The following are details regarding the ratios of the value of the security to the net balance of the loan of the secured lender:
	Value of marketable shares pledged in favor of the lender (“security value”)	Balance of the loan, net	Ratio of security value to balance of the loan, net in percentages (“cover ratio”)	Minimal cover ratio required by the lender
	NIS millions		%
As of December 31, 2014	225	136 2	165%	150%
As of December 31, 2015	237	153	155%	150%
As of March 2, 2016	295	154	192%	150%

The following are brief details of main developments that occurred in 2014 and up to the date of publication of this report, with regard to the loan to the aforementioned secured lender, including with regard to the release and addition of collateral:
On April 30, 2014, after receiving approval from the Board of Directors, the Company contacted the trustee with whom the cash and the pledged shares were deposited to secure the loan from Menorah (the “trustee”), with a request to release surplus collateral in the amount of approximately NIS 92.4 million, as well as shares of Discount Investment which constitute approximately 13.2% of its issued and paid-up capital, this in accordance with the provisions of the loan agreement with regard to release of surplus collateral. In response to the Company’s request, Menorah responded on April 30, 2014, inter alia, that it had grounds for requiring the immediate repayment of the loan balance, due to the fact that the Ganden Group ceased being the controlling shareholder in the Company subsequent to the approval of the debt arrangement at IDB Holdings, and additional alleged grounds set forth in the loan agreement. Menorah also notified the Company on the same date regarding its demand for the immediate repayment of the outstanding balance of the loan, with the addition of an early repayment fee and expenses in the amount of approximately NIS 197.4 million as at April 29, 2014.

1According to the provisions of the loan agreement, the dividend paid by Discount Investments on November 18, 2014, in respect of the Discount Investments shares pledged in favor of the loan at an amount of NIS 18 million, was deposited upon its payment in an account which is pledged in favor of the secured creditor.
2Less a pledged deposit amounting to NIS 18 million.

IDB Development Company Ltd.

Note 16 – Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
C.	Developments in the Company’s Liabilities in 2014 and Subsequent to the date of the Statement of Financial Position (cont.)
(2)	Loan from a guaranteed creditor of the Company (entities from the Menorah Group (“Menorah”)) (cont.)
At the same time, Menorah notified the trustee regarding its objection to the release of the collateral, as requested by the Company. The Company categorically rejected that stated in Menorah’s notification.
In May 2014, the Company filed a motion with the Court, in which the Court was requested to determine, inter alia, that: the demand for immediate repayment was performed without grounds, that it contravenes the Court’s decisions and absolutely contravenes the purpose underlying the creditors’ settlement in IDB Holding; and alternatively - even if Menorah does have grounds for immediate repayment, the exercise of this right, at the time when it was made, and in light of the circumstances, constitutes the exercise of a contractual right in breach of good faith and in an unreasonable manner, and that Menorah is not entitled to receive the payment of a fine or early repayment fee; and that Menorah must release surplus collateral given by the Company with respect to the loan.
Menorah requested the Court to dismiss the Company's motion. The Official Receiver filed his position with the Court, in which it was stated, inter alia, that Menorah’s demand for immediate repayment should not be granted and that the court should order the release of the surplus collateral in accordance with the Company’s motion. On July 8, 2014, a hearing was held in the Tel-Aviv District Court, after which Menorah requested of the Court, with the Company’s consent, that it would postpone giving its decision on the proceeding by one day in order to allow the parties to end the dispute between them consensually. Since no agreements were reached within the defined period, Menorah gave notice to the Court that it withdraws its motion for immediate repayment and withdraws its opposition to the release of the surplus collateral in accordance with the Company’s motion of April 2014, and requested the court to order the closing of the motion without costs.
On July 10, 2014, the court granted Menorah’s motion and part of the collateral that had been deposited by the Company in favor of Menorah was released, in an amount of approximately NIS 92.3 million in cash, and also approximately 13.2% of the share capital of Discount Investments, in accordance with the Company’s motion from April 2014.
As a result of the decline in the market value of the collateral provided by the Company for the loan, and a decline in the cover ratio between the value of the collateral and the balance of the loan, below the rate of approximately 150%, and in order to comply with the coverage ratio specified in the loan agreement for such a case (approximately 167%), the Company pledged, on November 13, 2014, 2,229,000 additional shares of Discount Investments, in the value of approximately NIS 30.9 million (as at the date of the pledging), so that subsequent to the aforesaid pledging, approximately 11.7% of Discount Investments shares and approximately 4% of Clal Insurance Enterprise Holdings shares were pledged in favor of the repayment of the loan. In accordance with the stipulations of the loan agreement with Menorah, dividend paid in respect of the pledged shares, is directly transferred upon its distribution to an account pledged in favor of Menorah. Accordingly, the dividend paid by Discount Investments on November 18, 2014 in respect of the Discount Investments shares which are pledged in favor of the loan in the amount of approximately NIS 18.2 million (out of the total NIS 148 million, the Company’s share in the dividend) was deposited upon its payment into a pledged account. According to the loan agreement, the Company was entitled to demand the release of the dividend amounts from the pledged account immediately subsequent to its distribution or at any interest payment date, under the condition that the release would not decrease the cover ratio to under approximately 167%.
In light of the continued decline in the market value of the collateral provided by the Company in favor of the loan, and a decline in the cover ratio between the value of the collateral and the net balance of the loan (less the dividend that was pledged at that time at an amount of approximately NIS 18 million), and in order to meet the required cover ratio in such case (approximately 167%, as stated above), the Company pledged, on December 21, 2014 and on January 18, 2015, 3,500,000 and 6,878,000 additional shares of Discount Investments, at values of approximately NIS 28 million and approximately NIS 42 million, as at the date of each pledge as stated above, respectively, in a way that subsequent to the stated addition of collateral, the balance of the loan (principal and interest) was secured by a pledge of approximately 23.9% of the issued and paid-up share capital of Discount Investments and approximately 4% of the issued and paid-up share capital of Clal Insurance Enterprise Holdings and by a cash deposit in a sum of approximately NIS 18.2 million.

IDB Development Company Ltd.

Note 16 – Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
C.	Developments in the Company’s Liabilities in 2014 and Subsequent to the date of the Statement of Financial Position (cont.)
(2)	Loan from a guaranteed creditor of the Company (entities from the Menorah Group (“Menorah”)) (cont.)
Additionally, as stated above, due to the fact that in accordance with the loan agreement, the Company was entitled to demand the release of the pledged cash deposit as aforementioned, immediately after its distribution, or at any interest payment date, provided that the release does not cause the coverage ratio to decrease below 167%, on April 2, 2015, at the Company’s request, and in accordance with the provisions of the loan agreement, a total of approximately NIS 18 million in cash was released, which had been deposited in the pledged account, as stated above.
As specified in Note 15.B.(8) above, as part of the rights issue which Discount Investment performed in September 2015, warrants of Discount Investment were allocated to the Company, some of which were deposited into the pledged account in favor of the repayment of the Menorah loan (by virtue of shares of Discount Investment which are pledged in favor of Menorah to secure the loan). In November 2015, further to the Company’s request to Menorah, and after the leveraging ratio fulfilled the required levels, all the entire remainder of the aforementioned warrants was released from the pledge.
In January 2016, in light of the decrease in the market value of the collateral, which the Company made available in support of the loan and the decrease in relation to the coverage ratio between the value of the collateral and the balance of the loan under the rate of 150% on January 12, 2016 and January 21, 2016 and in order to comply in 2 business days with the coverage ratio that was determined in the loan agreement for such a case (as stated above – approximately 167%), on January 13, 2016 and on January 15, 2016, the Company pledged an additional 5,000,000 and 3,900,000 shares of Discount Investments, respectively, at a value of approximately NIS 32 million and approximately NIS 22 million, at the time of each such pledge, such that following the addiiton of the said pledges, the balance of the loan (principal and interest) was secured by a pledge on approximately 29% of the issued and paid up equity of Discount Investments and approximately 4% of the issued and paid up equity of Clal Insurance Enterprise Holdings.
In this regard, with respect to the restriction included in the Company’s financing agreements with its lending corporations, with regard to the pledging limit of additional assets for additional collateral to lenders, it is noted that the Company pre-informed its lending Corporations in respect of those agreements where the aforementioned restriction is included (without any of them voicing objection), as follows: (a) that the Company intends to increase the collateral in favor of the repayment of the Menorah loan; and (b) that according to the Company’s position, subsequent to the release of the collateral in favor of the Menorah loan in July 2014 as stated above, the cumulative total of pledged assets is less than at the date of application of the additional pledges limit (June 2012). According to the Company’s position, the total cumulative amount available to it before the utilization of the full pledges limit as at December 31, 2014, as at December 31, 2015, and shortly before the date of publication of the report, is NIS 116 million, NIS 91 million and NIS 35 million, respectively.
(3)
Advancing a bridging loan to the Company and converting it into capital – On March 10, 2014, the Company signed an agreement with Dolphin Fund Limited and E.T.H M.B.M Extra Holdings Ltd. (companies under the control of Mr. Eduardo Elsztain and Mr. Mordechai Ben-Moshe, respectively (jointly and severally: “the investors”)); Adv. Hagias Ulman and Mr. Eyal Gabbay (the trustees for the creditors’ arrangement in IDB Holding (“the trustees for the arrangement”); and IDB Holding (through the trustees for the arrangement), regarding the provision of a bridging loan to the Company in the amount of NIS 170 million (“the loan”). The stated bridging loan was given in accordance with the provisions of the debt arrangement in IDB Holding, as specified in note 16.G.(2) below. For details of the conversion of the bridging loan into the Company’s capital and additional investments in the Company’s capital in accordance with the provisions of the debt arrangement as aforesaid, see note 15.B.1 above.

It should be noted that in the period in which the investors provided the Company a bridging loan on account of the capital injections, the Company paid on June 30, 2014 interest totaling approximately NIS 1.25 million.

IDB Development Company Ltd.

Note 16 – Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
C.	Developments in the Company’s Liabilities in 2014 and Subsequent to the date of the Statement of Financial Position (cont.)
(4)	Payment of interest to the Company’s creditors in respect of amounts deposited in the observer’s trusteeship account

In accordance with the decision by the District Court in Tel-Aviv-Jaffa dated June 9, 2013 (as part of the legal proceeding as specified in Note 16.G.(1) below), the Company regularly transferred the amounts to its financial creditors in accordance with their payment schedules, to a designated trusteeship account held by the Court appointed observer. In accordance with the Court’s decision from October 17, 2013, 65% of the aforementioned funds were released in favor of the creditors to which they were due, including the income accumulated in the deposit account in respect of these amounts, and as of that date the Company was required to continue to pay its payments to its financial creditors, so that 65% of them will be transferred to the creditors to which they are due, and 35% will continue to be transferred to the aforesaid trusteeship account.

In January 2014, the full balance of these funds was released by the observer, in accordance with the Court’s decision dated January 15, 2014.

As of the date of release of the balance of funds, the Company transferred and is transferring to its financial creditors, the full payments to which they are due, in accordance with the payment schedules of their loans.

In 2013 the Company received letters from its lending corporations according to which their position is that the Company has violated the loan agreement with them and that they are entitled, inter alia, to arrears interest payment with respect to any payment unpaid and/or not expected to be paid to them at its due date.

As part of a motion filed with the Court in November 2013 by a bank creditor of the Company (whose loan was finally repaid according to its payment schedule in January 2014), the Company was required to pay all of the interest payments (including excess interest) to which the aforesaid bank creditor is entitled according to the loan agreement in respect of the funds held in trusteeship by the observer as stated above. The Company’s position is that the payment transfers made to the observer, in accordance with the Court’s decision, constitute full repayment of its liabilities, and accordingly the relevant creditors are not entitled to arrears interest payment in respect of them and the Company has claims also with regard to the non-entitlement to interest and linkage beyond the interest on the deposit which was held by the observer. On March 27, 2014, the observer filed, following the Official Receiver’s offer to authorize the observer to manage the negotiations between the parties, a settlement proposal, subject to the consent of the Company and the creditors, according to which the Company will bear approximately one third of the difference between the contractual interest (which does not include arrears interest) and the interest on the deposit accumulated on the observer’s account, meaning in total the Company will pay approximately NIS 7 million to its creditors, beyond the interest on the deposit which has been paid to them. On September 21, 2014, a hearing was held on the aforementioned motion, in which the Court instructed that it would be appropriate for the parties to reach a settlement. The parties were requested to notify the representative of the parent company whether they accepted the aforementioned proposal by the observer. On September 30, 2014, the trustees for the Company’s bonds Series G, I and J announced, in light of the Court’s position, as expressed in the hearing dated September 21, 2014, their intention to notify the Court on October 7, 2014 of their agreement for the Court to determine the matter of the interest payment by way of a settlement.

Additionally, in a meeting of the holders of the Company’s Series C bonds, held on October 1, 2014, a decision was reached to instruct the trustee for the series C bonds to agree to the observer’s settlement proposal. Further to the creditor’s aforementioned notices, on October 20, 2014, the Company’s Board of Directors resolved to accept the settlement proposal, with respect to the creditors who had agreed to it. In light of the above, the Company requested the Court to approve the settlement proposal with those of the Company’s creditors who have agreed to it (Bank Hapoalim, Israel Discount Bank, Bank Mizrahi Tefahot, HSBC Bank, BNP Bank, Harel Insurance Company, and the holders of the Company's bonds (Series C, G, H, I & J) in a manner whereby they will be paid a total of NIS 6.4 million, in accordance with the proportion of the distribution between the creditors, as set forth in the observer’s settlement proposal, while determining in its decision that the Company’s consent does not derogate from its rights and claims regarding any entities which have not agreed to the settlement – Sky Fund. On October 26, 2014, a ruling was given on the settlement by the Court, with respect to the dispute between the Company and all of the parties, excluding Sky Fund.

IDB Development Company Ltd.

Note 16 – Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
C.	Developments in the Company’s Liabilities in 2014 and Subsequent to the date of the Statement of Financial Position (cont.)
(4)	Payment of interest to the Company’s creditors in respect of amounts deposited in the observer’s trusteeship account (cont.)

The Court stated that the proposal weighed, in a balanced manner, all of the risks and rewards of each of the parties to the request, and ordered payment to the creditors (excluding Sky Fund) in the total amount of NIS 6.4 million, by December 1, 2014.

This amount was paid in full by the Company during November 2014, and accordingly, the Company reversed, in the fourth quarter of 2014, a provision in an amount of NIS 15 million.

With respect to Sky Fund, due to the fact that it has not filed a motion with the Court on the matter, the Court determined that its claims should not be heard, and insofar as it will file a motion with the authorized Court, such claims will be heard. The balance of the provision on the books as at December 31, 2014 in respect of the interest for the period in which payments for the creditors were deposited into the trust account, amounted to a total of NIS 1.5 million.

For details of the settlement between IDB Tourism, the Company and Sky Fund, that was carried out and completed in July 2015, subsequent to the date of the statement of financial position, regarding inter alia, the payment of interest for the money deposited in the observer’s trust account, see note 3.H.6.c above.

(5)	Offsetting the expenses of trustees to the arrangement

In connection with the funds which were deposited in the observer’s account and which were released in accordance with the Court’s decisions dated October 17, 2013 and January 15, 2014, as stated above, it is noted that the trustees for the Company’s bonds Series G, I and J offset, from the payments which had been released and transferred to them, as stated above, amounts for the purpose of covering the expenses of the relevant trustee and his agents, and covering additional expenses, which according to the specified trustees, it was the Company’s duty to bear. During the reporting period, the Company reached agreements with the trustees to the bonds, and paid a total of NIS 890 thousand, net, in respect of the trustee’s expenses, as stated above. On September 17, 2014, each of the trustees for the aforementioned bonds announced that, following negotiations between the trustee’s service providers, the trustee and the Company, agreements had been reached regarding the reduction of the payments to the service providers, and payment of their fees by the Company, and that such agreements allowed repayment, to the aforementioned bond holders, some of the amounts which had been offset, as stated above. In light of the above, on September 30, 2014, the trustees for the aforementioned bonds repaid to the holders of the aforementioned series of bonds, who held the bonds on the relevant specified dates( with respect to Series G and I - July 4, 2014 and with respect to Series J – November 28, 2013), NIS 1,280 thousand out of the amounts that had been offset by the trustees to cover the aforementioned expenses.

(6)	Provision of subordinated loans to the Company by Dolphin Netherlands

On December 2, 2015, the Company signed an agreement with Dolphin Netherlands, with respect to the outline of the alternative injection, in which the Company was given subordinated loans by Dolphin Netherlands, in the total amount of NIS 210 million (the "Subordinated Debt"). The subordinated debt was given in accordance with the provisions of the agreement between the parties, and was injected into the Company in December 2015. For additional details regarding the subordinated debt, the possibility of converting it into Company shares, and the authorizations of the Company’s relevant lending corporations for the outline regarding the alternative injection, see Note 16.g.(2)(l) below. Similarly, on February 18, 2016, an additional subordinated loan was made by the controlling shareholder in a sum of NIS 15 million (for details, see note 15.B.(12) above), so that the total amount of the controlling shareholder’s subordinated loans is NIS 225 million.

IDB Development Company Ltd.

Note 16 – Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
C.	Developments in the Company’s Liabilities in 2014 and Subsequent to the date of the Statement of Financial Position (cont.)

(7)On February 25, 2016 (as amended on March 1, 2016), an agreed outline was signed between the trustees of the debt arrangement of IDB Holdings, Dolphin Netherlands and the Company, for an injection of money into the Company instead of the undertaking to make tender offers for the shares of the Company within the framework of the debt arrangement in IDB Holdings and instead of the making of an offering to the public pursuant to the resolution of the Board of Directors of the Company of January 24, 2016, as stated above; see note 16.G.(2)(m) below. For details of correspondence with the trustees of the Company’s bondholders and the actions of the trustees for the bondholders, including actions of the trustee for the holders of the Company’s series I bonds with regard to the aforesaid agreed outline, see note 16.H below.

(8)
In connection with the convertible bonds issued by IDB Tourism to Sky Fund, the repayment of which was secured by a guarantee from the Company, on August 11, 2013, the repayment date of the aforementioned bonds, the Company repaid to Sky Fund, by virtue of the aforementioned guarantee, the balance of the bonds in the amount of approx. NIS 70 million (by depositing the payment with the Observer, whereby, in accordance with the Court’s decisions, all of the aforementioned funds which had been deposited with the observer were released, as specified in note 16.C.4 above).

(9)
With regard to a guarantee which was provided by the Company in favor of IDB Tourism (2009) Ltd. (“IDB Tourism”), a wholly owned subsidiary of the Company, in respect of a loan in the amount of USD 39 million which was received in the past by IDB Tourism from a banking corporation, and regarding a letter received from the banking corporation in which it was demanded that the Company repay the loan, by virtue of the guarantee that it provided, on April 1, 2014, the Company paid to the aforementioned banking corporation a total of USD 39 million (NIS 135.7 million). On July 6, 2014, approval was received from the banking corporation for the cancellation of the Company’s guarantee in favor of IDB Tourism.

In addition, in May 2014, the Company converted capital notes and a bond which IDB Tourism had issued in favor of the Company, into deferred capital notes amounting to NIS 158 million. Additionally, deferred capital notes were issued to the Company in an amount of NIS 209 million (in respect of guarantees which the Company paid for the benefit of IDB Tourism).
D.	Current Rating of the Company’s Bonds
On July 6, 2014, Maalot announced a rating of BB for the Company and for the Company’s bonds Series G, I and J (as compared with the previous rating of D), with a negative rating outlook. As part of the main considerations involved in the determination of the rating, Maalot noted, inter alia, that following the transfer of control and the capital injections which were performed to the Company’s account, the Company’s capital structure and its level of liquidity had significantly improved, however, the Company still faces many challenges, which primarily include the leveraging of approximately 83% (LTV), which is not sustainable in the medium and long term, in Maalot’s assessment. Maalot noted that the Company’s liquidity profile continues to be defined as “weak” according to the criteria of Maalot, as reflected in a significant gap which still exists between the Company’s sources and its uses in 2015. On January 20, 2015 Maalot notified that there is no change in the Company’s rating following its intentions to issue rights to purchase shares.
On February 26, 2015, Maalot announced the lowering of the Company’s rating, and the ratings of its bonds, to a rating of B, with a negative outlook. As part of the main considerations involved in the determination of the rating, Maalot noted, inter alia, that the lowering of the rating is due to a continued increase in the leverage ratio and significant liquidity challenges in the short term.
On January 11, 2016, Maalot announced a reduction of the rating given for the Company and its debentures, to a rating of CCC, negative rating outlook. As part of the main considerations for the determination of the rating, Maalot stated, inter alia, that in its assessment, in light of the cancellation of the sale process with respect to Clal Insurance Enterprise Holdings, and due to the heavy burden of repayments in the near term, in combination with the current leveraging ratio, the risk of insolvency or a debt settlement in the Company in the next half year increased. Maalot further stated, in its notice, that it intends to reduce the rating to CC if a plan to strengthen the Company’s capital structure is not formulated in the weeks subsequent to its notice, and that it would reduce the rating to D in the event that the Company announces non-compliance with one or more of its proximate debt payments.

IDB Development Company Ltd.

Note 16 – Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
E. Financial Restrictions and Covenants
Financial restrictions and covenants - In connection with the Company’s loans from its lending corporations, where the principal balance as at December 31, 2014, amounted to approx. NIS 897 million and the principal balance as at December 31, 2015 amounted to approx. NIS 572 million (“the lending corporations” 3), the Company has undertaken, inter alia, to comply with financial covenants. On June 29, 2012, agreements were reached (materially similar agreements were reached vis-a-vis each lending corporation separately), 4 which include, inter alia, updates to previous financial covenants, which will apply and will be calculated with respect to the end of a reported quarter, in force as at June 29, 2012. Certain updates were made to these agreements from August 2012, and certain updates were performed in March 2013 (as specified in section L below).
The following is a description of the principal aforementioned financial covenants:
(a)
Net debt of the Company (solo) and of its wholly owned designated subsidiaries (directly or indirectly), will not exceed a limit of NIS 6.7 billion, net of an amount equal to total cash receipts actually received by the Company (after the deduction of taxes, levies and any other payments required with respect to the sale) with respect to the sale or transfer of the holdings of the Company (or of a subsidiary wholly owned by the Company5) in corporations in which the Company is an interested party.

(b)
The balance of cash and marketable securities will not fall below the amount of the forecasted current maturities for the two quarters following the reporting quarter (“the liquidity covenant”) (no change was made to this covenant as part of the understandings of June 2012). See section L below for details regarding consent to suspend this covenant.

(c)
Value of holdings in the relevant companies - the average aggregate market value (in accordance with the stock exchange closing price) of the Company’s holdings (concatenated, with full dilution) in Clal Insurance Enterprise Holdings, Shufersal and Cellcom, on the last day of the reporting quarter, together with the 19 consecutive trading days which preceded it, with the addition of the Company’s relative share (with consideration to its holding rates through subsidiaries) of the cash dividend amounts distributed by the aforementioned companies beginning on June 29, 20126 (“the value of holdings in the relevant companies” and “the relevant companies”, respectively), will be no less than NIS 1,692 million. The Company will not be considered as in breach of this condition if, during the ten consecutive trading days after the last day of the reported quarter, the average value of the holdings in the relevant companies exceeds the aforementioned amount.8

Additionally, the value of the holdings in the relevant companies (including with the addition of the cash dividend amounts distributed by the relevant companies, as stated above), divided by the Company’s debit balance towards each relevant lending corporation, as at the last day of the reported quarter (“the debit balance at the end of the quarter”), will not fall below a ratio of 2.81. The Company will not be considered as in breach of this condition if, during the ten consecutive trading days after the last day of the reported quarter, the average value of the holdings in the relevant companies, divided by the balance at the end of the quarter of the debt towards the relevant lending corporation, exceeds 2.81.7
The Company will be considered as in breach of the covenants specified above in this section including if the trading of the shares of any of the relevant companies is suspended or stopped for at least 10 trading days within the period which includes the last day of the reported quarter and the 28 business days which preceded it.
In the event that the Company has given to any financier an undertaking to comply with a covenant involving the average value of the holdings to debt and/or another similar covenant, and the financier has provided debts towards it, partly or fully, for immediate repayment due to the breach of the same covenant in its favor, the above will be considered a breach of the aforementioned covenant, also towards the other financiers which have received from the Company an undertaking to comply with such covenant (Cross Acceleration).

3
In June and July 2015, two loans which were subject to the aforementioned financial covenants were fully settled and repaid, in accordance with their contractual amortization schedules, such that, as of the publication date of the report, this refers to three relevant lending corporations.

4	In case of differences in the wording of the agreements vis-a-vis the lending corporations, the more stringent and restrictive wording is provided hereunder.
5	Excluding IDB Tourism.
6
And subject to the condition that as at the date of the examination, the addition with respect to the dividends distributed by Cellcom and Shufersal, and the addition with respect to the dividends distributed by Clal Insurance Enterprise Holdings, will be restricted by the cash amounts held by Discount Investment and the Company, respectively.

7	Except in the event that, during the 12 business days after the last date of the reported quarter, a suspension of trading of three or more days occurred.}

Note 16 – Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
E. Financial Restrictions and Covenants (cont.)
(c) (cont.)
The aforementioned covenant with respect to the value of the holdings in the relevant companies (which occurred, as stated above, on June 29, 2012) replaced a covenant which is calculated based on “economic capital”. The calculation of economic capital was based on the total value of the Company’s share in corporations held by it, independently or through holding companies under its control (i.e., Discount Investments, and at that time also Koor and Clal Industries) (hereinafter, jointly, in this section: “the headquarter companies”), (in accordance with the Company’s actual concatenated rate of holding of the same held corporation), not including the value of its holdings in the headquarter companies themselves, less the total net financial debt of the Company and of each of the headquarter companies (according to the Company’s actual rate of holding of the headquarter companies).
As part of the economic capital covenant, the Company undertook that the Company’s economic capital will not fall below NIS 2 billion. The Company will be considered as being in compliance with the aforementioned covenant, even if at the end of the reported quarter the economic capital was lower than NIS 2 billion, but higher than NIS 1.5 billion, until the three quarters subsequent to the reported quarter have passed, where in each one of such quarters, economic capital did not surpass NIS 2 billion. Even in the event that, in any financial report published by the Company, the Company’s economic capital is lower than NIS 1.5 billion, the Company will not be considered as being in breach of its undertaking, if during the period which passed from the date of the date of the aforementioned financial report and the date of its publication, the Group (the “Group” - the Company, including its consolidated companies (including partially consolidated companies) and associates) took action where, if this action had been reflected in the published financial report, the economic capital would not have fallen below NIS 1.5 billion.
(d)
The loan agreements with some of the lending corporations include provisions which require their advance consent in the event that charges are placed on assets of the Company, where the total value of the above exceeds 25% of the total value of all assets (including cash) (“value of all assets”), in the event of the sale of major holdings (on this matter, the shares of Discount Investment and Clal Insurance Enterprise Holdings which are held by the Company, and, until the aforementioned understandings were reached with lending corporations in June 2012, also the shares of Clal Industries) to third parties, where the cumulative value of the major holdings sold as aforesaid will be 20% or more of the total value of all assets, and also in the event that the cumulative value of major holdings sold together with the cumulative value of the Company’s charged assets is 25% or more of the value of all assets.8

It was agreed with the lending corporations that the performance of the Clal Industries transaction (which was completed in July 2012) will not be considered a breach of the aforementioned restrictions regarding the creation of charges and the sale of assets. It was also agreed that the sale of the remaining holding of Clal Industries shares, at a rate of approx. 10.64% (which was performed in March 2013), will not require consent of the lending corporation (subject to the condition that the consideration will be in cash, and will be used for permitted purposes as defined) and will not be included in the total of the amount of sale of the principal holdings (as defined in subsection (3) below).
In the understandings reached with the lending corporations in 2012, as specified above, it was agreed that along with the aforementioned restrictions and covenants, the Company will not be entitled to create charges and to sell assets, other than in accordance with the following provisions: 9

8
Regarding the specified instructions: the rate of value of the Company’s charged assets and/or main holdings, will be determined at the date of creation of each charge and/or at the date of each sale as relevant; the value of each asset will be calculated according to the higher of market value or the value presented within the Company’s (unconsolidated) financial statements, unless the book value as stated is higher by 25% or more than the market value consecutively in two subsequent quarters, in which case the “value” will be determined according to market value, as long as the aforesaid gap continues.

9
Where regarding some of the lending corporations, the restrictions applicable to charges and sales (as specified in subsections 1 to 3 below) will apply with respect to charges and sales which are beyond the rates permitted as specified in section D.

IDB Development Company Ltd.

Note 16 – Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
E. Financial Restrictions and Covenants (cont.)
(d) (cont.)
(1)
The Company will be entitled to place additional charges on holdings in investee companies, beginning on June 29, 2012, without approval from the lending corporations, insofar as an addition of collateral is required for existing secured lenders only, up to a collateral value of NIS 100 million (less repayments to secured creditors, as specified below), where towards some of the lending corporations, the aforementioned limit will be calculated in accordance with the market value of the assets as at June 29, 2012, and for the other part, according to the market value of the assets on the date of the charge (“the charges bank” or “the restriction on additional charges”).

Additionally, the Company will be entitled to place additional charges in favor of the secured creditors, in place of any of the currently charged assets, provided that the value of the alternative assets does not exceed the value of the replaced asset, according to the agreed-upon terms. The aforementioned alternative charges will not reduce the series of charges. For details regarding a monetary charge in favor of secured lender of the Company of the Menorah Group, in place of Koor shares which were charged in its favor, see note 16.C.2. above.
(2)
The Company will be entitled to schedule earlier repayments to secured creditors on account of the principal of existing debts, subject to the provision of an update to the lending corporations. However, the performance of such payments (beyond the required repayments which were performed in connection with the Clal Industries transaction) will reduce the amount of the series of charges specified above by half of the amount whose payment date was rescheduled for an earlier date, as aforesaid.

In this regard, early repayments to secured creditor that were made by the Company in August and September of 2012 reduced the series of additional charges in a manner whereby, the charges bank was empty after these repayments. However, according to the Company’s position (of which the lending corporations were informed, who did not express any objection), following the release in July 2014 of surplus collateral provided in favor of the secured lender from the Menorah Group, as stated in note 16.C.2. above, the cumulative total of the charged assets is lower than at the date of application of the additional charge restriction in June 2012, and accordingly, the cumulative total available to the Company until full utilization of the additional charge limit proximate to the date of publication of this report, is NIS 35 million.
(3)
The Company is entitled to sell, holdings in Clal Insurance Enterprise Holdings and in Discount Investment Corporation (“major holdings”), as from June 29, 2012, without the approval of the lending corporation, subject to the following conditions: (a) The cumulative market value of the major holdings sold after June 29, 2012 must not exceed a total of NIS 100 million, where for some of the lending corporations, the aforementioned limit will be calculated according to the market value of the assets as at June 29, 2012, and for the other part, in accordance with the market value as at the date of the sale (“restriction regarding the sale amount of the major holdings”); (b) The Company will not dispose of its control holdings (at least 50.01% of issued and paid-up capital, with full dilution) of any of the aforementioned companies; and (c) The consideration with respect to the sale of the aforementioned holdings will be in cash only, and will be entirely used only for agreed and permitted uses, as these are defined in section E below.

IDB Development Company Ltd.

Note 16 – Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
E. Financial Restrictions and Covenants (cont.)
(e)
The balance of the Company’s liquid resources, from any source whatsoever, will only be used for the agreed-upon purposes, including repayment of existing debts according to their amortization schedules, early repayment of existing debts which are secured by charges, for the purpose of complying with financial ratios by virtue of existing debts towards the aforementioned financiers, for the purpose of financing current expenses in the ordinary course of business, and for the purpose of performing permitted investments, as defined below (hereinafter, jointly: “permitted uses”).

“Permitted investments” - existing investments which have been specified in the agreements with the lending corporations (including in the petroleum sector, projects in Las Vegas, IDB Tourism10 and other investments in a cumulative total of up to NIS 2 million), according to the scope of the forecasted cash flows published by the Company in its report for the first quarter of 2012, in a total amount which will not cumulatively exceed NIS 239 million, where out of the total aforementioned sum, up to NIS 100 million could have been invested in the Plaza project in Las Vegas. 11 Since the Company no longer holds the Plaza project in Las Vegas, the amount of permitted investments amounts to a total not to cumulatively exceed NIS 139 million. A breach event performed by the Company and still in effect, the performance of any investment will require advance approval from the lending corporations. 12
(f)
The Company will not perform changes to the terms of the unsecured loans which have been provided to it, which will improve the condition of the relevant creditor, unless it will reach an understanding with the other lending corporations (the loan agreements with whom include the financial covenants specified above) regarding an identical improvement of their condition, including changes to the original amortization schedule of its existing credit, in a manner which will involve the earlier scheduling of any repayment date, except for an early repayment initiated by the Company in favor of secured creditors, and an improvement of the interest terms to a certain lender, including an undertaking according to which, in the event that the Company agrees to increase the interest rate with respect to any of its unsecured debts, the increased interest rate will apply at the same ratio also towards the other lending corporations.

(g)
The Company will not perform (directly and/or through a wholly owned subsidiary) a buy-back, redemption or repayment of any bonds whatsoever which have been issued and/or will be issued by it, and will not finance any of the aforementioned activities. It is clarified that the foregoing does not apply to current repayments, in accordance with currently existing amortization schedules.

(h)
The understandings with the lending corporations also stipulated that the report of forecasted cash flows published by the Company in the first quarter of 2012 does not assume a dividend distribution by the Company during the period included therein, due to the negative amount of the Company’s distributable surplus. However, the Company undertook to provide 21 days notice before reaching a decision regarding a dividend distribution. On this matter, “dividend” means: including transaction with related parties and other companies in the Group. See also section e. above that by virtue of the undertaking included in it, the Company is prevented from distributing dividends.

10	It should be noted that during January 2014, the Company notified its lending corporations in connection with an investment which ir performed in IDB Tourism, in the amount of NIS 10 million.
11	See also section l below regarding the Company’s obligation towards two of its lenders, not to invest additional funds in the Plaza project.
12
The trustees for the bonds of the Company and IDB Holdings demanded that the Company does not make any additional investments without their consent. The Company updates, in certain cases, the trustees to the bonds with regards to making investments See Note 16.E. below for details regarding the correspondence with the trusts for the holders of the Company's bonds and the activities by the trustees for the bonds.

IDB Development Company Ltd.

Note 16 – Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
E. Financial Restrictions and Covenants (cont.)
(i)
The Company has undertaken not to provide any loans to a shareholder or to any entity related to a shareholder, excluding as part of the permitted investments, as defined in section e above, and not to make repayment in any manner, to any entity in the group of existing and/or future shareholders, except as agreed. For details regarding a bridging loan given to the Company by the Dolphin Group and Extra, which was converted into the Company’s share capital, see notes 16.C.3 and 15.B.1 above.

(j)	The Company has undertaken not to pay management fees to a shareholder or to a related party to a shareholder, without the advance written consent of the lending corporations, except as agreed.
(k)
In the event that an undertaking to fulfill certain financial covenants has been given to a certain lending corporation, which includes various and/or additional terms in addition to the terms specified in the letters of undertaking given to the other lending corporations (“the additional terms”), notice will be given to the other lending corporations, and at the request of any of the foregoing, the Company will agree to the application of the additional terms also with respect to it.

(l)	Negotiations to arrange the financial covenants
As part of the specified agreements from 2012 it was further agreed that until March 31, 2013, the parties will act towards formulating an arrangement to replace the aforesaid in case the parties do not reach an agreement by March 30, 2013, the covenant with regard to the economic capital will be re-applied as of July 10, 2013, in relation to the data of the second quarter of 2013, and additionally the adjustment periods included within the economic capital will apply (as specified in section (C) above). In addition, the covenants with regard to cash balance and marketable securities and the covenant with regard to the net debt limit (in a formula to be amended). The amendments to the restrictions and to the covenants made on June 29, 2012 (as amended in August 2012) (apart from the amendments stated in sections c and d.1 to d.3 above), will continue to apply even in case no such agreement is reached as stated.
In view of the foregoing, in March 2013 the Company reached an understanding with its lending corporations, according to which the covenants described above will continue to apply on all matters pertaining to the evaluation of the results for all four quarters of 2013, and the results of the first quarter of 2014, while adding the following updates:
1.
Until the end of April 2014, the parties will work to formulate an arrangement which will replace the existing financial covenants and apply for the first time to the results of the second quarter of 2014 (ending on June 30, 2014). If the parties do not reach an understanding, the financial covenants from before the understandings of June 29, 2012 will come into effect again (and particularly the “economic capital” mechanism, including the adjustment periods included in it).

2.
The covenant involving the balance of cash and marketable securities (see section (B) above) has been suspended beginning in the second quarter of 2013, and it was agreed that it will be re-applied, unless otherwise agreed, with respect to the results for the second quarter of 2014 and thereafter.

In June, September and December 2014, and in March, May and August 2015, the Company reached additional understandings with the relevant lending corporations with respect to additional extensions of the financial covenants in the loan agreements, in a manner whereby, following the latest understandings, the results for the third and fourth quarters of 2015 will also be evaluated according to the foregoing. As part of the extension of August 2015, it was agreed that the parties would work to formulate an arrangement, to replace the current financial covenant arrangements by March 31, 2016, and if such an arrangement has not been reached, then with respect to the results for the first quarter of 2016 and thereafter, the previous financial covenants will re-apply (and particularly, the covenant regarding the balance of cash and marketable securities will not fall below the projected scope of current maturities in the two quarters subsequent to the reported quarter (the “liquidity covenant”) and the “economic equity” mechanism (including the remedy periods specified therein), as specified above. As of the date of the report, the Company estimates that it will not be able to meet the levels that were determined in the past within the framework of the covenants regarding the economic capital and the liquidity covenant, if they are reapplied as aforesaid and this is in relation to the results of the first quarter of 2016. The Company is continuing to act in order to reach consents with the relevant financing corporations in order to arrange the calculated financial covenants that were determined in the provisions of its loan agreements as stated above, and additional contractual issues that exist in the loan agreements. For details regarding the establishment of the Board of Directors’ committee which is authorized, inter alia, to conduct negotiations with the Company’s financial lenders to reach the new financial covenants, see Note 15.B.7. above.

IDB Development Company Ltd.

Note 16 – Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
E. Financial Restrictions and Covenants (cont.)
(l) Negotiations to arrange the financial covenants (cont.)
It should be noted that in parallel to the aforementioned agreements opposite the lending entities dated March 2013, the Company has made a commitment opposite one of its lending entities that an agreed decisive mechanism will apply in relation to any dispute with the said lender in connection with the question of whether grounds exist affording the lender the right to make it repayable immediately, if an event has occurred that might impair the Company's financial ability. In accordance with the said mechanism, if the lender informs the Company that an event has occurred, which in its opinion might impact its financial ability and the Company disputes this, the lender will be entitled to inform the Company that the dispute will be decided by two adjudicators (whose identity is agreed by the parties, a representative of the lender and a representative of the Company) and their decision shall bind the Company. In the event that the adjudicators do not reach a decision, the adjudicator who is a representative of the lender will be entitled to appoint an additional adjudicator, whose decision shall be binding. In addition, the Company has made an undertaking opposite two of its additional lenders that it will not make any investments whatsoever in the Plaza complex in Las Vegas; the Company has also made an undertaking opposite the said lending entities that no additional investment will be permitted in activity in the gas field, except with the approval of the said lenders in advance (except for payments in respect of commitments that have been given in the past in an extent that shall not exceed NIS 4 million).
Furthermore, the Company has informed the said lending entities that insofar as the covenant arrangements with one lending entity include a provision that is not included within the framework of the arrangements with another lending entity, the other lending entity will be entitled to request that the covenants arrangement with it will be updated such that it will include the said provision.
As of December 31, 2014, as of December 31, 2015, and shortly before the date of publication of this report, the Company is in compliance with the calculated financial covenants by which it was bound.
As of December 31, 2014, loans of the Company, which are subject to the specified financial covenants, totaling NIS 573 million, were classified in the financial statements of the Company within current liabilities (the balance of the principal of the loans that were subject to the same financial covenants on that date was NIS 897 million), in accordance with International Accounting Standards and with note to the fact that the Company had reached agreements with those relevant lending corporations, as part of which the financial covenant arrangements existing within the loan agreements were extended to a period of less than 12 months and regarding the stipulation that those relevant lending corporations may have claims in connection with the covenant regarding a change in control of the Company.
(m)Request sent by the Company to the lending corporations to arrange the restrictions on permitted investments in accordance with financing agreements
Due to the restriction on the investments which are permitted for it, the Company is subject to the three relevant lending corporations (see Note 16.E.(e) above), with the aim of allowing the Company to improve its financial flexibility and in order to implement the provisions of Dolphin Netherlands’ proposal to the Company and to Discount Investment, beginning on June 29, 2015, as specified in Note 15.B.8 above. The Company requested and received the consent of the relevant lending corporations in August 2015, and received their updated consent in December 2015, for the stipulation that the amount of the permitted investments would increase by an additional total of NIS 250 million, for the purpose of performing an investment in Discount Investment, provided that the source used to fund the additional investment amount in Discount Investment will only be the funds which will be received by the Company by way of a shareholders' loan or capital injections (including by way of the issuance / allocation of the Company’s share capital and/or warrants exercisable into capital, rights offering, exercise of warrants only and/or by the allocation / issuance of another capital instrument), which will be performed after June 29, 2015 above a total of NIS 110 million. For details regarding the exercise of the warrants (Series 3) of Discount Investment by the Company, in the amount of approximately NIS 92 million, see Note 16.G.(2)(l) below.

IDB Development Company Ltd.

Note 16 – Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
E. Financial Restrictions and Covenants (cont.)
(n)	Additional grounds for immediate repayment
In addition to the aforementioned financial restrictions and covenants, in agreements with banks and financial entities (subject to certain provisions and to the various relevant definitions provided in each agreement) and in certain bonds issued by the Company, there are customary provisions regarding the right to require immediate repayment, including, inter alia, the following circumstances (in whole or in part, as applicable): provisions which grant the banks and the financial entities the right to demand early repayment in certain cases involving a change in control (with regard to this cause see below); provisions which grant the right to demand immediate repayment of the loans, in the event that another debt of the Company has been repaid through early repayment or immediate repayment, or through any repayment which is not in accordance with the original amortization schedule, at the demand of the creditor (cross acceleration) (with respect to the bonds (Series G) of the Company - in the event that immediate repayment is required of another series of the Company’s bonds); Reaching of a decision to liquidate and/or submission of a petition for liquidation or for the appointment of a provisional liquidator against the Company, and the filing of a motion to suspend proceedings against the Company or the filing of a motion to issue an assets receivership order or to initiate rehabilitation proceedings, a creditors’ settlement / arrangement or convention or scheduling of creditors’ meetings in connection with an arrangement / insolvency or the filing of a motion for an arrangement or settlement, all in the event that the aforementioned motions have not been canceled / withdrawn within a certain period of time (according to the provisions of each agreement and/or trust deed); negotiations or a declaration stating that the Company intends to conduct negotiations for the purpose of formulating an arrangement / settlement proposal between the Company and its creditors or shareholders, or approval of such an arrangement or settlement proposal; filing of a motion for assets receivership regarding all or part of the Company’s property, appointment of a temporary, permanent, or other liquidator, special manager, trustee, or temporary, permanent or other assets receiver, realization of charges, imposition of foreclosures or taking of similar enforcement actions, all in the event that the motions / actions have not been canceled within a certain period of time (in accordance with the provisions of each agreement and/or trust deed); the reaching of a decision or intention with respect to the performance of a structural change (such as a merger); discontinuance of the payment of debts or arrears in payment; announcement by the Company that it intends to stop paying its debts; the filing of a claim or initiation of regulatory or other proceedings or investigations in which the Company is involved, and where it is reasonable to believe that the foregoing will pose a material risk to its ability to fulfill its obligations; the existence of a material concern that the Company will discontinue its payments; a situation wherein the Company will discontinue, or where it is reasonable to believe that it will discontinue, conducting its business affairs; an event which significantly harms the Company’s ability to repay its debts the cancellation or amendment of a highly material permit which was given by a competent authority may significantly harm the Company’s ability to service its liabilities; all of the above - in case of certain circumstances as set forth in the agreements or in the debentures, as applicable.
(o)	Change of control in the Company
Upon the completion of the creditors’ settlement at IDB Holdings in May 2014, Mr. Elsztain and Mr. Ben-Moshe (through companies controlled by them) became controlling shareholders in the Company. With respect to this change in control, the Company received consent from the relevant lending corporations in June/July 2014, regarding the stipulation that the transfer of control to Messrs. Elsztain and Ben-Moshe will not constitute grounds for requiring immediate repayment and some of the foregoing made their consent contingent upon the receipt of similar understandings from all of the Company’s relevant lending corporations (apart from the secured lender). It is noted that one lender stipulated its consent upon the condition that if any of the controlling shareholders specified above (directly or indirectly, including through corporations under their control) no longer holds at least 26.65% of the Company’s issued capital (with full dilution), including no longer holding all of the rights associated with the shares, as these were in effect on the date of consent (July 3, 2014), the foregoing will constitute grounds for requiring the immediate repayment of the credit. The Company notified the other relevant lending corporations that so long as the aforementioned stipulation vis-à-vis this lender was in force, the Company would consider the credit agreements which were signed vis-à-vis the aforementioned lenders as including a similar stipulation. It is noted that the Company’s secured creditor of the Menorah Group has not granted its consent for the change in the control of the Company (the Company has not contacted them on the matter).

IDB Development Company Ltd.

Note 16 – Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
E. Financial Restrictions and Covenants (cont.)
(o)	Change of control in the Company (cont.)
Further to that stated in Note 15.B.(6) to the annual financial statements, in light of the rights issue which was performed by the Company in February 2015, the cumulative stake of Mr. Elsztain and Mr. Ben-Moshe (through corporations under their control) increased from 62.5% (31.27% each) to approximately 77.7% of the Company’s issued capital, although the stake of Mr. Ben-Moshe alone (through a corporation under his control) decreased to approximately 16.2% of the Company’s issued capital. Additionally, following the exercise of the Company’s warrants (Series 4) on June 2, 2015 by companies under the control of Mr. Eduardo Elsztain, in the total amount of NIS 150 million the cumulative stake of Mr. Elsztain and Mr. Ben-Moshe (through corporations under their control) increased to approximately 80.72% of the Company’s issued capital, where the stake of Mr. Ben-Moshe alone decreased to approximately 13.99%.
In October 2015 (following the arbitrator's decision from September 2015), the buy me buy you process was completed, in a manner whereby Mr. Ben-Moshe sold (by means of a corporation under his control) all of the Company’s shares which were held by him to IFISA (a member of the Dolphin Group). Following the above, the total holding rate of the Dolphin Group in the Company’s shares increased to 80.72% of the Company’s issued capital, and Mr. Mordechai Ben Moshe ceased being a shareholder in the Company (for details, see Note 15.B.(9) above).
Beginning in January 2015, the Company contacted, several times, the aforementioned lending corporation (which was given the right to demand the immediate repayment of the loan if one of the controlling shareholders ceases independently holding at least 26.65% of the Company’s issued capital)13 and the two additional relevant lending corporations (including after the completion of the buy me buy you process, as stated above), and requested their consent for the establishment of the control covenant, in a manner whereby the changes in the holding rates in the Company, as a result of the rights issue, and as a result of the completion of the buy me buy you process, as stated above, will not be considered a breach of the provision of the agreement. Consent has not yet been received from the aforementioned lending corporations.
In light of the above, and without derogating from any other claim and right which are available to the Company, it is noted that the relevant lending corporations may claim that they have grounds for demanding immediate repayment of the loans which the Company accepted from them.
(p)
Cancellation of the transaction for the sale of the Company’s holdings in Clal Insurance Enterprise Holdings to JT and failure of the negotiations regarding the transaction for the sale of the Company’s holdings in Clal Insurance Enterprise Holdings to the Macrolink Group

On January 27, 2014, the Company contacted the relevant lending corporations to which the Company has undertaken the financial covenants described above, for the purpose of obtaining their approval that the completion of the transaction involving the sale of the Company’s holdings in Clal Insurance Enterprise Holdings to JT (as stated in note 3.H.5.a. above), including the performance of any of the actions accompanying the transaction will not constitute, at the time of the performance of the transaction and at any subsequent date, a breach of any of the Company’s undertakings as included in the financing agreements with those lending corporations.
The Company received consent from all of the lending corporations to complete the aforesaid transaction, as well as their consent that if the transaction materializes, adjustments will be made to various financial covenants.
As stated in note 3.H.5.a. above, on May 29, 2014, the aforesaid agreement with JT expired and was cancelled. Therefore, the adjustments to the covenants which were approved and signed by the relevant financing entities for the purposes of the aforesaid transaction (including their approval of the transaction, as stated above), did not come into effect.
For details regarding the outline for the timeline that was set by the Capital Market Commissioner for the sale of the Company’s control and holdings in Clal Insurance Enterprise Holdings and regarding the lack of success in the negotiations for the sale of the Company's holdings in Clal Insurance Enterprise Holdings and the passing of the time that was set in the Commissioner's outline for the signing of an agreement for the sale of the control in Clal Insurance Enterprise Holdings, see Notes
3.H.5.C and D above. Furthermore, for details on restrictions on the sale of the main holdings (including in Clal Insurance Enterprise Holdings, see Note 16.E.d.3. above

13
So long as the aforementioned stipulation against this lending corporation remains in effect, the Company considers the credit agreements which were signed with the two additional relevant lending corporations as including a similar stipulation.

IDB Development Company Ltd.

Note 16 – Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
F.	Main changes in 2014 in long-term liabilities and financial covenants of the corporation’s held companies
1.	Discount Investment Corporation
a.
In January 2014, Discount Investment Corporation issued to the public, according to its shelf offer report of January 2014, which was published pursuant to its shelf prospectus of December 2013 (which amended its shelf prospectus of June 2013), series F linked bonds with a nominal value of NIS 898 million, by way of an expansion of the series, in return for the acquisition of series D linked bonds with a nominal value of NIS 794 million.

The series F bonds issued as aforesaid were listed on the stock exchange and the series D bonds that were acquired by Discount Investments as aforesaid expired and were delisted from the stock exchange.

b.
In July 2014, two banking corporations that provided loans to Discount Investments, the principal balances of which as at December 31, 2014 amount to NIS 271 million and NIS 250 million, with regard to their right to place the stated loans for immediate repayment in case of a change in control, agreed that the change of control as part of the completion of the debt arrangement of IDB Holdings, as stated in Note 16.G.2 below, shall not constitute grounds for demanding immediate repayment of their loan to Discount Investments if all of the following conditions are satisfied: (a) Messrs. Eduardo Elsztain and Mordechai Ben-Moshe shall each hold, directly and/or indirectly through Companies controlled by them, at least 26.65% of the issued and paid up share capital of the Company (on a fully diluted basis) and the rights attached to the aforesaid shares; (b) the Company shall itself control Discount Investments directly and/or indirectly (on a fully diluted basis). It should be noted, that each of the stated lenders is entitled to place its loan for immediate repayment in case another creditor of Discount Investments places for immediate repayment a debt of Discount Investments towards it. The decrease in Mr. Mordechai Ben Moshe's holding rate in the issued capital of the Company to a rate of less than 26.65%, following the rights issue that was performed in February 2015, as detailed in Note 16.B.6 above, as well as the completion of the BMBY process in the company, as part of which Mr. Ben Moshe ceased to hold shares in the Company, may constitute grounds for any of the banking corporations, which provided loans to Discount Investments to put his loan for immediate repayment. Discount Investments contacted each of the said banking corporations and requested their consent such that the changes in the percentage holdings of the control group in the Company as a result of the rights issue will not constitute grounds to put their loans for immediate repayment as long as Mr. Elsztain and Ben Moshe will continue to hold cumulatively (directly or indirectly through corporations they control) over 53.3% of the Company's issued and outstanding share capital and alternatively, non holding of the controlling shareholder of the above minimum threshold of 26.65% of the Company's issued and outstanding share capital will not constitute grounds to put the loan for immediate repayment during the period until June 30, 2015 and in this period the bank and DIC will discuss the issue of updating the loan provisions relating to the composition of the control group of the Company. As at the date of approval of this report, the banking corporations have not yet responded to the request of Discount Investments and there is no certainty that agreements will be achieved with the banking corporations or any of them on this matter.

c.
In December 2014, the Board of Directors of Discount Investments approved a plan for repurchase of its bonds, as outstanding from time to time, by Discount Investments or a wholly owned subsidiary, in a total scope of NIS 200 million during a period of 12 months. The acquisitions will be made from time to time on the stock exchange and/or off of the stock exchange, directly and/or by a third party, in different scopes and prices, according to the discretion of the management of Discount Investments and with note, inter alia, to the market conditions and to the price of its bonds on the stock exchange, and only so long as no acquisition will cause a loss to Discount Investments at the time of its performance. In December 2014, a wholly owned subsidiary of Discount Investments acquired its bonds in an immaterial amount and subsequent to the date of the Statement of Financial Position, the aforesaid subsidiary acquired on the stock exchange series D bonds of Discount Investments with a nominal value of NIS 46 million, series F bonds with a nominal value of NIS 53 million and series I bonds with a nominal value of NIS 5 million, for a total consideration of NIS 110 million. The aforesaid bonds will not be delisted from trade on the stock exchange. As a result of the aforesaid acquisitions, the Company recorded in the first half of 2015, its share in the profit in an amount of NIS 13 million.

IDB Development Company Ltd.

Note 16 – Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
F.	Main changes in 2014 in long-term liabilities and financial covenants of the corporation’s held companies (cont.)
1.	Discount Investment Corporation (cont.)
d.
As part of completion of the merger agreement between Adama and ChemChina in October 2011, Koor was given, through a Chinese bank (‘the Chinese bank’) a non-recourse loan in a sum of $960 million, secured by a charge on Adama’s shares held by Koor immediately after the completion of the merger transaction (hereafter in this section, ‘the charged shares’ and ‘the non-recourse loan’), which is repayable by means of Adama shares as stated below. The non-recourse loan was given to Koor and its wholly owned subsidiary, and was divided between Koor and the aforesaid subsidiary in proportion to the number of charged shares held by each one of them.

In December 2013, the aforesaid subsidiary was merged with Koor and liquidated without winding-up, and from that date the loan agreement has been with Koor only. As part of the non-recourse loan agreement, it was held, inter alia, that the voting rights for the charged shares belong to Koor, except in a case of a ‘breach event’ (see below), in which case the Chinese bank will be entitled to the voting rights by virtue of the charged shares. Koor is entitled to transfer the charged shares (subject to restrictions in the agreement between the shareholders of Adama), in whole or in part, provided that in the case of a transfer to an unrelated third party, the consideration that it will receive will be used first to repay the proportional share of the loan (according to the number of charged shares that are transferred). In a case of a breach event (as defined below), the Chinese bank will be entitled to demand immediate repayment of the loan, and to realize the charge, unless Koor pays the loan within five working days of the date on which its immediate repayment is demanded. As a rule (apart from in exceptional cases), there is no repair period for breach events.
The following are details regarding the main terms of the non-recourse loan:
•
Payment of principal and interest: the principal of the non-recourse loan will be paid in full at the end of seven years from the date on which the loan is given. In the first four years from the date on which the non-recourse loan is given (hereafter ‘the period of the first four years’), the interest is not paid (apart from dividends received on the charged shares) but is added to the principal every three months and will be paid with the principal at the end of the seventh year. After the period of the first four years, the current interest will be paid in case at the end of each interest period (the interest period is every three months on fixed dates).

Koor was given the right, starting from one year after the date of giving the non-recourse loan, to make early repayment of the non-recourse loan, in whole or in part, (in which case a proportional part of the charged shares would be released in accordance with the proportional part of the loan that was repaid) or by way of a transfer of the charged shares (in accordance with the proportional part of the loan that was repaid early) to ChemChina or the Chinese bank.
•
Interest: the non-recourse loan bears interest at a rate that does not exceed the finance cost that ChemChina will take for the purpose of paying the overall merger consideration, and in any case will not exceed the Libor rate (for six months) plus 4.5% per annum that will be fixed for each two consecutive quarters in advance. (Taking into account the Libor rate shortly before the date of approval of these financial statements, the effective interest (after grossing up the deduction of taxes insofar as any will be payable and before commissions) is estimated at approximately 5.89%). Insofar as there will be a liability to deduct tax at source in Israel for the interest payments, Koor will pay these payments and will gross up the full tax. In addition, Koor undertook to indemnify ChemChina for business taxes that ChemChina will be liable to pay pursuant to the law in China for such interest payments (insofar as there will be no exemption for such taxes) up to an amount of 5% of the interest (plus grossing-up, insofar as it applies). It should be noted that the payment of the business tax in China is likely to be charged also during the period when the interest is accumulated (i.e., during the period of the first four years).

•
‘Breach event’: the non-payment of the loan principal or interest; Koor’s liquidation or insolvency, suspension of proceedings or creditors’ arrangements, or the filing of proceedings for liquidation, insolvency, a suspension of proceedings or creditors’ arrangements that are not cancelled within the stated period; an incorrect declaration on a material aspect or a material breach of the terms of the loan agreement; if the performance of Koor’s undertakings pursuant to the loan agreement will become unlawful.

IDB Development Company Ltd.

Note 16 – Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
F.	Main changes in 2014 in long-term liabilities and financial covenants of the corporation’s held companies (cont.)
1.	Discount Investment Corporation (cont.)
d. (cont.)
•
The charged shares: realization of the charge on the charged shares will be the only remedy available to the Chinese bank for the purpose of repaying the loan and securing the liabilities pursuant to the loan, except in certain cases where the validity of the charge in favor of the Chinese is prejudiced during the period of 90 days from the date of transfer of Adama’s shares to an authorized transferee, insofar as they will be transferred, pursuant to agreements with ChemChina, in which case the loan will become a recourse loan (with a right of recourse against Koor for the lower of the balance of the debt for the loan or the value of the charged shares), but only as long as the defect is not remedied. Should the loan become a recourse loan, such a defect will constitute grounds for the Chinese bank to demand immediate repayment of the loan, if the defect is not remedied within the period of time determined.

The charge also applies to dividends and other distributions that will be received for the charged shares, except for dividend surpluses that were defined as dividends and other distributions that will be distributed for the charged shares in a calendar year in excess of the interest accrued and not paid or that accrued in that year (including the interest that will be added to the principal). The dividends and other distributions (apart from dividend surpluses) will be deposited in an account controlled by the Chinese bank and will be used for the purpose of making early repayment of the loan, and the release of dividend surpluses to Koor as stated above, and during the period of the first four years also for the payment of interest as aforesaid.
The non-recourse loan does not include covenants or stipulations with regard to the ratio of the collateral to the debt, but it does include several prohibitions relating to the charged shares themselves (such as a prohibition of an additional charge, a transfer of the charged shares that is not in accordance with the provisions of the agreement, and so on).
The following are the components of the hybrid financial instrument for the aforesaid non-recourse loan:
	As of December 31
	2014	2013
	NIS millions
Host contract in the hybrid financial instrument for the non-recourse loan	3,170	3,676
Embedded derivative	(93)	(1)(93)
	3,077	3,056
Less deferred expenses	(8)	(12)
Hybrid financial instrument for the non-recourse loan	3,069	3,044
(1)	Non material adjustment of comparative figures, see note 1.F.(3) above.

The book value of the host contract was determined on the basis of the future value of Adama’s shares, discounted at the effective interest rate that was determined on the initial date of separation (the completion of the Adama-ChemChina transaction).

IDB Development Company Ltd.

Note 16 – Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
F.	Main changes in 2014 in long-term liabilities and financial covenants of the corporation’s held companies (cont.)
1.	Discount Investment Corporation (cont.)
d. (cont.)
The future value of Adama’s shares was estimated as follows:
•
As of December 31, 2014 – the future value of Adama shares was calculated by discounting the base asset value (less the non-marketability component of the shares) until the date of delivery of the shares (and alternatively the date of repayment of the loan) at the rate of return on capital as at December 31, 2014. Based on the findings of a binomial model it was estimated that the date of delivery of the shares (and alternatively the date of repayment of the loan) is approximately one year after the date of the estimate.

•
As at December 31, 2013 – the value of Adama’s shares expected at the end of loan term was calculated based on the rate of return on the capital as of December 31, 2013, which was used in estimating the value of Adama’s shares. The value of Adama’s shares, which was estimated in accordance with a capitalization of Adama’s operating cash flow forecast for the aforesaid date, is capitalized with Adama’s weighted cost of capital, less Adama’s net financial liabilities.

The fair value of the embedded derivative is determined according to the binomial options pricing model, which is derived from the Black & Scholes formula, in consideration of estimates and parameters which are based on unobservable data used by the valuation model, such as the valuation of the base asset (as stated above), standard deviation and non-marketability discount, whilst using variables based on observable market data.
The main estimates used by the appraiser during the relevant periods in determining the fair value of the embedded derivative and the book value of the host contract in the hybrid instrument for the non-recourse loan:
	As of December 31, 2014	As of December 31, 2013
Standard deviation	33.05%	39.3%
Non-marketability discount *
For the purpose of estimating the discount rate for non-marketability until the date of registration for trade or the making liquid of the base asset, a put option model was used (Average Put Option). Accordingly, a fixed discount rate was estimated at 8.2%.

For the purpose of estimating the discount rate for non-negotiability, the average put option model was used for various possible listing dates (see above). The discount rate was reduced to its minimum value throughout the model in accordance with the various probabilities for negotiability of the shares on future dates. The weighted amount of the discount as of the date of the estimate stood at 8.1%.

Control premium	Not relevant.**	3.3%-6.6% and on average 4.95% of the value of the base asset***.
Rate of return on the capital	12.54%	12.11%
*
The estimates regarding the date of a future issuance or the making liquid of the shares were changed at the date of valuation as at December 31, 2014 subsequent to the postponement of the issuance as aforesaid. In the valuation as at December 31, 2013, the non-marketability discount that decreases until the expected listing date is consistent with the valuation methodology that was used with regard to scenario method valuation and is consistent with the treatment for the host contract, whose value was based inter alia on the main scenario of listing by the end of the option period, and therefore a non-marketability discount was not deducted in that scenario.

**
The valuation as at December 31, 2014 was based on the value per share reflected in the lower range published within the registration document as aforesaid and as the aforesaid value does not reflect a control value, no control premium deduction was required at this date.

***
The control premium inherent in the value of the benefit as of the date of completion of the Adama-ChemChina transaction is estimated at a sum of $169 million. In May 2011 a decision was made by the court in a legal proceeding against Koor and Adama with regard to the aforesaid transaction, according to which the value of the surplus benefit should be divided between all of the shareholders of Adama, and the settlement in the aforesaid legal proceeding in which Koor paid $45 million to the other shareholders of Adam was given the force of a final judgment.

The host contract in the hybrid financial instrument for the aforesaid loan embodies an effective rate of return of approximately 12%.
Regarding the total finance expenses for the aforesaid financial instrument, which were recorded in these financial statements, see note 28.b below.
For details regarding events subsequent to the date of the statement of the financial position in connection with the value of the hybrid financial instrument, its components, estimates used for determining the book value of the hybrid financial instrument, in respect of the non-recourse loan that Koor received, as of June 30, 2015 and regarding the valuations of the impairments that Discount Investments performed in connection with the investment in Adama in the financial statements for the nine months of 2015, see Note 35.E.2. below.

Note 16 – Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
F.	Main changes in 2014 in long-term liabilities and financial covenants of the corporation’s held companies (cont.)
1.	Discount Investment Corporation (cont.)
e.
Until January 15, 2014, Koor and private headquarter companies wholly owned by it, were engaged with a corporation from the Morgan Stanley Group and with a corporation from Citigroup (“the lending corporations”) in credit facility arrangements without right of recourse, which were secured by Credit Suisse shares (“Morgan Stanley Credit” and “Citigroup Credit,” jointly: the “Credit Arrangements with the Lending Corporations”).

As part of the realization of the entire balance of Koor’s holdings in Credit Suisse shares in January 2014, as stated above, Koor repaid the entire balance of the Morgan Stanley credit and the Citigroup credit, out of the consideration from the realization of Credit Suisse shares, as stated above, and as at the approval date of these financial statements, Koor has no liabilities in respect of the credit arrangements with the lending corporations.
f.
In March 2015, the Board of Directors of Discount Investments approved, at the request of the trustees to its series B, D, F, G, H & I bondholders, the provision of a commitment by Discount Investments according to that specified below, and this until September 15, 2015 (“the commitment period”):

-	Discount Investments will not distribute any dividend of any type to its shareholders.
-
Discount Investments will not pledge directly or through a headquarter company under its full ownership, the control nucleus in any of the companies held by it, unless it delivers prior written notice to the trustees of its bonds 21 days in advance.

-
Discount Investments will not receive a new loan at an amount exceeding NIS 50 million which is secured by charges over its assets or that includes financial covenants towards the lender, unless it delivers to the trustees of the bonds prior written notice 21 days in advance.

-
Discount Investments will not repay in early repayments, payments to a single financial creditor at a total amount exceeding NIS 50 million during the commitment period, unless it provides prior written notice to the trustees 21 days in advance.

-
Discount Investments will not change the following, for any of its financial creditors: (1) the interest rates; (2) the financial covenants; and (3) the collaterals provided to them according to the existing credit and financing agreements, unless it provides prior written notice of 21 days to the trustees.

-	Discount Investments will deliver notice to the trustees and any of its financial creditors, the debt towards which is over NIS 10 million, notice of the placing of its debt for immediate repayment.
It should be noted that Discount Investments will be entitled to give, at any time, 30 days’ written notice that it wishes to terminate its aforesaid commitments.
In addition, Discount Investments’ commitments will be cancelled immediately insofar as legal proceedings of any kind will be taken by the trustees to the bonds (or some of them) against Discount Investments or insofar as a meeting of the bond holders (of all series or some of them) is convened, the agenda of which will include, inter alia, the appointment of advisors (economic and others), appointing representatives on behalf of the bond holders, taking legal proceedings of any kind against Discount Investments, placing its debt for immediate repayment or any issue similar in substance to the above issues.
In October 2015, after the statement of financial position date, Discount Investment's Board of Directors approved the extension of two commitments by Discount Investments, out of the commitments that were included in its abovementioned letter to the bondholders, until the end of 2015, as follows: (a) Discount Investments will not distribute a dividend of any sort or type whatsoever to its shareholders; (b) Discount Investments will not make a change in favor of any of its financial creditors regarding (1 the interest rate; (2) the covenants; or (3) the collateral that has been extended to them in accordance with the existing financing and credit agreements, unless it delivers notification in writing to the trustees for its bonds 21 days in advance.

IDB Development Company Ltd.

Note 16 – Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
F.	Main changes in 2014 in long-term liabilities and financial covenants of the corporation’s held companies (cont.)
2. Cellcom
a.	Cellcom undertook to comply with financial covenants and other restrictions with regard to the series F and series G bonds that it issued to the public in Israel in March 2012, including:
•
A debt to EBITDA14 ratio exceeding 5, or exceeding 4.5 over four consecutive quarters, shall be regarded as grounds for demanding immediate repayment of the aforesaid bonds. As of December 31, 2014, this ratio stood at 2.3.

•
An undertaking not to distribute more than 95% of the profits that may be distributed pursuant to the Companies Law (‘the profits’), provided that if the debt to EBITDA ratio15 exceeds 3.5, Cellcom shall not distribute more than 85% of the profits, and if the debt to EBITDA ratio14 exceeds 4, Cellcom shall not distribute more than 70% of the profits. A failure to comply with this criterion will be regarded as grounds for demanding immediate repayment of the aforesaid bonds.

•
A demand for immediate repayment of another debt of Cellcom (cross-default), except for immediate repayment of a debt in an amount of NIS 150 million or less, shall be regarded as grounds for demanding immediate repayment of the bonds.

•	An undertaking not to create charges, subject to certain exceptions. A failure to comply with this undertaking shall be regarded as grounds for demanding immediate repayment of the bonds.
•
An undertaking to pay additional interest of 0.25% per annum on the aforesaid bonds for a decrease of two ratings in their rating in comparison to the ratio given to the aforesaid bonds prior to their issue, and an undertaking to pay additional interest of 0.25% per annum on the aforesaid bonds for every additional rating up to a maximum addition of 1% per annum. In June 2013, Maalot revised the rating of Cellcom’s bonds traded on the Tel-Aviv Stock Exchange from a rating of AA- with a negative rating forecast to a rating of A+ with a stable rating forecast.

As a result of the aforesaid revision of the rating, and since it led to a decrease of two ratings in the rating of the aforesaid bonds in relation to their rating on their date of issue, the annual rate of interest that Cellcom will pay for the aforesaid series F and series G bonds was increased as of July 5, 2013, by 0.25% to 4.60% and 6.99%, respectively.
•	Where the aforesaid bonds stop being rated for a period exceeding 60 days, this shall constitute grounds for demanding immediate repayment.
As of December 31, 2014, and shortly before o the date of approval of these financial statements, Cellcom was in compliance with the covenants that were determined.

14
Debt to EBITDA ratio – the ratio between Cellcom’s net debt and its EBITDA, neutralizing non-recurring effects. For this matter, net debt - credit and loans from banking corporations and from others and liabilities for bonds, less cash and cash equivalents and current investments in negotiable securities; EBITDA – profit before depreciation and reductions, other expenses/income, net, other than non recurring expenses for employee voluntary retirement plan, finance expenses/income, net, and taxes of income, for the period of the 12 months that preceded the date of Cellcom’s last consolidated financial statements.

IDB Development Company Ltd.

Note 16 – Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
F.	Main changes in 2014 in long-term liabilities and financial covenants of the corporation’s held companies (cont.)
2. Cellcom (cont.)
b.
In connection with the issuance of series H and I bonds of Cellcom to the public in Israel, which took place in July 2014, Cellcom undertook, pursuant to a new trust deed (“the new trust deed”), to comply with financial covenants and other additional covenants, beyond the obligations which it accepted as part of a trust deed in connection with the issuance of its bonds (Series F and G) (“the existing trust deed”) as specified in section a. above, including: (1) in addition to the financial covenant which Cellcom undertook in the past, in the existing trust deed, according to which, if the net debt to EBITDA ratio exceeds 5, or exceeds 4.5 for four consecutive quarters, the foregoing will constitute grounds for requiring the immediate repayment of the bonds, the aforementioned financial covenant, in accordance with the new trust deed, will also constitute a condition for distributing a dividend; and (2) compliance with the financial covenants will constitute a condition for the issuance of additional bonds from either of the two new series.

The new trust deed includes grounds for requiring the immediate repayment of the bonds, which are mostly similar to the grounds for requiring immediate repayment specified in the existing trust deed, excluding certain new grounds for requiring immediate repayment which are not included in the existing trust deed, and certain changes to the grounds for requiring immediate repayment which are in the existing trust deed, including: (1) breach of the aforementioned restriction regarding dividend distribution; (2) requiring the immediate repayment of another debt of Cellcom (cross default), in a minimum amount of NIS 150 million, which constitutes grounds for requiring the immediate repayment of Cellcom’s bonds. In accordance with the existing trust deed, the foregoing will not apply to any cross default which has been caused by another series of Cellcom bonds; (3) the existence of a real concern that Cellcom will not fulfill its material obligations towards the bond holders; (4) the inclusion of a warning in Cellcom’s financial statements of a concern regarding the continued existence of Cellcom as a going concern, for a period of two consecutive quarters; and (5) a breach of Cellcom’s undertakings regarding the issuance of new bonds.

As at December 31, 2014, and shortly before the approval of these financial statements, Cellcom was in compliance with the covenants that were determined.
c.
For details regarding events subsequent to the date of the statement of the financial position in connection with Cellcom's public offering of bonds and a private placement to institutional investors as of January 2015, Cellcom's engagement in an agreement with two institutional investors for the provision of two loans to Cellcom dated May 2015, regarding the publication of a draft prospectus for the performance of an issuance of shares by way of a rights offering to the shareholders of Cellcom in June 2015, and for details regarding Cellcom's engagement in an agreement with an Israeli bank to provide to Cellcom a deferred loan in the amount of NIS 140 million in August 2015, see Notes 35.b.1, 2, 3 and 7 below, respectively

3.	Property & Building
a.
In June 2012, a corporation that is wholly owned by Property & Building, which directly holds the HSBC building (“the building corporation”) and a special purpose American corporation that directly holds all of the rights in the building corporation (“the additional corporation,” and jointly, “the property companies”) entered into loan agreements (jointly, in this section: “the agreement”) with the American bank, J.P. Morgan Chase Bank, N.A. (“Morgan Bank”), in which Morgan Bank gave the property companies a loan in a total amount of $400 million for a period of ten years. The loan is comprised of a main loan in an amount of $300 million, which was given to the building corporation (‘the main loan’), and a secondary loan in an amount of $100 million, which was given to the additional corporation (“the secondary loan,” and jointly with the main loan hereafter in this section, “the loan”). The following are details of the main terms of the loan:

•	The balance of the loan as of December 31, 2014: $400 million (NIS 1,556 million).
•
The date of repaying the principal: the principal of the main loan is repayable starting from the sixth year after it was given in accordance with a thirty year payment schedule, in monthly payments. The balance of the principal of the loan (including the secondary loan) is repayable in one payment at the end of the loan period in July 2022.

IDB Development Company Ltd.

Note 16 – Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
F.	Main changes in 2014 in long-term liabilities and financial covenants of the corporation’s held companies (cont.)
3. Property & Building (cont.)
a. (cont.)
•
The rate of interest: fixed annual interest in an average amount of 5.04% (calculated on the basis of 360 days per annum – reflects an effective interest rate of 5.23% per annum). The interest is paid each month.

•	The loan currency: US dollar.
•
Collateral: as collateral for the repayment of the main loan (in a sum of $300 million), a first degree mortgage was registered on the HSBC building and the land on which it is constructed, and additional charges as customary on the lease agreements and rent accruing from the property, on the bank accounts involved in operating the property, a change on insurance receipts, rights to tax returns with regard to the asset and so on. As collateral for the repayment of the secondary loan (in a sum of $100 million), a first degree charge was registered on all of the rights in the building corporation.

•
A right of recourse against Property & Building and/or the property companies: the loan is without any right of recourse against Property & Building and/or the property companies. A wholly owned subsidiary of Property & Building, which indirectly owns the property in its entirety (in this section “the subsidiary”), gave a carve-out guarantee for an unlimited amount for the payment of all of the losses that may be caused to Morgan Bank as a result of special defined cases only, which are customary cases in agreements of this kind (such as fraud, false representation, and so on). In addition, Property & Building gave a limited carve-out guarantee up to an amount of $125 million. Moreover, each of the property companies and the subsidiary undertook to indemnify Morgan Bank for any loss that it may suffer, for an unlimited amount, as a result of cases concerning hazardous substances and environmental protection.

•	Cross-default mechanism: a breach of the main loan constitutes a breach of the secondary loan, but not vice versa.
•	Additional restrictions:
1.
All of the money received from operating the HSBC building are deposited in designated accounts that are charged to Morgan Bank (as of December 31, 2013 – a sum of NIS 40 million). This money is transferred during the lifetime of the loan to the building corporation after the current payment of the loan principal and interest thereon. In the following cases, the money received will be held in the designated accounts until the incident is repaired or terminated:

▪	A breach of the agreement that constitutes a ground for demanding immediate repayment of the loan.
▪	The existence of insolvency and/or bankruptcy proceedings of Property & Building.
▪
When the quarterly debt service cover ratio (the ratio between the net operating income for the period and the total payments of principal and interest for the loan during that period) is less than 1.05.

▪
In a case of non-renewal of the lease agreement by HSBC Bank (the main tenant of the HSBC building) or the vacating of the premises by it before the end of the lease agreement without it being replaced by another tenant in accordance with the terms stipulated in the agreement.

2.
The taking loans and additional debts by the property companies requires approval of Morgan Bank, but it is possible to receive additional finance by complying with certain criteria that are stipulated in the agreement.

3.	It is not possible to create additional charges on the HSBC building or with regard thereto.
4.
The ownership rights in the HSBC building and the ancillary rights may be transferred subject to an assignment of the loan and Morgan Bank’s consent. Morgan Bank’s consent will not be required in a case of a transfer of rights insofar as Property & Building (directly or indirectly) will continue to hold at least 25% of the HSBC building and the rights ancillary rights thereto and it will continue to retain control of the building corporation. There are no restrictions on a change of the holdings in Property & Building as long as Property & Building is a public company.

IDB Development Company Ltd.

Note 16 – Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
F.	Main changes in 2014 in long-term liabilities and financial covenants of the corporation’s held companies (cont.)
3. Property & Building (cont.)
a. (cont.)
5.	Transactions with major tenants, related parties or with regard to main parts of the HSBC building are subject to the approval of Morgan Bank.
6.	It is not possible to sell, transfer, charge or issue securities of Property & Building, except as stated above and in other permitted transfers.
7.
It is not possible to change the type of incorporation of the property companies and they undertook to act in a single field of activity as the property corporation and not to change the field of activity.

•
Grounds for demanding immediate repayment of the credit: in a case of a breach of the aforesaid restrictions with regard to the charge on the HSBC building or a transfer of the rights therein without the prior consent of Morgan Bank, and if customary grounds in agreements of this kind arise, Morgan Bank may demand immediate repayment of the loan, make use of money deposited in the aforesaid designated accounts, take control of the building and manage it, and act to realize the collateral. The property company is in compliance with all of the aforesaid restrictions.

b.	The following are details of main terms relating to the series F and G bonds that Property & Building issued to the public in 2012:
•
Collateral: Property & Building’s aforesaid bonds from series F and G are not secured by charges, but Property & Building undertook not to charge its assets (apart from certain exceptions stated in the Trust Deed), in addition to charges existing on the date of issuing the aforesaid bonds. Property & Building will be entitled to cancel its undertaking not to create charges, subject to creating collateral in favor of the trustee of the bonds as stated in the Trust Deed.

•	Financial covenants: with regard to the series F and G bonds, Property & Building undertook to comply with the following financial covenants:
Description of the covenant	Covenant	As of December 31, 2014
Minimal equity attributed to the shareholders of Property & Building	NIS 700 million	NIS 1,529 million
The maximum ratio between the net financial debt and the net consolidated assets of Property & Building	75%	61.8%
The maximum ratio between the net financial debt and the annual EBIDTA of Property & Building consolidated	17	13.9

The financial covenants are examined each calendar quarter, on the basis of the audited consolidated financial statements of Property & Building. As of December 31, 2014, Property & Building complied with the aforesaid financial covenants and to the best of its knowledge it also complied with them shortly before the date of approval of these financial statements.

IDB Development Company Ltd.

Note 16 – Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
F.	Main changes in 2014 in long-term liabilities and financial covenants of the corporation’s held companies (cont.)
3. Property & Building (cont.)
b. (cont.)
•
Additional restrictions: Property & Building undertook not to make a distribution, if as a result thereof the net financial debt ratio to the net amount of consolidated assets exceeds 70% or if the equity attributed to its shareholders will be less than NIS 900 million. In addition, if the rating of the bonds of Property & Building will decrease by two ratings in comparison to their rating on the date of the aforesaid issue, the rate of interest for the bonds from the aforesaid issue will increase by 0.5%. For each decrease in rating by a further rating, the interest rate for the bonds of the aforesaid issue will increase by an additional 0.25%, but not more than 1% in aggregate.

•
Grounds for demanding immediate repayment of the bonds from the aforesaid issue: in addition to standard grounds for immediate repayment (including, inter alia, insolvency events and various enforcement operations against Property & Building, a significant deterioration in its business and a real concern of non-payment, delisting, a merger subject to exceptions, a change in its field of operations, and so on), immediate payment of the aforesaid bonds may be demanded in the following cases:

Non-compliance with the aforesaid financial covenants in two consecutive quarters.
•	Cross-default – if immediate payment is demanded for another series of Property & Building’s bonds or a bank loan in an amount of more than NIS 300 million.
A decrease in the credit rating of Property & Building below Baa2 or the rating company stops rating its bonds.
For details regarding events subsequent to the date of the statement of financial position in connection with public offerings of Property & Building in June and December 2015 and changes in the loans of Property & Building and Gav-Yam from banks in the first half of 2015, see Notes 35.C.1, 8. and 2 below, respectively.
c.
In the third quarter of 2014, Great Wash Park, LLC, which is an investee company held by IDB Group USA Investments Inc. (hereinafter: “IDBG”), a company under the joint control and the joint ownership of Property & Building and IDB Development, and which is building a commercial and office project in Las Vegas, USA, extended the repayment date of a bank loan in the amount of USD 59 million, until December 2016, without changing the other loan terms.

4.	Shufersal
a. The following are details of the main terms relating to the series D and E bonds (jointly in this section, ‘the bonds’) that Shufersal issued to the public in October 2013:
•
A mechanism that adjusts the interest rate as a result of a change in the rating of the bonds: the bonds were rated by Maalot with an A+ rating. In the event that the bond rating will be two ratings lower than an A+ rating (or a corresponding rating), the annual interest will increase by an amount of 0.25%. In any case of an additional decrease in the rating, the annual interest rate will increase by an additional 0.25% for each additional rating as aforesaid. In any case, the additional annual interest for the reduction in the rating as aforesaid shall not exceed 1% in addition to the annual interest determined on the date of issuing the bonds. If the bonds are rated lower than (BBB-) (or any corresponding rating) and the rating is not increased within 60 days to above the aforesaid level, it shall constitute a ground for demanding immediate repayment.

•	Right to early repayment: from October 2014, Shufersal will be entitled to opt to carry out an early redemption of its bonds, in whole or in part.
•
Financial covenants which Shufersal undertook to comply with (Shufersal will be regarded as in breach of its liabilities stated below only if it does not comply with the relevant financial covenants during two consecutive calendar quarters).

•
The ratio between Shufersal’s net debt and its total balance sheet on the date when each calendar quarter ends, as these figures appear in its consolidated reviewed or audited financial statements, as applicable, for the relevant calendar quarter, shall not exceed 60%. For this purpose, “net debt” – the cumulative amount of the following balance sheet items: current maturities of long-term loans, current maturities of bonds, long-term liabilities to banking corporations and others, and long-term liabilities for bonds, less cash and cash equivalents, short-term deposit and negotiable collateral.

Note 16 – Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
F.	Main changes in 2014 in long-term liabilities and financial covenants of the corporation’s held companies (cont.)
4. Shufersal (cont.)
a. (cont.)
•
Shufersal’s total equity (including rights that do not grant control) on the last day of each calendar quarter, as this figure appears in the consolidated reviewed or audited financial statements, as applicable, for the relevant calendar quarter, shall not be less than NIS 550 million.

•
An undertaking not to create a current charge: Shufersal undertook not to create a current charge on all of its assets in favor of any third party, unless it receives approval of a meeting of the bondholders to do so.

•
Cross-default: grounds for demanding immediate repayment of the bonds was determined in a case where immediate repayment of another debt that Shufersal took from a banking corporation or a financial institution was demanded (except for a debt where there is no right of recourse against Shufersal), provided that the total amount of the demand for immediate repayment as aforesaid exceeds NIS 300 million; or immediate repayment is demanded (not on Shufersal’s initiative) for another series of bonds that was issued by Shufersal and which is in circulation, provided that the total amount for which the demand for immediate repayment was made exceeds NIS 40 million.

•
The need for the consent of the bondholders for certain operations: as part of the grounds for demanding immediate repayment of the bonds, the trust deeds of the bonds also determined the following grounds: [a] the implementation of a merger (as defined in the Companies Law) between Shufersal and another company, with certain exceptions determined in the trust deeds, without obtaining approval of the bondholders, unless the acquiring company gives notice that there is no reasonable concern that as a result of the merger the acquiring company will not be able to carry out all of the liabilities for the bonds on time; [b] a sale by Shufersal to another (except a sale to corporations controlled by it) of all or most of its assets (as the term is defined in the trust deeds) without receiving approval of the bondholders, with certain exceptions that are stipulated in the trust deeds. Shufersal undertook not to expand the series of bonds, insofar as an expansion of a series as aforesaid will prejudice its existing rating at that time.

•
Restrictions on distributing dividends: Shufersal undertook not to make a distribution of dividends to its shareholders and/or a self-purchase of its shares and/or any other distribution as defined in the Companies Law: (1) insofar as the result of a distribution as aforesaid is that Shufersal’s total capital (including rights that do not grant control), according to its consolidated financial statements, will fall below NIS 750 million; (a) insofar as in consequence of such a distribution, the ratio between Shufersal’s net debt (as defined above), calculated in accordance with Shufersal’s most recent audited or reviewed (as applicable) consolidated financial statements prior to the date of the distribution and its annual EBITDA (as defined below), taking into account such a distribution, will exceed 7.

For this purpose, ‘annual EBITDA’ means the cumulative amount during a period of twelve calendar months of Shufersal’s operating profit (before expenses and other income), plus depreciation and amortization, calculated in accordance with the figures as stated in Shufersal’s audited or reviewed (as applicable) consolidated financial statements for the last four quarters that preceded the date of the distribution.

As of December 31, 2014, Shufersal was in compliance with the financial covenants determined for it, as stated above.
b.
For details regarding a public offering of Shufersal debentures, subsequent to the date of the statement of financial position, for a total consideration of NIS 317 million, in which Shufersal undertook to comply with financial and other covenants, see Note 35.d.2. below.

IDB Development Company Ltd.

Note 16 – Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
F.	Main changes in 2014 in long-term liabilities and financial covenants of the corporation’s held companies (cont.)
5.	Adama
a.
In February 2014, Adama performed a private offering of bonds with a total nominal value of NIS 488 million, from its existing Series D, which were offered at a price which reflected an effective interest rate of 2.64% per year, unlinked to the CPI or to any currency. The total consideration received by Adama with respect to these bonds amounted to NIS 527 million.

b.
Adama has an obligation to various banks to comply with financial covenants by virtue of the financial documents that regulate the long-term bank credit of Adama and its consolidated companies (“the finance documents”), of which the main ones, as of December 31, 2014, are as follows:

1.	The ratio between Adama’s interest-bearing financial liabilities (the net debt) and its equity shall not exceed 1.25. As of December 31, 2014, this ratio stood de facto at 0.7.
2.	The ratio between the net debt and its earnings before interest, taxes, depreciation and amortization (EBITDA) for 12 months shall not exceed 4. As of December 31, 2014, this ratio stood at 2.5.
3.	Adama’s equity shall not be less than $1.22 billion. As of December 31, 2014, the equity amounted to a sum of $1.598 billion.
4.
The finance documents of one of the banks stipulate further that the amount of Adama’s surplus balance or profit balance according to its financial statements as of any date shall not be less than a sum of $700 million. As of December 31, 2014, Adama’s surplus balance amounted to a sum of $1.114 billion.

Pursuant to that agreed between Adama and the bank with which it entered into the securitization agreement mentioned in section c below, and with the banks to which Adama has an obligation to comply with financial covenants by virtue of the finance documents, the balance of the debt is not included as part of the securitization agreement as a component of the financial liabilities for the purpose of examining the financial covenants.
In addition, certain finance documents contain sections that provide that a change of control (according to the definition of this term in the relevant finance documents) in Adama and/or in its subsidiaries –Adama Makhteshim and Adama Agan – which will be done without the prior written consent of the relevant banks, will constitute a ground to demand immediate repayment of all of the relevant liabilities. Adama obtained the consents of the relevant banks for the transfer of control, pursuant to the transaction of its merger with a company from the ChemChina group completed in October 2011.
c.
The securitization agreement for the book debts of Adama and its consolidated companies (including the updates to it) includes liabilities of Adama to comply with financial ratios, of which the main ones are as follows:

1.	The ratio between Adama’s net debt and its equity shall not exceed 1.25. As of December 31, 2014, this ratio stood at 0.7.
2.	The ratio between Adama’s net debt and the EBITDA for 12 months shall not exceed 4. As of December 31, 2014, this ratio stood at 2.5.
3.	Adama’s equity shall not be less than US$1 billion. As of December 31, 2014, the equity amounted to US$ 1.598 billion.
In the securitization agreement and in the agreements with the banks, there are cross-default clauses according to which the party with which Adama entered into an agreement will be entitled to demand immediate repayment of the debts to it, in circumstances where an event has occurred that entitles another financer to demand immediate repayment of Adama’s debts or those of its consolidated companies, in whole or in part, to that other financer, all of which provided that the amount of Adama’s debts and liabilities and those of its consolidated companies to that other financer exceeds a minimum amount as determined in the various finance agreements.
In addition to the aforesaid, Adama undertook letters of consent to the financers, to comply with additional standard terms, which in Adama’s estimation, as of December 31, 2014 were not capable of materially restricting its operations.

IDB Development Company Ltd.

Note 16 – Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
F.	Main changes in 2014 in long-term liabilities and financial covenants of the corporation’s held companies (cont.)
5.	Adama (cont.)
c.	(cont.)
As of December 31, 2014, Adama was in compliance with the financial covenants determined by the financing banks as part of the finance agreements and it also complied during 2014 with all of the financial covenants and restrictions applying to it that were determined in the finance agreements and in the aforesaid securitization agreement. In March 2015, subsequent to the date of the statement of financial position, the aforementioned securitization agreement was updated. Until March 26, 2015, Adama and its consolidated companies bore all the losses sustained by the purchasing Company due to non-repayment of the debts of customers included in the securitization transaction, up to the total balance of the debt price which has not yet been paid. In addition, Adama engaged, on behalf of the purchasing Company, with an insurance company in a policy for insuring the customers included in the securitization transaction. Pursuant to the updated securitization agreement, (a) the purchasing Company bears 90% of the credit risk of the customers whose debts were sold; (b) the purchasing company appoints a policy manager who manages on its behalf the credit risks of the sold customers, including engagement with an insurance company; (c) the consideration received in cash in the month following the date of sale of the customer debts was increased.
Following the update of the securitization agreement as described above, Adama ceased to control the purchasing Company, and from that date onwards, no longer consolidates it in its financial statements. Regarding the part of the customers’ debts included in the securitization transaction in respect of which no cash consideration was received, but Adama transferred in their respect the credit risk, Adama records a deferred debt note. The loss from the sale of customers’ debts was charged in the financial statements of Adama at the date of sale to the statement of profit and loss. Moreover, as part of the updated agreement, Adama undertook to meet certain financial covenants, mainly regarding the liabilities to equity ratio and the profitability ratios.
d.	For details regarding a private placement that Adama performed in February 2015, subsequent to the date of the statement of financial position , see Note 35.E.1. below.
6.	Other consolidated companies
1.
Israir took a loan from a banking corporation, whose balance, as of the date of the Statement of Financial Position, is approximately NIS 235 million, for the purpose of financing the purchase of airplanes. For this debt, the company gave a comfort letter as stated in note 22.C. below. During the period, Israir reached non-bonding agreements with the bank with regard to the deferral of the repayment of the loan. Israir is not in compliance with the financial covenants which were specified in the agreement with the bank. Subsequent to the date of the statement of financial position, at the beginning of November 2015, the management of Israir reached oral agreements with the bank whereby the Bank will extend the renewal of the loan and will not call for its immediate repayment, until the end of March 2016, to allow the management of Israir to complete the financing transaction with the foreign bank as stated in section 2 below. As part of the understandings for the extension of the loan period, Israir undertook to make bi-monthly repayments of the principal in an amount of USD 1 million, as from November 2015 until March 2016.

Since the beginning of 2015, Israir has repaid principal balances in a total amount of USD 7 million and as at the approval date of the report, the balance of the aircraft loan amounts to USD 50 million.

2.
On March 3, 2015, IDB Tourism and Israir, two wholly owned subsidiaries of the Company (directly and indirectly) engaged with a foreign banking corporation with a letter of commitment (“letter of commitment”) according to which the foreign banking corporation will act to arrange finance at an estimated scope of US$90 million (“the credit”) in favor of Israir, which will be secured by a charge on the fleet of aircraft owned by Israir (the finance, if received, is intended in part to repay existing credit secured by the same fleet of aircraft) as well as a charge on a new Airbus aircraft which is planned to be delivered to Israir during the first quarter of 2016 (“the new aircraft”). Within the commitment letter, the foreign banking corporation was provided an agreed exclusivity period to place and arrange the credit as stated. The commitment letter does not bind the foreign banking corporation to provide the credit.

IDB Development Company Ltd.

Note 16 – Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
F.	Main changes in 2014 in long-term liabilities and financial covenants of the corporation’s held companies (cont.)
6.	Other consolidated companies (cont.)
2.	(cont.)

In November 2015, the foreign bank informed Israir that it was able to arrange financing in the amount of USD 70 million, to be secured by Israir’s two existing Airbus airplanes and the new airplane, which is expected to be received in 2016, for which the foreign bank sent a draft revised letter of undertaking that as of this date has not yet been signed between the parties.

As a part of finding additional financing possibility, in February the management of Israir reached oral agreements with the current financing bank (“the bank”) to finance the existing fleet of aircraft. As a result of the consents with the bank for the financing of the existing fleet of aircraft, Israir will sell and lease back the third Airbus aircraft, and as a result, in February 2016, the management of Israir signed a letter of intent with a foreign company (‘the lessor’) for a sale and lease transaction for the third Airbus aircraft. According to the terms of the letter of intent, after the purchase of the aircraft, which is expected to occur in May 2016, Israir will sell the aircraft to the lessor in return for $42.5 million and will lease it back for a period of 12 years.

The consents with the aforesaid financing entities have not yet materialized into binding agreements and the completion of the finance processes described above are not certain.

For details regarding Israir’s engagement with Airbus in connection with the acquisition of a third Airbus-320 airplane, which will be financed using the financing which will be arranged by the foreign banking corporation, see Note 23.B.(10) and (11) below.

3.
As part of the financial covenants that were determined in loan agreements of the IDB Tourism group with banks, the balance of which as of December 31, 2014, stands at a sum of approximately NIS 250 million, it was determined that in the event of a change of control in the Company, directly or indirectly, the aforesaid banks have the right to demand immediate repayment of the loans that were given to IDB Tourism and/or to companies controlled by it.

IDB Tourism and companies of the group are in continuous contact with the aforesaid banking corporations. In the opinion of the management of IDB Tourism, even in a case of a change of control, IDB Tourism will not be required to pay the aforesaid loans immediately.

4.
Additional consolidated companies are a party to loan agreements in which financial covenants were determined. As of the date of the Statement of Financial Position, the aforesaid companies were in compliance with the criteria determined as aforesaid.

IDB Development Company Ltd.

Note 16 – Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
G.	Legal proceedings regarding the Company’s financial position; the creditors’ arrangement in IDB Holdings and additional proceedings relating thereto
1. Legal proceedings regarding the Company’s financial position
The following are the main updates with regard to legal proceedings regarding the Company’s financial position, with regard to a motion for an involuntary debt arrangement filed in April 2013, inter alia, against the Company.
It should be noted that the Company has regularly published on MAGNA court papers and decisions regarding the proceedings described below.
a.
On April 21, 2013, a “Motion for the Recovery of IDB Development Corporation Ltd.” (“the involuntary arrangement motion”) was filed pursuant to section 350 of the Companies Law, in the Tel-Aviv-Jaffa District Court, by Hermetic Trust (1975) Ltd., as trustee for the Company’s series G and I bonds and by Strauss Lazar Trust Company (1992) Ltd., as trustee for the Company’s series J bonds (jointly “the applicants”), against the Company and inter alia against IDB Holdings, the lending banks and the Company’s unsecured and secured financial creditors, the trustees for the Company’s series C and H bonds, and S.H. Sky Investments (T.R.) Limited Partnership. In the aforesaid motion it was claimed that the Company is in a state of insolvency without any practical possibility of raising capital and without any ability to comply with all of its future liabilities, and therefore the court was requested to order the convening of meetings in order to approve a creditors’ arrangement. At the same time, the applicants filed an urgent motion for temporary remedies in which the court was requested to appoint an officer of the court who would be authorized to supervise the management of the Company and whose consent would be required for carrying out certain operations and to instruct that the payments to the Company’s financial creditors will be deposited in a trust account opened by the officeholder. Accordingly, on April 30, 2013, the Court ordered the appointment of Attorney Hagai Ulman as an officeholder who was given powers of an observer (“the observer”) and Mr. Eyal Gabbay as economic expert. On June 9, 2013 the Court order, inter alia, that the amounts intended for paying the Company’s creditors should be deposited with the observer. On October 17, 2013, the Court ordered the release of 65% of the funds deposited in the observer’s account to the creditors entitled to them and the continued making of payments to the creditors at the aforesaid percentage. On January 7, 2014 a motion was filed with the Court by the trustees for the Company’s bonds (series G, I and J) to order the release of the funds deposited in the observer’s trust account.

b.
On January 8, 2014 a notice was filed to the Court by the trustees to the aforesaid bonds, according to which in light of the approval of the creditors’ arrangement at IDB Holdings, as suggested on behalf of Dolphin Group and on behalf of Extra Group, as described in Note 16.G.(2) below, the trustees to the aforesaid bonds agree to the deletion of the motion for an involuntary debt arrangement. On January 14, 2014 the observer’s response and the Official Receiver’s response to the deletion motion were filed to the Court.

Both of the aforesaid responses expressed, inter alia, the position that it would be right to close the case on the involuntary debt arrangement motion against the corporation only after implementation of the arrangement in IDB Holdings and that all of the money deposited with the observer should be released to the corporation’s creditors, and an order should be made that the payments should continue to be made to the creditors by the corporation according to schedule. On the same date, the expert who was appointed by the Court also filed his position, according to which, in view of the approval of the debt arrangement in IDB Holdings and the change in circumstances, it was possible to transfer the payments from the observer’s account to the creditors.

Moreover, it was stated that there might be a basis for concluding both proceedings, in IDB Holdings and in the corporation, at the same time. On January 15, 2014, the Court ruled on the striking-out motion and held that, as at that date, the proceeding relating to the involuntary debt arrangement motion would remain as it was, in order, inter alia, to complete the creditors’ arrangement in IDB Holdings, which was also relevant to the corporation, and in order to allow the observer to supervise what was being done in the corporation. With regard to the motions to release the money, the court ordered the observer to transfer the balance of the money that was deposited in the trust account to the corporation’s creditors, according to their proportional shares.

For additional details regarding the funds in the observer’s account which were released to the Company’s financial creditors, and regarding a ruling on a settlement given in October 2014 by the Court, which ratifies a settlement offer by the observer on the matter of interest payments to the Company’s creditors in respect of the funds deposited with the observer as stated, see Note 16. C.4. above.

IDB Development Company Ltd.

Note 16 – Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
G.	Legal proceedings regarding the Company’s financial position; the creditors’ arrangement in IDB Holdings and additional proceedings relating thereto (cont.)
1. Legal proceedings regarding the Company’s financial position (cont.)
c.	For details regarding developments with regard to the loan from a secured creditor from the Menorah Group, see Note 16.C.2. above.
d.	For details regarding the ratification of the creditors’ arrangement at IDB Holdings and its implementation, see Note 16.G.2. below.
e.
On May 15, 2014, the trustees for the Company’s (series G and J) bonds gave notice that after the completion of the creditors’ arrangement at IDB Holdings, the activity of the representatives of the Company’s bond holders has ended.

In the opinion of the Company’s legal advisers, the involuntary arrangement motion, which was filed as part of the aforesaid proceeding, is no longer relevant, and there are no additional legal proceedings being discussed.
2.	The creditors’ arrangement in IDB Holdings and additional proceedings relating thereto
The following are the main updates with regard to the creditors’ arrangement at IDB Holdings and the legal proceedings with respect to it, which occurred mainly during 2014 and up to the date of publishing the report, whilst focusing on matters relating to the Company.
It should be noted that the Company regularly publishes on Magna most of the motions, Court notices and rulings that are relevant to it with regard to the matters specified below.
a. The ratification of the debt arrangement at IDB Holdings
On December 17, 2013, a judgment was given and on January 5, 2014, a supplementary judgment was given by the Tel-Aviv-Jaffa District Court, in which it approved a creditors’ arrangement in IDB Holdings, in accordance with a creditors’ arrangement outline that was filed with the aforesaid court on November 26, 2013, by Mr. Eduardo Elsztain and a corporation under his control, Dolphin Fund Limited (“Dolphin Fund”) together with E.T.H. M.B.M Extra Holdings Ltd. (“Extra”) (under the control of Mr. Ben-Moshe), and as a result control of IDB Holdings and the Company was taken away from the previous controlling shareholders. In the supplementary judgment, the court appointed Mr. Eyal Gabbay and Adv. Hagai Ulman as trustees for implementing the creditors’ arrangement in IDB Holdings (“the trustees,” or “the trustees for the arrangement”), and it authorized them to carry out the operations necessary to implement and execute the creditors’ arrangement as aforesaid, including, inter alia: examining the debt claims of the creditors of IDB Holdings; seizing all of the assets of IDB Holdings and registering the trustees as the holders of the assets in trust in any register (including the seizing and registration of the shares that IDB Holdings held in the Company), and to ensure the registration of the shares in the name of those entitled to them pursuant to the provisions of the creditors’ arrangement. It was also determined that from the date of the supplementary judgment, the term of office of the directors of IDB Holdings and the term of office of the directors on behalf of IDB Holdings in the Company was terminated.
On January 22, 2014, the shares of the Company, which had been held until that date by IDB Holdings directly, were transferred to IDB Holdings through the trustees for the arrangement.
As stated below, in May 2014 the first stage of the debt arrangement at IDB Holdings was completed, as part of which, inter alia, the shares of the Company were transferred in May 2014, which constituted 53.3% of the Company’s issued and paid-up capital, to Dolphin Netherlands B.V.
(“Dolphin Netherlands”), a company incorporated in the Netherlands, which is controlled (indirectly) by Dolphin Fund and Mr. Eduardo Elsztain, and to CAA Extra Holdings, Ltd. (“CAA”), a company wholly owned by Mr. Mordechai Ben Moshe, in equal shares, and the (indirect) control of the Company was transferred to Mr. Eduardo Elsztain and Mr. Mordechai Ben-Moshe through Dolphin Netherlands and CAA, respectively. The balance of Company shares was transferred to the trustees for the settlement and to the creditors in the settlement.
(For details regarding the completion of the buy me buy you process in October 2015, in which Mr. Mordechai Ben Moshe ceased being a controlling shareholder in the Company, see Note 15.b.(9) above).

IDB Development Company Ltd.

Note 16 – Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
G.	Legal proceedings regarding the Company’s financial position; the creditors’ arrangement in IDB Holdings and additional proceedings relating thereto (cont.)
2.	The creditors’ arrangement in IDB Holdings and additional proceedings relating thereto (cont.)
b.	Provisions of the creditors’ arrangement at IDB Holdings pursuant to the arrangement offer of the Dolphin and Extra Group
The following are the main points of the offer for the debt arrangement filed with the court on November 26, 2013, by the Dolphin and Extra Group (hereinafter “the investors” pursuant to the arrangement offer) 15, 16 and which was approved by the court as specified in January 2014, as the Company was informed by the parties to the arrangement:
The arrangement offer included provisions regarding the injection of money into the Company by the Dolphin and Extra Group, the amount of which would be determined depending upon whether the Clal Insurance Enterprise Holdings transaction would be completed by September 30, 2014 (“the last date for completing the Clal Insurance Enterprise Holdings transaction”) (as the Clal Insurance Enterprise Holdings transaction expired in May 2014 without being completed, as specified in note 3.H.5.a. above, therefore the arrangement alternative that was implemented was the alternative of the non-completion of the Clal Insurance Enterprise Holdings transaction, and therefore the description below includes the main provisions of the arrangement offer with regard to the alternative actually implemented), as follows:
1.
As part of the arrangement and as of the first completion date,17  the issued capital of the Company will be set at 200,000,000 ordinary shares (without a nominal value) and its registered capital will be determined as 500,000,000 (as specified in Note 15.A. above, the Company’s registered capital was changed on May 1, 2014).

2.
As part of the arrangement, the creditors of IDB Holdings are entitled to receive all of the following amounts of the consideration (“the consideration for the arrangement”), on the dates and in the manner stated in subsections 4 to 6 below:

a.	The amounts of cash in the account of IDB Holdings less an amount that was set aside for the benefit of anticipated future expenses;18
b.	Shares of the Company;
c.
A sum of NIS 300 million or NIS 800 million, which will be paid to the beneficiaries of the arrangement199119by the investors in return for the shares of the Company, which the investors will buy from the beneficiaries of the arrangement (‘the consideration for the acquired shares of IDB Development’).

It should be emphasized that the amounts of cash as stated in this subsection c and the amount of the shares of IDB Development that the beneficiaries of the arrangement will receive as stated in subsection b above, will vary depending upon the completion or non-completion of the Clal Insurance Enterprise Holdings transaction by the last date for completion of the Clal Insurance Enterprise Holdings transaction. As specified below, as the Clal Insurance Enterprise Holdings transaction expired without having been completed,

15
As part of the creditors’ arrangement offer, ExtraHolding GmbH and ExtraEnergie GmbH, German companies controlled indirectly by Mr. Mordechai Ben-Moshe, undertook to those entitled per the arrangement (i.e., the creditors of IDB Holdings) to provide Extra the funds that it is liable to pay pursuant to the creditors’ arrangement offer, so that Extra would comply with its financial undertakings pursuant to the creditors’ arrangement. However, see note 16.G.e below, with regard to the agreements letter signed by the parties on April 8, 2014 arranging the identity of the investor at the debt arrangement, according to which Extra, ExtraHolding GmbH and ExtraEnergie GmbH are not bound by any commitment with regard to the arrangement.

16
According to the provisions of the arrangement, the Dolphin and Extra Group were able to inform, until the date of implementation of the arrangement, that the investment will be made by a special-purpose limited company, set up for the purpose of the implementation of the arrangement and which is owned by the Dolphin and Extra Group. With regard to the agreements letter signed by the parties on April 8, 2014 arranging the identity of the investor, according to which the entities which are bound by the provisions of the arrangement, jointly and severally, are only the special purpose company, in light of its status as “the investor”, as defined in the arrangement, and the holding corporations (i.e., Dolphin Netherlands and C.A.A., as defined below), and for the avoidance of doubt, Extra, ExtraHolding GmbH, ExtraEnergie GmbH, Dolphin Fund and Eduardo Elsztain are not bound by any obligation under the arrangement, see note 16.G.(e) below.

17
‘The first completion date’ – a date that will occur at least seven days after the conditions precedent of the arrangement will be satisfied. As stated in note 16.G.1 below, the first completion date occurred on May 7-12, 2014.

18
On the first completion date, an amount of NIS 150 million was distributed to those entitled per the arrangement, out of the cash balance of IDB Holdings, and an amount of NIS 39 million was allocated in favor of future expenses.

19.	“The beneficiaries of the arrangement” – creditors of IDB Holdings, whose debt will be subject to the arrangement, pursuant to the provisions of the arrangement offer.

IDB Development Company Ltd.

Note 16 – Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
G.	Legal proceedings regarding the Company’s financial position; the creditors’ arrangement in IDB Holdings and additional proceedings relating thereto (cont.)
2.	The creditors’ arrangement in IDB Holdings and additional proceedings relating thereto (cont.)
b.	Provisions of the creditors’ arrangement at IDB Holdings pursuant to the arrangement offer of the Elsztain and Extra Group (cont.)
2. (cont.)
c. (cont.)
the arrangement alternative, by which the beneficiaries to the arrangement will hold a total of 46.7% of the Company’s issued and paid-up capital, and the consideration for the acquired IDB Development shares will amount to NIS 300 million20, was implemented.
d.
The net proceeds, in a sum of approximately NIS 48 million, for a settlement with the Manor family and the Livnat family (former controlling shareholders of the Company and IDB Holdings), which was approved by the court on October 31, 2013, in a claim for the return of amounts of dividends that were distributed to them by IDB Holdings in the years 2008-2010 (“the dividend settlement”).

e.
Receipts from the claims that will be accepted by IDB Holdings in the future, after completion of the arrangement (less the fees and expenses involved in conducting the legal proceedings), which the court-appointed expert for examining the debt arrangement estimated before the date of approval of the debt arrangement at approximately NIS 200 million (the aforesaid amount includes the receipts from the dividend settlement (“the receipts from the claims”).21

It should be emphasized that only a part of the consideration for the arrangement was received on the date of implementing the arrangement, as stated below. A part of the consideration for the arrangement will be received at later stages than the date of implementing the arrangement (thus, for example, the receipts of the claims may be received even in another few years) and some of the consideration is also conditional and dependent and may not even be received (“future receipts”).22

20
It is noted that in accordance with the provisions of the arrangement, had the Clal Insurance Enterprise Holdings transaction been completed before the last date for completion of the Clal Insurance Enterprise Holdings transaction, the beneficiaries of the arrangement would have held, subsequent to the completion of the arrangement, a total of 29.95% of the Company’s issued and paid-up capital, and the consideration for the acquired IDB Development shares would have been NIS 800 million and in such a case the capital injection to the Company would amount to only NIS 150 million

21
Subject to the instructions of the court, all of the rights of claim in the name of and on behalf of IDB Holdings only will be assigned to the trustees for the arrangement, in such a way that will ensure that the rights of claim of IDB Holdings against third parties (shareholders, officers and so on) (hereafter: ‘the claims’) will be exhausted, and the receipts from the claims, net, after covering all of the fees and expenses involved in the various legal proceedings, will be allocated to persons who were beneficiaries of the arrangement and will be paid to the beneficiaries of the arrangement shortly after they are received. It is noted that to the best of the Company's knowledge, in July 2015 the Courts ruling was handed down, approving the motion of the arrangement trustees for the sale of the shell of IDB Holdings in consideration of NIS 10 million, whereby, inter alia, every right of IDB Holdings shall be transferred in favour of the trustee's coffers and shall remain in their hands and they shall be entitled to act with respect to every right as aforementioned, as a company, for all intents and purposes, including in connection with the right of claim of IDB Holdings against any third party. In August 2015 the transaction for the sale of the shell of IDB Holdings was completed.

22
It is noted that within the arrangement considerations, a conditional consideration was included (which was not fulfilled), according to which an amount of NIS 100 million was to be paid to the beneficiaries of the arrangement insofar as the Clal Insurance Enterprise Holdings transaction is not completed until the last date to complete the Clal Insurance Enterprise Holdings transaction, however in place of that an alternative transaction would be signed to sell the holdings in Clal Insurance Enterprise Holdings, until December 31, 2014 (according to a company valuation of Clal Insurance Enterprise Holdings in the amount of NIS 4.2 billion at least), the consideration of which at an amount of at least NIS 1.344 billion (gross) would be received by the Company until June 30, 2015.

IDB Development Company Ltd.

Note 16 – Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
G.	Legal proceedings regarding the Company’s financial position; the creditors’ arrangement in IDB Holdings and additional proceedings relating thereto (cont.)
2.	The creditors’ arrangement in IDB Holdings and additional proceedings relating thereto (cont.)
b.	Provisions of the creditors’ arrangement at IDB Holdings pursuant to the arrangement offer of the Elsztain and Extra Group (cont.)
3.
Pursuant to the provisions of the arrangement, the investors gave their consent that insofar as the first completion date will not occur by March 15, 2014, and insofar as it will be necessary in order to provide the cash flow needs of the Company, the Company will be given, no later than March 15, 2014, a bridging loan in a sum of at least NIS 100 million out of a sum of NIS 950 million that was made available for the purpose of implementing the arrangement offer (‘the money for the arrangement’). For details regarding an agreement to provide a bridging loan to the Company, in a sum of NIS 170 million, signed on March 10, 2014, see note 16.C.3 above. Upon the completion of the arrangement in May 2014, an amount of NIS 150 million out of the loan was converted to the Company’s share capital (see section f of this note below).

4.
The arrangement stipulated that if on the first completion date it will not yet be known whether the Clal Insurance Enterprise Holdings transaction will be completed or not, then the following provisions shall apply:23

a.
A sum of NIS 650 million out of the money for the arrangement will be deposited in trust with the trustees for the arrangement (‘the trust amount’) until an event terminating the Clal Insurance Enterprise Holdings transaction occurs or until September 30, 2014, whichever is the earlier.

b.
A sum of NIS 150 million out of the money for the arrangement will be invested by the investors in the Company, as stated in Note 16.G.(2).(f) below, a sum of NIS 150 million out of the amount of the bridging loan was converted into an investment in the capital of the Company and a sum of NIS 20 million out of the bridging loan became a part of the Clal loans and in June 2014 this amount was also converted into an investment in the Company’s capital.

c.
Moreover, according to this alternative it was determined in the arrangement offer that the investors will buy shares of the Company from the beneficiaries of the arrangement. The purchase of the shares will be implemented by means of a payment in cash in a sum of NIS 150 million to the arrangement trustees, to be transferred by them to the trustees of the arrangement on the first completion date. After the first completion date, the shares of the Company in the possession of the investors amounted to 53.3% of the issued and paid-up capital of the Company.

d.
It was determined that the shares of the Company that constitute 20.75% of the issued and paid up capital of the Company after the first completion date (‘the Clal alternative shares’) will be deposited with the arrangement trustees in trust for the investors. The investors and the arrangement trustees will act with regard to the Clal alternative shares in accordance with the instructions of the investors for all intents and purposes.

e.
It was determined that the shares of the Company that constitute 25.95% of the issued and paid-up capital of the Company after the first completion date will be distributed among the beneficiaries of the arrangement.

f.
It was determined that the receipts of the dividend settlement that were transferred prior to the first completion date and the net amounts of cash in the account of IDB Holdings, as stated in Note 16.G.2.b.(2) above, will also be distributed to the beneficiaries of the arrangement.

23
It is noted that as at the first completion date of the debt arrangement (May 7, 2014) it was not yet known whether the Clal Insurance Enterprise Holdings transaction would be completed, so in reality the initial provisions were implemented on the first completion date.

IDB Development Company Ltd.

Note 16 – Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
G.	Legal proceedings regarding the Company’s financial position; the creditors’ arrangement in IDB Holdings and additional proceedings relating thereto (cont.)
2.	The creditors’ arrangement in IDB Holdings and additional proceedings relating thereto (cont.)
b.	Provisions of the creditors’ arrangement at IDB Holdings pursuant to the arrangement offer of the Elsztain and Extra Group (cont.)
4. (cont.)
g.
It has further been determined that on the first completion date, all of the bonds of IDB Holdings (including the unpaid debt balance and including entitlement to interest) and all of the finance agreements of IDB Holdings with the lending banks were cancelled, with all of their annexes and the documents ancillary to them. After completing the distribution of the consideration received as part of the arrangement (i.e., the consideration on the first completion date and on the second completion date, as defined below), the arrangement trustees shall give notice of the amount regarded as paid on account of the liabilities of IDB Holdings to its creditors, as these liabilities are reflected in the debt determinations. The balance of the debt of IDB Holdings that not yet paid to its creditors shall not bear any interest or linkage differentials whatsoever and will be paid, if at all, out of additional future receipts that will be received as part of the arrangement, if any.

5.	September 30, 2014 – the last date for completion of the Clal Insurance Enterprise Holdings transaction
As stated above, after the first completion date, the creditors of IDB Holdings were still entitled to receive additional consideration as part of the arrangement, where the type and scope of consideration depend upon the question of the completion or the non-completion of the Clal Insurance Enterprise Holdings transaction by the last date for the completion of the Clal Insurance Enterprise Holdings transaction. Details will be given below of the manner of implementing the second stage of delivering the consideration of the arrangement to the beneficiaries of the arrangement (the aforesaid second stage – ‘the second completion date’), according to the scenario by which the Clal Insurance Enterprise Holdings transaction expired without having been completed:
In the settlement offer, it was determined that insofar as the Clal Insurance Enterprise Holdings transaction will not be completed by the last date for completion of the Clal Insurance Enterprise Holdings transaction, then the following operations will be carried out on the second completion date:
a.
A sum of NIS 500 million out of the trust amount will be invested in the Company. Insofar as the aforesaid sum, in whole or in part, was given to the Company as the Clal loan, that amount will be converted into capital in the Company (for details regarding the provision of an amount of NIS 480 million to the Company and the conversion of the balance of the bridging loan amounting to NIS 20 million to the Company’s capital, see note 16.G.(2).(f) below);

b.	The Clal alternative shares will be distributed in full to the beneficiaries of the arrangement;
c.	An amount of NIS 150 million out of the trust amount will be distributed to the beneficiaries of the arrangement.

IDB Development Company Ltd.

Note 16 – Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
G.	Legal proceedings regarding the Company’s financial position; the creditors’ arrangement in IDB Holdings and additional proceedings relating thereto (cont.)
2.	The creditors’ arrangement in IDB Holdings and additional proceedings relating thereto (cont.)
b.	Provisions of the creditors’ arrangement at IDB Holdings pursuant to the arrangement offer of the Elsztain and Extra Group (cont.)
6. Undertakings for a future purchase of shares of the Company
As part of the arrangement, the investors undertook to offer to buy shares of the Company from its shareholders from among the public, as part of (one or more) secured tender offers,24 24 as stated below:
According to the arrangement offer, in case the Clal Insurance Enterprise Holdings transaction is not completed before the last date for completion of the Clal Insurance Enterprise Holdings transaction, then, (one or more) tender offers will be published on a total scale of approximately NIS 512 million:
a.
Tender offers up to December 31, 2015, for shares of the Company held by the shareholders from among the public, with a share value according to the arrangement (as defined below), in return for a sum of at least NIS 249.8 million.

b.
Tender offers up to December 31, 2016, for additional shares of the Company held by the shareholders from among the public, with a share value according to the arrangement plus 5%, on an overall scale that, together with the amount in the tender offers up to December 31, 2015, will amount to at least NIS 512.09 million.

“Value of the share according to the arrangement” – for the purpose of this subsection (6), the result obtained from dividing (a) a sum of NIS 1,133 million, plus the amounts that will be injected into the Company pursuant to subsections (4)[b] and (5) above, by (b) the number of shares in the issued and paid-up shares of the Company immediately after the second completion date (and after the injection of the investment amount in the Company as stated in the arrangement plan), subject to adjustments, as stated in the arrangement plan, subject to adjustments as stated in the arrangement plan.
For details regarding the interim arrangement in which updates were implemented with respect to the undertakings to perform tender offers, as stated above, and regarding discussions with the trustees for the settlement, with the aim of reaching an alternative agreed-upon outline to convert the tender offers into injections into the Company, see Note 16.g.(2)(l) below. For details of an agreed outline that was signed on February 25, 2016 (as amended on March 1, 2016), between the trustees of the debt arrangement in IDB Holdings, Dolphin Netherlands and the Company, for an injection of money into the Company instead of the undertaking to make tender offers for the Company’s shares as stated above, see note 16.G.(2)(m) below.
7.
Extra and Dolphin Fund will participate, proportionally, in issues of rights that the Company will carry out, insofar as it will decide to carry them out, to raise capital in order to implement its business plans in 2014 and 2015, in amounts that will not be less than the following: in 2014, not less than NIS 300 million, and in 2015, not less than NIS 500 million, respectively. In the clarification document of November 28, 2013, to the joint offer of November 26, 2013, it was clarified as follows: “It will be further clarified that section 12 of the joint offer regarding an undertaking on the part of Extra Israel and Dolphin Fund Limited to participate, proportionally, in issues of rights that will be made by the Company, insofar as the Board of Directors of the Company will decide to make them, in order to raise capital in order to implement its business plans in 2014 and 2015, in amounts that will not be less than the following: in 2014, not less than NIS 300 million, and in 2015, not less than NIS 500 million, respectively, constitutes a valid and complete undertaking on the part of the investor as part of the joint offer, including to the creditors of IDB Holdings in favor of the Company.”

24 As collateral for carrying out the undertaking to make tender offers, the investors will charge, on the first completion date in favor of the trustees for the arrangement, a number of shares of IDB Development equal to half the number of the shares that the investors undertook to offer to buy as part of the tender offers, and the following provisions will apply: (1) the trustees of the arrangement will release from the change, prior to the implementation of each tender offer as aforesaid, half of the number of the shares for which the investors will give notice that they are about to make a tender offer in that tender offer, in return for or for the purpose of depositing collateral that the investors will deposit for the implementation of that tender offer; (2) at any time, the trustees of the arrangement or the investors can demand a charge on additional shares or a release of shares from the charge so that half of the shares, for which the investors remain liable to make a tender offer pursuant to the above provisions, will be charged at any time in favor of the trustees of the arrangement, subject to that stated in subsection (1).As part of the Letter of Consent of April 8, 2014, as stated in note 16.G.e below, it was resolved to increase the number of shares to ensure the making of the tender orders as aforesaid for all of the shares that the investors undertook to acquire as part of the tender offers (instead of half).

IDB Development Company Ltd.

Note 16 – Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
G.	Legal proceedings regarding the Company’s financial position; the creditors’ arrangement in IDB Holdings and additional proceedings relating thereto (cont.)
2.	The creditors’ arrangement in IDB Holdings and additional proceedings relating thereto (cont.)
b.	Provisions of the creditors’ arrangement at IDB Holdings pursuant to the arrangement offer of the Elsztain and Extra Group (cont.)
8.
In accordance with the provisions of the creditors’ settlement, in the event that the investors do not comply with the undertaking to make the payments that the investors are liable to make on the date of completion of the arrangement, the beneficiaries of the arrangement will be able to choose, as they wish, one of the following two alternatives for agreed compensation: (1) All of the stages of implementing the arrangement will take place except that instead of the shares that are supposed to be issued to the investors, the Company shall issue to the investors shares in a reduced amount as stated in the arrangement offer; or (2) receiving agreed compensation in an amount of NIS 100 million (NIS 50 million from each of the items of collateral provided by the Dolphin and Extra Group); and with regard to the two alternatives, the aforesaid compensation (as applicable) will constitute an absolute, final and exhaustive remedy against the investors, the Dolphin and Extra Group.

9.	Corporate governance provisions
The arrangement includes various provisions regarding the composition of the Company’s Board of Directors and other corporate governance matters, both with respect to the period from the date of approval of the arrangement and until its implementation (“The interim period”) and with respect to the period from the date of its implementation (while with respect to this period, the majority of them are entrenched within the Company’s articles of association).

IDB Development Company Ltd.

Note 16 – Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
G.	Legal proceedings regarding the Company’s financial position; the creditors’ arrangement in IDB Holdings and additional proceedings relating thereto (cont.)
2.	The creditors’ arrangement in IDB Holdings and additional proceedings relating thereto (cont.)
b.	Provisions of the creditors’ arrangement at IDB Holdings pursuant to the arrangement offer of the Elsztain and Extra Group (cont.)
10. The following table summarizes the main commercial terms stated above, according to the scenario whereby the Clal Insurance Enterprise Holdings transaction was not completed:

Main commercial terms of the debt arrangement according to the scenario where the Clal Insurance Enterprise Holdings transaction was not completed (in NIS millions)
Value of the company before the money	1,133
Injection into the Company	650
Cash for the beneficiaries of the arrangement (part of which will be distributed on the first completion date and part on the second completion date)	150 on the first completion date 150 on the second completion date Total as part of the arrangement: 300
Shares of the Company that will be received by the beneficiaries of the arrangement as part of the arrangement	46.7%
Shares of the Company held by the investors	53.3%
Undertaking to buy shares of the Company through tender offers (backed up by a charge on the Company’s shares, as specified in Note 16.G.2.b.6 above and Note 16.G.2.e below)
(One or more) tender offers will be published in a total amount of approximately NIS 512 million, as follows:
a.Tender offers up to December 31, 2015, for shares of the Company held by the shareholders from among the public, with a share value according to the arrangement (as defined below), in return for a sum of at least NIS 249.8 million.
b.Tender offers up to December 31, 2016, for additional shares of the Company held by the shareholders from among the public, with a share value according to the arrangement plus 5%, on an overall scale that, together with the amount in the tender offers up to December 31, 2015, will amount to at least NIS 512.09 million.
‘Share value according to the arrangement’ – as stated in Note 16.G.2.b.6 above.
For details regarding the interim arrangement in which updates were implemented with respect to the undertakings to perform tender offers, as stated above, and regarding an agreed outline that was signed on February 25, 2016 (as amended on March 1, 2016), between the trustees of the debt arrangement in IDB Holdings, Dolphin Netherlands and the Company, for an injection of money into the Company instead of an undertaking to make tender offers for the Company’s shares within the framework of the debt arrangement in IDB Holdings, see notes 16.G.(2)(l) and (m) below.

Additions
The arrangement offer provided that until the completion of the arrangement, the Company will be given a bridging loan in an amount of at least NIS 100 million, in return for a charge on the shares of the Company or the cash in the account of IDB Holdings, according the choice of the beneficiaries of the arrangement.2525
Extra and Dolphin Fund will participate, proportionally, in issues of rights that the Company will carry out, insofar as it will decide to carry them out, to raise capital in order to implement its business plans in 2014 and 2015, in amounts that will not be less than the following: in 2014, not less than NIS 300 million, and in 2015, not less than NIS 500 million, respectively. In addition, clarifications were given as stated in Note 16.G.2.b.7 above.

The cash that was held by IDB Holdings and that were transferred to the coffers of the arrangement with the completion of the sale of the shell of IDB Holdings and receipts from claims, insofar as any are received.
Will be transferred to the beneficiaries of the arrangement, after deducting expenses.

25 In March 2014, a bridging loan was granted to the Company, at an amount of NIS 170 million out of the collateral funds of the debt arrangement, as specified in Note 16.C.3 above.

IDB Development Company Ltd.

Note 16 – Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
G.	Legal proceedings regarding the Company’s financial position; the creditors’ arrangement in IDB Holdings and additional proceedings relating thereto (cont.)
2.	The creditors’ arrangement in IDB Holdings and additional proceedings relating thereto (cont.)
b.	Provisions of the creditors’ arrangement at IDB Holdings pursuant to the arrangement offer of the Elsztain and Extra Group (cont.)

11. The preliminary approvals from the Tax Authority (VAT and Income Tax), which were received by IDB Holdings on March 18 and 20, 2014, respectively, determine the tax arrangements that arise from the debt arrangement on the level of IDB Holdings and on the level of deduction of tax at source for the beneficiaries of the arrangement.

12. On April 6, 2014, Cellcom received approval of the Ministry of Communications for the transfer of indirect control in the Cellcom Group to Eduardo Elsztain and Mordechai Ben-Moshe, through corporations controlled by them, as a result of the implementation of the debt arrangement in IDB Holdings. In the report filed by the trustees for the settlement with the Court on April 6, 2014, the trustees stated, inter alia, that upon the receipt of the aforementioned approval from the Ministry of Communications, all of the conditional terms for the completion of the creditors’ settlement had beencomplied with; however, following the request by the investors to establish a designated corporation under their control, which will constitute the investor in accordance with the provisions of the creditors’ settlement, changes were required to some of the permits which had already been received, in order to complete the settlement. For developments on this matter, see notes 16.G.2.e and f below.

c.
On January 22, 2014, a ‘Motion for cancellation of a decision, reconsideration and giving instructions’ was filed by Mr. Nochi Dankner and Ganden Holdings Ltd. (former controlling shareholders of the Company and of IDB Holdings, “the Dankner Group”), in which the court was requested to cancel the supplementary judgment that was given on January 5, 2014, or alternatively to reconsider this decision (“the Motion to Reconsider”). On April 8, 2014 the Court dismissed the Motion to Reconsider.

During February 2014, appeal notices were filed to the Supreme Court on behalf of Nochi Dankner and Ganden Holdings, on the judgment dated December 17, 2013, and on the supplementary judgment dated January 5, 2014. The appeals were filed by counsel for Mr. Nochi Danker and not by IDB Holdings and/or its counsel. On May 14, 2014 the Court dismissed the aforesaid appeals.
d.
On March 25, 2014, a letter was sent by the trustees for the implementation of the arrangement to Mr. Eduardo Elsztain, further to his notice that the investor on behalf of the Dolphin Group would be a special-purpose corporation wholly owned and controlled by Dolphin Fund, directly or through another foreign corporation wholly owned and controlled by Dolphin Fund (‘the special-purpose company’). In their letter, the trustees emphasized that the founding of the special-purpose company for the purpose of implementing the arrangements did not derogate from the liabilities of Mr. Elsztain and Dolphin Fund pursuant to the provisions of the arrangement, including future liabilities, and including the tender offers and rights issue.

e.
On April 8, 2014, a letter of understanding was signed between all of the aforementioned entities (“the Letter of Understanding” or “the updated arrangement outline”), according to which Dolphin Fund, Mr. Eduardo Elsztain and Extra notified the trustees of the arrangement, in accordance with the provisions of the arrangement, that:

a.
The “Investor”, as defined in the settlement, will be a designated limited liability company, with the name of “D.H. the Investor in the Settlement Ltd.” (“The designated company”), which is owned (in equal parts) by Dolphin Fund and by Extra.

b.
The trustees for the settlement were notified of the designated company’s decision and announcement that the Company’s shares to which it is entitled under the settlement (including on the first completion date, according to the meaning thereof in note 16.G.2 above) should be transferred to the two corporations specified below (“the holding corporations”):

1.	Half of the shares to Dolphin Netherlands BV (“Dolphin”), which is (indirectly) wholly owned by Dolphin Fund.
2.	Half of the shares to CAA, which is wholly owned by Mr. Mordechai Ben-Moshe.

IDB Development Company Ltd.

Note 16 – Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
G.	Legal proceedings regarding the Company’s financial position; the creditors’ arrangement in IDB Holdings and additional proceedings relating thereto (cont.)
2.	The creditors’ arrangement in IDB Holdings and additional proceedings relating thereto (cont.)
e.	(cont.)
c.
In accordance with the provisions of the settlement, the entities which are obligated by the provisions of the settlement, jointly and severally, are only the designated company, due to its status as the “Investor,” as defined in the settlement, and the holding corporations, 26 and for the avoidance of doubt, Extra, ExtraHolding GmbH, ExtraEnergie GmbH, Dolphin Fund and Eduardo Elsztain are not bound by any obligation whatsoever under the settlement including all documents comprising the settlement, as well as all annexes or clarifications submitted with respect thereto or by virtue thereof. See Note 16.g.(2).(l) with respect to C.A.A.'s claims in connection with the amendment to provisions of the debt settlement which was approved, despite its objection.

The Letter of Understanding included, inter alia, the following undertakings:
a.
Increasing the number of the Company’s shares that will serve as collateral for the purpose of the undertakings to publish and perform the tender offers in accordance with the settlement, in a manner whereby the Holding Corporations will pledge Company shares, on the first completion date, in favor of the trustees for the settlement, in a number equal to the total number of shares which the Holding Corporations undertook to offer to purchase as part of the tender offers, and not half, as originally determined.

b.
In the event of a rights issue performed by the Company prior to the distribution of the “Clal alternate shares” (see note 16.G.2.b.4.d. above), then a mechanism will be agreed between the trustees for the settlement, and the Holding Corporations and the Designated Company, to secure the entitlement of the Holding Corporations or the entitlement of the beneficiaries of the settlement (as applicable) to rights which were due to them on the date of the rights issue, with respect to Clal alternate shares, in a manner which will not prevent the beneficiaries of the settlement, if entitled to receive the Clal alternate shares, or from the Holding Corporations, if entitled to receive the Clal alternate shares, from purchasing rights, in accordance with their share, or in any other manner which will be agreed upon with the Holding Corporations and the trustees for the settlement.

On April 8, 2014, the trustees for the settlement filed a report with the Court, in which they requested approval for the Letter of Understanding (“the report of the trustees for the settlement”), and on the same date, the Court approved the Letter of Understanding, in accordance with the contents of the report of the trustees for the settlement. In accordance with the Court’s decision, the trustees for the settlement signed the Letter of Understanding, and accordingly, confirmed that in light of the foregoing, the entities obligated under the provisions of the settlement are only the designated company, due to its status as the “Investor,” as defined in the settlement, and the holding corporations. Moreover, the trustees for the settlement confirmed that E.T.H M.B.M Extra Holdings Ltd., ExtraHolding GmbH, ExtraEnergie GmbH, Dolphin Fund and Eduardo Elsztain are not obligated by any obligation whatsoever under the settlement (including all documents comprising the settlement, as well as all annexes or clarifications submitted with respect thereto) or by virtue thereof.

On April 13, 2014, the trustees for the bonds of IDB Holdings filed a motion with the Court to clarify that the rights and claims of the bond holders are reserved to them, as specified in the motion, with respect to that stated in the report of the trustees for the settlement dated April 8, 2014, and the Court approved the foregoing request on the same date.

26
It is hereby clarified that the designated company and the holding corporations were established upon the conclusion of the Letter of Understanding, and that they did not take upon themselves any undertakings whatsoever beyond those specified in the settlement, and as specified in this section.

IDB Development Company Ltd.

Note 16 – Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
G.	Legal proceedings regarding the Company’s financial position; the creditors’ arrangement in IDB Holdings and additional proceedings relating thereto (cont.)
2.	The creditors’ arrangement in IDB Holdings and additional proceedings relating thereto (cont.)
e.	(cont.)
b.	(cont.)

The designated company, Dolphin Netherlands and CAA (together: “the undertaking companies”) have confirmed and notified the Israel Securities Authority and the Company as follows: CAA and Dolphin Netherlands have each confirmed that by the end of 2016: (a) the sole and exclusive activity of each of them is and will be the holding of the Company’s shares, and no other activity whatsoever is being or will be conducted by them, of any type or kind, save such holding of the Company’s shares; and (b) that none of them have or will have any undertaking, of any kind whatsoever, save their undertakings in accordance with the creditors’ settlement. The designated company has confirmed that by the end of 2016 it does not have and will not have any activity or undertaking, of any kind whatsoever, save its undertakings in accordance with the creditors’ settlement.

Before the performance of any change in the circumstances described above in any of the undertaking companies, by the end of 2016, the undertaking companies regarding which the aforementioned change will apply, as the case may be, will reach an understanding with the staff of the Israel Securities Authority regarding an agreed-upon outline for disclosure of the financial statements of the undertaking companies, to which the foregoing change applies, or any other agreed-upon alternative.
f.
Performance of the creditor’s arrangement in IDB Holdings and the distribution of the consideration for the arrangement. On April 29, 2014, all of the conditions precedent for the completion of the arrangement were fulfilled. Between May 7 and May 12, 2014, the creditors’ arrangement at IDB Holdings was completed. Inter alia, on May 8, 2014, Company shares constituting 53.3% of the Company’s issued and paid-in share capital were transferred to Dolphin Netherlands and to CAA in equal parts, and (indirect) control of the Company was transferred to Mr. Eduardo Elsztain and to Mr. Mordechai Ben-Moshe, such that IDB Holdings stopped holding any Company shares; NIS 150 million out of the bridging loan provided to the Company in March 2013 (as specified in Notes 16.G.2.b.3 and 16.G.3 above) was converted into Company capital and NIS 20 million out of the bridging loan was repaid upon the completion of the arrangement on May 7, 2014 and became part of the Clal loans; as of May 12, 2014, Company shares were listed for trading on the stock exchange and the Company became a public company; in conjunction with the completion of the arrangement, the beneficiaries of the arrangement received NIS 150 million out of the cash balance at IDB Holdings and NIS 39 million was allocated for future expenses.

At the end of May 29, 2014, the Clal Insurance Enterprise Holdings transaction expired without having been completed, as specified in Note 3.H.5.a above. In view of the aforesaid and in line with the provisions of the creditor’s arrangement at IDB Holdings, on June 3, 2014 the Company received NIS 480 million out of collateral funds of the arrangement, as investment in Company’s capital. Furthermore, the balance of the bridging loan (extended to the Company in March 2014), amounting to NIS 20 million, was converted into capital.
Upon provision of the aforementioned amounts, the total fund injection amounted to NIS 650 million as investment in Company capital, in conjunction with execution of the arrangement.
On June 5, 2014, a motion was filed by the creditor’s arrangement Trustees with the Tel Aviv-Jaffa District Court, petitioning the Court to allow the Trustees to execute the second stage of the creditor’s arrangement at IDB Holdings and to immediately distribute the balance of arrangement proceeds held by the Trustees (NIS 150 million as well as 20.75% of Company shares, namely “the Clal alternative shares”) to the arrangement beneficiaries, leaving in Trust the maximum amount which may be due with respect to contingent debt claims filed with the Trustees in conjunction with the agreement (according to the Trustees’ request, the maximum proceeds which may be due, according to the creditor’s arrangement, with respect to contingent debt claims, amount to 16,085,076 Company shares and NIS 77.5 million).
The aforementioned contingent debt claims have been filed by the Company and by former Board members and officers of the Company, with respect to derivative claims for reimbursement of dividends distributed by the Company to IDB Holdings (as stated in note 23.C.1.d below).

IDB Development Company Ltd.

Note 16 – Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
G.	Legal proceedings regarding the Company’s financial position; the creditors’ arrangement in IDB Holdings and additional proceedings relating thereto (cont.)
2.	The creditors’ arrangement in IDB Holdings and additional proceedings relating thereto (cont.)
f. (cont.)
On June 9, 2014, the Company filed its response to the motion by the arrangement Trustees for distribution of outstanding proceeds of the arrangement, in which the Company noted that it had no objection to the motion by the arrangement Trustees for distribution of shares, however they petitioned the Court to dismiss the motion by the Trustees, with regard to distribution of the funds held with them.
On June 11, 2014, the Court granted the motion of the trustees to the arrangement for the distribution of the shares to the beneficiaries of the arrangement (apart from those claiming the contingent debt claims) in light of the agreement between the parties.
Further to the aforementioned resolution by the Court, on June 15, 2014, the arrangement trustees distributed to the arrangement beneficiaries 25,173,481.26 Company shares held by the arrangement Trustees, which are part of the Clal alternative shares, which as of said date accounted for 12.59% of the Company’s issued share capital. The trustees noted, in the aforementioned notice, that they kept 16,085,076 Company shares (which as of said date accounted for 8.04% of the Company’s share capital), pending resolution of the contingent debt claims and also kept NIS 150 million, pending a resolution by the Court.
On June 26, 2014, the arrangement Trustees filed their response to the comments filed to the Trustees’ motion for distribution of outstanding proceeds of the arrangement. The Trustees in their response, petitioned the Court to reject the requests made in the comments (to retain and not distribute all cash on hand held by the Trustees) and to approve the cash distribution due to creditors of IDB Holdings in conjunction with Stage II of the creditors’ arrangement, while retaining the maximum amount which may be due with respect to contingent debt claims to be held in Trust at this stage (as stated above, this amount is NIS 77.5 million).
On July 30, 2014, a notice and mutually agreed motion was filed with the Court with regard to the motion by the Trustees for distribution of outstanding proceeds of the arrangement, which noted that the Trustees and respondents to the motion have reached agreement with regard to distribution of cash proceeds in Stage II of the creditors’ agreement in IDB Holdings, whereby NIS 72.5 million of cash amounts payable to the agreement beneficiaries in Stage II of the agreement, which is held in trust by the Trustees, would by distributed by the Trustees to creditors of the Company, with the Trustees retaining in trust, to secure the payment of the contingent debt claims, 16,085,077 Company shares and NIS 77.5 million, which is the maximum proceeds which may be due pursuant to the creditors’ arrangement with respect to the contingent debt claims.
On August 6, 2014, the Court granted the motion by the Trustees for distribution of outstanding proceeds as requested. In view of the foregoing, on August 25 and August 31, 2014, NIS 72.5 million was distributed to the beneficiaries of the arrangement. It is noted that in December 2015, the Court approved, for the trustees for the settlement, to distribute the remainder of withheld considerations (including the Company’s shares which were held by the trustees for the settlement) to the creditors in the settlement, as part of a settlement arrangement with respect to the derivative claims against IDB Holdings, after deducting the amounts which were determined in the aforementioned settlement arrangement (as specified in Note 23.C.(1)D. below).
Further to the shelf offering report issued by the Company on June 9, 2014, regarding the implementation of a rights issue (as stated in note 15.B.3 above), on June 15, 2014 a mutually agreed urgent motion was filed with the Court, seeking approval of an agreed arrangement (“the agreed arrangement”), reached by the arrangement Trustees, Dolphin and CAA, whereby Dolphin and CAA would acquire the rights conferred pursuant to the Company’s shelf offering report on the arrangement Trustees, with respect to 16,085,077 ordinary shares of the Company (which as of the aforesaid date constituted approximately 8.04% of the Company’s share capital), which were held by the Trustees.
In the motion, it was stated that the Trustees were of the opinion that the amounts to be received by the Trust upon exercise of the agreed arrangement would reflect the loss which may be incurred by creditors of IDB Holdings, due to their being unable to take part in the rights issuance with regard to shares held in trust by the Trustees.

IDB Development Company Ltd.

Note 16 – Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
G.	Legal proceedings regarding the Company’s financial position; the creditors’ arrangement in IDB Holdings and additional proceedings relating thereto (cont.)
2.	The creditors’ arrangement in IDB Holdings and additional proceedings relating thereto (cont.)
f. (cont.)
As part of the agreed arrangement, it was clarified that amounts paid by Dolphin Netherlands and CAA to the Company in respect of utilization of rights and exercising of share options (which they will receive and purchase) arising from the rights issue, will be set against their undertakings to participate in rights issues in 2014 and 2015.
This agreed arrangement concluded all disputes between the Trustees and the holding corporations with regard to the Company shares which were held in trust by the Trustees, with regard to the rights issuance conducted by the Company in June-July 2014. The motion was granted by the Court on the same date.
g.
On January 18, 2015 the Company received a letter from the trustees to the arrangement, in which they raised claims against the rights issue the Company performed in accordance with a shelf offer report dated January 19, 2015 (as specified in note 15.B.6 above), which included claims that the rights issue of the Company does not reflect the value of control of the Company, rather the value of the interest of the minority shareholders derived from the obligation of the Company’s controlling shareholders to perform tender offers on the Company’s shares in accordance with the provisions of the debt arrangement at IDB Holdings and that the interest of the minority shareholders will be diluted if minority shareholders participate in the rights issue; and that dilution of the entitlement of the minority shareholders to participate in the tender offers and the increase of the Company’s issued share capital amount to an interested parties’ transaction that benefits the controlling owners and requires the approval of the general meeting. The trustees of the arrangement asked the Company to act to carry out only a private placement of rights, with the approval of the shareholders’ meeting, in accordance with the Company’s liquidity needs, and they requested that the controlling owners would undertake to refrain from trading their shares until the date of realizing their whole undertaking to carry out tender offers or until the end of 2016, whichever is the earlier. Alternatively, the Company was requested to examine a possibility of separating the entitlement to participate in the tender offers from the Company’s shares prior to the rights issue, so that the right to participate in the tender offers would be given solely to the existing minority shareholders in the Company. Moreover, the Company was requested to give notice of its consent to release the shares deposited in trust with the trustees of the arrangement, unconditionally.

On January 22, 2015, the Company responded to the trustees of the arrangement in a letter in which it rejected all of their claims against the rights issue, and it stated in the letter, inter alia, that: while the need to raise capital for the Company immediately could not be in dispute, the other possibilities that the trustees of the arrangement proposed (such as making a private placement or separating the entitlement to participate in the tender offers from the Company’s shares prior to the rights issue so that the right to participate in the tender offers would belong only to the minority shareholders that existed prior to the rights issue) are not within the Company’s ability, are not within its exclusive control and were not proposed to the Company by its controlling shareholders; that the beneficiaries of the arrangement were not given protection that the undertakings to make tender offers would be solely to them, but from the outset it was clear that the right would belong to all of the minority shareholders on the date of making the offers; that the rights issue is beneficial and by its nature treats the shareholders equally and is not an interested parties’ transaction; to the request of the trustees of the arrangement that the Company would agree unconditionally to release the shares which were deposited with them in trust, the Company replied that it already gave its conditional consent to the release of these shares, there is no reason why the trustees of the arrangement should not agree to the Company’s offer and that the trustees of the arrangement are fully liable for the release of the shares which were deposited with them to the beneficiaries of the arrangement and they will be liable for all of the damage that will be caused to them, if any, as a result thereof. The Company emphasized that if the trustees of the arrangement would apply to the court with regard to the rights issue, they should take into account the huge damage that might be caused as a result thereof to the Company and the derivative liability for that.

IDB Development Company Ltd.

Note 16 – Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
G.	Legal proceedings regarding the Company’s financial position; the creditors’ arrangement in IDB Holdings and additional proceedings relating thereto (cont.)
2.	The creditors’ arrangement in IDB Holdings and additional proceedings relating thereto (cont.)
g.	(cont.)

In addition, on January 26, 2015, a motion was filed with the court by the Organization for Protection of the Public’s Savings and Mr. Ohad Aloni, in which the court was requested to approve the publication of a specification of an ordinary/ involuntary tender offer for the purchase of ordinary shares with no nominal value of the Company, issued to the minority shareholders of the Company in accordance with the shelf offer report published by the Company on January 19, 2015, in order to protect the aforesaid minority shareholders from the dilution of their entitlement to participate in the tender offers which Dolphin Netherlands and CAA undertook to perform in accordance with the provisions of the debt arrangement at IDB Holdings (as specified in note 16.G.(2).b.6 above) (“the Motion to Publish a Tender Offer”). On January 28, 2015, the Court approved the motion by Hermetic Trust (1975) Ltd., in its role as a trustee for the bond holders (Series G and I) of the Company, an urgent motion to join the procedure in light of the expected implications of the motion to publish a tender offer on the rights of the bond holders of the Company and on the Company’s ability to serve its debt. On January 29, 2015 the Israeli Securities Authority filed its position on the motion to publish a tender offer, in which the Authority gave notice that the petitioners’ motion is not legally possible. At the same date the Company filed its response to the motion to publish a tender offer, as part of which it was claimed that the motion is bound to be rejected both due to lack of authority of the Court to discuss the motion as well as the fact that the motion contradicts the Companies Law. It was also claimed, that the motion adversely impacts the Company’s ability to raise capital.

On February 1, 2015, the trustees to the arrangement filed their response to the motion to publish a tender offer, according to which the petitioners’ motion is inapplicable and entails significant disadvantages. As part of this response, the trustees of the arrangement proposed an alternative solution, according to which Dolphin Netherlands would buy from the trustees of the arrangement the rights that would be issued for the shares which were held by them in trust and it would acquire additional rights from the minority public shareholders that would choose to transfer their rights to the trustees of the arrangement for the purpose of selling them, and they asked the Court to approve the agreed arrangement as aforesaid.
On February 3, 2015, the trustees filed a motion to allow them not to trade the rights issued within the rights issue at the Company in respect of the Company’s shares which were held in trust by them, and cause their expiry, since the alternative solution proposed by the trustees of the arrangement as stated above had turned out to be incapable of implementation.
On February 3, 2015, the response by Hermetic Trust (1975) Ltd. was filed to the Court, in its role as a trustee to the bond holders (Series G and I) of the Company, as part of which it was noted that it objects to any motion which may prevent the trade in the rights and cause their expiry, as this would reduce the potential injection of capital into the Company.
On February 4, 2015, a discussion was held in Court on the matter as part of which The Organization for Protection of the Public’s Savings and Mr. Ohad Aloni accepted the Court’s offer not to insist on their motion to publish a tender offer. In addition the Court noted that it is aware of the impact on the minority shareholders at the Company which was pointed out by the aforesaid petitioners and the trustees to the arrangement with regard to the intended issue, however this is not sufficient to prevent the performance of the issue. Additionally, the Court instructed the trustees to act according to their understanding and judgment with regard to their motion not to trade the rights in respect of the shares held by them in trust.
Accordingly, the trustees to the arrangement did not trade the issued rights as stated and caused their expiry.

IDB Development Company Ltd.

Note 16 – Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
G.	Legal proceedings regarding the Company’s financial position; the creditors’ arrangement in IDB Holdings and additional proceedings relating thereto (cont.)
2.	The creditors’ arrangement in IDB Holdings and additional proceedings relating thereto (cont.)
h.
On February 9, 2015, the trustees to the arrangement filed to the Court a motion to instruct the distribution of consideration to the beneficiaries to the arrangement, despite the Company’s objection and the granting of a warrant preventing the Company from objecting to the settlement agreement with regard to the derived claims against IDB Holdings (for details regarding the aforesaid derived claims and the settlement agreement as specified, see Note 23.C.1.d. below). As part of the aforesaid motion, the Court was requested to approve the distribution of the remaining consideration to which the beneficiaries of the arrangement are entitled in accordance with the debt arrangement at IDB Holdings and which have not yet been distributed and which were held, on that date, in trust by the trustees to the arrangement (apart from the amounts paid in accordance with the settlement agreement with regard to the specified derived claims, subsequent to its approval, at an amount of NIS 7 million to the Company).

On March 10, 2015, the Company’s response to the aforesaid motion was filed, as part of which the Court was requested to dismiss the aforesaid motion, since according to it the provisions of the arrangement do not contain a provision that prevents the Company from submitting a debt claim to the trustees and there is no provision that prejudices the rights of the Company or that releases IDB Holdings from a claim of the Company against it.
The Company objected to the settlement offer regarding the derivative claims against IDB Holdings, as within the framework of the settlement the Company was required to waive claims against IDB Holdings and against IDB Holdings’ directors, even in case an additional claim is filed against the Company with respect to a motion to approve a derivative claim against the Company filed in the matter of Discount Investments in respect of performing distributions of dividend by Discount Investments (see Note 23.C.1.h. below), and therefore the settlement could not have merely benefited the Company, but could also have obligated it to waive rights.
On March 26, 2015, the trustees of the arrangement filed a reply to the response of IDB Development, in which the trustees of the arrangement reiterated what was stated in the motion and rejected the Company’s opposition, mainly for the reason that it conflicts with the provisions of the creditors’ arrangement in IDB Holdings. For further developments regarding the settlement agreement in connection with the aforementioned derivative claims and a motion to instruct the distribution of the consideration to the beneficiaries of the arrangement in spite of the objection of the Company, including regarding the Court’s approval for the amended settlement agreement which was reached by the parties (including the Company), and its approval for the distribution of the balance of withheld considerations to the beneficiaries in the settlement, see Note 23.C.(1).D. below.
i.
A motion to provide an injunction to copy the IT materials of IDB Holdings and a motion to remove the investigators regarding IDB Holdings from their function – further to the motion by the trustees to the arrangement, a legal adviser was appointed to conduct investigations and represent the trustees to the arrangement in legal proceedings of IDB Holdings (the legal firm Naor-Gersht) (‘the legal adviser” or “the investigators”). On January 21, 2015, a motion was filed with the Court to grant an injunction for the copying of IDB Holdings’ computer material by the aforesaid legal adviser, as part of which the Court was requested to grant an injunction ex parte, which allows the aforesaid legal adviser or anyone on his behalf to copy, through a skilled professional, all of the magnetic media relating to IDB Holdings saved on the computer servers at the offices of IDB Holdings, and this, inter alia, because of the mixed use of the servers of the Company and IDB Holdings. On February 1, 2015, the Court granted the motion as requested. Pursuant to a decision of the Company’s Audit Committee and Board of Directors, on February 4, 2015, the Company filed with the Court an urgent motion to clarify the Court’s decision with regard to the copying of IDB Holdings’ IT material with regard to the manner of its application, in light of that in order to comply with the Court’s decision and to transfer to copy all of the material belonging to IDB Holdings, screening and filtering work must first be done between the material belonging to IDB Holdings and the material belonging to the Company (which, in the Company’s opinion, the aforesaid legal adviser is not entitled to receive).

IDB Development Company Ltd.

Note 16 – Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
G.	Legal proceedings regarding the Company’s financial position; the creditors’ arrangement in IDB Holdings and additional proceedings relating thereto (cont.)
2.	The creditors’ arrangement in IDB Holdings and additional proceedings relating thereto (cont.)
i.	A motion to provide an injunction to copy the IT materials of IDB Holdings and a motion to remove the investigators regarding IDB Holdings from their function (cont.)
On the same day, an initial response was filed with the Court on behalf of the aforesaid legal adviser, with regard to the Company’s urgent motion to clarify the Court’s decision as stated, as part of which the Court was requested to allow the legal adviser to file its response to the Company’s motion within several days, whilst committing that the files copied from the Company’s and IDB Holdings’ servers will not be opened and will be kept in a safe at the office of the trustee Adv. Hagai Ulman until the Court’s ruling. Additionally, on February 4, 2015, the legal adviser filed an urgent motion to provide an injunction according to the Contempt of the Court Ordnance, according to which the Court was requested to provide an injunction binding the Company’s management to provide to the aforesaid legal adviser immediately the computer drives to which the information was copied, which are stored at IDB Holdings’ safe, when there is no prevention that until the Court’s ruling the drives will first be transferred to the offices of the trustees to the arrangement. On February 4, 2015, a notice was filed to the Court regarding a procedural agreement with regard to the copying of the computer materials, according to which it was agreed, inter alia, that the computer drives of the legal adviser, kept in the IDB Holdings safe and the information copied onto them, will be transferred at this point, as is, to a trustee who will be determined with the parties’ consent, who will keep the computer drives sealed in his office without any one being granted permission to view them and who will transfer them to either of the parties pursuant to the Court’s decision or pursuant to written consent delivered to him by the trustees of the arrangement and the Company. It was further agreed that the motion to grant orders pursuant to the Contempt of Court Ordinance would be struck out without any order for costs, with each party reserving its claims. In the Court’s decision of February 5, 2015, the aforesaid consent of the parties was given the effect of a court decision.
On March 8, 2015 a notice was filed to the Court with regard to the reaching of an agreed settlement and a motion to grant it the effect of a decision, as part of which the parties reached an agreement with regard to the delivery of the material on the magnetic media, and according to which all of the documents on the magnetic media which relate to IDB Holdings will be transferred as is to the aforesaid legal adviser and all of the documents on the magnetic media which relate to the Company only, will not be transferred at this point to the legal adviser, and this without derogating from any claim either of the parties may have with regard to this.
The Company will deliver to the legal adviser, documents that belong to it according to the requests of the legal adviser on specific issues, and this unless it can provide reasonable justification not to do so, in which case, in the lack of agreement between the parties a ruling will be made by the Court. All of the documents on the magnetic media belonging to the two companies or whose ownership is questionable will be delivered to the legal adviser. It was further agreed that at the first stage the information and the documents for which such separation is done as stated and which will be delivered to the legal adviser will relate to the years 2007-2013 only and later on documents will be delivered to the legal adviser with respect to the other years according to the demand by the legal adviser, if he believes there is a need to do so.
On March 11, 2015, an urgent motion was filed with the Court to grant a right of response to a “notice of reaching an agreed arrangement and a motion to grant it the effect of a decision” as stated above on behalf of former directors and shareholders at IDB Holdings (“the former directors and shareholders”). The former directors and shareholders were sued by IDB Holdings in a proceeding relating to distribution of dividends by IDB Holdings in the years 2008-2010 and the trustees to the arrangement are conducting the claim against the former directors and shareholders, through the aforesaid legal adviser (Naor-Gersht legal firm).
Since the motion to approve the aforesaid arrangement raises a concern that documents that are subject to attorney-client confidentiality will be revealed to the trustees and the legal adviser, the Court was requested to allow the former directors and shareholders to give brief reasons for their claims against the motion to approve the agreed arrangement as stated above. On March 12, 2015, the court approved the motion to grant the force of a decision to the agreed arrangement that the parties reached with regard to the delivery of the material on the magnetic media as stated above.

IDB Development Company Ltd.

Note 16 – Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
G.	Legal proceedings regarding the Company’s financial position; the creditors’ arrangement in IDB Holdings and additional proceedings relating thereto (cont.)
2.	The creditors’ arrangement in IDB Holdings and additional proceedings relating thereto (cont.)
i.	A motion to provide an injunction to copy the IT materials of IDB Holdings and a motion to remove the investigators regarding IDB Holdings from their function (cont.)
On the same day, the former directors and shareholders of IDB Holdings filed with the court an urgent motion to stay its decision of March 12, 2015, in order to allow them to apply to the Supreme Court in an appeal against the decision. On March 13, 2015, the court decided to stay the performance of its decision of March 12, 2015, and it ordered the trustees of the arrangement and the investigators to file their position on the motion. On March 19, 2015, the investigators’ response was filed; in it, they stated that the trustees of the arrangement and the investigators as aforesaid agree that insofar as within the framework of the documents that were seized any document would be found that was exchanged between the former directors and shareholders and their attorneys, which contained legal advice that was given solely to a former directors and shareholders (as opposed to a document that also includes advice that was given to the Company), those documents would not be transferred to the investigators at this stage, and all of the parties would reserve all of their claims. In its decision of March 20, 2015, the court ordered the former directors and shareholders to submit their reply to the aforesaid response of the investigators by March 29, 2015. On March 29, 2015, the former directors and shareholders filed their response to the investigators’ response dated March 19, 2015, in which the former directors and shareholders requested the Court to accept their motion to grant the right of response, and to allow them to file a response to the motion to approve the agreed-upon arrangement which was reached by the investigators and the Company regarding the review of the magnetic media of IDB Holding. On April 27, 2015, the former directors and shareholders of IDB Holding filed their response to the motion, in which it was claimed that the agreed-upon arrangement which was presented to the Court as part of the notice regarding the reaching of an agreed-upon arrangement, dated March 8, 2015, causes damage to the rights of the aforementioned investigated parties, and therefore should not be permitted, and instead a more balanced arrangement should be implemented, as proposed in their aforementioned response. On May 10, 2015, the trustees and the investigators filed their response to the response of the investigated parties (the former directors and shareholders) dated April 27, 2015, in which it was claimed, inter alia, that the objection of the investigated parties was intended to simply prolong the Court proceedings, without any real apparent reason, other than the desire to encumber the process with additional hearings regarding the documents which, from the outset, belong to IDB Holding itself, and not to the investigated parties, as opposed to their claims. In light of the above, the Court was requested to dismiss the motion of the investigated parties.
On May 17, 2015, the Court proposed that the review of documents stored on the servers of IDB Holding will be carried out, in the first stage, by the trustees for the settlement, and that they will be prohibited from transferring certain documents specified by the Court to the investigators. The Court ordered the parties to announce their position regarding the proposal. On May 28, 2015, the Company filed its position on the Court’s proposal, according to which, insofar as the only change proposed by the Court is that the trustees for the settlement will replace the investigators everywhere in the settlement, the Company does not object to this, and insofar as it involves a change of the principles of the settlement in general, this requires a clear rewording of the settlement and a reconsideration of the matter by the organs of the Company. Moreover, on the same date, the investigators and the trustees for the settlement gave notice that they accept the Court’s proposal, in order to conclude the matter under dispute.
On May 26, 2015, the former directors and shareholders filed a motion with the Court to order the removal of the investigators from one of the two functions which they fulfill: (1) legal advisors responsible for conducting the investigations and exercising IDB Holding’s rights of action; (2) the representative attorneys of IDB Holding in the motion to approve a derivative claim in connection with the dividend distributions which were performed by IDB Holding, due to an abuse of investigative authorities. The Court was also requested to prohibit the investigators and/or the trustees for the settlement and/or IDB Holding and/or any other party on their behalf from making any use whatsoever of information which has been collected by the investigators with respect to the aforesaid derivate claim, and to order them to submit to the former directors and shareholders all of the material that has been collected by them until now (the “Motion to Remove the Investigators from Their Function”).

IDB Development Company Ltd.

Note 16 – Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
G.	Legal proceedings regarding the Company’s financial position; the creditors’ arrangement in IDB Holdings and additional proceedings relating thereto (cont.)
2.	The creditors’ arrangement in IDB Holdings and additional proceedings relating thereto (cont.)
i.	A motion to provide an injunction to copy the IT materials of IDB Holdings and a motion to remove the investigators regarding IDB Holdings from their function (cont.)
The Court ruled that the trustees for the settlement, the investigators and the official receiver should respond to the aforesaid motion. On May 28, 2015, the former directors and shareholders filed a motion with the Court to stay the decision on their opposition to the settlement regarding the inspection of documents stored on IDB Holding’ servers, as stated above, until a decision has been reached regarding their motion to remove the investigators from their function. The responses of the trustees for the settlement and the investigators were filed with the Court, in which the Court was requested to dismiss the motion to stay the aforementioned decision, and also to dismiss the motion to remove the investigators from their function.
On July 2, 2015, the Court determined that, prima facie, there is no reason to stay the decision regarding the objection of the former directors and shareholders to the arrangement regarding the review of documents stored on the Company’s servers until a decision has been reached regarding the motion to remove the investigators from their position, although before a decision has been reached regarding the motion to stay the decision, the former directors and shareholders in the Company were requested to furnish their position in connection with the Court’s proposal dated May 17, 2015, regarding the review of documents stored on the servers of IDB Holding.
On July 12, 2015, the position of the official receiver regarding the motion to remove the investigators from their function was filed with the Court, in which it was stated that the official receiver believes that the motion to remove the investigators from their function should be dismissed, for both procedural and material reasons. Additionally, following the Court’s decision of July 2, 2015, on July 12, 2015, a notice was filed with the Court on behalf of the former directors and shareholders of IDB Holding, in connection with the Court’s proposal dated May 17, 2015, regarding the review of documents stored on the servers of IDB Holding, in which the former directors and shareholders announced that they agree to the outline proposed in the Court’s decision of May 17, 2015 (i.e., review of the documents by the trustees for the settlement themselves, while avoiding the transfer of the types of documents specified in the decision to the investigators, as stated above), subject to one change - that the trustees’ aforementioned review of the documents and their classification will be performed in the presence of a representative on behalf of the former directors and shareholders, and including the establishment of a mechanism to settle disputes regarding the classification of the documents.
On July 14, 2015, the Court issued its decision, in which it stated that the parties’ positions indicate an agreement in principle regarding the outline which was proposed by the Court regarding the review of the documents, and therefore, the trustees for the settlement are required to negotiate with the representatives of the parties in order arrange the review and classification of the documents, and in the presence of one representative on behalf of all of the former directors and shareholders. The parties were requested to file a joint notice to the Court by July 30, 2015.
On July 15, 2015, the Court’s decision was issued regarding the motion to remove the investigators from their function, in which the Court partially accepted the motion, and prohibited the investigators or any other party on their behalf from making use, as part of the claim in connection with the dividends which were distributed by IDB Holding, of the information and evidence which they collected, by virtue of their authority as investigators, and ordered the investigators to submit to the former directors and shareholders any material which was collected, as stated above. The Court noted, in its decision, that investigative authorities had been conferred upon the investigators for the purpose of exercising the right of action of IDB Holding, excluding with respect to the dividend claim, and for the time being, investigative authorities were not conferred upon the investigators, as defined in section 288 of the Companies Ordinance, with respect to the dividend claim. However, the Court determined that there is no reason to remove the investigators from one of the two functions which they fulfill, and that they are fit to fulfill both functions in parallel.

IDB Development Company Ltd.

Note 16 – Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
G.	Legal proceedings regarding the Company’s financial position; the creditors’ arrangement in IDB Holdings and additional proceedings relating thereto (cont.)
2.	The creditors’ arrangement in IDB Holdings and additional proceedings relating thereto (cont.)
i.	A motion to provide an injunction to copy the IT materials of IDB Holdings and a motion to remove the investigators regarding IDB Holdings from their function (cont.)
On July 30, 2015, a motion to issue clarification was filed with the Court on behalf of the Company, in which the Court was requested to clarify, with respect to the review of the documents of IDB Holding, that the only change proposed in the Court’s proposal is that the trustees will come in place of the investigators, and that all of the other provisions of the arrangement, regarding the separation of materials which will be implemented in the Company’s offices, in cooperation with any representative on its behalf, and with respect to the submission of materials which belong to the Company only, as specified in the arrangement, will remain unchanged. On August 5, 2015, the Court issued a clarification, as requested, provided that no objections to the motion will be filed by September 1, 2015. On August 6, 2015, a notice and motion to grant a short extension to submit a joint notice were filed with the Court, in which the parties announced that they had reached a (partial) understanding regarding the arrangement in connection with the review of the documents stored on the servers of IDB Holding, according to which, inter alia, the Company’s secretariat will submit to the trustees, and to the former directors and shareholders, the minutes of the meetings of IDB Holding’s Board of Directors (meetings of the board committees) which dealt with the dividend distributions in IDB Holding, as well as any document which was presented in such meetings, or which was sent to the Board members of IDB Holding in advance of the meetings. In the notice, it was further stated that the parties had not yet completed their negotiations regarding the other documents. The Court was requested to approve the arrangement, and to grant a one week extension to the parties, in order to allow the parties to reach a comprehensive agreement between them. On the aforementioned date, the Court approved the provision of an extension, as requested. Additionally, on the same date, an additional motion to issue a clarification was filed, in which the Court was requested to clarify that the force of a ruling was given to the parties’ initial agreement regarding the review of the documents, as stated above. On August 6, 2015, the Court approved the parties’ initial agreement, and granted it the force of a ruling. On October 22, 2015, the Court gave force of ruling to the Court's proposal from May 17, 2015, with respect to the review of documents stored on the servers of IDB Holdings, and the request of the former directors and shareholders in IDB Holdings, that the review of the documents be done in the presence of a representative on their behalf, was not accepted.
In December 2015, and in January and February 2016, the Company received letters from the trustees of the arrangement, in which it was claimed that the Company is liable to take steps in relation to the trustees of the arrangement and to coordinate the course of action and the dates for sorting the computer materials between the representatives of the trustees for the arrangement and the Company’s representatives, pursuant to the decision of the Court of October 22, 2015, before the trustees of the arrangement apply to the court to strike out the Company from the procedural arrangement, as stated above.
On February 22, 2016, a motion was filed with the Court by the trustees of the arrangement, to appoint a court-appointed officeholder to locate specific documents from the Company’s computer servers that are held by a trustee, which shall be determined by the court to be necessary for completing the discovery process within the framework of the legal proceeding in a derivative action relating to the distributions of dividends that were made by IDB Holdings, and to transfer them to the parties. On February 24, 2016, the court held that the Company’s response should be filed within ten days.

IDB Development Company Ltd.

Note 16 – Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
G.	Legal proceedings regarding the Company’s financial position; the creditors’ arrangement in IDB Holdings and additional proceedings relating thereto (cont.)
2.	The creditors’ arrangement in IDB Holdings and additional proceedings relating thereto (cont.)
j.	The disputes between the Dolphin Group and the trustees for the settlement with respect to the	tender offers
On March 24, 2015, a letter of the trustees for the debt settlement in IDB Holdings was sent to the Company, in which the trustees for the settlement addressed Dolphin Netherlands' notice to the Company, according to which it would use (independently or through another entity under the control of Mr. Eduardo Elsztain) the entire amount of rights units which will be offered to it in accordance with the shelf offering report which was published by the Company on January 19, 2015 (see Note 15.b.(6) above), and to Dolphin Netherlands' notice, according to which, if and insofar as Dolphin Netherlands' undertaking to inject funds into the Company as part of the rights issue will be performed (in whole or in part) by another entity under the control of Mr. Eduardo Elsztain (the "Elsztain Corporation"), then the Elsztain corporation will agree to undertake, jointly and severally with Dolphin Netherlands, to fulfill all of Dolphin Netherlands' undertakings in accordance with the debt settlement (see Note 15.b.(5) above).
The trustees for the settlement stated that due to the fact that some of the Company’s shares which were held by Dolphin Netherlands were sold by it to a corporation which, according to Dolphin Netherlands' notice, was controlled (indirectly) by Mr. Eduardo Elsztain - IFISA, Dolphin Netherlands' undertaking to participate in the rights issue was performed partially by IFISA, and therefore, they demand to receive an approval and undertaking from IFISA that it will fulfill all of Dolphin Netherlands's undertakings, jointly and severally, in accordance with the provisions of the debt settlement, in accordance with the undertakings and notices specified above. The trustees for the settlement further requested to receive notice from IFISA stating that it is not entitled to the rights specified in the debt settlement on all matters associated with the tender offers which C.A.A. and Dolphin Netherlands undertook to perform within the framework of the debt settlement.
In response to the letter of the trustees for the settlement, Dolphin Netherlands, Dolphin Fund and IFISA responded that they reject the demands of the trustees for the settlement with respect to the approval and undertaking of IFISA to fulfill all of the undertakings of Dolphin Netherlands, jointly and severally, in accordance with the provisions of the debt settlement, due to the fact that Dolphin Netherlands is the entity which injected the funds in the rights issue, and the aforementioned injection did not involve the participation of any other corporation under the control of Elsztain, and therefore, the notice in connection with the "Elsztain corporation" is irrelevant and has expired, and effectively, Dolphin's undertaking was not performed by IFISA. It was further stated in the response letter that Dolphin Netherlands sold the shares to IFISA shortly after the performance of the injection of funds into the Company by Dolphin Netherlands, at market price, and for a full and fair consideration (which did not injure the rights of the Company’s public shareholders). With respect to the demand that IFISA announce that it is not entitled to rights on any matters associated with the tender offers, the Dolphin companies noted that IFISA is not required to provide approvals or clarifications on all matters associated with the tender offers.
On June 14,.2015, an additional letter of the trustees for the settlement was sent to the legal counsel of the Dolphin companies, in which it was noted that the trustees for the settlement had suspended their letter regarding the aforementioned demands with the Court, in accordance with their understanding that no disposition whatsoever will be performed with the shares which are held by the Dolphin Group; however, notwithstanding the foregoing, they discovered that Dolphin Netherlands had transferred warrants which were held by it to IFISA, which exercised them into Company shares, in a manner which significantly increased its holdings in the Company’s shares (see Note 15.b.(7) above). The trustees for the settlement repeated their position in the letter, according to which IFISA is bound by all undertakings under the debt settlement, and that it and/or any entity to which it will transfer all or some of the Company’s shares are not entitled to the rights set forth in the debt settlement on all matters associated with the tender offers. On August 13, 2015, the trustees for the settlement petitioned the Court to order that IFISA is bound by all of the investors’ undertakings under the debt settlement; that the shares held by IFISA and/or by any other corporation under the control of Mr. Eduardo Elsztain are not entitled to participate in the tender offers; and that the shares which were held or are held by the investors and/or by corporations under their control, and which have been transferred and/or will be transferred by them to other entities, are also not entitled to participate in the tender offers, and on September 8, 2015, an amended motion was filed, in which parties were added against whom the reliefs are requested (the Motion to Issue Orders").

Note 16 – Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
G.	Legal proceedings regarding the Company’s financial position; the creditors’ arrangement in IDB Holdings and additional proceedings relating thereto (cont.)
2.	The creditors’ arrangement in IDB Holdings and additional proceedings relating thereto (cont.)
j.	The disputes between the Dolphin Group and the trustees for the settlement with respect to the tender offers (cont.)
On September 24, 2015, the trustees for the settlement filed with the Court a motion to issue an interim injunction, prohibiting IFISA, Dolphin Netherlands, C.A.A. and the designated company "Investor in the Settlement Regarding IDB Holdings Ltd." and/or any other party on their behalf from performing any action and/or transaction with the Company’s shares, until a decision has been given by the Court regarding the motion to issue orders (the "Motion To Issue An Injunction").
On September 25, 2015, the Company received a letter from the trustees for the settlement, addressed to the Israel Securities Authority, the Stock Exchange and the Company, in which, inter alia, the trustees for the settlement asked the Authority and the Stock Exchange to exercise their authorities and order the suspension / discontinuation of trading on the Stock Exchange of the Company’s shares, due to uncertainty as to the number of shares which will be eligible to participate in the tender offers (whether shares held by the public, or shares held by IFISA or another transferee from the controlling shareholders and potentially also all of the Company’s shares), and with respect to the identity of the entities which are obligated to perform the tender offers, and their financial stability. According to the trustees for the settlement, the Company is required to act to exercise the rights of its shareholders in connection with the tender offers, or at least, to act to ensure that the shareholders have all information with respect to the controlling shareholders' undertakings towards them, in order to enable them to trade with the Company’s shares. The Stock Exchange suspended trading of the Company’s shares and warrants on September 29, 2015, for one day, and resumed trading the following day.
On October 1, 2015, the Company was informed by IFISA and Dolphin Netherlands that they had filed with the Court their response to the motion to issue an injunction, and had claimed that the Motion should be dismissed. According to the position of IFISA and Dolphin Netherlands, inter alia: (A) IFISA is not obligated by the undertakings of Dolphin Netherlands in accordance with the creditors’ settlement, and the motion of the trustees for the settlement on the matter should be dismissed; (B) IFISA, and any other corporation under the control of Mr. Eduardo Elsztain, are entitled to participate as offerees in the tender offers in accordance with the creditors’ settlement, with respect to each share which is held by them, including shares which will be purchased in the future by the Dolphin Group from C.A.A. as part of the buy me buy you process; and (C) the demand by the trustees for the settlement to determine that shares which were held by corporations under the control of the Company’s controlling shareholders and which were transferred and/or will be transferred by them to other entities are not eligible to participate in the tender offers.
As part of the response, Dolphin Netherlands and IFISA announced that, beyond the letter of the law, despite all that stated in the response, and despite the fact that there is no legal basis for obligating companies under the control of Mr. Elsztain to refrain from participating as offerees in the tender offers – beyond the letter of the law, and in order to prevent distortions of the truth only – Dolphin Netherlands is willing to undertake that immediately upon the completion of the acquisition of shares as part of the buy me buy you process, and so long as it holds the Company’s shares, the number of 106,600,000 Company shares (approximately 16.1% of the Company’s issued capital as of that date) among the shares which are held by it, which is equal to the number of shares which were received by it and by C.A.A. as part of the creditors’ settlement, on the date of its completion (the "Original Shares"), will not participate in the tender offers (and that, insofar as the original shares will be sold to corporations under the control of Mr. Elsztain, Dolphin Netherlands will guarantee, prior to the sale of the original shares, that the buying corporation will undertake not to participate in the tender offers). Dolphin Netherlands and IFISA emphasized that the foregoing shall not derogate from the eligibility of any of the companies under the control of Mr. Elsztain to participate in the tender offers in connection with any shares of the Company which were acquired after the completion date of the creditors’ settlement, including with respect to the shares which are expected to be purchased from C.A.A. as part of the buy me buy you process, and shall not derogate from or restrict their right to sell any shares to third parties (which are not under the control of Mr. Elsztain), including the original shares, in which case the third parties (which are not under the control of Mr. Elsztain) will be entitled to participate in the tender offers, inter alia, through the shares which were sold to them by the Elsztain companies.

IDB Development Company Ltd.

Note 16 – Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
G.	Legal proceedings regarding the Company’s financial position; the creditors’ arrangement in IDB Holdings and additional proceedings relating thereto (cont.)
2.	The creditors’ arrangement in IDB Holdings and additional proceedings relating thereto (cont.)
j.	The disputes between the Dolphin Group and the trustees for the settlement with respect to the tender offers (cont.)
On October 15, 2015, C.A.A. filed its response to the motion to issue orders, in which, inter alia, C.A.A. claimed that IFISA is obligated by the undertaking to perform tender offers, and that it and Dolphin Netherlands are not entitled to participate as offerees in the tender offers.
Additional responses to the motion to issue orders were also filed on behalf of minority shareholders in the Company, although the motion by minority shareholders to join the process was dismissed by the Court, which determined that the trustees for the settlement can be relied upon to independently protect the interests of the minority shareholders.
On October 19, 2015, the Company received a copy of the response of Dolphin Netherlands and IFISA to the motion to issue orders which was filed with the Court, in which, inter alia, Dolphin Netherlands clarified that, due to its status as the offerer in the tender offers, it will not be an offeree therein, and does not intend to participate as an offeree in the tender offers. However, according to the position of Dolphin Netherlands, it is entitled (and, in a certain sense, also obligated) to offer to acquire shares as part of the tender offers to any other shareholder in the Company which is not Dolphin Netherlands, including corporations under the control of Mr. Elsztain, and also has the right to sell Company shares to third parties (including those under the control of Mr. Elsztain), and the sold shares will be entitled to participate as offerees in the tender offers (without derogating from the undertaking of Dolphin Netherlands according to which a total of 106,600,000 Company shares which are held by it will not participate in the tender offers, so long as it is held by corporations under the control of Mr. Elsztain, as stated above).
On October 20, 2015, the Court decided to issue the following declaratory reliefs: (A) Shares which are held by IFISA and any other corporation under the control of Mr. Elsztain are not entitled to participate as offerees in the tender offers; and (B) Shares which were held or are currently held by the investors and/or by corporations under their control, and which were transferred or will be transferred by them to other entities, will not be entitled to participate in the tender offers.
The Court determined that the aforementioned reliefs will not apply with respect to shares which have been purchased from the minority shareholders as a result of trading on the Stock Exchange, and which have come into the possession of IFISA. Additionally, the motion of the trustees for the settlement to determine that IFISA is obligated to fulfill all of the investor's undertakings in accordance with the debt settlement was dismissed, but it was stated, in obiter, that Dolphin Netherlands was obligated to cause IFISA to accept the undertakings in accordance with the debt settlement.
Dolphin Netherlands and IFISA announced to the Company on October 26, 2015 that, according to their position: (1) The qualification specified in the Court's determination with respect to the shares which were acquired from the minority shareholders as a result of trading on the Stock Exchange, and which reached the possession of IFISA, applies to 127,441,396 Company shares which are held by IFISA, and to 131,600 Company shares which are held by Dolphin Fund Ltd. In other words, according to their position, the reliefs specified in sections (a) and (b) above will not apply with respect to these shares, and these shares will be entitled to participate as offerees in the tender offers; and (2) with respect to 51,760,322 additional Company shares which are currently held by Dolphin Netherlands, which originated from acquisitions of the Company’s minority shareholders, Dolphin Netherlands and IFISA believe that, in accordance with the provisions of the Court’s decision, those shares will not be able to participate as offerees in the tender offers, so long as they are held by Dolphin Netherlands; however, Dolphin Netherlands is not estopped from selling those shares to any third parties whatsoever, and in the foregoing case, those third parties will be entitled to participate in the tender offers, with respect to those shares.
On the other hand, according to the letters which were sent by the trustees for the settlement following the Court’s decision to the Company, to Dolphin Netherlands and IFISA, it appears that the position of the trustees for the settlement is that the qualification in the Court's determination is not relevant, and does not apply any shares of the Company, since, to the best of their knowledge, IFISA never acquired any shares from the minority shareholders, and all of its shares (shares and warrants) were purchased and/or received from Dolphin Netherlands, by methods other than through trading on the Stock Exchange.

IDB Development Company Ltd.

Note 16 – Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
G.	Legal proceedings regarding the Company’s financial position; the creditors’ arrangement in IDB Holdings and additional proceedings relating thereto (cont.)
2.	The creditors’ arrangement in IDB Holdings and additional proceedings relating thereto (cont.)
j.	The disputes between the Dolphin Group and the trustees for the settlement with respect to the tender offers (cont.)
Additionally, in the letter which was sent by the trustees for the settlement to Dolphin Netherlands and IFISA, as stated above, the trustees for the settlement stated, in connection with the Court’s decision according to which Dolphin Netherlands was required to cause IFISA to accept the undertakings in accordance with the debt settlement (as stated above), that in light of the Court's determinations on all matters pertaining to the undertakings of Dolphin Netherlands as part of the shelf offering from January 2015, IFISA is required to approve in writing that it accepts upon itself all of the undertakings which were given by Dolphin Netherlands as part of the shelf offering, while Dolphin Netherlands is required to fulfill its undertakings as part of the shelf offering, and to ensure that IFISA accepts the aforementioned undertakings, immediately.
On October 29, 2015, the Company received, from the trustees for the settlement, a copy of a motion to declare contempt of court against Dolphin Netherlands and IFISA, which was filed by the trustees for the settlement with the District Court (the "Motion to Declare Contempt"), in which the Court was requested to exercise its authority in accordance with the Contempt of Court Ordinance, and to require Dolphin Netherlands and IFISA to comply with the instructions of the Court on all matters pertaining to the Court’s decision in the motion to issue orders. This motion was filed after the announcement of Dolphin Netherlands and IFISA dated October 26, 2015, as specified above.
The Company also received a copy of the notice regarding an appeal on the Court’s decision on the motion to issue orders, and a motion to hold an urgent hearing regarding the motion, which were filed with the Supreme Court on October 29, 2015 by Dolphin Netherlands and IFISA. In the appeal notice, the Supreme Court was requested to cancel the determinations which were made by the Court with respect to the reliefs which were given in the Court’s decision regarding the motion to issue orders (i.e., to cancel the determination according to which shares which are held by IFISA, or any other corporation under the control of Mr. Elsztain, are not entitled to participate as offerees in the tender offers, and the determination according to which shares which were held or which are held by the investors and/or by corporations under their control and which were transfered or will be transferred by them to other entities, will not be entitled to participate in the tender offers), and to determine that the reliefs which were requested in the motion to issue orders in connection with the debt settlement should be dismissed. Dolphin Netherlands and IFISA further requested, in the appeal notice, to determine, inter alia, for the sake of caution, and as an alternative relief, that the qualification specified in the Court’s decision in the motion to issue orders (i.e., the qualification specifying that the aforementioned reliefs will not apply with respect to shares which were acquired from the minority shareholders as a result of trading on the Stock Exchange) will also apply with respect to shares which were received by Dolphin Netherlands and IFISA as a result of the exercise of the rights units which were acquired from the minority shareholders and which were exercised into shares. Dolphin Netherlands and IFISA further request to clarify that the determination of the District Court, according to which Dolphin Netherlands was obligated to cause IFISA to accept the undertakings in accordance with the debt settlement is not binding.
On November 5, 2015, the Court dismissed the motion to declare contempt; however, it determined in its decision, inter alia, that it is difficult not to wonder how Dolphin and IFISA, in their letter to the Company dated October 26, 2015, presume to interpret the qualification in the Court’s decision regarding the motion to issue orders, in a manner which contradicts all matters associated with the scope of the qualification (which determines, inter alia, that "with respect to the shares of IDB Development which have reached the possession of Dolphin or of IFISA, through a rights issue or rights exercise, or through an acquisition from Extra, IFISA is not and cannot be entitled to participate as an offeree in the tender offer...").

IDB Development Company Ltd.

Note 16 – Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
G.	Legal proceedings regarding the Company’s financial position; the creditors’ arrangement in IDB Holdings and additional proceedings relating thereto (cont.)
2.	The creditors’ arrangement in IDB Holdings and additional proceedings relating thereto (cont.)
j.	The disputes between the Dolphin Group and the trustees for the settlement with respect to the tender offers (cont.)
In the letters which were sent by the trustees for the settlement on November 5, 2015 to Dolphin Netherlands and IFISA and to the Company, the trustees for the settlement demanded that Dolphin Netherlands and IFISA amend their notice to the Company, and announce that all of the tender offers which are the subject of the debt settlement be addressed to the minority shareholders, and that Dolphin Netherlands, IFISA and any other corporation under the control of Mr. Elsztain will not be offerees in the tender offers, and that any share which will be transferred by them to a third party, if any, will also not be entitled to be an offeree in the tender offers. The trustees for the settlement demand that the Company announce that the notice by Dolphin Netherlands and IFISA, as published by the Company, does not comply with the Court’s decision regarding the motion to issue orders, and that all of the shares which are held by Dolphin Netherlands and IFISA, or by any other corporation in the Elsztain Group, as well as any other share which will be acquired from those corporations, will not confer the right to participate as offerees in the tender offers.
Further to the notice sent by the Israel Securities Authority to the Company, the Company contacted Dolphin Netherlands and IFISA in order to receive their position with respect to the number of shares which are held by corporations under the control of Mr. Eduardo Elsztain, and which are entitled to participate in the tender offers, according to the qualification in the Court's decision from October 20, 2015 (the "First Decision"; the "Qualification") and further to the Court's decision from November 5, 2015 (the "Second Decision"). In response to this inquiry, the Company was informed by Dolphin Netherlands and IFISA that their position, as expressed in the letter dated October 26, 2015, remains unchanged.
Dolphin Netherlands and IFISA informed the Company that this position is based, inter alia, on the claim according to which the qualification in the first decision, which determines that: "insofar as IFISA currently holds shares which were acquired from the minority shareholders through trading on the stock exchange, with respect to those shares, and with respect to them only, it is entitled to participate as an offeree in tender offer", also applies with respect to Company shares and warrants which were received as a result of the acquisition of rights by corporations under the control of Mr. Elsztain from the minority shareholders, through trading on the stock exchange.
On November 21, 2015, the trustees for the settlement filed with the Court an urgent motion for the provision of orders, in which the Court was requested: to issue an order prohibiting Dolphin Netherlands and IFISA from participating as offerees in the tender offers (the "First Order"); to issue an order prohibiting any disposition with respect to the Company’s shares which are owned by Dolphin Netherlands and IFISA until the completion of the tender offers, or alternatively, to issue an order instructing Dolphin Netherlands and IFISA not to sell the Company’s shares to a third party, except in a transaction in which the buyer knows and approves in advance that it will not participate in the tender offers (the "Second Order"); for the purpose of securing the aforementioned remedies, to order Dolphin Netherlands and IFISA to deposit the Company’s shares which are owned by them in escrow with trustees until after the performance of the tender offers in their entirety (the "Third Remedy"); to issue any additional remedy considered appropriate by the Court, in order to prevent the breach of the debt settlement in IDB Holdings by Dolphin Netherlands and IFISA (the "Fourth Remedy").
In parallel, the trustees for the settlement filed with the aforementioned Court an urgent motion for the provision of provisional remedies, in the presence of one party, in which they asked the Court to issue provisional injunctions, in the presence of one party, with respect to the first order and the second order. With respect to the third remedy and the fourth remedy, the Court was requested to approve them until a decision has been given regarding the main motion.
In the Court’s decision from November 22, 2015, the Court approved the issuance of a provisional injunction, as requested, with respect to the first order and the second order, and determined that the order will not apply to 515,607 shares which are held by IFISA. The order is contingent upon the depositing of a personal undertaking of the trustees for the settlement and depositing of the guarantee in cash.

IDB Development Company Ltd.

Note 16 – Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
G.	Legal proceedings regarding the Company’s financial position; the creditors’ arrangement in IDB Holdings and additional proceedings relating thereto (cont.)
2.	The creditors’ arrangement in IDB Holdings and additional proceedings relating thereto (cont.)
j.	The disputes between the Dolphin Group and the trustees for the settlement with respect to the tender offers (cont.)
On November 26, 2015, the Court decided to accept the motion of the trustees for the settlement, and issued a permanent injunction prohibiting Dolphin Netherlands and IFISA from participating as offerees in the tender offers, as well as a permanent injunction prohibiting a disposition with the Company’s shares which are owned by Dolphin Netherlands and IFISA, until the completion of the tender offers, excluding with respect to transactions in which the buyer will be aware, and will approve in advance and in writing, that it will not participate as an offeree in the tender offers. The aforementioned injunctions will not apply to 515,607 of the Company’s shares which are currently held by IFISA. The Court dismissed the additional remedy which was requested by the trustees for the settlement, with respect to the depositing in trust of the Company’s shares which are held by Dolphin Netherlands and IFISA, until after the completion of the tender offers. It was further determined that, in light of the results of the ruling, the need to hear the motion to issue provisional remedies became unnecessary.
For details regarding the approval for the interim arrangement between the trustees for the debt settlement in IDB Holdings and Dolphin Netherlands and IFISA, in connection with the undertakings to perform tender offers, in which it was agreed, inter alia, that the parties will file with the Supreme Court a consensus motion to dismiss the appeal which was filed by Dolphin Netherlands and IFISA with the Supreme Court, against the ruling given by the District Court on October 20, 2015, and additionally, Dolphin Netherlands and IFISA undertook not to file an appeal against the ruling which was given by the District Court on November 26, 2015, see Note 16.g.(2)(l) below.
k.
Proposals of Dolphin Netherlands and of the trustees for the settlement in connection with the undertakings to perform tender offers in accordance with the debt settlement in IDB Holding and the conducting of negotiations regarding the conversion of the tender offers into capital injections in the Company

Further to that stated in Note 16.G.(2)(B)(6) above, in connection with the undertakings of Dolphin Netherlands and C.A.A., as part of the provisions of the debt settlement in IDB Holding, to perform tender offers for the Company’s shares in the years 2015 and 2016, it is noted that Dolphin Netherlands, the Company’s controlling shareholder, notified the Company on May 14, 2015, that it is evaluating, together with the trustees for the debt settlement, various adjustments in connection with the undertakings to perform the tender offers, and as part of the above, injections of funds into the Company. On the above date, Dolphin Netherlands informed the Company that insofar as any understandings will be reached, they will be presented for approval, in accordance with the provisions of the law.
Dolphin Netherlands’ proposal to the trustees for the settlement from May 2015
Further to its aforementioned notice, on May 27, 2015, Dolphin Netherlands submitted to the trustees for the debt settlement in IDB Holding a proposal pertaining to its undertakings to perform tender offers in accordance with the debt settlement, which included, inter alia, the injection of funds into the Company and the issuance of debentures to the Company’s shareholders, in place of the performance of the tender offers, and converting the Company into a private debenture company.
Further to the above, IDB Holding reported that the aforementioned proposal, prima facie, is intended to modify the creditors’ settlement which was duly approved in connection with IDB Holding, and in consideration of its content, the trustees for the settlement announced, in May 2015, that they do not intend to accept it. IDB Holding further reported that the trustees for the settlement had notified it that they had evaluated, together with Dolphin Netherlands, other outlines concerning the conversion of the undertakings to perform tender offers for the Company’s shares, as well as other methods of actions to promote the interests of the creditors in the settlement.
The trustees for the settlement clarified that if and insofar as the consent of the trustees for the settlement will be given for any proposal in connection with the above, it will require approvals, in accordance with the provisions of the law, and there is no certainty that such approvals will be received.

IDB Development Company Ltd.

Note 16 – Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
G.	Legal proceedings regarding the Company’s financial position; the creditors’ arrangement in IDB Holdings and additional proceedings relating thereto (cont.)
2.	The creditors’ arrangement in IDB Holdings and additional proceedings relating thereto (cont.)
k.
Proposals of Dolphin Netherlands and of the trustees for the settlement in connection with the undertakings to perform tender offers in accordance with the debt settlement in IDB Holding and the conducting of negotiations regarding the conversion of the tender offers into capital injections in the Company (cont.)

Proposal of the trustees for the settlement from August 2015, to formulate and implement an arrangement which will allow the raising of significant sources for the Company, and an alternative to the controlling shareholders’ undertaking to perform a tender offer for the minority interest in the Company
On August 16, 2015, a letter was sent by the trustees for the debt settlement in IDB Holding, which was also addressed to the members of the Company's Board of Directors and to its controlling shareholders, which included an offer from the trustees for the debt settlement to formulate and implement an alternative outline to the undertaking to perform tender offers in accordance with the debt settlement in IDB Holding, which also includes the injection of funds into the Company. In the proposal, it was noted that insofar as the agreed outline will be duly agreed upon and approved, it will result in the injection of significant amounts into the Company by the investors, and these amounts will be in lieu of or in addition to the undertakings of Dolphin Netherlands from May 6, 2015 and June 29, 2015 to participate in a public issuance of the Company (see Note 15.B.(7) and (8) above).
In accordance with the aforementioned proposal, the investors or anyone on their behalf will inject capital into the Company in two phases: the first, by December 31, 2015, in the amount of NIS 256 million ("the first phase"); and the second, by January 31, 2016, in the amount of NIS 256 million ("the second phase").
Upon injecting the first phase and upon injecting the second phase, the Company will issue to the minority shareholders marketable debentures in a total amount of NIS 256 million par value on the date of each aforementioned phase, by expanding debenture series I or by a designated series to be issued to the minority shareholders under the interest terms and repayment dates of series I.
After executing the issue of debentures in the aforementioned two phases, 64 million shares that are held by the minority shareholders will be assigned to investors or to anyone they instruct.
In addition, on January 31, 2016, the investors will purchase the balance of the shares held by the minority shareholders for NIS 90 million to be paid to the minority shareholders on January 31, 2016.
In the event that the control of Clal Insurance Enterprises Ltd. is sold, the Company will carry out a partial tender offer in an equal manner for all of the Company's debentures.
The proposal of the trustees for the settlement states that the issuance of shares by the Company, which will participate in the tender offers, constitutes severe injury to the rights of the creditors in the settlement and/or their alternates, and that the raising of capital for the Company by way of public issuance, in accordance with the outline by Dolphin Netherlands on June 29, 2015 (as stated in Note 15.B.(8). above), without determining clear and effective protection mechanisms to protect the rights of the Company's minority shareholders to participate in the tender offers, causes severe injury to the minority shareholders, due to the dilution of their right to participate in tender offers.
The proposal further states that the approval of the outline proposed by the trustees requires the consent of the minority shareholders, in accordance with the law, as well as the approval of the court regarding the amendment of the debt settlement.
On September 3, 2015, the Company received the response letter from the representative of Mr. Eduardo Elsztain and Dolphin Netherlands, to the trustees for the settlement, in which, inter alia, Dolphin Netherlands rejected the proposal of the trustees for the settlement, and expressed interest in conducting negotiations with the trustees for the settlement, in an attempt to reach an outline which is based on the proposal of Dolphin Netherlands to the trustees for the settlement, from May 27, 2015. It was further stated in the letter that Dolphin Netherlands rejects the assertions which were made in the proposal of the trustees for the settlement, including the assertion that a capital raising by the Company would prejudice the rights of the Company's minority shareholders, and that Mr. Eduardo Elsztain is not a party to the undertakings for the tender offers in accordance with the terms of the debt settlement, and therefore, the response to the proposal of the trustees for the settlement is on behalf of Dolphin Netherlands, which is the only entity represented by those representatives, which is obligated to perform the tender offers in accordance with the debt settlement.

IDB Development Company Ltd.

Note 16 – Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
G.	Legal proceedings regarding the Company’s financial position; the creditors’ arrangement in IDB Holdings and additional proceedings relating thereto (cont.)
2.	The creditors’ arrangement in IDB Holdings and additional proceedings relating thereto (cont.)
k.
Proposals of Dolphin Netherlands and of the trustees for the settlement in connection with the undertakings to perform tender offers in accordance with the debt settlement in IDB Holding and the conducting of negotiations regarding the conversion of the tender offers into capital injections in the Company (cont.)

Proposals by Dolphin Netherlands to the trustees for the settlement from November 2015
On November 17, 2015, the Company received a copy of the proposed outline of Dolphin Netherlands which was sent to the trustees for the settlement on that same day, and which includes a revised arrangement with respect to the undertaking to perform tender offers in accordance with the debt settlement in IDB Holdings. The Company was informed that the trustees for the settlement stated in response to the outline offer that they do not agree to the principles of the offer, and submitted preliminary remarks regarding the proposal, and Dolphin Netherlands notified them in response that it is evaluating the remarks. In the aforementioned offer, and subject to its terms, it was proposed, inter alia, that Dolphin Netherlands and/or any other entity under the control of Eduardo Elsztain and/or any other third party investor will inject into the Company a total amount of NIS 512 million, in cash, against the issuance of debentures by the Company to the trustees for the settlement for the offerees, and that Dolphin Netherlands will acquire all of the Company’s ordinary shares which are held by public shareholders, and the Company will become a private company, and will remain a "debenture company" and "reporting corporation" in accordance with the Companies Law and the Securities Law, respectively.
The offer also included provisions with respect to the injection of interim financing into the Company by Dolphin Netherlands, as well as the injection of certain amounts from the Company into the Investment Company, by way of the exercise of warrants (Series 3) of Discount Investment by the Company.
In a letter which was sent to the Company and to its Board members, and to Dolphin Netherlands, on November 18, 2015, by the trustee for the Company’s debentures (Series I), it was noted that the amended outline which was proposed, as stated above, by Dolphin Netherlands, was not acceptable to the Company’s debenture holders (Series I). For additional details regarding the aforementioned letter and additional correspondence with the trustees for the Company’s debenture holders, including in connection with the undertakings to perform the tender offers, and regarding the resolution passed by the Company’s Board of Directors to appoint the two outside directors as members of an independent committee which will participate and will represent the Company (in the aspects which pertain to it) in the negotiations regarding the outline for the conversion of the tender offers, see Note 16.h. below.
In November 2015, the Company’s Audit Committee and Board of Directors resolved to approve the performance of a public issuance of shares at a scope of NIS 250 million, in accordance with the outline Dolphin Netherlands’ proposal from June and July 2015 (as extended) (See Note 15.b.(8) above), but deferred its performance in order to allow the presentation of an offer regarding an alternative injection into the Company, in an amount no lower than NIS 200 million.

IDB Development Company Ltd.

Note 16 – Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
G.	Legal proceedings regarding the Company’s financial position; the creditors’ arrangement in IDB Holdings and additional proceedings relating thereto (cont.)
2.	The creditors’ arrangement in IDB Holdings and additional proceedings relating thereto (cont.)

l.Approval of an outline regarding an alternative injection into the Company, by way of an injection of subordinated debt, in place of the performance of a public issuance of shares and approval of an interim arrangement which includes an amendment to the provisions of the creditors’ settlement in IDB Holdings in connection with the undertakings to perform tender offers

Further to that stated in Note 16.g.(2)(k) above, on December 2, 2015, Dolphin Netherlands, IFISA (with respect to certain undertakings) and the trustees for the settlement signed a wording of an interim arrangement (the "Interim Arrangement") which includes, inter alia, deferral of the date by which Dolphin Netherlands will propose the first tranche of the tender offers in accordance with the debt settlement in IDB Holdings to March 15, 2016 (in a manner whereby the performance of the tender offer will be until March 31, 2016). Against the deferral of the aforementioned date, it was determined, in the interim arrangement, inter alia, that the amount of the first part with respect to the tender offers will increase in the amount of NIS 7 million, in a manner whereby the amount of the first part will be NIS 256.8 million (instead of NIS 249.8 million), without any change implemented to the number of shares which are entitled to participate in the tender offers, and an adjustment of the price per share will be implemented, in a manner whereby the price per share in the first part will amount to a total of NIS 8.0165 (the price per share in the second part of the tender offers will be determined in accordance with the provisions of the debt settlement, and without being affected by the aforementioned adjustment). Additionally, Dolphin Netherlands undertook to increase the securities in favor of the trustees for the settlement to secure the performance of the undertaking to perform the tender offers (by way of a pledge on all of Dolphin Netherlands' rights by virtue of the loan agreement of subordinated debt which was signed between Dolphin Netherlands and the Company, as specified below).In the interim arrangement, it was further agreed that in the event that the Company will perform an issuance of shares and/or securities convertible into shares in the period until the date of the performance of first part, and in the aforementioned issuance, shares and/or securities convertible into shares will be issued to Dolphin Netherlands or to other corporations under the control of Eduardo Elsztain, or to other entities, which are not entitled to participate in the tender offers (if any), then the amount of the first part will be increased by NIS 53 million.
In the interim arrangement, it was noted, inter alia, that the parties are conducting negotiations in an attempt to formulate an agreed-upon outline which will be approved by the Court until February 1, 2016, according to which the amounts which Dolphin Netherlands is obligated to pay as part of the undertakings to perform tender offers will be injected into the Company in cash, and that the offer to amend the terms of the debt settlement in accordance with the provisions of the interim arrangement was intended to allow the parties the time period necessary to formulate the aforementioned outline.
It was further agreed, as part of the interim arrangement, inter alia, that the parties will file with the Supreme Court a consensus motion to dismiss the appeal which Dolphin Netherlands and IFISA filed with the Supreme Court against the ruling which was given by the District Court on October 20, 2015 (see Note 16.g.(2)(j) above), in which, inter alia, the District Court gave declaratory reliefs according to which the shares which are held by IFISA and any other corporation under the control of Mr. Elsztain are not entitled to participate as offerees in the tender offers, and the shares which were held or are held by the investors and/or by corporations under their control, and which have been transferred or will be transferred by them to other entities, will not be entitled to participate in the tender offers. Additionally, subject to the Court's approval of the interim arrangement by December 8, 2015, Dolphin Netherlands and IFISA undertook not to file an appeal against the ruling which was given by the District Court on November 26, 2015 (see Note 16.g.(2)(j) above), in which the Court accepted the motion of the trustees for the settlement, and issued a permanent injunction prohibiting Dolphin Netherlands and IFISA from participating as offerees in the tender offers, as well as a permanent injunction prohibiting a disposition with respect to the Company’s shares which are owned by Dolphin Netherlands and IFISA, until the completion of the tender offers, excluding with respect to transactions in which the buyer will be aware, and will confirm in advance and in writing, that it will not participate as an offeree in the tender offers.

IDB Development Company Ltd.

Note 16 – Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
G.	Legal proceedings regarding the Company’s financial position; the creditors’ arrangement in IDB Holdings and additional proceedings relating thereto (cont.)
2.	The creditors’ arrangement in IDB Holdings and additional proceedings relating thereto (cont.)
l.
Approval of an outline regarding an alternative injection into the Company, by way of an injection of subordinated debt, in place of the performance of a public issuance of shares and approval of an interim arrangement which includes an amendment to the provisions of the creditors’ settlement in IDB Holdings in connection with the undertakings to perform tender offers (cont.)

In addition to the interim arrangement, Dolphin Netherlands and the Company signed a text of the outline which includes an alternative injection by way of subordinated debt (the "Subordinated Debt"), which will come in place (in accordance with its terms, as specified below) of the immediate performance of a public issuance of shares (the "Outline Regarding the Alternative Injection"). The Company’s Audit Committee and Board of Directors (after the receipt of the recommendations of the independent committee, and without the participation of the directors Eduardo Elsztain and Saul Zang, who are considered as parties with a personal interest in the resolution), approved the acceptance of Dolphin Netherlands' offer with respect to the outline regarding the alternative injection.
In the outline regarding the alternative injection, it was determined that by December 2, 2015, Dolphin Netherlands will transfer to the Company a cash total of NIS 110 million, as subordinated debt (the "First Subordinated Debt"). Additionally, it was determined that by December 9, 2015, a total of NIS 100 million will be transferred to the Company (subject to the receipt of the required authorizations for the outline regarding the alternative injection), which will also be considered subordinated debt (the "Second Subordinated Debt"), for the purpose of exercising the warrants (Series 3) of Discount Investment.
The following are the main terms of the subordinated debt: (A) The subordinated debt is subordinated, including in case of insolvency, to all of the Company’s current or future debts; (B) The debt will be repaid after the repayment of all of the Company’s debts towards all of its; (C) The debt will bear annual interest at a rate of 0.5%. The interest will be accrued for the amount of subordinated debt, and will be paid only on the repayment date of the subordinated debt; (D) Dolphin Netherlands will not have the right to participate or to vote in the meetings of the Company’s creditors by virtue of the subordinated debt.
Right to convert the subordinated debt into capital: (A) Beginning on January 1, 2016, Dolphin Netherlands will be entitled, in its exclusive discretion, to decide to convert the remainder of the subordinated debt, as of that date, in whole or in part, including the interest which has been accrued on the subordinated debt until that date, into share capital (the "Capital Conversion Option"); (B) In the event that Dolphin Netherlands has chosen to activate the capital conversion option after January 1, 2016, the balance of subordinated debt, including the interest which has been accrued on the subordinated debt until that date (the "Balance of Subordinated Debt") will be converted into share capital, in a manner whereby Dolphin Netherlands will receive fully paid-up Company shares, against the balance of the subordinated debt, according to a share price which is lower by 10% than the average price on the stock exchange of the Company’s stock during the 30 trading days which preceded the date of the activation of the conversion option. In the event that there is no market price for the stock, the price per share will be determined as the average of three valuations which will be given by external and independent valuers, whose identity will be determined by agreement, and in the absence of agreement, by the President of the Institute of Certified Public Accountants in Israel. Notwithstanding the foregoing, it is hereby clarified that the Company will not allow the performance of the capital conversion option before Dolphin Netherlands has deposited, with the trustees for the settlement, the documents which are required for the registration of the pledge on the shares which will result from the conversion, in favor of the trustees for the settlement, or 150 million shares, whichever is higher, before the performance of the conversion; (C) The capital conversion option will be an option available to Dolphin Netherlands only, in its discretion.

IDB Development Company Ltd.

Note 16 – Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
G.	Legal proceedings regarding the Company’s financial position; the creditors’ arrangement in IDB Holdings and additional proceedings relating thereto (cont.)
2.	The creditors’ arrangement in IDB Holdings and additional proceedings relating thereto (cont.)
l.
Approval of an outline regarding an alternative injection into the Company, by way of an injection of subordinated debt, in place of the performance of a public issuance of shares and approval of an interim arrangement which includes an amendment to the provisions of the creditors’ settlement in IDB Holdings in connection with the undertakings to perform tender offers (cont.)

It was further determined in the outline regarding the alternative injection that the Company is aware that Dolphin Netherlands intends to pledge, towards the trustees for the settlement, all of its rights in connection with the subordinated debt, and in case of the conversion of the subordinated debt, the pledge will apply in favor of the trustees for the settlement to the shares which will be issued to Dolphin Netherlands following the conversion of the debt, or to the 150 million shares, whichever is higher, as stated above.
According to the outline regarding the alternative injection, on December 2, 2015, a total of NIS 110 million was received into the Company’s account from Dolphin Netherlands, and, as the Company was informed, a total of NIS 100 million was deposited in the trust account.
Additionally, on December 2, 2015, the trustees for the settlement, with the consent of the parties, filed an urgent motion to issue orders, in which the Court was requested to order the urgent convention of a shareholders’ meeting in the Company, for the purpose of voting regarding an interim arrangement (in which the minority shareholders voted), and for the purpose of voting regarding the outline regarding the alternative injection. The Court accepted the motion. On December 3, 2015, C.A.A. filed with the Court a response to the motion by the trustees for the settlement to convene a meeting, in which it was requested to order the trustees for the settlement to submit to the meeting necessary clarifications pertaining to the implications of the approval for the amendment to the debt settlement, with respect to C.A.A. On December 6, 2015, the Company received, from the trustees for the settlement, a copy of the letter which was sent by the trustees for the settlement to C.A.A., in which, inter alia, the trustees for the settlement rejected the aforementioned response of C.A.A. which was filed with the Court, and noted that the interim arrangement is in the best interest of C.A.A., and does not pose harm to its status. See Note 16.H.(6) below for details regarding a letter from the trustee for the holders of the Company's bonds (Series I) dated December 3, 2015, in connection with the outline for the alternative injection.
On December 6, 2015, the general meeting of the Company’s shareholders approved the outline regarding the alternative injection of Dolphin Netherlands into the Company, and the meeting of the Company’s minority shareholders approved the amendment to the creditors’ settlement in IDB Holdings, the creditors’ settlement in IDB Holdings in connection with the tender offers (the interim arrangement).
Additionally, approvals were received from all of the Company’s relevant lending corporations, whose approval was required for the outline regarding the alternative injection. On December 8, 2015, the Court accepted the motion of trustees for the settlement to approve the amendment to the debt settlement in IDB Holdings, in connection with the undertakings to perform tender offers, and approved the interim arrangement. As part of an objection which was filed with the Court by C.A.A., the Court was requested not to approve the interim arrangement, or alternatively, to determine that if the amendment to the debt settlement is approved, then the undertakings of C.A.A. by virtue of the original creditors’ settlement (i.e., the creditors’ settlement in IDB Holdings) have expired, and that it is no longer bound by them. The Court determined, for the time being, that there is no need to hear the significance of the interim arrangement with respect to C.A.A.'s obligations by virtue of the original arrangement, and that C.A.A. reserves its claims if the need arises to bring them again. Upon the fulfillment of all of the conditions for the performance of the outline regarding the alternative injection into the Company by Dolphin Netherlands and for the performance of the interim arrangement, as stated above, on December 9, 2015, a total of NIS 100 million was transferred to the Company, of which a total of approximately NIS 92 million was used by the Company on December 9, 2015, in accordance with a resolution passed by the Company’s Board of Directors, to exercise all of the warrants (Series 3) which were allocated to it by Discount Investment (see Note 15.B.(8) above).

IDB Development Company Ltd.

Note 16 – Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
G.	Legal proceedings regarding the Company’s financial position; the creditors’ arrangement in IDB Holdings and additional proceedings relating thereto (cont.)
2.	The creditors’ arrangement in IDB Holdings and additional proceedings relating thereto (cont.)
l.
Approval of an outline regarding an alternative injection into the Company, by way of an injection of subordinated debt, in place of the performance of a public issuance of shares and approval of an interim arrangement which includes an amendment to the provisions of the creditors’ settlement in IDB Holdings in connection with the undertakings to perform tender offers (cont.)

For details regarding the correspondence with the trustees for the Company’s debenture holders, and the actions taken by the trustees for the debenture holders, regarding the resolution passed by the Company’s Board of Directors to raise capital on February 15, 2016, by way of a public offering at a scope which will not fall below NIS 15 million, and regarding the undertaking of Dolphin Netherlands to participate in the intended public offering, at a scope which will complete the amount which will be raised by the Company in the aforementioned public offering, to a total of NIS 15 million, see Note 16.H. below. For details of a subordinated loan in a sum of NIS 15 million that the Company received from Dolphin Netherlands in February 2016, see note 15.(B).(12) above.
See Note 35.A.10. below for details regarding the decision by the Company's Board of Directors on January 24, 2016, to act no later than the end of February 2016 in order to raise equity by way of an issue to the public at a price per share not falling below 71.4 Agorot per share (a price reflecting an extent of the issue of approximately NIS 500 million) and regarding a letter from a shareholder in the Company in connection with the issue that is planned, as aforesaid, see Note 15.B.(12) above. For details of an agreed outline that was signed between the trustees of the debt arrangement in IDB Holdings, Dolphin Netherlands and the Company, for the injection of money into the Company instead of the undertaking to make tender offers for the shares of the Company within the framework of the debt arrangement in IDB Holdings and instead of the making of an offering to the public pursuant to the resolution of the Board of Directors of the Company on January 24, 2016, as stated above, see note 16.G.(m) below.
For information regarding the petition of the warrant holders (Series 4) to extend the deadline for the exercise of the warrants and the court ruling to postpone the expiry date to May 10, 2016, see Note 15.B.(11) above.

IDB Development Company Ltd.

Note 16 – Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
G.	Legal proceedings regarding the Company’s financial position; the creditors’ arrangement in IDB Holdings and additional proceedings relating thereto (cont.)
2.	The creditors’ arrangement in IDB Holdings and additional proceedings relating thereto (cont.)
m.
Approval of an agreed outline for an injection of money into the Company by Dolphin Netherlands instead of the undertaking to make tender offers for the Company’s shares within the framework of the debt arrangement in IDB Holdings

Further to the contacts that took place between Dolphin Netherlands and the trustees of the debt arrangement in IDB Holdings to change the terms of the undertaking to make tender offers pursuant to the terms of the debt arrangement, on February 24, 2016, the Board of Directors of the Company resolved, after a resolution of the Audit Committee and after a recommendation of the independent committee, to suspend the proceedings with regard to the offering to the public pursuant to the resolution of the Board of Directors of the Company on January 24, 2016 (as stated in note 15.B.(12) above) and to approve a proposed outline for an injection of cash by Dolphin Netherlands into the company within the framework of a proposed amendment of the debt arrangement in IDB Holdings Ltd., including by means of an offering of the Company’s bonds, as stated below. It was further resolved that this resolution regarding a suspension of the offering proceedings would be valid until the aforesaid outline would be cancelled or expire, whether pursuant to its terms or pursuant to a resolution that will be adopted at a meeting of the shareholders of the Company or by the District Court.

On February 25, 2016, Dolphin Netherlands and the trustees of the arrangement signed an amendment to the debt arrangement, which the Company signed as a party to it with regard to the provisions that relate to it. In addition, on the same day the trustees of the debt arrangement filed an urgent motion for instructions, with the consent of the parties, in which the court was petitioned to order the urgent convening of a meeting of the Company’s shareholders and option holders for March 2, 2016, in order to vote on the amendment to the debt arrangement, and a meeting of shareholders for approval of the amendment to the debt arrangement pursuant to section 275 of the Companies Law (as a transaction in which the controlling owner of the Company has a personal interest).

On March 1, 2016, Dolphin Netherlands, the trustees of the debt arrangement and the Company (with regard to the provisions that concern it) signed a revised version of the aforesaid amendment of the debt arrangement which was submitted for the meeting’s approval.

The following is a description of the main points of the consents between the parties within the framework of the aforesaid amendment to the debt arrangement (as updated on March 1, 2016):
(1)
On March 31, 2016 (“the effective date”), Dolphin Netherlands will acquire from the minority shareholders all of the shares of the Company that they held on March 29, 2016, in such a way that Dolphin Netherlands (or any corporation related to it) shall hold 100% of the Company’s shares, which shall become a private bond company (according to the meaning thereof in the Companies Law), and all of the options of the Company (series 4, 5 and 6) shall expire.

(2)
The consideration for the minority shareholders for the acquisition of the acquired shares and the cancellation of the tender offer undertakings shall be paid by Dolphin Netherlands and shall be made up of the following components:

(a)	A cash payment – which shall be paid on March 31, 2016, in an amount of NIS 1.25 for each acquired share (‘the cash payment’).
(b)
A payment in the Company’s series I bonds, which shall be paid on March 31, 2016, at the adjusted liability value of the bonds (i.e., principal plus accrued interest up to the date of making the payment and linkage differentials for the principal and interest) in a sum of NIS 1.20 for each of the acquired shares (‘the bond payment’). In accordance with Dolphin Netherlands’ instructions, the aforesaid bonds will be issued by the Company directly to the minority shareholders, in return for a transfer by Dolphin Netherlands to the Company of a sum equal to the adjusted liability value of each bond that the Company will issue as aforesaid (a total sum of approx. NIS 165-180 million, where the precise amount depends on the number of option holders that exercise the options that they own before the effective date).

IDB Development Company Ltd.

Note 16 – Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
G.	Legal proceedings regarding the Company’s financial position; the creditors’ arrangement in IDB Holdings and additional proceedings relating thereto (cont.)
2.	The creditors’ arrangement in IDB Holdings and additional proceedings relating thereto (cont.)
m.
Approval of an agreed outline for an injection of money into the Company by Dolphin Netherlands instead of the undertaking to make tender offers for the Company’s shares within the framework of the debt arrangement in IDB Holdings (cont.)

(2)	Cont.
(b) (cont.)
Within the framework of the motion for approval of the amendment to the arrangement, the court was requested to order that the issue of the series I bonds will be done pursuant to the arrangement (and without any need for an exchange tender offer process by Dolphin Netherlands or the Company), and with an exemption from a prospectus and the blocking provisions pursuant to the provisions of the Securities Law.
After the payment in cash and the payment of the bonds and the expiration of the Company’s series 4, 5 and 6 options, the Company’s shares and options will be delisted.
(c)
Additional payment in a sum of NIS 1.05 for each acquired share, which is conditional upon the sale of Clal Insurance Enterprise Holdings (‘the Clal payment’). Pursuant to the amendment to the arrangement, the Clal payment is subject to the fulfilment of one of the following conditions: (1) a control permit will be received from the Commissioner of the Capital Market or from any other competent party to control Clal Insurance Company Ltd. (such that Dolphin Netherlands controls Clal Insurance Enterprise Holdings); (2) the completion of a sale of control in Clal Insurance Enterprise Holdings by the company to any party (which will receive a control permit from the Commissioner of the Capital Market), such that the Company shall no longer be a part of the control chain in Clal Insurance Enterprise Holdings and within this framework the Company will actually receive consideration in an amount that reflects a share price of Clal Insurance Enterprise Holdings of 75% or more of the equity of Clal Insurance Enterprise Holdings attributed to its shareholders, as it was on the date of sale of the control in Clal Insurance Enterprise Holdings as aforesaid (i.e., on the date when a bidning sale agreement will be signed). The equity of Clal Insurance Enterprise Holdings on the date of sale of the control will be calculated in accordance with the most recent financial statements published by Clal Insurance Enterprise Holdings before the date of sale of the control, less any amount that it will distribute as a dividend or as a self-purchase from the date of the aforesaid financial statements until the date of sale of control, plus any capital amount that it will raise between the date of the aforesaid financial statements and the date of the sale of control; (3) if the sale of control is made by or at the request of the trustee for the shares of Clal Insurance Enterprise Holdings (for details regarding the aforesaid trustee, see note 3.H.5.b. above) or will be made by the Company after some of the shares of Clal Insurance Enterprise Holdings held by the Company were sold by the aforesaid trustee or at his request (‘involuntary sale’), then (i) insofar as the average share price that the Company will receive for the sale of all of its shares in Clal Insurance Enterprise Holdings will exceed a price that reflects a share price of Clal Insurance Enterprise Holdings of 75% or more of the equity of Clal Insurance Enterprise Holdings, as it will be on the date of signing an agreement for the sale of control in Clal Insurance Enterprise Holdings, Dolphin will pay the full amount of the Clal payment; (ii) insofar as the condition stated in section (i) above is not fulfilled, but the sale of the control of Clal Insurance Enterprise Holdings is done at a price that reflects a share price of Clal Insurance Enterprise Holdings of 75% or more of the equity of Clal Insurance Enterprise Holdings as it will be on the date of signing an agreement for the sale of control in Clal Insurance Enterprise Holdings, then the minority shareholders will be entitled to receive a proportional part of the Clal payment, which reflects the ratio between the amount of the Company’s holdings that was sold within the framework of the sale of the control nucleus in Clal Insurance Enterprise Holdings and 54.92%.

IDB Development Company Ltd.

Note 16 – Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
G.	Legal proceedings regarding the Company’s financial position; the creditors’ arrangement in IDB Holdings and additional proceedings relating thereto (cont.)
2.	The creditors’ arrangement in IDB Holdings and additional proceedings relating thereto (cont.)
m.
Approval of an agreed outline for an injection of money into the Company by Dolphin Netherlands instead of the undertaking to make tender offers for the Company’s shares within the framework of the debt arrangement in IDB Holdings (cont.)

(2)	Cont.
(c) (cont.)
The amount of the Clal payment will be linked to half of the increase or decrease, as applicable, of the equity of Clal Insurance Enterprise Holdings as determined in the amendment to the arrangement. The undertaking to pay the amount of the Clal payment will expire on the date when the sale of all of the shares of Clal Insurance Enterprise Holdings is completed and neither of the aforesaid scenarios has materialized.
(3)
28% of the Company’s shares held by Dolphin Netherlands and the subordinated debt note in a sum of NIS 210 million held by Dolphin Netherlands (see note 16.G.(2)(l) shall be charged by Dolphin Netherlands in favour of the trustees, as collateral for the performance of the Clal payment on the terms determined in the amendment to the arrangement. Dolphin Netherlands undertook that starting from the date of signing the amendment to the arrangement until the date of removing the aforesaid charge that was given as collateral for the making of the Clal payment, it will not act in accordance with its right pursuant to the subordinated debt to convert it into share capital of the Company. It was further agreed that the percentage of the shares that will be charged in favor of the trustees of the arrangement by Dolphin Netherlands shall not in any case exceed 35%, and if as a result of a conversion of the subordinated debt, insofar as it will be converted, the percentage of the charged shares will exceed 35% as aforesaid, shares shall be automatically released from the charge in an amount that will result in the percentage of the shares that will be charged in favor of the trustees of the arrangement shall not exceed 35%.

IDB Development Company Ltd.

Note 16 – Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
G.	Legal proceedings regarding the Company’s financial position; the creditors’ arrangement in IDB Holdings and additional proceedings relating thereto (cont.)
2.	The creditors’ arrangement in IDB Holdings and additional proceedings relating thereto (cont.)
m.
Approval of an agreed outline for an injection of money into the Company by Dolphin Netherlands instead of the undertaking to make tender offers for the Company’s shares within the framework of the debt arrangement in IDB Holdings (cont.)

(4)	Payment to the option holders:
(a)
The holders of the Company’s series 4, 5 and 6 options that exercised the options before the effective date for exercising the options (namely, March 28, 2016) shall be regarded as minority shareholders for all intents and purposes and shall be subject to the amendment to the arrangement.

(b)
The options that have not been exercised for shares before the date for exercising the options as aforesaid shall expire on the effective date. The entitled holders, as defined in section (c) below (including the entitled holders that chose the expert track) shall not have any property or other right in the options which they held and which shall expire finally and irrevocably as aforesaid on the effective date, with the exception of the financial right as stated in sections (c) and (d) below.

(c)
Option holders that do not exercise the options by the effective date for exercising the options (except for corporations from the Dolphin Group) (“the entitled holder”) will receive consideration from Dolphin Netherlands in return for the options that will expire on the effective date by means of payment in bonds of the Company with a value (according to an adjusted liability value) that reflects the difference, insofar as there is one, between (a) 2.45 and (b) the price of exercising the option pursuant to its terms, as stated in the amendment to the arrangement; they shall also receive the Clal payment on the terms stated in the amendment to the arrangement (all of which unless they notified the trustees of the arrangement by March 15, 2016, that they choose the expert track as stated in section (d) below).

(d)
An entitled holder that gave notice to the trustees of the arrangement by March 15, 2016, that he chooses the expert track, as stated below, shall receive from Dolphin Netherlands in return for the option that will expire on the effective date consideration that will be determined by an independent expert with expertise in options, who will be appointed by the court (“the expert”). According to this track, inter alia, the expert will determine the economic value of the options from each series on the basis of the Black and Scholes formula and each party will have the right to state his arguments before the expert. The expert’s opinion shall be final and binding, and shall be filed by the trustees of the arrangement for the approval of the court, while the parties will have the right to present their arguments to the court. In addition, on the effective date Dolphin Netherlands shall deposit in trust with the trustees of the arrangement, for each option held by an entitled holder who chose the expert track, series I bonds of the Company. Such bonds will be issued by the Company directly to the trustees of the arrangement in return for the transfer of the amount of the payment for them (as determined in the provisions of the amendment to the arrangement) by Dolphin Netherlands, and will be used, subject to the conditions determined in the amendment to the arrangement, for the purpose of paying the consideration to the entitled holders that chose the expert track.

(5)
The total money to which the Company will be entitled pursuant to the amendment to the arrangement shall be NIS 515 million (of which a sum of NIS 15 million has already been actually received and the balance of the amount, in a total amount of NIS 500 million, shall be injected later), in accordance with the following details:

(a)
Dolphin Netherlands will inject into the Company (in capital, a capital note or by way of debt that is subordinated to all of the Company’s other debts (on the same terms as the subordinated debt as stated in the interim arrangement, but without it being charged in favour of the trustees of the arrangement), all of which at the sole discretion of Dolphin Netherlands) a sum (which will be called hereinafter: ‘the amount of the capital injection’) equal to (i) NIS 515 million, less (ii) the amounts in sections (b) to (d) below.

Note 16 – Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
G.	Legal proceedings regarding the Company’s financial position; the creditors’ arrangement in IDB Holdings and additional proceedings relating thereto (cont.)
2.	The creditors’ arrangement in IDB Holdings and additional proceedings relating thereto (cont.)
m.
Approval of an agreed outline for an injection of money into the Company by Dolphin Netherlands instead of the undertaking to make tender offers for the Company’s shares within the framework of the debt arrangement in IDB Holdings (cont.)

(5)	Cont.
(b)
Dolphin Netherlands will inject into the Company, in return for the issue of the Company’s series I bonds, a sum of NIS 165-180 million, which will constitute the bond payment (this amount includes the amount for the series I bonds that will be issued as stated in section (4)(c) and section 4(d) above, in return for the adjusted liability value.

(c)
A sum of NIS 15 million, which has already been injected into the Company by Dolphin Netherlands on February 18, 2016 (see note 15.B.(12) above) on account of future injections by Dolphin Netherlands (and which will remain as subordinated debt or will be converted into capital, at Dolphin Netherlands’ discretion).

(d)
Any amount that will be injected as capital into the Company up to and including the effective date for exercising the options, within the framework of the exercising of options by any of the holders of the Company’s series 4, 5 and 6 options that are not Dolphin Netherlands or other corporations controlled by Dolphin Netherlands and/or controlled by Mr. Eduardo Elsztain, directly or indirectly (‘the consideration for exercising the options’) (the maximum amount that will be received for exercising options as aforesaid in a case where all of the existing options in series 4, 5 and 6 are exercised before the effective date is approximately NIS 37.5 million).

(6)
The amount of the capital injection shall be injected by Dolphin Netherlands into the Company as follows: a sum of NIS 85 million shall be injected into the Company by Dolphin Netherlands by March 15, 2016, and the balance of the amount of the capital injection will be injected into the Company by March 31, 2016.

(7)	The amount of the consideration for the bonds will be injected into the Company by March 31, 2016.
(8)
The amount of the consideration for the exercise of the options will be injected into the Company (insofar as options will be exercised by an option holder as stated in section 5(c) above) by March 28, 2016.

(9)
Subject to the actual making of the cash payment and the bond payment, the undertaking to make tender offers determined in the creditors’ arrangement of IDB Holdings shall be cancelled and converted into the undertakings pursuant to the amendment to the arrangement as stated above.

(10)
Upon making the cash payment and the bond payment and registering the charge as collateral for the undertaking to make the Clal payment, in full and in a timely manner, the undertakings pursuant to the amendment to the arrangement shall be the only valid undertakings to the minority shareholders pursuant to and/or with regard to the debt arrangement, all of which as stated in the amendment to the arrangement. Consequently, from this date the minority shareholders shall not have any contentions, claims or demands against Dolphin Netherlands and against Mr. Eduardo Elsztain (or against any corporation controlled by him) or against any other party to the debt arrangement (including CAA and any other party related to it), or against the Company, the directors and officers therein that hold office or held office since May 7, 2014, all of which with regard to the debt arrangement and with regard to the consideration paid by the Dolphin Group in order to become the owner of 100% of the issued and paid-up capital of the Company. This waiver shall be cancelled retrospectively if the undertaking to make the Clal payment in full and in a timely manner and subject to its conditions is breached (except insofar as the undertaking to make tender offers is concerned).

IDB Development Company Ltd.

Note 16 – Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
G.	Legal proceedings regarding the Company’s financial position; the creditors’ arrangement in IDB Holdings and additional proceedings relating thereto (cont.)
2.	The creditors’ arrangement in IDB Holdings and additional proceedings relating thereto (cont.)
m.
Approval of an agreed outline for an injection of money into the Company by Dolphin Netherlands instead of the undertaking to make tender offers for the Company’s shares within the framework of the debt arrangement in IDB Holdings (cont.)

(11)
The amendment to the arrangement is subject to conditions precedent, which include approval of the amendment to the arrangement by the shareholders and options holders and the court, with the majority required pursuant to sections 275 and 350 of the Companies Law. Moreover, the injection of the capital into the Company is conditional upon no order being made against it for insolvency, liquidation, suspension of proceedings, appointment of a receiver, a judicial decision that a debt shall be immediately repayable or any order with a similar meaning or with similar implications.

For details of actions of the trustee for the holders of the Company’s series I bonds with regard to the aforesaid amendment to the arrangement and the preliminary responses that were filed with the court by the trustees for the Company’s series G, I and J bonds with regard to the motion of the trustees for the debt arrangement to convene meetings as aforesaid in order to vote on the amendment to the arrangement, see note 16.H.(10) below.
On February 26, 2016, the court granted the motion of the trustees for the debt arrangement to convene a meeting of the Company’s shareholders, but the court said in its decision, inter alia, that the aforesaid approval did not constitute a decision on the question of whether it would be sufficient to obtain the required majority at the shareholders’ meeting, insofar as such a majority will be obtained, in order to amend the arrangement in the requested manner, as well as the additional claims raised by the trustee for the holders of series I bonds, as stated in note 16.H.(10) below, including the claim regarding the need to file a new motion for an arrangement pursuant to section 350 of the Companies Law, claims that will be heard if and when the required majority is obtained at the shareholders’ meeting.
Further to the approval of the court, on February 28, 2016, the Company published an immediate report regarding the convening of a meeting of the Company’s shareholders and the option holders (series 4, 5 and 6) (and on February 29, 2016, it published a supplementary report regarding the aforesaid meeting). The aforesaid general meeting was convened for March 2, 2016, and its agenda is: (1) approval of the provisions of the amendment to the debt arrangement in IDB Holdings relating to the Company, including the issue of the Company’s series I bonds by way of an expansion of the series and the injection of the capital into the Company, as stated above, which shall be at the shareholders’ meeting only, pursuant to the provisions of sections 270(4) and 275 of the Companies Law; (2) Approval, at a joint meeting of the minority shareholders and the series 4, 5 and 6 option holders, pursuant to the provisions of section 350 of the Companies Law, to amend the provisions of the debt arrangement in IDB Holdings, and approval of the performance of all of the operations in order to implement the amendment to the arramgement. The amendment to the debt arrangement as aforesaid is between the trustees of the arrangement and Dolphin Netherlands and the minority shareholders of the Company, and with the exception of the approval of certain aspects as stated in the resolution in section (a) above, the organs of the Company were not required to approve, and did not approve, the amendment to the creditors’ arrangement.
On March 2, 2016, the meeting of the shareholders of the Company approved, pursuant to the provisions of sections 270(4) and 275 of the Companies Law, the provisions of the amendment to the debt arrangement relating to the Company, as stated above. Moreover, at a joint meeting of the minority shareholders and the option holders it was resolved to approve, pursuant to the provisions of section 350 of the Companies Law, the amendment to the debt arrangement in IDB Holdings and all of the operations required for implementing its as aforesaid.

IDB Development Company Ltd.

Note 16 – Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
G.	Legal proceedings regarding the Company’s financial position; the creditors’ arrangement in IDB Holdings and additional proceedings relating thereto (cont.)
2.	The creditors’ arrangement in IDB Holdings and additional proceedings relating thereto (cont.)
m.
Approval of an agreed outline for an injection of money into the Company by Dolphin Netherlands instead of the undertaking to make tender offers for the Company’s shares within the framework of the debt arrangement in IDB Holdings (cont.)

On March 1, 2016, the Company received from the attorney of C.A.A. a copy of a letter from C.A.A., which was sent to the trustees of the debt arrangement, in which, inter alia, C.A.A. reiterated its position that in view of the making of the interim arrangement (as stated in note 16.G.(2)(l) above), C.A.A. has no further liability by virtue of the original debt arrangement that was approved by IDB Holdings. It was further stated in the aforesaid letter that the amendment to the creditors’ arrangement as stated above was also reached without any involvement of C.A.A. and it was a result of negotiations between the trustees of the arrangement and Dolphin Netherlands, and it was clear that if the meeting of the shareholders of the Company that was convened for March 2, 2016, in order to approve the amendment to the debt arrangement as aforesaid chose to approve it, C.A.A. would not longer have any liability pursuant to the original debt arrangement or pursuant to any amendment that has been made or will be made to it. It was further stated in C.A.A.’s letter that if the meeting of the Company’s shareholders would choose to approve the amendment to the arrangement as aforesaid, it would not be possible to raise any claims or demands whatsoever against C.A.A. if Dolphin Netherlands did not comply with the terms of the amendment to the arrangement. In view of the aforesaid, the trustees of the arrangement were requested, inter alia, to clarify the aforesaid to the meeting of the Company’s shareholders and to emphasize this also in the motion that would be filed withy the court for the purpose of approving the amendment to the arrangement.
n.
Motion of the trustees of the arrangement to order a stay and/or lien of money so that it can be used as collateral for the performance of the undertakings of C.A.A. to make the tender offers and consent to suspend the motion

On August 18, 2015, the trustees for the settlement filed with the Court which is hearing the debt settlement an urgent motion for the issuance of orders, in which the Court was requested to order the stay and/or foreclosure of funds which were to be received by C.A.A. as a result of the sale of its entire holdings in the Company to the Dolphin Group (following the expected implementation of the buy me buy you mechanism between the controlling shareholders in the Company which was expected at the time, as specified in Note 15.b.(9) above, and/or the transfer of the aforementioned funds to the trustees for the settlement, in order to have them serve as collateral for the fulfilment of C.A.A.’s undertakings to perform the tender offers for the Company's shares, in accordance with the provisions of the debt settlement in IDB Holding. The trustees for the settlement and C.A.A. reached an understanding between them according to which the motion has been suspended until a decision has been reached by the arbitrator (who was contacted by Dolphin and C.A.A. in order to resolve the disputes between them).

Further to the above, and in light of the arbitrator's decision from September 24, 2015, according to which the Dolphin Group is the buyer in the buy me buy you process, as stated in Note 15.b.(9) above, on October 1, 2015, the trustees for the settlement filed with the Court a new motion to order a stay and/or foreclosure of funds which will be received by C.A.A. in the days subsequent to the date of the motion, as a result of the sale of their entire stake in the Company to the Dolphin Group and/or the transfer thereof to the trustees for the settlement, in order to have the foregoing serve as collateral for the fulfilment of C.A.A.'s undertakings to perform the tender offers, and to issue any order required in order to secure the fulfilment and performance of the tender offers.
On October 7, 2015, the trustees for the settlement filed with the Court a motion to issue an urgent decision on the matter of the motion to stay / foreclose, or alternatively, for the issuance of an order to stay the completion date of the buy me buy you process until a decision has been reached regarding the motion to stay / foreclose. On October 8, 2015, Dolphin Netherlands and IFISA, as well as C.A.A., separately, filed notices with the Court, specifying that, in accordance with the arbitration award, the last date for the completion of the buy me buy you process is October 11, 2015, and that on the foregoing date, Dolphin Netherlands and IFISA intend to pay to C.A.A. the entire monetary consideration with respect to the acquisition of the Company’s shares which were owned by C.A.A., and also expressed their objection to the postponement of the completion date of the buy me buy you process, as requested by the trustees for the settlement, as stated above.

IDB Development Company Ltd.

Note 16 – Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
G.	Legal proceedings regarding the Company’s financial position; the creditors’ arrangement in IDB Holdings and additional proceedings relating thereto (cont.)
2.	The creditors’ arrangement in IDB Holdings and additional proceedings relating thereto (cont.)
n.
Motion of the trustees of the arrangement to order a stay and/or lien of money so that it can be used as collateral for the performance of the undertakings of C.A.A. to make the tender offers and consent to suspend the motion (cont.)

On October 9, 2015, the Court determined that, in circumstances wherein the parties do not intend to delay the transfer of payment in accordance with the buy me buy you mechanism until the Court hearing, an interim foreclosure order should be issued, as requested by the trustees for the settlement (i.e., foreclosure of the funds which are expected to be received by C.A.A. as a result of the completion of the buy me buy you mechanism), which will remain in effect until the Court hearing in the presence of the parties. The order was made contingent upon the provision of an undertaking on the part of trustees for the settlement to secure any damage which may be caused to the parties.
As part of the hearing in the presence of the parties, which took place on October 15, 2015, the trustees for the settlement notified the Court that they do not insist on their motion for a foreclosure order with respect to the funds of C.A.A.
H.	Correspondence with the trustees for the Company’s debenture holders and actions taken by the trustees for the debenture holders
(1)
In connection with the offers of Dolphin Netherlands and the trustees for the settlement, from May and August 2015, accordingly, as specified in Note 16.g.(2)(k) above, both of which included an issuance of Company debentures to its shareholders, the trustees for the Company’s debenture holders (Series G, I and J) demanded, in October 2015, that: the Company refrain from any undertaking towards the trustees for the settlement or the Company’s controlling shareholders to issue any debt whatsoever of the Company, or to provide any compensation not in the form of shares to the trustees for the settlement or any other party on their behalf through the use of the Company’s assets or increasing its debts, to involve the trustees and the representatives of the debenture holders in any negotiations with the trustees for the settlement whose results may have implications as to the rights of the Company’s debenture holders, and to announce the objection of the trustees for the debenture holders to any issuance of debt by the Company in the legal proceedings.

(2)
On November 12, 2015, the Company and its Board members received a letter from the trustee for the Company’s debentures (Series I), in which, inter alia, the aforementioned trustee announced that the outline in accordance with Dolphin's notice in connection with the tender offers is not acceptable to the debenture holders (Series I), that the debenture holders (Series I) demand the convention of an urgent meeting of debenture holders on the matter; and that insofar as the aforementioned outline is not immediately ruled out by the Company’s Board of Directors, the trustee will convene the debenture holders for a discussion in order to reach operative decisions on the matter, including initiating proceedings, insofar as may be required.

(3)
On November 15, 2015, the Company’s Board of Directors resolved as follows: (1) To appoint the two outside directors who are serving in the Company as members of the independent committee which will participate and represent the Company (with respect to the relevant aspects) in the negotiations regarding the outline for the conversion of the tender offers. (2) The Company will undertake towards the trustee for the Company’s debentures (Series I) to issue notice to him, and to report to the public, immediately upon the Company’s receipt for discussion of an outline regarding the conversion of the tender offers (by means of an issuance of debentures and any other similar outline in connection with the aforementioned tender offers), and that no decision will be reached, by any of the Company’s various organs, before the passage of 7 business days after the date of the aforementioned notice and report, if and insofar as such decisions will be reached. Against the aforementioned undertaking, the trustee changed, at that time, his intention of convening an urgent meeting of debenture holders (Series I) on the matter.

In this regard, it is noted that the undertakings of Dolphin Netherlands in connection with Dolphin Netherlands' offers to raise capital for the Company and for Discount Investment (as described in Notes 15.B.(7) and 15.B.(8) above), it was determined that these will expire in certain cases involving the convention of the holders of the Company’s debentures.

IDB Development Company Ltd.

Note 16 – Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
H.	Correspondence with the trustees for the Company’s debenture holders and actions taken by the trustees for the debenture holders (cont.)
(4)
On November 16, 2015, a letter was sent to the Company and to its Board members from the trustee for the Company’s debentures (Series I), in which, inter alia, the Company was required to complete, immediately and without any delay whatsoever, the capital raising for the Company in the amount of NIS 200 million, in accordance with Dolphin Netherlands’ proposal from June 29, 2015 (as specified in Note 15.b.(8) above).

Additionally, the Company received a copy of the letter by the trustee for the Company’s debentures (Series I) towards the trustees for the debt settlement in IDB Holdings, from that same day, in which, inter alia, it was noted that, according to information which was given to the trustee for the Company’s debentures (Series I), actions and demands which are raised by the trustees for the settlement may delay or prevent an immediate capital raising for the Company, and therefore, the trustee for the debentures (Series I) announced that he would consider actions of this kind, insofar as they prevent or delay the completion of the guaranteed capital raising for the Company, as an action which breaches the duties of good faith which are prescribed in law for the minority shareholders which are represented by the trustees for the settlement.
(5)
On November 18, 2015, a letter was sent to the Company and to its Board members and to Dolphin Netherlands by the trustee for the Company’s debentures (Series I), in connection with Dolphin Netherlands’ proposal to the trustees for the settlement from November 2015, which included an amended arrangement with respect to the undertakings to perform tender offers in accordance with the debt settlement in IDB Holdings.

In the letter it was noted, inter alia, that the amended outline which was proposed by Dolphin Netherlands is not acceptable to the Company’s debenture holders (Series I), and that the Company and its corporate officers are required to sign, verify and report to the public, without delay, that any amount which will be injected into the Company by the controlling shareholder, in accordance with its undertaking with respect to the raising of capital for the Company, will be provided as a capital investment, or alternatively, against an allocation of debt which is fully subordinated to the terms of the debentures (Series I), and that the Company will be entitled, at all times, to convert the aforementioned debt into capital, insofar as the Company’s requirements and liabilities to its creditors require the above.

In the Company's letter of response, dated November 25, 2015, it is stated that as of the timing of its letter, the Company is continuing to progress the issuance of shares to the public and that as of that time, the Company does not have an agreed outline other than the planned issue of capital, and that if and when such an outline is presented to it, the Company will examine it thoroughly (see Note 16.G.2.l above for details regarding the approval for an alternative outline for an injection into the Company by way of the the injection of subordinated debt. It was further noted that the Company does not agree with the position taken by the trustee for the Company's bonds (Series I) regarding the financial position and that the Company always acts and will continue to act with full transparency opposite the trustee for the holders of the bonds (Series I) and that there is nothing to prevent him from stating his position regarding the outline that may be proposed, insofar as it may be proposed and it has even agreed to inform the trusteee, as aforesaid, sufficient time in advance for any agreed outline that it may receive for discussion, as aforesaid.
(6)
After the Company reported that consent had been reached with regard to the alternative outline for an injection, by way of the injection of subordinated debt bv Dolphin Netherlands, as detailed in Note 16.G.2.l above, on December 3, 2015, the Company received a letter from the representatives of the trustee for the holders of the Company's bonds (Series I), in which it was claimed, inter alia, that the liability that the debt will be subordinate to all of the Company's debts must be given opposite all of the creditors (and not only between the parties to the outline as is written in the ouline) and also that Dolphin Netherlands' offer, within the context of the alternative outline for an injection is not equivalent to its commitment to inject equity in to the Company as part of Dolphin Netherlands’ offer of June 29, 2015. Accordingly, it is claimed in the letter, the Company is required to reject the outline for an alternative outline and to take action immediately for the completion of the public offering. Dolphin Netherlands clarified on December 3, 2015, that the Company's creditors will have the right to claim that the debt is subordinated.

IDB Development Company Ltd.

Note 16 – Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
H.	Correspondence with the trustees for the Company’s debenture holders and actions taken by the trustees for the debenture holders (cont.)
(6)	(cont.)
In accordance with the aforesaid, in a letter dated December 6, 2015, IDB Development rejected the said claims by the trustee for the holders of the Company's bonds (Series I), and noted that in view of the clarification of Dolphin Netherlands the need to respond to the bond holders' trustee (Series I) in this regard become unnecessary. Furthermore, the Company indicated in such letter, inter alia, that the proposal of Dolphin Netherlands regarding the subordinated debt was reviewed by the relevant organs and committees of the Company and was lawfully approved after an elaborate and in-depth review of the Company's needs and the existing alternatives and that the outline contained in said proposal will result in an immediate injection of funds to the Company in a scope exceeding the amounts Dolphin Netherlands is committed to inject according to its commitments by virtue of its proposal dated June 29, 2015.
(7)
On January 7, 2016, the trustees for the Company’s debenture holders (Series I), and on January 11, 2016, the trustees for the Company’s debenture holders (Series G and J), published a notice regarding the convening of a meeting of debenture holders from the aforementioned series, whose agenda will include, inter alia, reporting by the Company’s representative to the holders of the aforementioned debentures regarding the expected impact on the Company’s ability to service its liabilities, due to the non-success of the negotiations for the sale of the Company’s holding in Clal Insurance Enterprise Holdings, and the passage of the time set in the Commissioner's outline for the signing of an agreement for the sale of the control of Clal Insurance Enterprise Holdings, (see Note 3.H.5.c above).

Moreover, on January 7, 2016, the Company received a letter from the trustee for the holders of the Company’s debentures (Series I), in which, inter alia, the aforementioned trustee claimed that following the non-success of the negotiations for the sale of the Company’s holding in Clal Insurance Enterprise Holdings, in consideration of the Company’s cash requirements, as reflected in the cash flow forecast which was included in the Company’s reports for the third quarter of 2015, and in the outline which was ordered by the Commissioner of Capital Markets, Insurance and Savings at the Ministry of Finance for the sale of parts of the Company’s holding in Clal Insurance Enterprises (see Note 3.H.5.c above), there is an immediate need to perform a significant capital raising for the Company, with the support of the Company’s controlling shareholders. In light of the above, the Company is required: (A) to prepare for a capital raising in the amounts which are required by the Company, including the receipt of an undertaking from the controlling shareholder to participate in the capital raising, in accordance with its share in the Company’s issued capital; (B) To immediately secure any other certain external source to finance the amounts which the Company lacks to service its liabilities in 2016, without causing discrimination between the status of its various creditors; (C) To refrain from the performance of any payment to a financial creditor without securing external financing in the amount of the payment to the aforementioned creditors, which will prevent concern regarding preference of creditors; and (D) In connection with payment to a financial creditor of the Company, in the amount of NIS 15 million, which is due on January 15, 2016, the trustee for the holders of debentures (Series I) stated that if a solution is not presented to him which ensures that the payment to this creditor does not constitute preference of creditors, he intends to add to the agenda of the meeting of debenture holders which he convened, as stated above, additional issues, including the passing of resolutions for the purpose of the initiation of legal proceedings.

IDB Development Company Ltd.

Note 16 – Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
H.	Correspondence with the trustees for the Company’s debenture holders and actions taken by the trustees for the debenture holders (cont.)
(8)
Further to the demands of the trustee for the holders of debentures (Series I), as stated above, and his convention of a meeting of debenture holders, on January 11, 2016, the Company’s Board of Directors resolved, in consideration of the Company’s financing requirements, that if by February 15, 2016 the Company has not raised a total of NIS 15 million, by way of exercise of warrants and/or any other capital raising and/or by way of subordinated debt ("Previous Capital Raising"), then the resolution of the Company’s Board of Directors will enter into effect, with no need for an additional resolution, to raise capital on February 15, 2016, by way of a public offering at a scope which will not fall below a total of NIS 15 million. Additionally, further to the aforementioned resolution, Dolphin Netherlands announced to the Company that it undertakes to participate in the aforementioned public offering, which will supplement the amount that will be raised by the Company within the framework of the aforementioned public offering to a total of NIS 15 million (less any amount which will be received by the Company as a previous capital raising), according to a price per share which will be determined in accordance with conventional market conditions.

In light of the aforementioned resolution, on January 12, 2015, the trustees for the debenture holders (Series G, I and J) announced to the Company the cancellation of the meetings of the holders of the aforementioned debentures, which had been convened, as stated above.
(9)
For information regarding a letter that was sent to the Company and directors in the Company by the trustees for the holders of 3 bond series of the Company, on February 2, 2016 following the resolution of the Board about the planned share issuance and a letter from a shareholder in the Company regarding the planned share issuance, see Note 15.B.12 above.

(10)
Actions of the trustee for the holders of the Company’s series I bonds and responses of the trustees of the series G and J bonds with regard to the debt arrangement in IDB Holdings – following the company’s reports regarding the contacts that took place between Dolphin Netherlands, the trustees for the debt arrangement in IDB Holdings and the Company, and the signing of the amendment to the debt arrangement subsequent thereto, as stated in note 16.G.(2)(m) above, on February 23, 2016, the trustee for the Company’s series I bonds gave notice of the convening of a meeting of the series I bondholders which took place on February 28, 2016, at which the agenda included the following matters: a report and discussion of the proposal of the Company and its controlling owner and the proposal of the trustee for the series I bonds for an alternative outline, pursuant to the letters that he sent to the Company in February 2016 as stated below, and a discussion regarding the ways available to the holders of the series I bonds to protect their rights, including the filing of legal proceedings in order to stop payments to other financial creditors. In a letter that was sent by the aforesaid trustee to the Company and the members of its Board of Directors on February 16, 2016, included an alternative outline to the outline with regard to which contacts were taking place at that time between Dolphin Netherlands, the trustees of the arrangement and the Company. Within the framework of the alternative outline that was proposed as aforesaid, it was stated, inter alia, that the amount of the promised injection should guaranteed in advance the ability of the Company to pay its undertakings at least until the end of 2016, and it also included a provision that the holders of the series I bonds would be given suitable charges in order to allow ‘reverse engineering’ of the situation so that the position of the series I bondholders would be similar to their position had the Company entered into insolvency on the date of the aforesaid letter.

IDB Development Company Ltd.

Note 16 – Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
H.	Correspondence with the trustees for the Company’s debenture holders and actions taken by the trustees for the debenture holders (cont.)
(10)	Actions of the trustee for the holders of the Company’s series I bonds and responses of the trustees of the series G and J bonds with regard to the debt arrangement in IDB Holdings (cont.)

In an additional letter that was sent by the trustee for the series I bonds on February 23, 2016, to the Company, the members of its Board of Directors and Mr. Eduardo Elsztain, it was stated that on the basis of express representations of the Company and the controlling shareholder, the trustee for the series I bondholders and his advisers agreed to delay the convening of meetings of the aforesaid bondholders and receiving clear instructions to begin proceedings in order to prevent the making of payments to short-term creditors. However, in view of the Company’s notice that instead of raising capital for the Company from the public it intends to issue capital and bonds to the controlling shareholder, and the issue of the bonds is expected to be done by way of expanding the long term series I bonds (see the amendment to the arrangement that was signed on February 25, 2016, as amended on March 1, 2016, as stated in note 16.G.(2)(m) above), the trustee for the series I bonds decided to convene a meeting of the bondholders as aforesaid. In addition, within the framework of his aforesaid letter, the trustee for the series I bondholders repeated his demand to make any payment to the short-term creditors conditional upon finding a secure mechanism that will be able, by way of ‘reverse engineering,’ to ensure that no preference of creditors will take place. and he claimed that the company is insolvent and therefore it should use all of its rights and assets, including its ability to raise capital from the public or from the controlling shareholders, for the benefit of all of the creditors.

Further to the aforesaid, on February 25, 2016, the trustee for the series I bonds filed with the court an urgent preliminary response to the motion of the trustees of the debt arrangement in IDB Holdings for the convening of a meeting of the Company’s shareholders and option holders in order to vote on the amendment to the debt arrangement (as stated in note 16.G.(2)(m) above). Within the framework of his response, the trustee for the aforesaid bondholders requested that the motion of the trustees of the arrangement should be struck out and that the court should order the applicants to file the motion anew in accordance with the provisions of the law as a motion for an arrangement pursuant to section 350 of the CL between the Company, its shareholders and debtors, or alternatively that the motion should be heard as a motion for approval of an arrangement of the company, with all that this implies. The court was also requested to order the joining of the company’s creditors, the Official Receiver and the Israel Securities Authority as respondents to the aforesaid motion of the trustees for the arrangement.

In an additional letter of the trustee for the series I bonds to the Company, the members of its Board of Directors and Mr. Eduardo Elsztain dated February 25, 2016, the trustee for the aforesaid bonds reiterated, inter alia, his opposition to an expansion of the Company’s series I bonds pursuant to the amendment to the arrangement as aforesaid, and demanded, inter alia, the sending of copies of his aforesaid letters to the insurance company that insures the liability of the Company’s officers.

On February 25, 2016, the trustee for the series I bonds published a supplementary report regarding the convening of a meeting of the holders of bonds from the aforesaid series, in which he added to the agenda of the general meeting a discussion and report with regard to the motion that was filed with the court to convening a meeting of the shareholders and option holders in order to vote on the amendment to the debt arrangement, and the preliminary response that was filed by the trustee as aforesaid with the court. As the Company was informed by the trustee for the series I bonds, within the framework of the meeting that took place as aforesaid on February 28, 2016, a report was given, inter alia, by a representative of the Company and the controlling owner, and a report was given by the economic adviser of the trustee and the series I bondholders with regard to the financial position of the Company.

IDB Development Company Ltd.

Note 16 – Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
H.	Correspondence with the trustees for the Company’s debenture holders and actions taken by the trustees for the debenture holders (cont.)
(10)	Actions of the trustee for the holders of the Company’s series I bonds and responses of the trustees of the series G and J bonds with regard to the debt arrangement in IDB Holdings (cont.)
Moreover, on February 25, 2016, the trustee for the series I bonds published an invitation to hold an additional meeting of the series I bondholders without an actual meeting on February 29, 2016, at which the agenda proposes authorizing and instructing the trustee for the series I bondholders to oppose, and for this purpose to take all of the legal steps required at his discretion, the proposed outline for amending the debt arrangement in IDB Holdings, unless collateral will be given for the series I bonds or subordinated debt to the aforesaid bonds will be issued, all of which as will be approved by the meeting of the holders of the aforesaid bonds.
On February 25, 2016, a preliminary response was filed with the court on behalf of the trustees for the holders of the Company’s series G and J bonds with regard to the motion of the trustees of the debt arrangement to convene meetings of the shareholders and option holders in order to vote on the amendment to the debt arrangement, and further to the preliminary response that was filed with the court on the matter by the trustee for the series I bonds as stated above. Within the framework of their response, the trustees for the series G and J bondholders petitioned the court to dismiss the response of the trustee for the series I bonds summarily, inter alia because the holders of the series I bonds had not yet considered the matter and had not yet made a decision as to whether they wished to file legal proceedings on the matter.
On February 26, 2016, a reply was filed with the court by the trustee for the series I bonds to the preliminary response of the trustees for the series G and J bonds as aforesaid, in which framework the trustee for the series I bondholders said, inter alia, that the filing of the preliminary response by him with the court was done on the basis of the option of very significant holders of the series I bonds and it represented the position of the main holders of the series I bonds.
For details of the court’s decision of February 26, 2016, to grant the motion of the trustees of the arrangement to convene a meeting of the Company’s shareholders and option holders as stated above and about the publication of an immediate report to convene a meeting of shareholders and the holders of the Company’s series 4, 5 and 6 options on March 2, 2016, see note 16.G.(2)(m) above.
On February 28, 2016, the Company received a copy of a letter from the trustees of the series G and J bonds of the Company that was sent to the trustee for the Company’s series I bonds, in which the trustees for the series G and J bonds said that the actions that were carried out on behalf of the holders of the series I bonds were likely to cause all of the interested parties very serious damage, including the frustration of an injection of more than NIS 500 million into the Company (of which approximately NIS 335-350 million by means of a capital injection or subordinated debt). Therefore, the trustee for the series I bondholders was requested, inter alia, to withdraw the claims that were raised by him within the framework of the responses that he filed with the court.
On February 28, 2016, the trustee of the series I bonds gave notice of the calculation of the meeting of the series I bondholders that was convened for February 29, 2016, and subsequently he gave notice of the convening of an additional meeting of the series I bondholders for March 1, 2016, where the agenda would include authorizing and instructing the trustee for the series I bonds to start all of the legal proceedings required at his discretion in order that the proceeding of approving the outline of the arrangement proposes by the company would be done within the framework of a proceeding of the Company pursuant to section 350 of the Companies Law (and not merely as an amendment to the debt arrangement of IDB Holdings as the Company requested), and that the position of the trustee and the holders of the series I bonds would be required in order to approve the outline of the arrangement between the Company, the controlling owner and the trustees of debt arrangement in IDB Holdings as stated in note 16.G.(2)(m) above. Despite the aforesaid, it was clarified that a motion for an injunction against the amendment of the arrangement will be subject to separate and additional approval of the meeting of the series I bondholders.

IDB Development Company Ltd.

Note 16 – Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
H.	Correspondence with the trustees for the Company’s debenture holders and actions taken by the trustees for the debenture holders (cont.)
(10)	Actions of the trustee for the holders of the Company’s series I bonds and responses of the trustees of the series G and J bonds with regard to the debt arrangement in IDB Holdings (cont.)
It was further clarified in the notice of the convening of the aforesaid meeting that the trustee for the holders of the series I bonds will be entitled to remove his opposition, insofar as an amendment or replacement of the outline will be agreed between the Company and the trustee for the holders of series I bonds, which will allow “reverse engineering,” the issue of debt that is subordinated to the series I bonds and an investment in the capital of the Company in a total amount of at least NIS 800 million, or any other offer, providing that it will be approved by a meeting of the series I bondholders. On March 1, 2016, the Company was told by the trustee of the series I bonds that a meeting of the series I bondholders that took place on that day approved the aforesaid resolution.
On March 1, 2016, the trustee for the holders of series I bonds gave notice of the convening of an additional meeting of the series I bondholders, which would take place without convening on March 6, 2016, on the agenda of which would be the appointment of a representation for the series I bondholders, which would have the authority, inter alia, to assist the trustee for the holders of the series I bonds and to act as the agent of the trustee and holders of the series I bonds in examining the possibility with the Company and/or the controlling shareholder of giving collateral to the holders of series I bonds, in examining the financial position of the Company and its ability to comply with the terms of the Series I Trust Deed and in taking action in order to protect the holders of the series I bonds.

IDB Development Company Ltd.

Note 17 - Provisions
A.	Composition
	Site dismantling and remediation(B)	Legal claims(C)	Contractual obligations and onerous contracts(D)	Provision for warranty and other provisions	Total
	NIS millions

Balance as at January 1, 2014	21	(1)110	207	28	366
Provisions made during the year	1	52	(2)162	4	219
Provisions utilized during the year	-	(2)	(23)	-	(25)
Provisions reversed during the year	(1)	(60)	(75)	(8)	(144)
Changes from exchange rate differences	-	-	11	-	11
Balance as at December 31, 2014	21	100	282	24	427

Non-current portion	21	-	196	18	235
Current portion	-	100	86	6	192
Balances as at December 31, 2014:	21	100	282	24	427

Non-current portion	21	2	87	(1)22	132
Current portion	-	(1)108	120	6	234
Balances as at December 31, 2013:	21	110	207	28	366
(1)	Reclassified, see note 1.F.1. above.
(2)
For details regarding a provision recorded by Shufersal as part of an updated business plan with respect to onerous rental contracts, for the leasing of commercial areas, which are not cancellable, see note 3.H.3.b. above.

B.
Site dismantling and remediation - The Group companies are required to recognize certain costs of removal of assets and remediation of sites on which the assets were located. The aforesaid expenses are calculated based on the dismantling value in the current year, while taking into consideration the best assessment of future changes in price, inflation, etc., and are capitalized at a risk-free interest rate. The forecasts regarding the volume of the removed or constructed assets are updated according to expected changes in regulations and technological requirements.

C.
Legal claims - Legal claims are filed against Group companies in the ordinary course of business, and regarding part of the claims, motions are filed for approving them as class actions. Where provisions were necessary to cover the exposure resulting from said claims, provisions were included, which are adequate in the opinion of the managements of the Group companies, based on, inter alia, legal opinions regarding the chances of such claims. For details on claims, see note 23.C. below, and for details on contingent liabilities, see note 23.A. below.

D.
Other contractual obligations - Provisions for other contractual obligations include a number of obligations arising from a contractual liability or legislation, in respect of which there is a high component of uncertainty in terms of the timing and the amounts required in order to settle the liability.

IDB Development Company Ltd.

Note 18 - Employee benefits
Employee benefits include post-employment benefits, other long-term benefits, termination benefits, short-term benefits and share-based payments The Group’s liability for employee severance benefits in respect of its Israeli employees is calculated in accordance with Israeli severance pay law.
As regards post-employment benefits, Group companies have defined benefit plans for which they make contributions to central severance pay funds and insurance policies. The Group companies also have defined contribution plans for some of their employees who are subject to section 14 of the Severance Pay Law, 5723-1963. Regarding share-based payments in a main investee company, see Annex II of the Financial Statements.
A. Composition:
	As at December 31
	2014	2013
	NIS Millions
Employee benefits presented as non-current liabilities
Present value of unfunded obligations	104	75
Present value of funded obligations	449	422
Total present value of defined benefit obligations (post-employment)	553	497
Fair value of plan assets	392	366
Recognized liability for defined benefit obligations	161	131
Liability for grants	20	21
Liability for other long-term benefits	12	12
Liability for vacation and remuneration of employees	52	53
Total	245	217

* Plan assets comprise:
Equity instruments	73	64
Government bonds	146	147
Corporate bonds	100	100
Cash and other	75	55
Total	394	366

Total employee benefits presented in the following sections:
Assets designed for payment of benefits for employees	1	1
Accounts payable and credit balances	72	74
Long-term employee benefits	174	144

IDB Development Company Ltd.

Note 18 - Employee benefits (cont.)
B.
In November 2014 The Israel Securities Authority published accounting staff position document number 21-1 relating to the existence of a deep market in high quality corporate bonds in Israel, for the determination of the discount rate of obligations for defined benefit denominated in NIS in accordance with IAS 19, Employee Benefits. According to the aforesaid position document, the proper implementation manner for transition from use of the rate of return of government bonds to a rate of return of high quality corporate bonds is on a prospective basis. As a result of the specified change in the discount rate, Adama recorded actuarial gains under other comprehensive income, amounting to USD 10 million. The Company’s share in the aforesaid actuarial gains recorded by Adama amounts to NIS 11 million.

C. Significant changes to employee benefits at a consolidated company – Shufersal
In 2014 Shufersal made a number of changes to its estimates with regard to its liability with respect to a defined benefit plan, and among other things the following changes were made (which were recorded under actuarial differences within other comprehensive income (loss)):
1.
Change to measurement according to a discount rate derived from the returns on corporate bonds – as a result from the change in the discount rate as specified in section B. above. As a result of the specified change, a decrease occurred in the liability (gross) of Shufersal with respect to a defined benefit plan totaling NIS 29 million (the Company’s share in the aforesaid amount is NIS 10 million). The gap between the corporate discount rate and the government discount rate as of December 31, 2014, according to which the liability was calculated at Shufersal is approximately 0.85% on average.

2.
The increasing of the minimum wage in Israel – in January 2015 an amendment to the Minimum Wage Law was approved, according to which the minimum wage will be increased to NIS 5,000 per month in three stages: on April 1, 2015 the minimum wage will be increased to NIS 4,650, on August 1, 2016 the minimum wage will be increased to NIS 4,825 and on January 1, 2017 the minimum wage will be increased to NIS 5,000. As of April 2016 the minimum wage will be 47.5% of the average wage in the market at April in each relevant year. Shufersal estimates, that the increase of the minimum wage as stated may have an adverse effect on its business results and cause an addition to its payroll expenses. As a result of the aforesaid increase in the minimum wage, in increase occurred in the liability (gross) of Shufersal with respect to a defined benefit in the amount of NIS 4 million (the Company’s share in the aforesaid amount was NIS 1 million).

3.
Update of employee turnover rate – in 2014 Shufersal updated the turnover rate, including the expected rate of employees leaving in a manner that entitles them to severance supplements by law. As a result, an increase occurred in the liability (gross) of Shufersal with respect to a defined benefit plan, at an amount of NIS 18 million (the Company’s share in the stated amount is NIS 7 million).

D. Voluntary retirement plan in Cellcom
1. In June 2014 Cellcom offered its employees a voluntary retirement plan, which included a non-recurring grant to each employee who chose to participate in the plan. Cellcom recorded a non-recurring expense amounting to NIS 39 million with respect to the total grants for the employees who joined this plan. The Company’s share in the stated expense amounted to NIS 12 million.
2. For details regarding Cellcom's engagement in a collective labor agreement with the employees'representatives and with the new general employees' union in February 2015, subsequent to the dateof the statement of financial position, and regarding the launching of the voluntary retirement plan of Cellcom's employees in coordination with Cellcom's employees' union, in April 2015, see Note 35.B.4. below.

IDB Development Company Ltd.

Note 19 - Accounts Payable and Credit Balances
	December 31
	2014	2013
	NIS millions

Accrued expenses - interest	491	765
Accrued expenses - other	136	(1)124
Liabilities to employees	344	349
Institutions	62	58
Advances from purchasers of apartments	204	311
Provisions for expenses	90	68
Advance payments from customers	367	318
Advanced revenues	77	84
Other accounts payable and credit balances	110	(1)254
	1,881	2,331
(1) Reclassified; see note 1.F.1 above.

Note 20 - Trade Payables
	December 31
	2014	2013
	NIS millions

Outstanding debts	2,130	(1)1,950
Post-dated checks	338	309
	2,468	2,259
(1) Reclassified; see note 1.F.1 above.

Shufersal purchases from a main supplier amount to approximately NIS 1.2 billion in 2014 and 2013.

Note 21 - Financial Instruments
A.	Management of financial risks
The Group is exposed to the following risks, which arise from the use of financial instruments:
-	Credit risks
-	Market risks (comprised of index risk, currency risk, interest risk and other price risk)
-	Liquidity risks
-	Operating risks
The Company does not determine the risk management policy of its investee companies.
The person responsible for the management of financial risks in the Company is the chief financial officer.
The direct handling of the Company’s financial exposures, the formulation of hedging strategies, the supervision of their implementation and the provision of an immediate response, if possible – taking note of the various restrictions that apply to the Company (see note 16.E above), to unusual developments in the various markets that have a direct impact on the Company’s risks, if they are relevant to the Company, is in the hands of the person responsible for the management of risks in the Company, who is assisted by a team, and all such matters are discussed and examined by the Company’s audit committee and Board of Directors.
As at the reporting date, the principal risk that the Company faces is the liquidity risk (see below).

IDB Development Company Ltd.

Note 21 - Financial Instruments (cont.)
A.	Management of financial risks (cont.)
Exposure to fluctuations in the market value of investee companies
Most of the assets of the Company are direct investments in two companies, the shares of which are traded on the stock exchange: Discount Investments and Clal Insurance Enterprise Holdings. The investment in Discount Investments is usually a long-term investment and is not presented in the Statement of Financial Position at fair value. The investment in Clal Insurance Enterprise Holdings is measured at fair value through profit and loss (see notes 3.H.5.a-e above). Changes in the prices of the securities of these companies and of companies held by them can affect, directly or indirectly, the reported business results, capital, cash flows, the value of the Company and/or the equity value; they can also have an impact on the possibilities and terms of realization of these assets, that are and can be used as collateral to secure credit, on the rating of the Company’s bonds, on the degree to which the Company complies with the financial covenants of lenders and supervisory agencies, on the ability to distribute a dividend, on the availability of credit and financing and the terms thereof. In this respect, a negative change in prices, may result, among other things, in a decrease in the consideration and/or the equity (directly in equity or through capital gains – pursuant to generally accepted accounting principles) of the Company and of the investment companies held by it, a decrease in the profitability of the investee companies and reductions recorded by the Company and investee companies thereof in their investments in investee companies.
The Company does not usually use hedge instruments against these risks.
The security and economic situation in Israel and around the world may also have a negative impact on the business results of the investee companies, and accordingly, on the business results, equity, cash flows and value of the Company.
The Company is indirectly exposed, mainly through its major investments and their investee companies, to changes in the prices of raw materials, the prices of securities, other prices and other economic indices, which may have a material impact on the assets and liabilities of the companies, including the liabilities of the companies to vendors, customer debts to the companies, the value of inventories held by the companies and of other assets and liabilities. In addition, the Company is exposed to inflation, interest and exchange rate risks.
The major companies impacting on the market risks of the Company are the direct investee companies – Discount Investments and Clal Insurance Enterprise Holdings (“Clal Insurance”), and a number of their investees: Cellcom, Koor, Adama, Shufersal and Property & Building.
1.	Risk management policy of the Company and its wholly-owned companies (excluding IDB Tourism)

Market risks - The Company is directly exposed to market risks as a result of changes in the tradable value of its holdings, including for the Company's holding in shares of Clal Holdings Insurance Enterprises changes in the consumer price index, and changes in interest rates, which may affect its assets and liabilities and impair the business results, shareholders’ equity, cash balances and cash flows, and the value of the Company. Considering the situation of the Company and the restrictions applying to it, the ability of the Company to manage market risks has significantly decreased, since as at the reporting date the Company is not able to engage in new hedge contracts.

The Company is exposed to the various market risks, also indirectly, due to the impact thereof on its investee companies.
Direct exposure of the Company’s liabilities to the CPI increase – As at the date of the statement of the financial position, the Company has CPI-linked liabilities totaling NIS 2.6 billion with a duration of 3.7 years, compared with CPI-linked liabilities totaling NIS 3 billion with a duration of 3.8 years as at December 31, 2013. These index-linked liabilities constitute 66% and 59% of the Company’s debt as at December 31, 2014 and 2013, respectively.
In the past, the Company partially hedged this exposure by acquiring CPI forward contracts. As at the date of the statement of the financial position, 2 such contracts were held which amounted to NIS 78 million, for a (weighted) average remaining period of 2.5 months, and hedge against an average increase in the CPI of 2.5%. These contracts expired in March 2015, subsequent to the date of the Statement of Financial Position. As at December 31, 2013, the contracts held amounted to NIS 313 million, for a (weighted) average remaining period of 7.5 months.
In addition, the Company entered into a swap transaction for the exchange of a CPI-linked liability for a nominal liability over a specific series of bonds, the balance of which as at the date of the Statement of Financial Position is NIS 29 million nominal value ( as at the date of publishing this report – NIS 21 million nominal value).

IDB Development Company Ltd.

Note 21 - Financial Instruments (cont.)
A.	Management of financial risks (cont.)
1.	Risk management policy of the Company and its wholly-owned companies (excluding IDB Tourism) (cont.)
Direct exposure of the Company’s liabilities to the CPI increase (cont.)
It is noted, that the value of contracts of the stated type is measured in the statement of financial position according to fair value, and it is effected not only from the actual increase in CPI, but also and primarily from the expectations reflected in the market with regard to the remaining period (and which may change from one period to the next). This causes the economic hedge by the contracts not to reduce the volatility of the accounting expense, and sometimes even increase it.
Exposure to variances in the market value of the Company’s assets and the effect of market variables on these values – as a general rule, the Company does not perform hedging transactions against these exposures, mainly because these assets are held, usually, for an extended period. However, in some cases in the future such hedges may be performed as said.
Effects of NIS exchange rates - The Company is exposed to the effect of exchange rates on the fair value of investee companies which operate abroad and/or mostly in foreign currency.
Liquidity risks
For details regarding the Company’s financial position and plans, see note 1.B above.
The Company’s activity (repayment of debts, general and administrative expenses and in the past also investments and dividends) is financed mainly by proceeds from the sale of assets, and in the past, generally, by dividends received from investee companies, issuances of bonds and loans from financial corporations, including from banks. Since the completion of the debt arrangement at IDB Holdings, the Company’s payments include primarily repayments of debts and general and administrative expenses and they are financed by raising capital, in which the controlling shareholders take a significant part. As at December 31, 2014, the liquid means held by the Company totaled NIS 296 million (of which NIS 198 million were an investment in a tradable portfolio), compared with liquid means of NIS 747 million (of which NIS 396 million were deposited in favor of the creditors of the Company in accordance with the instructions of the court and NIS 16 million were investments in a tradable portfolio) as at December 31, 2013. The Company manages liquidity risks in order to ensure a sufficient degree of liquidity for meeting its obligations and expected payments on time, to the extent possible without damaging the assets value as stated. For this purpose the Company recently performed raisings of capital, including by way of rights issue to its shareholders. Among other methods, the Company uses cash flow forecasts, to the extent possible given the nature of its businesses, in order to monitor cash flow requirements. The duration of the gross outstanding debts of the Company, which as at December 31, 2014 amounted to NIS 3.9 billion, is 3.03 years (compared to 2.95 years as at December 31, 2013).
The Company has bank loans of NIS 822 million and a loan from a financial institution of NIS 75 million as at December 31, 2014, in respect of which the Company undertook to comply with financial covenants. For details on the financial covenants and causes for immediate repayment, including due to change of control, and agreements reached with regards thereto, see note 16.E. above.
For details on a secured loan from a financial institution, against which the Company pledged a deposit and part of its investments, including additional charges subsequent to the date of the Statement of Financial Position, see note 16.C.2. above.
The Company is exposed to a liquidity risk deriving also from it being part of one of the major borrower groups in the Israeli economy and as such – it is subject to the restriction of a sole borrower in Israeli banks.
For details on guarantees and comfort letters furnished by the Company to a subsidiary, see note 22.C-D.1. below.
As at the date of the statement of financial position, the bonds of the Company were rated BB with a negative outlook. In March 2015, subsequent to the date of the Statement of Financial Position, Maalot lowered the rating of the Company’s bonds to B and in January 2016, to CCC, with the rating outlook remaining negative. See note 16.D. above for details.

IDB Development Company Ltd.

Note 21 - Financial Instruments (cont.)
A.	Management of financial risks (cont.)
1.	Risk management policy of the Company and its wholly-owned companies (excluding IDB Tourism) (cont.)
Exposure to changes in interest rates – As noted, the Company holds some of its liquid means in an NIS trust fund, which is measured at fair value which is slightly sensitive to changes in interest rates. As at December 31, 2014, the amount of investment in the aforesaid fund totaled NIS 198 million. In addition, the Company has NIS-denominated liabilities at variable interest rates, to banks and a financial institution, at a total amount of NIS 708 million. Therefore, an increase in the interest rate will cause an increase in the Company’s future interest payments.
Credit risks – In accordance with the policy of the Board of Directors, the Company’s management invests liquidity surpluses mainly in deposits in local banks, which are not creditors of the Company, with the aim of maintaining the liquid balances at low risk. As at December 31, 2014, the Company’s total liquid balances amounted to NIS 296 million, of which an amount of NIS 198 million was invested in an NIS trust fund and the balance is kept as aforementioned in deposits, mainly with banks which are not creditors of the Company.
The Company’s policy with regard to risk management, as specified above, is only performed for the Company itself and wholly owned subsidiaries, apart from IDB Tourism.
The Company does not set policy and does not manage the risks of its investee companies. The policy of the investee companies is set directly by the companies themselves. Furthermore, the Company does not engage in activities designed to hedge market risks deriving from the operations of its investees, or from the operations of companies held by them. Moreover, the Company does not manage the aggregate risks of the investee companies and/or the companies held by them.
2. Risk management policy of subsidiaries
a.	Discount Investments
Market risks - Discount Investments is directly exposed to market risks resulting from changes in exchange rates and in the rate of inflation in Israel, as well as from market variables that affect the markets on which its holdings are traded and accordingly the value of such. Discount Investments is also exposed indirectly to various market risks that affect the performance of its investee companies.
Approximately 74% of Discount Investments’ debt as at December 31, 2014, is in CPI-linked NIS-denominated bonds, and the rest of the debt is in unlinked NIS-denominated loans and bonds. The bonds bear fixed interest, and their fair value is affected from time to time by changes in the market interest rate.
Direct effects of the NIS exchange rates – As at December 31, 2014, Discount Investments held an insignificant part of its cash balances in dollars. Occasionally, Discount Investments sells or purchases holdings, the consideration of which is denominated in foreign currency, usually the dollar. The exposure in these transactions is present in the period before the closing of the transaction.
Discount Investments is also exposed to the effect of exchange rates on the NIS market value of its investee companies that operate abroad and/or mainly in foreign currency.
In addition, the non-recourse loan specified in Note 16.F.1.d. above, which Koor received as part of the completion of the merger transaction of Adama with ChemChina, is exposed to changes in the exchange rate of the U.S. Dollar.
Direct exposure to the increase in the CPI – As at December 31, 2014, Discount Investments has debt in respect of CPI-linked bonds in an amount of NIS 3.9 billion, with a duration of approximately 5 years.
Discount Investments partially hedges this exposure by acquiring CPI forward contracts for periods between 1-3 years. As at December 31, 2014, the contracts held amounted to NIS 1.75 billion, for an average remaining period of 7 months.
It should be noted that these kind of contracts are measured for accounting purposes at fair value, which is affected not only by the actual increase in the CPI until the date of measurement, but also by the market’s anticipations for the rest of the period (and which may change from one date of measurement to the other). The effect of the aforementioned is that the economic hedge obtained by using these contracts may not reduce the fluctuations in the accounting result, and sometimes may even increase it.

IDB Development Company Ltd.

Note 21 - Financial Instruments (cont.)
A.	Management of financial risks (cont.)
2. Risk management policy of subsidiaries (cont.)
a.	Discount Investments (cont.)
Exposure to fluctuations in the market values of Discount Investments’ assets and to the effect of market variables on these values – Discount Investments does not hedge against such exposures.
Exposure to changes in interest rates – Bonds issued by Discount Investments and bank loans received by it, amounting on the date of the statement of financial position as at December 31, 2014, to NIS 4.7 billion and NIS 214 million, respectively, bear fixed interest, and are therefore not exposed to cash flow fluctuations from changes in interest rates. Bank loans received by Discount Investments, totaling NIS 306 million at December 31, 2014, and have variable interest rate, are exposed to changes in the prime interest rate. In addition, the non-recourse loan specified in Note 16.F.1.d. above received by Koor as part of the completion of the merger transaction of Adama with ChemChina, is exposed to changes in the LIBOR interest rate of the US Dollar for 6 months (this interest rate moved in 2014 between 0.4% and 0.3%, and proximate to the date of approval of these financial statements, is approximately 0.8859%). As at the date of approval of these financial statements, Discount Investments does not hedge this risk. In the past, Discount Investments did not engage in hedges against the value exposure deriving from the fixed interest rates of its bonds, and that was the situation also as at the date of approval of these financial statements.
Credit risks - In accordance with the policy of the Board of Directors of Discount Investments, the management of Discount Investments invests its surplus liquidity so as to obtain a fair return on it, while maintaining a suitable return-risk ratio, in solid channels – mainly short-term shekel deposits in a number of major Israeli financial institutions, and it also invests in liquid securities, which mainly include trust funds, exchange traded funds, government and corporate bonds with a rating of at least A+. In addition, the maximum percentage of securities of a single issuer, which Discount Investments holds in its portfolio does not exceed 10% of the value of the investment portfolio. Discount Investments carries out transactions in derivative financial instruments only through banking corporations and entities that are required to maintain collateral levels in accordance with scenarios. Except for the above, Discount Investments has no other material financial assets that are exposed to credit risks.
Liquidity risk – The policy of Discount Investments is to act so that it has sufficient liquid resources to meet its liabilities when due. Within this framework, Discount Investments aspires to maintain an appropriate cash balance. It is noted, that as at the date of approval of these financial statements, Discount Investments has a liquid resources balance of NIS 0.6 billion (excluding the dividend received from Adama), whilst its expected debt principal and interest payments until the end of 2016 (excluding the payments for ChemChina loan) amount to NIS 0.5 billion. Discount Investments conducts continuous examinations of the future cash flow projections and the various sources available to it, which include, among others, the following:
•
Expected dividends from investee companies - in such respect, Discount Investments monitors the profitability of the investee companies, the available cash flows thereof and their ability to distribute dividend.

•
Sale of holdings in investee companies - it should be noted, that Discount Investments controls major public companies, leading their fields of operation, whose shares are highly tradable, and the holdings of Discount Investments therein are not pledged under specific pledge. Discount Investments is able to realize limited percentages of the share capital of investee companies thereof, and is also able to realize all or most of its holding in the shares of one of the investee companies.

•
Debt recycling - Discount Investments examines periodically the possibility of enlarging an existing bonds series, replacing existing bonds series of short duration with existing bonds series of longer duration (similar to the replacement carried out in January 2014, as detailed in Note 16.F.1.a. above), or issuing a new bonds series. In addition and if necessary, Discount Investments will act in order to raise loans from financial institutions. The ability to recycle the debt and the raising if DIC are effected, among others, by its net asset value and by its leverage level (debt ratio to total assets). In the first half of 2015, the market value of Discount Investments main assets has declined (mainly as a result of the competitive environment in which they operate) and as a result the net asset value has declined and its leverage has increased accordingly.

IDB Development Company Ltd.

Note 21 - Financial Instruments (cont.)
A.	Management of financial risks (cont.)
2. Risk management policy of subsidiaries (cont.)
a.	Discount Investments (cont.)
It is noted that the yields to maturity of DIC's bonds have increased also in the first half of 2015 and at the beginning of 2015 the rating of DIC's bonds was lowered by Maalot and Midroog. It is noted that effective from July 2015, direction has changed and the market value of DIC's main assets has increased, a certain decrease in its leverage level and the yields to maturity on its bonds.
•
Proximate to the date of approval of these financial statements DIC has 3 series of warrants exercisable into its shares in a total scope of NIS 375 million to NIS 409 million. for information see Note 15.B.(8) above.

b.	Cellcom
Credit risk – The management of Cellcom monitors the exposure to credit risk on an ongoing basis. Cellcom conducts credit assessments on customer accounts exceeding a certain amount, and requires collateral against them. The management of Cellcom regularly monitors outstanding customer debts.
Cellcom’s cash and cash equivalents are deposited in major banking institutions in Israel. Cellcom invests only in highly liquid bonds and only when the counterparty has a credit rating of at least AA- granted by Maalot. Cellcom actively monitors credit ratings, and in view of these high credit ratings, Cellcom’s management does not anticipate that the counterparties will not meet their obligations.
As at December 31, 2014, Cellcom does not have a substantial concentration of credit risks. Financial instruments that could potentially subject Cellcom to credit risk consist mainly of trade receivables balances. Credit risk from trade receivables balances is limited due to the composition of the customer base, which includes a large number of individual customers and businesses.
Liquidity risk – Cellcom invests surplus cash not required for funding its current operations in interest-bearing investment channels, such as short-term deposits and bonds. Such investment channels are selected according to forecasts of Cellcom’s future cash needs for meeting its obligations. Cellcom examines current forecasts of its liquidity needs, in order to ensure that cash balances are sufficient to cover its operating needs. The company verifies the availability of unutilized credit lines, in order to avoid exceeding the determined credit limits and deviating from financial covenants that it must meet. Said forecasts take into account factors such as Cellcom’s plans to use debt for funding its operations, meeting binding financial covenants, and also meeting external instructions, e.g. laws or regulation.
Market risk - Cellcom purchases and sells derivatives in the regular course of business, and also undertakes financial liabilities for the purpose of managing market risks, in accordance with the policy determined by Cellcom’s board of directors.
Interest and CPI risk – Cellcom is exposed to fluctuations in the interest rate, including changes in the CPI, since the majority of its borrowings are linked to the CPI. As part of the risk management policy, Cellcom has entered into forward contracts that partially hedge its exposure to changes in the CPI.
Currency risk – Cellcom’s operating income and cash flows are exposed to currency risk, mainly due to handset and network- related acquisitions and its international roaming services activity. Cellcom also has bank accounts that are denominated in foreign currencies other than its principal currency, primarily in USD and Euro. As part of its financial exposures hedging policy, Cellcom uses forward and option transactions to partially hedge its exposure to fluctuations in foreign exchange rates.

IDB Development Company Ltd.

Note 21 - Financial Instruments (cont.)
A.	Management of financial risks (cont.)
2. Risk management policy of subsidiaries (cont.)
c.	Property & Building
The operations of Property & Building are financed mainly by CPI-linked long-term shekel loans. The revenues of Property & Building in Israel are all linked to the CPI and any surplus cash is invested for short periods, mainly in shekel deposits and marketable securities. Property & Building’s foreign operations are financed, to the extent possible, with credit in the operating currency of the local market in which the operations are carried out.
Market risks - The nature of its business exposes Property & Building to market risks deriving from changes in external factors, such as the level of activity of the real estate sector in the economy, changes in the consumer price index, changes in the Construction Inputs Index, and changes in market interest rates. Property & Building is also exposed to changes in foreign currency exchange rates in its investments abroad. Such exposure derives from both the current operations of the investee companies thereof abroad and the methods of financing the investments.
Property & Building hedges the financial exposures to the risks described above that derive from its operation in Israel by matching the linkage bases of the expenses to those of its revenues, and also by diversifying its financing sources and types of credit. Accordingly, Property & Building regularly examines the credit conditions in the various alternatives and the assessments regarding changes in forecasted inflation rates and market interest rates.
According to the degree of current exposure, Property & Building assesses that there is no room for the use of derivative financial instruments for purposes of hedging against market risks.
Regarding the exposure to changes in foreign currency exchange rates in its investments abroad, Property & Building acts to reduce the exposure by investing in companies whose operating currency is the foreign currency of the target countries, and also by matching the linkage basis of these investments to those of the revenues and sources of financing.
Interest rate risk - Property & Building’s interest rate risk primarily arises from long-term liabilities (bonds and loans), most of them at fixed interest.
Credit risks – Regarding surplus cash, the policy of Property & Building is to invest it for short periods of time, mainly in deposits and marketable securities (mainly bonds). The deposits are held in a number of financial institutions of the highest level in Israel.
d.	Shufersal
Credit risks - Shufersal does not have significant concentrations of credit risk, since its policy ensures that retail sales are for the most part transacted in cash or credit cards. In addition, the wide spread of its customers significantly reduces credit risk.
Shufersal has a procedure for granting credit to customers. According to the procedure, the customer provides identifying documents, the details of those authorized to make purchases, and collateral, such as post-dated security checks and bank guarantees, personal guarantees or promissory notes. Obligo approval authority according to credit amounts is conferred to credit managers, finance manager and up to the deputy CEO and CFO, according to the credit amounts. In addition, an aging report of the customers’ credit debt is monitored on a monthly basis.
Shufersal limits its exposure from investments of liquid means thereof, by investing in rated securities only, with a rating of at least A by Maalot and at least “AA” by Midroog.
The opposing parties to the derivatives currently held by Shufersal, are banks rated between AA and AAA with a stable outlook based on Maalot’s rating.
Market risk - Shufersal purchases and sells derivatives in the regular course of business, and also undertakes financial liabilities for the purpose of managing market risks.
Currency risk - Most of Shufersal’s activity is carried out in Israeli currency. Shufersal manages the currency exposure that arises from fluctuations in exchange rates, in respect of liabilities and cash flows denominated in foreign currency due to the import of products denominated in dollars. Shufersal has taken measures to reduce the currency exposure by purchasing futures contracts.
CPI risk - Shufersal occasionally applies a policy of hedging the risks deriving from CPI-linked rental contracts and its CPI-linked bonds, by executing hedging transactions.

IDB Development Company Ltd.

Note 21 - Financial Instruments (cont.)
A.	Management of financial risks (cont.)
2. Risk management policy of subsidiaries (cont.)
e.	Elron
Credit risk - Elron holds the majority of its deposits and cash and cash equivalents balances in various financial institutions with a high rating, and disperses its investments among the various institutions.
Currency risk - Elron’s operation currency and that of the majority of its investee companies is the US Dollar. Accordingly, Elron holds a significant amount of its deposits and its balances of cash and cash equivalents in US Dollars.
3.
As at December 31, 2013, the investments in Credit Suisse shares and in Clal Insurance Enterprise Holdings were classified as held for sale (in January 2014, the investment in Credit Suisse was realized in full, as stated in note 3.H.4.c above). In addition, the assets and liabilities of Given were classified as a realization group held for sale (the realization of Given was completed in February 2014, as stated in note 3.H.6.a above). Therefore, as at December 31, 2013, the investments in Credit Suisse and in Clal Insurance Enterprise Holdings and Given’s assets and liabilities were not included in this note.

B.	Credit risks
As at December 31, 2014, cash and cash equivalents amounted to NIS 3,578 million, investments in marketable bonds amounting to NIS 2,120 million and short term deposits amounting to NIS 356 million. The deposits are held with banking corporations of the highest rating.
The revenue from sales and services of the consolidated companies are mainly from customers in Israel. The consolidated companies continually monitor customer debts, and the financial statements of the aforesaid companies include provisions for doubtful debts which properly reflect, according to the assessment of the consolidated companies, the loss embodied in debts whose collection is doubtful.
The consolidated companies have no significant concentrations of credit risk, in light of the policy in place at the consolidated companies, which ensures that sales are in the majority of cases made in cash or by credit card, and in the real estate sector are secured by the units themselves until their delivery, which is only made when payment for them is completed.
1.	The maximum exposure to credit risk on the date of the Statement of Financial Position was as follows:
	As of December 31
	2014	2013
	NIS millions
Non-current assets
Other investments*	151	51
Loans, deposits, restricted deposits and debit balances	140	81
Long-term trade receivables	476	512
Current assets
Current investments, excluding derivatives*	2,121	2,163
Short-term loans, deposits and pledged and restricted deposits	514	667
Financial receivables	131	212
Trade receivables	2,712	3,059
Cash and cash equivalents	3,578	6,313
Derivatives
Exchange rate forward contracts	1	3
Index forward contracts	5	8
	9,829	13,069

*	Excluding shares, participation certificates in trust funds and exchange trade funds.
**
In addition, the Group has loans granted to investee companies accounted for by the equity method, amounting to NIS 540 million and NIS 642 million as at December 31, 2014 and 2013, respectively. For additional details regarding loans to affiliated companies, see note 3.A.2. above.

IDB Development Company Ltd.

Note 21 - Financial Instruments (cont.)
B.	Credit risks (cont.)
2.	The maximum exposure to credit risk due to trade receivables, accounts receivable, loans and other investments, by geographic regions and according to their book value, was as follows:
	As of December 31
	2014	2013

	NIS millions

Israel	9,004	12,495
United States	707	540
United Kingdom	106	8
Other regions	12	26
	9,829	13,069

3.	The maximum exposure to credit risk due to trade receivables, accounts receivable, loans and other investments, by counterparties, according to their book value, was as follows:
	December 31
	2014	2013
	NIS millions

Financial corporations	4,117	7,041
End customers	1,703	2,078
Short term loans and bonds issued by the Israeli government	1,469	1,483
Credit card companies	1,039	1,095
Bonds issued by other corporations*	651	678
Accounts receivable, investments and other loans	404	296
Communication operators	206	172
Retail customers	100	111
Corporations	44	46
Distributors and agents	25	17
Private customers	23	19
Lessees	21	22
Purchase vouchers	17	10
Wholesale customers	10	1
	9,829	13,069

*	As at December 31, 2014 and December 31, 2013, bonds at an amount of NIS 647 million and NIS 668 million, respectively, are rated A- or higher.

4.	The following is the aging of debts of trade receivables, accounts receivable, loans and other investments:
	December 31
	2014		2013
	Gross	Provision for doubtful debts	Gross	Provision for doubtful debts
	NIS millions
Not past due	9,679	(30)	12,883	(21)
0 - 30 days past due	34	(1)	33	(1)
31 - 120 days past due	16	(4)	18	(2)
Above 120 days past due	368	(233)	445	(286)
	10,097	(268)	13,379	(310)
Net balance		9,829	13,069

IDB Development Company Ltd.

Note 21 - Financial Instruments (cont.)
B.	Credit risks (cont.)
5.	The following are the changes in the provision for impairment in respect of trade receivables and accounts receivable balances and loans granted during the year:
	For the year ended December 31
	2014	2013
	NIS millions

Balance at the beginning of the year	310	426
Increase in expenses from doubtful debts	37	104
Bad debts written off	(79)	(152)
Cessation of consolidation of investee companies, net	-	(68)
Balance at the end of year	268	310

IDB Development Company Ltd.

Note 21 - Financial Instruments (cont.)
C. Liquidity risks
The following are the contractual maturities of financial liabilities, including estimated interest payments and excluding amounts in respect of which netting agreements are in place. Amounts are not capitalized.
	As at December 31, 2014
	Carrying amount(1)	Forecast cash flow(2)			Third year
			First year	Second year		Forth year	Fifth year	Over 5 years
	NIS millions
Non-derivative financial liabilities
Bonds(3)	22,451	(27,099)	(4,400)	(4,208)	(4,520)	(2,866)	(1,861)	(9,244)
Loans from banks	4,462	(5,301)	(1,076)	(1,279)	(546)	(398)	(168)	(1,834)
Host contract in hybrid financial instrument in respect of non-recourse loan(4)	3,162	(5,444)	(60)	(264)	(263)	(4,857)	-	-
Loans from others	584	(652)	(42)	(39)	(87)	(131)	(26)	(327)
Liabilities in respect of construction	103	(103)	(35)	(7)	(55)	(6)	-	-
Other liabilities	125	(125)	-	(113)	-	-	(4)	(8)
Overdraft	80	(80)	(80)	-	-	-	-	-
Short-term loans from banks	266	(266)	(266)	-	-	-	-	-
Short-term loans from others	14	(14)	(14)	-	-	-	-	-
Financial accounts payable and credit balances	640	(640)	(640)	-	-	-	-	-
Trade payables	2,468	(2,468)	(2,468)	-	-	-	-	-

Financial liabilities - Derivative instruments
CPI forward contracts	62	(62)	(49)	(9)	-	(4)	-	-
Other derivatives	1	(1)	(1)	-	-	-	-	-
Total	34,418	(42,255)	(9,131)	(5,919)	(5,471)	(8,262)	(2,059)	(11,413)

(1) The carrying amount includes current maturities and accrued interest as at December 31, 2014. The forecast cash flow includes all future interest payments.
(2)
The forecast cash flow was calculated based on the known CPI, interest rate and exchange rate as at December 31, 2014. The forecast cash flow does not include expected effects of changes in the CPI, exchange rates and interest rates.

(3) See note 35.B.1. below regarding the bond exchange made by Cellcom subsequent to date of the Statement of Financial Position.
(4)
Represents the contractual cash flows of the non-recourse loan, which is secured by and repayable through shares of Adama, and includes Koor’s obligations to indemnify ChemChina in respect of business taxes that ChemChina will be charged, in accordance with Chinese law, in respect of interest payments on the aforementioned loan (to the extent that there will be no tax exemption on such taxes), see note 16.F.1.d. above.

IDB Development Company Ltd.

Note 21 - Financial Instruments (cont.)
C. Liquidity risks (cont.)
The following are the contractual maturities of financial liabilities, including estimated interest payments and excluding amounts in respect of which netting agreements are in place. Amounts are not capitalized (cont.)
	As at December 31, 2013
	Carrying amount(1)	Forecast cash flow(2)	First year	Second year	Third year	Forth year	Fifth year	Over 5 years
	NIS millions
Non-derivative financial liabilities
Bonds(3)	25,875	(30,974)	(5,904)	(4,629)	(4,421)	(4,272)	(2,587)	(9,161)
Loans from banks	5,410	(6,312)	(1,878)	(808)	(1,079)	(512)	(362)	(1,673)
Liabilities for the transfer of shares of Makhteshim Agan(4)	3,664	(4,871)	(14)	(54)	(235)	(234)	(4,334)	-
Loans from others	460	(549)	(114)	(34)	(32)	(80)	(124)	(165)
Liabilities in respect of construction and investment property	132	(132)	(53)	(55)	(19)	-	(2)	(3)
Other liabilities	125	(125)	-	(8)	(104)	-	(5)	(8)
Overdraft	78	(78)	(78)	-	-	-	-	-
Short-term loans from banks	601	(601)	(601)	-	-	-	-	-
Short-term loans from others	18	(18)	(18)	-	-	-	-	-
Financial accounts payable and credit balances	*662	*(662)	*(662)	-	-	-	-	-
Trade payables	*2,259	*(2,259)	*(2,259)	-	-	-	-	-

Financial liabilities - Derivative instruments
CPI forward contracts	75	(75)	(64)	(10)	(1)	-	-	-
FX Options and forward contracts	19	(19)	(19)	-	-	-	-	-
Non-banking derivative financial instruments	18	(18)	(18)	-	-	-	-	-
Total	39,396	(46,693)	(11,682)	(5,598)	(5,891)	(5,098)	(7,414)	(11,010)

*	Reclassified.
(1)	The carrying amount includes current maturities and accrued interest as at December 31, 2013. The forecast cash flow includes all interest payments.
(2)
The anticipated cash flow was calculated on the basis of the CPI, interest and exchange rates known as at December 31, 2013. The anticipated flows do not include expected effects of changes in the CPI, exchange rates and interest.

(3)	The cash flow includes the amount of the early redemption of Koor’s bonds, in accordance with the amendment to the trust deeds, as at December 31, 2013, see note 3.H.4.c. above.
(4)
Represents the contractual cash flows of the non-recourse loan, which is secured by and repayable through shares of Adama, and includes Koor’s obligations to indemnify ChemChina in respect of business taxes that ChemChina will be charged, in accordance with Chinese law, in respect of interest payments on the aforementioned loan (to the extent that there will be no tax exemption on such taxes), see note 16.F.1.d. above.

IDB Development Company Ltd.

Note 21 - Financial Instruments (cont.)
D. Linkage basis of assets and liabilities in the Statement of Financial Position
	As at December 31, 2014
	CPI- linked	Dollar- linked	Other currency- linked	Unlinked	Non-monetary items(1)	Total
	NIS millions
Assets(2)
Investments in investee companies accounted for by the equity method	-	-	-	-	3,743 (3)	3,743
Other investments, including derivatives	4	-	98	53	1,967	2,122
Loans, restricted and pledged deposits and debit balances	20	262	-	18	11	311
Fixed assets	-	-	-	-	5,559	5,559
Investment property	-	-	-	-	11,175	11,175
Assets designated for payment of employee benefits	-	-	-	-	1	1
Long-term trade receivables and accounts receivable	-	-	-	1,082	-	1,082
Non-current inventory	-	-	-	-	375	375
Deferred expenses	-	-	-	-	284	284
Deferred tax assets	-	-	-	-	51	51
Intangible assets	-	-	-	-	4,787	4,787
Current investments, including derivatives	858	1	-	1,264	1,194	3,317
Short-term loans and deposits	5	245	-	108	-	358
Accounts receivable and debit balances	10	25	3	89	201	328
Current tax assets	-	-	-	-	82	82
Trade receivables	-	179	75	1,852	-	2,106
Inventory	-	-	-	-	851	851
Inventory of buildings for sale	-	-	-	-	691	691
Assets held for sale	-	-	-	-	5	5
Cash and cash equivalents	-	373	56	3,149	-	3,578
Total assets	897	1,085	232	7,615	30,977	40,806

Liabilities(2)
Bonds	17,810	-	-	4,214	-	22,024
Loans from banks and other financial liabilities	1,458	2,101	-	1,687	-	5,246
Hybrid financial instrument in respect of non-recourse loan (4)	-	3,069	-	-	-	3,069
Financial liabilities, presented by fair value	61	2	-	-	-	63
Other liabilities	-	-	-	3	172	175
Non-current provisions	-	-	-	-	235	235
Deferred tax liabilities	-	-	-	-	1,512	1,512
Employee benefits	-	-	-	-	174	174
Current credit from banking corporations and others	-	-	-	280	-	280
Creditors and credit balances	362	88	2	642	721	1,815
Trade payables	-	310	60	2,098	-	2,468
Current tax liabilities	-	-	-	-	129	129
Overdraft	-	66	14	-	-	80
Current provisions	-	-	-	-	192	192
Total liabilities	19,691	5,636	76	8,924	3,135	37,462
Net balance as at December 31, 2014	(18,794)	(4,551)	156	(1,309)	27,842	3,344
(1)	Including shares, participation certificates in mutual funds, exchange-traded notes and monetary items excluded from the scope of IFRS 7.
(2)	Non-current assets and liabilities in this table include the current maturities in respect thereof.
(3)	Including loans totaling NIS 369 million and NIS 28 million, linked to the exchange rates of the dollar and the euro, respectively.
(4) Regarding the right of Koor and its consolidated company to repay the loan by way of a transfer of shares of Adama, see note 16.F.1.d. above.

IDB Development Corporation Ltd.

Note 21 - Financial Instruments (cont.)
D. Linkage basis of assets and liabilities in the Statement of Financial Position (cont.)
	As at December 31, 2013
	CPI- linked	Dollar- linked	Other currency- linked	Unlinked	Non-monetary items(1)	Total
	NIS millions
Assets(2)
Investments in investee companies accounted for by the equity method	-	-	-	-	(7),(5)(3),3,741	3,741
Other investments, including derivatives	6	-	-	51	298	355
Loans and debit balances	23	14	-	55	12	104
Fixed assets	-	-	-	-	5,488	5,488
Investment property	-	-	-	-	(6)9,827	9,827
Assets designated for payment of employee benefits	-	-	-	-	1	1
Long-term trade receivables and accounts receivable	-		-	1,390	-	1,390
Non-current inventory	-	-	-	-	374	374
Deferred expenses	-	-	-	-	276	276
Deferred tax assets	-	-	-	-	(5)154	154
Intangible assets	-	-	-	-	5,394(5)	5,394
Current investments, including derivatives	996	3	-	1,169	814	2,982
Short-term loans and deposits	20	118	-	518	-	656
Accounts receivable and debit balances	15	113	3	81	(5)211	423
Current tax assets	-	-	-	-	29	29
Trade receivables	4	120	14	2,043	-	2,181
Inventory	-	-	-	-	809	809
Inventory of buildings for sale	-	-	-	-	849	849
Assets held for sale	-	605	95	18	(5)4,061	4,779
Cash and cash equivalents	-	1,078	27	5,208	-	6,313
Total assets	1,064	2,051	139	10,533	32,338	46,125

Liabilities(2)
Bonds	19,418	-	-	4,701	-	24,119
Loans from banks and other financial liabilities	1,352	2,198	-	2,509	-	6,059
Hybrid financial instrument in respect of non- recourse loan (4)	-	(7)3,044	-	-	-	3,044
Financial liabilities, presented by fair value	11	-	-	-	-	11
Other liabilities	-	-	-	-	(5),(6)206	206
Non-current provisions	-	-	-	-	(5)132	132
Deferred tax liabilities	-	-	-	-	(5)1,457	1,457
Employee benefits	-	-	-	-	144	144
Current credit from banking corporations and others	742	18	431	508	-	1,699
Financial liabilities presented at fair value	64	24	-	-	13	101
Creditors and credit balances	630	(5)67	4	704	(5)841	2,246
Trade payables	-	219	25	2,015(5)	-	2,259
Current tax liabilities	-	-	-	-	155	155
Overdraft	-	59	17	2	-	78
Current provisions	-	-	-	-	(5) 234	234
Liabilities of disposal groups and other liabilities classified as held for sale	-	58	23	42	42	165
Total liabilities	22,217	5,687	500	10,481	3,224	42,109
Net balance as at December 31, 2014	(21,153)	(3,636)	(361)	52	29,114	4,016

(1)	Including shares, participation certificates in mutual funds, exchange-traded notes and monetary items excluded from the scope of IFRS 7.
(2)	Non-current assets in this table include the current maturities in respect thereof.
(3)	Including loans totaling NIS 314 million, NIS 122 million and NIS 64 million, linked to the exchange rates of the dollar, the pound sterling and the euro, respectively.
(4)	Regarding the right of Koor and its consolidated company to repay the loan by way of a transfer of shares of Adama, see note 16.F.1.d. above.
(5)	Reclassified; see note 1.F.1. above.
(6)	Retrospective implementation of IFRIC 21, Levies – see notes 1.E.4.a. and 1.F.1. above.
(7)	Non material adjustment of comparative figures, see note 1.F.(3) above.

IDB Development Corporation Ltd.

Note 21 - Financial Instruments (cont.)
E. CPI and foreign currency risks
1.	Sensitivity analysis
A change in the exchange rates of the following currencies as at December 31, would have increased (decreased) equity and profit or loss by the amounts shown below. This analysis was performed assuming that all other variables, particularly the interest rates, remained constant.
		As at December 31, 2014
		Effect on profit and loss		Effect on equity
	Rate of change	Effect on total profit (loss)	Effect on profit attributed to the shareholders	Effect on total equity	Effect on equity attributed to the shareholders
	%	NIS millions
CPI	1	(144)	(90)	(144)	(90)
Dollar	5	(154)	(110)	(154)	(110)

CPI	2	(290)	(181)	(290)	(181)
Dollar	10	(308)	(220)	(308)	(220)

CPI	(1)	144	90	144	90
Dollar	(5)	154	110	154	110

CPI	(2)	290	181	290	181
Dollar	(10)	308	220	308	220

		As at December 31, 2013
		Effect on profit and loss		Effect on equity
	Rate of change	Effect on total profit (loss)	Effect on profit attributed to the shareholders	Effect on total equity	Effect on equity attributed to the shareholders
	%	NIS millions
CPI	1	(172)	(102)	(172)	(102)
Dollar	5	(130)*	(70)*	(130)*	(70)*
Swiss Franc	5	(21)	(10)	(21)	(10)

CPI	2	(345)	(203)	(345)	(203)
Dollar	10	(265)*	(142)*	(265)*	(142)*
Swiss Franc	10	(43)	(21)	(43)	(21)

CPI	(1)	172	102	172	102
Dollar	(5)	132*	70*	132*	70*
Swiss Franc	(5)	21	10	21	10

CPI	(2)	345	203	345	203
Dollar	(10)	267*	142*	267*	142*
Swiss Franc	(10)	43	21	43	21

*	Non material adjustment of comparative figures, see note 1.F.(3) above.
Notes to the above sensitivity analysis:
(1)	The analysis was performed in respect of monetary financial instruments only. Shares, participation certificates in mutual funds and exchange-traded notes were excluded from this sensitivity analysis.
(2)	The analysis including effects of financial derivatives.
(3)	Changes in exchange rates of other currencies did not have a material effect on equity and profit or loss.

IDB Development Corporation Ltd.

Note 21 - Financial Instruments (cont.)
E. CPI and foreign currency risks (cont.)
2.	Positions in derivatives
a.	As at December 31, 2014, in NIS millions:
	CPI / NIS
	Nominal value	Fair value	Nominal value	Fair value
	Up to one year		More than one year
	Long
1. Future contracts for hedging purposes* – not eligible for hedge accounting	3,053	(49)	700	(14)
Future contract - SWAP**	7	1	22	4

*
These contracts are designed to hedge CPI-linked liabilities, so that if the CPI actually increases by more than the index stipulated in the contract, the Group will receive the difference; in the opposite case, the Group will pay the difference.

**	This future contract swaps the CPI-linked liability cash flow for a nominal Shekel cash flow at fixed interest.

	USD / NIS
	Nominal value		Fair value
	LONG	SHORT	LONG	SHORT
2. Derivatives for hedging purposes – not eligible for hedge accounting
Up to one year
Future purchases of dollars	18	-	-	-
CALL options	25	-	1	-

b.	As at December 31, 2013, in NIS millions
	CPI / NIS
	Nominal value	Fair value	Nominal value	Fair value
	Up to one year		More than one year
	LONG
1. Future contracts for hedging purposes* – not eligible for hedge accounting	2,615	(64)	653	(11)
Future contract - SWAP**	7	1	29	6

*
These contracts are designed to hedge CPI-linked liabilities, so that if the CPI actually increases by more than the index stipulated in the contract, the Group will receive the difference; in the opposite case, the Group will pay the difference.

**	This future contract swaps the CPI-linked liability cash flow for a nominal Shekel cash flow at fixed interest.

	USD / NIS
	Nominal value		Fair value
	LONG	SHORT	LONG	SHORT
2. Derivatives for hedging purposes – not eligible for hedge accounting
Future purchases of dollars	92	-	(1)	-
CALL options	231	-	1	-
Cross Currency Swap	145	-	(12)	-

Derivatives for hedging purposes – eligible for hedge accounting
Future purchases of dollars	90	-	(6)	-

	Euro / NIS
	Up to one year
	Nominal value		Fair value
	LONG	SHORT	LONG	SHORT
3. Derivatives for hedging purposes:
Future purchases of Euro– not eligible for hedge accounting	4	-	-	-

IDB Development Corporation Ltd.

Note 21 - Financial Instruments (cont.)
F. Interest rates risks
1. Type of interest
The Group’s interest rate risk primarily arises from effects of changes in the interest rate on the value of long-term liabilities (bonds and loans), most of them at fixed interest. Notwithstanding, some of the long-term loans are at variable interest. In this case, the Group is exposed to a cash flow risk in respect of a change in interest.
Following are details on the type of interest of the Group’s interest-bearing financial instruments and according to their book value:

	As of December 31
	2014	2013
	NIS millions
Instruments at fixed interest
Financial assets*	5,919	8,403
Financial liabilities	(25,799)	(28,127)
	(19,880)	(19,724)
Instruments at variable interest
Financial assets	106	115
Financial liabilities**	(1,617)	(3,563)
	(1,511)	(3,448)

* Mostly deposits included within cash and cash equivalents.
**	Not including the non-recourse loan provided to Koor by a Chinese bank, which is repayable with Adama shares – see note 16.F.1.d above.

2.	Sensitivity analysis of the annual anticipated cash flow for instruments at variable interest rates
An absolute change of 1% in interest rates at the reporting date would have increased or decreased total equity and total annual profit or loss by the amounts shown below. This analysis was performed assuming that the other variables, particularly the foreign currency rates, remain constant.

	As at December 31
	2014				2013
	Profit (loss)		Equity		Profit (loss)		Equity
	Increase	Decrease	Increase	Decrease	Increase	Decrease	Increase	Decrease
Instruments at variable rate – sensitivity of cash flow, net	(16)	16	(16)	16	(9)	16	(9)	16

*	Not including the effect of the change in interest rate on the non-recourse loan Koor received from a Chinese bank, which is repayable with Adama shares – see note 16.F.1.d above.

3.	Following are the effects of changes in interest rates on equity, for fixed interest rate instruments measured at fair value
	December 31,
	2014		2013
	Effect on total equity and total profit or loss	Effect on share of shareholders	Effect on total equity and total profit or loss	Effect on share of share holders
	NIS millions

Absolute Increase of 1% in the interest rate	(106)	(54)	(87)	(40)

IDB Development Corporation Ltd.

Note 21 - Financial Instruments (cont.)
G. 1. Fair value of financial instruments
The carrying amounts of certain financial assets and liabilities, including cash and cash equivalents, trade receivables, accounts receivable and debit balances, short-term loans and deposits, other investments, derivatives, overdraft from banking corporations, short-term loans and credit, liabilities in respect of investment property, other liabilities, accounts payable and credit balances and trade payables, are identical or proximate to their fair value.

The fair value of the other financial assets and liabilities and the carrying amounts as shown in the Statement of Financial Position, are as follows:

	2014
		Fair value(5)				Capitalization interest rate used in the calculation of fair value
	Carrying amount	Level 1	Level 2	Level 3	Total

Financial Assets
Long-term trade receivables(1)	476	-	-	476	476	5.20
Financial liabilities
Bonds(2),(3)	(22,451)2(22,451)	(22,214)	(19)	-	(22,233)	1.09-17.93
Long-term loans from banks(2),(3)	(4,462)	-	(4,259)	(18)	(4,277)	1.90-110.27
Host contract in compound financial instrument in respect of non-recourse loans(4)	(3,162)	-	-	(3,150)	(3,150)	12.54
Loans from others	(584)	-	(525)	-	(525)	2.59-15.96
	(30,659)	(22,214)	(4,803)	(3,168)	(30,185)

	2013
		Fair value(5)				Capitalization interest rate used in the calculation of fair value
	Carrying amount	Level 1	Level 2	Level 3	Total

Financial Assets
Long-term trade receivables(1)	512	-	-	512	512	5.20
Financial liabilities
Bonds(2),(3)	(25,875)	(26,648)	(58)	-	(26,706)	0.53-12.85
Long-term loans from banks(2),(3)	(5,410)	-	(5,252)	(50)	(5,302)	0.8-424.82
Host contract in compound financial instrument in respect of non-recourse loans(4)	(3,664)	-	-	(3,360)	(3,360)	12.1
`Loans from others	(460)	-	(322)	-	(322)	1-35.24
	(35,409)	(26,648)	(5,632)	(3,410)	(35,690)

(1)	The fair value of long-term trade receivables was determined on the basis of the present value of the future cash flows, discounted by the market interest rate as at measuring date.
(2)
The carrying amount includes current maturities and accrued interest. The fair value as at the date of the report includes principal and interest paid in January of the subsequent year, and in respect of which the Ex Day fell before the date of the report.

(3)
The fair value of bonds traded on the stock exchange was assessed based on their quoted price, and the related interest rate reflects the yield-to-maturity embodied in such quoted price. The fair value of bonds not traded on the stock exchange and of long-term loans from banks was estimated using the future cash flows discounting technique, in respect of the principal and interest component, discounted by the market interest rate as at the measurement date.

(4)
The fair value of the host contract in the compound financial instrument related to the non-recourse loan was determined by an external appraiser based on the value of the shares of Adama, see note 16.F.1.d. above.

(5)	For details on the different levels in the fair value hierarchy, see note 1.E.3.b. above.

IDB Development Corporation Ltd.

Note 21 - Financial Instruments (cont.)
G.	(cont.)
2.	Fair value hierarchy of financial instruments measured by fair value
For details on the different levels in the fair value hierarchy, see note 1.E.3.b above.
The fair value of financial assets measured at fair value is determined with reference to the quoted closing bid price at the date of the Statement of Financial Position, and in lack of such quoted price – by other accepted valuation methods, whilst giving maximal consideration to observable market data (such as use of an interest curve).
As at December 31, 2014 and 2013, the Group has financial assets amounting to NIS 55 million and NIS 61 million, respectively, and financial liabilities amounting to NIS 62 million and NIS 107 million, respectively, which are measured at fair value at level 2.
The financial instruments measured at fair value at level 2 include, among others:
•
Forward contracts, the fair value of which is estimated based on quotes by banks/ brokers or based on the discounting of the difference between the forward price, as denominated in the contract, and the current forward price for the remaining period of the contract until redemption, using appropriate market interest rates for similar instruments, including adjustments required due to credit risks of the parties, when appropriate.

•	Foreign currency options, the fair value of which is determined according to Black & Scholes model, and the Garman-Kohlhagen model.
The reasonableness of the quotes is examined by discounting an estimate of future cash flows based on the terms and length of period until the settlement of each contract and whilst using market interest rates of similar instruments as at the date of the measurement.
The rest of the Group’s financial instruments, presented at fair value, are measured at fair value at level 1, excluding that detailed in the tables below:

IDB Development Corporation Ltd.

Note 21 - Financial Instruments (cont.)
G.	(cont.)
2.	Fair value hierarchy of financial instruments measured by fair value
Financial instruments measured at fair value at level 3
	For the year ended December 31, 2014
	Financial assets	Financial liabilities
	Financial assets measured at fair value through profit and loss	Embedded derivative in non-recourse loan and other
	NIS millions
Balance as at January 1, 2014	296	615(2)
Total income (losses) recognized:		-
In Statement of Income	15**	(527)
In other comprehensive income (in the ‘Reserves from translation differences’ item)	12	-
Amounts paid or accrued	-	19
Acquisitions	3	-
Sales	(44)	-
Redemptions	(2)	-
Issue of series T bonds in Discount Investments	-	(15)
Initial recognition in fair value***	90	-
Balance as at December 31, 2014	370(1)	92(2)
*The total profits (losses) for the period that were included in the Statement of Income for assets and liabilities held as of December 31, 2014:
Financial expenses		(527)
Net income (loss) from realization and increase in value (impairment) of investments and assets	(10)
**Not including income from dividends in a sum of NIS 24 million.
*** A financial asset measured at fair value in the Statement of Income as a result of a decrease in the amount of the holding and the loss of material influence – see note 3.H.2.a below.

(1)	The Group holds several private companies, and the fair value of the Group’s investments of which was assessed by using the following assessment methods:
•	The discounted cash flow method was implemented where the companies under assessment are capable of estimating the future cash flows thereof.
•
The transactions method - according to this method, the value of the Group’s investments in the companies under assessment was assessed on the basis of the price determined in other transactions involving the securities thereof, while carrying out the relevant adjustments.

•
Option Pricing Model - An option pricing model based on the Black & Scholes model or on the binomial model. This method is based on the assumption that the securities of an entity may be considered as call options on the value of such entity as a whole.

•
The value of investments in venture capital funds which are not registered for trade is determined on the basis of the Group’s share in the funds’ equity based on the financial statements thereof, which are based on fair value or valuations of the investments thereof.

(2)	Including an embedded derivative in respect of a non-recourse loan received by Koor as stated in note 20.F.4.b. above.
The fair value estimate of the embedded derivative will increase following an increase in the standard deviation and the underlying asset, and also following a decrease in the non-tradability discount rate.

IDB Development Corporation Ltd.

Note 21 - Financial Instruments (cont.)
G.	(cont.)
2.	Fair value hierarchy (cont.)
Financial instruments measured at fair value at level 3 (cont.)
	For the year ended December 31, 2013
	Financial assets			Financial liabilities
	Financial assets measured at fair value through profit and loss	Financial assets designated to fair value through other comprehensive income	Total	Embedded derivative in non-recourse loan and other
	NIS millions
Balance as at January 1, 2013	931	4	935	653
Total gains (losses) recognized:
In profit and loss	37**	-	37	(72)***
In other comprehensive income (in the ‘Reserves from translation differences’ item)	(6)	(4)	(10)	-
Amounts paid or accrued	(2)	-	(2)	13
Acquisitions	59	-	59	-
Sales	(92)	-	(92)	-
Business combination	-	-	-	(4)
Redemptions	(5)	-	(5)	-
Settlements	-	-	-	21
Financial instruments of realization groups classified as held-for-sale	(2)	-	(2)	4
Cessation of consolidation	(624)	-	(624)	-
Balance as at December 31, 2013	296	-	296(1)	615(2)
*The total income (losses) for the period that were included in the Statement of Income for assets and liabilities held as of December 31, 2013:
Financial expenses				(72)***
Net income (loss) from realization and increase in value (impairment) of investments and assets	1
**Excluding dividend income in a sum of NIS 9 million.
***Non material adjustment of comparative figures, see note 1.F(3) above
(1)	The Group holds several private companies, and the fair value of the Group’s investments therein was assessed by using the following assessment methods:
•	The discounted cash flow method was implemented where the companies under assessment are capable of estimating the future cash flows thereof.
•
The transactions method - according to this method, the value of the Group’s investments in the companies under assessment was assessed on the basis of the price determined in other transactions involving the securities thereof, while carrying out the relevant adjustments.

•
Option Pricing Model - An option pricing model based on the Black & Scholes model or on the binomial model. This method is based on the assumption that the securities of an entity may be considered as call options on the value of such entity as a whole.

•
The value of investments in venture capital funds which are not registered for trade is determined on the basis of the Group’s share in the funds’ equity based on the financial statements thereof, which are based on fair value or valuations of the investments thereof.

(2)	Including an embedded derivative in respect of a non-recourse loan received by Koor as detailed in note 20.F.4.b. above.
The fair value estimate of the embedded derivative will increase following an increase in the standard deviation and the underlying asset, and also following a decrease in the non-tradability discount rate.

IDB Development Corporation Ltd.

Note 21 - Financial Instruments (cont.)
G.	(cont.)
2.	Fair value hierarchy (cont.)
Fair value sensitivity analysis with respect to financial instruments measured by Level 3 fair value
Although the Group believes that the fair value amounts determined for measurement and/or disclosure are appropriate, using different assumptions or measurement methods may change the fair value amounts.
With respect to the measurement of the fair value of the embedded derivative in the non-recourse loan, a possible and reasonable change in any of the following unobservable data would have increased (decreased) the profit or loss and the equity as follows (after tax):

	As at December 31, 2014
	Effect on total equity		Effect on the profit or loss
Unobservable data	Increase in the parameter of	Decrease in the parameter of	Increase in the parameter of	Decrease in the parameter of
	NIS millions

Change of 5% in the standard deviation of Adama shares	28	(27)	28	(27)
Change of 2.5% in the discount rate in respect of the non-marketability of Adama shares	(21)	23	(21)	23
Change of 5% in Adama’s value	44	(38)	44	(38)

	As at December 31, 2013
	Effect on total equity		Effect on the profit or loss
Unobservable data	Increase in the parameter of	Decrease in the parameter of	Increase in the parameter of	Decrease in the parameter of
	NIS millions

Change of 5% in the standard deviation of Adama shares	49	(49)	49	(49)
Change of 2.5% in the discount rate in respect of the non-marketability of Adama shares	(5)	5	(5)	5
Change of 5% in Adama’s value	105	(99)	105	(99)

With respect to the other financial instruments classified as Level 3 in the fair value hierarchy, the possible effect as a result of a reasonable change in unobservable data is not material.

IDB Development Corporation Ltd.

Note 21 – Financial Instruments (cont.)
H. Price risk – sensitivity analysis
1.	Change in the fair value of securities measured by fair value through profit or loss would have affected the profit or loss by the following amounts (after tax):
	For the year ending December 31
	2014		2013
	Effect on the profit or loss	Effect on the shareholders share	Effect on the profit or loss	Effect on the shareholders share
	NIS millions

Increase of 5%	250	175	148	67
Increase of 10%	498	348	296	136
Decrease of 5%	(250)	(175)	(148)	(67)
Decrease of 10%	(498)	(348)	(296)	(136)
2.	A change in the fair value of financial assets measured by fair value through other comprehensive income would have affected the equity in immaterial amounts.

I. Offsetting financial assets and financial liabilities
The following are details of the book value of financial instruments recognized, which were offset in the statements of financial position:
	As at December 31, 2014			As at December 31, 2013
	Gross amounts of financial assets (liabilities) recognized	Gross amounts of financial assets (liabilities) recognized and offset in the Statement of Financial Position	Net amounts of financial assets (liabilities) presented in the Statement of Financial Position	Gross amounts of financial assets (liabilities) recognized	Gross amounts of financial assets (liabilities) recognized and offset in the Statement of Financial Position	Net amounts of financial assets (liabilities) presented in the Statement of Financial Position
	NIS millions
Financial assets
Trade receivables	342	(238)	104	340	(264)	76
Financial liabilities
Trade payables and accrued expenses	(264)	238	(26)	(316)	264	(52)
See also note 16.F.1.d. above with regard to the embedded derivative presented offset by the host contract in a hybrid financial instrument in respect of a non-recourse loan received by Koor.

IDB Development Corporation Ltd.

Note 22 – Charges and Guarantees
A.
The Company and several consolidated companies registered fixed and/or floating liens on their assets (including shares, real estate assets, investment property and fixed assets) to secure repayment of the liabilities. In addition, certain consolidated companies have undertaken not to register liens on their assets in favor of third parties without prior written consent from the lenders (negative pledge). In certain events, creation or realization of liens is subject to regulatory permits, including pursuant to the terms of various permits and/or licenses. See note 16.E.d.1 and 2 above for information pertaining to the provisions that were set out in agreements between the Company and banks, which determine, inter alia, a limit on charging additional assets in order to give additional collateral to secured lenders.

B.
With respect to a loan received by the Company from a financial institution, the book value of which as of December 31, 2014, is NIS 148 million, the Company charged shares of Discount Investments and shares of Clal Insurance Enterprise Holdings. See Note 16.C.2 above regarding the developments in connection with the loan, including a release and the addition of collateral after the date of the statement of financial position.

C.
The Company gave a bank a comfort letter with respect to its holdings in Israir, by which, inter alia, it will make all efforts to help Israir obtain financial means to meet its liabilities to the bank, and if necessary will act to sell the airplanes so that the sale proceeds may serve to repay the debt. The comfort letter states that it does not create of an undertaking to repay the credit and/or security and/or guarantee. In the comfort letter, the Company undertook to retain control of IDB Tourism and/or its subsidiary (see also note 23.B.10 and 11 below).

D. Guarantees
1.	Guarantees for loans received from banking corporations
The Guarantor	Details	Sum of the guarantee as at December 31, 2014
		NIS Millions
The Company	Guarantee to wholly owned consolidated company of the Company for a loan from a banking corporation	7
Shufersal and its consolidated company	Guarantee for the associate’s debt to the banking corporation	25
Property & Building	Guarantees to wholly owned consolidated company of the Company for loans from banking corporations	457
Property & Building	Guarantees for associates and joint transactions for their loans from banking corporations	360
IDB Tourism (2009)	Guarantee to a consolidated company for a loan from a banking corporation	235
Andim Tourism and Aviation Ltd.	Guarantee for consolidated companies to banking corporations	For an unlimited amount *
*	The balance of the debt to the banking corporation as at December 31, 2014, is NIS 22 million.

IDB Development Corporation Ltd.

Note 22 – Charges and Guarantees (cont.)
D. (cont.)
2.	Other guarantees
The Guarantor	Details	Sum of the guarantee as at December 31, 2014
		NIS Millions
Consolidated companies of Property & Building	Guarantees and insurance policies that were provided by banks and insurance companies at the request of consolidated companies of Property & Building to secure the money of the purchasers of the apartments, in accordance with the Sales (Apartments)(Assurances of Investments of Purchasers of Apartments) Law 5735-1974.	310
Property & Building and its consolidated companies	Bank guarantees for institutions, service providers, land owners and others during the ordinary course of their business.	166
Koor	Guarantee to Bezeq with regards to a service provision agreement for products sold to it by a Koor subsidiary.	165
Cellcom and its consolidated companies	Bank guarantees on behalf of the Israeli government to assure implementation of the terms of the licenses.	83
Cellcom and its consolidated companies	Bank guarantees on behalf of suppliers, government institutions and others	49
Shufersal	Various guarantees	4
Diesenhaus Ltd.	Bank and other guarantees to consolidated companies to secure credit from suppliers and lessees and performing tenders	3
Diesenhaus Travel and Tourism (1979) Ltd.	Bank and other guarantees to consolidated companies to secure credit from suppliers and lessees and performing tenders	2
Open Sky Ltd.	Bank guarantees in favor of airlines	5
Israir Flight and Tourism Ltd.	Bank guarantees in favor of suppliers	5
IDB Tourism (2009)	Guarantee in favor of a supplier of a consolidated company	10

E.
Discount Investments undertook to two banks that provided it loans whose balance as at December 31, 2014, amounted to NIS 521 million to avoid granting liens on behalf of others, subject to certain exceptions set forth in the aforesaid loan agreements (these exceptions include with regards to the two said banks an instance of a fixed pledge on an asset on behalf of a third party that financed its purchase, in order to secure credit for the purchase of said asset only, and with regards to one of the aforesaid banks - even in the case of a fixed pledge on behalf of a third party, when simultaneously said asset will be charged with an identical charge on behalf of said bank to secure Discount Investments’ loans from it).

F.	•	Adama shares owned by Koor are charged to secure the loan received by Koor from a Chinese bank, as stated in note 16.F.1.d. above.
•
To secure the undertakings of the other consolidated companies and their subsidiaries to banks and others, in the total amount of NIS 3,130 million, and to secure bank guarantees amounting to NIS 476 million, these companies pledged various assets, including the share capital of investee companies and property rights (sum of said undertaking also includes loans from Morgan Bank, as stated in note 16.F.3.a. above, some of which was also registered as a first class mortgage as specified in said note).

G.	As part of the issuance of Cellcom bonds (see also Note 16.f.2. above), Cellcom undertook not to register liens on its assets, with the exception of certain unusual cases.
H.
As part of the issuance of Shufersal bonds from Series D and E (see note 16.F.4. above), Shufersal undertook not to register a fixed lien on all of its assets to any third party, unless it obtained approval of the meeting of holders of bonds.

I.
As part of the issuance of Cellcom bonds of Series F and G (see note 16.F.3.b. above), Property & Building undertook not to register liens on its assets, with the exception of certain exceptions listed in the trust deed, in addition to existing liens on the date of issuance of said bonds.

J.
To secure the undertakings of the other consolidated companies and their subsidiaries to banks and others, in the total amount of NIS 355 million, and to secure bank guarantees amounting to NIS 12 million, these companies pledged various assets, including their and investee companies share capital and property rights, planes, insurance rights of property and land rights.

IDB Development Corporation Ltd.

Note 23 – Contingent Liabilities, Commitments and Lawsuits
A.	Contingent Liabilities
1.
The Group has issued certain officers and employees in the Group, as well as to certain officers in a number of investee companies, advance letters of undertaking to indemnify those officers on account of their responsibility and liability for acts in the course of their duties, same being subject to certain terms and conditions and pertaining to certain pecuniary liabilities, applied to them in the setting of their said responsibilities and which, pursuant to law, indemnification is permitted in relation thereto. See also note 33.B.5 below.

2.
In the preparation of economic papers, economic opinions and actuarial declarations prepared for the Company and investee companies, by external experts, the Company and its investee companies gave the said experts undertakings to indemnify them on account of damages that are caused to them as a result of third party actions against them pertaining to those economic papers, economic opinions and actuarial declarations.

3.	In relation to the implications of legislation to promote competition and minimize market concentration, on the Company’s ability to control reporting corporations, see note 3.G.3 above.
B.	Commitments:
1. Cellcom has undertakings relating to the license granted to it in 1994, the principal ones of which are:
Not to mortgage any asset that serves to perform the license without the Ministry of Communication’s prior consent, and the joint equity of all of Cellcom’s shareholders, together with Cellcom’s equity, will be no less than USD 200 million. In this regard, a shareholder who holds less than 10% of the capital rights in Cellcom will not be taken into consideration.
In Cellcom’s estimation, it is in compliance with the aforesaid obligations.

As a result of exercising rights issued by the Company as stated in note 15.B.(6) above, in February 2015 a change occurred in its control structure, as a result of which the control structure in Cellcom also changed which will require a permit from the Ministry of Communication, including due to the Israeli holding requirement included in Cellcom’s licenses. Cellcom contacted the Ministry of Communication requesting to change the communications licenses of Cellcom, including with regard to the Israeli holding requirement pursuant to the aforesaid licenses and also made a request regarding the changes in the Group’s holdings. In addition, due to the changes in October 2015, as described in Note 15.B.(9) above, following which Mordechai Ben-Moshe ceased being a controlling shareholder in the Company (and indirectly, in Cellcom), Cellcom is holding discussions with the Ministry of Communications in connection with the update of its earlier application which has yet to be approved.

2.
As of December 31, 2014, Cellcom and companies held by it have obligations to purchase equipment for the communication network, cellular telephone equipment and software and system maintenance, in a sum of approximately NIS 995 million.

3.
During 2003-2013, Netvision entered into several agreements with Mediterranean Nautilus Ltd. and Mediterranean Nautilus (Israel) Ltd. (hereinafter jointly: “Med Nautilus”). Under the agreements with Med Nautilus, Netvision acquired IRUs in certain communication capacities on Med Nautilus’ communication lines, as well as maintenance and operation services in connection with the aforesaid communication lines. The 2013 agreement contains an option, according to which Netvision is entitled to purchase additional capacity. The duration of the agreement pertaining to part of the capacity purchased from Med Nautilus is until May 2032. Netvision has the option of terminating the agreements pertaining to certain portions of the capacity in 2022 and 2027. The balance of Netvision’s liabilities to Med Nautilus in respect of the IRUs of international communication lines under all the agreements extant as of December 31, 2014, is NIS 343 million.

4.
In March 2012 and May 2013, Cellcom entered into agreements with Apple Sales International to purchase and distribute iPad Tablets and iPhone devices, respectively, in Israel. In accordance with the terms and conditions of the agreements, Cellcom undertook to purchase, over a period of 3 years, a minimum number of such devices, which is expected to constitute a significant share of the aggregate expected total sum of acquisitions of tablets and cellular phones by Cellcom over such period. The aggregate sum of purchases will be dependent on the iPad and iPhone prices, respectively, at the date of purchase thereof.

IDB Development Corporation Ltd.

Note 23 – Contingent Liabilities, Commitments and Lawsuits (cont.)
B. Commitments (cont.)
5.
In 2013 Cellcom renewed its agreement with Amdocs in respect of operation, maintenance, management and development services for Cellcom and Netvision’s billing system and customer system. The agreement is until February 2024, and Cellcom is entitled to terminate it, commencing on August 2016, subject to payment of compensation in respect of the early termination. Moreover, Cellcom entered into a new agreement with Amdocs to develop a new version of the billing system that would serve Cellcom and Netvision. In March 2014, Cellcom engaged in an additional agreement with Amdocs to supply a customer relations management system to replace Cellcom’s and Netvision’s existing customer relations management systems and serve both companies. As part of the agreement, Cellcom has undertaken to purchase maintenance services for a period of one year from the launch date of the system, subsequent to which it has an option to purchase maintenance services for seven additional years. As at December 31, 2014 Cellcom’s total liabilities with regard to these agreements amount to NIS 108 million.

6. The following are details of Cellcom’s engagements in agreements for sharing networks and sites:
In December 2013 Cellcom engaged with Golan Telecom Ltd. (“Golan”), as part of which Cellcom granted Golan an Indefeasible Right of Use with respect to its second and third generation network, which will replace the intra-national roaming agreement extant between Golan and Cellcom, Golan will continue to operate its own network center.
In May 2014, after the Ministry of Communication published a networks sharing policy, Cellcom engaged in a network sharing agreement with Golan, to construct and operate a shared fourth generation radio network. Both Golan and Cellcom will provide the frequencies required to operate the fourth generation radio network and each of the parties will acquire and operate its own network center.
Both of the aforesaid agreements were updated in September 2014 subsequent to the publication of additional requirements with respect to network sharing by the Ministry of Communication, and are, as a rule, for a period of 10 years at least. The fourth generation network agreement includes conditions with regard to ownership and a mutual indefeasible usage right in the fourth generation radio equipment, as well as the setting up of a joint venture for joint operation of the fourth generation radio network. Upon the termination of the fourth generation sharing agreement, each party will be entitled to acquire indefeasible usage rights in the passive infrastructure of the other party.
The entering of all of the agreements into effect is subject to the granting of regulatory approvals and there is no certainty such approvals will be granted. Pursuant to the agreement Cellcom has signed in November 2015, subsequent to the statement of financial position date, for the purchase of Golan's shares, as stated in Note 35.B.8 below, the network sharing agreements between Cellcom and Golan subject to the approvals of the ministry of communications and the antitrust commissioner that were not accepted are null and void.

In September 2014, Cellcom engaged with Pelephone Communication Ltd. (“Pelephone”) in a cooperation agreement with regard to maintenance services for passive components at cellular sites, including the merging of passive components and reducing costs, through a joint contractor. The selected contractor through a process of obtaining quotes will engage in separate agreements with each of Cellcom and Pelephone, as a rule, for a period of 5 years at least. In July 2015, subsequent to the date of the statement of financial position, the Antitrust Commissioner approved the aforementioned collaboration agreement, which includes the unification of passive components and the reduction of costs through a shared contractor. The approval is valid for a period of ten years, and is subject to certain conditions.

7.
In June 2014, the Board of Directors of Cellcom resolved to implement Cellcom’s entry into the TV Over IP services sector. In advance of its launch of the aforementioned services, Cellcom engaged in purchasing agreements for equipment, content and associated services. Entry into a new and saturated market will require significant investments and additional operating expenses.

8.
There are engagements entered into by Properties and Building and by its consolidated subsidiaries in Israel, principally pertaining to the acquisition of land, residential construction and development and erection of buildings, which are estimated, as of December 31, 2014, at an aggregate sum of NIS 328 million.

IDB Development Corporation Ltd.

Note 23 – Contingent Liabilities, Commitments and Lawsuits (cont.)
B. Commitments (cont.)
9.
A consolidated subsidiary of Property and Building engages in the ordinary course of its business in combination transactions with land owners (including “demolition and construction” projects) according to which, in consideration of the purchase of the land, the vendors will receive a share of the proceeds of the project and/or some of the units to be built. The transactions are partly conditional on approval of a city building plan allowing residential building on the land.

10.
In April 2007 Israir entered into a contract with Airbus to purchase three airplanes. Two of the airplanes were received during 2010, and the third airplane, in respect of which Israir has paid an advance of approximately $8 million, has not yet been received. Pursuant to the terms and conditions of the agreement, Israir was supposed to transfer an additional advance sum in respect of the third airplane by the end of the first half of 2012. In May 2015, subsequent to the date of the statement of financial position, Israir reached an understanding with Airbus, inter alia, with respect to the amounts and dates of the payments for completing the purchase of the third airplane, which is expected to be delivered to Israir in the second quarter of 2016. The payments reflect a discount relative to the price of the airplane pursuant to the purchase agreement of 2007, in exchange for Israir’s agreement to buy a fourth Airbus-320 airplane for which significant advance payments are supposed to be executed only starting in August 2016 and which is supposed to be delivered in the third quarter of 2018. If Israir does not complete the purchase of the fourth airplane, the discount for the third airplane will be canceled, except in a case of structural changes in certain circumstances. The total sum of the advance payments paid by Israir with respect to the airplanes proximate to the approval date of the report amount to USD 13.5 million.

11.
For details regarding an agreement of IDB Tourism and Israir with a foreign banking corporation in a letter of undertaking for the financing of Israir’s fleet of aircraft and the signing of a letter of intent with a financing entity for the sale and lease back of the third Airbus aircraft, see note 16.F.6.(2) above.

12.	As of December 31, 2014 the Company and its consolidated subsidiaries had liabilities to pay rent as follows:
Consolidated
NIS millions
Up to one year	659
One year to five years	1,794
More than five years	739
3,192

IDB Development Corporation Ltd.

Note 23 – Contingent Liabilities, Commitments and Lawsuits (cont.)
C.	Lawsuits
The Company and other Group companies are party to lawsuits. Costs which may be incurred due to these lawsuits is provided for on the Company’s financial statements, or those of relevant Group companies, as the case may be, only if it is more likely than not (i.e. a probability higher than 50%) that a liability may arise due to past events and the liability amount may be reasonably quantified or estimated. The amounts of provisions made are based on estimates by relevant Group companies with regard to the risk associated with each lawsuit (except for some lawsuits, for which – due to the early stage of handling these lawsuits - the likelihood of success cannot be estimated). Note, on this matter, that events that take place during litigation may require re-assessment of such risk. Estimates by relevant Group companies with regard to such risks are based on the opinion of their legal counsel and on estimates by these relevant Group companies with regard to amounts of reasonable settlement agreements which these companies are likely to incur should both parties agree on such settlement agreements.
Below is a concise overview of lawsuits pending against the Company and other Group companies, categorized by groups with similar features.
In recent years there has been an increasing trend of filing derivative and class action claims in the area of corporate and securities law. While taking into account such issues and the financial position of the Company and the holding structure in the group, claims in considerable amounts may be filed against the Company, including in connection with its financial position and cash flows, in connection with offerings that it makes and transactions that were carried out or not completed, including with regard to the contentions and claims between the controlling shareholders that took place in the Company.
The amounts of the following lawsuits are presented as of their filing date, unless otherwise indicated.
1.	Lawsuits against the Company
a.
In May 2009, a lawsuit was filed with the Tel Aviv District Court (“the Court”) against the Company, seeking cancellation of the Company’s full buy-back offer issued by the Company in January 2009, with the share buy-back pursuant to this offer completed in March 2009 (“the tender offer”) and, alternatively, an assessment relief, pursuant to Section 338 of the Companies Law, 1999 (“The Companies Law”). The fair value of the Company has been estimated by the plaintiffs at NIS 79 per share, and accordingly, the amount of the lawsuit for the entire group has been estimated at an amount of approximately NIS 260 million. along with a motion for class action status for this lawsuit. The class which plaintiffs seek to represent includes all offerees in this tender offer.

On March 12, 2014, the Court rejected the motion for class action status due to absence of cause, and consequently also rejected the lawsuit itself. The Court charged the plaintiffs with payment of legal and other expenses incurred by the Company in this litigation, as determined by the Registrar.
Accordingly, on June 30, 2014, the Company filed a motion for expense assessment under which the court was requested to charge the plaintiffs for any expenses that may be caused to the Company in connection with its defense proceedings in the amount of NIS 1.3 million (as of the date of filing the motion). As of the date of this report, the motion for expense assessment was not yet decided.
On May 4, 2014 The plaintiffs filed to the Supreme Court an appeal against the Judgment. It is claimed as part of the appeal, inter alia, that the consideration paid to offerees in conjunction with the tender offer did not reflect the fair value of Company shares; that the decision to go ahead with the tender offer was wrongly made; that most Board members were interested parties and in conflict of interest; and therefore such decision was subject to special approval, in conformity with Section 275 of the Companies Law; that the price in the tender offer should have been determined in conformity with a regular tender offer made by the Company in July 2008; that the appropriate way to value the Company was using the NAV model and not the DCF method; and that evidence presented by the appellants was sufficient to prove fulfillment of required conditions for grant of class action status to their lawsuit.

On January 28, 2016, the Supreme Court rendered its decision under which it rejected the appeal with no order for expenses while it determined that since flaws were found in the tender offer, now the burden of proof rests with the Company that the share price that was offered will reflect its fair value and the Company met such burden.

IDB Development Corporation Ltd.

Note 23 – Contingent Liabilities, Commitments and Lawsuits (cont.)
C.	Lawsuits (cont.)
1.	Lawsuits against the Company (cont.)
a.	(cont.)

On February 24, 2016, the appellants filed with the Supreme Court a motion for a further hearing on the judgment. Within the framework of the Motion for a Further Hearing, it was claimed, inter alia, that in view of the decision of the Supreme Court in the appeal, according to which there were defects in the manner of the tender offer, and in view of the fact that we are speaking merely of a proceeding of a motion for approval of a class action, the whole proceeding should be returned to the District Court in order to conduct the action or to hear and reexamine the facts in view of the impropriety of the acquisition process; that in view of the importance of the existing case law rulings and the change in and difficulty of the rulings in the judgment, the fact that they conflict with previous and well-known rulings of the Supreme Court and their effect on other proceedings in a manner that will make it difficult to conduct them, there is an objective justification for holding a further hearing on the matter; that the judgment of the Supreme Court is based on a material accounting error in an amount of NIS 2 billion, and constitutes a change of the common rule in class action law and creates an insuperable barrier for class actions in the field of the remedy of valuation and in general; and that the data that was brought before the court in this case, after the acquisition proceeding was disqualified, lead to the conclusion that the tender offer was made with a value that was not the fair value of the Company during the period relevant to the tender offer.

In the Company’s opinion, based on the position of its legal advisers, there is no basis for the aforesaid Motion for a Further Hearing.
In this context, it should be noted that on February 3, 2016, the Company received a letter from the attorney of a shareholder of the Company (“the shareholder”), supposedly pursuant to the provisions of section 194 of the Companies Law, in which it was claimed, inter alia, that in view of the judgment of the Supreme Court that there were defects in the manner of the tender offer as aforesaid, including the non-application of the provisions of section 275 of the Companies Law, and the approval of the meeting of the Company’s shareholders with a majority including a majority of the shareholders that are not tainted by a personal interest and a failure to obtain an opinion from an independent party before the resolution, the Company should sue all of the directors and officers of the Company (in the relevant period) both for negligence with regard to the manner of approving the tender offer, which did not comply with the provisions of the Law, and for not considering the best interests of the Company within the framework of the tender offer and the damage that they caused thereby and for breaches of their duties of care and/or fiduciary duties to the Company. In the letter, the shareholder requests that the Company give notice whether it intends to file a claim against all of the directors and officers of the Company (in the relevant period) for the aforesaid, and that insofar as it will not do so, the shareholder will file a motion for approval of a derivative action against the aforesaid officers on behalf of the Company. The Company replied to the shareholder in a letter that it is considering the matter and at the end of the process of consideration as aforesaid, it shall give notice of its decision.

IDB Development Corporation Ltd.

Note 23 – Contingent Liabilities, Commitments and Lawsuits (cont.)
C.	Lawsuits (cont.)
1.	Lawsuits against the Company (cont.)
b.
In October 2010, a lawsuit was filed with the Central District Court by Alpha Capital Anstalt (“Alpha”) and by Ness Energy of Israel Inc. (“Ness Israel”) (jointly: “the plaintiffs”) against the Company, Noya Oil and Gas Exploration Ltd. (which owns a 75% controlling stake in the Modi’in General Partner) (“Noya”) and Du-Tzach Ltd., a company controlled by Mr. Yitzhak Sultan (“Du-Tzach”) (jointly: “the defendants”). In this lawsuit, the plaintiffs seek declarative injunction against the share allocation (“the allocation”) made by Noya to Du-Tzach, which resulted in Du-Tzach becoming a 95% owner of Noya’s issued share capital and against sale of half of Du-Tzach’s holding stake in Noya to the Company.

The plaintiffs also seek a declaratory injunction stating that Ness Israel (which held all of Noya’s share capital prior to the allocation) holds all of Noya’s share capital. The plaintiffs’ major claims in this lawsuit are, inter alia, that the allocation was made without the knowledge of the plaintiffs and therefore without their consent and with no consideration received by the plaintiffs. The plaintiffs allege that the allocation constitutes theft of Noya from the plaintiffs, is unlawful, was made in breach of the plaintiffs’ right of first refusal and in breach of the fiduciary duty and duty of care by officers of Noya towards its shareholders. Due to the foregoing, the plaintiffs allege that the allocation to Du-Tzach and the sale to the Company should be annulled.
Another company added to this lawsuit as co-defendant is Viceroy LLC (“Viceroy”), which claims that Viceroy and not Alpha is the sole owner of Ness Israel and also claims that the allocation to Du-Tzach and the sale to the Company should be annulled, for similar reasons.
The defendants reject the alleged claims against them, claiming inter alia that the allocation was made lawfully and that Alpha and Viceroy are not entitled to receive the Noya shares. The Court proposed that the parties should reach a settlement whereby Ness Israel would receive 5% of Noya shares to conclude the proceeding - the defendants agreed to this proposed settlement but the plaintiffs refused it. As further background, note that the Company has learned that in November 2010, Alpha filed a claim against Viceroy in a Court in Oklahoma, seeking a declaration by the Court about Alpha’s ownership interest in Ness Israel.
On April 29, 2014, a settlement agreement was signed between Alpha and Viceroy, in which the parties agreed that Alpha owned Ness Israel and all other claims with regard to the proceeding in Oklahoma were rejected. As of the date of the report, the parties' summations and the respondent's response to the parties' summations have been presented and the court has not yet handed down a Judgment.

Based on the opinion of legal counsel - which was based on information provided there to during this proceeding, on the manner of testimony by witnesses of the parties and on the aforementioned proposed settlement by the Court - the Company believes that the likelihood of the claim against the Company being rejected is higher than the likelihood of it prevailing.

c.
In September 2012, a motion for approval of a derivative claim was filed with the Economic Section of the Tel Aviv-Jaffa District Court by a plaintiff who claims to be a shareholder of IDB Holdings (“the plaintiff”). The motion was filed against controlling shareholders of IDB Holdings, officers of the Company and of IDB Holdings (in this section c., jointly: “the companies”) who served on the relevant dates (jointly: “the defendants”) as well as against the Company and IDB Holdings as pro-forma defendants. The motion concerns decisions by the companies with regard to a transaction involving the acquisition of shares of Ganden Tourism and Aviation Ltd. (currently named Andim Tourism and Aviation Ltd.) (“Ganden Tourism”) by the Company, which closed in October 2009.

The plaintiff petitioned for a motion instructing the controlling shareholders of the companies and officer thereof to compensate the companies or to reimburse to the companies, jointly and severally, an amount equal to the damage incurred as alleged in the motion, amounting to NIS 480 million, or at least NIS 212 million, which is the amount of damage allegedly incurred by the companies due to assuming the guarantees for Ganden Tourism’s debt from the controlling shareholders of the companies.

IDB Development Corporation Ltd.

Note 23 – Contingent Liabilities, Commitments and Lawsuits (cont.)
C.	Lawsuits (cont.)
1.	Lawsuits against the Company (cont.)
c. (cont.)
On September 10, 2015, following the proceedings, which were conducted in the case, a motion to approve a comprehensive settlement arrangement and to issue a decision and ruling was filed with the Court. The comprehensive settlement agreement applies to directors and corporate officers in the Company, to directors in IDB Holdings, to the former controlling shareholders in the Company, and with respect to Clal Insurance Company Ltd., which insured, with the support of reinsurers, at a rate of 100%, the directors and corporate officers ("Insurer"), and is also acceptable to the petitioner and to the Company.
On November 18, 2015, the Court approved the application for the approval of the overall arrangement, and afforded the overall arrangement the status of a judgment. The amount of the compromise that will be paid to the Company, after the deduction of attorneys' fees and the remuneration for the plaintiff, as determined by the court, will be approximately 2 million Dollars in accordance with the representative rate of exchange of the Dollar at the time of the actual payment. On December 17, 2015, the amount of the consideration from the compromise process was transferred to the Company, in a total amount of NIS 7.846 million (approximately 2 million Dollars), constituting the overall amount that was agreed less the attorneys' fees and the remuneration for the petitioner; and thus the legal proceedings came to an end. Accordingly, the Company will record in the fourth quarter of 2015 its share in the profit from the settlement arrangement of NIS 8 million.
d.
In April 2013, a motion for approval of derivative claim and a statement of derivative claim were filed with the Economic Section of the Tel Aviv-Jaffa District Court by a plaintiff who claims to hold Company bonds, in the name of the Company, against IDB Holdings and against members of the Board of Directors of the Company in the relevant period. This motion alleges that the dividend distributed by the Company in November 2011, amounting to NIS 64 million, constitutes a forbidden distribution pursuant to Section 302 of the Companies Law and that the decision to distribute this dividend was made unlawfully. The motion alleges that, according to the plaintiff, the earnings test in conformity with the Companies Law was not performed, since upon the date of decision on this distribution, it was expected that the Company’s next (future) financial statements would indicate negative retained earnings.

The relief sought from IDB Holdings is reimbursement of the aforementioned dividend payment, in conformity with section 310 of the Companies Law; the relief sought from the aforementioned Board members is compensatory damages to be paid to the Company for the damage incurred by the Company due to breach of their fiduciary duty and duty of care towards the Company, equal to the distribution amount ("Derivative claim").

As part of the proceedings that have been conducted in the case, the parties to this claim and to the other derivative claim (which is described in Section C.1.e, hereinafter in this Note, "The other derivative claim", including IDB Holding, conducted negotiations in order to formulate a compromise agreement ("The compromise agreement").

In accordance with the compromise agreement, in the event that the proceedings involving the Discount Investments derivative motion (which is described in section C.1.h below: "The DIC claim") will be accepted, and the Discount Investments derivative will be heard, the Company will reserve the right to file a lawsuit against directors and officers of the Company and against IDB Holdings for a cause of action arising from the Discount Investments derivative claim (the "Right of Claim"), if (a) the Company pays the insurance company (before the filing of such a claim) NIS 7.5 million (linked to the Consumer Price Index), (b) the Company shall assign to the insurance company a right to receive 7.5/16 of the net amount to be paid to the Company pursuant to the compromise agreement by IDB Holdings out of future proceeds to be received by IDB Holdings, if any, in conjunction with motions for approval of derivative claims and/or derivative claims by IDB Holdings against the controlling shareholders and officers thereof (insofar as an amount less than NIS 16 million will be received in the aforementioned legal proceedings, the amount paid to the Company will be the amount actually received in those proceedings (the “Additional Amount”)); (C) the Company will pay IDB Holding a total of NIS 3.5 million (CPI-linked); and (D) the Company will waive, towards IDB Holding, the right to receive from it a total of 8/16 of the net additional amount (and/or will repay the aforementioned amount to IDB Holding, as applicable).

Note 23 – Contingent Liabilities, Commitments and Lawsuits (cont.)
C.	Lawsuits (cont.)
1.	Lawsuits against the Company (cont.)
d. (cont.)
Furthermore, according to the amended compromise agreement, if the right of action is exercised, the Company will be entitled to receive its proportional share in the funds of the compromise in IDB Holding, in accordance with the debt claim which it filed to the trustees for the compromise, insofar as it will be accepted, but no more than a total of NIS 10.65 million, to be retained for it in the trustees’ fund (as well as interest accrued thereupon during the deposit period), and will also be entitled to receive an amount which will not exceed NIS 24.35 million, out of the receipts which will be received in IDB Holding in the future, by virtue of the aforementioned legal proceedings, if and insofar as any will be received, beyond the initial amount of NIS 16 million, as specified above (this amount will also be held for the Company as a deposit).
On November 5, 2015, the Court approved the compromise agreement, and determined that in order to remove any doubt, the approval of the compromise agreement is solely and exclusively in relation to claims and to grounds that were brought up in derivative proceedings and solely and exclusively for the plaintiffs who were included in them, and that it is subject to the approval of the Court that is hearing the IDB Holdings' creditors' arrangement. In its decision, the Court approved the fees and the remuneration that were requested in this claim, however it reduced the fees and the remuneration that were requested in the other derivative action.
After the deduction of the fees and the remuneration for the plaintiffs, as ruled by the Court, as aforesaid, in respect of the two derivative proceedings, the Company will receive an amount of approximately NIS 28.7 million, of which approximately NIS 6 million, which is to be paid by IDB Holdings in cash within ten days from the time of the final and absolute approval of the Court that is hearing the IDB Holdings' creditors' arrangement and the balance (approximately NIS 23 million) will be paid by the other respondents in the derivative actions (through the insurance company), and up to NIS 14 million of the amounts are conditional upon receipts from IDB Holdings, from the receipts that it will receive in the future from lawsuits n respect of dividends that it distributed (see below). If and insofar as the conditional amounts are also paid, the Company will receive a total amount of approximately NIS 43 million.
On November 16, 2015, the Court that heard the IDB Holdings creditors' arrangement gave approval to the trustees for the arrangement, in the absence of objection from the Official Receiver, to sign the compromise agreement unconditionally. The said Court also gave approval for the trustees for the arrangement to distribute the considerations that had been held up by those entitled under the arrangement (see Notes 16.G.2.f and 16.G.2.H above on this issue), with the deduction of the amounts that had been set in the compromise agreement (that is to say, the amount that is to be paid by the trustees for the arrangement to the Company in cash in accordance with the compromise arrangement in accordance with the Economic Affairs Court's decision – approximately NIS 7 million) in tandem with the distributions of the considerations to those entitled under the arrangement and an amount of NIS 10.65 million, which will remain in trust (see above).
On December 28, 2015, the Company received an amount of approximately NIS 22.7 million from the insurance company (for the other respondents in the derivative proceedings), and this after the Company had previously been transferred an additional amount of NIS 6 million, which had been agreed in the compromise agreement, by the trustees for IDB Holdings' creditors' arrangement. These amounts constitute the total of the unconditional amounts in the compromise. In the fourth quarter of 2015, the Company will record an increase in its equity of NIS 28 million due to the partial proceeds received in cash and after deducting legal expenses. In accordance with the compromise agreement, the Company may receive an additional amount of NIS 14 million, which is conditional upon receipts from IDB Holdings out of the receipts that it may receive in the future from lawsuits in respect of dividends that it distributed (insofar as they may be received).

IDB Development Corporation Ltd.

Note 23 – Contingent Liabilities, Commitments and Lawsuits (cont.)
C.	Lawsuits (cont.)
1.	Lawsuits against the Company (cont.)
e.
On August 1, 2013, a motion for approval of a derivative claim was filed with the Economic Section of the Tel Aviv-Jaffa District Court by a plaintiff who claims to be a holder of Company bonds, in the name of the Company, against IDB holdings and officers that currently hold office in the Company or held office in it in the past.

This motion alleges that the four dividends distributed by the Company in 2010-2011 in a total amount of NIS 442 million were forbidden distributions and that the decisions to make the distributions were made unlawfully, since the distributions did not pass the earnings test and the solvency test, as set forth in Section 302 of the Companies Law.
For details regarding a compromise agreement in this claim. See section C.(1).d. above in this note.
f.
For more information on a “Motion for the Recovery of IDB Development Corporation Ltd.” (the motion for an involuntary arrangement) pursuant to section 350 of the Companies Law, which was filed with the Tel Aviv-Jaffa District Court on April 21, 2013, and on the legal proceeding with regard to the Company’s financial position, including the opinion of the Company’s legal counsel, see note 16.G.1. above.

g.
On November 28, 2013, the Company received final warning letters prior to taking legal action, from attorneys of the Trustees for IDB Holdings bonds (Series A, B, C, D and E). These warning letters are addressed to Board members and management of the Company and of IDB Holdings alleging, inter alia, that IDB Holdings “captains”, including its officers, are directly liable for the alleged heavy damage incurred by IDB Holdings, its shareholders and creditors.

These letters list a string of alleged deeds and omissions in the affairs of IDB Holdings and/or the Company and/or investees (present or past) thereof, which the aforementioned Trustees allege were made or caused by officers of IDB Holdings and which the Trustees allege are partly concerning the conduct of IDB Group at times, other than in the best interest of Group companies (and in particular, the Company and IDB Holdings) - but rather in the best interest of controlling shareholders thereof. The letters further allege that the aforementioned Trustees intend to have launched appropriate legal proceedings, whether by IDB Holdings, by an officer or by any other party (including by the Trustees) in order to ensure full payment for damage allegedly caused by the events listed in the letters.

h.
In December 2013, a motion for approval of a derivative claim was filed with the Central District Court, by a plaintiff who claims to be a shareholder of Discount Investments, against Discount Investments, against Board members of Discount Investments in 2010-2011 and against the Company (“the Rosenfeld motion”) with regard to dividend distributions declared by Discount Investments, for being forbidden distributions due to failing the earnings test.

In January 2014, a motion for approval of a derivative claim was filed with the Tel Aviv-Jaffa District Court, by a plaintiff who claims to be a shareholder of Discount Investments, against Discount Investments, against Board members and two other officers of Discount Investments in 2010-2011, the Company and certain other shareholders of Discount Investments, affiliated with the Company or with the controlling shareholders of the Company at that time, including Clal Holdings Insurance Business Ltd. and Clal Finance Ltd. as well as the Independent Auditors of Discount Investments (“the defendants”, “the Height motion”).
The Court was asked to approve a derivative claim against the defendants with regard to a tender offer by Discount Investments for Shufersal shares, made in February 2010, which increased the holding stake of Discount Investments in Shufersal from 42.2% to 50.3% (“the tender offer”) and with regard to dividend distributions declared thereafter by Discount Investments, from May 2010 through March 2011.
On March 18, 2014, the Extra-Elsztain Group filed a motion (“the Extra-Elsztain motion”) with the Court hearing the IDB Holdings debt arrangement, against the aforementioned plaintiffs and against the other parties to the motions, seeking to forbid them from filing or managing any derived claim proceedings on behalf of Discount Investments nor any other proceeding against the Company with respect to said dividend distributions and seeking the motions to be rejected or delayed or, alternatively, to forbid them from filing or managing such proceedings due, inter alia, to delay, lack of good faith and estoppel created against them by approval of the IDB Holdings debt arrangement.

Note 23 – Contingent Liabilities, Commitments and Lawsuits (cont.)
C.	Lawsuits (cont.)
1.	Lawsuits against the Company (cont.)
h. (cont.)

On March 23, 2014, a consolidated motion was filed with the District Court Center for the approval of a derivative claim under the Rosenfeld motion by 2 petitioners (the consolidated motion) which consolidates and combines between the Rosenfeld motion and Hyatt motion and replaces the Rosenfeld motion and at the same time the petitioners filed a motion to strike the Hyatt motion. The court approved the striking of the Hyatt motion and the consolidation of the proceedings into one motion.

On December 29, 2014, the Court handed down its decision, granting the Extra-Elsztain motion by issuing a blocking order, forbidding the plaintiffs from filing a motion for approval of derivative claim on behalf of Discount Investments against the Company and against the other defendants, nor managing a claim for approval of derived claim on behalf of Discount Investments against the Company with respect to dividends distributed by Discount Investments in 2010-2011.
The Court noted in the decision that the foregoing would not prevent the plaintiffs from filing a motion for approval of derivative claim against the other defendants (i.e. not against the Company) for a different cause for which no blocking order was requested by the controlling shareholders of the Company (i.e. with regard to the tender offer).
On February 12, 2015, the plaintiffs filed a motion of appeal regarding the aforementioned Court decision and on February 24, 2015, the Court hearing the proceeding ordered a delay of proceeding until March 2016, pending a decision on the appeal which was filed with the Court that is hearing the creditors’ settlement in IDB Holding (the court hearing the debt settlement case), for the issuance of an anti-suit injunction regarding conducting the motion to approve the derivative claim in the appeal process .
On February 1, 2016, a hearing was held in the Supreme Court in the appeal in which the Supreme Court recommended that the petitioners withdraw the appeal. The petitioners did not agree with the court's recommendation and the case was adjourned for review and issuing a ruling.
Based on the opinion of legal counsel, the Company believes that the prospects of the appeal are likely to be rejected with respect to the Company (and therefore the petitioners will be barred from filing the derivative claim) exceed the prospects that the appeal will be upheld (i.e. a probability lower than 50%). In addition, there is the fact that even if the appeal is upheld and the ruling of the court hearing the debt settlement is canceled it is feasible that the determinations of the Court hearing the debt settlement, with regard to lack of good faith, delay and prevention of the plaintiffs would stand and would reinforce the reasons for denying the motion for approval of derivative claim.
i.
On June 29, 2014, the Campaign for Government Quality in Israel, NGO (“the petitioner”) filed a petition with the Supreme Court in Jerusalem, sitting as the High Court of Justice (“the petition” and “the High Court of Justice”, respectively) against the Supervisor of Banks, the Governor of the Bank of Israel, former controlling shareholders of the Company, the Company, IDB Holdings and four banks.

In this petition, the High Court of Justice was petitioned to grant the following orders nisi: (1) An order nisi ordering the Supervisor of Banks to justify why they have yet to respond to the petitioner’s requests with regard to exercising the Supervisor of Banks’ authority with regard to debt restructuring in general and in particular with IDB Group, in conformity with provisions of the Administrative Proceedings Amendment Act (Decisions and Justifications), 5719-1958; (2) an order nisi ordering the Supervisor of Banks to justify why they should not conduct a comprehensive, systematic inquiry into the conduct of the banking system in extending credit to IDB Group; reach conclusions and publish such conclusions; and act in conformity with their authority to correct any faults identified, including by requiring the banks to fully back IDB Group debt; (3) an order nisi ordering the Governor of the Bank of Israel to instruct the Supervisor of Banks to act as stipulated in the order nisi (2) above, or to assume the authority to act in this way in conformity with the Banking Ordinance.

IDB Development Corporation Ltd.

Note 23 – Contingent Liabilities, Commitments and Lawsuits (cont.)
C.	Lawsuits (cont.)
1.	Lawsuits against the Company (cont.)
i. (cont.)
The petitioner claims that the financial conduct of IDB Group was patently irresponsible, in addition to its business conduct which strived to maximize risk which did not always make business sense.
On August 11, 2014, the former controlling shareholders of the Company filed their response to the petition. On August 14, 2014, IDB Holdings, through the trustees for the debt arrangement, filed its response to the motion, asking the Supreme Court of Justice to exempt IDB Holdings from filing any further documents and from attending the hearings in this proceeding, since given the circumstances of IDB Holdings and its creditors’ arrangement, it cannot be impacted in any way by the orders petitioned for and the Trustees for the debt restructuring see no reason to take a position with regard to this petition.
On October 6, 2014, the Company filed its response to the petition, in which the Company claimed, inter alia, that the bank credit extended to the Company was extended under clear terms and conditions and subject to clear restrictions, as is customary for similar agreements and for similar corporations and that the Company has been and is in compliance with all its obligations towards the banks which have extended credit to the Company, so that there is no cause nor justification to intervene in their relationship, in terms and conditions of credit extended and repaid on time and definitely no cause to instruct such debt to be collected other than when due. The banks and the Supervisor of Banks have also filed their responses to the petition.
On November 4, 2014, the Supreme Court of Justice resolved that based on reasons cited by IDB Holdings and in absence of response to IDB Holdings’ motion, IDB Holdings is exempt from attending the hearings and from filing documents with regard to the petition. The Court further resolved that the petition would be scheduled for a hearing by three judges on November 9, 2015.
In October 2015, following an application for an urgent hearing, which was presented by the Movement for Quality of Government, the hearing on the appeal was delayed until the handing down of a judgment on another administrative appeal, which it has presented (in accordance with the Freedom of Information Law). When the judgment is handed down, the appellant will present an updated notification to the Court in which it will clarify whether or not it is necessary to hold a hearing on the appeal
Based on the opinion of legal counsel, the Company believes, in this early stage of the proceeding when the petition has yet to be heard, that it is not possible to assess the likelihood of success of this petition. However, note that the orders applied for in the petition are towards the Supervisor of Banks and the Governor of the Bank of Israel - rather than against the Company.
j.
For more information about a proceeding concerning a motion filed by the Company with the Court in May 2014 with regard to a demand from Menorah for immediate repayment of the Company’s debt there to, which has been concluded, see note 16.c(2) above.

k.
On January 21, 2015, a motion was filed with the Court, seeking a Court order for copying computer content of IDB Holdings by the Legal Counsel for Inquiries and Representation of the Trustees of the debt restructuring in legal proceedings, whereby the Court was asked to issue an order in presence of one party, allowing the aforementioned Legal Counsel to copy all magnetic media concerning IDB Holdings, which is stored in computer servers at IDB Holdings offices due, inter alia, to the mix of servers of the Company and of IDB Holdings. For further details and for additional motions and decisions on this matter, see note 16.G.2.i above.

On May 26, 2015, the former officers in IDB Holdings presented an application in the Court for an instruction to transfer the legal counsel who had been appointed to conduct investigations and to represent the trustees in the legal proceedings (Adv. Naor Gersht's office) from one of the two positions in which they hold office (1) Legal Counsel for the conducting of investigations and the exhaustion of the right to claim of IDB Holdings; (2) as attorneys who are representing IDB Holdings in an application for the approval of a derivative action in connection with the distribution of dividend and this because of the exploitation of the investigative authority.

IDB Development Corporation Ltd.

Note 23 – Contingent Liabilities, Commitments and Lawsuits (cont.)
C.	Lawsuits (cont.)
1.	Lawsuits against the Company (cont.)
k. (cont.)

The Court was asked to prohibit the investigators and/or the trustees for the arrangement and/or IDB Holdings and/or anyone acting on their behalf from making any use whatsoever of information that was collected by the investigators in connection with the said legal proceedings, and also to instruct them to deliver to the former offices all of the material that had been collected by them. See Note 16.G.2.i above for additional details on this matter.

L.
In June 2015, a motion to approve a class action and a statement of class action claim were filed with the Central District Court in Lod against the Company; against Dolphin Netherlands, the controlling shareholder in the Company and C.A.A., the controlling shareholder in the Company in the relevant period; against currently serving directors and former directors, including alternate directors (jointly, in this subsection: the “Respondents”); by petitioners claiming to be shareholders of the Company and that they are beneficiaries under the debt settlement in IDB Holding, who held debentures of IDB Holding on the date of completion of the debt settlement.

The main claims raised by the petitioners are that the conduct of the controlling shareholders and the Company’s Board of Directors imposed difficulties on the completion of the transaction involving the sale of the Company’s holdings in Clal Insurance Enterprise Holdings to JT Capital Fund Pte (the “Clal Transaction”). After the aforementioned transaction expired in May 2014 without being completed, instead of advancing an alternative sale transaction, the controlling shareholders allegedly preferred to advance a process of requesting a permit for the control of Clal Insurance Enterprise Holdings Group, for the Company and for the controlling shareholders, the chances of which were low, in light of the non-compliance with the requirements set by the Commissioner of Capital Markets to receive such a permit.
According to the petitioner’s claim, the conduct of the controlling shareholders to prevent the Clal transaction and/or an alternative transaction was intended to cause cash flow pressure on the Company, and to cause it to rely on capital injections as part of the rights issues which were performed by the Company in July 2014 and February 2015, regarding which it was claimed, inter alia, that they were performed in such away to cause disadvantage to the holders of the Company’s minority shares, which was imposed on the Company by its controlling shareholders, without having been approved as a transaction in which the controlling shareholders have a personal interest, and resulted in erosion of the economic value embodied in the tender offer mechanism to which the controlling shareholders have undertaken as part of the debt settlement in IDB Holdings.
The petitioners hold that the aforementioned conduct constitutes, inter alia, discrimination against public shareholders, breach of the fiduciary duty and of the duty of caution applicable to the controlling shareholders and corporate officers in the Company, and breach of the duties applicable to the controlling shareholders by virtue of their status as bidders in the debt settlement in IDB Holding.
The Court was requested, inter alia, to approve the claim as a class action, and to define the members of the classes in whose name the claim will be conducted, and to order the respondents to compensate the class members, and to repay the entire damages which they incurred, or, alternatively, to issue any other appropriate and just remedy (the petitioners propose that the shares of the public shareholders should be purchased at their fair and just value, in order to remove the discrimination), where the damage allegedly caused by the Respondents is estimated at approximately NIS 1 billion, and additionally, to order the payment of compensation to the petitioners and professional fees for their legal counsel.
On October 25, 2015, an application was filed to determine that for two of the respondents, foreign directors, their deletion from the application had not been done lawfully. On October 29, 2015, following an application for an extension, which was filed, it was determined by the Court, inter alia, that the time for the presentation of responses to the application for approval would be until January 20, 2016 and that the applicants' response is to be filed by March 6, 2016. On December 23, 2015, the Court determined that the application for approval was not issued lawfully to 2 of the respondents who are foreign directors.

IDB Development Corporation Ltd.

Note 23 – Contingent Liabilities, Commitments and Lawsuits (cont.)
C.	Lawsuits (cont.)
1.	Lawsuits against the Company (cont.)
L. (cont.)
On January 7, 2016, a procedural arrangement was approved under which it was agreed that the motion for approval would be deemed as a lawfully served motion on 2 of the foreign directors and the date for filing the responses to the motion for approval will be until April 6, 2016 and the petitioners will file their responses until May 29, 2016. The pre-trial was set for May 29, 2016.
In the Company's assessment, based on its legal advisors, whose assessment is based on information and representations that were presented to them by the Company and its representatives, and taking not of the preliminary stage at which the proceedings are to be found, it is more likely than not that the lawsuit against the Company, as filed, will not be accepted.
m.
For details of the filing of an action and a motion for approval of the action as a class action by a shareholder in Clal Insurance Enterprise Holdings, who also holds bonds of the Company (“the plaintiff”), on February 10, 2016, with the Tel-Aviv-Jaffa District Court against Clal Insurance Enterprise Holdings and against the members of its Board of Directors, in which it is claimed, inter alia, that Clal Insurance Enterprise Holdings and the members of its Board of Directors should have tried to sell its assets (the main one being its holding in Clal Insurance) to other insurance companies in Israel, by way of a tender, where each asset of Clal Insurance Enterprise Holdings would be put up for sale separately, see note 23.C.(2).c below.

In this context it should be noted that on February 11, 2016, the plaintiff contacted the Company with a request that it should join the action and the motion for a stay of proceedings that was filed with it, and it gave notice that insofar as it would not join, it would file a motion for a derivative action in its name on this matter.

At the same time as the filing of the action and the motion for approval of the action as a class action, the plaintiff filed with the Tel-Aviv-Jaffa District Court, against the defendants and additional defendants, including the Company, the members of its Board of Directors, the trustee for the Company’s shares in Clal Insurance Enterprise Holdings, Mr. Moshe Tery (as stated in note 3.H.5.b above) (“the trustee”), and the Commissioner, a motion for an injunction and an urgent motion for a temporary injunction, in which the plaintiff petitions the court to order a stay of the proceedings for the sale of the shares of Clal Insurance Enterprise Holdings held by the Company through the trustee, in accordance with an outline that was determined by the Commissioner, as stated in note 3.H.5.c above) (“the motions”). The plaintiff is requesting a stay of the aforesaid sale proceedings until an absolute decision is made in the action. The main ground stated in the motions for a stay of the sale proceedings is that a sale of the shares in accordance with the aforesaid outline before hearing the action may cause irreversible damage to the Company and its bondholders. On February 24, 2016, the court held that the motion for a temporary injunction would be sent for the respondents’ response within seven days. On March 2, 2016, the Company filed with the court its response to the motion for an injunction, in which framework, inter alia, the Company claimed that in the current market conditions, action should not be taken to sell the shares of Clal Insurance Enterprise Holdings in accordance with the outline ordered by the Commissioner; that there was a basis for making an alternative outline, which would allow the Company to seel its shares in Clal Insurance Enterprise Holdings within the framework of a transaction for the sale of the control nucleus, or any other outline that would prevent the destruction of the value that would be caused to the Company if the Commissioner’s outline were implemented; that implementation of the provisions of the outline and performing the involuntary sale was expected to cause the writing off of a huge, disproportionate and unnecessary amount, and had extreme ramifications on the Company and additional parties, as stated in the response; and that the circumstances of the case justify an examination of whether, in view of all of the considerations, the sale of the shares as aforesaid lies within the margin of reasonableness in a manner that strikes a proper balance between the needs and best interests of the persons insurer by Clal Insurance Enterprise Holdings, on the one hand, and the series and real harm that is expected to be caused to the shareholders of Clal Insurance Enterprise Holdings, the Company, the shareholders of the Company and the creditors of the Company, on the other. In addition, on March 2, 2016, Clal Insurance Enterprise Holdings filed its response to the motion for an injunction, in which it opposed the motion, in view of the existence of weighty claims that justified denying the motion for approval of the action as a class action on its merits, and the connection between the two proceedings.

Note 23 – Contingent Liabilities, Commitments and Lawsuits (cont.)
C.	Lawsuits (cont.)
2.	Lawsuits against Clal Insurance Enterprise Holdings Group
Investee companies of Clal Insurance Enterprise Holdings are involved in claims, including lawsuits that are not within the ordinary course of business (lawsuits not in the normal course of business are referred to as “lawsuits”).
Further to what is stated at the beginning of section C of this note, it should be noted that in light of the costs that could arise from the claims and exposures described below, provisions are made in the financial reports of the relevant consolidated companies, only if it more likely than not (meaning a probability of more than 50%) that a liability for payment will be created as a result of past events, and that the amount of the liability can be quantified or estimated within a reasonable margin of error. The provisions that were made are based on the estimated risk in each of the lawsuits, as of a date close to the publication date of this statement (except for several of the lawsuits which were filed during the last two quarters, whose success rates cannot be estimated since they are in their preliminary stage). In this matter, please note that events occurring during litigation may necessitate a reevaluation of this risk.
The assessments of the investee companies of Clal Insurance Enterprise Holdings Group regarding the risk are based on both the opinions of their legal counsels and/or on the estimates of the relevant companies as to the amounts of the settlement agreements that the managements of these companies predict that more likely than not they will have to bear. We would like to emphasize that in the opinion of the legal counsels regarding most of the motions to certify the claim as a class action, for which no provisions were made, the assessment of the attorney relates to the chances of the motion to certify the claim as a class action and does not relate to the chances of success of the claim itself, if it is certified as a class action. This is due to, among other things, the fact that the scope and content of the hearing on the claim itself, after it has been certified as a class action, will be influenced by the decision of the court to recognize the claim as a class action, which usually relates to the causes of the claim that were either approved and those that were not approved, to the remedies that were approved and those that were not approved, etc. It should be clarified that if the hearing of a lawsuit (it is clarified, for the avoidance of doubt, that the hearing of a claim does not include a decision in motions to recognize actions as class actions and other interim motions) in a certain court is decided against companies of the Group, a provision will be recognized or revised in the first financial statements published after the date of the decision, even if in the opinion of the Group’s management, on the basis of the opinion of its legal advisers, the result in an appeal to a higher court will be different and at the end of the proceedings the Group will not be found liable.
In addition to the legal proceedings mentioned below, there is also a potential exposure, which at present is impossible to assess or quantify, that additional class action suits will be filed against companies of the Clal Insurance Enterprise Holdings group due to the complexity of the insurance products of these companies, together with the complexity of the regulatory environment that applies to the operations of the companies in the Clal Insurance Enterprise Holdings group, which may result in a dispute with a customer regarding the interpretation of a provision of law or agreement, or the manner of implementing provisions of law or agreement or the manner of resolving the claim pursuant to the agreement, which are applicable to the relationships between companies of the Clal Insurance Enterprise Holdings group and the customer.
This exposure is especially high in the areas of long-term savings and long-term health insurance in which Clal Insurance operates, inter alia, in view of the fact that in these areas the policies were issued decades ago, while at present, after significant changes in the regulatory environment and against the background of developments in legal precedent and the Commissioner’s position, the same policies may be interpreted differently, retrospectively, and may be subjected to different interpretation standards than those that were customary at the time that the policies were made. Moreover, in these areas the policies are valid for dozens of years and, therefore, there is a risk that in those cases in which a customer’s claim is accepted and a new interpretation is given to the policy, the future profitability of the company in respect of the existing policy portfolio will also be affected. This is in addition to the possible compensation that could be given to the customers due to past activity.

IDB Development Corporation Ltd.

Note 23 – Contingent Liabilities, Commitments and Lawsuits (cont.)
C.	Lawsuits (cont.)
2.	Lawsuits against Clal Insurance Enterprise Holdings Group (cont.)
Alongside these aspects, in January 2015, an amendment to the Control of Financial Services (Insurance) Law, 5741-1981, came into force, which reflects a significant reform in the field of approving an insurance program, and in addition, in February 2015, a circular regarding the introduction of an insurance policy and rules of a provident fund was published, in which a procedure was determined for filing a notice of a new insurance policy or new rules or changes to them, and in April 2015 the ‘Instructions for Drafting Insurance Policies’ circular and a position paper on the subject of principles for drafting insurance policies were published, which include additional provisions that should be included in an insurance policy and additional provisions that should not be included in an insurance policy, and the exclusions that may be included in insurance policies were reduced, relative to the position that existed previously (‘the insurance policy reform’).
The insurance policy reform allows the Commissioner, under certain conditions, to order the insurer to stop introducing an insurance policy or to order an insurer to make a change to an insurance policy, even with regard to policies that have already been marketed by the insurer. It is not possible to foresee to what extent insurers are exposed to claims in connection with the provisions of the policy, the manner of implementing the Commissioner’s powers pursuant to the insurance policy reform and its implications, which may be raised, inter alia, by means of the procedural mechanism provided in the Class Actions Law.
In addition, there is a risk, which at present cannot be assessed or quantified, of problems in the manner in which products in the areas of long-term savings and health are operated, which are characterized, as mentioned above, by a very long life span and are subject to significant, complex and frequent changes, including changes in regulatory and tax provisions.
The complexity of these changes and their implementation over a large number of years creates a greater operating risk, also in view of the many automation systems in the financial institutions in the Clal Insurance Enterprise Holdings group and their limitations, in light of additions/changes to the basic wording of the products and in light of many and frequent changes made over the life span of the product, including by employees and/or employers and/or someone on their behalf, in relation to the insurance coverage and/or in relation to savings deposits.
This complexity and these changes relate to, among other things, the volume and rates of deposits, the different components of the product, the manner in which funds are classified to employees, products and their components, the dates on which they are recorded, the identification of arrears in making deposits and the handling of such arrears, and to the employment, personal and underwriting status of the customers. This complexity becomes even stronger in light of the multiplicity of the parties operating against the investee companies of Clal Insurance Enterprise Holdings Group in managing and operating the products, including regarding conflicting instructions that come from them or from people acting on their behalf.

The financial institutions in the group are involved on a regular basis in learning, identification and handling of issues which may derive from the aforementioned complexities, both in relation to individual cases and in relation to types of customers and/or products. The coming into effect of the Control of Financial Services (Provident Funds) (Payments to Provident Funds), 5774-2014 (the Payments Regulations), in general, and specifically the revision of the collection interface and the receipt of money, are expected, in the short term, to increase the aforesaid complexity, even if in the long term they are expected to moderate it. Moreover, further to the provision of the Commissioner’s circular of November 2012 regarding an improvement of the details of the rights of members of financial institutions, the purpose of which is to ensure that by June 2016 the registration of the rights of policyholders and members in the data systems of the financial institutions will be reliable, complete, accessible and retrievable, the companies in the Group are engaged in a comprehensive process of data cleansing in the systems dealing with long-term savings and opposite customers in connection with product data and customer data, both on the level of the policy and by means of wide-ranging computer handling.

IDB Development Corporation Ltd.

Note 23 – Contingent Liabilities, Commitments and Lawsuits (cont.)
C.	Lawsuits (cont.)
2.	Lawsuits against Clal Insurance Enterprise Holdings Group (cont.)

The financial institutions in the group made certain provisions in their financial statements as needed, but at this stage the companies of the group cannot estimate the full scope and costs of the treatment and cleansing processes and the full consequences thereof, including in relation to their past activity, inter alia because of the complexity involved in dealing with and locating cleansing gaps and the difficulty in making an assessment of the financial repercussions deriving from the correction of the cleansing gaps, including the difficulty in estimating a potential offset between cleansing gaps that increase the rights of the customers and cleansing gaps that reduce those rights. Moreover, it is also not possible to predict all of the types of claims that will arise in connection with the above and/or the exposure that derives from them in connection with the activities in these areas which could arise through, among other ways, the procedural mechanism of the class action suit and/or wide-ranging decisions made by the Commissioner.

The exposure to claims that have not yet been filed against the companies of the group is brought to the attention of the companies in several ways. This is done, among other ways, by customers, employees, suppliers, non-profit organizations (amutot) or persons acting on their behalf contacting people in the aforementioned investee companies and especially to the public complaint officers at the aforementioned investee companies, through complaints of customers to the public complaint unit of the Commissioner’s office and through suits (that are not class actions) filed with the courts and through the Commissioner’s position papers.
Please note that to the extent that we are dealing with customer complaints submitted to the Public Complaints Unit of the Commissioner’s office, in addition to the risk that a customer will choose to raise his claims also as part of a class action suit, the investee companies of Clal Insurance Enterprise Holdings Group are also exposed to the risk that the Commissioner will issue a ruling that will apply to a broad group of customers. In recent years, there has been an increase in the exposure to this risk, due to the increased involvement shown by the Commissioner in relation to complaints of customers coming to his door and in the inclination of the Commissioner to take a principled stand by making a broad ranged decision and due to position papers that the Commissioner publishes. For additional details regarding wide-ranging decisions and position papers, see section B below.
The investee companies of Clal Insurance Enterprise Holdings Group cannot predict whether the customer claim that was brought to the attention of the companies will lead to the filing of a class action or a wide-ranging decision, even in those cases in which a customer threatens to do so.
In addition, these investee companies cannot assess the size of the potential exposure that may be generated in the event such a class action suit is filed.
The provision included in the financial statements of Clal Insurance Enterprise Holdings as at December 31, 2014, for all of the lawsuits not in the normal course of business as stated in section C.(2). in this note, against the investee companies of Clal Insurance Enterprise Holdings Group amounted to NIS 92 million (the provision as at September 30, 2015 is NIS 93 million). The provision as at December 31, 2015 has not yet been determined.
The amount of the lawsuits not in the normal course of business against the investee companies of Clal Insurance Enterprise Holdings Group is a total of NIS 17,625 million (the “total amount”) (this amount includes: lawsuits in which the amount being sued is attributed to the investee companies of Clal Insurance Enterprise Holdings Group; suits in which the amount of the claim noted in the suit is not attributed only to the investee companies of Clal Insurance Enterprise Holdings Group, but also to other defendants as well; a suit in which the amount noted in the claim is an annual amount (and accordingly, the total amount is dependent upon the period); and claims filed subsequent to the date of the Statement of Financial Position. In addition, this amount does not include claims in which the amount of the claim was not noted and it does not include lawsuits in the regular course of business that are not class action, derivative actions or significant lawsuits, see section C. below on this matter.

IDB Development Corporation Ltd.

Note 23 – Contingent Liabilities, Commitments and Lawsuits (cont.)
C.	Lawsuits (cont.)
2.	Lawsuits against Clal Insurance Enterprise Holdings Group (cont.)
The following is a concise and general summary of the lawsuits pending against the investees of Clal Insurance Enterprise Holdings Group, classified according to groups with similar characteristics:
a.	Consumer claims and derivative actions
Against the investee companies of Clal Insurance Enterprise Holdings Group there are pending claims filed by customers of the investee companies. Among these claims, there are claims that have been recognized as class action suits, claims for which there are pending motions to have them certified as class action suits, and other claims which are immaterial. These claims include mainly claims of improper actions, not in accordance with laws, licenses or breaches of agreements with customers or performance of tort damages toward customers (especially misleading a customer, or a negligent misrepresentation), causing damage, either monetary or non-monetary, to customers. A significant amount of these claims also include claims of charging excessive premiums and payment of lower than called for insurance compensation (“consumer claims”). In addition, there are three pending motions to have claims certified as derivative actions.
Of the total amount, the amount being sued which is attributed to the investee companies of Clal Insurance Enterprise Holdings Group in respect of consumer claims is NIS 6,010 million (of which an amount of NIS 1,084 million is claimed in actions that were certified as class actions and an amount of NIS 4,926 million is claimed in motions to certify claims as class actions).
In addition, a lawsuit in an amount of NIS 107 million which is being sued for is an annual amount has been approved as a class action and, accordingly, the total amount is dependent upon the period.
In addition, other consumer claims have been filed against the investee companies of Clal Insurance Enterprise Holdings Group together with other defendants, in a total amount of NIS 6,233 million
(of which a total of NIS 225 million is claimed in a single claim, in which certain causes of action were approved as a class action, and a total of NIS 6,008 million is claimed in motions to approve claims as class actions), in which the plaintiffs have not detailed the amount attributed to the investee companies of Clal Insurance Enterprise Holdings Group, out of the total amount being claimed from all of the defendants.
In addition, there are nine additional consumer claims against investee companies of Clal Holdings Insurance Enterprises in which the amount of the claim was not stipulated (of which one consumer claim, which has been certified as a class action, in which the plaintiff appraised the amount of the claim to be approximately “hundreds of millions of Shekels” and two consumer claim regarding in one of which the plaintiff estimated the claim amount at “many millions of Shekels” and in the other as“hundreds of millions of Shekels”. These claims generate an additional exposure of the investee companies of Clal Insurance Enterprise Holdings Group, beyond the amounts set out above. In addition, three derivative actions were filed for a total amount of approximately NIS 5,276 million.

IDB Development Corporation Ltd.

Note 23 – Contingent Liabilities, Commitments and Lawsuits (cont.)
C.	Lawsuits (cont.)
2.	Lawsuits against Clal Insurance Enterprise Holdings Group (cont.)
a.	Consumer claims and derivative actions (cont.)
The following are details of the consumer class actions and derivative actions, classified according to the amount of claim:

Amount of claim	Type of claim	Number of claims
1.Claims that stipulate the amount referring to the company
a.Up to NIS 100 million	Claim certified as class action Motions to certify as class action	1 20
b. Between NIS 100-500 million	Motions to certify as class action	5
c. Between NIS 500 million and 1 billion	Motions to certify as class action	1
d.Above NIS 1 billion	Claim certified as class action	1
	Motions to certify as class action	1
e.Annual amount stated (and accordingly the total amount is dependent upon the period)	Claim certified as class action	1
2.Claims that stipulate a comprehensive for all of the defendants, without attributing a specific amount to each defendant
a. Up to NIS 100 million	Motions to certify as class actions	3
	Motions to certify as derivative action	1
b. Between NIS 100-500 million	Motions to certify as class action	1
	Claim certified as class action	1
c.More than NIS 500 million up to 1 billion	Motions to certify as class action	2
d. Above NIS 1 billion	Motions to certify as class actions	3
	Motions to certify as derivative action	2
3. Claims that did not stipulate an amount	Motions to certify as class actions	127
	Motions to certify as class actions	8

The following are details of the pending consumer claims, in which the amount claimed in each of them as a class action exceeds NIS 1 billion 28:

27The amount of the claim is estimated as “hundreds of millions".
28
It is noted that in some of the claims specified in this note, the plaintiff requests to retain the right to continue amending the claim amount until all information is received from Clal Insurance and the amount claimed and the actual exposure amount in respect of the claim are not necessarily linked if its is found out that the claim is justified. It is further noted that the claims, grounds and remedies described above are the claims, grounds and remedies to which the claim refers, and that in some cases, there are additional claims, grounds and remedies.

IDB Development Corporation Ltd.

Note 23 - Contingent Liabilities, Commitments and Lawsuits (cont.)
C.	Lawsuits (cont.)
2.	Lawsuits against Clal Insurance Enterprise Holdings Group (cont.)
a.	Consumer claims and derivative actions (cont.)
1.	In May 2013 a claim was filed against Clal Insurance with the Tel Aviv District Court (“the claim”), along with a motion to certify the claim as a class action (“the motion”).
The claim deals with Clal Insurance’s alleged violation of its obligation to add linked interest and linkage differentials as determined by law in respect of the insurance benefits it pays. The plaintiff contends that the interest and linkage differentials should be calculated starting from the time the insurance incident occurred and until the actual time of payment. Alternatively, the plaintiff contends that the insurers must pay linkage differentials starting from the time of the occurrence of the insurance incident and until the time of the actual payment, and interest starting from 30 days after the time the insurance claim was filed and until the time the insurance benefits are actually paid. Allegedly, Clal Insurance does not do so.
The class that the plaintiff seeks to represent is: a. the first class – any person who received during the 7 years prior to the filing of the claim and/or any person who shall receive before a ruling is given in the matter of the claim, insurance benefits from Clal Insurance, without the interest required by law being added to the insurance benefits; b. the second class – any person who received during the 7 years prior to the filing of the claim and/or any person who will receive before a ruling is given in the matter of the claim insurance benefits from Clal Insurance, without the linkage differentials required by law being added to the insurance benefits.
The plaintiff estimates the total amount for the first class at NIS 518 million (in case it is ruled that interest must be calculated starting from the occurrence of the insurance incident), and at NIS 210 million (in case it is ruled that the interest must be calculated starting from 30 days after the time the claim is filed with the insurance company).
The plaintiff estimates the total amount for the second class, with regards to linkage differentials, at an additional sum of NIS 490 million.
The remedies requested by the plaintiff are that Clal Insurance be ordered to pay members of the first class linked interest as required by law, that Clal Insurance be ordered to pay members of the second class linkage differentials as required by law, that Clal Insurance be ordered to pay members of both classes linkage and interest differentials with respect to the missing payment paid, starting from the time of underpayment of insurance benefits until the time the difference is actually paid to members of both classes. In addition and/or alternatively, in case it is determined that compensating members of the group is unpractical due to the specific circumstances of the matter at hand, the Court is asked to instruct to compensate the public as it sees fit. In addition, it is requested that Clal Insurance is ordered to pay special compensation to the plaintiff, and the repayment of his counsel’s legal fees.
It is noted that other similar claims have been filed against other insurance companies. In May 2013, Clal Insurance was presented with the applicants’ motion for a joint hearing in the matter of the claims.
In August 2015, the decision of the District Court to turn down the application for approval against the respondents in respect of the claim regarding the non-payment of linkage differentials in respect of insurance payment in accordance with the law, and to accept the application of approval against the respondents in relation to the claim regarding the short payment of interest on insurance payments was received and it was determined that the members of the Group who are entitled are every insuree, beneficiary or third party who is in the course of a period commencing three years before the filing of the action and ending on the day of the approval as a class action, received insurance payments from the respondents, other than in accordance with a judgment that was handed down between them without interest being attached to them in accordance with the law, within 30 days of the day on which the claim was presented to the insuree (and not on the day of the delivery of the last document that was required to the insurer for the purpose of clarifying the indebtedness) and until the time of the actual payment.

IDB Development Corporation Ltd.

Note 23 - Contingent Liabilities, Commitments and Lawsuits (cont.)
C.	Lawsuits (cont.)
2.	Lawsuits against Clal Insurance Enterprise Holdings Group (cont.)
a.	Consumer claims and derivative actions (cont.)
1. (cont.)

In October 2015, the respondents filed an application for leave to appeal in the Supreme Court, the main point of which was to object to the determination by the District Court that the previous compromise arrangement that Clal Insurance had made on a similar question, does not create an act of a court, which blocks the presentation of the present application for approval, and that it does not afford Clal Insurance protection under Section 6 of the Torts Ordinance. The respondents have made it clear that they retain the right to appeal on the other determinations that were made in the decision by the District Court at the end of the proceedings. In November 2015, the Court handed down its decision, in accordance with which the leave to appeal required a response and this was presented that month. In February 2016, the Supreme Court upheld the motion of Clal Insurance and the defendants from January 2016 to stay the deliberation procedures of the claim in the District Court until a ruling is rendered in the motion for leave of appeal and further instructed to hold a hearing in the motion for leave of appeal before 3 judges.

2.
In February 2014 a motion to certify a derivative action and a derivative action (derivative action case no. 9167-01-14) were filed with the District Court (Financial Department) in Tel-Aviv against Clal Insurance, four other insurance companies and Clalit Health Services (“Clalit”).

In March 2014, a Motion for Certification of a Derivative Action and a derivative action were filed (Derivative Action 46222-03-14) were filed with the District Court (Economic Department) against Clal Insurance, four additional insurance companies and Maccabi Health Services (“Maccabi”). The subject-matter of the motion and the claims raised in it are similar to the action described in this section above (jointly, “the motions” and “the claims”).
In April and October 2014, decisions were given by the court, ordering a consolidation of the cases and the filing of consolidated written pleadings in the motions and the claims.
The motion and the claim concern the allegation that the health funds are not exhausting and exercising the participation right that they have prima facie pursuant to law in respect of the insurance companies for expenses it incurred through the complementary insurance plans with regards to those cases in which there exists, allegedly, an overlapping of liability between the complementary insurance plan and the commercial health insurance policies sold by the insurance companies.
The plaintiffs contend that the overlap exists mainly in respect of performing medical procedures and choosing a surgeon in Israel, and in respect of medical consultation.
It is further contended that the insurance companies allegedly encourage their policyholders to activate the complementary insurance plans at the HMOs and to avoid activating the commercial insurance policy, by awarding the insured a monetary reward, all this in order to avoid absorbing the materialization of the risk of an insurance incident on their own, while rolling the risk over to the HMOs, and thus, allegedly, gaining unjust enrichment.
The plaintiffs contend that health funds’ participation right in relation to the insurance companies is a result of the overlapping of liabilities between the complementary insurance plans and the commercial health insurance policies sold by the insurance companies, and it stems from a general principle which has a wide legal application, which is common to all the branches of the liability laws and pursuant to the provisions of sections 56 and 59 of the Contracts (General Part) Law, 5733-1973, enrichment laws, and judicial precedents.

IDB Development Corporation Ltd.

Note 23 - Contingent Liabilities, Commitments and Lawsuits (cont.)
C.	Lawsuits (cont.)
2.	Lawsuits against Clal Insurance Enterprise Holdings Group (cont.)
a.	Consumer claims and derivative actions (cont.)
2. (cont.)
The main remedy requested in the exercise of the health funds’ participation right in relation to the insurance companies while ordering each one of the insurance companies to pay the health funds at least half of the monetary expenses incurred by the health funds due to the complementary insurance plans, both for the component of medical procedures and the ability to choose a surgeon in Israel, and for the component of medical consultation, for a period of seven years prior to the time the motion was filed, and in cases in which those insured by the health funds also possessed a commercial health insurance, providing coverage for both components.
The motion was filed after the health funds rejected the applicant’s request to exhaust the participation right as mentioned above in relation to the insurance companies, on the grounds that in terms of the provisions made by law and other grounds there is no cause for the aforementioned request, for as long as the provisions of the existing laws haven’t been changed, including administrative measures.
Regarding Clalit’s claim, the plaintiffs estimate the amount of the claim against all of the insurance companies at an amount of approximately NIS 3.5 billion, with added interest and linkage. The plaintiff does not allocate a specific part of the sum to Clal Insurance, but does mention that according to the data provided by the Capital Markets, Insurance and Savings Division at the Ministry of Finance, as of the end of 2011, the market share of Clal Insurance is 14% of the overall market share of insurance companies in this field, when the overall market share of the respondent insurance companies is 98%.
Regarding the Maccabi claim, the plaintiffs estimate the amount of the action against all of the insurance companies in an amount of approximately NIS 1.7 billion, together with interest and linkage. The plaintiff does not attribute a part of the amount of his claim to Clal Insurance, but he states that according to the figures of the Capital Market, Insurance and Savings Department at the Ministry of Finance, as of 2011 and 2012, Clal Insurance’s market share is 14% of the total market of the insurance companies in the sector, and the total market share of the insurance companies that were sued is 98%.
In July 2015, following the court ruling that a member of an Ottoman society may file a motion to approve a derivative claim in the name of the society, Kupot Holim Maccabi and Clalit filed a motion for leave of appeal to the Supreme Court and in October 2015, Clal Insurance and insurance companies joined the motion for leave of appeal. In November 2015, the court ruled that the Attorney General should refer in its position to the issue of the petitioners' status to file a derivative claim.
3.
In July 2015, a claim was filed with the District Court of Tel Aviv, as well as a motion to approve the claim as a class action, against Clal Insurance and another insurance company. The plaintiff contends that Clal Insurance does not take into account (allegedly), in its determination of the premiums in comprehensive motor insurance, subjective historical data regarding the insured vehicle which affect its value, but does take into account such data in its calculation of the amount of compensation to which the policyholder is entitled, and also does not specify, in its insurance policy, the value of the vehicle as the basis for the calculation of the amount of compensation paid upon the occurrence of an entitling event. The requested remedies include ordering Clal Insurance to cease establishing insurance premiums without taking into account the history of the policyholder’s vehicle, to repay to the class members the amounts which were unlawfully overcollected by it, with the addition of duly calculated linkage differentials and interest, from the collection date until the date of its actual repayment; to order Clal Insurance to change its premium amounts in a manner whereby, from now on, they will include the value of the insured vehicles as the basis for the calculation of the premiums. The class which the plaintiff wishes to represent includes policyholders who, in the last seven years, or in some part of that period, insured their vehicle by comprehensive motor insurance, and where, with respect to the insured vehicle, there is a difference between the basic price list price, and the weighted price list price.

IDB Development Corporation Ltd.

Note 23 - Contingent Liabilities, Commitments and Lawsuits (cont.)
C.	Lawsuits (cont.)
2.	Lawsuits against Clal Insurance Enterprise Holdings Group (cont.)
a.	Consumer claims and derivative actions (cont.)
3. (cont.)

The personal damages claimed by the plaintiff with respect to Clal Insurance amounts to NIS 1,300, for each year during which his vehicle was insured by Clal Insurance. According to the plaintiffs’ estimate, the total damages incurred by all members of the class which they wish to represent amounts to NIS 1.17 billion. The plaintiffs have not specified the amount claimed from Clal Insurance only, if the claim is approved as a class action.

4.
In September 2015, a lawsuit was filed against Clal Pensions and Provident Funds Ltd. as well as against four additional companies that are managers of pension funds ("The defendants") in the District Court in Tel-Aviv. The application was filed by policy holders in the pension funds that are managed by the defendants ("The plaintiffs").

The plaintiffs allege that the mechanism for remunerating agents and brokers with commissions, as a percentage of the management fees that are collected from the policy holders, as is customary among the defendants, constitutes a breach of the duty of faith opposite the policy holders in the provident funds that are managed by the defendants, and leads to the collection of higher than appropriate management fees by the defendants.

The group which the plaintiffs seek to represent is that of the policy holders in the provident funds that are managed by the defendants, from whom management fees were collected with a commission being given to the agents, which are derived from the level of the management fees, the remedies that are being claimed as part of the application are, inter alia, to require the defendants to change the remuneration mechanism for the agents and to refund to the policy holders the excess management fees that were collected.

The amount of the class action against all of the defendants is estimated at an amount of approximately NIS 2 billion, reflecting damage at a rate of approximately NIS 300 million a year since 2008. It should be noted on this matter, that the Association of Life Assurance Companies has presented an opening motion action in the Tel-Aviv-Jaffa District Court, and that as part of those proceedings, a declarative remedy has been sought in accordance with which the remuneration of the insurance agencies as a percentage of the management fees that are collected from the insurees is not prohibited under the law.

5.
In February 2016, a claim and motion for approval as class action were filed against Clal Pension and Provident Funds Ltd., as well as against the other four companies managing pension funds (the "defendants") with the Central District Court in Lod,. The action was filed by an association claiming that its goal is to work for vulnerable populations and people with special needs (the "plaintiff").

The main argument alleged in the claim is that the defendants charge recipients of disability pensions and survivors' pension management fees at the maximum rate permitted by law, while taking advantage of the fact that they are not permitted to move their money to another fund. The causes of action are, inter alia, breach of the initiated disclosure duty imposed on them, abuse and use in bad faith of contractual right, breach of fiduciary duty, due of mission and care, deception, cartel conduct, unjust enrichment and breach of statutory duties.
The group the plaintiff seeks to represent is anyone who accepts and/or having the right to receive a disability pension as well as anyone that receives and/or having a right to survivors' pension and anyone who is a member of a pension fund managed by the defendants and is caused damages as a result of the collection of management fees with respect to disability and survivors benefits.
The principal reliefs sought in the claim are, among other things, to require the defendants to return to each of the recipients of disability benefits and/or the survivors any fees collected and/or to be collected from them unlawfully, plus interest and linkage, or alternatively - to return to the pension fund the management fees collected and/or to be collected unlawfully from recipients of disability and/or survivors benefits and make a fair and equitable distribution of funds. The management company is studying the claim. The class action amount was not quantified in the claim however, according to an actuary opinion that was attached to the motion, the damage that was caused to the group members, based on initial estimate is NIS 1 billion against all defendants.

Note 23 - Contingent Liabilities, Commitments and Lawsuits (cont.)
C.	Lawsuits (cont.)
2.	Lawsuits against Clal Insurance Enterprise Holdings Group (cont.)
b.
Moreover and in general, in addition to the general exposure that the financial institutions of the Clal Insurance Enterprise Holdings group have with respect to future actions, from time to time, including as a result of complaints of policyholders, audits and requests to receive information, there is also an exposure for warnings regarding the Commissioner’s intention to impose on those bodies financial sanctions and/or instructions of the Commissioner regarding an amendment and/or restitution and/or the implementation of certain operations with regard to operations that were carried out by financial institutions in the group in the past, with regard to a policyholder or group of policyholders and/or exposure for wide-ranging decisions in which framework the Commissioner can also order the making of restitution to customers for the defects addressed by the warnings or the decisions and/or position papers published by supervisory bodies whose status and degree of influence are uncertain.

Moreover, from time to time the financial institutions are subject to hearings and/or discussions with the Commissioner of Insurance’s office with regard to the aforesaid warnings and/or rulings and occasionally enforcement powers are exercised against them, culminating in the imposition of monetary sanctions. The financial institutions in the Group are examining the need to make provisions in the financial statements with regard to the aforesaid warnings on the basis of an opinion of their legal advisers and/or are in the process of studying the warnings, according to need as the case may be. In addition, in the reported period of 2015, monetary sanctions were imposed on Clal Insurance and Clal Pension and Provident, each in immaterial amounts.

The following are details regarding the Commissioner’s position or fundamental decisions that have or may have an effect on the Clal Insurance Enterprise Holdings group, as aforesaid:
1.
In August 2013, the Commissioner published a fundamental decision with regard to raising management fees without giving notice and on December 17, 2014, an amendment to the decision was published, postponing the dates for completing its implementation (‘the decision’).

Pursuant to the provisions of the decision, management companies are required to examine all of the accounts in which management fees were raised in the period between January 1, 2006, and December 31, 2009 (hereinafter: ‘the restitution period’) and to return to each member, who was charged management fees during that period other than pursuant to the provisions of regulation 53B(a) of the Income Tax Regulations, the amounts that he was overcharged, unless an examination exception and/or a restitution exception applies to that member, as stated below. The amounts standing to the member’s credit according to the decision will bear annual interest at a rate of 5.1%, starting from the date on which the management fees were overcharged until the date of making the payments pursuant to the provisions of the decision.

The decision determined cases in which an exemption will be given with regard to the examination and restitution of money, and other cases in which an exemption will be given with regard to the restitution of money only. Moreover, various provisions were determined with regard to the manner of carrying out the restitution, documentation of the restitution, giving notice to members and reporting to the Commissioner with regard to the implementation of the restitution instructions.

Pursuant to the provisions of the decision, by August 31, 2015, management companies are required to complete the making of the examination and the restitution, and by December 31, 2015, the companies are required to send the Commissioner a summary report of the internal auditor of the companies, confirming the implementation of the provisions of the decision.

Clal Pension and Provident implemented the provisions of the decision. It is indicated that in March 2015, a class action was filed against Clal Insurance in the matter, the object of the commissioner's decision in connection with raising management fees without an advance notice.

IDB Development Corporation Ltd.

Note 23 - Contingent Liabilities, Commitments and Lawsuits (cont.)
C.	Lawsuits (cont.)
2.	Lawsuits against Clal Insurance Enterprise Holdings Group (cont.)
b.	(cont.)
2.
In May 2015, a fundamental decision was published with respect to joining collective life insurance. The decision was published following cross inspections carried out by the commissioner on collective life insurance in insurance companies under which certain cases were revealed where insured persons were joined to collective life insurance without their written consent, this despite the fact that the insured persons paid the insurance cost (fully or partly) (the insured). According to the provisions of the decision it was determined, that as to existing group life insurance policies on the decision date for which the insurance company cannot present a consent letter, the insurance company must ascertain the existence of a written consent of those insured to join such policies no later from the upcoming renewal date of the policy or 12 months from the publication date, whichever is earlier (the effective date). If the insurance company did not obtain the consent of a certain insured in such policies until the effective date, the insurance will not be renewed for that insured person in the insured group and a notice in this regard will be sent to the insured person a month before the renewal date (the policy continues for the other insured).

The aforesaid will not apply to (1) insured group for which the commissioner's approval was granted exempting the insurance company from the duty of keeping a list of policyholders, for example, as a result of the security classification of that group of policyholders or as a result of the policyholder being a provident fund management company; (2) collective life insurance policies that were issued pursuant to an obligation in the law; (3) life insurance policies that were marketed before January 1, 2006 (‘old policies’) and were not renewed. On the next renewal date of old policies, the insurance company is required to obtain consents from the aforesaid policyholders.The decision will enter into effect 60 days after the date of its publication. Clal Insurance operates according to the provisions of the decision so as to identify the relevant insured and obtain their consent as required by the provisions of the decision.

In February 2015, a fundamental decision was published with regard to the Equal Rights for Persons with Disabilities Law, 5758-1998 (“the Equal Rights Law”). As part of the decision, it is clarified, inter alia, that the insurance company is liable to deliver to a policyholder with disabilities that is given different treatment, as defined in the law, or a person with disabilities who was refused insurance, a reasoned notice in writing that will state that the insurance company’s decision derived from the fact that in its estimation the particular insurance risk as a result of the disability is greater in comparison to the insurance risk of persons who do not have that disability. The aforesaid notice shall also include a synopsis of at least one of the following matters: the actuarial figures, statistical figures, medical information or other information regarding the increase of the specific insurance risk, which formed the basis for the aforesaid decision of the insurance company, and a summary of the information on which it relied with respect to that person (such as: a reference to professional articles or a reference to a reinsurer’s guidelines, with regard to the underwriting terms on which Clal Insurance relied for the purpose of its decision). The decision gives the Commissioner authority with regard to the implementation of the provisions of the law.

3.	The decision confers upon the Commissioner the power regarding the implementation of the provisions of the law.
In September 2014, the draft Equal Rights for Persons with Disabilities (Insurer’s Notice regarding Different Treatment of a Person or a Refusal to Insure him) Regulations, 5774-2014 (‘the draft regulations’), which state, inter alia, the wording of the notice that should be given to the insured pursuant to the Equal Rights Law, with regard to the right of a person whom an insurer has refused to insure or who received different treatment from the insurer as stated in the Equal Rights Law to file a complaint with the Commissioner and with the Complaints Committee or to file a claim with the court. The regulations will come into effect 30 days after they are published. The companies are holding discussions with the Commissioner with regard to the draft regulations.

IDB Development Corporation Ltd.

Note 23 - Contingent Liabilities, Commitments and Lawsuits (cont.)
C.	Lawsuits (cont.)
2.	Lawsuits against Clal Insurance Enterprise Holdings Group (cont.)
b.	(cont.)
4.
Following the draft of the principle decision that was published in March 2015 regarding the payment of VAT and impairment of a vehicle that was not repaired,,in June 2015, the Commissioner published a binding version of the principle determination, in which it was determined that if the insurer chose to compensate the policyholder through payment of the damage value, as specified in section 4 of the Addendum to the Control of Insurance Business Regulations (Contract Terms in Private Motor Insurance), 5746 - 1986, or in the event that a third party claims its direct damages with respect to the repair of the vehicle, and if the amount of damages was determined by a loss adjuster, and the insurance company did not appeal the loss adjuster's decision, it is required to pay insurance benefits which include, inter alia, the decrease in the vehicle’s value, if any, and the value added tax which applies in that case (provided that they are not entitled to a deduction of input tax), including if the plaintiff has not actually repaired his vehicle. In Clal Insurance's estimation, the aforementioned determination is not expected have to significant implications on Clal Insurance regarding motor property policies.

It is noted that, in May 2015, a class action was filed against Clal Insurance and additional insurance companies regarding the subject of the principle determination, in connection with apartment insurance and motor insurance, in a claimed amount which is immaterial for Clal Insurance.

5.
Clal Insurance is holding discussions with the Commissioner within the framework of a draft decision concerning one-time deposits of policyholders in policies that guarantee a yield (‘the policies’). Pursuant to the draft, Clal Insurance is required to carry out certain operations with regard to policyholders where the actual yield of the one-time deposits, which bore the yield of a profit-participating portfolio, was equal to or exceeded the guarantees yield in the policies, and certain operations with regard to policyholder where the actual yield on the one-time deposits was lower than the guaranteed yield. Clal Insurance is holding discussions with the Commissioner with regard to the draft decision. Therefore, at this stage, in view of the fact that it is not known that the final wording of the decision will be, if and insofar as one will be made, Clal Insurance is unable to estimate the ramifications and the extent of its impact on Clal Insurance, if and insofar as it will be published.

6.
In January 2015, the “Commissioner’s Position – Definition of the Insurance Event in Nursing Insurance” was published, with the purpose of clarifying the Commissioner’s interpretation of the definition of a nursing insurance event that appears in the Nursing Circular. Pursuant to the position paper, when resolving claims, an insurance company is required to examine whether a policyholder is capable of carrying out by himself a material part of the action, so that the examination will be made in accordance with the purposive interpretation described within the framework of the position paper. It is noted that in August 2015, a class action was filed against Clal Insurance in the matter, the object of the Commissioner’s position with regard to the manner of defining an insurance event in nursing insurance.

In addition, in January 2015, the Commissioner published a wide-ranging position of the Commissioner with regard to the payment of a financial institution to a licensee (‘the position paper’). Pursuant to the position paper, the Commissioner objects to financial institutions paying licensees commissions that are based on the management fees paid by the member or the policyholder, according to which the commissions that will be paid to the licensee will be higher insofar as the management fees that will be paid by the customer will be higher.

The insurance companies contacted the Commissioner with regard to the status and legality of the position paper. In March 2015, the Commissioner issued a notice and a clarification that the position paper does not constitute a new positive regulation of the manner in which the commissions should be calculated, that the Commissioner did not intend to exercise the enforcement power given to her pursuant to the provisions of the law in all that concerns the activity of the institutional entities and pension insurance agents with respect to customers joining the institutional entities before the publication of the position paper and even in the period immediately thereafter according to the system of contracts that existed as of the publication date.

Note 23 - Contingent Liabilities, Commitments and Lawsuits (cont.)
C.	Lawsuits (cont.)
2.	Lawsuits against Clal Insurance Enterprise Holdings Group (cont.)
b.	(cont.)
7.
In January 2015, the Commissioner published the Commissioner's across the board position regarding a payment by a financial institution to a license holder ("The position paper"). In accordance with the position paper, the Commissioner objects to financial institutions paying agency fees to license holders, which are derived from the management fees that the policy holders or insurees pay and where accordingly, the higher the management fees that the customer pays, the higher the agency fees that will be paid to the license holder. The insurance companies have referred to the Commissioner in connection with the status of the position paper and its legality. In March 2015, the Commissioner issued an announcement and a clarification, according to which the position paper does not constitute a positive new regulation on the manner in which the agency fee is to be calculated, that it is not the Commissioner's intention to exercise the enforcement powers that are afforded to her, in accordance with the provisions of the law, on any matter relating to the activity of the institutional bodies and the pension insurance agents, in relation to customers who joined the financial institutions before the publication of the position paper, and even in the period shortly afterwards, in accordance with the set of contracts that existed at the time of its publication. The financial institutions in the group are studying the implications of the position paper, inter alia with regard to its legality, its effect on agreements with agents and marketers, including the need to construct a new remuneration model and the ability to create a connection between income and expenses in these marketing channels. According to the Commissioner’s position, if changes do not take place, there may be implications for the field of pension savings in general, on the amount of the management fees that will be charged to the customers, on contracts with agents and marketers and the financial institutions and the possibility of the financial institutions linking income to expenses. In June 2015, The Israel Insurance Association filed with the District Court a claim for declaratory relief in which the Court was requested to declare and determine that the compensation derived from the management fees per se is not prohibited by law, and that the institutional entities, by engaging in agreements which include compensation which is derived from management fees, have not committed a breach of their legal duty. In February 2016, the District Court decided that the Supreme Court has jurisdiction to hear the case and therefore it ordered the lawsuit to be summarily dismissed, because the District Court did not have issue jurisdiction to hear it.

Regarding a class action filed on the subject of decision in principle, see Section (a) (4) above. It should be noted that in January 2016 the draft Control of Financial Services (Provident Funds) (Amendment – Severing the Calculation of the Distribution Commission from Management Fees) Law, 5776-2016, was tabled in the Knesset. According to this, it is proposed that the distribution commission paid to the agent will not be calculated in relation to management fees the Company collects from its members. After considering all the procedures outlined above, the financial institutions are unable to estimate, at this stage, the full implications of the Commissioner's position for the past and for the future.

8.
In October 2015, draft instructions to correct deficiencies in the marketing of personal accident policies (the "Draft") were published. The draft refers to policyholders in personal accident policies, who joined the personal accident insurance by insurers after they had a previous insurance policy by the same insurer and by the process of telephone sale initiated by the insurer, and this is from January 2014 under the terms in the draft (below, respectively: "insurance" and "policyholders "or" policyholder"). According to the draft, the insurance company must contact the policyholders and obtain their explicit consent to continue to be insured by such insurance and cancel the coverage and return the premiums paid plus interest and linkage differences, if the insured has not approved it. Clal Insurance discusses with the Commissioner regarding the draft.

IDB Development Corporation Ltd.

Note 23 - Contingent Liabilities, Commitments and Lawsuits (cont.)
C.	Lawsuits (cont.)
2.	Lawsuits against Clal Insurance Enterprise Holdings Group (cont.)
c.
On February 10, 2016, a claim and a motion to approve the claim as class action (the claim) was filed against Clal Insurance Enterprise Holdings and its board members (the defendants) with the Tel Aviv District Court by a shareholder in Clal Insurance Enterprise Holdings who holds also the Company's bonds. The main argument contained in the claim is that in view of the fact that the activity value of Clal Insurance Enterprise Holdings is not reflected in its value quoted in the stock exchange and is even significantly greater than its equity and in view of the duty of Clal Insurance Enterprise Holdings and its board members to act so as to increase the value for Clal Insurance Enterprise Holdings shareholders, Clal Insurance Enterprise Holdings and its board members should have attempted to sell its assets (the majority of which is holding in Clal insurance) to other insurance companies in Israel by a tender when each asset of Clal Insurance Enterprise Holdings is offered for sale separately. The causes of action alleged against the defendants, among others, are lack of activity on their part to increase the value for the shareholders of Clal Insurance Enterprise Holdings and their negligence on acting to mitigate the damage caused to the plaintiff and the group members due to the difference between the stock exchange value of Clal Insurance Enterprise Holdings and its economic value or at least the difference between the stock exchange value and the equity of the Company. The group the plaintiff seeks to represent is the shareholders of Clal who hold the shares of Clal Insurance Enterprise Holdings that are listed for trade in the Tel Aviv Stock Exchange. It is indicated that on February 11, 2016, the plaintiff addressed the Company requesting the latter to join the claim and the stay of proceedings motion filed therewith and notify that if it will not join, he will file in its name a motion for a derivative claim in this regard. The amount of the class action for the damage caused to the group members is NIS 2,125 million. This amount represents the difference between the stock exchange market value of Clal Insurance Enterprise Holdings and the equity of Clal Insurance Enterprise Holdings according to its financial statements. The main relief sought under the claim, among others, are: require the defendants compensate the group members for the damages caused that derive from the omission of the defendants to act to increase the value for the shareholders of Clal Insurance Enterprise Holdings by selling its operations or alternatively require Clal Insurance Enterprise Holdings to act to sell such assets so as to mitigate the damage caused to the group members. It is indicated that the directors of Clal Insurance Enterprise Holdings have indemnification letters from Clal Insurance Enterprise Holdings. At the same time the claim and the motion to approve the claim as class action were filed, the plaintiff filed with the Tel Aviv District Court against the defendants and other defendants, including the Company, its board members, the trustee for the Company's shares in Clal Insurance Enterprise Holdings, Mr. Moshe Tery, (as stated in Note 3.H.5.B above) (the trustee) and the Commissioner a motion for injunction and an urgent motion for temporary injunction under which the plaintiff requests to instruct the stay of sale procedures of the shares of Clal Insurance Enterprise Holdings that are held by the Company through the trustee and this is pursuant to an outline set forth by the commissioner as stated in Note 3.H.5.C above) (the motions). The plaintiff requests to stay the above sale procedures until a conclusive decision is made in the claim. The key cause of action indicated in the motions for stay of the sale procedures is that the realization of the shares under such outline prior to hearing the claim may cause irreparable damage to the Company and its bond holders.

d.	In addition to the lawsuits set out in sections a, b and c above, there are immaterial lawsuits against investee companies of Clal Insurance Enterprise Holdings Group, totaling NIS 66 million.

IDB Development Corporation Ltd.

Note 23 - Contingent Liabilities, Commitments and Lawsuits (cont.)
C.	Lawsuits (cont.)
3.	Lawsuits against Discount Investments
a.
In September 2012, a motion to certify the filing of a derivative action in an amount of NIS 370 million in the name of Discount Investments against its directors was filed with the Tel-Aviv-Jaffa District Court (in this section, “the Motion for Certification”), by applicants claiming to be minority shareholders of Discount Investments (hereinafter in this section, “the applicants”). Together with the motion for approval, a draft of the derivative claim was also filed with the Court.

The Motion for Certification relates to investments made by Discount Investments in Maariv Holdings Ltd. ("Maariv") at both the initial stage that Discount Investments invested in acquiring control of Maariv and at various later stages, and it alleges, inter alia, that the directors named in the motion acted negligently and recklessly, and breached their duty of skill and caution towards Discount Investments with regard to their care and/or involvement in those investments, and therefore they should compensate the Discount Investments for the damage it incurred, which according to the plaintiffs, on the basis of an expert opinion on their behalf, is estimated at NIS 370 million. In August 2015, subsequent to the date of the statement of financial position, the Central District Court - Lod decided to approve the aforementioned motion. According to the Court’s decision, inter alia, a basis has supposedly been established for the existence of cause of action for Discount Investment against the aforementioned directors, with respect to breach of their duty of care towards Discount Investment, by acting in a negligent and rash manner regarding their decision to acquire Ma’ariv, and as a result, caused Discount Investment to incur damages which were comprised of both the initial acquisition cost of Ma’ariv, and of the additional investments therein.

b.
In July 2014, a claim was filed with the court against Koor with regard to a claim of a breach of an agreement for the payment of a finder’s commission for the sale of Adama to ChemChina, in a total amount of NIS 32 million.

c.
For information on motions for certifying the filing of derivative actions that were filed by the Petitioners who are claiming to be shareholders of Discount Investments, with regards to dividends distributed by Discount Investments in 2010-2011, and that were filed, as applicable, against Discount Investments, against directors and two officers of Discount Investments during the relevant period, against the Company, against Clal Insurance Enterprise Holdings, against Clal Finance and against other parties, see section C.1.h. above in this note.

4.	Lawsuits against Cellcom and its subsidiaries
In the normal course of business, Cellcom and its subsidiaries are involved in various lawsuits filed against them. The provision included in Cellcom’s financial statements of December 31, 2014, for all of the lawsuits against it, amounts to approximately NIS 54 million.
Presented hereunder are the details of pending claims against Cellcom, classified into groups having similar characteristics. The amounts indicated hereunder are correct for the dates on which the claims were filed.
a. Consumer Claims
In the normal course of business, claims have been filed against Cellcom by its customers. These are mostly motions for approval of class actions, primarily concerning allegations of illegal collection of funds, unlawful conduct or breach of license, or a breach of agreements with customers, causing monetary and non-monetary damage to them. As at December 31, 2014, the amounts claimed from Cellcom in consumer claims, amounted to NIS 2,761 million (this amount includes a claim that was certified as a class action, as stated below).
In addition, there are additional consumer claims against Cellcom in which the amount claimed was not stipulated if they become certified as class actions, and in their respect Cellcom has an additional exposure to that mentioned above.
In addition, there are consumer claims against Cellcom jointly with other defendants which amount to NIS 958 million and additional consumer claims against Cellcom and additional defendants for which the amount of the claim insofar as they will be certified as class actions was not stated, for which Cellcom has additional exposure beyond the aforesaid.

IDB Development Corporation Ltd.

Note 23 - Contingent Liabilities, Commitments and Lawsuits (cont.)
C.	Lawsuits (cont.)
4.	Lawsuits against Cellcom and its subsidiaries (cont.)
a. Consumer Claims (cont.)
Moreover, an appeal was filed with regard to the dismissal of a claim against Cellcom and a motion to certify it as a class action, in a total amount of at least several hundreds of millions of shekels.
In November 2013, the Central District Court granted a motion that was filed in September 2011 to certify a claim filed against Cellcom in September 2011 as a class action, with regard to an allegation that Cellcom breached its agreements with its clients by failing to give them the full amount of the refunds to which they are entitled according to the agreements. The total amount of this claim was estimated by the plaintiff at NIS 15 million.
Out of all of the claims against Cellcom and the motions to certify them as class actions, settlements or withdrawal arrangements have been filed with the court in five motions for certification of class actions against Cellcom for a total amount that has been estimated by the plaintiffs at NIS 253 million, in a motion to certify a class action against Cellcom and another defendant for an amount of NIS 28 million without stating the amount of the claim attributed separately to Cellcom, and an additional motion for certification of a class action where the amount clamed was not stated, but the proceedings have not yet ended.
The following are details of the number and total amounts of claims that have been certified as class actions, and claims where there is a motion to certify them as consumer class actions, which are pending against Cellcom as at December 31, 2014, classified according to the amount of the claim:
Amount of the claim	Number of claims	Amount of the claims (NIS millions)
Up to NIS 100 million	34	885
NIS 100 million to NIS 500 million	7	1,263
NIS 500 million to NIS 1 billion	1	606
Claims in which no amount was stated	8
Claims against Cellcom and additional defendants jointly	7	958
Claims against Cellcom and additional defendants in which no amount was stated	4

After the date of the statement of financial position, 19 claims and motions to approve them as class actions were filed with the Court, as follows: 7 of the claims and motions to approve them as class actions, in the total amount of NIS 329 million, 8 claims and motions to approve them as class actions with respect to which the plaintiffs did not specify the claim amount, and motions to approve them as class actions against Cellcom, where the amount claimed in each exceeds NIS 1 billion (as specified below), and two additional claims and motions for approval as class actions against Cellcom and additional defendants, in which no amount that is claimed from Cellcom is noted separately - one of which is in the amount of NIS 45 million, and an additional claim in which the amount claimed exceeds NIS 1 billion (as specified below). Additionally, an appeal was filed against a claim and a motion to approve it as a class action which was turned down against Cellcom, which has been esitmated by the plaintiffs at an amount of approximately NIS 220 million. Out of all consumer claims against Cellcom and motions for their approval as class actions, there is one motion to approve class action status in the amount of approximately NIS 6.7 billion, five additional claims in an amount of approximately NIS 349 million, and two additional claims in respect of which the claim amount was not specified, at this preliminary stage, it is not yet possible to estimate their chances of its success.

IDB Development Corporation Ltd.

Note 23 - Contingent Liabilities, Commitments and Lawsuits (cont.)
C.	Lawsuits (cont.)
4.	Lawsuits against Cellcom and its subsidiaries (cont.)
a. Consumer Claims (cont.)
After the date of the Statement of Financial Position, 26 claims and motions to approve them as class actions against Cellcom, in an amount that was estimated by the plaintiffs as a total amount of NIS 1,486 million, five claims and motions for certification as class actions for which no amount of the claim was stated, and five additional claims and motions for certification as class actions against Cellcom and additional defendants in a cumulative amount, as estimated by the plaintiffs, of approximately NIS 309 million, without stating the amount that is being claimed from Cellcom separately, were dismissed.
After the date of the Statement of Financial Position, settlements or withdrawal arrangements were filed in two claims and motions for certification as class actions against Cellcom, for an amount that was estimated by the plaintiffs in a cumulative amount of approximately NIS 36 million, and in two claims and motions for certification as additional class actions against Cellcom and another defendant for a cumulative amount that was estimated by the plaintiffs as approximately NIS 481 million, without stating the amount of the claim from Cellcom separately, and in two claims and motions for certification as additional class actions against Cellcom for which the amount claimed from Cellcom was not stated, but the proceedings have not yet ended.
The following are details of three claims and motions to certify them as class actions against Cellcom, which were filed subsequent to the date of the Statement of Financial Position, where the amount claimed for each of them is more than NIS 1 billion:
1. In March 2015, a claim and motion to certify it as a class action were filed with the courtagainst Cellcom, by two plaintiffs who claim that they are customers of Cellcom. The plaintiffsclaim in their action that Cellcom unlawfully invaded the privacy of its customers and they areclaiming as a result compensation for non-pecuniary loss. If the claim is certified as a class action, the amount claimed in it was estimated by the plaintiffs in a total sum of NIS 15 billion.
2.
In August 2015, a claim and a motion to approve it as a class action against Netvision, a wholly owned subsidiary of Cellcom, and against three additional defendants, were filed, alleging that one of the defendants had sold to the other defendants, including to Netvision, personal details of its customers, which were used by the buying defendants to contact those customers and issue business offers to them. If the claim is approved as a class action, the amount claimed in respect of each of the defendants who allegedly acquired the information, including Netvision, is estimated by the plaintiff at NIS 1,000 with respect to each customer whose personal details were purchased by it and/or with respect to each customer who was contacted, as stated above, which amounts, according to the estimate of the aforementioned plaintiff, to approximately 1.5 million customers from each buying defendant.

3.
A claim and a motion to approve it as a class action were filed against Cellcom and against two additional defendants, alleging that the defendants offer, unlawfully, prepaid calling cards at particularly high rates, by coordinating prices between them. If the claim is approved as a class action, the total amount claimed from the three defendants is estimated by the plaintiffs as approximately NIS 13 billion, where out of this amount, based on the data specified in the plaintiffs' statements of claim, the amount claimed from Cellcom is estimated as approximately NIS 6.7 billion. at this preliminary stage, Cellcom is unable to estimate the chances of the aforementioned claim.

IDB Development Corporation Ltd.

Note 23 - Contingent Liabilities, Commitments and Lawsuits (cont.)
C.	Lawsuits (cont.)
4.	Lawsuits against Cellcom and its subsidiaries (cont.)
b.	Environmental claims
In the normal course of business, claims have been filed against Cellcom in issues related to the environment, including claims regarding non-ionizing radiation from cellular handsets and claims in respect of sites belonging to Cellcom. These are mostly motions for approval of class actions, relating to allegations of unlawful conduct or breach of license causing monetary and non-monetary damage (including claims for future damages). As of December 31, 2014, two claims were pending against Cellcom; motions to certify these as class actions were originally filed, for a total amount of NIS 4.7 billion.
In 2014, the court dismissed the motions for certification of the aforesaid two claims as class actions, except with regard to certain causes of action which it decided to hear on the basis of settlements in similar class actions against other cellular operators (Pelephone Communications Ltd. and Partner Communications Ltd.) that were approved by the court, which Cellcom was also prepared to adopt. The aforesaid settlements include undertakings of the cellular operators to provide certain information with regard to non-ionizing radiation, to sell certain accessories at a discount and to carry out certain examinations of devices in certain circumstances, where the cost of carrying out these undertakings is estimated by Cellcom in amounts that are not material for it. The plaintiffs filed an appeal against the judgment approving the settlements with Pelephone and Partner, inter alia, with regard to the type of examinations that will be made as aforesaid.
c. Other claims
In the normal course of business, various lawsuits have been filed against Cellcom by employees, subcontractors, suppliers, authorities and others which deal mostly in claims of breach of provisions of the law governing termination of employment and obligatory payments to employees, claims for breach of agreements, copyright infringements, patent infringement and compulsory payments to authorities.
As at December 31, 2014, the total amount of these claims against Cellcom amounted to NIS 85 million. In addition, a lawsuit against Cellcom and two other cellular operators was filed requesting non-financial remedies for an alleged infringement of a patent in iPhone devices. Subsequent to the date of the statement of financial position, two additional claims were filed against Cellcom in the amount of NIS 6 million. At this preliminary stage, it is not possible to estimate the claims' chances of success.
The provision included in Cellcom’s financial statements as at September 30, 2015, subsequent to the date of the statement of financial position, in respect of all claims against it amounts to NIS 61 million.
5.	Lawsuits against Adama and its subsidiaries
In the normal course of business, Adama is involved in various legal claims. The provisions included in its financial statements as of December 31, 2014, for the costs that may arise from these claims are in a total sum of US 15 million.
Presented hereunder are details of claims pending against Adama, that were not fully provided for in its financial statements, and their chances of success were not considered to be remote by the legal counsel of Adama and its subsidiaries, classified into groups having similar characteristics. The amounts indicated hereunder are correct for the dates on which the claims were filed.
a.	Environmental claims
In 2011 an action and motion to certify it as a class action was filed for an amount of NIS 642 million against a consolidated company of Adama for smell and noise hazards relating to its site. In February 2014, an appeal was filed with the Supreme Court by the plaintiffs in the aforesaid action and motion, with regard to its dismissal in December 2013 by the Beer-Sheba District Court. In February 2016, the entire appeal was dismissed.
b.	Claims of employees, subcontractors, suppliers, authorities and others
In the normal course of business, various claims were filed against Adama by employees, subcontractors, suppliers, authorities and others which concern, inter alia, claims for breaches of provisions of the law regarding termination of employment and obligatory payments to employees, claims for breach of contract and patent infringement, and compulsory payments to authorities.
As of December 31, 2014, the total amount claimed from Adama for the aforesaid claims amounted to $39 million.

Note 23 - Contingent Liabilities, Commitments and Lawsuits (cont.)
C.	Lawsuits (cont.)
6.	Lawsuits against Shufersal
In the ordinary course of business, Shufersal is involved in several legal claims against it. The provision included in its financial statements as of December 31, 2014, for all of the claims against it amounts to NIS 9 million.
The following are details of the claims pending against Shufersal, classified into groups with similar characteristics.
a. Consumer claims
In the normal course of business, legal claims were filed against Shufersal by its customers. These are mostly motions for certification of class actions, which mainly concern claims of charging money unlawfully, acting contrary to the law or a license, or a breach of the agreements with customers, causing financial and non-financial loss to them.
As at December 31, 2014, the total amount claimed from Shufersal for consumer claims was NIS 518 million. Regarding several of these claims, for a total amount of NIS 18 million, their likelihood of success cannot be estimated by Shufersal because of the preliminary stage that they have reached.
In addition, consumer claims and motions to certify them as class actions were filed against Shufersal and additional defendants, where the total amount attributed to Shufersal amounted to NIS 157 million. Moreover, consumer claims and motions to certify them as class actions were filed against Shufersal and additional defendants, where the amount claims therein amounted to NIS 78 million, without any stipulation of the amount of the claim attributed separately to Shufersal.
The following are details of the number and amounts of the claims where there is a motion to certify them as consumer class actions, which were pending against Shufersal as of December 31, 2014:
Amount of the claim	Number of claims	Amount of the claims (in NIS millions)
Up to NIS 100 million	34	620
Between NIS 100 and 500 million	1	133

Subsequent to the date of the Statement of Financial Position, 10 consumer claims and motions to certify them as class actions were filed against Shufersal for a total amount of NIS 604 million, the likelihood of the success of five of the claims that have been filed, in an overall amount of NIS 506 million cannot be assessed at this preliminary stage.
Furthermore, 9 consumer claims were filed against Shufersal and additional defendants and motions to certify them as class actions, where the total amount attributed in respect of Shufersal, amounts to NIS 77 million and at the preliminary stage that these claims have reached, Shufersal is unable to assess the likelihood of the success of 5 of the claims that have been filed, as aforesaid, in an overall amount of NIS 49 million.
Furthermore, nine additional claims and motions to certify them as class actions were filed, in a total amount of NIS 235 million, which were dismissed and withdrawn, with the approval of the Court; in addition, 23 additional motions to certify class actions against Shufersal concluded by withdrawal, with the Court’s approval, amounting to a total of NIS 485 million.

IDB Development Corporation Ltd.

Note 23 - Contingent Liabilities, Commitments and Lawsuits (cont.)
C.	Lawsuits (cont.)
6.	Lawsuits against Shufersal (cont.)
b.	Claims of employees, subcontractors, suppliers, authorities and other claims
In the normal course of business, legal claims were filed with the courts against Shufersal by employees, subcontractors, suppliers, authorities and others, which relate mainly to claims of breaches of the provisions of the law in relation to the termination of workers’ employment and compulsory payments to employees, claims of breaches of contract and compulsory payments to authorities. As of December 31, 2014, the total amount for which Shufersal was being sued for these claims was NIS 19 million. In 2014, an indictment was filed against Shufersal, the Vice-President of Operations and Shufersal’s supply chain, and four additional executives in Shufersal (who are not officers). The indictment alleged offenses against the provisions of the Hours of Work and Rest Law, 5711-1951, with regard to the employment of workers for overtime in excess of what is permitted in the aforesaid law. In Shufersal’s estimation, on the basis of the opinion of its legal advisers, if and insofar as at the end of the aforesaid proceeding Shufersal will be found guilty of the charges that will be claimed against it, Shufersal will be exposed to the payment of a fine that is not material. Subsequent to the date of the statement of financial position, Shufersal received a demand for payment in the amount of approximately NIS 14 million, with respect to a land betterment levy for a property which Shufersal leases, and an additional claim was filed against Shufersal in the amount of NIS 7 million in respect of the cancellation of a rental agreement.
c.	Claims with Respect to the Restrictive Trade Practices Law
In February 2010, an indictment was filed with the Jerusalem District Court against Shufersal, its former President and CEO and its former Vice-President of Commerce and Marketing (in this section: “former officers of Shufersal”), which attributed to the defendants offenses against the Restrictive Trade Practices Law and the Penal Law with respect to allegations regarding non-compliance with the instructions in the approval of the merger between Clubmarket Marketing Chains Ltd. (“Clubmarket”) and Shufersal, and an attempt to perform a restrictive arrangement.
In December 2013 the Court convicted Shufersal and the former officers of Shufersal in two offenses of non-compliance with the provisions stated in the approval of the merger and four offenses of an attempt to perform a restrictive arrangement, and acquitted them of an additional indictment of non-compliance with the instructions in the approval of the merger.
In July 2014, the court handed down a sentence in the aforesaid criminal proceeding, in which Shufersal was ordered to pay a fine of NIS 3 million, and to give an undertaking in a sum of NIS 5 million, for a period of three years, not to commit an offense pursuant to the Restrictive Trade Practices Law, and the two former officers of Shufersal were sentenced to imprisonment, including actual imprisonment for periods of two months and one month, respectively (which have been stayed until proceedings have ended in the Supreme Court), fines in sums of between NIS 250 thousand and NIS 450 thousand, and additional sanctions. In September 2014, Shufersal filed with the Supreme Court an appeal against its aforesaid conviction and against the sentences that were consequently imposed on it, as stated above. The two former officers of Shufersal also filed appeals of their own. In August 2015, subsequent to the date of the statement of position, the appeal of Shufersal and its former CEO was dismissed, both with respect to the conviction and with respect to the sentence, while against Shufersal's former VP Commerce and Marketing, the appeal was dismissed with respect to the conviction and the sentence, excluding the prison sentence, which was commuted to three months' community service. The total provision included in the financial statements of Shufersal as of September 30, 2015, subsequent to the date of the statement of financial position, with respect to all claims against it, amounted to NIS 14 million.

IDB Development Corporation Ltd.

Note 23 - Contingent Liabilities, Commitments and Lawsuits (cont.)
C.	Lawsuits (cont.)
7.	Lawsuits against Elron
Elron’s financial statements for December 31, 2014, include a provision in an amount immaterial to it in respect of all the claims against it.
As at December 31, 2014, a claim and a motion to certify it as a class action is pending in the court against Elron and other defendants, alleging non-compliance with provisions of corporate law and securities law.
The remedy requested in the aforesaid claim is monetary compensation without stipulating the amount claimed, although it does contain various arguments regarding the method of determiningthe damages caused to the plaintiffs, which depends, inter alia, on clarifying certain circumstances and the nature of each alleged damage. The Court rejected the motion to certify the aforementioned claim as a class action, but the plaintiffs filed an appeal, and in May 2012 the Supreme Court handed down a ruling in which it partly accepted the aforesaid appeal. The aforesaid ruling states, inter alia, that the motion to approve the class action is accepted with certain changes from that requested in said motion, while also providing certain instructions as to the holding of the proceeding, and stating that the proceeding is being remanded to the District Court so that it will hear it as a class action against the defendants specified in it, including against Elron and its former officers. Elron denies the claim’s allegations against it. Elron recorded in its financial statements a provision in an amount immaterial to it in respect of the aforesaid claim, which in the opinion of Elron’s management, based on, inter alia, the opinion of its legal counsel, sufficiently covers the economic resources that may be required from it to settle this claim, if any.
8.	Lawsuits against the IDB Tourism Group
There are various pending claims against IDB Tourism and its investee companies including, consumer claims. As at December 31, 2014, the total amount being claimed from IDB Tourism and its investees with respect to these claims was NIS 22 million.
Moreover, a motion to certify a class action has been filed against a subsidiary of IDB Tourism in a total amount of NIS 18 million. In May 2015, after the date of the statement of financial position, a compromise agreement was approved by the Court in respect of this claim and expenses were ruled against IDB Tourism in an insignificant amount,
For the aforesaid claims, IDB Tourism and its investees have recorded provisions for legal claims in a sum of NIS 10 million, mainly for a decision of the Supreme Court in Portugal in October 2014, which held that damage had been caused to the company Euro Atlantic (a Portuguese airline company) for breach of a lease contract. In May 2015, subsequent to the date of the statement of position, Israir paid Euroatlantic a sum of approximately EUR 2 million, and thereby the parties agreed upon the termination of the legal proceeding
In addition, the financial reports include a provision in a sum of NIS 10 million for tax assessments that were issued to Israir for the years 2005-2010, after a judgment was given in an appeal by the Supreme Court, which held that Israir is not a resident of the Eilat area, as this term is defined in the Free Trade Area Law, and for a National Insurance assessment that was issued to Israir.
After the date of the Statement of Financial Position, , two applications for approval as class actions were received against Israir and against other parties in an overall amount of NIS 89 million. Israir estimates, based on the opinion of its legal counsel, that the likelihood of the claims being turned down exceed the likelihood of their being accepted, and therefore, a provision was not included in the financial statements.
In addition, in January 2016, three applications for approval as class actions, in an overall amount of NIS 179 million and NIS 216 million for the same factual events were filed against Diesenhaus, the chances of which IDB Tourism is unable to assess at the preliminary stage at which they are to be found.

IDB Development Corporation Ltd.

Note 24 – Sales and services
	For the year ended December 31
	2014	2013
	NIS millions

From the sale of purchased products	11,532	11,843
From the performance of works and services, primarily communications services	3,607	4,024
Tourism services	1,001	1,059
From the sale of communications equipment	1,005	942
From the rental of buildings and from storage services	829	822
From the sale of products that have been manufactured	129	716
From the sale of apartments and land (1)	396	534
From management fees and consultancy fees of an investments house	46	45
Total	18,545	19,985

Note 25 – The Group's share of the profits (losses) of investee companies that are treated under the equity method of accounting, net
	For the year ended December 31
	2014	2013
	NIS millions

Profit (loss) under the equity method of accounting
The Group's share of the net profit of investee companies treated under the equity method of accounting	20	113
Amortization of surplus cost for included companies	(40)	(51)
Loss on impairment in the value of investments	(1)(481)	-
Total net profit (loss) on the equity method basis	(501)	62

(1) For details regarding the amortization of the investment in Adama, see note 3.h.4.d above.

IDB Development Corporation Ltd.

Note 26 – Profit (loss) on disposal and the writing down of investments, assets and dividends
A.	Profit on disposal and increase in the value of investments and assets, dividends and profit as a result of an increase to control
	For the year ended December 31
	2014	2013
	NIS millions

Gain from the disposal of investments in investee companies	(1)873	18
Gain on increase in the value of investments that are measured at fair value through the statement of income	54	(2)126
Dividend income and cash distributions from financial assets that are measured at fair value through profit and loss	24	9
Cancellation of provision for impairment of assets	7	13
Gain on the loss of control in a subsidiary and from the loss of significant influence in an affiliated company, including re-measurement to fair value of the equity rights that remain in the company being sold	-	10
Gain on the issuance of equity of investee companies to a third party	-	1
Gain on the re-measurement to fair value of equity rights in a company that has been acquired, which were held prior to the acquisition of control	-	2
	958	179
(1)	For details of the disposal of the investment in Given – see note 3.H.6.a. above.
(2)
Restated, including a sum of NIS 83 million for the increase in value of Clal Insurance Enterprise Holdings, which was presented within the framework of the discontinued operations, as stated in note 3.I.1. above.

B.	Loss on disposal, decrease in value and the writing down of investments and assets

	For the year ended December 31
	2014	2013
	NIS millions

Impairment in the value of assets and investments	(1)400	89
Impairment loss on investments measured at fair value through the statement of income	(2)399	22
Loss from loss of control in a subsidiary and from the loss of material influence in an included company, including a remeasurement for fair value of residual capital rights in the sold company	(3)32	-
Loss on the disposal of assets	8	27
	839	138

(1)	For details regarding the amortization of goodwill for the corporation’s investments in Cellcom and Shufersal – see notes 10.d.1 and 10.d.2, respectively, above.
(2)	Including a loss from impairment of the investment in Clal Insurance Enterprise Holdings in a sum of NIS 360 million.
(3)	For details regarding the accounting treatment of TPD – see note 3.h.2.a. above.

IDB Development Corporation Ltd.

Note 27 – Changes in the fair value of investment property

	For the year ended December 31
	2014	2013
	NIS millions

A. Increase in the fair value of investment property
Revaluation of the HSBC Building and the building in Chicago (see also note 7.b.(1) above)	272	175
Revaluation of investment property in Israel (see also Note 7.b.(2) above)	167	242
	439	417

B. Impairment in the fair value of investment real estate
Decrease in value of a commercial and office project in Las Vegas (GW) (see note 7.b.(3) above)	26	79
Decrease in value of a building in Chicago	-	18
	26	97

Note 28 –	Financing income and expenses
A. Financing income
	For the year ended December 31
	2014	2013
	NIS millions

Financial assets and financial liabilities at fair value through the statement of income
Net change in the fair value of financial assets	55	84
Loans, receivables and financial instruments at amortized cost
Income from interest in deposits in banks	63	87
Income from interest on loans, deposits and receivables*	12	14
Financing income on sale transactions in payments*	71	95
Income from other financial instruments
Change in value of a host contract in a hybrid financial instrument for a non-recourse loan of Koor (1)	928	-
Other
Net gain on changes in foreign currency exchange rates (3)	-	323
Financing income on assets designated for the payment of employee benefits	10	9
Income from interest from investee companies that are treated under the equity method of accounting	33	25
Others	48	28
Total financing income	1,220	665

* Including index-linkage differentials.

IDB Development Corporation Ltd.

Note 28 – Financing income and expenses (cont.)
B. Financing expenses
	For the year ended December 31
	2014	2013
	NIS millions

Financial liabilities measured at amortized cost
Interest expenses and linkage differentials on financial liabilities	1,389	2,045
Change in the value of a host contract in a hybrid financial instrument for a non-recourse loan of Koor (1)	-	181
Financial assets and financial liabilities at fair value through the statement of income
Change in the fair value of conditional consideration in respect of a business combination	7	6
Interest expenses on financial liabilities	5	2
Net negative change in the fair value of derivative financial instruments including instruments for hedging cash flows that have been transferred from equity (2)	584	(4)163
Other
Net loss on changes in foreign currency exchange rates (3)	431	-
Financing expenses on employee benefit liabilities (the discounting component)	14	13
Other financing expenses on financial liabilities	-	1
Commissions	11	13
Other financing expenses	45	24
Total financing expenses	2,486	2,448
Less capitalized credit costs	(19)	(15)
Total financing expenses reflected in the statement of income	2,467	2,433

(1)	For details regarding the book value of the host contract in a hybrid financial instrument for a non-recourse loan of Koor, see note 16.A.3 above.
(2)
In 2013 and 2014, Koor recorded expenses of NIS 553 and NIS 85 million, respectively, for a change in the value of the embedded derivative in the hybrid financial instrument for the non-recourse loan. The aforesaid amounts are included in the net negative change in the fair value of derivative financial assets.

(3)
Including an expense in a sum of NIS 426 million in 2014 and income in a sum of NIS 270 million and NIS 84 million in 2013 for exchange rate differentials that were recorded for the host contract in the hybrid financial instrument for a non-recourse loan.

(4)	Non material adjustment of comparative figures, see note 1.F(3) above

C.	Financing income and expenses, net, include the following amounts, relating to financial assets (liabilities), which are not presented at fair value through the statement of income:
	For the year ended December 31
	2014		2013
	NIS millions
Total interest income	147	*	202
Total interest expenses	1,389		2,045
* Not including a change in the value of a host contract in a hybrid financial instrument for a non-recourse loan of Koor.
.

IDB Development Corporation Ltd.

Note 29 – Cost of sales and services
	For the year ended December 31
	2014	2013
	NIS millions
Sales of products that have been manufactured:
Materials	34	85
Depreciation and amortization	4	12
Salaries and social benefits	7	30
External work	4	5
Other manufacturing expenses (primarily energy expenses)	14	64
Changes in inventory, work in progress and finished goods	(4)	(7)
	59	189

Construction:
Construction costs	189	(1)375
Land	108	57
Provision for a loss	19	(1)7
Other costs	58	61
	374	500
Works and services:
Rental of buildings and storage services	145	147
Rental fees and ancillary expenses	339	391
Performance of works and services, primarily communications services	911	1,099
Salaries	652	658
Depreciation and amortization	523	(1)581
Inventory written down	292	282
Cost of tourism services and other services	763	(1)788
Sale of purchased products	8,318	(2)8,390
Sale of communications equipment	738	719
	12,681	13,055

Others:
Provision for impairment in value	9	-
Royalties and levies	98	91
Total others	107	91
Total	13,221	13,835

(1)	Reclassified.
     (2)          Reclassified – see note 1.f.2. above.

IDB Development Corporation Ltd.

Note 30 – Sales and marketing expenses*
	For the year ended December 31
	2014		2013
	NIS millions

Wages, salaries and social benefits (1)	1,333		1,442
Advertising	229		265
Depreciation and amortization	350	(2)	299
Rent, building maintenance and municipal taxes	979	(2)	883
Commissions and royalties	217		206
Others	395		406
	3,503		3,501
(1)Including share based payments.	2		7
*Less participation of suppliers.	46		48
(2)For details regarding one-time expenses recorded for a current business program in Shufersal, see note 3.H.3.b. above.

Note 31 – Research and development expenses
	For the year ended December 31
	2014	2013
	NIS millions

Wages and salaries (1)	357	388
Depreciation and amortization	163	199
Rent and building maintenance	97	117
Consulting and legal (2)	182	138
Provision for doubtful and bad debts	33	83
Others	210	214
	1,042	1,139
(1)Including share based payments.	2	10
(2)Including consulting services relating to the purchase of real estate assets abroad.	50	4

IDB Development Corporation Ltd.

Note 32 – Taxes on income
A.	Tax expense components
	For the year ended December 31
	2014	2013
	NIS millions

Current tax expenses
Taxes for current period (1)	240	396
Net adjustments for previous years	(29)	(6)
Total current tax expenses	211	390
Deferred tax expenses (income)
Change in deferred taxes for temporary provisions (1)	131	(2)(8)
Change in deferred taxes as a result of a change in the tax rates	-	81
Total deferred tax expenses	131	73
Total taxes on income (including tax for discontinued operations)	342	463
After neutralization of taxes for discontinued operations	-	(158)
Taxes on income from continuing operations	342	305
(1)	Takes into account losses, tax benefits and temporary provisions from previous years, for which deferred taxes were not recorded as stated in section I below.
(2)	Reclassified, see Note 1.F.2. above.

B.	The tax rates that apply to the income of the companies in the Group
•	The following are the relevant tax rates in Israel in the years 2013-2014:
2013 – 25%.
2014 – 26.5%.
Companies tax applies to the income of the Company and investee companies, which are not overseas investee companies and which are not insurance companies.
•
In August 2013, the Knesset passed legislation, increasing the tax rate for companies to 26.5% (an increase of 1.5%) from January 1, 2014, and also amending the Law for the Encouragement of Capital Investments such that as from that date, the tax that will apply to a preferred company in Development Area A will stand at 9% and the tax rate that will apply to companies in the rest of the country will stand at 16%. The current taxes for the reported periods are calculated in accordance with the tax rates presented above.

As a result of the said change in the tax rates, the deferred tax balances have been updated, and as a result of this a non-recurring expense of NIS 71 million was recorded under taxes on income and an expense of NIS 3 million under the Group's share of the loss of investee companies that are treated under the equity method of accounting, net in the third quarter of 2013 (NIS 27 million of these amounts has been attributed to the shareholders in the Company).
•	For details regarding the impact of the reduction of the corporate tax rate to 25%, beginning on January 1, 2016, subsequent to the date of the statement of financial position, see Note 35.f.4. below.
C.	The non-application of International Financial Reporting Standards (IFRS) for tax purposes
In February 2010, January 2012 and July 2014, legislation was published to amend the Income Tax Ordinance, as part of which it was determined that Israeli Accounting Standard No. 29 on the subject of the adoption of the International Financial Reporting Standards (IFRS) would not apply for the purposes of the determination of the chargeable income for the years 2007 to 2013. The said legislation does not have a significant impact on the Company's financial statements, in relation to the determination of the chargeable income for the aforesaid years.

IDB Development Corporation Ltd.

Note 32 -	Taxes on income (cont.)
D.	Reconciliation between the amount of the theoretical tax on the income (loss) before taxes on income and the tax expenses
	For the year ended December 31
	2014	2013
	NIS millions

Loss before taxation, as reported in the statement of income	(474)	(1) 68
The Group's principal tax rate	26.5%	25%
Tax saving calculated in accordance with the Group's principal tax rate	(126)	17
Tax (tax saving) in respect of:
The Group's share of the (profits) losses after tax on (profits of) disposal and write-downs of investee companies that are exempt from taxation, net	230	(1) (110)
Adjustments in respect of different tax rates in subsidiary companies that operate overseas	24	30
Change in timing differences in respect of which deferred taxes have not been recognized	128	185
Losses, tax benefits and timing differences from previous years in respect of which deferred taxes have not been recorded	(152)	(544) (2)
Reduction of deferred tax assets that were recognized in previous years for losses carried forward	-	10
Losses and current benefits for tax purposes in respect of which a deferred tax asset has not been recognized and credits for which a tax benefit has not been recognized	259	687
The impact of changes in the tax rates	-	71
Disallowed expenses	25	18
Income that is exempt from taxation	(12)	(42)
Prior year taxation	(37)	-
Other differences	3	(17) (2)
Taxes on income	342	305
(1)	Restated – See Note 3.i.1 above on the subject of discontinued operations.
(2)	Reclassified, see Note 1.F.2 above.
E.	Final tax assessments
The Company and consolidated companies have final tax assessments for the following periods:
1.	The Company – up to and including the 2012 tax year.
2.	For companies in the Group – up to and including the tax years 1996-2013.
F.	Losses and deductions for tax purposes that are available to be transferred to the coming years:
The estimated business losses and capital losses for tax purposes that are available to be carried forward to the coming years are as follows:
1.
As of December 31, 2014, the Company has capital losses of NIS 4.1 billion and business losses of NIS 1.7 billion, which are available to be carried forward. Deferred taxes have not been recorded in respect of these losses since there is no certainty that they will be utilized in the foreseeable future.

2.
The balance of the losses for tax purposes of consolidated companies amounts to approximately NIS 13.2 billion as of December 31, 2014, and deferred taxes have not been recorded in respect of NIS 11.2 billion of these losses since there is no certainty that they will be utilized in the foreseeable future.

G.
In 2013, the Group recognized a deferred tax asset in an amount of NIS 108 million and a deferred tax liability in an amount of NIS 15 million, in respect of timing differences relating to Given and in respect of unutilized tax losses, which are expected to be utilized at the time of the completion of the transaction that is mentioned in note 3.H.6.a. above. As a result, in 2013 the Group recorded net deferred tax income of NIS 100 million (the Company's share of the aforesaid income amounted to NIS 23 million) and a capital reserve on translation differences of NIS 5 million, which is attributed to the Company. In 2014, the Group recorded a reversal of the amounts of the aforesaid deferred taxes on the date of the actual disposal of Given.

IDB Development Corporation Ltd.

Note 32 – Taxes on income (cont.)
H.
Further to that stated in note 3.H.3.a. above with regard to a program for the spin-off of Shufersal’s real estate, the spin-off was implemented as a spin-off exempt from Income Tax and Land Appreciation Tax pursuant to the provisions of part E.2 of the Income Tax Ordinance and subject to the terms provided therein. The main restrictions that were imposed on Shufersal Real Estate and Shufersal as a result of the spin-off, which mostly terminate on March 31, 2015, mainly concern the issue of the shares of the Shufersal Real Estate Company and the sale of assets by Shufersal Real Estate, and reduced Income Tax and an exemption from real estate taxation for real estate for which construction has not yet begun or real estate/branches whose construction is in progress and where the utilized building rights, prior to the spin-off, were less than 30% of the building rights that can be utilized.

I.
In July 2015, subsequent to the date of the statement of financial position , a ruling was given by the Supreme Court on the appeal filed by Tadiran Ltd., a wholly owned subsidiary of Koor (“Tadiran”), in connection with a tax assessment which was determined by the tax assessment office with respect to 1999, in which the Supreme Court accepted the appeal, and ordered that the tax assessment office is required to reimburse Tadiran for taxes paid in accordance with the ruling of the District Court regarding the aforementioned assessment, with the addition of interest and linkage differentials. As a result, the Company recorded, in 2014, its share in the net profit in the amount of NIS 23 million with respect to the net amounts which are expected to be received in accordance with the aforementioned ruling.

IDB Development Corporation Ltd.

Note 32 – Taxes on income (cont.)
J.	Deferred tax assets and liabilities
1. Deferred tax assets and liabilities that have been recognized
The deferred taxes in respect of companies in Israel have been calculated in accordance with the tax rate that is expected to apply at the time of the reversal, as detailed above. Deferred taxes in respect of the subsidiary companies that operate outside of Israel have been calculated in accordance with the tax rates that are relevant in each state.
	Fixed assets	Employee benefits	Financial instruments	Deductions and losses carried forward for tax purposes	Intangible assets	Investment property	Others	Total
	NIS millions

Movement in deferred tax assets (liabilities):
Balance as of January 1, 2013	(437)	84	(179)	475	(659)	(866)	**76	(1,506)
Changes reflected in the statement of income	20	9	122	211	18	(330)	**(42)	8
Changes reflected in the statement of other comprehensive income	6	(4)	1	(7)	-	7	9	12
Business combinations	-	-	(1)	10	(3)	-	1	7
Changes as a result of a change in the tax rates	(25)	3	(1)	11	(32)	(45)	8	(81)
Discontinuation of consolidation and disposal groups that are held for sale, net	(4)	(39)	62	(121)	335	23	1	257

Balance as of December 31, 2013	(440)	53	4	579	(341)	(1,211)	53	*(1,303)
Changes reflected in the statement of income	(16)	7	(112)	137	48	(199)	4	(131)
Changes reflected in the statement of other comprehensive income	(11)	7	(4)	40	-	(52)	(8)	(28)
Other changes	-	-	-	-	-	-	1	1
Balance as of December 31, 2014	(467)	67	(112)	756	(293)	(1,462)	50	(1,461)*
** Reclassified, see Note 1.F.2. above.

IDB Development Corporation Ltd.

Note 32 – Taxes on income (cont.)
J.	Deferred tax assets and liabilities (cont.)
1.	Deferred tax assets and liabilities that have been recognized (cont.)
	As of December 31, 2014
	Fixed assets	Employee benefits	Financial instruments	Deductions and losses carried forward for tax purposes	Intangible assets	Investment property	Others	Total
	NIS millions

Deferred tax assets	40	70	19	756	5	-	97	987
Deferred tax liabilities	(507)	(3)	(131)	-	(298)	(1,462)	(47)	(2,448)
Total	(467)	67	(112)	756	(293)	(1,462)	50	(1,461	)*
*	Presented in the Statement of Financial Position.

	As of December 31
	2014	2013
	NIS millions

Deferred tax assets	51	154	*
Deferred tax liabilities	(1,512)	(1,457	)*
	(1,461)	(1,303)

*	Reclassified, see Note 1.F.2. above.

IDB Development Corporation Ltd.

Note 32 – Taxes on income (cont.)
J.	Deferred tax assets and liabilities (cont.)
2.	Timing differences for which deferred taxes have not been recognized
Deferred tax assets have not been recognized in respect of the following timing differences:

	As of December 31
	2014	2013
	NIS millions

Deductible timing differences	11,475	11,698
Losses for tax purposes	17,084	19,334
	28,559	31,032

Deferred tax assets have not been recognized in respect of these timing differences, since it is not expected (less than 50%) that the timing difference will reverse in the foreseeable future and nor will there be chargeable income in the foreseeable future, against which it will be possible to utilize the tax benefits.
No deferred tax liability has been recognized in respect of timing differences in an amount of NIS 776 million (2013 – NIS 1,557 million), relating to investments in investee companies, since the decision as to whether to sell those companies lies in the Group's hands and the Group does not intend to dispose of them in the foreseeable future or where the assessment is that the chances of disposal are less than 50%. The said timing differences do not include timing differences relating to subsidiary companies of the Company and in respect of which the Group has the ability to control the manner of their reversal.
The said amounts have been calculated on the basis of the difference between the cost of each investment for tax purposes and the value of that investment as recorded in the accounting records – all of which has been calculated at the level of the investor company, without adjustments to the level of the Company as a result of balances of goodwill and surplus costs, which relate to the Company's investment in Discount Investments and which relate to the operations of Cellcom, Shufersal, Property and Building, and Adama, as stated in note 3.F. above.

IDB Development Corporation Ltd.

Note 33 - Related and Interested Parties29
Before the approval of the IDB Holdings debt arrangement, the Company was fully owned by IDB Holdings. On January 22, 2014, the shares of the Company, which had been held until that time by IDB Holdings directly, were transferred such that they were held by IDB Holdings through the trustees of the debt arrangement. On May 7, 2014, the first stage of the debt arrangement in IDB Holdings was completed, and in it, inter alia, on May 8, 2014, shares of the Company that constituted 53.3% of the issued and paid-up share capital of the Company were transferred to Dolphin Netherlands B.V., which is (indirectly) controlled by Dolphin Fund Limited (a corporation controlled by Mr. Eduardo Elsztain) and Mr. Eduardo Elsztain, and to CAA Extra Holdings Ltd., a company fully owned by Mr. Mordechai Ben-Moshe, in equal shares, and the (indirect) control of the company passed to Mr. Eduardo Elsztain and Mr. Mordechai Ben-Moshe. At the same time, the trustees of the debt arrangement were then regarded as interested parties in the Company by virtue of their holdings in shares of the Company, which at that time constituted 20.75% of the issued capital of the Company, in trust. As of the date of publishing the report, the trustees of the arrangement are no longer interested parties by virtue of holdings.
A.	Insignificant transactions that are not extraordinary
1.
The Audit Committee (and in previous years, the Company’s Board of Directors) determined guidelines and rules for classifying a transaction of the Company or of its subsidiary with an interested party as an insignificant transaction as provided in regulation 41(a3)(1) of the Securities Regulations (Annual Financial Statements) 5770 - 2010 (“the Financial Statements Regulations”). These rules and guidelines are used to examine the scope of the disclosure required in a periodic report and in the prospectus (including in shelf prospectus reports) with respect to a transaction of the Company, an entity controlled by it and a related company with a controlling shareholder or in which the controlling shareholder has an interest in the approval of the aforementioned transaction, as specified in regulation 22 of the Securities Regulations (Periodic and Immediate Reports), 5730 - 1970 (“the Periodic Reports Regulations”) and in regulation 54 of the Securities Regulations (Details of a Prospectus and Draft of a Prospectus – Structure and Form), 5729 - 1969 (hereunder – “the Prospectus Details Regulations”), for examining the need to provide an immediate report on the said transaction of the Company as specified in regulation 37A(6) of the Periodic Reports Regulations, for the purpose of approving transactions with a controlling owner or in which the controlling owner has personal interests, which are not extraordinary and are not negligible, pursuant to the provisions of section 117(2a) of the Companies Law and for the purpose of approving negligible transactions with an interested party or in which an interested party has a personal interest (all of which as stated in section 126 of the Company’s Articles).30 (The types of transactions specified in the aforementioned Financial Statement Regulations, Periodic Reports Regulations and Prospectus Details Regulations are hereafter referred to as “interested party transactions”).

These rules are used in connection with transactions between the Company and related parties and between related parties inter se. The aforementioned rules and guidelines were updated in March 2010 and May 2010.

29
It should be noted that (a) as part of the approval of the creditors’ arrangement in IDB Holding Corporation Ltd. by the court on January 5, 2014 (in accordance with the outline of Mr. Eduardo Elsztain and a corporation controlled by him (Dolphin Fund Limited) together with E.T.H. M.R.M. Extra Holdings Ltd. (which is controlled by Mr. Mordechai Ben-Moshe)), the control of IDB Holdings (and indirectly also the Company) was taken from the previous owners, Nochi Dankner, Shelly Bergman, Ruth and Isaac Manor and Avraham Livnat (including parties related to any of the above) (“the previous controlling shareholders”). Consequently, starting from the aforesaid date, the Company no longer regards transactions in which the previous controlling shareholders have or had a personal interest as transactions in which a current controlling shareholder in the Company has a personal interest or as transactions with related parties; (b) Until July 5, 2012, the date of completion of the sale of most of the Company's holdings in Clal Industries Ltd. (“Clal Industries”), Clal Industries was a (consolidated) subsidiary under the control of the Company. As from the aforesaid date and in respect of 2012 and 2013, and until March 6, 2013, Clal Industries, for the sake of caution and for the purpose of this note, is considered a related party of the Company. On March 6, 2013, IDB Development sold the rest of its holdings (approx. 10.6%) in Clal Industries. For the sake of caution, from March 6, 2013 until the end of 2013, transactions of the Company and/or of companies under its control with companies in the Clal Industries Group may have been considered transactions in which the controlling shareholder in the Company during the relevant periods (Mr. Avraham Livnat) might have a personal interest due to business ties of companies controlled by him with a company controlled by Clal Industries; and (c) as a result the appointment of a trustee for the Company’s holdings in Clal Insurance Enterprise Holdings, as described in note 3.H.5.b. above, the Company discontinued the consolidation of the financial statements of Clal Insurance Enterprise Holdings in the Company’s financial statements for the third quarter of 2013, and therefore, this note includes transactions of the Clal Insurance Enterprise Holdings Group with the Company and with its related parties in respect of 2013 and 2014.

30
In this regard, the Audit Committee determined in March 2014 that transactions as aforesaid in which the controlling shareholder has a personal interest, which are not extraordinary or negligible, shall be approved by the Audit Committee, and in March 2015, the Audit Committee determined that transactions with an interested party or in which an interested party has a personal interest (all of which as stated in article 126 of the company’s Articles), which are negligible transactions, do not require approval of the Audit Committee and will be approved pursuant to the provisions of the law and the Articles.

IDB Development Corporation Ltd.

Note 33 - Related and Interested Parties (cont.)
A.	Insignificant transactions that are not extraordinary (cont.)
2.
To the best of the Company’s knowledge, the Company and its subsidiaries conduct or conducted insignificant transactions that are not extraordinary with interested parties of the Company, such transactions between the Company and related parties of the Company, including among themselves (including joint transactions between companies in the Group), and they have commitments to conduct such transactions of the following types and characteristics:

(a) Transactions involving the receipt of banking and financial services from banks and financial institutions (including provident fund, pension fund and study fund management services); (b) insurance by insurers in the Clal Insurance Enterprise Holdings Group in all insurance branches (including employee loyalty insurance, insurance of assets, property and liabilities, executive insurance policies, professional liability insurance, etc.), and including insurance policies shared by the Company and/or IDB Holdings and/or additional companies of the Clal Insurance Enterprise Holdings Group and/or of the IDB Group. It is clarified that generally, when the exposure is not insignificant, most of the exposure is covered by reinsurance and/or is shared with independent third parties, and as a result, the payment of claims in respect of the aforementioned policies is mostly performed by those parties; (c) purchase and sale transactions of products, services and raw materials (such as communication products and services, call center services, computing and software services, food products, office supplies, paper and cardboard products, clothing, textile, transportation, hygiene products and supplemental cleaning and kitchen products, chemicals and plant protection products, including commissions in respect of such transactions and services); (d) sales and purchases of gifts and coupons ; (e) transactions for the purchase and/or rent and/or operating lease of motor vehicles; (f) transactions for the purchase and/or rental of commercial motor vehicles, trucks and generators; (g) transactions for the purchase of travel and tourism services in Israel and abroad and event production services; (h) transactions relating to the provision of legal services by a legal firm in which an interested party was a partner; (i) lease transactions for real estate assets and property management services; (j) computing and organizational consultation transactions; (k) management of provisions made in respect of employees; (l) garage services; (m) delivery and consignment services, packing and export services; (n) archive, warehouse management and logistics, transportation and lifting services; (o) administrative services; (p) garbage treatment, shredding, collection and recycling services; (q) irrigation and extermination services; (r) lease of advertisement areas; (s) supplying and/or distributing envelopes, newspapers, magazines and journals; (t) acquisition of subscribers to newspapers and magazines and for newspaper advertisements; (u) earthwork; (v) agency services with respect to insurance business performed by insurance agencies.
Some of the types of transactions mentioned above are relevant to previous years, relate to transactions with parties related to the former controlling shareholders of the Company and therefore are no longer relevant in 2014 and thereafter, as stated in the first footnote of this note. Since January 2014 (when control was taken from the former controlling owners of the Company), the vast majority of the transactions that are not extraordinary to which these rules are applied are transactions between the Company and parties related to the Company and inter se (including joint transactions between companies in the Group), and undertakings to carry out such transactions.
A banking corporation (Union Bank of Israel Ltd.) is considered, for the purpose of this note, an interested party of the Company as well as a related party to the Company and other companies in the IDB Group until 2013 (due to the fact that it is a corporation under the control of Mrs. Ruth Manor, who was one of the former controlling shareholders of the Company); Clal Finance Batucha, Epsilon Investment House Ltd. (“Epsilon”) and Clal Insurance Enterprises are considered interested parties of companies of the IDB Group and related parties of the Company and companies of the IDB Group during the periods relevant to this note.

IDB Development Corporation Ltd.

Note 33 - Related and Interested Parties (cont.)
A.	Insignificant transactions that are not extraordinary (cont.)
2.	(cont.)
The Company and/or companies of IDB Group, as well as interested parties of the Company, received and/or receive, from time to time banking, financial and/or economic services (including handling and management of issuances and purchase/sale offers, issuance rating and underwriting services, credit agreements and credit facilities, purchasing of rights in funds, distribution and brokerage, portfolio management, investment consultation, economic and business consultation, hedge funds, management of deposits made in respect of employees, stock exchange member company services, index products, investment banking services, factoring, financing and mortgages, etc.) from the aforementioned banking corporation and/or from any of the aforementioned financial institutions, and from companies held by them.
Furthermore, from time to time, the Company, IDB Group companies and/or interested parties in the Company held and/or hold participation units in mutual funds managed by related parties and that were managed and/or that manage securities deposits and deposited and/or are depositing OTC deposits with Clal Finance Batucha and/or Epsilon and/or companies held by them.
3.
According to the covenants and guidelines, if no special qualitative considerations arise from the overall circumstances of the matter, an interested party transaction that is not an extraordinary transaction (i.e., it is executed in the ordinary course of business, at market terms and is not supposed to have a material effect on the profitability, assets or liabilities of the Company) will be considered insignificant if the relevant ratio calculated for the transaction is less than 0.5% and the amount of the transaction does not exceed NIS 8 million (with this amount being adjusted from time to time according to the rate of increase in the Consumer Price Index from the index known at the beginning of 2010). As of December 31, 2014, this amount stands at NIS 8.7 million (‘the amount of the negligibility ceiling”). In every interested party transaction that is being examined for insignificance, one or more of the ratios relevant to the specific transaction will be calculated on the basis of the most recent audited or reviewed consolidated financial statements of the Company: (a) for purchases of fixed assets (“non-current asset”) – the amount of the transaction compared to total assets in the statement of financial position that is included in the most recent consolidated financial statements of the Company; (b) for sales of fixed assets (“non-current asset”) – the gain/loss from the transaction compared to the average annual profit (meaning for four quarters) in the last 12 quarters for which audited or reviewed consolidated financial statements of the Company were published.

For this purpose, the gain/loss from the transaction and the profit/loss of each quarter are to be taken into consideration at their absolute value; (c) for financial liabilities – the volume of the transaction compared to total liabilities in the statement of financial position included in the most recent consolidated financial statements; (d) for purchases/sales of products (other than fixed assets) or services – the volume of the transaction compared to revenues from sales and services in the last four quarters for which audited or reviewed consolidated financial statements of the Company were issued. With respect to multi-year transactions, the scope of the transaction will be calculated for the purpose of evaluating the insignificance on an annual basis. For example, in a multi-year insurance transaction, the annual paid premiums will be calculated according to the scope of the transaction. In cases where the Company believes that all the aforementioned quantitative ratios are irrelevant to the insignificance examination of the interested party transaction, the transaction will be considered insignificant on the basis of some other relevant ratio to be determined by the Company, providing that the relevant ratio calculated for the transaction is less than 0.5%, and the amount of the transaction does not the amount of the negligibility ceiling.
The qualitative examination of an interested party transaction may lead to classification of the transaction as a transaction that is not insignificant, notwithstanding the foregoing. Thus for example, an interested party transaction is usually not considered insignificant if it is perceived by management of the Company as being a significant event and is a basis for making management decisions, or if interested parties are expected to receive from the interested party transaction benefits that it is important they be reported to the public.Separate interested party transactions that are inter-dependent, so that they are in fact a part of the same engagement (such as concentrated negotiations regarding all the transactions) shall be examined as one transaction.
An interested party transaction that was classified as insignificant by an investee company of the Company will also be considered insignificant at the level of the Company.

Note 33 - Related and Interested Parties (cont.)
A.	Insignificant transactions that are not extraordinary (cont.)
3.	(cont.)
Each year, the Company’s Audit Committee will review the implementation of the instructions of these covenants and guidelines by the Company, and conduct a sample examination of transactions in which the Company is a direct party and which were classified as insignificant transactions according to the instructions of the procedure. As part of the sample assessment of such transactions, the Audit Committee will review, among other things, the manner in which the prices and other terms of the transactions were determined, under the circumstances of the matter, and shall assess the impact of the transaction on the financial position and results of operations of the Company. The actions of the Audit Committee as set out in this paragraph, including the aforementioned sample assessment, the manner in which the assessment was made and a summary of the results and conclusions of such assessment will be disclosed in the periodic report of the Company. Accordingly, the sample assessment was presented before the Company's Audit Committee in March 2015, together with the method by which it was performed and a summary of its results and conclusions, as follows: a list was presented of transactions that the Company executed itself (solo) with related companies in 2014, during the relevant periods, including the name of the related party, the nature of the engagement and the amount of the transaction in the aforesaid year. A sample of such transactions was also analyzed and compared with price proposals received from third parties at the time of examining the transactions in question. The Audit Committee of the Company will examine the need to update the aforementioned procedure from time to time, taking into account the interested party transactions that the company makes and changes in the relevant provisions of the law, and it will require the approval of the Audit Committee at least once a year.
4.	The classification of a transaction as insignificant was made on the basis of the aforementioned covenants and guidelines that were valid on the date of the transaction, as relevant.
In this note, for the purpose of identifying interested parties and identifying transactions with related parties or transactions in which interested parties have a personal interest, as a rule transactions with third parties were not taken into account because of the fact that securities of those third parties are held by financial institutions that are directly or indirectly controlling by the Company as part of holdings that are not nostro holdings (such as provident funds, trust funds), and therefore this note also does not include details of transactions and balances with third parties as aforesaid. Furthermore, this note does not provide disclosure of transactions with subsidiaries that are not reflected in these consolidated financial statements (other than extraordinary transactions that occurred in 2014 or are ongoing).
B.
Transactions with controlling shareholders or in which controlling shareholders have a personal interest, which are listed in section 270(4) and/or 270(4a) of the Companies Law, that were entered into in 2014 or on a date between the end of the reporting year and the date of filing the report or that are in effect on the reporting date

1.
Until 2014 (inclusive), the Company and IDB Holdings shared manpower that served in both companies (except for employees who were employed in IDB Holdings itself (the former Chairman of the Board and the former Executive VP’s of IDB Holdings), in accordance with an arrangement which was approved by the general meeting of the Company’s shareholders in January 2004, after approval by its Audit Committee and Board of Directors (“the manpower arrangement”), regarding the distribution of the payroll expenses paid in respect of the shared manpower. In accordance with the manpower arrangement, the Company is the employer of the relevant employees, and IDB Holdings participated in their manpower expenses at the rate of 20% from the said expenses, up to an annual maximum amount which amounted, as of May 2014, to NIS 23.4 million. The manpower arrangement also stipulated that it did not apply to any payments paid by the Company to the Chairman of the Board of the Company and/or his deputies, and it provides, after an amendment to the manpower arrangement was approved in March 2011 by the Board of Directors of the Company, after having been approved by the Company's Audit Committee, that when Mr. Haim Gavrieli begins to serve as the Company’s CEO on April 1, 2011, the manpower arrangement would also apply to amounts paid by the Company to the Company’s CEO as from that date.

It should be noted that the Company did not charge IDB Holdings as part of the aforementioned arrangement with respect to the employment of the Company’s CFO, whose employment in the Company began in January 2014, and who does not serve as an officer in IDB Holdings.

IDB Development Corporation Ltd.

Note 33 - Related and Interested Parties (cont.)
B.
Transactions with controlling shareholders or in which controlling shareholders have a personal interest, which are listed in section 270(4) and/or 270(4a) of the Companies Law, that were entered into in 2014 or on a date between the end of the reporting year and the date of filing the report or that are in effect on the reporting date (cont.)

1.	(cont.)

For the period from January 1, 2014, until May 2014 (inclusive), the Company paid expenses for joint manpower in a sum of NIS 4.6 million; IDB Holdings contributed to these expenses in an amount of 20%, i.e., a sum of NIS 0.92 million. In addition, IDB Holdings paid the Company a sum of NIS 410 thousand, which constitutes 20% of the amounts of provisions for the termination of employment relations, vacation and holiday pay for the joint manpower, which were recorded in the Company’s books.

In the year 2013, the Company paid expenses for the joint manpower in a sum of NIS 16.28 million, and IDB Holdings paid NIS 3.26 million of those amounts.

According to understandings reached between the Company and IDB Holdings, since June 2014 the aforesaid agreement and the arrangement stated in subsections (2) and (3) below no longer apply, and new consents applied between the Company and IDB Holdings, according to which IDB Holdings will pay from that time fixed monthly amounts for management services that are provided by the Company to IDB Holdings. For the period from June 1, 2014, until December 31, 2014, IDB Holdings paid the Company a sum of NIS 850 thousand for the management services. On March 30, 2015, the Audit Committee and the Board of Directors of the Company approved the Company’s transaction with IDB Holdings (through the trustees of the arrangement) in the agreement (in this section b – “the Management Services Agreement”), according to which management services will be provided to IDB Holdings by the Company or someone acting on its behalf (“the service providers”), from January 1, 2015, until August 31, 2015 (or earlier, insofar as the sale of the shelf corporation of IDB Holdings will be completed before that date). As part of the Management Services Agreement, there are provisions, inter alia, with regard to granting a release from liability, pursuant to the law, to the service providers for any damage resulting from a breach of a duty of care in an act done in good faith when providing the services, starting from January 2014. The Management Services Agreement was subject to the approval of the court. Subsequent to the date of the statement of financial position, on April 27, 2015, the Court approved the engagement by the trustees for the settlement in a management services agreement with the Company as aforementioned.

On August 9, 2015, the trustees for the settlement notified the Company regarding the completion, on the same date, of the sale of the shell of IDB Holding, and therefore, beginning from that date, the aforementioned management services were discontinued, in accordance with the management services agreement, and the aforementioned agreement was terminated. For providing the services pursuant to the Management Services Agreement, it was determined that IDB Holdings shall pay the Company for the first quarter of 2015 a fixed monthly sum of NIS 80 thousand (plus VAT) and for the remainder of the months until the agreement ends, a fixed monthly sum of NIS 65 thousand (plus VAT).

2.
Until May 2014 (inclusive), the Company and IDB Holdings had arrangements that were approved by the general meeting of the Company’s shareholders in January 2004, after having been approved by the Company's Audit Committee and Board of Directors, as follows:

a.
The Company paid the office expenses, property insurance, employers liability, third party responsibility and employees fidelity, refreshment and entertainment expenses and related expenses (“the additional expenses”), and IDB Holdings participated in these expenses at the rate of 20% (up to an annual maximum amount of NIS 310 thousand, linked to the CPI, with the addition of 20% per annum of this amount beginning from January 1, 2004; as of May 31, 2014, the aforesaid maximum amount was NIS 2.59 million). In 2014 (up to and including May 2014), the Company and IDB Holdings paid the additional expenses in a total amount of NIS 0.68 million, of which the Company’s share was NIS 0.55 million (in 2013, the total amount of the additional expenses stood at NIS 1.72 million, of which the Company’s share was NIS 1.38 million).

IDB Development Corporation Ltd.

Note 33 - Related and Interested Parties (cont.)
B.
Transactions with controlling shareholders or in which controlling shareholders have a personal interest, which are listed in section 270(4) and/or 270(4a) of the Companies Law, that were entered into in 2014 or on a date between the end of the reporting year and the date of filing the report or that are in effect on the reporting date (cont.)

2.	(cont.)
b.
The Company paid IDB Holdings, for each year (up to and including May 2014), 80% of the annual depreciation of the furniture and equipment (“the furniture and equipment”) owned by IDB Holdings which serve both companies at the Azrieli Center in Tel Aviv (up to an annual maximum of NIS 640 thousand, linked to the CPI, that increases each year by 20%, as from January 1, 2004; as of May 31, 2014, the aforesaid maximum amount was NIS 5.3 million). For this purpose, it should be noted, that the annual amount of the depreciation on the furniture and equipment, based on figures in the books of IDB Holdings as of May 31, 2014, amounted to NIS 8.6 thousand (in 2013, the amount stood at NIS 23.3 thousand). The Company and IDB Holdings split the amount so that the Company paid 80% and IDB Holdings paid 20%.

As stated in subsection 1 above, according to the understandings reached between the Company and IDB Holdings, starting from June 2014, the aforesaid arrangements will no longer apply, and new consents will apply between the Company and IDB Holdings according to which IDB Holdings will pay from that date fixed monthly amounts for management services that are provided by the Company to IDB Holdings.

3.	a.
In August 2004 the Company entered into an agreement with Clal Industries (through a wholly-owned subsidiary)31, as well as with DIC and Property & Building, regarding the division of the use of the space leased by the Company at the Azrieli Center in Tel Aviv that includes offices, parking spaces and storage space, which is used by the said companies as well as the Company (“the leasehold”), and regarding the breakdown of the rental and related fees in respect of the leasehold as from May 1, 2004 (“the expense breakdown agreement”). The Company’s undertaking in the Expense Breakdown Agreement was approved by the general meeting of the Company’s shareholders in September 2004, after it was approved by its Audit Committee and Board of Directors. The Expense Breakdown Agreement provides, inter alia, that additional companies of the IDB Group may request to join the arrangements between the parties, following which, at the terms provided in it. In July 2005, K.B.A. Townbuilders Group Ltd. (a company which was controlled by Clal Industries and was held by Property & Building) joined the Expense Breakdown Agreement;32 as of September 2006, Koor joined the Expense Breakdown Agreement; and as of May 2010, Modiin – Energy Management (1992) Ltd., a company controlled (indirectly) by the Company, joined the agreement33 (the aforesaid companies together with the Company, Clal Industries, DIC and Property & Building are hereinafter called: “the participating companies”).

Under the Expense Breakdown Agreement, the Company places parts of the leasehold at the disposal of the participating companies and each one of the participating companies bears the relative share of the rental and related expenses pertaining to the leasehold, on the basis of the ratio of the number of employees employed by that company in the leasehold’s premises, to the total number of employees employed by all of the participating companies in the office space, without taking into consideration the operating staff that serves all the participating companies in the leasehold’s premises and the payment for parking spaces and storage space included in the leasehold, which is based on the space actually used by each company.

The Expense Breakdown Agreement stipulated, inter alia, that for purposes of its directives, employees of IDB Holdings would be considered as if they were employees of the Company (other than two former joint CEOs of Clal Industries who were employees of IDB Holdings who were considered employees of Clal Industries for this purpose; from May 2014 and up to the time of the completion of the sale of the shell of IDB Holdings, there are no employees employed by IDB Holdings). It should be noted that IDB Holdings participated in the Company’s expenses up to and including May 2014, in accordance with the arrangement that existed between it and the Company as described in subsection b below.

31	As at January 1, 2014, this agreement was assigned to Clal Industries Ltd., with the consent of the parties to the agreement.
32
It is noted that in August 2013, Property & Building sold its holdings in this company, and as from September 30, 2013, this company does not make use of the leasehold, and accordingly, does not participate in the distribution of expenses.

33
After the date of the Statement of Financial Position, the Company and Modiin – Energy Management (1992) Ltd. reached understandings with regard to a past debt of Modiin that was in dispute with regard to this agreement.

IDB Development Corporation Ltd.

Note 33 - Related and Interested Parties (cont.)
B.
Transactions with controlling shareholders or in which controlling shareholders have a personal interest, which are listed in section 270(4) and/or 270(4a) of the Companies Law, that were entered into in 2014 or on a date between the end of the reporting year and the date of filing the report or that are in effect on the reporting date (cont.)

3.	a. (cont.)
The first lease period of the leasehold ended on March 31, 2011. In February 2011, after approval by the Company’s Audit Committee and Board of Directors, the Company’s general meeting of shareholders approved extending the lease period for an additional period of 60 months ending on March 31, 2016 at lower lease payments, and in accordance with the Expense Breakdown Agreement it was approved to extend it for the same period too. The other participating companies have also provided their approval, based on decisions of their competent organs as relevant. Furthermore following the provisions of Amendment 16 of the Companies Law (“Amendment 16”), in November 2011 the Audit Committee of each of Clal Industries, Discount Investments and Property & Building decided that the period of the Expense Breakdown Agreement, as was extended as aforementioned, is reasonable in the circumstances of the matter.
In respect of each of the years 2014 and 2013, the Company’s share of the rent and ancillary payments as stated above amounted to NIS 3.1 million and NIS 4.1 million, respectively, and after the participation of IDB Holdings as described in section (b) below for the period up to May 2014 (inclusive), the Company paid a sum of NIS 2.8 million and NIS 3.3 million, respectively, out of the aforesaid payments.
Subsequent to the date of the statement of financial position, In June 2015, the Company notified the lessor regarding the extension of the lease period by an additional 60 months, ending March 31, 2021.
b.
In January 2004, after receiving the approval of the Company’s Audit Committee and Board of Directors, the general meeting of the Company’s shareholders approved arrangements between the Company and IDB Holdings regarding the breakdown of the rental and related payments in respect of certain areas the Company leases at the Azrieli Center in Tel Aviv (as described in section (a) above). In accordance with these arrangements, commencing on January 1, 2004, the Company paid 80% of the rental and related payments that were payable by it in accordance with the arrangements described in subsection a above, while IDB Holdings paid 20% of the said amounts, until May 2014 (inclusive). Since June 2014, new consents come into effect between the Company and IDB Holdings (through the trustees of the arrangement), according to which IDB Holdings will pay fixed monthly amounts (for further details, see subsection 1 above).

4.
In December 2005, after receiving the approval of its Audit Committee and Board of Directors, the Company’s general meeting approved the registration of the Company and of a wholly owned subsidiary as a “single dealer” together with IDB Holdings in accordance with the Value Added Tax Law, 5736 - 1975. The registration as a single dealer is not supposed to change the overall tax liability of the consolidated dealers. Nevertheless, such a registration creates a partnership for VAT purposes that can create a joint obligation of the single dealer for all the debts accumulated in the consolidation period by each one of the dealers included in the dealers’ consolidation. The Company and IDB Holdings have undertaken towards each other (“the other company”) to indemnify the other company for any amount the other company is required to pay (if at all) by the tax authorities, which is due to a debt not relating to a transaction executed by the other company, and therefore the other company is not required to pay VAT on it at source. In June 2014, the registration of the Company and IDB Holdings as one dealer as aforesaid was separated, and each of the companies was registered as a separate dealer. As of the date of separating the registration as aforesaid and as of the date of publishing the report, there were no liabilities between the Company and IDB Holdings. However, in view of the state of IDB Holdings, it is possible that the Company will have an exposure in an immaterial amount for the aforesaid.

IDB Development Corporation Ltd.

Note 33 - Related and Interested Parties (cont.)
B.
Transactions with controlling shareholders or in which controlling shareholders have a personal interest, which are listed in section 270(4) and/or 270(4a) of the Companies Law, that were entered into in 2014 or on a date between the end of the reporting year and the date of filing the report or that are in effect on the reporting date (cont.)

5.	Officers’ liability insurance, letters of indemnity, officers’ letter of release from liability and payment of remuneration to directors
a.	Officers’ liability insurance:

The liability of the officers of the Company, IDB Holdings and some of their investee companies, including officers who and/or whose relatives are controlling shareholders of the Company, was and is insured by several insurance policies as stated in this note below:

The July 2013 decisions – In July 2013, the general shareholders’ meeting of the Company approved (after approval was given by of the Company’s Remuneration Committee and Board of Directors) that the Company, IDB Holdings and most of the private corporations held by them (not through public companies) (“the IDB Holdings Division”) nay enter into insurance policy/policies, from time to time, which will be shared by the companies of the IDB Holdings Division, or which will be separate for any of them, for a number of insurance periods which will not cumulatively exceed three years, beginning on August 1, 2013, to include officers’ liability insurance, including officers and/or relatives of such officers who are controlling shareholders in the Company, in which the controlling shareholder of the Company has a personal interest in their service / employment, as these will be from time to time during those periods, whereby such engagements may also be made by way of extending, from time to time, existing policies, in whole or in part, including by changing the terms of the policies which will be extended, as aforesaid, and/or by ways of purchasing insurance cover for a period of up to two years after the end of the policy which ended with respect to claims which will be filed initially after the end of that policy, in respect of actions which were performed before the end of the policy period (meaning, the purchase of a “disclosure period” for a period of up to two years), in the event of non-renewal or cancellation of an existing policy - in accordance with the principal terms of the agreement specified in the decisions of July 2013, including, inter alia, a total maximum liability limit of up to $ 140 million, per claim and cumulatively for the insurance period, as well as a limit applicable to the annual premiums for any insurance year which will not exceed $ 1 million for the policy shared by the companies of the IDB Holdings Division, with the addition of 20% per year (whereby, out of the above amount, the share of each one among IDB Holdings and the Company (along with the rest of the shared companies) will not exceed half of the relevant amount per year), or a total of $ 800 thousand per policy in case of a separate policy for each IDB Holdings and the Company (with or without additional private headquarter companies) for a given insurance year, with an increase of 20% per year. Moreover, such insurance policies can be issued by insurers controlled by Clal Insurance Enterprise Holdings, including its subsidiary Clal Insurance Company Ltd.

(“Clal Insurance”), and in such a case (as long as Clal Insurance Enterprise Holdings is controlled by the Company), the insurer will not be involved in determining the insurance premium for those policies by the reinsurers, and the amount of the handling fees that will be paid to the insurer shall not deviate from what is accepted in the insurance market for transactions of such a type and scope as of the date of the transaction, and shall not exceed 10% of the premiums paid for the aforesaid policies.

“A run-off type policy” – in November 2013, the general meeting of the Company (after approval of its Remuneration Committee and Board of Directors) approved the purchase of insurance cover whereby, starting from the end of the insurance period of the officers’ liability insurance policies that existed at that time, i.e., from December 1, 2013 (“the effective date”), policies that were valid until that date will be expanded so that they will provide insurance cover for an additional period of six years (“the extended discovery period”) with regard to claims that will be filed initially during the aforesaid period only for acts that were done before the effective date – i.e., converting the policies into run-off type policies for a period of six years from the effective date. The total insurance premium paid by the companies of the IDB Holdings division on a one-time basis for the purchase of the aforesaid insurance cover amounted to a cost of approximately $2.17 million, which includes the fronting fees of the insurer (which is an insurer controlled by Clal Insurance Enterprise Holdings) in an amount of 10%, where the Company paid half of the cost. The liability limits of the existing policies, in a total amount of $140 million, will remain unchanged and will continue to apply also with regard to the extended discovery period.

Note 33 - Related and Interested Parties (cont.)
B.
Transactions with controlling shareholders or in which controlling shareholders have a personal interest, which are listed in section 270(4) and/or 270(4a) of the Companies Law, that were entered into in 2014 or on a date between the end of the reporting year and the date of filing the report or that are in effect on the reporting date (cont.)

5.	Officers’ liability insurance, letters of indemnity, officers’ letter of release from liability and payment of remuneration to directors (cont.)
a.	Officers’ liability insurance: (cont.)
As the Company has been told, meetings of the bondholders of IDB Holdings that were convened by the trustees for its bondholders in order to adopt a resolution on this matter resolved to agree to the purchase of the aforesaid insurance cover.

It should be noted that the aforementioned decisions regarding the Company’s engagements in officer’s liability insurance policies were also approved on the dates specified above by the general shareholders’ meeting of IDB Holdings (after approval by its Remuneration Committee and Board of Directors).

The 2013-2014 policy – According to the decisions of July 2013, companies of the IDB Holdings Division purchased an officers’ liability insurance policy with respect to the period of one year beginning on December 1, 2013, the terms of which are in accordance with the principal terms of the engagement as determined in the resolutions from July 2013, with liability limits of $ 50 million per incident and cumulatively, at a total cost of $990 thousand (the Company paid half of the cost).

As part of the aforesaid policy, it is stipulated inter alia that the provision regarding “transaction” events (as mentioned below) will not apply with respect to any event which was under the auspices of the Court’s decision. Following the taking out of a “run off type policy”, the coverage under the policy was limited solely to claims that will be filed during the insurance period for acts done after December 1, 2013.

In this regard, a ‘transaction’ event is one of the following events: (1) a consolidation or merger into another entity or a sale of the main assets to another; (2) a purchase by any person or entity (whether separately or together with others) of more than 50% of the voting rights or the right to appoint directors; (3) becoming a subsidiary of another entity or a change of control; or (4) insolvency, receivership, bankruptcy or liquidation.

Changes in the 2013-2014 policy – On the date of completing the creditors’ arrangement in IDB Holdings and listing the shares of the Company on the Stock Exchange, the Company ceased to be a subsidiary of IDB Holdings, and in the absence of a change of the aforesaid policy, the policy will cover the officers of the Company for acts during the remainder of the insurance policy.

In view of the aforesaid, the Company and IDB Holdings entered into an agreement on May 7, 2014, with regard to changes in the policy relating to settling the continued insurance cover of officers in the Company, according to which the cover will continue to apply as it was at the time that the Company was a subsidiary of IDB Holdings during the balance of the insurance period of the policy, provided that liability for the listing of the Company’s shares on the Stick Exchange will be excluded and liability for the expected publication of the shelf prospectus by the Company and the issues of securities pursuant thereto will be excluded (‘the agreement’).

This agreement was signed following approval of the Remuneration Committee, the Audit Committee and the Board of Directors of the Company gave its approval on May 5, 2014, and the general meeting of the Company gave its approval on May 7, 2014, for the Company to enter into the agreement.

IDB Development Corporation Ltd.

Note 33 - Related and Interested Parties (cont.)
B.
Transactions with controlling shareholders or in which controlling shareholders have a personal interest, which are listed in section 270(4) and/or 270(4a) of the Companies Law, that were entered into in 2014 or on a date between the end of the reporting year and the date of filing the report or that are in effect on the reporting date (cont.)

5.	Officers’ liability insurance, letters of indemnity, officers’ letter of release from liability and payment of remuneration to directors (cont.)
a.	Officers’ liability insurance: (cont.)

The main points of the agreement are as follows: (a) the IDB Development Group (the Company and specific subsidiaries stated above, jointly: ‘the IDB Development Group’) will continue to be insured in accordance with the policy even after the Company has stopped being a subsidiary of IDB Holdings; (b) IDB Holdings undertook that throughout the whole insurance period, it would not cancel the policy and/or cause it to be cancelled or change its terms in any way that will derogate from the insurance cover provided by the policy to the IDB Development Group and/or to the officers in the Company. IDB Holdings and the Company undertook, inter alia, that throughout the whole of the insurance period they would not act in a manner that will derogate from the insurance cover that is provided by the policy or in any manner that will prejudice their rights and the rights of the policyholders pursuant to the policy, and that they will assist one another with regard to the realization of their rights as part of the policy, insofar as their involvement is required pursuant to the terms of the policy, and they confirmed that subject to the law and without derogating from any right of the insured pursuant to the policy, they will coordinate between them a request to an insurance company with regard to the policy in the case of a claim that includes claims both against the officers and/or the directors in IDB Holdings and against the officers in the Company; (c) the policy will be changed in such a way that the liability of the insurer with regard to the listing of the Company’s shares on the Stock Exchange or with regard to the expected publication of the shelf prospectus and the issue of securities pursuant thereto will be excluded by the Company; (d) the Company and IDB Holdings will act to reach an agreement between them, with regard to the insurance cost according to the policy from the date of completing the arrangement, taking into account the significance of the creditors’ arrangement and in it the scope of the assets of the group under the Company as compared with the scope of the activity and the assets of IDB Holdings after the completion of the creditors’ arrangement. Pursuant to the agreement between the Company and IDB Holdings, whereby IDB Holdings paid 1/3 of the premium expenses, while the company paid 2/3 of the premium expenses (as opposed to an equal division between them), for the period starting on the day of completing the first stage of the debt arrangement, namely May 7, 2014, until the end of the insurance period. The consent of the insurers to the changes required in the policy (see sections (a) and (c) in the paragraph above) was received.

The total insurance premiums paid in 2014 by the Company and IDB Holdings in respect of all the aforesaid insurance policies amounted to NIS 5,805 thousand, broken down as follows: the Company – NIS 4,511 thousand, IDB Holdings – NIS 1,294 thousand (the officers’ liability insurance premiums paid in 2013 were in accordance with the following distribution: the Company - 80%, and IDB Holdings - 20%, and the amount paid was NIS 9,899 thousand, of which the Company's share was NIS 5,099 thousand).
The handling fees paid to Clal Insurance for the issuance of the policies for 2014 and 2013 did not exceed 10% of the insurance premiums paid for the aforesaid policies.

Remuneration policy – insurance – On November 13, 2014, the general meeting of the Company’s shareholders approved the Company’s remuneration policy, after it was approved by the Board of Directors of the Company. According to the remuneration policy, the officers of the Company (including directors) may be entitled, subject to the approval of the competent organs for this purpose in the Company, to officer’s liability insurance, subject to the provisions of every law. The remuneration policy states that the maximum cover for a current insurance policy shall not exceed $150 million and the maximum cover for an insurance policy of the POSI (“Public Offering of Securities Insurance”) type should not exceed $120 million (for details regarding POSI type insurance that was bought by the company in May 2014, see this section below).

Note 33 - Related and Interested Parties (cont.)
B.
Transactions with controlling shareholders or in which controlling shareholders have a personal interest, which are listed in section 270(4) and/or 270(4a) of the Companies Law, that were entered into in 2014 or on a date between the end of the reporting year and the date of filing the report or that are in effect on the reporting date (cont.)

5.	Officers’ liability insurance, letters of indemnity, officers’ letter of release from liability and payment of remuneration to directors (cont.)
a.	Officers’ liability insurance: (cont.)
Remuneration policy – insurance (cont.)
It was further determined that in any case and irrespective of the maximum cover, the premiums paid for a current insurance policy would not exceed $1.5 million per annum, and the premiums paid for the POSI policy shall not exceed $1.5 million per annum, and that the deductible in all of the policies will be in accordance with what is accepted in the market.
2014-2015 policy – On November 26, 2014, the Company’s Remuneration Committee entered into a directors’ and officers’ liability insurance policy for the Company and for certain private corporations that are held, directly and/or indirectly, by the Company other than through public companies, as part of while the liability of all of the officers in the Company (including the CEO of the Company and the directors and officers that are controlling shareholders in the Company and their relatives or ones where the controlling shareholders of the Company have a personal interest in their terms of office and employment), from time to time, will be insured, pursuant to the provisions of regulation 1.b.1 of the Companies (Concessions in Interest Party Transactions) Regulations, 5760-2000 ("the Concessions Regulations"), for a period of a year, starting on December 1, 2014, and its terms are in accordance with the terms determined in the remuneration policy. The liability limits of the policy are a sum of $75 million per claim and cumulatively, and its total cost is approximately $986 thousand (including fronting fees of Clal Insurance at a rate of 10%). The Remuneration Committee determined that policy is in accordance with market terms and will not materially affect the Company’s profits, assets or liabilities. It should be noted that in January 2015, the Company received the insurer’s approval that a transfer of control in the Company from the current controlling shareholders of the company to the control of one of them shall not constitute a transaction event pursuant to the definitions of the policy as stated above.
2015-2016 policy – subsequent to the date of the statement of financial position, on November 26, 2015, the Company's Board of Directors, following the approval of the Company's Remunerations Committee (in accordance with the provisions of Regulation 1B1 of the Concessions Regulations), approved the Company's entering into a commitment under a directors and officer holders insurance policy for the Company and for certain private entities that are held, directly and/or indirectly by the Company, other than through public companies, as part of which the liability of all of the office holders in the Company (including the Company's CEO, the Board of Directors and officers who are not controlling interests in the Company and their relatives or in whom the controlling interests in the Company have a personal interest in their terms of office and employment, as they may be from time to time, for a period of one year as from December 1, 2015 and the terms of which are in accordance with the terms that were determined in the remunerations policy, with limits of liability for the policy of $75 million per claim and cumulatively, and the overall cost is $986 thousand (including Clal Insurance's handling fees (fronting fees) of 10%). The said policy does not cover the insured's liability under the POSI policy (see below) on the matter of the issuance of securities resulting from the Company's shelf prospectus dated May 30, 2015, in accordance with the outline for Dolphin Netherlands' offer in Section B(5)(a)- ("The issuance in accordance with the "Dolphin outline") (see Note 15.B.8 above and below in connection with the approval of the outline for the alternative injection into the Company by Dolphin in place of the issue in accordance with the Dolphin outline and the cancellation of the said POSI policy). The Remunerations Committee determined that the commitment under the policy is at market terms and is not likely to significantly impact the Company's profitability, its assets or its liabilities. It should be noted that on January 6, 2016, the Company received the insurer's confirmation for the lowering of the exception that is stated in the insurance policy in connection with the issue in accordance with the Dolphin outline, which was not executed at the end of the day.
The cover pursuant to the 2013-2014 policy, the 2014-2015 policy, the 2015-2016 policy and the “run-off type policy” was taken out through Clal Insurance, with the support of reinsurers in an amount of 100%.

Note 33 - Related and Interested Parties (cont.)
B.
Transactions with controlling shareholders or in which controlling shareholders have a personal interest, which are listed in section 270(4) and/or 270(4a) of the Companies Law, that were entered into in 2014 or on a date between the end of the reporting year and the date of filing the report or that are in effect on the reporting date (cont.)

5.	Officers’ liability insurance, letters of indemnity, officers’ letter of release from liability and payment of remuneration to directors (cont.)
a.	Officers’ liability insurance: (cont.)
POSI type policies – on May 5, 2014, the Remuneration Committee, the Audit Committee and the Board of Directors of the Company gave their approval, and on May 7, 2014, the general meeting of the Company gave its approval, for the purchase of a policy to insure the company with Public Offering of Securities Insurance (POSI) (‘the POSI policy’), from Migdal Insurance Company Ltd., which insures the Company, its directors and officers: (1) with regard to the listing of the Company’s shares as part of the creditors’ arrangement in IDB Holdings; (2) with regard to the publication of a shelf prospectus; (3) and with regard to the issue of future securities by virtue of the shelf prospectus. The policy covers the Company, its directors and officers for an insurance period of seven years starting from May 7, 2014, their liability for the listing of the Company’s shares on the Stock Exchange as part of the arrangement, in relation to the publication of the shelf prospectus and in relation to the issues of securities pursuant to the shelf prospectus as aforesaid, with a liability limit of $50 million per claim and cumulatively according to the policy. The POSI policy covers issues pursuant to the shelf prospectus in a total amount of up to NIS 1 billion. For the aforesaid policy the Company paid a one-time sum of $660 thousand.
Subsequent to the date of the statement of financial position, on January 26, 2015, the Company’s Remuneration Committee (pursuant to the provisions of regulation 1.B.1 of the Concession Regulations), and the Board of Directors of the Company approved the purchase of additional insurance cover as part of the POSI policy, so that it will also apply to the rights issue pursuant to the shelf offer report that the Company’s published on January 19, 2015, without changing the existing liability limits (namely, $50 million per claim and cumulatively) and the other terms of the policy. For the aforesaid extension, the Company paid an additional one-time premium in a sum of $227.5 thousand. On November 12, 2015, after the approval of the Company's Remunerations Committee (pursuant to the provisions of regulation 1.B.1 of the Concession Regulations), the Company's Board of Directors approved the Company's purchasing of a POSI type insurance policy, from Migdal Insurance Company Ltd., in exchange for a premium of approximately $360 thousand, which insures the liabilities of the Company, the Board of directors and the other officers in it in relation to an issue of securities in accordance with a shelf offer report in accordance with the outline for Dolphin's offer (as stated in Note 15.B.8 above) and in relation to an issue of securities in accordance with a shelf offer report of the Company in an amount of between NIS 250 – NIS 300 million (in other words, in an overall amount that shall not exceed NIS 500 million), subject to a limit of liability of $ 50 million per claim and cumulatively. On December 6, 2015, the general meeting of the Company's shareholders gave its approval for the outline, which includes an alternative injection of equity into the Company by Dolphin Netherlands by way of subordinated debt, which replaced (in accordance with its terms) the immediate performance of an issue of shares to the public (for further details, see Note 16.G.(2).(l) above).
Further to the resolution of the Board of Directors dated January 24, 2016 to act quickly, and no later than the end of February 2016, to raise capital through a public offering ("the planned issuance") (see Note 15.B.12 above), the Company received an approval from Migdal Insurance Company Ltd. that the POSI policy which acquisition was approved, as mentioned above, will insure the liability of the Company, the directors and the other officers with respect to the the planned issuance and in relation to other issuances under the shelf prospectus, up to a total of NIS 600 million, subject to a liability limit of $ 50 million per claim as well as in aggregate.
Without derogating from the foregoing, it should be noted, that premiums compensation in respect of the POSI policy that was purchased from Migdal Insurance Company Ltd. and its other conditions (as described above) were not changed.

IDB Development Corporation Ltd.

Note 33 - Related and Interested Parties (cont.)
B.
Transactions with controlling shareholders or in which controlling shareholders have a personal interest, which are listed in section 270(4) and/or 270(4a) of the Companies Law, that were entered into in 2014 or on a date between the end of the reporting year and the date of filing the report or that are in effect on the reporting date (cont.)

5.	Officers’ liability insurance, letters of indemnity, officers’ letter of release from liability and payment of remuneration to directors (cont.)
b. Indemnification of officers:
The Company adopted resolutions according to which it will indemnify its officers (including former officers) and anyone holding office on its behalf in investees as director, for any amount that they will be liable to pay as part of any legal proceeding that will be filed against them with regard to their acts or omissions as part of carrying out their duties as aforesaid, subject to certain conditions, in any case and insofar as such an indemnification will be for a financial liability and of the type that may be indemnified according to the law from time to time. The Company issued letters of indemnification as aforesaid to several former officers of the company (“the initial letters of indemnification”). During 2000 and thereafter, the Company issued to its officers additional letters of indemnification, pursuant to the Companies Law, according to its wording at that time (without derogating from the initial letters of indemnification), according to which the Company undertook to indemnify them for any liability or expenses that may be indemnified according to law, which will be imposed on them as a result of acts performed in their capacity as officers of the Company and that relate to one or more of the types of event determined by the Board of Directors and stated in the letters of indemnification.
According to the aforesaid letters of indemnification, the maximum amount of the indemnification that the Company will pay (in addition to the amounts that will be received from an insurance company, if any, as part of insurance that was bought by the Company) for all of the officers in the Company cumulatively, pursuant to the letters of indemnification that will be issued to them by the Company following the indemnification resolution by virtue of which the aforesaid letters of indemnification were issued, for one or more of the types of event stated in the Addendum to the letters of indemnification, shall not exceed 25% of the equity of the Company on December 31, 1999.
Following the enactment of the Companies Law (Amendment no. 3), 5765-2005 (“Amendment no. 3”), in May 2005 the general meeting of the shareholders of the Company, after the approval of its Audit Committee and Board of Directors, approved the grant of a prospective undertaking to indemnify officers in the Company, including officers from among the controlling shareholders, according to which the Company undertook, insofar as it is permitted to do so pursuant to law, to indemnify them for any liability or expense as stated in the letter of indemnification, that will be imposed on them or that they will incur as a result of acts performed in their capacity as officers of the Company and/or in their capacity, at the Company’s request, as officers of any other company, which relate to the events stated in the Addendum to the letter of indemnification (“the 2005 letters of indemnification”). According to the 2005 letters of indemnification, the maximum amount of the indemnification that the Company will pay for a financial liability that will be imposed on an officer in favor of another person, as stated above, together with the amounts of the indemnification on this ground pursuant to the other letters of indemnification that were or will be given for this purpose to officers in the Company and to employees of the Company that hold or will hold office at the Company’s request as officers of other companies (in addition to the amounts that will be received from an insurance company, if any, as part of insurance that the Company bought), cumulatively, for one or more of the events stated in the Addendum to the letters of indemnification, shall not exceed a cumulative amount that is equal to an amount of 25% of the Company’s equity according to its annual financial statements known before the actual payment of the indemnification.
Accordingly, since 2005, the Company has issued to its officers, including officers that were controlling shareholders of the Company or their relatives, 2005 letters of indemnification as aforesaid. It was also determined that the 2005 letters of indemnification would apply to events that occurred after the date of their approval as aforesaid, and to avoid doubt, it is clarified that the 2005 letters of indemnification do not derogate from letters of indemnification that were lawfully issued previously.

IDB Development Corporation Ltd.

Note 33 - Related and Interested Parties (cont.)
B.
Transactions with controlling shareholders or in which controlling shareholders have a personal interest, which are listed in section 270(4) and/or 270(4a) of the Companies Law, that were entered into in 2014 or on a date between the end of the reporting year and the date of filing the report or that are in effect on the reporting date (cont.)

5.	Officers’ liability insurance, letters of indemnity, officers’ letter of release from liability and payment of remuneration to directors (cont.)
b. Indemnification of officers: (cont.)
In December 2011, the general meeting of the Company approved an amendment to the Articles of Incorporation of the Company, according to which, inter alia, the Company is entitled to insure the liability of its officers and also to indemnify them, inter alia, pursuant to the provisions of the Streamlining of Enforcement Proceedings in the Israel Securities Authority (Legislative Amendments) Law, 5771-2011, and the Strengthening of Enforcement in the Capital Market (Legislative Amendments) Law, 5771-2011 (jointly, “the Administrative Enforcement Laws”). Moreover, the Company’s general meeting and its Audit Committee and Board of Directors approved the granting of new indemnification letters by the Company to its officers (“the new indemnification letters”), as this term is defined in the wording of the new indemnification letter, who currently hold office and/or will hold office in the Company from time to time, including officers who are directors, and officers who are controlling shareholders in the Company (as these were on the date of the general meeting that took place in December 2011) or their relatives or persons with regard to whom the controlling shareholders in the Company may be considered as having a personal interest in a grant of indemnification letters to them, in respect of their actions taken in their capacity as officers of the Company and their actions taken within their service, at the Company's request, as officers of any other company, in which the Company holds shares (directly or indirectly) or in which the Company has any other interest, in accordance with the provisions of the Companies Law, the Securities Law, the administrative enforcement laws, and the indemnification provisions included in the aforesaid indemnification letter.
In accordance with the new indemnification letters, the indemnification amounts for a monetary indebtedness that is imposed on an officer in favor of another person in a court ruling (including in a court ruling that was handed down in a court-approved compromise or arbitration award, providing that the said indebtedness is related, directly or indirectly, to one or more of the events specified in the new indemnification letter) together with the indemnification amounts for the said indebtedness that are paid to officers in the Company in accordance with indemnification letters drafted as a new indemnification letter, including officers serving presently or in the future as officers in other companies at the request of the Company, will in aggregate not exceed an amount equal to 25% of the equity attributable to the Company’s shareholders according to its most recent financial statements (annual or quarterly) that were issued before the actual date of paying the indemnity, plus the amounts of the insurance benefits the Company may receive from time to time, in the framework of an officers’ liability insurance policy, in respect of one or more of the events specified in an annex to the new indemnification letter. This in addition to the indemnification for reasonable litigation expenses, including attorney's retainer that will be spent or incurred by an officer for proceedings that will be filed against him, as described in the new indemnification letter.

The new indemnification letter also provides that its provisions supersede any previous commitment or understanding (from before the signing of the new indemnification letters), provided verbally or in writing, between the Company and its officers with respect to the matters indicated in the new indemnification letter, also with respect to events that occurred before the signing of the new indemnification letter. The aforesaid is subject to the stipulation that the previous indemnification letter provided to the officer, if provided, continue to be in effect, subject to any law, with respect to any event that occurred before the signing of the new indemnification letter (even if the indemnification in respect of which was requested from the Company after the signing of the new indemnification letter) if the terms of new indemnification letter impair the terms of indemnification of the said officer with respect to such an event.

It should be noted that in November 2011 the competent organs of IDB Holdings approved the grant of new indemnification letters as aforesaid by the Company (further to approvals of the competent organs of the Company) to officers of the Company, those presently serving and those who will serve in it from time to time, who are controlling shareholders in the Company (as these were on the date of the general meeting that took place in November 2011) or their relatives or persons where the controlling shareholders may be regarded as having a personal interest in approving the grant of indemnification letters to them or who are directors in IDB Holdings.

Note 33 - Related and Interested Parties (cont.)
B.
Transactions with controlling shareholders or in which controlling shareholders have a personal interest, which are listed in section 270(4) and/or 270(4a) of the Companies Law, that were entered into in 2014 or on a date between the end of the reporting year and the date of filing the report or that are in effect on the reporting date (cont.)

5.	Officers’ liability insurance, letters of indemnity, officers’ letter of release from liability and payment of remuneration to directors (cont.)
b. Indemnification of officers: (cont.)

Since the date of the meeting, the Company has issued to its officers, including officers that were controlling shareholders of the Company or their relatives, new letters of indemnification. As part of the remuneration policy that was approved as stated in section B.5.a above in this note, it was determined that the officers in the company (including directors) may be entitled, subject to the approval of the competent organs of the Company for this purpose, to a letter of indemnification, subject to the provisions of any law, and that the amount of the indemnification shall not exceed 25% of the Company’s equity (provided that this amount shall not be less than NIS 100 million in total).

On June 11, 2015, a special general meeting of the Company’s shareholders approved (Note 33.b.5 (e): the “Meeting”), following the approval of the Company’s Compensation Committee and Board of Directors on March 29 and 30, 2015, respectively, the provision of letters of indemnity by the Company to the corporate officers, where they and/or their relatives are controlling shareholders in the Company on the date of the report on the convening of a meeting (the report on the convening of a meeting was published by the Company on March 31, 2015, and in supplementary immediate reports dated May 7, 2015 and May 14, 2015) (“Corporate Officers Who Are Controlling Shareholders”), who currently serve and/or who will serve in the Company, from time to time, as well as to corporate officers in the Company regarding whom the Company’s controlling shareholders may be considered as having a personal interest in the approval of the provision of letters of indemnity to them, who currently serve and/or who will serve in the Company, from time to time, with respect to activities by virtue of their tenure in the Company, and with respect to their activities by virtue of their tenure, in accordance with the Company’s request, as corporate officers in another company, according to identical wording and conditions as the wording of the Company’s current letter of indemnity, which was approved in December 2011 (see the wording of the “new letters of indemnity”, as this term is defined in the aforementioned note).

The approval for the provision of the aforementioned letters of indemnity to corporate officers who are controlling shareholders is from the date of completion of the first stage of the debt settlement in IDB Holding, on May 7, 2014 (the “Effective Date”), and for three additional years after the date of the meeting's approval. Approval for the provision of the aforementioned letters of indemnity to the Company’s corporate officers, regarding whom the controlling shareholders in the Company may be considered as parties interested in the approval of the provision of letters of indemnity to them, who currently serve and/or who will serve in the Company, from time to time, will be in effect from the effective date until November 30, 2020, in accordance with the decision reached by the Company’s Audit Committee, in accordance with section 275(A1)(2) of the Companies Law, under which the Audit Committee approved, on March 29, 2015, that an engagement by the foregoing date is reasonable, in light of the applicable circumstances.

Accordingly, after the date of the meeting, the Company issued the aforementioned letters of indemnity to its corporate officers, including to corporate officers who are controlling shareholders in the Company or their relatives, and to corporate officers in the Company regarding which the controlling shareholders in the Company may be considered as having a personal interest in the approval of the provision of letters of indemnity to them. As of the date of the report, after approval of the Remuneration Committee and the Board of Directors of the Company, the Company published an immediate report for convening a special general meeting of the Company. The agenda will include approval of the granting of letters of indemnification from the Company for the officers that hold office in the Company and/or that will hold office in the Company from time to time, and who and/or whose relatives are controlling shareholders in the Company on the date of the report, and also for officers in the Company whose controlling owners in the Company may be regarded as having a personal interest in the approval of granting letters of indemnification to them, who hold office and/or will hold officer in the Company from time to time, for their operations by virtue of their office in the Company and for their operations by virtue of their office, at the request of the company, as officers in another company,

IDB Development Corporation Ltd.

Note 33 - Related and Interested Parties (cont.)
B.
Transactions with controlling shareholders or in which controlling shareholders have a personal interest, which are listed in section 270(4) and/or 270(4a) of the Companies Law, that were entered into in 2014 or on a date between the end of the reporting year and the date of filing the report or that are in effect on the reporting date (cont.)

5.	Officers’ liability insurance, letters of indemnity, officers’ letter of release from liability and payment of remuneration to directors (cont.)
b. Indemnification of officers: (cont.)

in which the Company holds shares (directly or indirectly) or in which the Company has any interest, with the wording and on terms that are identical to the wording of the letter of indemnification used by the Company, which came into effect on May 7, 2014 (the date of completion of the first stage of the debt arrangement in IDB Holdings).

c.	Release of officers:
The Company issued prospective letters of release to the directors and other officers of the Company, including those that were controlling shareholders or their relatives, from any liability towards the Company, subject to the law, in respect of any damage that was and/or will be caused to the Company following a breach of the duty of care towards it, while acting in good faith in their capacity as officers of the Company, and/or according to its request in any other company, with respect to the events stipulated in the addendum to the release letter. The release letters apply to events that occurred after the date of their approval. The issuance of the release letters, as described above, was approved by the Company’s general shareholders’ meeting on May 5, 2005, after prior approval by its Audit Committee and Board of Directors. In November 2011, after approval by its Audit Committee and Board of Directors, and in light of the provisions of Amendment 16, the general meeting of IDB Holdings reapproved the Company giving an advance release from liability to its officers, those presently serving and those who will serve in it from time to time, who and/or whose relatives are controlling shareholders in the Company (as they were on the date of the general meeting of IDB Holdings that took place as aforesaid in November 2011), subject to the provisions of the law.
Furthermore, in November 2011 the Audit Committee of IDB Holdings decided to limit until November 30, 2020 (meaning for an additional period of nine years from the date of the decision) the period that events occurring during it will be included in the scope of the release from liability letters that were granted and will be granted by the Company from time to time, according to the existing decisions on this matter with respect to officers in the Company who controlling shareholders in the Company may be considered as having a personal interest in providing them a release from liability. As part of the remuneration policy that was approved as stated in section B.5.a above in this note, it was determined that officers in the Company (including directors) may be entitled, subject to approval of the competent organs for this purpose in the Company, to a letter of release, subject to the provisions of any law. In March 2015, the Remuneration Committee and the Board of Directors of the Company approved, granting an exemption from liability by the Company to officers from among the controlling owners (i.e., who and/or whose relatives are controlling owners of the company), who hold office in the Company and/or who will hold office in the Company from time to time, according to the wording of the letter of release used by the Company. However, the subject was removed from the agenda of the meeting that took place in June 2015, subsequent to the date of the statement of financial position .
d.
Interested parties in the Company (including controlling shareholders in it during the relevant periods) and/or their relatives, who serve and/or who served as directors or other officers in subsidiaries and/or related companies of the Company, receive from certain companies, as aforesaid, indemnification and/or release letters, and their liability is insured as accepted in those companies. Without derogating from the generality of the foregoing, it is noted that as part of the completion of the merger transaction of Koor with Discount Investments, as stated in note 3.H.4.b. above, in March 2014, Discount Investments provided the directors and officers of Koor (including those among them who are or were interested parties and/or controlling shareholders in the Company) indemnification letters with respect to their actions by virtue of their service in Koor and with respect to their actions by virtue of their service at the request of Koor as officers in the investee companies of Koor, or in whom Koor has an interest. The maximum indemnification amount pursuant to the aforesaid indemnification letters is identical to the amount of the indemnification in the letters of indemnification given by Discount Investments to its directors and officers.

Note 33 - Related and Interested Parties (cont.)
B.
Transactions with controlling shareholders or in which controlling shareholders have a personal interest, which are listed in section 270(4) and/or 270(4a) of the Companies Law, that were entered into in 2014 or on a date between the end of the reporting year and the date of filing the report or that are in effect on the reporting date (cont.)

5.	Officers’ liability insurance, letters of indemnity, officers’ letter of release from liability and payment of remuneration to directors (cont.)
e.	Directors’ remuneration:
1.
In October 2010, after approval by the Company’s Audit Committee and Board of Directors, the general shareholders’ meeting of the Company resolved to approve the payment of directors’ remuneration for the years 2011 through 2015 (inclusive), including directors who are controlling shareholders of the Company and/or their relatives (“directors who are controlling shareholders”) at the time of the resolution. According to the aforesaid resolution, the directors’ remuneration payable to each director in respect of any given time in the aforementioned period will be of the maximum amounts allowed and according to the director’s aforesaid classification as an expert or non-expert director, and according to the classification of the Company, all as applicable at that time according to the Companies (Rules Concerning Remuneration and Expenses for an Outside Director) Regulations, 5760-2000 (“the Remuneration Regulations”). The directors’ remuneration will not be paid to directors of the Company who receive from the Company or from a company under its control or from IDB Holdings, a salary for responsibilities other than that of a director, for as long as the director is entitled to such a salary. In view of the provisions of Amendment no. 16, the validity of the aforesaid resolution regarding the payment of remuneration to directors from among the controlling shareholders or to directors where the controlling shareholders have a personal interest in the payment of remuneration to them, expired at the end of three years from July 2010, i.e., in July 2013, and from the aforesaid date, the Company has not paid directors’ remuneration to directors from among the controlling shareholders.

On June 11, 2015, the meeting approved (as defined in this Note above), following the approvalof the Company’s Compensation Committee and Board of Directors on March 29, 2015 andMarch 30, 2015, respectively, the payment of compensation to directors who are controllingshareholders in the Company (or their alternates, as applicable), who currently serve and/or who will serve in the Company, from time to time, and to directors in the Company (or their alternates, as applicable) regarding whom the controlling shareholders in the Company may be considered as having a personal interest in the approval of the payment of compensation to them, who currently serve and/or who will serve in the Company, from time to time, in effect from the effective date (May 7, 2014), and for three additional years after the date of the meeting’s approval.

The payment of compensation to the aforementioned directors, for their tenure as directors in the Company and for their participation in the meetings of the Company’s Board of Directors and its committees, with respect to any given time frame, will be identical to the compensation paid to the other directors in the Company (in accordance with their classification), according to the decision of October 2010, i.e., according to the maximum specified amounts and according to the classification of each director, as stated above, as an expert director, or a non-expert director, and according to the rating at which the Company will be classified, as applicable at that time under the Compensation Regulations. The directors’ compensation will not be paid to any of the directors in the Company who receive from the Company or from a company under its control (as the term is defined in the Securities Law, 5728-1968), compensation for additional activities to those of a director, for as long as the director is entitled to such a salary. The annual (quarterly) compensation and participation-based compensation will be paid to the appointed director or to the alternate director, as applicable, although double compensation will not be paid in any case.

Directors’ remuneration and related expenses not exceeding accepted amounts, which were paid by the Company to its directors in 2014 and 2013 (a total of 8 to 12 recipients), amounted to a total of NIS 1,287 thousand and NIS 1,270 thousand, respectively. After the date of the meeting, the Company paid directors' fees in the amount of approximately NIS 94 thousand, including VAT, with respect to the period from January 1, 2014 to May 6, 2014, to directors (or their alternates) who are, as of the reporting date, directors who are also controlling shareholders, although they were not considered controlling shareholders during the aforementioned period.

IDB Development Corporation Ltd.

Note 33 - Related and Interested Parties (cont.)
B.
Transactions with controlling shareholders or in which controlling shareholders have a personal interest, which are listed in section 270(4) and/or 270(4a) of the Companies Law, that were entered into in 2014 or on a date between the end of the reporting year and the date of filing the report or that are in effect on the reporting date (cont.)

5.	Officers’ liability insurance, letters of indemnity, officers’ letter of release from liability and payment of remuneration to directors (cont.)
e.	Directors’ remuneration: (cont.)
1. (cont.)

Following the date of the meeting and subsequent to the date of the statement of financial position , the Company paid directors’ fees to directors who are controlling shareholders (or to their alternates), and to directors regarding whom the controlling shareholders in the Company may be considered as having a personal interest in the approval of payment of compensation to them (or to their alternates), with respect to the period beginning on May 7, 2014 and ending on June 30, 2015, in the total amount of approximately NIS 716.5 thousand, including VAT.

2.
On February 3, 2016, the Company's Board resolved, after the approval of the Company's remuneration committee (dated December 15, 2015) according to the corporations law and relevant regulations to approve the payment of directors remuneration serving or that will serve in the Company from time to time (including external directors) where they and/or their relatives are not controlling shareholders in the Company and the controlling shareholders in the Company may not be deemed as having personal interest in approving their remuneration. The directors' remuneration to be paid to each director for his service is annual, and remuneration for participation in the Company's Board meetings and its committees at the maximum amount as defined in the remuneration regulations according to the classification of each director as an expert director or non expert director and according to the classification level of the Company (namely according to its equity in the previous fiscal year) and all as applicable by the remuneration regulations. The directors' remuneration will not be paid to any of the directors receiving from the Company or a company under the Company's control wages for additional activity in addition to the director's position as long as they are entitled to such wages.

3.
IDB Holdings received directors’ remuneration from investee companies of the Company in respect of the service of officer/s in IDB Holdings (who were also officer/s in the Company), including officer/s who were controlling shareholder/s and/or a relative of a controlling shareholder, as directors in those investee companies. In 2014 (for their holding of office in the fourth quarter of 2013 only), and 2013, the aforesaid amounted to NIS 0.11 million and NIS 0.64 million, respectively.

4.
Investee companies of the Company received directors' remuneration from other investee companies for the service of interested parties of the Company, including individuals who were controlling shareholders and/or their relatives, as directors in those paying companies.

IDB Development Corporation Ltd.

Note 33 - Related and Interested Parties (cont.)
B.
Transactions with controlling shareholders or in which controlling shareholders have a personal interest, which are listed in section 270(4) and/or 270(4a) of the Companies Law, that were entered into in 2014 or on a date between the end of the reporting year and the date of filing the report or that are in effect on the reporting date (cont.)

6.	Payment and/or reimbursement of expenses to the Chairman of the Company’s Board of Directors

On June 11, 2015, the special general meeting of the shareholders of the Company approved, following the approval of the Company’s Compensation Committee and Board of Directors, on March 29, 2015 and March 30, 2015, respectively (after the Company’s Compensation Committee and Audit Committee had discussed the issues pertaining to the expenses of the controlling shareholders, in a routine manner, in a number of additional meetings beginning in August 2014), the payment of expenses and/or reimbursement of expenses, whether in advance or retroactively, to the serving Chairman of the Board, Mr. Eduardo Elsztain, and to the former Chairman of the Board, Mr. Mordechai Ben-Moshe, who served as joint Chairman of the Board from May 7, 2014 to May 7, 2015. The aforementioned approval was given with respect to expenses which were and/or which will be actually spent by them (as applicable) as part of the fulfillment of their tasks in the Company, and including such expenses which the chairman may spend with respect to any other party on its behalf (such as consultants, personal assistants, and administrative staff), against the provision of written receipts, from the effective date (May 7, 2014, the date when Messrs. Eduardo Elsztain and Mordechai Ben-Moshe became the controlling shareholders in the Company) and for an additional three years after the date of the meeting’s approval, as stated below: reimbursement of expenses in Israel – the payment / reimbursement will be for expenses that were and/or will actually be incurred, as part of carrying out their duties in the company and will include expenses that are required for the Company in order to manage its current business operations; expenses for participating in meetings of the Board of Directors and committees of the Board of Directors of the Company; expenses for promoting the Company’s business and expanding its operations, including expenses involved in business meetings with service providers, etc., including, inter alia, the following expenses (for each of the chairmen): meal expenses, including hospitality expenses for suppliers, etc., in an amount that shall not exceed NIS 3,000 per month; travel and parking expenses in a total amount that shall not exceed NIS 1,500 per month; communication expenses in a total amount that shall not exceed NIS 500 per month. In addition, the Company will pay expenses for office space that was and/or is being made available to the limited staff of each chairmen of the Board of Directors at the Company’s existing offices, at a total estimated cost of up to approximately NIS 8,000 per month. The aforesaid total estimated cost is the additional cost that the Company will pay in view of the agreement between the Company and additional parties (including also companies held by the Company) with regard to the division of the use of the areas that the Company rents from a third party in the Azrieli Center in Tel-Aviv (for details regarding this agreement, see section B.3.a above in this note).

It is clarified that nothing stated above shall prevent the Company from paying directly any costs and expenses of the Company that derive from foreign business trips of the chairman on behalf of the Company, and the Company shall pay the costs of foreign business trips on behalf of the Company (or private companies that it controls) made by the chairman, including expenses in reasonable amounts for flight tickets, car rental/taxis abroad, hotel accommodation and subsistence expenses, provided that the purpose of the trip is business on behalf of the Company as aforesaid.

The chairman shall himself pay any additional cost of a foreign trip constituting an extension of the duration of the stay abroad for his own private purposes and/or as a result of the use of that trip also for private purposes. The aforesaid provisions for the reimbursement of expenses shall apply whether additional terms of office and employment have and/or will be approved for the chairman by the Company or not. The Company’s internal auditor and Remuneration Committee will check each quarter and monitor the reimbursement of expenses, with regard to the reasonableness of the components and amount of the quarterly expenses, as well as the manner of making the reimbursement pursuant to the Company’s instructions and procedures.

IDB Development Corporation Ltd.

Note 33 - Related and Interested Parties (cont.)
B.
Transactions with controlling shareholders or in which controlling shareholders have a personal interest, which are listed in section 270(4) and/or 270(4a) of the Companies Law, that were entered into in 2014 or on a date between the end of the reporting year and the date of filing the report or that are in effect on the reporting date (cont.)

6.	Payment and/or reimbursement of expenses to the Chairman of the Company’s Board of Directors (cont.)

Subsequent to the date of the statement of financial position, on May 14, 2015, shortly after the discontinuation of Mr. Ben-Moshe’s tenure, as stated above, from the position of Joint Chairman, on May 7, 2015, the Company published a supplementary report to the meeting convention report, which included a clarification specifying that the approval of payment and/or reimbursement of expenses to the Company’s Chairmen of the board refers to the Chairman of the Board who served / is serving in the position.

During the period from May 7, 2014, until December 31, 2014, the cumulative expense reimbursement amounts to the current Chairman of the Board and to the former Chairman of the Board, including with respect to any other parties on their behalf (such as consultants, personal assistants, and administrative staff), totaled approximately NIS 168 thousand.

7.	Other transactions
a.
On July 31, 2006 the Company’s Board of Directors resolved that the Company’s annual budget for charitable donations would be determined each year by the Company's Board of Directors and would be up to 1.5% of net income according to its annual audited consolidated financial statements for the prior year. Furthermore, on the same date, after receiving the approval of the Company’s Audit Committee, the Company's Board of Directors resolved, with respect to donations given by the Company to not-for-profit associations that are certified as public institutions under Section 46 of the Income Tax Ordinance, to approve the granting of donations by the Company to IDB Community Fund (RA) (“the Fund”), which has the necessary certificate. Donations by the Company to the Fund in each calendar year will be up to 100% of the overall donations budget for that year but not more than 1.5% of the annual net income of the Company according to its audited consolidated financial statements for the prior year (“Fund Donations Account”). Full or partial use of the Fund Donations Account will be made pursuant to resolutions passed from time to time by the Board of Directors of the Company.

Mr. Nochi Dankner, who was a controlling shareholder in the Company during the relevant period, could have been considered as having a personal interest in the aforesaid resolution, due to his service as Chairman of the Fund and Chairman of the Fund’s Board and due to the service of his wife, Mrs. Orly Dankner, as a member of the Fund’s Board.
The decision regarding approval of a fixed annual Fund Donations Framework for the Company was approved by the Company’s general meeting of shareholders in September 2006, after it was approved by its Audit Committee and Board of Directors. It is noted that also subsidiaries of the Company have approved a donations framework for the Fund, as aforesaid, and from time to time, have provided donations to the Fund accordingly.

In accordance with the provisions of Amendment 16, in November 2011 the Audit Committee of IDB Holdings decided to limit the period of the aforesaid decision of the Company’s general meeting of shareholders to a period beginning on the date of the said general meeting and ending on November 30, 2017, meaning an additional approximately six years from the date of the aforementioned decision. Similar decisions were made also by subsidiaries of the Company that had also approved a donation framework for the aforementioned Fund, and are public companies.

In 2014 and 2013, the Company did not pass any resolutions regarding the contribution to the aforementioned Fund and no donations were given by the Company to the Fund. It should be noted that Mr. Haim Gavrieli, who held office as the CEO of the Company (until January 11, 2016), held office as chairman of the board of the Fund and a board member in the Fund from June 24, 2014 until January 11, 2016.

IDB Development Corporation Ltd.

Note 33 - Related and Interested Parties (cont.)
B.
Transactions with controlling shareholders or in which controlling shareholders have a personal interest, which are listed in section 270(4) and/or 270(4a) of the Companies Law, that were entered into in 2014 or on a date between the end of the reporting year and the date of filing the report or that are in effect on the reporting date (cont.)

7.	Other transactions (cont.)
b.
In June 2013, the District Court in Jerusalem approved a settlement in connection with the claim and the motion to approve it as a class action against Discount Investments and against the directors and the CEO of Koor, that was filed in March 2009 concerning claims of non-compliance with the provisions of the Companies Law and Securities laws and whose total amount of monetary remedies that were claimed amounted to NIS 272 million.

Pursuant to the settlement that was approved, Discount Investments will make four annual payments in the amount of NIS 4.5 million each, beginning in August 2013 as remuneration to the Group that will be composed of Koor shareholders (with the exception of the Company) that did not use the rights they received from Koor to purchase shares as part of a rights issue which was performed by Koor in November 2008. If some of the aforementioned remuneration remains and is unclaimed, it will be donated to a public cause. In addition, Discount Investments paid a sum of NIS 3.6 million, some of which as compensation to the Plaintiff in the legal proceedings and the majority as retainer to the attorney. The legal proceedings against the directors and general manager of Koor were denied. In August 2013, Discount Investments received from the officers’ liability policy insurers about half of the sums to be borne by Discount Investments, as specified above. The said settlement was approved in April 2013 by the general assembly of shareholders of Discount Investments, including the Company and IDB Holdings, and some of their officers (including controlling shareholders during the relevant period) may be considered as having a personal interest in Discount Investments’ entering into the said settlement.

c.
Further to the notice of the trustees of the debt arrangement of IDB Holdings, in which the creditors of IDB Holdings were invited to submit debt claims to the Arrangement Trustees by March 6, 2014, which would set out the debt of IDB Holdings to them, on March 5, 2014, the Board of Directors of the Company decided, after the approval of the Audit Committee, to approve the filing of a debt claim against IDB Holdings, in a sum of NIS 442 million, with regard to distributions of dividends that were made by the Company in the years 2010 and 2011, and motions and derivative claims with regard to the distributions of dividends, which are described in notes 23.C.1.d and 23.C.1.e above (in this subsection – “the derivative claims”).

d.
For information about an agreement signed on March 10, 2014, for the advancing of a bridging loan to the Company in a sum of NIS 170 million between the Company and Dolphin Fund Limited and E.T.H. M.B.M Extra Holdings Ltd. (companies controlled by Mr. Eduardo Elsztain and Mr. Mordechai Ben-Moshe, respectively), jointly and severally; Adv. Hagai Ulman and Mr. Eyal Gabbay (trustees of the debt arrangement); and IDB Holdings (through the trustees of the debt arrangement), out of the funds secured for the creditors arrangement in IDB Holdings, and with regard to the advancing of the aforesaid bridging loan, see note 16.C.3 above. The Company's entering into the aforesaid bridging loan agreement was approved by the Audit Committee and the Board of Directors of the Company on the aforesaid date.

e.
In May 2014, the Board of Directors of the Company resolved, after it received approvals of the Audit Committee of the Company, to make short extensions of an agreement between the Company and JT Capital Fund Pte. Ltd. (“JT”) for the sale of the Company’s holdings in Clal Insurance Enterprise Holdings (“the Clal Insurance agreement”). On May 5, 2014, the Board of Directors of the Company resolved, after receiving the approval of the Audit Committee of the Company for this, to enter into an amendment to the Clal Insurance agreement, as stated in note 3.H.5.a above (it should be noted that at the end of May 29, 2014, the Clal Insurance agreement expired without the transaction being completed).

IDB Development Corporation Ltd.

Note 33 - Related and Interested Parties (cont.)
B.
Transactions with controlling shareholders or in which controlling shareholders have a personal interest, which are listed in section 270(4) and/or 270(4a) of the Companies Law, that were entered into in 2014 or on a date between the end of the reporting year and the date of filing the report or that are in effect on the reporting date (cont.)

7.	Other transactions (cont.)
f.
On May 20, 2014, the Board of Directors of the Company resolved, after receiving the approval of the Audit Committee of the Company for this purpose, to approve a transaction of entering into a loan agreement between the Company and the trustees of the debt arrangement in IDB Holdings, in a total amount of NIS 500 million (principal) (including a supplementary loan in a sum of NIS 20 million (principal), which had already been advanced de facto to the Company as part of the bridging loan agreement that was signed on March 10, 2014 (see subsection d. above) (‘the loan agreement’)). It should be noted that, pursuant to the terms of the loan agreement, since before the credit was advanced to the Company a terminating event for the Clal Insurance transaction occurred (see note 3.H.5.a above) the loan agreement was cancelled.

g.
 For information regarding the alternative outline of injecting funds to the Company by way of injecting subordinated debt to the Company by Dolphin Netherlands, the controlling shareholder of the Company, which was approved by the Company's Audit Committee and Board (after receiving the recommendation of the Company’s independent committee) on December 1, 2015, and by the general meeting of the shareholders of the Company on December 6, 2015, see Note 16.G.(2)(L) above.

h.
For details of a loan in a sum of NIS 15 million that the Company received from Dolphin Netherland, the controlling shareholder of the Company, by way of subordinated debt, which was approved by the Audit Committee and the Board of the Company on February 15, 2016, pursuant to regulation 1(2) of the Concession Regulations (“beneficial transaction”), see note 15.B.(12) above.

i.
For details of an outline for an injection of money into the Company by Dolphin Netherlands, within the framework of an amendment to the debt arrangement of IDB Holding Corporation, including by means of an issue of the Company’s bonds pursuant to the terms of the aforesaid outline, which was approved by the Audit Committee and Board of Directors of the Company (after receiving the recommendation of the Company’s independent committee) on February 23, 2016, and by the general meeting of the Company’s shareholders on March 2, 2016, see note 16.G.(2)(m) above.

IDB Development Corporation Ltd.

Note 33 - Related and Interested Parties (cont.)
C.	Other employment and remuneration transactions
1.
In 2014, the cost in the Company’s books of employing Mr. Haim Gavrieli as CEO of the Company amounted to an amount of NIS 2,011 thousand and a sum of NIS 976 thousand, which is equal to a retirement bonus that will be paid on the date of retirement (in an amount of the cost of six months’ employment, as approved by the general meeting of the Company in November 2014) (in 2013, approximately NIS 1.8 million). According to the agreement that existed between the Company and IDB Holdings with regard to the use of joint manpower (see section B.1 of this note above), IDB Holdings contributed 20% of the cost of employing Mr. Gavrieli until May 2014 (inclusive). Since June 2014, there is a new agreement between the Company and IDB Holdings (through the arrangement trustees) according to which IDB Holdings pays fixed monthly amounts for management services (for additional details, see section B.1 above in this note).

2.
In 2014 and 2013, the Company received directors’ remuneration from its held companies, for the office of interested parties therein as directors in those companies, in a total amount of NIS 214 thousand and NIS 291 thousand, respectively (not included directors’ remuneration from Discount Investments; for details of the management agreement with Discount Investments, see section D.1 below).

3.
During the years 2014 and 2013, the Company paid fees for the services of each of Messrs. Eyal Gabbay and Hagai Ulman, who acted as experts on behalf of the court (Mr. Eyal Gabbay) and as an observer on the Board of Directors of the Company (Adv. Hagai Ulman), a sum of NIS 304 thousand and NIS 1,134 thousand, respectively.

4.
In January 2016, Mr. Sholem Lapidus (who holds office as a director of the Company) was appointed CEO of the Company and deputy CEO of Discount Investments. In February 2016, the Board of Directors of Discount Investments approved the terms of office and employment of Mr. Sholem Lapidus, after approval was received from the Remuneration Committee of the Board of Directors of Discount Investments for his terms of office. The terms of office and employment are conditional on the approval, with a special majority, of a special general meeting of the shareholders of Discount Investments, which was convened for April 2016, and the approval of the competent organs of the Company (as required pursuant to the Companies Law). According to the transaction with him, Mr. Sholem Lapidus will hold office as CEO of the Company with a 25% part time job and as deputy CEO of Discount Investments with a 75% part time job. A year after the approval of the employment agreement with Mr. Lapidus, a reexamination will be made of the allocation of the cost ratios between the Company and Discount Investments for the purpose of determining the amount of the reimbursement of the expenses for which the Company will be liable. The aforesaid terms of employment shall be paid retroactively from the date on which the employment of Mr. Sholem Lapidus began in January 2016, and they include, inter alia: (a) twelve monthly salaries per year in a sum of NIS 170 thousand per month for a full time (100%) job (the Company will pay NIS 42.5 thousand per month out of the aforesaid amount for the 25% part time job), linked to the Consumer Price Index each month; (b) social benefits and usual ancillary terms, and loss of work capacity insurance; (c) reimbursement of car expenses (such as insurance, gas, etc.) and grossing up of the value of the benefit for tax purposes; (d) capital remuneration, which will be given by Discount Investments, which will include 5,310,000 options that will be given in five series, and which may be exercised for 5,310,000 ordinary shares of Discount Investments with a nominal value of NIS 1 each for a full time (100%) job (the Company’s share in the cost of the capital remuneration constitutes 1,327,500 options for a 25% part time job). The issue of 25% of the options in each of the five series as aforesaid shall be conditional upon the approval of the terms of employment of Mr. Lapidus by the Company and the Company’s approval for the reimbursement of the expenses to Discount Investments. The value of the total benefit of the options is NIS 18.6 million, based on the Black & Scholes model for a full time (100%) job (the Company’s share of the value of the aforesaid total benefit is NIS 4.7 million for a 25% part time job). The shares resulting from exercising the options (100%) will constitute, after they are issued, approximately 5% of the issued and paid-up share capital of Discount Investments, as it was on the date of approval of the Board of Directors in February 2016. All of the option series may be exercised until seven years have expired from the date on which the holding of office began.

IDB Development Corporation Ltd.

Note 33 - Related and Interested Parties (cont.)
D.	Other transactions, payments and resolutions regarding legal proceedings
1.
There was an agreement between the Company and each of Discount Investments and Clal Insurance Enterprise Holdings, according to which the Company provided management services to those companies, which included, inter alia, appointments of employees of the Company, IDB Holdings, or their subsidiaries as directors in those companies, in return for management fees. In view of the provisions of Amendment no. 16, in November 2011 the general meeting of Discount Investments approved once again, and in May 2012 the general meeting of Clal Insurance Enterprise Holdings approved once again, after the approval of the Audit Committees and Boards of Directors of each of them, the making of such an agreement by each of them with the Company.

Clal Insurance Enterprise Holdings Group, and in view of the restrictions which were imposed on the Company as part of the Commissioner’s letter of November 2013 (see note 3.H.5.b. above), Clal Insurance Enterprise Holdings gave notice to the Company of the suspension of the management agreement between them. Consequently, as of the date of publication of the report, Clal Insurance Enterprise Holdings does not pay management fees to the Company.

In November 2014, three years expired from the approval of the aforesaid transaction by the general meeting of Discount Investments. Therefore, in view of the provisions of the Companies Law, since December 2014 and as of the date of publication of the report, Discount Investments does not pay management fees to the Company and such a payment is subject to the approval of the competent organs of Discount Investments, including the approval of its general meeting with a special majority. It should be noted that from March 2014 until the date of publication of the report, no employees of the Company held office on the Board of Directors of Discount Investments. In the years 2014 and 2013, the Company received management fees from the aforesaid companies in a total amount of approximately NIS 1 million and NIS 3.85 million, respectively

2.
In March 2014, the Audit Committee and the Board of Directors of the Company gave their approval that the Company would be liable for half of the costs relating to the implementation of the creditors’ arrangement in IDB Holdings. According to a report of the trustees of the arrangement as filed with the court, these costs include, inter alia, half of the costs of obtaining the various permits required for implementing the arrangement, half of the costs of the examination ordered by the District Court as part of the judgment of December 17, 2013, half of the costs of handling the investment in the Company and advancing the loans to the Company, all of the costs of the Company’s legal advisers with regard to the implementation of the arrangement and half of the costs of listing the Company’s shares, with the exception of fees that the Company will pay in full. In 2014, the Company paid for its share of the costs relating to the implementation of the creditors’ arrangement in the Company a sum of NIS 1.4 million.

3.
On August 4, 2014, the Board of Directors of the Company resolved, after obtaining the approval of the Audit Committee of the Company for this purpose, to approve the Company’s position with regard to a settlement between the parties (not including the Company) in the derivative actions, not to oppose the settlement, except what is stated in the provisions that deprive the Company of the right to take legal action in other actions that also relate to distributions of dividends, which the Company made during the years 2010-2011, on account, inter alia, of Discount Investments’ claims (see note 23.C.1.h above). The resolution was ratified in January 2015. Subsequent to the date of the statement of financial position, on March 5, 2015, the Board of Directors of the Company resolved, after obtaining the approval of the Audit Committee of the Company for this purpose, to agree to an amendment of the settlement between the parties in the derivative actions. According to the aforesaid amendment that is being formulated, if the Discount Investments’ claim is successful, the Company will retain the right of suing the directors and officers of the Company and IDB Holdings for a cause of action arising from that claim, on certain conditions. On July 1, 2015, the Board of Directors of the Company approved, following the approval of the Audit Committee of the Company, an amended settlement agreement to which IDB Holdings is also a party. On November 5, 2015, the Court approved the amended compromise agreement, and determined that in order to remove any doubt, the approval of the compromise agreement is solely and exclusively in relation to the claims and the grounds that were brought up in the derivative actions and solely and exclusively in relation to the plaintiffs that are included in them.

IDB Development Corporation Ltd.

Note 33 - Related and Interested Parties (cont.)
D.	Other transactions, payments and resolutions in connection with the legal proceedings (cont.)
3.	(cont.)

On November 25, 2015, after having received approval for this from the Audit Committee, the Company's Board of Directors approved the Company's signing on a letter of commitment, as part of which the Company makes a commitment to all of the parties to the derivative actions, including the insurance company, and this in order to remove any doubt and to avoid additional legal proceedings, which might impair the validity and the implementation of the compromise agreement, irrevocably, that in the relationship between the parties, all of the provisions of the compromise agreement would remain in full force, ignoring the qualification by the Court in its decision of November 5, 2015, as aforesaid. See Note 23.C.1.d. above for additional details.
4.
Subsequent to the date of the statement of financial position, on April 27, 2015, the Company's Board of Directors resolved, after having received the approval of the Audit Committee of the Company, to approve the settlement agreement with respect to a derivative claim in connection with the transaction for the acquisition of the shares of Ganden Tourism.

On August 10, 2015, the Company's Board of Directors resolved, after having received the approval of the Audit Committee of the Company, to file a notice with the Court on behalf of the Company, in which the Court was requested not to issue a determination regarding the settlement arrangement which was filed with it, as stated above, and to allow the final formulation of a new, comprehensive settlement agreement. On September 10, 2015, an application was filed in the Court for the approval of an overall compromise arrangement and for the handing down of a decision and a judgment, and this in place of the partial compromise agreement, which was presented for the approval of the Court in April 2015. On November 18, 2015, the Court approved the application for the approval of an overall compromise arrangement, which is in relation to the directors and the officers in the Company, the directors in IDB Holdings, the former controlling interests in the Company and also in relation to Clal Insurance Company Ltd., which insured the directors and the officers, with the support of re-insurers at a rate of 100%, and it afforded the overall compromise agreement the validity of a judgment. For additional details see Note 23.C.(1).C. above.

5.
On August 10, 2015, the Company’s Audit Committee and Board of Directors approved the engagement of the Company and its wholly owned (100%) company with a company wholly owned (100%) by Property & Building, and with IDBG, in an agreement for the provision, by Property & Building to IDBG, of a credit facility in the amount of up to $ 50 million. For additional details, see Note 35.c.4 below.

6.
On December 17, 2015, Dolphin Netherlands informed the Company that an agreement was signed between Dolphin and Shulam (Saul) Lapidot who served on that date as an alternate director on behalf of the Company's controlling shareholder and chairman of the board, Mr. Eduardo Elsztain (as of the report date, Mr. Lapidot serves as a director and as the Company's CEO) According to the agreement, Mr. Lapidot will be entitled to receive for the consulting services he provides to Dolphin Group remuneration from Dolphin Netherlands, which includes cumulatively, among others 8,836,723 ordinary shares of the Company representing as of the date of their receipt 1.33% of the Company' issued and outstanding share capital and voting rights (0.97% on fully diluted basis) in the vesting periods listed below where during the vesting period the shares will be deposited by a trustee. The vesting dates of such shares were determined as follows: December 31, 2016 – 1,325,508 shares of the Company, December 31, 2017 – 1,988,263 shares of the Company, December 31, 2018 – 1,988,263 shares of the Company and December 31, 2019 – 2,209,181 shares of the Company. The agreement includes provisions regarding the joining right of Mr. Lapidot to purchase additional shares of the Company by Dolphin Netherlands or other parties related to Dolphin or the sale of the Company's shares by Dolphin Netherlands; with respect to the right to purchase from Dolphin Netherlands additional shares of the Company or of DIC if the Company becomes a private company, and under certain conditions set forth in the agreement; and the right to sell its shares back to Dolphin Netherlands effective from January 2020. In furtherance to the ruling of the District court hearing the case of the debt settlement of IDB Holdings (as stated in Note 16.G.(2)(A) above), Mr. Lapidot committed to Dolphin Netherlands to assume upon itself the restrictions applicable on Dolphin Netherlands by virtue of the ruling regarding the shares to be transferred to him (and/or to the trustee on his behalf), as aforesaid, namely, will not participate as an offeree of these shares in the tender offers to the shareholders and will not sell these shares unless obtains a commitment from the transferee to not participate in such tender offers.

Note 33 - Related and Interested Parties (cont.)
D.	Other transactions, payments and resolutions in connection with the legal proceedings (cont.)
7.	Additional joint transactions between investees and related parties:
•
In November 2010, Koor and the Clal Insurance Group undertook to invest in equal shares a total sum of $250 million in the EMCO Fund (a private investment fund managed by corporations from the Credit Suisse Group). The period of making the investments in the EMCO Fund ended in November 2012. As of December 31, 2014, and as of the date of this report, the cumulative amount of the investment of Koor and Clal insurance Group in the EMCO fund stood at a sum of approximately NIS 46 million. In addition, Koor and the Clal Insurance Group are liable to make investments in a sum of up to $2 million in the Group, each. Since the beginning of the investment in the ENCO Fund, Koor and Clal Insurance have received from the Fund amounts on a scale of approximately $29 million each.

•
In January 2014, the Audit Committee and Board of Directors of Discount Investments approved an undertaking of Discount Investments, according to which for a period of three years from the completion of the merger of Adama with ChemChina (October 17, 2011), Discount Investments would not carry out transactions as a result of which it would stop controlling Koor, unless after them Koor would continue to be controlled by another entity from the IDB Group, and after the aforesaid period of three years, Discount Investments would not sell the control in Koor to a competitor of Adama or a competitor of ChemChina. The aforesaid undertaking is valid as long as the provisions of the Shareholders’ Agreement between Koor and ChemChina with regard to Adama, which relate to the control of Koor, will remain valid.

8.	Additional transactions during the course of regular business, which are not exceptional, in amounts that exceed NIS 8.7 million for a single transaction:
•
Shufersal carried out a large number of regular transactions with suppliers that are interested parties and related parties of the Company in a total amount of NIS 17 million and NIS 439 million in 2014 and 2013, respectively. The transactions included the acquisition of food products, toiletries and other products for sale in stores.

•	In 2012, the Hadera Paper Group (from the Clal Industries Group) made purchases from Cargal Carton Products in the amount of NIS 45 million.
•	In 2013, Adama received insurance services from Clal Insurance Group in the amount of $4.5 million.
•
Shufersal is insured by elementary insurance, car insurance and health insurance by Clal Insurance. The total annual premium paid by Shufersal for the insurance policies in 2014 and 2013 amounted to NIS 19 million and NIS 18 million, respectively.

•	Property & Building received interest income for loans it granted to equity accounted investee companies that amounted in 2014 to NIS 34 million (in 2013 – NIS 32 million).
•
Adama sold some of its products in the normal course of its business to the companies Cresud S.A.C.I.F. y A and Futuros y Opciones.Com S.A., companies that operate in Argentina, which are indirectly controlled by Mr. Eduardo Elsztain, one of the controlling owners of the Company. These sales amounted in 2014 and 2015 up to the date of the report to approximately $3.6 million and approximately $260 thousand, respectively.

IDB Development Corporation Ltd.

Note 33 - Related and Interested Parties (cont.)
E. Transactions with related parties and interested parties
1.	Balances with related parties and interested parties
	Interest	As at 31 December
	Rate	2014	2013
	%	NIS Millions

Long-term loans for investee companies(1)
Shekel (linked and unlinked)	2.3-9.31	(2)143	(2)142
Linked to dollar rate	3.6-15.0	369	314
Linked to Euro	3.6	28	64
Linked to Pound Sterling	6.0	-	122
Customers, debtors and accounts receivable:
Associates and jointly-controlled entities		14	11
Other related parties and interested parties		2	27
Cash and short-term deposits deposited with the interested party		-	268
Highest balance due in the year of cash in Union Bank of Israel (interested party)		-	445
Accounts payable:
Interested parties		-	3
Liability to suppliers and service providers:
Associates and jointly-controlled entities		-	1
Other related parties and interested parties		4	68
Loans received:
Bonds of the Company and of Consolidated Companies held by Interested and Related Parties		-	513
Including current maturities		-	123
Loans received from interested parties		-	3

(1)	The dates of repayment for the loans have not yet been determined.
(2)
The loans are presented in the consolidated statements after the amortization for impairment in an amount of NIS 39 million and NIS 62 million as of December 31, 2014, and December 31, 2013, respectively.

IDB Development Corporation Ltd.

Note 33 - Related and Interested Parties (cont.)
E. Transactions with related parties and interested parties (cont.)
1.	Balances with related parties and interested parties (cont.)
The following are the terms of the bonds held by interested parties:

	As at 31 December 2013
Linkage Base	Sum	Interest	Dates of Repayment
	NIS Millions	%
Linked	463	2.99-5.70	2014-2029
Unlinked	50	5.45-6.70	2014-2018
	513

2.	Revenue and expenses from related parties and interested parties
			For the year ended 31 December
	2014	2013	2014	2013
	Number of Recipients		NIS Millions
Revenue:
Participation of the parent company in salary and incidental expenses and other expenses			2*	4
Management fees from investee companies			-	1
Expenses:
a. Benefits for employment of key managerial personnel (including directors):
Short-term benefits for key managerial personnel	1	1	3	2
Short-term benefits for directors	-	1	-	5
b. Benefits for employment of relatives of directors and interested parties	-	3	-	1
c. Benefits for directors and interested parties who are not employed (salary of directors in the Company and in consolidated companies)	7	12	1	3

*	For the period from January 1, 2014, until and including May 2014.

IDB Development Corporation Ltd.

Note 33 - Related and Interested Parties (cont.)
E. Transactions with related parties and interested parties (cont.)
3.
The following are transactions with former related parties and interested parties, which were described in the Related Parties and Interested Parties Note in the Company’s financial statements of 2013:

For the year ending December 31 2013
Amounts of transactions in NIS millions
Nature of the transaction	Related party / interested party *

1.Payments that subsidiaries of the company (the Mashav Group) made for services that they received from held companies under the joint control of the Company and a controlling shareholder therein (companies in the Taavura Group).
	Held companies	**16

2.Income from the provision of services that a held company under joint control of a subsidiary and a controlling shareholder in the Company (a company from the Taavura Group) received from a company held by a controlling shareholder in the Company (Taavura Tifzoret).
	A company controlled by a controlling shareholder	**9

3.Payments for various services that were paid by companies under joint control (companies from the Taavura Group) to a company held by a controlling shareholder of the Company (Taavura Tifzoret).	A company controlled by a controlling shareholder	**3

4.Payments made by subsidiaries (companies from the Mashav Group) for transport services to a company held by a controlling shareholder of the Company (Taavura Tifzoret).	Held company	**3

5.Income from providing logistic services received by a held company under joint control (a subsidiary of Maman Cargo and Handling Terminals Ltd. (‘Maman’) from a company controlled by a controlling shareholder of the Company (H & O Fashion Ltd.).
	Held company	**2.4

6.Payments for logistic services paid by a subsidiary (Shufersal) to a jointly controlled held company (a subsidiary of Maman).	Held company	20

7.Rent paid by a jointly controlled held company (a subsidiary of Maman) to a company that is jointly controlled by Maman and another subsidiary (Gav Yam Real Estate Ltd.).	Held company	9

8.Income from providing storage services that a jointly controlled held company (Maman) received from a company (indirectly) held by a controlling shareholder of the Company (O.P.S.A. International Shipping Ltd.).
	Held company	**1.7

9.Income from sales, maintenance and ancillary services that a jointly controlled company (a company in the Taavura Group) received from a held company (Yafora Ltd.).	Held company	-

10.Rent that a subsidiary (Shufersal) paid to a company in which a controlling shareholder together with his relatives are interested parties.	A company in which a controlling shareholder has an interest	11

IDB Development Corporation Ltd.

Note 33 - Related and Interested Parties (cont.)
E. Transactions with related parties and interested parties (cont.)
3.
The following are transactions with former related parties and interested parties, which were described in the Related Parties and Interested Parties Note in the Company’s financial statements of 2013: (cont.)

		For the year ending December 31 2013
		Amounts of transactions in NIS millions
Nature of the transaction	Related party / interested party *

11.Rent that was paid to a subsidiary (Gav-Yam) by another subsidiary (Hadera Paper).	Companies controlled by the Company	26

12.A payment for the purchase of products that was made by a subsidiary (Shufersal) to another subsidiary (Hogla Kimberley).	Companies controlled by the Company	210

13.Payments made by a subsidiary (Shufersal) for the purchase of products for a held company (Yafora Tavori).	Held company	147

14.A payment made by a subsidiary (Shufersal) for leasing services to a company owned by a controlling shareholder who holds it jointly with his relatives (Prime Lease Car Fleet Management Ltd.).	A company controlled by a controlling shareholder	7

15.A provision with regard to a consulting agreement with an interested party with regard to the purchase of real estate abroad (Rock Real).	Interested party in the Company	62
* Related party /interested party – relates to the relevant periods presented in this table.
** Until March 9, 2013.

IDB Development Corporation Ltd.

Note 34 – Segments
A.	General
The Company has implemented IFRS 8 on the subject of operating segments in these financial statements. In accordance with IFRS 8, segment information is presented with regard to the Company’s operating segments, based on the Company's management and internal reports ("The management reports").
The Company regards as segments those companies with regard to which the chief operating decision makers have regularly received information, during the relevant reporting years, and which constitute a significant economic component for the group, including for the purpose of the allocation of resources.
The segment results, as stated below, include the Company’s share of the net profits (losses) of a segmental company, the profit (loss) that the Company generated from the disposal of or the writing down of the investment in a segmental company, and the profit that the Company derived from dividends that have been received from a segmental company, which is classified as a financial asset that is measured at fair value through the statement of income and from a profit or loss on a change in value of a segmental company that is classified as a financial asset that is measured at fair value through the statement of income, in those cases where this information is examined by the chief operating decision makers in the Company for the purpose of the evaluation of segmental performance and for the making of decisions regarding the allocation of resources.
Information regarding the assets of the companies in a segment, as detailed below, include the amount of the assets of the companies in the segment in accordance with their financial statements and on respect of a company in a segment that is classified as a financial asset that is measured at fair value through the statement of income – the segmental assets are the Company’s investment in that company in accordance with its market value.
Information regarding the liabilities of the companies in a segment (except in respect of a company in a sector, which is classified in the Company's books as a financial asset that is measured at fair value through the statement of income), includes the liabilities of the companies in the sector in accordance with their financial statements, with the addition of loans that have been received, which are reported with the segment. Liabilities in respect of a company in a segment that has been classified in the Group's accounting records with the comparison figures as a financial asset that is measured at fair value through the statement of income, includes liabilities that the Group has taken upon itself and are reported with the segmental company.
Information regarding the results, assets and liabilities of the Clal Insurance Enterprise Holdings segment, classified in the Company’s books as a financial asset measured at fair value through the Statement of Income, includes the results, assets and liabilities of Clal Insurance Enterprise Holdings according to its financial statements, after implementing standard IFRS-9.
B.	The segmental results
The results of the segments, which are reported below, include the various items in the segmental companies' statements of income, and less the non-controlling interests' share and constitute the Company’s share of the net income (loss) of the segmental companies.
In the item on the Group’s share in net profit (loss) of the held corporations treated using the balance sheet value method, net, in the item of profit from the realization of investments and assets and dividends and in the item on loss from the realization and reduction of investments and assets were also included the profit or loss, as the case may be, that the Company has generated from the disposal, writing down or impairment in value of its investments in segmental companies, a profit or loss from a change in value of a segmental company classified as a financial asset measured at fair value through the statement of income, included under gain on disposal and increase in value of investments and assets, dividends, and under loss on disposal, impairments in value and the writing down of investments and assets, respectively. The tax effect, in so far as there may be one, which relates to the said profits (losses) is recorded under taxes on income.

IDB Development Corporation Ltd.

Note 34 – Segments (cont.)
B.	The segmental results (cont.)
For the year 2014	Cellcom	Property and Buildings and projects in Los Vegas	Shufersal	Adama(1)	Clal Insurance Enterprise Holdings(2)	Others(3)	Adjustments(4)	Consolidated
	NIS millions
Revenues
From sales and services	4,570	1,168	11,602	11,474	-	1,001	(11,270)	18,545
Income from insurance business	-	-	-	-	15,044	-	(15,044)	-
Gain on the disposal of investments and assets,	-	-	-	-	29	-	929	958
Increase in the fair value of real estate for investment and other properties	-	425	12	-	-	-	2	439
Other income	-	-	-	17	2	-	(18)	1
Financing income	100	98	85	462	-	3	472	1,220
Total segmental income in the year 2014	4,670	1,691	11,699	11,953	15,075	1,004	(24,929)	21,163
Expenses
Cost of sales and services	2,664	534	9,050	7,832	-	823	(7,682)	13,221
Cost of insurance business	-	-	-	-	11,787	-	(11,787)	-
Costs and expenses in connection with insurance business and financial services	-	-	-	-	2,556	-	(2,556)	-
Oil exploration expenses	-	-	-	-	-	78	(78)	-
Research and development expenses	-	-	-	120	-	-	(93)	27
Selling and marketing expenses	672	24	2,680	2,040	-	94	(2,007)	3,503
Administrative and general expenses	463	132	125	400	-	83	(161)	1,042
Company’s share in net profit (loss) of affiliated companies, accounted at equity, net	-	78	-	534	(42)	(1)	(68)	501
Loss upon disposal, impairment and amortization of investments in assets	217	30	182	-	360	2	48	839
Decrease in fair value of investment property	-	26	-	-	21	-	(21)	26
Other expenses	39	-	1	11	41	13	(94)	11
Financing expenses	298	502	158	908	218	19	364	2,467
	4,353	1,326	12,196	11,845	14,941	1,111	(24,135)	21,637
Income (loss) before taxes on income	317	365	(497)	108	134	(107)	(794)	(474)
Taxes on income	(129)	(161)	78	(167)	(189)	(2)	228	(342)
Non-controlling interests in income (loss)	(219)	(147)	205	(192)	(305)	49	388	(221)
Income from discontinued operation after taxation	-	-	-	-	-	64	-	64

Segmental results for the year 2014 –attributed to Company shareholders	(31)	57	(214)	(251)	(360)	4	(178)	(973)
Depreciation and amortization included under expenses	581	9	472	638	203	35
Impairment in value included under expenses	216	-	234	507	21	-
	67	76	54	131	1,137	1
Interest expenses	251	502	168	387	190	17

IDB Development Corporation Ltd.

Note 34 – Segments (cont.)
B.	The segmental results (cont.)
(1)
The liabilities of the Adama segment as of December 31, 2014, which are stated below in this note, include the host contract on a hybrid financial instrument in respect of a non-recourse loan in an amount of NIS 3,162 million (the non-recourse loan is repayable by means of Adama shares, as detailed in Note 16.F.1.d. above), where the financing income in respect thereof (interest and linkage differences) for the year ended December 31, 2014 amounts to NIS 502 million. This financing income has not been presented as part of the information in respect of a segment, since it does not form part of the internal reporting format, as part of the Adama segment, which is routinely provided to the Group's chief operating decision maker.

In addition, the Adama segment liabilities as of December 31, 2014 include an embedded derivative with a value of NIS 93 million, where financing expenses in respect of the revaluation of the derivative for the year ended December 31, 2014 amounts to NIS 545 million. These financing expenses are not presented as part of the information in respect of a segment, since it does not form part of the format for the internal reporting, as part of the Adama segment, which is routinely provided to the Group's chief operating decision maker.

(2)	The Clal Insurance Enterprise Holdings' results are presented in accordance with Clal Insurance Enterprise Holdings' full operating results for the entire year 2014.
(3)	Includes the IDB Tourism and Oil and Gas Assets segments and Credit Suisse.
(4)
Derives mainly from the elimination of inter-segmental balances that are not consolidated with the Company's statements and are recorded in the financial statements at equity as well as companies that do not comply with the definitions for a segment of operations.

IDB Development Corporation Ltd.

Note 34 – Segments (cont.)
B.	The segmental results (cont.)
For the year 2013	Cellcom	Property and Buildings and projects in Los Vegas	Shufersal	Adama(1)	Credit Suisse(2)	Clal Insurance Enterprise Holdings(3)	Others(4)	Adjustments(5)	Consolidated
	NIS Millions
Revenues
From sales and services	4,927	1,306	11,909	11,130	-	-	1,059	(10,346)	19,985
Income from insurance business	-	-	-	-	-	18,494	-	(18,494)	-
The Company’s share of the net income (loss) of affiliated companies accounted at equity, net	-	(10)	-	(7)(38)	-	5	(9)(7)	114(7)	62
Gain in the disposal of investments and assets, dividends and gain on an increase to control	3	2	-	-	637	32	1(7)	(496)	179
Other income	-	16	-	46	-	5	8	(51)	24
Increase in the fair value of investment property	-	394	23	-	-	-	-	-	417
Financing income	156	104	39	480	-	11	21	(146)	665
Total segmental income in the year 2013	5,086	1,812	11,971	11,618	637	18,547	1,080	(29,419)	21,332
Expenses
Cost of sales and services	2,910	661	9,098	7,746	-	-	860	(7,440)	13,835
Cost of insurance business	-	-	-	-	-	14,568	-	(14,568)	-
Costs and expenses in connection with insurance business and financial services	-	-	-	-	-	2,708	-	(2,708)	-
Oil exploration expenses	-	-	-	-	-	-	113	(113)	-
Research and development expenses	-	-	-	-	-	-	-	108	108
Selling and marketing expenses	717	29	2,417	1,884	-	-	105	(1,651)	3,501
Administrative and general expenses	570	82	123	413	-	-	98	(147)	1,139
Impairment in value of investment property	-	97	-	-	-	21	-	(21)	97
Loss on the disposal, impairment and amortization of investments and assets	-	(7) 6	91	-	-	-	-	41(7)	138
Other expenses	2	-	12	6	-	30	-	(37)	13
Financing expenses	402	654	168	987	-	245	39(7)	(6) (62)	2,433
	4,601	1,529	11,909	11,036	-	17,572	1,215	(26,598)	21,264
Income (loss) before taxes on income	485	283	62	582	637	975	(135)	(2,821)	68
Taxes on income	(142)	(189)	(53)	(162)	6	(390)	(3)	628	(305)
Non-controlling interests in income (loss)	(234)	(7)(106)	(39)	(7) (335)	(232)	(513)	117(7)	670(6),(7)	(672)
Income from discontinued operation after taxation	-	-	-	-	-	-	-	763	763

segmental results for the year 2013 –attributed to shareholders in the Company	109	(12)	(30)	85	411	72	(21)	(760)	(146)
Depreciation and amortization included under expenses (6)	596	10	421	629	-	198	36
Impairment in value included under expenses	7	-	83	-	-	21	-
Interest income	98	69	39	84	-	1,684	2
Interest expenses	308	539	151	438	-	254	39
Revenues for cylinder transactions CHF/NIS	-	-	-	-	4	-	-

IDB Development Corporation Ltd.

Note 34 – Segments (cont.)
B.	The segmental results (cont.)
(1)
The liabilities of the Adama Segment as of December 31, 2013, include the host contract on a hybrid financial instrument in respect of a non-recourse loan in an amount of NIS 3,664 million (the non-recourse loan is repayable by means of Adama shares, as detailed in Note 16.F.1.d. above), where the financing income in respect thereof (interest and linkage differences) for the year ended December 31, 2013 amount to NIS 89 million. This financing income has not been presented as part of the information in respect of a segment, since it does not form part of the internal reporting format, as part of the Adama segment, which is routinely provided to the Group's chief operating decision maker.

In addition, the Adama segment liabilities as of December 31, 2013 include an embedded derivative with a value of NIS 620 million, where the financing expenses in respect of the revaluation of the derivative for the year ended December 31, 2013 amounted to NIS 72 million. These financing expenses are not presented as part of the information in respect of a segment, since it does not form part of the format for internal reporting, as part of the Adama segment, which is routinely provided to the Group's chief operating decision maker.

(2)
The Credit Suisse segment is classified as discontinued operations, as detailed in Note 3.H.4.c above. The liabilities of the Credit Suisse segment as of December 31, 2013, which are detailed further on in this note, include NIS 431 million of loans from foreign banks, where the financing income in respect of them (interest and exchange differences) in the year ended December 31, 2013 amount to NIS 48 million. This financing income is not presented as part of the information in connection with a segment, since it does not form part of the format for internal reporting, as part of the Credit Suisse segment, which is routinely provided to the Group's chief operating decision maker. In addition, financing income in respect of liabilities for options on the exchange rate of the Swiss Franc against the Shekel for the year ended December 31, 2013 amount to NIS 4 million. This financing income has been presented as part of the Credit Suisse segment, but separately from the segmental results (since they form part of the internal reporting segment, under the Credit Suisse segment, routinely provided to the Group's chief operating decision maker, but separately from the segmental results).

(3)
Clal Insurance Enterprise Holdings' results are presented in accordance with Clal Insurance Enterprise Holdings' full operating results for the entire year 2013, in accordance with the data that the Company’s chief operating decision maker received in 2013.

(4)	Includes the IDB Tourism and Oil and Gas Assets segments.
(5)
Derives primarily from the elimination of inter-segmental balances that are not consolidated with the Company's statements and are recorded in the financial statements according to the equity method of accounting as well as companies that do not comply with the definitions for a segment of operations.

(6)	Non material adjustment of comparative figures, see Note 1.F.(3) B. above
(7)	Reclassified.

IDB Development Corporation Ltd.

Note 34 – Segments (cont.)
C.	The composition of the adjustments to consolidated
	For the year ended December 31
	2014		2013
	Sales and services	Segmental results – attributed to the shareholders of the Company	Sales and services	segmental results – attributed to the shareholders of the Company
	NIS Millions

Cancellation of amounts in respect of segments that are classified in the financial statements as held companies that are treated under the equity method of accounting (1)	(11,474)	-	(11,130)	-
Inclusion of headquarter results (DIC and Koor)	-	(438)	-	(2)(1) (744)
Investee companies, which do not comply with the definition of a segment and other adjustments	204	260	784

	(11,270)	(178)	(10,346)	(760)
(1)	Reclassification; see note 1.F.2. above
(2)	Non material adjustment of comparative figures, see Note 1.F.(3)B. above.

D.	segment balance sheet figures as of December 31, 2014

		Cellcom	Property and Buildings and projects in Los Vegas	Shufersal	Adama	Clal Insurance Enterprise Holdings	Others (1)	Adjustments	Consolidated
		NIS millions

1)	segmental assets *	7,240	15,188	7,012	18,422	91,088	904	(99,048)	40,806
*	Includes investments in investee companies that are treated under the equity method of accounting	-	565	51	299	212	-

2)	segmental liabilities	6,148	13,228	6,003	15,304	86,785	685	(90,691)	37,462

3)	Adjustments of fair value, goodwill and surplus cost that are attributed to the segment	1,444	132	752	536	-	-
(1)	Includes the IDB Tourism segment and the Oil and Gas Assets.

IDB Development Corporation Ltd.

Note 34 – Segments (cont.)
E.	segment balance sheet data as of December 31, 2013
	Cellcom	Property and Buildings and projects in Las Vegas	Shufersal	Adama	Credit Suisse	Clal Insurance Enterprise Holdings	Others (1)	Adjustments	Consolidated
	NIS Millions

1)segmental assets *	(3) 7,579	(3)14,516	(3) 7,246	(4) 15,442	1,138	86,050	(3) 975	(4)(3)(2)(86,821)	46,125
*Includes investments in held companies that are treated under the equity method of accounting	-	589	25	254	-	138	-

2)segmental liabilities	(3)6,869	(2)12,831	(3) 6,048	(4) 13,640	431	82,123	(3) 1,040	(2)(3)(80,873)	42,109

3)Adjustments of fair value, goodwill and surplus cost that are attributed to the segment	(3)1,525	128	1,012	1,242	-	-

(1)	Includes the IDB Tourism segment and the Oil and Gas Assets.
(2)	Retroactive application of IFRIC 21 - Levies, see note 1.E.4.a. above.
(3)	Reclassified.
(4) Non material adjustment of comparative figures, see Note 1.F.(3) a. above.

IDB Development Corporation Ltd.

Note 34 – Segments (cont.)
F.	segmental assets
** The composition of the adjustments to consolidated:
	As of December 31
	2014	(3)2013
	NIS millions
The segmental assets
Elimination of amounts in respect of segments classified in the financial statements as investee companies accounted at equity	(18,439)	(15,550)
Elimination of assets of Clal Insurance Enterprises Holdings limited presented as investment measured at fair value (as of December 31, 2013 – as held for sale).	(91,088)	(86,050)
Inclusion of the amount of the investment in Clal Insurance Enterprises Holdings limited	1,696	2,055
Inclusion of the amount of the investment in companies recorded under the equity method of accounting, as recorded in the financial statements	3,001	2,945
Inclusion of adjustments to fair value for the assets of held companies and goodwill in respect thereof	2,775	3,617
Inclusion of assets of head office companies (Koor and DIC)	2,203	(1)4,680
Inclusion of assets in investee companies that do not meet the definition of a segment and others adjustments	804	(1)1,482

	(99,048)	(86,821)
The segmental liabilities
Elimination of amounts in respect of a segment classified in the financial statements of investee companies accounted at equity	(15,309)	(13,656)
Cancellation of the liabilities of Clal Insurance Enterprises Holdings limited	(86,785)	(82,123)
Inclusion of the liabilities of head office companies (Koor and DIC) other than the liabilities attributed to segments	12,261	(1),(2)15,374
Inclusion of adjustments to fair value for the liabilities of subsidiary companies	392	464
Investee companies that do not meet the definition of a segment and others adjustments	(1,250)	(1)(932)
	(90,691)	(80,873)
(1)	Retroactive application of IFRIC 21 - Levies, see note 1.E.4.a. above.
(2)	Non material adjustment of comparative figures, see Note 1.F.(3) above.
  (3)                  Reclassified
G.	Investments in equity
	Cellcom	Property and Building and projects in Las Vegas	Shufersal	Adama	Clal Insurance Enterprise Holdings	Others
	NIS millions

For 2014	487	468	458	667	405	25
For 2013	365	550	349	753	327	47

The equity investment for a segment is the amount of the non-current assets that have been added in the segmental company.

IDB Development Corporation Ltd.

Note 34 – Segments (cont.)
H.	The types of products and services from which the reportable segments generate their revenues:
-
Cellcom – Cellular telephone services, content and added value services, other services and revenues from the sale of end-user equipment in the cellular field, as well as the provision of internet connection services, international telephony and the provision of managed services.

-	Property and Buildings and project in Las Vegas – the rental of income-generating properties and residential buildings.
-	Shufersal – Retail and the rental of income-generating properties.
-	Adama – the sale of agro products and non-agro products.
-
Clal Insurance Enterprise Holdings- operates through subsidiary companies in the fields of insurance, pensions and provident funds, in the field of financial services and in the holding of assets and real businesses.

-
Credit Suisse – Financial services in the private banking field, investment banking and asset management. (Credit Suisse ceased to be a reportable segment in the Company’s financial statements as from 2014.

I.	Information regarding income from products and services, based on the financial information in the Company’s consolidated financial statements

		For the year ended December 31
		2014	2013
		NIS millions
Information in respect of sales and services to external customers

Cellular -
	Cellular communications and other services	2,620	2,937
	Landline communications services	489	559
	Sale of telephone equipment	1,005	942
Internet services -		451	483
Real Estate -
	Leasing of income-generating properties	803	795
	Residential construction	423	560
Retail -		11,532	11,843
Tourism -		1,001	1,059
Financial -	Other	45	45
Other products -		176	762
		18,545	19,985

IDB Development Corporation Ltd.

Note 34 – Segments (cont.)
J.	Information on the basis of geographical areas
The country of residence of the Company and of some of the segment companies is Israel. The country of residence of some of the segment companies is abroad and some of them produce their revenues in foreign countries.
1.	Revenues from sales to external customers on the basis of geographical location, based on the financial information in the Company's consolidated financial statements

	For the year ended December 31
	2014	2013
	NIS millions

Israel	17,888	18,591
USA	473	955
Europe	112	273
Asia, except for India and Japan	13	66
Others	59	100
	18,545	19,985

2.	Non-current assets on a geographical basis*

	As of December 31
	2014	2013
	NIS millions

Israel	18,031	17,988
USA	4,105	3,327
Europe	54	54
	22,190	21,369
*	Excluding investments in held companies that are treated under the equity method of accounting
                                          (1) reclassified

IDB Development Corporation Ltd.

Note 35 – Events Subsequent to the Date of the Statement of Financial Position
A.	The Company and wholly owned subsidiaries
              1.         For details regarding the rights' issuance effectuated by the Company in February 2015, where theimmediate consideration amounted to approximately NIS 417 million gross, see Note 15.b.(6)above.
2.
For details regarding the application of the bond trustees and regarding the requirement of the bonds' trustee (Series I) in connection with advancing the capital injection to the Company by Eduardo Elsztain or companies controlled by him , regarding the Board's resolution dated May 7, 2015 to obtain an irrevocable proposal from Dolphin Netherlands, according to which, inter alia, Dolphin Netherlands shall advance its commitment to invest in the Company and subject to certain conditions, shall invest additional sums in the Company and regarding the exercise of stock options (Series 4) of the Company in June 2015 by companies controlled by Mr. Eduardo Elsztain in a total amount of NIS 150 million, see Note 15.b.(7) above.

3.
For details regarding the proposal of Dolphin Netherlands to the Company and Discount Investment Company dated June 29, 2015 and regarding the rights' issuance by Discount Investment Corporation whereby Discount Investments issued to its shareholders, at no consideration, four series of stock options, see Note 15.b.(8) above.

4.
For details regarding the completion of the BMBY separation process (Buy Me Buy You) between the Dolphin group and CAA, in which a company controlled by Mr. Eduardo Elsztain has acquired all the shares of the Company that were held by CAA, and CAA ceased to be a shareholder in the Company, see Note 15.b.(9) above. The change of control in such a company may constitute grounds for calling the loans received by the Company and Discount Investment for immediate repayment. For more information, see Notes 16.h.(o) and 16.f.1.b. above. Also, said change in the control structure of the Company will require the approval of the Ministry of Communications regarding the licenses of Cellcom. For details, see Note 23.b.(1) above.

5.
For information about developments related to the loan the Company took from a secured creditor from Menorah group, including the release and additional collaterals after the date of financial position, see Note 16.c.(2) above.

6.	For details regarding the latest rating of the Company's bonds, see Note 16.d. above.
7.	For details regarding the developments relating to financial covenants contained in the financing agreements of the Company, see Note 16.e. above.
8.
For details regarding the developments relating to the debt arrangement of IDB Holdings, including regarding an interim arrangement that included the postponement of the first tranche of the tender offers pursuant to the debt arrangement, see notes 16.G.(2)(l) and 15.B.(12) above.

9.
For details regarding the injection of NIS 210 million by Dolphin Netherlands as a subordinated debt convertible into shares, of which a sum of approximately NIS 92 million was used by the Company to exercise all of the warrants (Series 3) allocated by Discount Investment and regarding a subordinated loan in a sum of NIS 15 million that the Company received from Dolphin Netherlands in February 2016, see Notes 16.G.(2)(l) and 15.B.(12) above.

10.
For details regarding the resolution of the Board of Directors of the Company of January 24, 2016, to act to raise capital by way of an offering to the public at a share price that is not less than 71.4 agorot per share (which reflects an offering on a scale of approximately NIS 500 million), see Note 15.B.(12) above. For details of an agreed outline that was signed on February 25, 2016 (as amended on March 1, 2016) between the trustees of the debt arrangement in IDB Holdings, Dolphin Netherlands and the Company, to inject money into the Company instead of the undertaking to perform tender offers for the Company’s shares within the framework of the debt arrangement in IDB Holdings and instead of making an offering to the public pursuant to the resolution of the Board of Directors of January 24, 2016, as stated above, see note 16.G.(2)(m) above. For details of correspondence with the trustees for the bondholders of the Company and the actions of the trustees for the bondholders, including actions of the trustee for the holders of the Company’s series I bonds with regard to the aforesaid agreed outline, see note 16.H above.

IDB Development Corporation Ltd.

Note 35 – Events Subsequent to the Date of the Statement of Financial Position (cont.)
A.	The Company and wholly owned subsidiaries (cont.)
11.
For details regarding the agreement signed between IDB Tourism and a number of its subsidiaries and a third party for the sale of outgoing tourism and the domestic tourism of Diesenhaus and shares of certain subsidiaries of Diesenhaus, which was completed on July 8, 2015, see Note 3.h.6.b. above.

12.	For details regarding the performance and completing the entry of IDB Tourism and the Company into a settlement agreement with Sky Fund, see Note 3.h.6.g. above.
13.
In May 2015, the Company's Board approved to deposit in a dedicated account in the name of a banking corporation ("dedicated account"), a total of $ 5 million, and transfer from time to time amounts from the dedicated account to IDB Tourism in order to carry out a refinancing of loans in respect of planes taken by Israir and the equipping of Israir with a third Airbus aircraft. In May and June 2015 a total of $ 2 million and $ 3 million, respectively, were transferred to IDB Tourism.

14.	For details regarding the finance options of IDB Tourism and Israir, see Note 16.F.6.(2) above.
B. Cellcom
1.
In February 2015, Cellcom effected a public issue, pursuant to its shelf offering report from January 2015, which was released pursuant to its shelf prospectus from January 2015 (which amended its shelf prospectus from June 2014), and also through a private issue to institutional investors:

•
NIS 844 million nominal value additional bonds from Cellcom’s existing H series (which are index-linked) by way of expanding the series in return for the purchase of NIS 555 million nominal value of D series bonds (which are index-linked).

•
NIS 335 million nominal value of additional bonds from Cellcom’s existing I series (which are not index-linked), by way of expanding the series in return for the purchase of NIS 272 million nominal value E Series bonds (which are not index-linked).

The bonds in the H and I Series that were issued as aforesaid were listed on the Stock Exchange, and the D and E series bonds, which were purchased by Cellcom as aforesaid, expired and were delisted from the Stock Exchange.

2.
In May 2015, Cellcom entered into an agreement with two institutional investors (in this section: the “Lenders”) in which the lenders agreed, subject to certain standard conditions, to give Cellcom two deferred loans in a total amount of NIS 400 million, which are not linked, as follows:

·
A loan in a sum of NIS 200 million will be given to Cellcom in June 2016 and will bear annual fixed interest at a rate of 4.6%. The loan principal will be repaid in four equal payments, in June of each of the years 2018 to 2021 (inclusive). The interest will be paid in semi-annual payments starting in December 2016.

·
A loan in the amount of NIS 200 million will be given to Cellcom in June 2017 and will bear annual fixed interest at a rate of 5.1%. The loan principal will be repaid in four equal payments, in June of each of the years 2019 to 2022 (inclusive). The interest will be paid in semi-annual payments starting in December 2017.

Pursuant to the agreement, the interest rate is subject to certain adjustments. Until the loans are given, Cellcom is required to pay the lenders a commitment fee. Cellcom may cancel or make early repayment of either or both of the loans, subject to a certain cancellation fee or early repayment fee, as applicable. The agreement includes standard terms and undertakings and also includes, in general, negative charge, restrictions on distribution, immediate repayment events and the financial covenants that apply to Cellcom’s debentures (Series F-I), as stated in Note 16.F.2. above.

3.	In June 2015, Cellcom published a draft prospectus for the performance of an issuance of shares by way of a rights offering to its shareholders, in preparation for a possible rights issue, in which Cellcom will have the opportunity to raise NIS 120 to NIS 150 million, assuming the exercise of all rights. The date, scope and terms of the possible future rights issue has not yet been determined (including the number of shares to be offered with respect to the holding of one Cellcom share), and it is subject to additional approval from the Board of Directors of Cellcom, and to the required approvals pursuant to Israeli and US laws. There is no certainty that the aforementioned approvals will be received, or that the rights issue will be executed, and there is also no certainty regarding the date, scope or terms of the rights issue.

IDB Development Corporation Ltd.

Note 35 – Events Subsequent to the Date of the Statement of Financial Position (cont.)
A. The Company and wholly owned subsidiaries (cont.)
              B. Cellcom (cont.)
4.
In February 2015, Cellcom entered into an engagement through a collective labor agreement with the employees’ representatives and with the New General Federation of Workers for a period of three years (from 2015 until 2017). This agreement applies to Cellcom’s employees and those of Netvision Ltd., a subsidiary of Cellcom, apart from management positions and other particular positions.

The agreement pertains to employment policy and conditions involving different aspects, including minimum wage, annual salary increase, incentives, benefits and one-time payments or other annual payments to employees, welfare budget, as well as to procedures for staffing positions, mobility and dismissal and the authority of Cellcom’s management and that of the employees’ representatives in relation to those procedures.

The agreement includes new conditions according to which employees have the right to participate in Cellcom’s operating income over and above a certain threshold and to enjoy additional payments under certain conditions. Cellcom is of the opinion that the cost of this agreement to Cellcom over the years 2015-2017 is estimated at NIS 200 million, before tax. In the first quarter of 2015, Cellcom accounted for a one-time expense of NIS 30 million in respect of the aforesaid agreement, and the Company’s share in said expense amounts to NIS 10 million. In April 2015, Cellcom launched, in collaboration with the employees’ committee, a voluntary retirement program for employees. As a result, Cellcom recorded, in the second quarter of 2015, a non-recurring expense in the amount of NIS 25 million, with respect to the total bonuses for employees who joined this plan, and the Company’s share in the aforementioned expenses is NIS 7 million.

5.
In the second quarter of 2015, Cellcom extended the estimated useful lifetime of the passive components in the cellular sites which primarily include construction works and antennas, as part of the re-evaluation, beginning from the start of the second quarter of 2015, such that the end date of their depreciation will occur in 2025. As a result of this change, Cellcom’s depreciation expenses decreased in each of the second and third quarters of 2015 by NIS 9 million.

6.
Discount Investment performed an annual evaluation of the impairment of the goodwill attributed to Cellcom as at June 30, 2015. Further to that stated in Note 3.G.3. above, regarding the structural changes that are being evaluated, the recoverable value of the activity of Cellcom as at June 30, 2015 was calculated based on value in use. The value of the assets attributed to the activity of Cellcom, net of the liabilities attributed to Cellcom’s activities in the Company’s financial statements as at June 30, 2015 (including deferred tax balances attributed to the excess costs which were created upon the acquisition of Cellcom, against which Discount Investment recorded goodwill) (hereinafter: the “Value of the Cellcom Activity in the Financial Statements”), was within the range determined in the aforementioned economic paper for the recoverable value of Cellcom's activity as at that date. In light of the foregoing, impairment in respect of the goodwill was not recognized in the financial statements for the second quarter of 2015.

The real discount rate after tax, and the long-term growth rate used in the aforementioned economic paper to determine the upper threshold of the recoverable value, are 8.75% and 1.75%, respectively. The real discount rate after tax, and the long-term growth rate used in the aforementioned economic paper to determine the lower threshold of the recoverable value, are 9.25% and 1.25%, respectively.

7.
In August 2015, Cellcom signed an agreement with the Bank of Israel (in this section below: "the Lender"), whereby the Lender agreed, subject to certain standard conditions, to provide Cellcom with an unlinked deferred loan amounting to NIS 140 million in December 2016, bearing interest at a fixed rate of 4.9%. The loan principal will be repaid in five equal payments, in June of each of the years 2018 to 2022.

The interest rate is subject to certain adjustments. Until the loan is provided, Cellcom is required to pay the Lender a commitment fee, and if it does not take out the loan - certain agreed compensation. Cellcom may bring forward the date of the loan, and in such case, the repayment dates of the loan will be brought forward. In addition, Cellcom may make early repayment of the loan, subject to payment of a premature repayment fee. The agreement also includes certain events, which, if not approved by the Lender, allow the Lender to inform Cellcom of acceleration of the loan repayment date.

IDB Development Corporation Ltd.

Note 35 – Events Subsequent to the Date of the Statement of Financial Position (cont.)
B. Cellcom (cont.)
7.	(cont.)
The agreement includes a negative charge, restrictions on a distribution, financial covenants, and immediate repayment events that apply to Cellcom’s debentures (Series F-I), with certain adjustments, including foreclosure, exercise of the charge, receivership, and subject to certain exceptions - the sale of assets in a certain amount lower than specified, Discontinuation of activities in an area that is material to the activities of Cellcom, and merger and restructuring (with more limited exceptions), which will constitute grounds for immediate repayment. If Cellcom undertakes stricter financial covenants to a financial institution or to other debenture holder, they will also apply to this agreement.
8.
In November 2015, Cellcom signed an agreement with Golan Telecom Ltd. ("Golan") and its shareholders, for the acquisition of 100% of the shares of Golan, in consideration of a total of NIS 1.17 billion, subject to certain adjustments with respect to payables and receivables of Golan and to adjustments with respect to certain material changes for the worse in Golan, if any. In accordance with the aforementioned agreement:

•
Up to NIS 400 million of the acquisition price will be paid by means of a capital note convertible into shares, for a period of five years, which will be issued to the sellers by Cellcom. The note will be repaid by the issuance of ordinary shares of Cellcom, in an amount which will be determined according to the principal amount of the capital note, divided by the average price of Cellcom stock on the Tel Aviv Stock Exchange Ltd., shortly after the completion date of the transaction, less a certain discount. The sellers will be entitled to request conversion of the capital note into Cellcom shares, as stated above, or to assign the capital note to a third party, at any time following the passage of two years after the completion date. Until the conversion is performed, the note will entitle its holder to receive a fixed deferred payment equal to 3.5% of the principal, per year, to be paid on a semi-annual basis, and additionally, the note will be updated with respect to other conventional adjustments. Upon the conversion of the capital note, or upon the conclusion of the note period, Cellcom will be entitled to choose, in its exclusive discretion, whether to repay the note to the sellers by means of a cash payment in an amount equal to the market value of Cellcom shares at that time, as stated above, instead of issuing Cellcom shares. Golan shareholders will receive limited conventional and restricted rights regarding listing for trading with respect to those shares.

•
The network sharing agreements between Cellcom and Golan, as mentioned in Note 23.B.(6) above, which are subject to the approvals of the Ministry of Communication and the Antitrust Commissioner, which were not received, were terminated. In accordance with a previous agreement between Cellcom and Golan, had the aforementioned approvals not been received by December 31, 2015, Golan would have been required to pay to Cellcom the difference between the reduced payment which it actually paid, and the full payment which it was required to pay in accordance with the intra-national roaming agreement, with respect to the intra-national roaming services which were provided and will be provided by Cellcom to Golan from July 2014 to December 31, 2015. Cellcom and Golan agreed to postpone the payment date of this difference, which was determined as NIS 600 million, until the earlier of either the date of lawful termination of the agreement, or following the passage of 12 months after the signing date of the agreement without the transaction being completed.

•
Golan will continue purchasing intra-national roaming services from Cellcom until the earlier of either the completion date of the transaction or a certain date which was determined in the agreement after the date of its termination, and beginning from January 2016, Golan will increase its monthly payment to Cellcom to NIS 21 million. After the completion of the transaction, Cellcom will not receive from Golan intra-national roaming services.

•
The agreement includes, in general, declarations, undertakings, indemnification arrangements, conditions for the completion of the transaction and conventional conditions for termination. Specific conditions for the completion of the transaction include the receipt of approvals from the Ministry of Communication and the Antitrust Commissioner, and the absence of any material change for the worse in the position of Golan, as defined in the agreement. The agreement can be terminated by each of the parties if the transaction is not completed by 12 months after the signing date of the agreement.

Note 35 – Events Subsequent to the Date of the Statement of Financial Position (cont.)
B. Cellcom (cont.)
8.	(cont.)
Cellcom intends to finance the acquisition by means of a combination of capital and debt. Cellcom expects that in addition to the aforementioned convertible capital note, it will issue capital at a scope of NIS 200 million (which may include a rights issue - for additional details, see section g. below) and will finance the remainder using internal sources and by raising debt. There is no certainty that the agreement will be approved by the Israeli regulators, and there is no certainty that the transaction will be performed. Cellcom is unable to estimate the effect that the acquisition of Golan could have on the competitive environment on the market.
9. .
Further to that stated in Note 35.b.3. above regarding a possible rights issue of Cellcom, in which Cellcom will be able to raise NIS 120 million to NIS 150 million, assuming full exercise of the rights, and further to section 8 above regarding the issue of capital in an amount of NIS 200 million, which Cellcom intends to carry out to partially finance the acquisition of Golan, if the acquisition is realized, and if Cellcom carries out an issuance to raise capital (either by issuing shares, issuing rights, or in any other way), Discount Investment intends to invest in the context of the issuance in a way that the rate of its holding in the share capital of Cellcom will not fall below its existing rate, and to carry out a further investment, if this is possible, so that the total investment of Discount Investment in the issuance will not exceed NIS 100 million.

C.	Property & Building
1.	In June 2015, Property & Building performed a public offering, in accordance with a shelf offering report from May 2015, which was published in accordance with its shelf prospectus from May 2013:
•
Debentures with a total par value of NIS 213 million, from Property & Building’s existing SeriesF, which were issued at a price which reflects effective interest of 1.73% per year, linked to theconsumer price index.

•
Debentures with a total par value of NIS 182 million, from Property & Building’s existing SeriesG, which were offered at a price which reflects an effective interest rate of 3.49% per year,unlinked to the CPI or to some currency.

The total consideration received by Property & Building with respect to the issuance of these debentures amounted to NIS 471 million.
2.
In 2015, changes were implemented to the loans from banks of Property & Building and of Gav-Yam Bayside Land Corporation Ltd. (“Gav-Yam”), a subsidiary of Property & Building which is held by it at a rate of 69.1%, as follows:

Details
- Refinancing of 3 CPI-linked bank loans of Property & Building, with maturity dates in 2015-2016, and the interest rate with respect to them is 5.6%	CPI	3.0%	2020-2015	150
- Receipt of loan by Gav Yam	CPI	1.75%	2023-2015	120
- Receipt of loan by Gav Yam	CPI	2.19%	2022-2015	140

IDB Development Corporation Ltd.

Note 35 – Events Subsequent to the Date of the Statement of Financial Position (cont.)
C.	Property & Building (cont.)

3. On June 30, 2015, Property & Building updated the fair value assessments with respect to all of its revenue-generating properties and real estate under construction in Israel, as part of its policy to prepare, at least once per year, valuations for all of its investment property. The valuations were performed by external, independent appraisers, possessing the appropriate professional skills. The valuations were primarily performed by discounting the cash flows that are expected to arise from the assets. The discount rates used by the appraisers are mostly 7.25% - 10.75% per year, and were determined in consideration of the type and designation of the property, the location of the property and the amount of rent, as compared with the market price and the quality of the lessees. When determining the value of office buildings, buildings designated for hi-tech industries and commercial buildings (which are primarily located in the central regions and in hi-tech parks, and which are rented by high quality lessees), a discount rate of 7.25% - 9.0% per year was primarily used, whereas the warehouse, storage and industry buildings (which are mostly located in the peripheral areas) were primarily evaluated based on discount rates of 8.25% - 10% per year.

The evaluation of the returns embodied in real estate transactions which were performed in the market with respect to properties which are similar to the properties of Property & Building, and the stability of the high occupancy rate of these properties, caused a decrease in the discount rates which were used by the external appraisers, primarily at rates of 0.15% - 0.25% per year, as compared with the discount rates which were used in the previous valuation of all properties of Property & Building in Israel, which was prepared in June 2014. In addition, in the third quarter of 2015, the fair value was adjusted for yielding properties under construction and for a number of vacant properties owned by Property & Building in Israel. As a result of the aforementioned fair value updates, the Company’s consolidated statements of income for the second and third quarters of 2015 includes revenues in the amount of NIS 147 million and NIS 31 million, respectively.

4. Credit facility agreement for IDBG - In August 2015, the Company’s audit committee and board of directors approved the engagement of the Company and a company fully controlled by it with a company fully controlled by Property & Building, and with IDBG, in an agreement (the “Agreement”), involving the provision by Property & Building to IDBG of a credit facility in the amount of up to USD 50 million (the “Facility” and the “IDBG Loan Transaction”, respectively). IDBG is an American corporation which is engaged, inter alia, through Great Wash Park LLC (“GW”), in the construction of a project which is intended for combined use, primarily for offices and commercial purposes (the “Project”), and whose entire issued share capital is held by the Company and by Property & Building, in equal parts. GW is working to obtain external financing for the project, although there is no certainty that such financing will indeed be received. In light of the restrictions which apply to the Company at present, it is unable to provide its share of the facility required by IDBG until external financing has been received for the project and/or for the purpose of receiving it, as stated above. Therefore, the provision of the facility must be performed by Property & Building only.

In September 2015, the audit committees and the boards of directors of the Company and of Property & Building approved the adjustments to the agreement. On September 20, 2015, the general meeting of the shareholders of Property & Building, approved the agreement (after the adjustment), and accordingly, all the preconditions for completion of the transaction in accordance with the agreement were fulfilled.

The primary terms of the agreement are as follows:

Credit facility - The facility will be provided to IDBG by Property & Building, as a facility involving the provision of securities in favor of a financing entity and/or for the provision of credit in the amount of up to USD 50 million, which may be used by IDBG, from time to time, for a period of 27 months beginning one business day after the date of the fulfilment of all of the conditional terms for providing the facility (the “Usage Period” and the “Completion Date”, respectively). The amounts withdrawn on account of the facility will be referred to as the “Used Amounts”. The facility will be used by IDBG for the purpose of the construction and operation of the project and/or for various financing needs involving the aforementioned construction and operation.

IDB Development Corporation Ltd.

Note 35 – Events Subsequent to the Date of the Statement of Financial Position (cont.)
C.	Property & Building (cont.)
4. Credit facility agreement for IDBG (cont.)

Loan period - IDBG will repay the share of Property & Building in the debt34 balance less the Company’s share in the debt balance (insofar as it will be provided) (the “Priority Amount”) by the end of the usage period (27 months after the completion date), in the manner specified below. Notwithstanding the foregoing, the Company will be entitled to announce, through a written notice which will be submitted to IDBG and to Property & Building 30 days before the end of the usage period, the extension of the priority amount repayment period, for further periods of 12 additional months, and subsequently, of an 9 additional months. The usage period plus the extension periods (if exercised) shall be referred to as: the “Loan Period”. Upon the settling of the priority amount, the agreement will be terminated, and the debt balance will be subject to the provisions of the current shareholder’s loan agreements.

Repayment of the loan - During the loan period, insofar as the cash balance of IDBG will exceed its cash flow requirements (in accordance with the definition of these terms in the agreement), IDBG will be obligated to make use of the difference amount for the purpose of repaying the priority amount. IDBG will be entitled to repay the priority amount (or any part thereof) during the loan period, out of any additional amount, and the Company will be entitled, at any time during the loan period, to inject funds into IDBG, which will be used to repay the priority amount. It is noted that any debt, management fees, dividend or any payment of any type or kind whatsoever, which is owed to the Company by IDBG, will be subordinate and deferred to the priority amount.

Interest rates and fees - The interest rates (which were determined based on the determination of an external economic consultant) applicable to the used amounts will be as follows: Until the date when a loan is actually taken out from an external entity to complete the project (the “Construction Loan”), and with respect to the part of the used amounts up to $ 20 million - annual interest at a rate of LIBOR plus 8%; Until the date when a construction loan is actually taken out, and with respect to the part of the used amounts over $ 20 million - annual interest at a rate of LIBOR plus 10%; Beginning on the date when the construction loan will be received, with respect to the part of the used amounts up to $ 20 million, and so long as pledges are recorded in favor of Property & Building on the shares of Queensridge Towers LLC 7 35(“QT”), and IDBG’s rights to the repayment of shareholder’s loans from QT, as specified below (“QT pledges”) - annual interest at a rate of the annual interest applicable to the construction loan, plus 2%; Beginning from the date when the construction loan will be received, and with respect to the part of the used amounts above $ 20 million or with respect to any amount beginning from the date when the QT pledges are lifted - annual interest at a rate of the annual interest applicable to the construction loan, plus 3%.

Amounts which will be provided by Property & Building by way of a guarantee (not backed by a cash deposit) will bear an annual fee of 3%, beginning from the relevant withdrawal date, until the actual repayment date.

The agreement includes standard provisions regarding the payment of interest in arrears at an annual rate of 5% (additional) above the interest specified above, in case of arrears in the execution of any debt repayment. In addition to the interest which will apply to the aforementioned loan, IDBG will pay to Property & Building a non-usage fee with respect to the facility, at an annual rate of 0.5% of the unused facility.

Immediate repayment of the debt - The agreement includes a list of events, standard for agreements of this kind, upon the occurrence of which Property & Building will be entitled (but not obligated) to demand the immediate repayment of all or part of priority amount (“Breach Event”).

34	“Debt” means the used amounts, interest, interest in arrears, commissions and expenses, as well as any other payment which IDBG is required to pay in accordance with the provisos of the agreement.
35	A real estate corporation in which IDBG holds approximately 73%, which operates in Las Vegas, primarily in the residential segment.

IDB Development Corporation Ltd.

Note 35 – Events Subsequent to the Date of the Statement of Financial Position (cont.)
C.	Property & Building (cont.)
4. Credit facility agreement for IDBG (cont.)

Repayment of the debt in case of a transfer of rights in IDBG - In case of a transfer of 50% or more of the Company’s rights in IDBG as of the signing date of the agreement, the Company will provide to IDBG funds as a loan, which will settle the priority amount, in a manner whereby the priority amount will be reduced to zero. In case of a transfer of the Company’s rights in IDBG at a lower rate than 50% of its rights in IDBG as of the signing date of the agreement, the Company will provide to IDBG funds as a loan in an amount which will be no less than the consideration with respect to the aforementioned transfer, and IDBG will use these funds to repay to Property & Building amounts on account of the priority amount, such that the share of Property & Building in the debt balance will not exceed the aggregate rate of holding of Property & Building and the Company in the share capital of IDBG following the transfer.

Conversion mechanism - At the end of the loan period, or before then, upon the occurrence of a breach event (“Loan Termination Date”), insofar as there will still be a priority amount which has not been repaid to Property & Building, the entire balance of the debt will be converted into share capital of IDBG, and to the right to receive repayment of the shareholder’s loans which will be allocated to the Company and to Property & Building, in accordance with their proportional part in the debt balance, according to the value of IDBG at the time. The value of IDBG, as stated above, as well as the conversion ratio, will be determined by a reputable external appraiser, whose identity will be agreed upon by the Company and Property & Building.

The agreement includes a mechanism to determine the appraiser's identity, in case agreement has not been reached on the matter. Notwithstanding the foregoing, in the event that, as of the loan termination date, a breach event has occurred, Property & Building will be entitled to give notice regarding its desire not to act in accordance with the aforementioned conversion mechanism, but rather to demand the full and immediate repayment, in cash, of the priority amount, and as part of the above, to dispose of all IDBG’s assets, in any manner permitted for this purpose by law, and to perform all actions required for the purpose of the full and immediate repayment of the priority amount.

Pledge on IDBG’s rights and negative pledge - To secure the repayment of the priority amount, and the fulfilment of all of IDBG’s undertakings under the agreement, and as a condition for the provision of the facility, first priority fixed pledges will be recorded in favor of Property & Building, with respect to all shares of GW and QT which are held by IDBG, and with respect to all of IDBG’s rights towards GW and QT regarding the repayment of the shareholder’s loans which were provided to GW and QT by IDBG (save in the event that the consent of the financing bank for the project has not been received for the pledge on GW shares, in which case, a pledge on GW shares will not be recorded, a pledge on GW shares will not constitute a condition for the provision of the facility, and a negative pledge will be placed on them), and additionally, bank accounts of IDBG will be pledged in favor of Property & Building, insofar as this will be possible. Under the agreement, it was agreed that, insofar as may be required, Property & Building will agree to lift the pledges which have been given to it with respect to the shares of GW and QT, and will agree that the pledges, which have been given to it with respect to IDBG’s rights to the repayment of the shareholder’s loans which were provided to GW and QT, will be made subject to securities which will be given to an external entity. Additionally, the Company has undertaken that until the priority amount has been fully and finally repaid, it will not create any pledges or provide as securities its rights in IDBG or in the project, and that all of its rights towards IDBG will continue being clear and free of any other third party right.

Receiving a percentage of the profit for the project - When implementing the project as defined in the agreement, Property & Building will be entitled to receive from IDBG an amount equal to 15% of the profits for the project (as defined in the agreement).

Appointment of a chairman of the board of directors of IDBG - As long as the amount of the priorities amounts to at least USD 20 million in cash, then the chairman of the board of directors of IDBG will be appointed by Property & Building, and in the event of a disagreement in the board of directors in issues of refinancing for the project and disposal of the assets of IDBG, GW, or QT, the chairman of the board of directors of IDBG will have a casting vote, subject to certain conditions.

IDB Development Corporation Ltd.

Note 35 – Events Subsequent to the Date of the Statement of Financial Position (cont.)
C.	Property & Building (cont.)
4. Credit facility agreement for IDBG (cont.)

Amendment of the shareholders agreement in IDBG - Upon the fulfilment of the conditional terms, an amendment to the shareholders agreement in IDBG enters into effect immediately and automatically, which, inter alia, reflects the parties’ holdings in the capital of IDBG, and representation on IDBG’s board of directors, and includes provisions and adjustments regarding the relationship between the parties, including certain protections granted to minority interests, which will apply so long as the relevant party’s holdings in IDBG are at least 10%. Up to the time of the approval of these financial statements, an amount of $ 7.5 million has been utilized out of the facility.

5.	In August 2015, Property & Building filed an indicative, non-binding proposal as part of the “request for proposals” for the acquisition of its entire holdings in Gazit Globe Israel (Development) Ltd.
6.
The fair value of the HSBC building in New York was adjusted on September 30, 2015 to $ 820 million, based on a valuation received from an independent appraiser in the United States. The valuation was prepared mainly by discounting the future cash flows expected to arise from revenue. The current discount rate used by the appraiser is 6.75% per year. Following the above, the third quarter of 2015 includes revenue of $ 200 million from the increase in fair value of investment property, a provision of $ 31 million (included in these financial statements under General and administrative expenses), and deferred tax expenses of $ 64 million.

The net income generated for Property & Building from the adjusted value of HSBC amounted to NIS 105 million and the Company's share in the profit amounted to NIS 59 million.
7.
The value of the Tivoli project in the financial statements of GW as at September 30, 2015 was reduced to $ 281 million, based on the valuation prepared for the project by an independent outside appraiser. The reduction is mainly due to a delay in the timetable for opening the project and the change in the growth assumption in the scope of the future revenue. For this reduction, in the third quarter of 2015, the Company and Property & Building recognized a loss of NIS 45 million, each. The Company's share in the consolidated financial statements amounts to a loss of NIS 70 million.

8.
In December 2015, Property & Building issued to the public debentures at a total par value of NIS 203 million, of its existing Series D, at a price which reflects an effective interest rate of 3.44% per year, CPI-linked, debentures at a total par value of NIS 114 million of its existing Series F, at a price which reflects an effective interest rate of 2.40% per year, CPI-linked, and debentures at a total par value of NIS 100 million, of its existing Series G, at a price which reflects an effective interest rate of 3.52% per year, unlinked to the CPI or to any currency. The total consideration received by Property & Building with respect to the issuance of the aforementioned debentures amounted to NIS 512 million.

9.
In February 2016, the Board of Directors of Property & Building resolved to pay a dividend in a sum of NIS 100 million, which will be paid on March 15, 2016. Discount Investments’ share of the aforesaid dividend is NIS 76 million.

IDB Development Corporation Ltd.

Note 35 – Events Subsequent to the Date of the Statement of Financial Position (cont.)
D. Shufersal
1.
Further to that stated in Note 3.H.3.B above, in the first nine months of 2015, Shufersal performed a re-evaluation of branches with operational and cash flow losses in geographical areas, and reached the conclusion that 8 branches (which are mainly leased through operational leases) out of all evaluated branches no longer contribute, either in operational and/or strategic terms, to the geographical region (the cash generating unit) with which they are associated, and therefore decided to close them, and also decided to reduce the size of an owned branch. As a result, non-recurring operating expenses were included in the financial statements for the nine months of 2015 as follows:

Non-recurring expenses (millions of NIS)
First half of 2015
Closure and reduction of branches - impairment losses (*)	(15)
Closure of branches - provision for onerous contracts	(3)
Total non-recurring expenses recorded by Shufersal	(18)
Total non-recurring expenses after attributing taxes recorded by Shufersal	(14)
Total non-recurring expenses after attributing taxes in the Company’s consolidated statement of income (with the addition of the amortization of excess cost attributed in Discount Investment to the relevant properties)	(25)
Share of the Company’s owners in the aforementioned expenses after the attribution of taxes	(9)
(*)
Regarding the 8 branches which are designated for closure, Shufersal performed an evaluation of the recoverable value in accordance with the provisions of IAS 36, separately from the cash generating unit to which they were associated, andcalculated a recoverable value for each branch independently, based on the fair value (level 3), less disposal costs. The basic assumption which was used in the calculation of the recoverable value of the aforementioned branches was that these branches would not generate economic benefits until their closure dates, and therefore, equipment and leasehold improvements regarding which the company believes that they cannot be sold or transferred to another branch, were fully depreciated, while the other assets were evaluated based on Shufersal’s expectation regarding the economic benefits which it will generate from them in its other branches. The recoverable value of the branches which are intended for closure is lower than their book value, and therefore, impairment loss was recognized with respect to fixed assets which are located in those branches.

The recoverable value of the reduced area in the owned branch was measured based on the fair value (level 3), less disposal costs, according to an assessment prepared by an external assessor.

2.
In September 2015, under the shelf offering memorandum of September 2015, which was published under its shelf prospectus of June 2015, Shufersal issued debentures (Series F) (new) to the public, with a total par value of NIS 317 million, bearing annual interest at a rate of 4.3%, payable annually as from October 2016 up to October 2028. Debentures (Series F) are linked (principal and interest) and their original principal will be repaid in nine equal annual payments each year from 2020 to 2028. The total consideration received by Shufersal for the issuance of these debentures amounted to NIS 317 million. In respect of the issue of the new debentures, Shufersal undertook, under the deed of trust, to comply with financial and other covenants, including:

•
An interest rate adjustment mechanism due to change in the debenture rating: Maalot granted these debentures a rating of A. In the event of a change in the rating of the debentures, such that it will be one notch lower than Class A (or an equivalent rating), the annual interest ("the Base Interest") will be raised by a rate of 0.25%. If there is a further downgrade, the rate of the annual interest will increase by an additional 0.25% for each additional rating. In any case, the additional annual interest for the downgrade will not exceed 1% beyond the annual interest set when issuing the debentures. If the debentures are rated lower than -BBB (or an equivalent rating) and the rating is not upgraded within 60 days beyond the above level, this will be grounds to call for immediate repayment.

•	Right to early repayment: As from September 2016, Shufersal may, at its own initiative, call for early repayment of the debentures, in whole or in part.

IDB Development Corporation Ltd.

Note 35 – Events Subsequent to the Date of the Statement of Financial Position (cont.)
D. Shufersal (cont.)
2. (cont.)
•
Shufersal undertook to comply with the following financial covenants (Shufersal will be considered as being in breach of its undertakings below only if it fails to comply with the relevant financial covenant for two consecutive quarters):

a.
The ratio between Shufersal's net debt to total balance sheet at the end of each quarter, based on the information in its audited or reviewed consolidated financial statements, as the case may be, for the relevant quarter, will not exceed 60%. In this matter, "net debt" - the cumulative amount of the following items in the statement of financial position: Current maturities for long-term loans, current maturities for debentures, long-term liabilities to banks and other long-term liabilities for debentures; less - cash and cash equivalents, short-term deposits, and marketable securities.

b.
The total capital of Shufersal (including non-controlling interests) at the end of each quarter, based on the information in the audited or reviewed consolidated financial statements, as the case may be, for the relevant calendar quarter, will not be less than NIS 550 million.

As at September 30, 2015, Shufersal was in compliance with the covenants that were established for it.
•
Commitment not to create a floating charge: Shufersal has undertaken not to create a floating charge on all its assets in favor of any third party, without receiving approval in advance from the general meeting of debenture holders (Series F), by a special resolution.

•
Cross default: Grounds were established to call for immediate repayment of the debentures if another debt provided to Shufersal is called for immediate payment (which is not a debt to the holders of debentures of any series of Shufersal) by a bank or financial institution (including from an institution) (other than a non-recourse debt to Shufersal), provided that the total amount called for immediate payment exceeds NIS 300 million; or another series of debentures issued by Shufersal, and which are in circulation, was called for immediate repayment (not at the initiative of Shufersal).

•
Restrictions on the distribution of a dividend: Shufersal has undertaken not to distribute dividends to its shareholders and/or to buy back its shares and/or any other distribution, as defined in the Companies Law to the extent that:

▪	The result of the distribution is that the total capital of Shufersal (including non-controlling interests), based on the consolidated financial statements, is less than NIS 750 million;
▪
Following the distribution, the ratio between the net debt of Shufersal (as defined above), based on Shufersal's most recent audited or reviewed consolidated financial statements (as the case may be) preceding the distribution date, and its annual EBITDA, 36taking into account the distribution, exceeds 7.

▪
On the date that the board of directors of Shufersal decides on a distribution, in accordance with the provisions of the law, Shufersal is in breach of any of its undertakings to comply with the financial covenants in the deed of trust or there are grounds to call for immediate repayment as established in the deed of trust.

3.
In February 2016, the Board of Directors of Shufersal resolved to pay a dividend in a sum of NIS 100 million, which will be paid on April 4, 2016. Discount Investments’ share of the aforesaid dividend is NIS 53 million.

36
In this regard, "annual EBITDA" means the cumulative amount in a period of twelve months of Shufersal's operating income (before other income and expenses), plus depreciation and amortization, based on the information in Shufersal's reviewed or audited consolidated financial statements (as the case may be), for the last four quarters preceding the distribution date.

IDB Development Corporation Ltd.

Note 35 – Events Subsequent to the Date of the Statement of Financial Position (cont.)

E.	Adama
1. In February 2015, Adama carried out a private issue of 533,330 units of Adama securities, as detailed below:
Item	Additional details	Quantity for each unit	Total quantity issued
Series B bonds	(1)	NIS 1,000 par value	NIS 533 million par value
Option notes	(2)	5 option certificates	2.67 million options

The total net proceeds from the issue amounted to NIS 690 million.
(1)
Series B bonds were issued by way of expanding the series and are linked to the index with an annual interest rate of 5.15%, and the repayment of principal will be made in 17 equal installments between the years 2020 and 2036.

(2)
Options were not listed for trade on the Stock Exchange and were exercisable by May 10, 2015 (inclusive). Each option may be realized into NIS 100 par value of Adama’s existing Series B bonds against a payment in cash (which is not linked to any linkage basis whatsoever) totaling NIS 127. By May 10, 2015 all of the options were exercised for the total consideration of NIS 339 million as part of the exercise, Adama issued NIS 267 million par value of additional Series B bonds.

2. The hybrid financial instrument in respect of the non-recourse loan received by Koor was estimated in the statement of financial position as at September 30, 2015 at $ 763 million, based on the opinion of an independent appraiser.

The following are components of the hybrid financial instrument in respect of this non-recourse loan:
	As at September 30, 2015	As at December 31, 2014
	NIS millions
Host contract in hybrid financial instrument in respect of non-recourse loan	2,997	3,170
Embedded derivative	(3)	(93)
	2,994	3,077
Less deferred expenses	(2)	(8)
Hybrid financial instrument in respect of non-recourse loan	2,992	3,069

Further to that stated in Note 16.F.1.D. above, regarding the method used to measure the components of the hybrid financial instrument, the book value of the host contract was determined based on the future value of Adama shares, discounted by the effective interest rate which was determined on the date of the initial separation (the completion of the Adama - ChemChina transaction). The future value of Adama shares was calculated by discounting the value of the underlying asset until the transfer date of the shares (and alternatively, the repayment date of the loan), based on the return on equity rate as at the date of the calculation. The underlying asset (value of Adama shares) was estimated as follows:
•
As at September 30, 2015 - according to the discounting of the forecasted operating cash flows of Adama as at the above date, discounted by Adama’s weighted cost of capital, less the net financial liabilities of Adama, and less the non-marketability component of the shares and the control premium with respect to them: $ 13.8 per Adama share. Based on the findings of the binomial model, it was estimated that the share transfer date (and alternatively, the repayment date of the loan) is approximately 0.45 years after the valuation date. The valuation of the underlying asset as at the above date did not take into account a possible transaction that is being evaluated in connection with Adama shares, as specified in Note 3.H.4.A. above, due to the fact that the negotiation process and the approval of the aforementioned evaluated transaction is expected to continue for several months, and there is uncertainty regarding whether they will mature into binding agreements, and regarding the exact structure and terms of such agreements.

IDB Development Corporation Ltd.

Note 35 – Events Subsequent to the Date of the Statement of Financial Position (cont.)

E.	Adama (cont.)
As at December 31, 2014 - according to the value of Adama shares as reflected in the lower range which was published as part of the document for the listing of Adama shares for trading in the United States, in which Adama intended to issue shares ($ 16 per share) and less the non-marketability component of the shares - $ 14.7 per Adama share. Based on the findings of the binomial model, it was estimated that the share transfer date (and alternatively, the repayment date of the loan) is approximately one year after the valuation date. In accordance with the value of the underlying asset estimated as at September 30, 2015, as stated above, Discount Investment performed an impairment test in connection with its investment in Adama in the financial statements as at that date. As a result of all of the above, the Company recorded its share in profit (loss), as specified below:
For the nine months ended
September 30, 2015
NIS millions
Impairment of the investment in Adama	(96)
Update to the value (in USD terms) of the host contract in the hybrid financial instrument	144
48
Update to the value (in USD terms) of the embedded derivative	(66)
Foreign currency differences in the hybrid financial instrument	(16)
(34)

The main estimates which were used by the appraiser during the relevant periods to determine the fair value of the embedded derivative and the book value of the host contract in the hybrid instrument with respect to the non-recourse loan were as follows:

	As at September 30, 2015	As at December 31, 2014
Standard deviation	31.7%	33.05%
Deduction for non-marketability
For the purpose of estimating the deduction rate with respect to the non-marketability until the date of listing for trading or the liquidation of the underlying asset, the average put option model was used. Accordingly, a fixed deduction rate was estimated at 9.9%.

For the purpose of estimating the deduction rate with respect to the non-marketability until the date of listing for trading or the liquidation of the underlying asset, the average put option model was used. Accordingly, a fixed deduction rate was estimated at 8.2%.

Control premium	3.3%-6.6%, and on average, 4.95% of the value of the underlying asset**	N/A *
Return on equity rate	13.21%	12.54%
*
The estimate as at December 31, 2014 was based on the value per share as reflected in the lower range which was published as part of the aforementioned registration document, and since the aforementioned value does not embody control value, an amortization of the control premium was not required on that date.

**
The control premium embodied in the value of the benefit as at the date of completion of the Adama-ChemChina transaction was estimated at $ 169 million. In May 2011, the Court issued its decision regarding the legal proceedings against Koor and Adama, in connection with the aforementioned transaction, according to which the value of the surplus benefit should be distributed among all shareholders of Adama, and additionally, force of final ruling was given for the settlement agreement in the aforementioned legal proceedings, in which Koor paid $ 45 million to the other shareholders of Adama.

The host contract in the hybrid financial instrument with respect to the aforementioned loan embodies an effective rate of return of approximately 12%.

IDB Development Corporation Ltd.

Note 35 – Events Subsequent to the Date of the Statement of Financial Position (cont.)

E.	Adama (cont.)
3.
Further to that stated in Note 3.H.4.A above, in August 2015, Discount Investment reported that it is evaluating a possible transaction, in which Koor and China National Agrochemical Corporation (“ChemChina”) will transfer all of their holdings (40% and 60%, respectively) in Adama to Hubei Sanonda Co. Ltd., a public Chinese company whose shares are traded on the stock exchange in Shenzhen, China (“Sanonda”), in consideration of Class A Sanonda stock, and in a manner whereby, after the transaction, Adama will be a company wholly owned by Sanonda, and Koor will be a shareholder in Sanonda. Adama will continue being a debenture company, as this term is defined in the Companies Law. As the Company was informed, as of the approval date of these financial statements, Sanonda is a company indirectly controlled by ChemChina, which holds A type shares constituting approximately 20.1% of the issued capital of Sanonda. Additionally, Adama holds B type shares constituting approximately 10.6% of the issued capital of Sanonda.

As the Company was informed, in accordance with Chinese law, Sanonda shares which will be held by Koor may be locked-up for a period of up to 3 years after the completion of the transaction (the “lock-up period”). In connection with the aforementioned evaluated transaction, the evaluation also includes the following possibilities: (a) that Koor will pledge its shares in Sanonda to secure its liabilities in accordance with the non-recourse loan agreement dated June 2011 between Koor, Exim bank and ChemChina, as stated in Note 16.F.1.D above (the “non-recourse loan”), in place of the currently existing security on Koor’s shares in Adama; and (2) before and proximate to the completion of the transaction, Adama will distribute dividends to its shareholders, in a significant amount which has not yet been determined, but is estimated, at this stage, at a total of $ 250 million, where the part of the dividend which will be received by Koor will be used by it to pay part of Koor’s interest with respect to the non-recourse loan.
In December 2015, Adama distributed a cash dividend in the amount of $ 100 million (out of the total dividend amount). Discount Investment's share in the aforementioned dividend amounted to $ 40 million. Koor paid in cash at the same time the first interest payment under agreement recourse loan from the dividends distributed by Adama as above.
In addition, the parties are evaluating the possibility of extending the original repayment date of the Non-Recourse Loan (principal amount, including PIK interest, which is the interest which was accrued by October 2015, and which is added to the loan principal, in accordance with the provisions of the Non-Recourse Loan agreement), under conditions which will be agreed upon between the parties. If the original repayment date is extended, Koor expects to pay the interest payments in cash during the term of the Non-Recourse Loan (to the extent that this is extended). Koor will only agree to engage in the transaction if the Non-Recourse Loan is extended for a certain period, as to be agreed between the parties, beyond the Lock-Up Period, to allow the sale of Koor’s shares in Sanonda.
Each party is expected to receive a final valuation for Adama, and at this stage, the valuations are prepared by appraisers that are appointed separately by each party, and they are in the initial stages. Based on initial indications (which are not final and may be updated), the value of Adama for the purposes of the transaction is expected to amount to $ 2.4 billion.
The Company was informed that in accordance with Chinese Law, which establishes that the price of the shares that will be issued in this type of transaction will be based on a formula that weighs average trade prices in specific periods established in local law, and the transaction will be carried on the basis of the value of Sanonda shares which is expected to be based on 90% of the average price of Class A Sanonda shares in the twenty trading days preceding the expected announcement of Sanonda's board of directors about the transaction, and based on the current suspension of trading in Sanonda shares as extended ("the Current Trading Suspension"), the price is RMB37 10.22 per share ("the Initial Base Price ("the Initial Base Price of Sanonda"). Sanonda's board of directors may downgrade the Initial Base Price of Sanonda once, if certain events occur that reflect a significant decline in the price of Sanonda shares after it resumes trading.
The Company was informed that as part of the transaction, Sanonda intends to raise financing in an amount of RMB 900 million, either through a private placement or any other financial source.

37	As at June 30, 2015 and December 31, 2014, the exchange rate was NIS 0.6075 and NIS 0.6285 per RMB 1, respectively.

IDB Development Corporation Ltd.

Note 35 – Events Subsequent to the Date of the Statement of Financial Position (cont.)

E.	Adama (cont.)
3.	(cont.)
Based on the above initial indications, the initial base price of Sanonda, the current holdings of ChemChina and of Koor in Adama, and the current holdings of ChemChina and Adama in Sanonda, the dividend distribution of Adama that is being reviewed, and the additional private offering of Sanonda, ChemChina estimates that subsequent to completion of the transaction, ChemChina and Koor will hold 47% and 27% of the issued share capital of Sanonda, respectively. The share prices, value, and holding rates described above are subject to negotiation between the parties and the parties have not yet agreed on them.
Koor is examining the reviewed transaction, including due diligence for Sanonda and independent valuations for Sanonda and Adama. In accordance with initial indications prepared by the appraiser appointed by Koor, there are considerable differences that may indicate that the value of Sanonda is significantly lower than its value based on the regulatory formula in accordance with Chinese law, as described above.
Concurrently, Koor and ChemChina are continuing their negotiations for the structure and terms of the reviewed transaction, including, inter alia, the effect of the reviewed transaction on the asset acquisition agreement between Adama and ChemChina of October 2014 for acquisition of the shares of four companies held by ChemChina (including Sanonda), which was not completed. (For details about the said agreement see Note 3.h.4.a above). In addition, the parties are considering that subsequent to completion of the transaction, Class B Sanonda shares, which as at the approval date of these financial statements are held by Adama, will be acquired and cancelled by Sanonda. Consequently, in February 2016, the organs of Adama approved the sale agreement of B shares to Sanonda which are held by Adama as aforesaid for consideration of $ 62 million subject to the completion of the transaction being reviewed.
As at the reporting date, there are substantial differences between the parties in respect of significant components of the transaction, such as: (a) Whether Koor will be subject to compensation mechanisms, which are intended to compensate Sanonda for the differences between the actual profits of Adama and its projections (during a certain period subsequent to completion of the transaction) and the impairment of Adama in the financial statements (between the date of the valuation for the purposes of the transaction and completion of the transaction), and which may in shares issued by Sanonda as part of the transaction as well as in cash; and (b) how and in what scope will Koor's existing rights under the shareholders agreement between Koor and ChemChina apply.
The Company was informed that Sanonda's board of directors is expected to discuss and approve the transaction, based on the above initial indications, prior to the resumption of trading in Sanonda shares (the approval of Sanonda's board of directors, if received, will be the first of two, where the final valuation of Adama is required for the second approval). In addition, the Company was informed that Sanonda approved two extensions of the suspension for trading in its shares which at the reporting date, was scheduled until May 4, 2016,
According to Adama’s assessment, the transaction is expected to allow it to realize significant synergies with Sanonda, including, as estimated by Adama, that following the performance of the transaction, Adama will become a distributor of Sanonda products around the world, and Adama will be able to make use of Sanonda’s sales unit in China, in a manner which will allow Adama to increase its sales in China. The aforementioned estimates of Adama are very preliminary, and the issues associated with leveraging the synergistic advantages embodied in the potential transaction have not yet been discussed or evaluated in depth with Sanonda’s current management. The implementation of the aforementioned synergies will require the receipt of approvals from the competent organs of Adama and of Sanonda, and the engagement in appropriate agreements between Adama and Sanonda, and the realization of such synergies is expected to occur over time, and not immediately.
Further to preliminary discussions which were held on the matter, Adama estimates that its global organizational structure is not expected to change following the transaction, and that after the completion of the transaction, Adama management, including the CEO of Adama, are expected to lead the management of Sanonda as well. It is hereby clarified that, at this stage, the above constitutes an estimate only, and there is no certainty that all or some of the members of Adama management will be appointed to serve on the management of Sanonda, since such appointments require the approval of Sanonda’s Board of Directors.

IDB Development Corporation Ltd.

Note 35 – Events Subsequent to the Date of the Statement of Financial Position (cont.)

E.	Adama (cont.)
3.	(cont.)
The process of negotiation and approval of the reviewed transaction is expected to continue for several months, during which time the parties will evaluate the relevant aspects of the transaction, and will also complete their due diligence and the valuation, tax and accounting implications of the transaction, the future corporate structure, and the future shareholders’ agreement.
It is highly uncertain whether the negotiations will produce binding agreements, and the exact structure and terms of the agreements and the timetables in the transaction are uncertain. Insofar as understandings will be reached and agreements will be signed, completion of the transaction will be subject to significant approvals, including obtaining the required regulatory approvals in China, as well as any other condition which will be required from Koor and/or ChemChina, or by either of them.
4.
In December 2015, (following the approval of the Audit Committee), the Board of Directors of Adama and a general meeting of its shareholders, gave approval for a commitment by an (indirect) subsidiary of Adama in China (hereinafter in this section: the "Subsidiary") in a commercial collaboration agreement with five agrochemical companies under the control of ChemChina, the controlling shareholder in Adama (hereinafter in this section: the "CNAC Companies") according to which the subsidiary will gradually become the exclusive distributor of formalized agrochemical products of the CNAC companies in China.

F. Other
1.
In February 2015, Elron invested in Pocared Diagnostics Ltd. (Pocared), an Israeli company that is developing an advanced technological system to automatically and swiftly diagnose infectious diseases using an optical technology, and that was being held by Elron at the rate of 50.3% of its issued share capital and which was accounted for by the equity method, invested a sum of $4.5 million (out of a total investment of $5 million that Elron and other of its shareholders invested in Pocared.

As a result of this investment, Elron’s holding in Pocared rose to about 53.3% of its issued share capital and to about 50.1% of its share capital on a full dilution basis, and for the first time Elron has the right to appoint most of Pocared’s board of directors and as from February 2015, Elron will begin to consolidate Pocared’s financial statements into its own. Owing to this change in the accounting records, Elron recorded, during the first quarter of 2015, a profit of $10.1 million in respect of the new measurement of fair value of Pocared’s shares that Elron was holding prior to the above consolidation (a fair value totaling $10.8 million less the value in Elron’s books of the previous holding totaling $0.7 million). The Company's share in Elron's profit as stated amounts to NIS 15 million. In July 2015, part of Pocared's shareholders gave to it a loan in the amount of $3 million, out of which a sum of $2.7 million was given by Elron. In September 2015, subsequent to the statement of financial position date, an investment agreement was signed in Pocared in a total amount of $ 10 million by Elron and other shareholders in return for the issuance of shares and share options (Elron's share in the investment is $ 9 million). In September 2015 and January 2016 Elron transferred $ 4.5 million each, respectively.

2.
For details concerning the approval of the Discount Investments Board, at the request of the trustees for the holders of its bonds involving B, D, F, G, H & I series, for giving its undertaking in connection with certain activities, see Note 16.F.1.f above.

3.
See Note 6.F.1.b above for details regarding approach made by Discount Investments to two banking corporations, which extended loans in connection with the covenant regarding the change of control in the loan agreements with them.

4.
In January 2016, the Knesset approved legislation which reduced the corporate tax rate to 25%, beginning on January 1, 2016. The impact of the change is expected to be reflected in the Company’s financial statements for the first quarter of 2016, through the recording of income from taxes on income and the Group's share in the profit of investees accounted by the equity method, net, on a one-time basis, in the amount of NIS 75 million (of which, a total of NIS 30 million is attributable to the owners of the Company), as a result of the update to the deferred tax balances.

.
Regarding claims submitted against held corporations subsequent to the date of the statement on financial position and changes that occurred after that date in pending and standing claims as of the date of the statement of financial position, see note 23 above.

IDB Development Corporation Ltd.

Annex A – List of the Main Companies as of December 31, 2014

List of the main companies directly held by the Company

		Holding percentage
Company name	Holding company	%
Discount Investment Corporation Ltd.	IDB Development Corporation Ltd.	73.92	Consolidated subsidiary
Clal Insurance Enterprise Holdings Ltd.	IDB Development Corporation Ltd.	54.97	Investment presented at fair value through the Statement of Income
IDB Tourism (2009) Ltd.	IDB Development Corporation Ltd.	100.00	Consolidated subsidiary
IDB Group Investment Inc. (1)	Maniv Issues Ltd.	50.00	Consolidated subsidiary
Modiin Energy Limited Partnership	IDB Development Corporation Ltd.	9.12	Included partnership

List of the main companies held by Discount Investment Corporation Ltd.

Company name	Holding company	Holding percentage
		%
Koor Industries Ltd. (2)	Discount Investment Corporation Ltd.	100.00	Consolidated subsidiary

Elron Electronic Industries Ltd.	Discount Investment Corporation Ltd.	50.32	Consolidated subsidiary
Bartan Holdings and Investments Ltd. (3)	Discount Investment Corporation Ltd.	55.68	Consolidated subsidiary
Epsilon Investment House Ltd.	Discount Investment Corporation Ltd.	68.75	Consolidated subsidiary
Property & Building Corporation Ltd.(5)	Discount Investment Corporation Ltd.	76.46	Consolidated subsidiary
Gav Yam Land Ltd.	Property & Building Corporation Ltd.	69.07	Consolidated subsidiary
Israel Property Rental Corporation Ltd.(ISPRO) (1)	Property & Building Corporation Ltd.	100.00	Consolidated subsidiary
MATAM - Haifa Science Industries Center	Property & Building Corporation Ltd.	50.10	Consolidated subsidiary
Neveh-Gad Building & Development Ltd.	Property & Building Corporation Ltd.	100.00	Consolidated subsidiary
Hadarim Properties Ltd.	Property & Building Corporation Ltd.	100.00	Consolidated subsidiary
PBC USA Investment Inc.	Property & Building Corporation Ltd.	100.00	Consolidated subsidiary
Cellcom Israel Ltd. (5)	Discount Investment Corporation Ltd.	(4)41.78	Consolidated subsidiary
Netvision Ltd.	Cellcom Israel Ltd.	100.00	Consolidated subsidiary
Shufersal Ltd. (5)	Discount Investment Corporation Ltd.	49.57	Consolidated subsidiary
Shufersal Real Estate Ltd.	Shufersal Ltd.	100.00	Consolidated subsidiary
Adama Agricultural Solutions Ltd. (5)	Koor industries Ltd.	40.00	Included

(1)	The other 50% is held indirectly by Property & Building Corporation Ltd.
(2)	See note 3.H.4.b.
(3)	Includes a holding through another company in the Discount Investments Ltd. group.
(4)	45.17% of voting rights.
(5)	Includes a holding through companies that are fully owned by the holding company.

IDB Development Corporation Ltd.

Annex A – List of the Main Companies as of December 31, 2014 (cont.)

List of the main companies held by IDB Tourism (2009) Ltd.

Company name	Holding company	Holding percentage
		%

Clal Travel & Tourism Holdings Ltd.	IDB Tourism (2009) Ltd.	100.00	Consolidated subsidiary
Diesenhaus Ltd.	Clal Travel & Tourism Holdings Ltd.	100.00	Consolidated subsidiary
Diesenhaus Unitours Incoming Tourism (1998) Ltd.	Diesenhaus Ltd.	100.00	Consolidated subsidiary
Diesenhaus Travel & Tourism (1979) Ltd. (6)	Diesenhaus Ltd.	100.00	Consolidated subsidiary
Diesenhaus Ramat Hasharon (1982) Ltd.(6)	Diesenhaus Travel & Tourism (1979) Ltd.	50.00	Affiliated company
Anadim Tourism & Aviation Ltd.	IDB Tourism (2009) Ltd.	100.00	Consolidated subsidiary
Open Ski Ltd.	Anadim Tourism & Aviation Ltd.	53.50	Consolidated subsidiary
Israir Airlines & Tourism Ltd.	Anadim Tourism & Aviation Ltd.	100.00	Consolidated subsidiary

(6)	The activity of Diesenhaus Travel & Tourism (1979) Ltd. and the shares of Diesenhaus Ramat Hasharon (1982) Ltd. were sold in July 2015, see Note 3.H.6.b.

IDB Development Corporation Ltd.

Annex B –Share Based Payments

The main option programs for employees in the Company’s subsidiaries as of December 31, 2014:

In Cellcom
The subsidiary company’s equity as of December 31, 2013
Number of shares	100,584,490
Total equity attributed to the shareholders of the subsidiary (in NIS millions)	1,070
General details of the plan
The year in which the plan was approved	2006
The number of options remaining as of December 31, 2014, which have not yet been granted	(a) 769,517
The maximum contractual lifetime of the options at the time of their grant	3.5-6 years
Vesting
The number of vesting years from the time of the grant	2-4
The vesting time of the first tranche – end of year from the date of the grant	1
The vesting time of the last tranche – end of year from the date of the grant	2-4
The percentage of the options vesting at the end of each year	25%-50%
The exercise price (for the options in existence as of December 31, 2014)
The base exercise price per share at the time of the grant of the options	(a) $5.91-$31.74
Adjustment of the exercise price for the distribution of dividends	Yes
Adjustment of the exercise price for a change in the index	No
The share price of the subsidiary company on the Stock Exchange (for the options in existence as of December 31, 2014)
At the time of the grant (the time of the approval by the Board of Directors)	$6.14-$33.69
At the time of the allocation of the options	$6.14-$33.69
Movements in the number of option warrants in circulation in 2014
Balance as of January 1, 2014	2,965,964
Exercised in the course of the year	(1,986,093)
Expired or forfeited in the course of the year	(341,006)
Balance as of December 31, 2014	638,865
Additional data as of December 31, 2014
Exercise price of the options in circulation	$5.67-$28.95
Weighted average exercise price of the options in circulation	$15.86
Number of exercisable options	445,365
Weighted average exercise price of the exercisable options	$17.00
Weighted average lifetime of the options in circulation	2.1 years
Benefits inherent in the options that have been granted (including in respect of plans that have ended)
Expenses recorded in the year 2014 (in NIS millions)	3
Expenses recorded in the year 2013 (in NIS millions)	9

(a)
The exercise price serves solely and exclusively for the purpose of determining the benefit component of the options, in accordance with which the quantity of shares that will actually be issued in return for exercising the options will be calculated. Only the nominal value of the shares that will be issued in return for exercising the options will be paid when the options are exercised.

IDB Development Corporation Ltd.